Exhibit 10.2

CBRE REALTY FINANCE CDO 2007-1, LTD.,

as Issuer

CBRE REALTY FINANCE CDO 2007-1, LLC,

as Co-Issuer

CBRE REALTY FINANCE, INC.,

as Advancing Agent

AND

LASALLE BANK NATIONAL ASSOCIATION,

as Trustee, Paying Agent, Calculation Agent, Transfer Agent,

Custodial Securities Intermediary, Backup Advancing Agent and Notes Registrar

INDENTURE

Dated as of April 2, 2007

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APPENDICES

Appendix I	Rating Agency Test Matrices

SCHEDULES

Schedule A	Moody’s Recovery Rate Assumptions
Schedule B	S&P Recovery Matrix
Schedule C	S&P Non-Eligible Notching Asset Types
Schedule D	S&P Eligible Notching Asset Types
Schedule E	Schedule of Closing Date Collateral Interests
Schedule F	LIBOR
Schedule G	List of Authorized Officers of Collateral Manager and Servicer
Schedule H	Form of Representations and Warranties Re: Collateral Interests

EXHIBITS

Exhibit A-1	Form of Rule 144A Global Note
Exhibit A-2	Form of Regulation S Global Note
Exhibit A-3	Form of Definitive Class AR Note
Exhibit A-4	Form of Definitive Junior Notes
Exhibit B-1	Form of Transfer Certificate for (1) Transfer at the Closing to a Rule 144A Global Note or (2) Subsequent Transfer from a Regulation S Global Note to a Rule 144A Global Note
Exhibit B-2	Form of Transfer Certificate for (1) Transfer at the Closing to a Regulation S Global Note or (2) Subsequent Transfer from a Rule 144A Global Note to a Regulation S Global Note
Exhibit B-3	Form of Transferee Certificate for Transfer of a Definitive Class AR Note (1) at the Closing and (2) After the Closing
Exhibit B-4	Form of Transferee Certificate for Transfer of a Definitive Junior Note (1) at the Closing and (2) After the Closing
Exhibit C	[Reserved]
Exhibit D	Form of Trust Receipt
Exhibit E	Form of Request for Release of Documents and Receipt
Exhibit F	Form of Information Request from Beneficial Owners of Notes
Exhibit G	Form of Beneficial Ownership Certificate

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INDENTURE, dated as of April 2, 2007 by and among CBRE REALTY FINANCE CDO 2007-1, LTD., a Cayman Islands exempted company incorporated with limited liability (the “Issuer”), CBRE REALTY FINANCE CDO 2007-1, LLC, a limited liability company formed under the laws of Delaware (the “Co-Issuer”), LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”), paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar, and CBRE REALTY FINANCE INC., a Maryland corporation, as advancing agent (herein, together with its permitted successors and assigns in the trusts hereunder, the “Advancing Agent”).

PRELIMINARY STATEMENT

Each of the Issuer and the Co-Issuer is duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided in this Indenture. All covenants and agreements made by the Issuer and Co-Issuer herein are for the benefit and security of the Secured Parties. The Issuer, the Co-Issuer, LaSalle Bank National Association, in its capacities other than as Trustee, and the Advancing Agent are entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuer and Co-Issuer in accordance with this Indenture’s terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Trustee, for the benefit and security of the Secured Parties, all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising (other than Excepted Assets), (a) the Collateral Interests (including the rights of the Issuer under each Synthetic Asset included in the Collateral Interests) listed in the Schedule of Closing Date Collateral Interests which the Issuer purchases or enters into on the Closing Date and causes to be delivered to the Trustee (directly or through an agent or bailee) herewith, all payments thereon or with respect thereto and all Collateral Interests which are delivered to the Trustee (directly or through an agent or bailee) after the Closing Date pursuant to the terms hereof (including the Collateral Interests listed, as of the Effective Date, on the Schedule of Closing Date Collateral Interests delivered by the Issuer pursuant to Section 7.17) and all payments thereon or with respect thereto, (b) each Hedge Agreement and each Investment Agreement, (c) the Payment Account, the Interest Collection Account, the Principal Collection Account, the Expense Account, the Unused Proceeds Account, the Interest Reserve Account, the Delayed Funding Obligations Account, the Custodial Account, each Hedge Collateral Account, each Hedge Termination Account, each Synthetic Asset Counterparty Collateral Account, each Servicer Account, all Eligible Investments purchased with funds on deposit therein and all related security entitlements and all income from the investment of funds in any of the foregoing, (d) the Synthetic Asset Collateral Account (subject to the rights of the Synthetic Asset Counterparties therein), (e) each Collateral Interests Purchase Agreement (including any Collateral Interests Purchase Agreement entered into after the Closing Date), the Collateral Management Agreement and the Servicing Agreement and any other primary or special servicing agreement, (f) all Cash or Money delivered to the Trustee (or its bailee) in respect of the Notes or the Collateral, (g) all other investment property, accounts, instruments and general intangibles in which the Issuer has an interest, other than the Excepted Assets, and (h) all proceeds with respect to the foregoing clauses (a)-(g). The collateral described in the foregoing clauses (a)-(h) is referred to as the “Collateral.” For the avoidance of doubt, the Collateral does not include (x) certain interest or other income related to the investment of escrows and reserves related to CDO Serviced Loans and origination fees, exit fees, assumption fees and other servicing fees to be retained by the Seller or the CDO Servicer to the extent set forth in the related Collateral Interests Purchase Agreement or the Servicing Agreement, (y) the Liquidity Suspense Account and any amounts on deposit in the Liquidity Suspense Account and (z) the Excepted Assets. Such Grants are made, however, in trust, to secure the Notes, each Hedge Agreement and each Synthetic Asset, subject to the Priority of Payments, equally and ratably without prejudice, priority or distinction between any Note and any other Note by reason of difference in time of issuance or otherwise, except as expressly provided in this Indenture, and to secure (i) the payment of all amounts due on and in respect of the Notes, each Hedge Agreement and each Synthetic Asset in accordance with their terms, (ii) the payment of all other sums payable under this Indenture and the Hedge Agreements and (iii) compliance with the provisions of this Indenture, all as provided in this Indenture. The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture (but not for the purpose of determining compliance with any of the Coverage Tests or compliance by the Issuer with any of the other provisions hereof), be deemed to include any securities and any investments granted by or on behalf of the Issuer to the Trustee for the benefit of the Noteholders, each Hedge Counterparty and each Synthetic Asset Counterparty whether or not such securities or such investments satisfy the criteria set forth in the definitions of “Collateral Interest” or “Eligible Investment,” as the case may be.

Except to the extent otherwise provided in this Indenture, this Indenture shall constitute a security agreement under the laws of the State of New York applicable to agreements made and to be performed therein, for the benefit of the Noteholders, each Hedge Counterparty and each Synthetic Asset Counterparty. Upon the occurrence and during the continuation of any Event of Default hereunder, and in addition to any other rights available under this Indenture or any other Collateral held for the benefit and security of the Noteholders, each Hedge Counterparty and each Synthetic Asset Counterparty or otherwise available at law or in equity but subject to the terms hereof, the Trustee shall have all rights and remedies of a secured party on default under the laws of the State of New York and other applicable law to enforce the assignments and security interests contained herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law and the terms of this Indenture, to sell or apply any rights and other interests assigned or pledged hereby in accordance with the terms hereof at public and private sale.

The Trustee acknowledges such Grants, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with, and subject to, the terms hereof, in order that the interests of the Secured Parties may be adequately and effectively protected in accordance with this Indenture.

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. The word “including” and its variations shall mean “including without limitation.” Whenever any reference is made to an amount the determination of which is governed by Section 1.2, the provisions of Section 1.2 shall be applicable to such determination or calculation, whether or not reference is specifically made to Section 1.2, unless some other method of calculation or determination is expressly specified in the particular provision. All references in this Indenture to designated “Articles,” “Sections,” “Subsections” and other subdivisions are to the designated Articles, Sections, Subsections and other subdivisions of this Indenture as originally executed. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, Subsection or other subdivision.

“10% Limit”: The meaning specified in Section 12.1(b) hereof.

“A Note”: A promissory note secured by a mortgaged property that is not subordinate in right of payment to any separate promissory note secured by the same mortgaged property.

“Above Cap Security”: Any Collateral Interest, which initially bore interest based upon a floating rate index subject to a cap (which, if exceeded, would cause such Collateral Interest to bear interest at a fixed rate) and which currently bears interest at a fixed rate as a result of such cap being exceeded, but only for so long as such cap is exceeded.

“Accepted Loan Servicer”: Any Approved Servicer or any other entity that, among other things, is engaged in the business of servicing Whole Loans, Mezzanine Loans, B Notes and/or Participations that are comparable to the Loans owned or to be owned by the Issuer.

“Account”: Any of the Interest Collection Account, the Principal Collection Account, the Unused Proceeds Account, the Interest Reserve Account, the Delayed Funding Obligations Account, the Payment Account, the Expense Account, the Custodial Account, each Hedge Termination Account, the Liquidity Suspense Account, the Income Notes Distribution Account, each Hedge Collateral Account, each Synthetic Asset Counterparty Collateral Account and each Synthetic Asset Collateral Account and any subaccount thereof that the Trustee deems necessary or appropriate.

“Accountants’ Report”: A report of a firm of Independent certified public accountants of recognized national reputation appointed by the Issuer pursuant to Section 10.16(a), which may be the firm of independent accountants that reviews or performs procedures with respect to the financial reports prepared by the Issuer or the Collateral Manager.

“Accounts Receivable”: The meaning specified in Section 3.3(a)(vi) hereof.

“Act” or “Act of Securityholders”: The meaning specified in Section 14.2 hereof.

“Additional Funding Threshold”: The meaning specified in Section 7.20(a) hereof.

“Advancing Agent”: CBRE Realty Finance, Inc., a Maryland corporation, unless a successor Person shall have become the Advancing Agent pursuant to the applicable provisions of this Indenture, and thereafter “Advancing Agent” shall mean such successor Person.

“Advancing Agent Fee”: The fee payable quarterly in arrears on each Payment Date to the Advancing Agent in accordance with the Priority of Payments, equal to 0.02875% per annum on the Aggregate Outstanding Amount of the Class A Notes (assuming for purposes of the calculation that the Class AR Commitments are fully drawn) and the Class B Notes on such Payment Date prior to giving effect to distributions with respect to such Payment Date.

“Advisers Act”: The Investment Advisers Act of 1940, as amended.

“Affiliate” or “Affiliated”: With respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, Officer or employee (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided that (x) neither the Company Administrator nor any other company, corporation or person to which the Company Administrator provides directors and/or acts as share trustee shall be an Affiliate of the Issuer or Co-Issuer and (y) neither the Collateral Manager nor any of their respective subsidiaries shall be deemed to be Affiliates of the Issuer.

“Agent Members”: Members of, or participants in, the Depository, Clearstream, Luxembourg or Euroclear.

“Aggregate Amortized Cost”: With respect to any Interest Only Security or Principal Only Security, as of any date of determination (a) on the date of acquisition thereof by the Issuer, the cost of purchase thereof and (b) on any date thereafter, the present value of all remaining payments on such security discounted to such date of determination as of each subsequent due date for such security at a discount rate per annum equal to the internal rate of return on such security as calculated in good faith by the Collateral Manager at the time of purchase thereof by the Issuer.

“Aggregate Class A-1R Undrawn Amount”: At any time, the excess, if any, of the aggregate amount of the Class A-1R Commitments over the Aggregate Outstanding Amount of the Class A-1R Notes.

“Aggregate Class A-2R Undrawn Amount”: At any time, the excess, if any, of the aggregate amount of the Class A-2R Commitments over the Aggregate Outstanding Amount of the Class A-2R Notes.

“Aggregate Class AR Undrawn Amount”: At any time, the aggregate of the Aggregate Class A-1R Undrawn Amount and the Aggregate Class A-2R Undrawn Amount.

“Aggregate Collateral Balance”: The aggregate Principal Balance of (i) Collateral Interests, (ii) Eligible Investments purchased with Principal Proceeds and (iii) Eligible Investments purchased with monies on deposit in the Unused Proceeds Account that have not been designated as Interest Proceeds by the Collateral Manager pursuant to Section 10.4(c).

“Aggregate Non-Transitional Asset Base” means an amount, calculated as of the most recent Quarterly Measurement Date, equal to the aggregate, with respect to each Other Loan that is a Non-Transitional Asset, of 50% of the lesser of

(a) the greater of

(1) the product of

(A) the quotient of

(i) the aggregate outstanding amounts and remaining unfunded commitments of such Other Loans, its Related Future Advance Loan and any other components of the related financing divided by

(ii) the Moody’s Stressed LTV Percentage with respect to such financing and

(B) the Moody’s Stressed LTV Percentage of such financing minus 75% and

(2) zero and

(b) the aggregate remaining unfunded commitments of such Other Loans.

For purposes of this definition, the Moody’s Stressed LTV Percentage of any financing related to a Related Future Advance Loan that is a Non-Transitional Asset shall be the percentage assigned thereto by Moody’s upon request by the Collateral Manager on behalf of the Issuer. Until Moody’s responds to such request, the Moody’s Stressed LTV Percentage for any Other Loan that is a Non-Transitional Asset shall be deemed to equal 75% until Moody’s provides the Collateral Manager notice of an alternative.

“Aggregate Outstanding Amount”: With respect to any Class or Classes of Notes or Income Notes, the aggregate principal balance (excluding any Class C Capitalized Interest, Class D Capitalized Interest, Class E Capitalized Interest, Class F Capitalized Interest, Class G Capitalized Interest, Class H Capitalized Interest, Class J Capitalized Interest, Class K

Capitalized Interest or Class L Capitalized Interest, as applicable) of such Class or Classes or Income Notes Outstanding at the date of determination; provided, that with respect to any action, consent, vote or waiver by any Class or Classes of Noteholders, the Aggregate Outstanding Amount of the Class A-1R Notes and the Class A-2R Notes shall include any unfunded Class A-1R Commitments and Class A-2R Commitments, respectively. Except as provided in the foregoing sentence and as otherwise provided in this Indenture, the Aggregate Outstanding Amount of the Notes at any time shall not include any unfunded Class AR Commitments.

“Aggregate Principal Balance”: When used with respect to any Pledged Collateral Interests as of any date of determination, the sum of the Principal Balances on such date of determination of all such Pledged Collateral Interests.

“Applicable Recovery Rate”: The lower of the Moody’s Recovery Rate and the S&P Recovery Rate, as applicable.

“Approved Lender”: With respect to any Warehouse Facility, an entity with a long term, unsecured debt rating of “A-” or better from each of S&P and Fitch (if Fitch has rated such entity), and “A3” or better from Moody’s.

“Approved Servicer”: (a) A commercial mortgage loan master or primary servicer (i) on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or Primary Servicer, as applicable, and (ii) that has a master or primary servicer rating of at least “CMS3” or “CPS3”, as applicable, from Fitch, and (b) a commercial mortgage loan special servicer (i) on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, or approved as a “CRE CDO special servicer” by S&P and (ii) unless such servicer is CBRE Realty Finance Management, LLC, has a special servicer rating of at least “CSS3” from Fitch or otherwise satisfies the Rating Agency Condition with respect to Fitch.

“ARD Loan”: A Loan with an anticipated repayment date, after which (if not repaid in full by such anticipated repayment date) the loan provides for changes in payments and accrual of interest.

“Article 15 Agreement”: The meaning specified in Section 15.1(a) hereof.

“Assumed Portfolio”: The portfolio with characteristics developed in accordance with the Eligibility Criteria and Collateral Quality Tests for purposes of determining the Class A-1/A-1R Break-Even Default Rate, the Class A-2/A-2R Break-Even Default Rate, the Class B Break-Even Default Rate, the Class C Break-Even Default Rate, the Class D Break-Even Default Rate, the Class E Break-Even Default Rate, the Class F Break-Even Default Rate, the Class G Break-Even Default Rate, the Class H Break-Even Default Rate, the Class J Break-Even Default Rate, the Class K Break-Even Default Rate and the Class L Break-Even Default Rate.

“Auction”: Any auction conducted in connection with an Auction Call Redemption.

“Auction Bid Date”: The meaning specified in Section 12.4(b)(ii) hereof.

“Auction Call Period”: The meaning specified in Section 9.2(a) hereof.

“Auction Call Redemption”: The meaning specified in Section 9.2(a) hereof.

“Auction Call Redemption Date”: The meaning specified in Section 9.2(a) hereof.

“Auction Date”: The meaning specified in Section 12.4(a)(i) hereof.

“Auction Procedures”: The required procedures with respect to an Auction set forth in Section 12.4(b) hereof.

“Auction Purchase Agreement”: The meaning specified in Section 12.4(a)(iii) hereof.

“Auction Purchase Closing Date”: The meaning specified in Section 12.4(b)(v) hereof.

“Authenticating Agent”: With respect to the Notes or a Class of the Notes, the Person designated by the Trustee to authenticate such Notes on behalf of the Trustee pursuant to Section 2.13 hereof.

“Authorized Officer”: With respect to the Issuer or Co-Issuer, any Officer (or attorney-in-fact appointed by the Issuer or the Co-Issuer) who is authorized to act for the Issuer or Co-Issuer in matters relating to, and binding upon, the Issuer or Co-Issuer. With respect to the Collateral Manager, the CDO Servicer and the CDO Special Servicer, the persons listed on Schedule G hereto, as such Schedule may be amended or supplemented from time to time on written notice to the Trustee, Issuer, Co-Issuer and Collateral Manager or CDO Servicer, as the case may be. With respect to the Trustee or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Average Life”: On any Measurement Date with respect to any Collateral Interest (other than a Defaulted Interest), the quotient obtained by the Collateral Manager by dividing (i) the summing of the products of (a) the number of years (rounded to the nearest one-tenth thereof) from such Measurement Date to the respective dates of each successive expected distribution of principal of such Collateral Interest and (b) the respective amounts of such expected distributions of principal by (ii) the sum of all successive expected distributions of principal on such Collateral Interest.

“Backup Advancing Agent”: LaSalle Bank National Association, a national banking association, solely in its capacity as Backup Advancing Agent hereunder, or any successor Backup Advancing Agent; provided that any such successor Backup Advancing Agent must be a financial institution having a long-term debt rating from each of S&P, Fitch and Moody’s at least equal to “A-” or “A2,” as applicable, or a short-term debt rating of at least equal to “A-1”, “F1” or “P-1,” respectively.

“Backup Advancing Agent Fee”: The fee payable quarterly in arrears on each Payment Date to the Trustee, in its capacity as Backup Advancing Agent, in accordance with the Priority of Payments, equal to 0.00125% per annum on the Aggregate Outstanding Amount of the Class A Notes (assuming for purposes of the calculation that the Class AR Commitments are fully drawn) and the Class B Notes on such Payment Date prior to giving effect to distributions with respect to such Payment Date.

“Bailee Letter”: The meaning specified in Section 12.4(b)(v) hereof.

“Bank”: LaSalle Bank National Association, a national banking association, in its individual capacity and not as Trustee and, if any Person is appointed as a successor Trustee, such Person in its individual capacity and not as Trustee.

“Bankruptcy Code”: The federal Bankruptcy Code, Title 11 of the United States Code, as amended.

“Bearer Securities”: The meaning specified in Section 3.3(a)(iv) hereof.

“Benefit Plan”: The meaning specified in Section 2.5(g)(vii) hereof.

“Benefit Plan Investor”: Any (A) employee benefit plan that is subject to Part 4 of Title I of ERISA; (B) plan to which Section 4975 of the Code applies; or (C) entity whose underlying assets include plan assets by reason of an employee benefit plan’s or plan’s investment in such entity (including but not limited to an insurance company general account).

“B Note”: A promissory note secured by a mortgage on commercial real estate property that is subordinate in right of payment to one or more separate promissory notes secured by a direct or beneficial interest in the same property.

“Board of Directors”: With respect to the Issuer, the directors of the Issuer duly appointed by shareholder resolution or otherwise in accordance with the Issuer’s Memorandum and Articles of Association and, with respect to the Co-Issuer, the LLC Managers duly appointed by the sole member of the Co-Issuer or otherwise.

“Board Resolution”: With respect to the Issuer, a resolution of the Board of Directors of the Issuer and, with respect to the Co-Issuer, a resolution or unanimous written consent of the LLC Managers or the sole member of the Co-Issuer.

“Business Day”: Any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York, or the location of the Corporate Trust Office of the Trustee, or in the city where the CDO Servicer (but only with respect to actions required of the CDO Servicer) is located.

“Buy/Sell Interest”: A Collateral Interest for which one of the participants or noteholders has exercised its right to require the other participant or noteholder to either (i) purchase such participant’s or noteholder’s interest or (ii) sell its interest to the participant or noteholder, exercising such right, in each case for the same price and in accordance with the related participation agreement or intercreditor agreement.

“Calculation Agent”: The meaning specified in Section 7.14(a) hereof.

“Calculation Amount”: With respect to any (A) Synthetic Asset in the form of a credit default swap or a total return swap, at any time, the Applicable Recovery Rate multiplied by the outstanding notional amount of such Synthetic Asset, and (B) any other Collateral Interest, at any time, the lesser of (i) the Market Value of such Collateral Interest and (ii) the Applicable Recovery Rate multiplied by the Principal Balance of such Collateral Interest.

“Capitalized Interest” means Class C Capitalized Interest, Class D Capitalized Interest, Class E Capitalized Interest, Class F Capitalized Interest, Class G Capitalized Interest, Class H Capitalized Interest, Class J Capitalized Interest, Class K Capitalized Interest and Class L Capitalized Interest.

“Cash”: Such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“CBRE Holdings”: CBRE Realty Finance Holdings, LLC, a Delaware limited liability company, an indirect wholly-owned subsidiary of CBRE REIT Parent.

“CBRE REIT Parent”: CBRE Realty Finance, Inc., a Maryland corporation.

“CDO Serviced Loan Cut-Off Date”: With respect to the initial Payment Date, [•], 2007, and thereafter quarterly on the seventh (7th) Business Day prior to the corresponding Payment Date.

“CDO Serviced Loans”: The certain Collateral Interests, including all of the Whole Loans and Mezzanine Loans owned by the Issuer and, to the extent set forth in the Servicing Agreement, all of the B Notes and Participations owned by the Issuer, and serviced by the CDO Servicer and CDO Special Servicer (pursuant to the Servicing Agreement), as listed on Exhibit A to the Servicing Agreement (as such schedule may be revised from time to time).

“CDO Servicer”: Midland Loan Services, Inc., solely in its capacity as servicer under applicable the Servicing Agreement, unless a successor Person shall have become the CDO Servicer pursuant to the applicable provisions of the Servicing Agreement, and thereafter, the CDO Servicer shall mean such successor Person.

“CDO Special Servicer”: CBRE Realty Finance Management, LLC, solely in its capacity as special servicer under each Servicing Agreement, unless a successor Person shall have become the CDO Special Servicer pursuant to the applicable provisions of the Servicing Agreement, and thereafter, the CDO Special Servicer shall mean such successor Person.

“Certificate of Authentication”: The meaning specified in Section 2.1 hereof.

“Certificated Note”: Any of the Notes, as applicable, executed, authenticated and delivered in definitive non-global, fully registered form without interest coupons, pursuant to this Indenture.

“Certificated Security”: A “certificated security” as defined in Section 8-102(a)(4) of the UCC.

“Class”: The Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes, as applicable.

“Class A Defaulted Interest Amount”: Collectively, the Senior Class A Defaulted Interest Amount and the Junior Class A Defaulted Interest Amount.

“Class A Interest Distribution Amount”: Collectively, the Senior Class A Interest Distribution Amount and the Junior Class A Interest Distribution Amount.

“Class A Notes”: Collectively, the Class A-1 Notes, the Class A-1R Notes, the Class A-2 Notes and the Class A-2R Notes.

“Class A-1 Defaulted Interest Amount”: As of each Payment Date, the accrued and unpaid amount due to Holders of the Class A-1 Notes on account of any shortfalls in the payment of the Class A-1 Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful).

“Class A-1 Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class A-1 Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class A-1 Notes with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class A-1 Rate.

“Class A-1 Notes”: The Class A-1 Senior Secured Floating Rate Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class A-1 Rate”: With respect to any Class A-1 Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to three-month LIBOR for the related Interest Accrual Period plus 0.250% per annum.

“Class A-1/A-1R Break-Even Default Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the timely payment of interest and the ultimate payment of principal of the Class A-1 Notes and the Class A-1R Notes.

“Class A-1/A-1R Loss Differential”: At any time, the rate calculated by subtracting the Class A-1/A-1R Scenario Default Rate from the Class A-1/A-1R Break-Even Default Rate at such time.

“Class A-1/A-1R Pro Rata Allocation”: With respect to any Payment Date, the allocation based on the Aggregate Outstanding Amount of each of the Class A-1 Notes and the Class A-1R Notes as of the related Determination Date and in the case of a redemption of the Notes in full or the acceleration of the Notes following an Event of Default, the allocation based on the Aggregate Outstanding Amount of the Class A-1 Notes and the Class A-1R Notes as of the related Determination Date.

“Class A-1/A-1R Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with the then-current rating of the Class A-1 Notes and the Class A-1R Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class A-1R Breakage Costs”: With respect to any Due Period, the amount, as set forth in a certificate of a Holder of Class A-1R Notes delivered to the Issuer and the Trustee on or prior to the related Determination Date, of Breakage Costs (as such term is defined in the Class AR Note Purchase Agreement), if any, incurred by any Holder of Class A-1R Notes as a result of a Break Funding Event (as such term is defined in the Class AR Note Purchase Agreement) in accordance with the provisions of the Class AR Note Purchase Agreement.

“Class A-1R Commitment”: In respect of a Class A-1R Note, at any time, the maximum aggregate outstanding principal amount of advances (whether at the time funded or unfunded) that the Holder of such Class A-1R Note (or the related Liquidity Provider) is obligated from time to time to make to the Issuer under the Class AR Note Purchase Agreement.

“Class A-1R Commitment Fee”: A commitment fee that will accrue on the undrawn amount of each Class A-1R Commitment for each Interest Accrual Period at a rate per annum equal to 0.17% (computed on the basis of a 360-day year and the actual number of days elapsed). The Class A-1R Commitment Fee will be payable in arrears on each Payment Date and will rank pari passu with the payment of interest on the Class A-1 Notes. Interest at the Class A-1R Rate will accrue on any portion of the Class A-1R Commitment Fee that is not paid when due.

“Class A-1R Defaulted Interest Amount”: With respect to the Class A-1R Notes as of each Payment Date, the accrued and unpaid amount due to holders of the Class A-1R Notes on account of any shortfalls in the payment of the Class A-1R Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful).

“Class A-1R Draw”: The meaning specified in Section 19.1(a) hereof.

“Class A-1R Increased Costs”: With respect to any Due Period, the amount, as set forth in a certificate of a Holder of Class A-1R Notes delivered to the Issuer and the Trustee on or prior to the related Determination Date, of increased costs, if any, incurred by any Holder of Class A-1R Notes and for which Issuer shall be liable in accordance with the provisions of the Class AR Note Purchase Agreement, which increased costs shall include, but not be limited to:

(i) any gross-up or increased payment with respect to the Class A-1R Notes resulting from any income, stamp or other taxes, levies, imposts, duties, charges,

fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any governmental authority (excluding income taxes and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein);

(ii) any payments required to compensate holders of the Class A-1R Notes for any costs incurred in converting a LIBOR loan to a prime rate loan, in the event that any requirement of law or any change therein or in the interpretation or application thereof shall make it unlawful for such holders to make or maintain a LIBOR loan as contemplated by the Class A-1R Notes; and

(iii) any additional amounts necessary to compensate holders of the Class A-1R Notes with respect to additional costs or reduced amounts receivable resulting from any change in any requirement of law or in the interpretation or application thereof, or compliance by such holders with any request or directive (whether or not having the force of law) issued from any central bank or other governmental authority.

“Class A-1R Interest Allocation Percentage”: For each Interest Accrual Period and with respect to each Holder of Class A-1R Notes, a fraction, expressed as a percentage, (i) the numerator of which is the Weighted Average Drawn Class A-1R Note Portion of such Holder and (ii) the denominator of which is the Weighted Average Drawn Class A-1R Note Portion of all of the Holders of Class A-1R Notes.

“Class A-1R Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class A-1R Notes on account of interest equal to the product of (i) the Weighted Average Drawn Class A-1R Note Portion with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class A-1R Rate.

“Class A-1R Notes”: The Class A-1R Revolving Senior Secured Floating Rate Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class A-1R Prepayment”: Any payment of principal of the Class A-1R Notes prior to the Stated Maturity of the Class A-1R Notes.

“Class A-1R Prepayment Date”: The date of any Class A-1R Prepayment.

“Class A-1R Rate”: With respect to any Class A-1R Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to three-month LIBOR for the related Interest Accrual Period plus 0.260% per annum.

“Class A-2 Defaulted Interest Amount”: With respect to the Class A-2 Notes as of each Payment Date, the accrued and unpaid amount due to Holders of the Class A-2 Notes on account of any shortfalls in the payment of the Class A-2 Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful).

“Class A-2 Interest Distribution Amount”: With respect to the Class A-2 Notes on each Payment Date, the amount due to Holders of the Class A-2 Notes on account of interest equal to the product of (x) the Aggregate Outstanding Amount of the Class A-2 Notes with respect to the related Interest Accrual Period, (y) the actual number of days in such Interest Accrual Period divided by 360 and (z) the Class A-2 Rate.

“Class A-2 Notes”: The Class A-2 Senior Secured Floating Rate Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class A-2 Rate”: With respect to any Class A-2 Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to three-month LIBOR for the related Interest Accrual Period plus 0.300% per annum.

“Class A-2 Subordinate Interests”: The meaning specified in Section 13.1(a) hereof.

“Class A-2/A-2R Break-Even Default Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the timely payment of interest and the ultimate payment of principal of the Class A-2 Notes and the Class A-2R Notes.

“Class A-2/A-2R Loss Differential”: At any time, the rate calculated by subtracting the Class A-2/A-2R Scenario Default Rate from the Class A-2/A-2R Break-Even Default Rate at such time.

“Class A-2/A-2R Pro Rata Allocation”: With respect to any Payment Date, the allocation based on the Aggregate Outstanding Amount of each of the Class A-2 Notes and the Class A-2R Notes as of the related Determination Date and in the case of a redemption of the Notes in full or the acceleration of the Notes following an Event of Default, the allocation based on the Aggregate Outstanding Amount of the Class A-2 Notes and the Class A-2R Notes as of the related Determination Date.

“Class A-2/A-2R Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with the then-current rating of the Class A-2 Notes and the Class A-2R Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class A-2R Breakage Costs”: With respect to any Due Period, the amount, as set forth in a certificate of a Holder of Class A-2R Notes delivered to the Issuer and the Trustee on or prior to the related Determination Date, of Breakage Costs (as such term is defined in the Class AR Note Purchase Agreement), if any, incurred by any Holder of Class A-2R Notes as a result of a Break Funding Event (as such term is defined in the Class AR Note Purchase Agreement) in accordance with the provisions of the Class AR Note Purchase Agreement.

“Class A-2R Commitment”: In respect of a Class A-2R Note, at any time, the maximum aggregate outstanding principal amount of advances (whether at the time funded or unfunded) that the Holder of such Class A-2R Note (or the related Liquidity Provider) is obligated from time to time to make to the Issuer under the Class AR Note Purchase Agreement.

“Class A-2R Commitment Fee”: A commitment fee that will accrue on the undrawn amount of each Class A-2R Commitment for each Interest Accrual Period at a rate per annum equal to 0.17% (computed on the basis of a 360-day year and the actual number of days elapsed). The Class A-2R Commitment Fee will be payable in arrears on each Payment Date and will rank pari passu with the payment of interest on the Class A-2 Notes. Interest at the Class A-2R Rate will accrue on any portion of the Class A-2R Commitment Fee that is not paid when due.

“Class A-2R Defaulted Interest Amount”: With respect to the Class A-2R Notes as of each Payment Date, the accrued and unpaid amount due to holders of the Class A-2R Notes on account of any shortfalls in the payment of the Class A-2R Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful).

“Class A-2R Draw”: The meaning specified in Section 19.1(a) hereof.

“Class A-2R Increased Costs”: With respect to any Due Period, the amount, as set forth in a certificate of a Holder of Class A-2R Notes delivered to the Issuer and the Trustee on or prior to the related Determination Date, of increased costs, if any, incurred by any Holder of Class A-2R Notes and for which Issuer shall be liable in accordance with the provisions of the Class AR Note Purchase Agreement, which increased costs shall include, but not be limited to:

(i) any gross-up or increased payment with respect to the Class A-2R Notes resulting from any income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any governmental authority (excluding income taxes and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein);

(ii) any payments required to compensate holders of the Class A-2R Notes for any costs incurred in converting a LIBOR loan to a prime rate loan, in the event that any requirement of law or any change therein or in the interpretation or application thereof shall make it unlawful for such holders to make or maintain a LIBOR loan as contemplated by the Class A-2R Notes; and

(iii) any additional amounts necessary to compensate holders of the Class A-2R Notes with respect to additional costs or reduced amounts receivable resulting from any change in any requirement of law or in the interpretation or application thereof, or compliance by such holders with any request or directive (whether or not having the force of law) issued from any central bank or other governmental authority.

“Class A-2R Interest Allocation Percentage”: For each Interest Accrual Period and with respect to each Holder of Class A-2R Notes, a fraction, expressed as a percentage, (i) the numerator of which is the Weighted Average Drawn Class A-2R Note Portion of such Holder and (ii) the denominator of which is the Weighted Average Drawn Class A-2R Note Portion of all of the Holders of Class A-2R Notes.

“Class A-2R Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class A-2R Notes on account of interest equal to the product of (i) the Weighted Average Drawn Class A-2R Note Portion with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class A-2R Rate.

“Class A-2R Notes”: The Class A-2R Revolving Senior Secured Floating Rate Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class A-2R Prepayment”: Any payment of principal of the Class A-2R Notes prior to the Stated Maturity of the Class A-2R Notes.

“Class A-2R Prepayment Date”: The date of any Class A-2R Prepayment.

“Class A-2R Rate”: With respect to any Class A-2R Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to three-month LIBOR for the related Interest Accrual Period plus 0.310% per annum.

“Class A/B Coverage Tests”: The Class A/B Par Value Test and the Class A/B Interest Coverage Test.

“Class A/B Interest Coverage Ratio”: The meaning specified under the definition of “Interest Coverage Ratio.”

“Class A/B Interest Coverage Test”: The test that (i) will be deemed met as of any Measurement Date prior to the Effective Date and (ii) will be met as of any Measurement Date on or after the Effective Date on which any Class A Notes or Class B Notes remain Outstanding if the Class A/B Interest Coverage Ratio as of such Measurement Date is equal to or greater than 119.55%.

“Class A/B Par Value Ratio”: As of any Measurement Date, the number (expressed as a percentage) calculated by dividing (a) the sum of the Net Outstanding Portfolio Balance (adjusted to account for the applicable Total Par Value Haircut Amount) and the Aggregate Class AR Undrawn Amount (without duplication), in each case, on such Measurement Date by (b) the Aggregate Outstanding Amount of the Class A Notes (assuming for purposes of the calculation that the Class AR Commitments are fully drawn) and the Class B Notes and the amount of any unreimbursed Interest Advances.

“Class A/B Par Value Test”: The test that (i) will be deemed met as of any Measurement Date prior to the Effective Date and (ii) will be met as of any Measurement Date on or after the Effective Date on which any Class A Notes or Class B Notes remain Outstanding if the Class A/B Par Value Ratio on such Measurement Date is equal to or greater than 126.27%.

“Class AR Commitment”: The Class A-1R Commitment and the Class A-2R Commitment, in the aggregate.

“Class AR Commitment Fees”: The Class A-1R Commitment Fee and the Class A-2R Commitment Fee, in the aggregate.

“Class AR Breakage Costs”: The Class A-1R Breakage Costs and the Class A-2R Breakage Costs, in the aggregate.

“Class AR Draw”: Any Class A-1R Draw or Class A-2R Draw.

“Class AR Draw Amount”: The principal amount of any Class AR Draw.

“Class AR Draw Date”: The meaning specified in Section 19.1(b) hereof.

“Class AR Holder Collateral Account”: The meaning specified in Section 19.5(a) hereof.

“Class AR Increased Costs”: The Class A-1R Increased Costs and the Class A-2R Increased Costs, in the aggregate.

“Class AR Note Agent”: LaSalle Bank National Association.

“Class A-1R Note Purchase Agreement”: The Class AR Note Purchase and Placement Agreement, dated as of the date hereof, to be entered into among the Issuer, the Class AR Note Agent and the holders from time to time of the Class AR Notes.

“Class AR Notes”: The Class A-1R Notes and the Class A-2R Notes.

“Class AR Permitted Investments”: The meaning specified in Section 19.5(f) hereof.

“Class AR Prepayment”: Any payment of principal of any Class AR Notes prior to the Rated Final Maturity of the Class AR Notes.

“Class AR Prepayment Date”: The date of any Class AR Prepayment.

“Class AR Ratings Criteria”: Criteria that will be satisfied on any date with respect to any Holder of Class AR Notes (or prospective transferee) if:

(i) the short term debt, deposit or similar obligations of such Holder of Class AR Notes (or prospective transferee) are rated at least “A-1” by S&P and (ii) either (A) the short-term debt, deposit or similar obligations of such Holder of Class AR Notes (or prospective transferee) are rated at least “P-1” by Moody’s and the long-term unsecured debt obligations of such Holder of Class AR Notes (or prospective transferee) are rated at least “A1” by Moody’s, or (B) the long-term unsecured debt obligations of such Holder of Class AR Notes (or prospective transferee) are rated at least “Aa3” by Moody’s;

(ii) the obligations of such Holder of Class AR Notes (or prospective transferee) under the Class AR Note Purchase Agreement are guaranteed (pursuant to a guarantee which complies with the then current S&P criteria regarding guarantees) by an entity meeting the Class AR Ratings Criteria set forth in (i) above; or

(iii) such Holder of Class AR Notes (or prospective transferee) is then entitled under a Liquidity Facility to borrow from, or sell an interest in assets to, one or more banks or other institutions or entities (each, a “Liquidity Provider”) so long as:

(a) short-term debt, deposit or similar obligations of each such Liquidity Provider are on such date rated “P-1” by Moody’s, at least “A-1” by S&P and at least “F1” by Fitch; and

(b) the aggregate amount of commitments to make loans or purchase interests in assets under such Liquidity Facility is not less than the Class AR Commitment in respect of the Class AR Notes held by such Holder of Class AR Notes (or prospective transferee).

“Class AR Undrawn Amount”: The Aggregate Class A-1R Undrawn Amount and the Aggregate Class A-2R Undrawn Amount, collectively.

“Class B Break-Even Default Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the timely payment of interest and the ultimate payment of principal of the Class B Notes.

“Class B Defaulted Interest Amount”: As of each Payment Date, the accrued and unpaid amount due to Holders of the Class B Notes on account of any shortfalls in the payment of the Class B Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful).

“Class B Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class B Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class B Notes with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class B Rate.

“Class B Loss Differential”: At any time, the rate calculated by subtracting the Class B Scenario Default Rate from the Class B Break-Even Default Rate at such time.

“Class B Notes”: The Class B Second Priority Floating Rate Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class B Rate”: With respect to any Class B Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to LIBOR for the related Interest Accrual Period plus 0.400% per annum.

“Class B Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with the then-current rating of the Class B Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class B Subordinate Interests”: The meaning specified in Section 13.1(c) hereof.

“Class C Break-Even Default Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of interest and principal of the Class C Notes.

“Class C Capitalized Interest”: The meaning specified in Section 2.7(f) hereof.

“Class C Defaulted Interest Amount”: On or after any Payment Date on which no Class A Notes or Class B Notes are Outstanding, any interest on the Class C Notes (other than Class C Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful).

“Class C Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class C Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (including any Class C Capitalized Interest) of the Class C Notes with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class C Rate.

“Class C Loss Differential”: At any time, the rate calculated by subtracting the Class C Scenario Default Rate from the Class C Break-Even Default Rate at such time.

“Class C Notes”: The Class C Third Priority Floating Rate Capitalized Interest Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class C Rate”: With respect to any Class C Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to LIBOR for the related Interest Accrual Period plus 0.750% per annum.

“Class C Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with the then-current rating of the Class C Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class C Subordinate Interests”: The meaning specified in Section 13.1(d) hereof.

“Class C/D/E Coverage Tests”: The Class C/D/E Par Value Test and the Class C/D/E Interest Coverage Test.

“Class C/D/E Interest Coverage Ratio”: The meaning specified in the definition of “Interest Coverage Ratio.”

“Class C/D/E Interest Coverage Test”: The test that (i) will be deemed met as of any Measurement Date prior to the Effective Date and (ii) will be met as of any Measurement Date after the Effective Date on which any Class C Notes, Class D Notes or Class E Notes remain Outstanding if the Class C/D/E Interest Coverage Ratio as of such Measurement Date is equal to or greater than 112.70%.

“Class C/D/E Par Value Ratio”: As of any Measurement Date, the number (expressed as a percentage) calculated by dividing (a) the sum of the Net Outstanding Portfolio Balance (adjusted to account for the applicable Total Par Value Haircut Amount) and the Aggregate Class AR Undrawn Amount (without duplication) on such Measurement Date by (b) the sum of the Aggregate Outstanding Amount (including any Class C Capitalized Interest, Class D Capitalized Interest and Class E Capitalized Interest) of the Class A Notes (assuming for purposes of the calculation that the Class AR Commitments are fully drawn), the Class B Notes, the Class C Notes, the Class D and Class E Notes and the amount of any unreimbursed Interest Advances.

“Class C/D/E Par Value Test”: The test that (i) will be deemed met as of any Measurement Date prior to the Effective Date and (ii) will be met as of any Measurement Date on or after the Effective Date on which any Class C Notes, Class D Notes or Class E Notes remain Outstanding if the Class C/D/E Par Value Ratio on such Measurement Date is equal to or greater than 116.68%.

“Class D Break-Even Default Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of interest and principal of the Class D Notes.

“Class D Capitalized Interest”: The meaning specified in Section 2.7(g) hereof.

“Class D Defaulted Interest Amount”: On or after any Payment Date on which no Class A Notes, Class B Notes or Class C Notes are Outstanding, any interest on the Class D Notes (other than Class D Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful).

“Class D Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class D Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (including any Class D Capitalized Interest) of the Class D Notes with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class D Rate.

“Class D Loss Differential”: At any time, the rate calculated by subtracting the Class D Scenario Default Rate from the Class D Break-Even Default Rate at such time.

“Class D Notes”: The Class D Fourth Priority Floating Rate Capitalized Interest Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class D Rate”: With respect to any Class D Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to LIBOR for the related Interest Accrual Period plus 0.850% per annum.

“Class D Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with the then-current rating of the Class D Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class D Subordinate Interests”: The meaning specified in Section 13.1(e) hereof.

“Class E Break-Even Default Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of interest and principal of the Class E Notes.

“Class E Capitalized Interest”: The meaning specified in Section 2.7(h) hereof.

“Class E Defaulted Interest Amount”: On or after any Payment Date on which no Class A Notes, Class B Notes, Class C Notes or Class D Notes are Outstanding, any interest on the Class E Notes (other than Class E Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful).

“Class E Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class E Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (including any Class E Capitalized Interest) of the Class E Notes with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class E Rate.

“Class E Loss Differential”: At any time, the rate calculated by subtracting the Class E Scenario Default Rate from the Class E Break-Even Default Rate at such time.

“Class E Notes”: The Class E Fifth Priority Floating Rate Capitalized Interest Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class E Rate”: With respect to any Class E Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to LIBOR for the related Interest Accrual Period plus 0.900% per annum.

“Class E Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with the then-current rating of the Class E Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class E Subordinate Interests”: The meaning specified in Section 13.1(f) hereof.

“Class F Break-Even Default Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of interest and principal of the Class F Notes.

“Class F Capitalized Interest”: The meaning specified in Section 2.7(i) hereof.

“Class F Defaulted Interest Amount”: On or after any Payment Date on which no Class A Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes are Outstanding, any interest on the Class F Notes (other than Class F Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful).

“Class F Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class F Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (including any Class F Capitalized Interest) of the Class F Notes with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class F Rate.

“Class F Loss Differential”: At any time, the rate calculated by subtracting the Class F Scenario Default Rate from the Class F Break-Even Default Rate at such time.

“Class F Notes”: The Class F Sixth Priority Floating Rate Capitalized Interest Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class F Rate”: With respect to any Class F Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to LIBOR for the related Interest Accrual Period plus 1.100% per annum.

“Class F Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with the then-current rating of the Class F Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class F Subordinate Interests”: The meaning specified in Section 13.1(g) hereof.

“Class F/G/H Coverage Tests”: The Class F/G/H Par Value Test and the Class F/G/H Interest Coverage Test.

“Class F/G/H Interest Coverage Ratio”: The meaning specified in the definition of “Interest Coverage Ratio.”

“Class F/G/H Interest Coverage Test”: The test that (i) will be deemed met as of any Measurement Date prior to the Effective Date and (ii) will be met as of any Measurement Date after the Effective Date on which any Class F Notes, Class G Notes or Class H Notes remain Outstanding if the Class F/G/H Interest Coverage Ratio as of such Measurement Date is equal to or greater than 109.00%.

“Class F/G/H Par Value Ratio”: As of any Measurement Date, the number (expressed as a percentage) calculated by dividing (a) the sum of the Net Outstanding Portfolio Balance (adjusted to account for the applicable Total Par Value Haircut Amount) and the Aggregate Class AR Undrawn Amount (without duplication) on such Measurement Date by (b) the sum of the Aggregate Outstanding Amount (including any Class C Capitalized Interest, Class D Capitalized Interest, Class E Capitalized Interest, Class F Capitalized Interest, Class G Capitalized Interest, Class H Capitalized Interest, Class J Capitalized Interest, Class K Capitalized Interest and Class L Capitalized Interest) of the Class A Notes (assuming for purposes of this calculation that the Class AR Commitments are fully drawn), the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes and the amount of any unreimbursed Interest Advances.

“Class F/G/H Par Value Test”: The test that (i) will be deemed met as of any Measurement Date prior to the Effective Date and (ii) will be met as of any Measurement Date on or after the Effective Date on which any Class F Notes, Class G Notes or Class H Notes remain Outstanding if the Class F/G/H Par Value Ratio on such Measurement Date is equal to or greater than 109.66%.

“Class G Break-Even Default Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of interest and principal of the Class G Notes.

“Class G Capitalized Interest”: The meaning specified in Section 2.7(j) hereof.

“Class G Defaulted Interest Amount”: On or after any Payment Date on which no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes are Outstanding, any interest on the Class G Notes (other than Class G Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful).

“Class G Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class G Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (including any Class G Capitalized Interest) of the Class G Notes with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class G Rate.

“Class G Loss Differential”: At any time, the rate calculated by subtracting the Class G Scenario Default Rate from the Class G Break-Even Default Rate at such time.

“Class G Notes”: The Class G Seventh Priority Floating Rate Capitalized Interest Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class G Rate”: With respect to any Class G Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to LIBOR for the related Interest Accrual Period plus 1.200% per annum.

“Class G Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with the then-current rating of the Class G Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class G Subordinate Interests”: The meaning specified in Section 13.1(h), hereof.

“Class H Break-Even Default Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of interest and principal of the Class H Notes.

“Class H Capitalized Interest”: The meaning specified in Section 2.7(k) hereof.

“Class H Defaulted Interest Amount”: On or after any Payment Date on which no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes or Class G Notes are Outstanding, any interest on the Class H Notes (other than Class H Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful).

“Class H Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class H Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (including any Class H Capitalized Interest) of the Class H Notes with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class H Rate.

“Class H Loss Differential”: At any time, the rate calculated by subtracting the Class H Scenario Default Rate from the Class H Break-Even Default Rate at such time.

“Class H Notes”: The Class H Eighth Priority Floating Rate Capitalized Interest Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class H Rate”: With respect to any Class H Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to LIBOR for the related Interest Accrual Period plus 1.550% per annum.

“Class H Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with the then-current rating of the Class H Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class H Subordinate Interests”: The meaning specified in Section 13.1(i) hereof.

“Class J Break-Even Default Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of interest and principal of the Class J Notes.

“Class J Capitalized Interest”: The meaning specified in Section 2.7(l) hereof.

“Class J Defaulted Interest Amount”: On or after any Payment Date on which no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes or Class H Notes are Outstanding, any interest on the Class J Notes (other than Class J Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful).

“Class J Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class J Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (including any Class J Capitalized Interest) of the Class J Notes with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class J Rate.

“Class J Loss Differential”: At any time, the rate calculated by subtracting the Class J Scenario Default Rate from the Class J Break-Even Default Rate at such time.

“Class J Notes”: The Class J Ninth Priority Floating Rate Capitalized Interest Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class J Rate”: With respect to any Class J Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to LIBOR for the related Interest Accrual Period plus 2.750% per annum.

“Class J Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with a rating of “BB+” of the Class J Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class J Subordinate Interests”: The meaning specified in Section 13.1(j) hereof.

“Class K Break-Even Default Rate”: At any time, the maximum percentage of defaults that the Assumed Portfolio should be able to sustain, which after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of interest and principal of the Class K Notes.

“Class K Capitalized Interest”: The meaning specified in Section 2.7(m) hereof.

“Class K Defaulted Interest Amount”: On or after any Payment Date on which no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes, Class H Notes or Class J Notes are Outstanding, any interest on the Class K Notes (other than Class K Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful).

“Class K Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class K Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (including any Class K Capitalized Interest) of the Class K Notes with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class K Rate.

“Class K Loss Differential”: At any time, the rate calculated by subtracting the Class K Scenario Default Rate from the Class K Break-Even Default Rate at such time.

“Class K Notes”: The Class K Tenth Priority Floating Rate Capitalized Interest Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class K Rate”: With respect to any Class K Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to LIBOR for the related Interest Accrual Period plus 3.250% per annum.

“Class K Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with a rating of “BB” of the Class K Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class K Subordinate Interests”: The meaning specified in Section 13.1(k) hereof.

“Class L Capitalized Interest”: The meaning specified in Section 2.7(j) hereof.

“Class L Defaulted Interest Amount”: On or after any Payment Date on which no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes, Class H Notes, Class J Notes or Class K Notes are Outstanding, any interest on the Class L Notes (other than Class L Capitalized Interest) that is due and payable but is not punctually paid or duly provided for on or prior to the due date therefor and which remains unpaid, together with interest accrued thereon (to the extent lawful).

“Class L Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class L Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount (including any Class L Capitalized Interest) of the Class L Notes with respect to the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by 360 and (iii) the Class L Rate.

“Class L Loss Differential”: At any time, the rate calculated by subtracting the Class L Scenario Default Rate from the Class L Break-Even Default Rate at such time.

“Class L Notes”: The Class L Eleventh Priority Floating Rate Capitalized Interest Term Notes due 2052, issued by the Issuer and the Co-Issuer pursuant to this Indenture.

“Class L Rate”: With respect to any Class L Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to LIBOR for the related Interest Accrual Period plus 4.000% per annum.

“Class L Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with the then-current rating of the Class L Notes by S&P, determined by application of the S&P CDO Monitor at such time.

“Class L Subordinate Interests”: The meaning specified in Section 13.1(l) hereof.

“Clean-up Call”: The meaning specified in Section 9.1 hereof.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security”: A security subject to book-entry transfers and pledges deposited with the Clearing Agency.

“Clearstream”: Clearstream Banking, société anonyme, a limited liability company organized under the laws of the Grand Duchy of Luxembourg.

“Closing”: The transfer of any Note to the initial registered Holder of such Note.

“Closing Date”: April 2, 2007.

“CMBS Conduit Securities”: CMBS Securities (A) issued by a single-seller or multi-seller conduit under which the holders of such CMBS Securities have recourse to a specified pool of commercial mortgage loans (but not other assets originated by the conduit that support payments on other series of securities) and (B) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the CMBS Securities) on the cash flow from a pool of commercial mortgage loans.

“CMBS Large Loan Securities”: Collateral Interests (other than CMBS Conduit Securities) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Interests) on the cash flow from a pool of commercial mortgage loans made to finance the acquisition, construction and improvement of properties. They generally have the following characteristics: (i) the commercial mortgage loans have varying contractual maturities; (ii) the commercial mortgage loans are secured by real property purchased or improved with the proceeds thereof (or to refinance one or more outstanding loans the proceeds of which were so used); (iii) the commercial mortgage loans are obligations of a relatively limited number of obligors and accordingly represent a relatively undiversified pool of obligor credit risk; (iv) repayment thereof can vary substantially from the contractual payment schedule (if any), with early prepayment of individual loans depending on numerous factors specific to the particular obligors and upon whether, in the case of loans bearing interest at a fixed rate, such loans or securities include an effective prepayment premium; and (v) the valuation of individual properties securing the commercial mortgage loans is the primary factor in any decision to invest in those securities.

“CMBS Security”: A CMBS Conduit Security or a CMBS Large Loan Security, as the case may be, but excluding any Rake Bond.

“Co-Issuer”: CBRE Realty Finance CDO 2007-1, LLC, a limited liability company formed under the laws of Delaware, until a successor Person shall have become the Co-Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Co-Issuer” shall mean such successor Person.

“Co-Issuers”: The Issuer and the Co-Issuer.

“Code”: The United States Internal Revenue Code of 1986, as amended.

“Collateral”: The meaning specified in the first paragraph of the Granting Clause of this Indenture.

“Collateral Interests Purchase Agreement”: The collateral interests purchase agreement entered into on or about the Closing Date and any other collateral debt securities purchase agreement entered into after the Closing Date if a purchase agreement is necessary to comply with this Indenture, which agreement is assigned to the Trustee pursuant to this Indenture.

“Collateral Interest” and “Collateral Interests”: Any loan, security, credit default swap, total return swap or other obligation (other than Eligible Investments) owned by the Issuer (including those acquired after the Closing Date) that complied with the Eligibility Criteria at the time the Issuer entered into the commitment to acquire such loan, security, credit default swap or obligation.

“Collateral Management Agreement”: The Collateral Management Agreement, dated as of the Closing Date, by and between the Issuer and the Collateral Manager, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Collateral Management Fee”: The Senior Collateral Management Fee and the Subordinate Collateral Management Fee.

“Collateral Manager”: CBRE Realty Finance Management, LLC, a Delaware limited liability company, in its capacity as the Collateral Manager, each of its permitted successors and assigns or any successor Person that shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement and thereafter “Collateral Manager” shall mean such successor Person.

“Collateral Manager Notes”: All Notes held or beneficially owned by the Collateral Manager, any of its Affiliates and accounts or funds for which the Collateral Manager or any of its Affiliates acts as investment adviser (and for which the Collateral Manager or any of its Affiliates has discretionary authority).

“Collateral Manager Servicing Standard” With respect to the Collateral Manager, to manage the Collateral Interests that such Collateral Manager is obligated to service and administer pursuant to this Indenture and the Collateral Management Agreement (i) in accordance with (A) the higher of the following standards of care: (1) customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own loans and (2) the same manner in which, and with the same care, skill, prudence and diligence with which, the Collateral Manager manages securities comparable to the Collateral Interests for its own account; (B) applicable law and (C) the terms of this Indenture, the Collateral Management Agreement and the terms of the Collateral Interest and the related Underlying Instruments and (ii) without regard to (A) any relationship, including as lender on any other debt, that the Collateral Manager or any affiliate of the Collateral Manager, may have with the underlying borrower, or any affiliate of the borrower, or any other party to this Indenture (or any agreements relating to this Indenture); (B) the right of the Collateral Manager or any affiliate thereof, to receive compensation or reimbursement of costs under this Indenture generally or with respect to any particular transaction (including, without limitation, any transaction related to the Collateral Management Agreement); (C) the ownership, servicing or management for others of any security not subject to this Indenture by the Collateral Manager or any affiliate thereof or the obligation of any affiliate of the Collateral Manager to repurchase the Collateral Interest; and (D) the ownership of any Notes or Income Notes by the Collateral Manager or any affiliate thereof.

“Collateral Quality Test Modification”: The meaning specified in Section 12.5 hereof.

“Collateral Quality Tests”: The tests that are satisfied if, as of any Measurement Date, in the aggregate, the Collateral Interests purchased, entered into or, irrevocably committed to be purchased (and not sold), as the case may be, comply with all of the requirements set forth below:

(i) the aggregate Principal Balance of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) backed or otherwise invested in properties located in any single U.S. state does not exceed the greater of (x) 25.0% of the Aggregate Collateral Balance and (y) U.S.$250,000,000; provided that (A) the greater of (x) 50.0% of the Aggregate Collateral Balance and (y) U.S.$500,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) backed or otherwise invested in properties located in the State of California (provided, that (1) no more than the greater of (x) 35.0% of the Aggregate Collateral Balance and (y) U.S.$350,000,000 may consist of such Collateral Interests backed or otherwise invested in properties located in Southern California, and (2) no more than the greater of (x) 35.0% of the Aggregate Collateral Balance and (y) U.S.$350,000,000 may consist of such Collateral Interests backed or otherwise invested in properties located in Northern California), (B) the greater of (x) 30.0% of the Aggregate Collateral Balance and

(y) U.S.$300,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) backed or otherwise invested in properties located in the State of Florida, (C) the greater of (x) 40.0% of the Aggregate Collateral Balance and (y) U.S.$400,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) backed or otherwise invested in properties located in the State of New York, and (D) the greater of (x) 30.0% of the Aggregate Collateral Balance and (y) U.S.$300,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) backed or otherwise invested in properties located in the State of Texas;

(ii) the Aggregate Principal Balance of CMBS Securities does not exceed the greater of (x) 25.0% of the Aggregate Collateral Balance and (y) U.S.$250,000,000; provided, that the aggregate Principal Balance of CMBS Securities and CRE CDO Securities, collectively, shall not exceed the greater of (A) 25.0% of the Aggregate Collateral Balance and (B) U.S.$250,000,000;

(iii) the Aggregate Principal Balance of CRE CDO Securities does not exceed the greater of (x) 5.0% of the Aggregate Collateral Balance and (y) U.S.$50,000,000; provided, that the aggregate Principal Balance of CMBS Securities and CRE CDO Securities, collectively, shall not exceed the greater of (A) 25.0% of the Aggregate Collateral Balance and (B) U.S.$250,000,000;

(iv) the Aggregate Principal Balance of REIT Debt Securities does not exceed the greater of (x) 5.0% of the Aggregate Collateral Balance and (y) U.S.$50,000,000;

(v) the aggregate Principal Balance of all Collateral Interests issued by any single issuer or obligor (which, for the avoidance of doubt, in either case, does not include any related or affiliated issuer or obligor) does not exceed the greater of (A) U.S.$100,000,000 or (B) 10.0% of the Aggregate Collateral Balance (provided that, for avoidance of doubt, with respect to any Loan, the issuer of such Loan shall be deemed to be the borrower of such Loan);

(vi) the aggregate Principal Balance of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on any single Property Type does not exceed the greater of (x) 15.0% of the Aggregate Collateral Balance and (y) U.S.$150,000,000; provided that (A) the greater of 65.0% of the Aggregate Collateral Balance and (y) U.S.$650,000,000, may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt

Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on any Urban Office Property or Suburban Office Property; (B) the greater of (x) 40.0% of the Aggregate Collateral Balance and (y) U.S.$400,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on any Multifamily Properties; (C) the greater of (x) 40.0% of the Aggregate Collateral Balance and (y) U.S.$400,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on Retail Properties; (D) the greater of (x) 35.0% of the Aggregate Collateral Balance and (y) U.S.$350,000,000, may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on Hospitality Properties; (E) the greater of (x) 30.0% of the Aggregate Collateral Balance and (y) U.S.$300,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on Industrial Properties; (F) the greater of (x) 10.0% of the Aggregate Collateral Balance and (y) U.S.$100,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on Land; (G) the greater of 5.0% of the Aggregate Collateral Balance and (y) U.S.$50,000,000, may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on any Healthcare Property; (H) the greater of (x) 30.0% of the Aggregate Collateral Balance and (y) U.S.$300,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on any Self-Storage Properties; (I) the greater of (x) 25.0% of the Aggregate Collateral Balance and (y) U.S.$250,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on any Mixed Use Properties; (J) the greater of (x) 5.0% of the Aggregate Collateral Balance and (y) U.S.$50,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real

Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on any Condo Conversion Properties; (K) the greater of (x) 15.0% of the Aggregate Collateral Balance and (y) U.S.$150,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on any Construction Properties; and (L) the greater of (x) 15.0% of the Aggregate Collateral Balance and (y) U.S.$150,000,000 may consist of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) that are collateralized or backed by interests on any Other Properties, provided, that the aggregate Principal Balance of such Collateral Interests that are collateralized or backed by interests on any single type of Other Property does not exceed the greater of (x) 5.0% of the Aggregate Collateral Balance and (y) U.S.$50,000,000;

(vii) the Aggregate Principal Balance of Real Estate Related Bank Loans does not exceed the greater of (x) 5.0% of the Aggregate Collateral Balance and (y) U.S.$50,000,000;

(viii) the Aggregate Principal Balance of Collateral Interests (other than CRE CDO Securities, REIT Debt Securities, CMBS Securities, Real Estate Related Bank Loans and Synthetic Assets with respect to which the related Reference Obligation is not a Loan) issued by an issuer or obligor, or entered into with a counterparty, incorporated or organized under the laws of a jurisdiction outside of the United States or a commonwealth, territory or possession of the United States, or which are secured by collateral located outside of the United States or a commonwealth, territory or possession of the United States, does not exceed the greater of (x) 10.0% of the Aggregate Collateral Balance and (y) U.S.$100,000,000;

(ix) the Aggregate Principal Balance of Synthetic Assets does not exceed the greater of (x) 20.0% of the Aggregate Collateral Balance and (y) U.S.$200,000,000;

(x) the Aggregate Principal Balance of Floating Rate Securities that bear interest based upon a floating rate index other than LIBOR and that are not subject to Liability Hedges does not exceed the greater of (x) 5.0% of the Aggregate Collateral Balance and (y) U.S.$50,000,000;

(xi) the Aggregate Principal Balance of Fixed Rate Securities that are not Covered Fixed Rate Securities does not exceed the greater of (x) 5.0% of the Aggregate Collateral Balance and (y) U.S.$50,000,000;

(xii) the Aggregate Principal Balance of Interest Only Securities and Principal Only Securities does not exceed the greater of (x) 5.0% of the Aggregate Collateral Balance and (y) U.S.$50,000,000;

(xiii) the aggregate Principal Balance of (a) any Collateral Interests secured by, or the payment obligations of which are tied to, or which are issued by an issuer incorporated or organized under the laws of, any other non-U.S. jurisdiction that has a long-term currency rating from S&P of less than “AAA”, but which otherwise satisfies the Eligibility Criteria set forth in clause (ii)(c) of the definition thereof, does not exceed the greater of (x) 5.0% of the Aggregate Collateral Balance and (y) U.S.$50,000,000, and (b) any Collateral Interests referred to in the foregoing clause (a) and any Collateral Interests secured by, or the payment obligations of which are tied to, or which are issued by an issuer incorporated or organized under the laws of, any non-U.S. jurisdiction that has a long-term currency rating from S&P of no less than “AA”, collectively, does not exceed the greater of (x) 10.0% of the Aggregate Collateral Balance and (y) U.S.$100,000,000;

(xiv) the Long-Dated Bucket Test is satisfied;

(xv) the Moody’s Maximum Tranched Rating Factor Test is satisfied;

(xvi) the Moody’s Weighted Average Extended Maturity Test is satisfied;

(xvii) the Moody’s Recovery Test is satisfied;

(xviii) the Herfindahl Diversity Test is satisfied;

(xix) the Minimum Weighted Average Coupon Test is satisfied;

(xx) the Minimum Weighted Average Spread Test is satisfied;

(xxi) the Weighted Average Life Test is satisfied;

(xxii) the S&P CDO Monitor Test is satisfied;

(xxiii) the S&P Recovery Test is satisfied;

(xxiv) the Fitch Loan Diversity Index Test is satisfied; and

(xxv) the Fitch Poolwide Expected Loss Test is satisfied.

Notwithstanding the foregoing, during the Ramp-Up Period the Collateral Quality Tests and the Coverage Tests need not be met. At all times the dollar amount limitation set forth in any individual Collateral Quality Test will be disregarded for the purposes of the Reinvestment Criteria, but will be taken into account solely for the purposes of any reports to be prepared pursuant to Section 10.14 hereof.

On or after the Effective Date, the Collateral Manager will have the option to elect which of the scenarios set forth in the Moody’s Test Matrix shall apply for purposes of the Moody’s Maximum Tranched Rating Factor Test, the Moody’s Recovery Test, the Minimum Weighted Average Spread Test and the Herfindahl Diversity Test with respect to Moody’s going forward. On the Effective Date, the Collateral Manager will be required to elect which scenario shall initially apply. Thereafter, on five Business Days’ notice to the Trustee and Moody’s, the Collateral Manager may elect to have a different scenario apply, so long as the Collateral Quality Tests are satisfied after such election. In no event will the Collateral Manager be obligated to elect to have a different scenario apply.

On or after the Effective Date, the Collateral Manager will have the option to elect which of the scenarios set forth in the S&P Test Matrix shall apply for purposes of the Minimum Weighted Average Spread Test and the S&P Recovery Test with respect to Moody’s and S&P going forward. On the Effective Date, the Collateral Manager will be required to elect which scenario shall initially apply. Thereafter, on five Business Days’ notice to the Trustee, Moody’s and S&P, the Collateral Manager may elect to have a different scenario apply, so long as the Collateral Quality Tests are satisfied after such election. In no event will the Collateral Manager be obligated to elect to have a different scenario apply.

On or after the Effective Date, the Collateral Manager will have the option to elect which of the scenarios set forth in the Fitch Test Matrix shall apply for purposes of the Fitch Poolwide Expected Loss Test and the Minimum Weighted Average Spread Test going forward. On the Effective Date, the Collateral Manager will be required to elect which scenario shall initially apply. Thereafter, on five Business Days’ notice to the Trustee and Fitch, the Collateral Manager may elect to have a different scenario apply, so long as the Collateral Quality Tests are satisfied after such election. In no event will the Collateral Manager be obligated to elect to have a different scenario apply.

“Collection Accounts”: The trust accounts so designated and established pursuant to Section 10.2(a) hereof.

“Company Administration Agreement”: The administration agreement, dated on or about the Closing Date, by and among the Issuer and the Company Administrator, as modified and supplemented and in effect from time to time.

“Company Administrative Expenses”: All fees, expenses and other amounts due or accrued with respect to any Payment Date and payable by the Issuer or the Co-Issuer to (i) the Trustee pursuant to this Indenture or any co-trustee appointed pursuant to this Indenture (including Synthetic Asset reporting fee, if any, and amounts payable by the Issuer as indemnification pursuant to this Indenture), the Class AR Note Agent pursuant to the Class AR Note Purchase Agreement (including amounts payable by the Issuer as indemnification) and any fee to a successor Class AR Note Agent, and the Backup Advancing Agent pursuant to this Indenture, (ii) the Company Administrator under the Company Administration Agreement (including amounts payable by the Issuer as indemnification pursuant to the Company Administration Agreement) and to provide for the costs of liquidating the Issuer following redemption of the Notes, (iii) the Independent accountants, agents and counsel of the Issuer for reasonable fees and expenses (including amounts payable in connection with the preparation of tax forms on behalf of the Issuer and the Co-Issuer) and any registered office and government filing fees, (iv) the Rating Agencies for fees and expenses in connection with any rating (including the annual fee payable with respect to the monitoring of any rating) of the Notes, including fees and expenses due or accrued in connection with any credit estimate or rating of the Collateral Interests, (v) the Collateral Manager under this Indenture and the Collateral Management Agreement, (vi) the Collateral Manager or other Persons as indemnification pursuant to the Collateral Management Agreement, (vii) the Advancing Agent or other Persons as indemnification pursuant to Section 18.3 hereof, (viii) any other Person in respect of any governmental fee, charge or tax in relation to the Issuer or the Co-Issuer (in each case as certified by an Authorized Officer of the Issuer or the Co-Issuer to the Trustee) and (ix) any other Person in respect of any other fees or expenses (including indemnifications) permitted under this Indenture and the documents delivered pursuant to or in connection with this Indenture and the Notes and any amendment or other modification of any such documentation, in each case unless expressly prohibited under this Indenture (including, without limitation, the payment of all transaction fees and all legal and other fees and expenses required in connection with the purchase of any Collateral Interests or any other transaction authorized by this Indenture and any amounts due in respect of the listing of any Class of Notes on the Cayman Islands Stock Exchange); provided that Company Administrative Expenses shall not include (a) amounts payable in respect of the Notes, (b) amounts payable under any Hedge Agreement, (c) amounts payable under the Upfront Swap Agreement, (d) amounts payable under any Synthetic Asset, (e) amounts payable under any Investment Agreement, (f) any Collateral Management Fee payable pursuant to the Collateral Management Agreement, (g) any Class AR Commitment Fees, Class AR Breakage Costs or Class AR Increased Costs and (h) amounts payable under the Servicing Agreement.

“Company Administrator”: Maples Finance Limited, as administrator pursuant to the Company Administration Agreement, unless a successor Person shall have become administrator pursuant to the Company Administration Agreement, and thereafter, Company Administrator shall mean such successor Person.

“Controlling Class”: The Senior Class A Notes, so long as any Senior Class A Notes are outstanding, then the Junior Class A Notes, so long as any Junior Class A Notes are outstanding, then the Class B Notes, so long as any Class B Notes are outstanding, then the Class C Notes, so long as any Class C Notes are outstanding, then the Class D Notes, so long as any Class D Notes are outstanding, then the Class E Notes, so long as any Class E Notes are outstanding, then the Class F Notes, so long as any Class F Notes are outstanding, then the Class G Notes, so long as any Class G Notes are outstanding, then the Class H Notes, so long as any Class H Notes are outstanding, and then the Junior Notes. Notwithstanding anything herein to the contrary, MBIA shall be the Controlling Class so long as MBIA is providing credit enhancement (whether in the form of a negative basis swap, a standby letter of credit, a surety bond, an insurance policy, a credit default swap or any other form of credit insurance or risk management product or instrument) with respect to any Class A-1 Notes unless (i) MBIA or each of the Class A-1 Noteholders gives written notice to the Trustee, the Collateral Manager, MBIA and the Issuer that MBIA is no longer providing credit enhancement with respect to any of the Class A-1 Notes or (ii) a Protection Provider Default has occurred and is continuing with respect to MBIA.

“Corporate Trust Office”: The principal corporate trust office of the Trustee, currently located at LaSalle Bank National Association, 181 West Madison Street, 32nd Floor, Chicago, Illinois 60602, Attention: CDO Trust Services, telephone number (312) 904-6423, or such other address as the Trustee may designate from time to time by notice to the Noteholders, the Holders of the Income Notes, the Collateral Manager, the Rating Agencies, the Issuer and each Hedge Counterparty or the principal corporate trust office of any successor Trustee.

“Coverage Test Modification”: The meaning specified in Section 12.5 hereof.

“Coverage Tests”: The Class A/B Coverage Tests, the Class C/D/E Coverage Tests and the Class F/G/H Coverage Tests.

“Covered Fixed Rate Security”: Any Fixed Rate Security (including any Above Cap Security) (i) for which the Issuer has entered into one or more interest rate swap agreements (either individually or together with other Collateral Interests), which (A) is a market rate swap that does not require the related Hedge Counterparty to make any upfront payments, (B) has a term which is at least as long as the earlier of (x) the expected maturity of such Fixed Rate Security and (y) the expected maturity of the Notes, (C) requires the related Hedge Counterparty to make floating rate payments to the Issuer based on the related notional amount based on the London interbank offered rate for U.S. Dollar deposits in Europe and (D) requires the Issuer to make fixed rate payments to the related Hedge Counterparty or (ii) that is subject to a Liability Hedge.

“CRE CDO Security”: Collateralized debt obligation, collateralized bond obligation or collateralized loan obligation (including, without limitation, any synthetic collateralized debt obligation or synthetic collateralized loan obligation) that entitles the holder thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to the holder of such CRE CDO Security) on the cash flow from (and not the market value of) a portfolio of securities related to commercial mortgage property.

“Credit Risk Interest”: Any Collateral Interest that, in the Collateral Manager’s reasonable business judgment, exercised in accordance with the Collateral Manager Servicing Standard, has a significant risk of declining in credit quality or, with a passage of time, becoming a Defaulted Interest.

“Credit Protection Payment”: With respect to any Synthetic Asset, floating amounts required to be paid by the Issuer to the related Synthetic Asset Counterparty upon the occurrence of a Floating Amount Event, in amounts equal to (subject to any adjustments set forth in the relevant confirmation to reflect any applicable percentage or reference price) any principal shortfalls, written down amounts and interest shortfalls under the Reference Obligation.

“Cure Advance”: An advance by the Collateral Manager, in connection with the exercise of a cure right by the Issuer, as controlling holder or directing holder or other similar function, with respect to a Collateral Interest.

“Current Portfolio”: The portfolio of Collateral Interests and Eligible Investments prior to giving effect to a proposed reinvestment in a Substitute Collateral Interest.

“Custodial Account”: An account at the Custodial Securities Intermediary in the name of the Trustee pursuant to Section 10.1(b) hereof.

“Custodial Securities Intermediary”: The meaning specified in Section 3.3(a) hereof.

“Database”: The meaning specified in Section 10.14(a)(i).

“Default”: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Dealers”: Each of Wachovia Capital Markets, LLC, Banc of America Securities LLC, CIBC World Markets and Credit Suisse Securities (USA) LLC.

“Default Exception”: Any Loan for which a default exists as a result of any bankruptcy, insolvency or receivership proceeding being initiated against the related obligor or, in the case of a B Note, Participation or Rake Bond the underlying obligor with respect to the underlying mortgage loan, (i) the obligor is current on all payments of interest and principal pursuant to such Loan in accordance with a previously confirmed bankruptcy plan, (ii) an order issued by a court of appropriate jurisdiction in such proceeding has approved all prior payments, all current payments and all scheduled future payments under the terms of such Whole Loan or Mezzanine Loan, or with respect to a Participation, B Note or Rake Bond, the Underlying Term Loan and (iii) the Collateral Manager receives an “Appraisal” (as defined in the related Underlying Instrument) conducted since the initiation of the proceeding indicating that the fair market value of the underlying mortgaged property is not less than 125% of the outstanding balance of the Whole Loan, or in the case of a Participation, B Note, Rake Bond or Mezzanine Loan, not less than 125% of the outstanding balance of the related mortgage loan and any related mezzanine loan; provided that such Loans to which such exception shall apply shall not individually exceed 5% of the Collateral Interests or in the aggregate 10% of the Collateral Interests as of the date of determination.

“Defaulted Hedge Agreement Termination Payments”: With respect to any Hedge Agreement, amounts (including, without limitation, any Hedge Payment Amounts) (including any interest accrued thereon), if any, payable by the Issuer to the Hedge Counterparty under the related Hedge Agreement following an “Event of Default” or “Termination Event” (other than “Illegality” or “Tax Event”) (each as defined in the related Hedge Agreement) with respect to which the Hedge Counterparty is the “Defaulting Party” or the sole “Affected Party” (each as defined in the related Hedge Agreement).

“Defaulted Interest Amount”: The Class A-1 Defaulted Interest Amount, the Class A-1R Defaulted Interest Amount, the Class A-2 Defaulted Interest Amount, the Class A-2R Defaulted Interest Amount, the Class B Defaulted Interest Amount, the Class C Defaulted Interest Amount, the Class D Defaulted Interest Amount, the Class E Defaulted Interest Amount, the Class F Defaulted Interest Amount, the Class G Defaulted Interest Amount, the Class H Defaulted Interest Amount, the Class J Defaulted Interest Amount, the Class K Defaulted Interest Amount or the Class L Defaulted Interest Amount, as the context requires.

“Defaulted Interest”: Any Collateral Interest or any other security included in the Collateral (in each case as determined by the Collateral Manager):

(i) with respect to a Loan (other than a Rake Bond), if a foreclosure or default (whether or not declared) with respect to such Loan or the related commercial mortgage loan has occurred; provided, however, that notwithstanding the foregoing, a Loan shall not be deemed to be a Defaulted Interest (x) if the Default Exception is met, or (y) (1) following the related borrower’s failure to pay interest on such Loan or on the related commercial mortgage loan on the initial due date therefor, if such interest is paid on or before the day that is 30 days after such initial due date, or if the related lender or holder of such Loan or the related commercial mortgage loan consents to extend the due date when such interest is due and payable, and such interest is paid on or before such extended due date (provided that such interest is paid not more than 60 days after the initial date that it was due), or (2) the related borrower’s failure to pay principal on such Loan or the related commercial mortgage loan on the original maturity date thereof (as defined below), if the related lender or holder of such Loan or the related commercial mortgage loan consents to extend such maturity date (so long as the Maturity Extension Requirements are met) and such principal is paid on or before such extended maturity date or (3) the occurrence of any default (other than a payment default) with respect to such Loan or the related commercial mortgage loan, unless and until the earlier of (A) declaration of default and acceleration of the maturity of the Loan by the lender or holder thereof and (B) the continuance of such default uncured for 60 days after such default became known to the Issuer or the Collateral Manager or, subject to the satisfaction of the Rating Agency Condition, such longer period as the Collateral Manager determines. As used herein, the term “original maturity date” means the maturity date of a Loan or the related commercial mortgage loan as extended by all extensions thereof which the related borrower had the right to elect and did elect under the terms of the instruments and agreements relating to such Loan or the related commercial mortgage loan, but before taking into account any additional extensions thereof that are consented to by the lender or holder of such Loan or the related commercial mortgage loan;

(ii) with respect to a CMBS Security, a CRE CDO Security, a REIT Debt Security, a Real Estate Related Bank Loan, a Rake Bond or a Synthetic Asset in the form of a credit-linked note (1) as to which there has occurred and is continuing a principal payment default (without giving effect to any applicable grace period or waiver) or (2) as to which there is known to the Issuer or the Collateral Manager a default (other than any payment default) which default entitles the holders thereof to accelerate the maturity of all or a portion of the principal amount of such obligation and the holders thereof have so accelerated the maturity of all or a portion of the principal amount of such obligation; provided, however, in each case, if such default is cured or waived then such asset shall no longer be a Defaulted Interest or (3) as to which there is known to the Collateral Manager (A) any bankruptcy, insolvency or receivership proceeding has been initiated in connection with the issuer of such CMBS Security, CRE

CDO Security, Real Estate Related Bank Loan or REIT Debt Security, or (B) there has been proposed or effected any distressed exchange or other debt re structuring where the issuer of such CMBS Security, CRE CDO Security, Real Estate Related Bank Loan or REIT Debt Security has offered the debt holders a new security or package of securities that either (x) amounts to a diminished financial obligation or (y) has the purpose of helping the issuer to avoid default, or (4) which has been rated, or the issuer of which has been rated, “CC”, “D” or “SD” or below by S&P, “CC” or below by Fitch or “Ca” or “C” by Moody’s, or, if Collateral Interest or the issuer is rated “CC”, “D” or “SD” by S&P, as to which S&P has withdrawn its rating; or (5) as to which there is known to the Collateral Manager that the issuer thereof is in default (without giving effect to any applicable grace period or waiver) as to payment of principal and/or interest on another obligation (and such default has not been cured or waived) which is senior or pari passu in right of payment to such CMBS Security, CRE CDO Security, Real Estate Related Bank Loan or REIT Debt Security, except that a CMBS Security, CRE CDO Security, Real Estate Related Bank Loan or REIT Debt Security will not constitute a “Defaulted Interest” under this clause (5) if each of the Rating Agencies has confirmed in writing that such event shall not result in the reduction, qualification or withdrawal of any rating of the Senior Notes; or (6) (A) as to which there has been a failure to pay interest due and payable with respect to such Collateral Interest in whole or in part for the lesser of (x) six months or (y) three payment periods (if such CMBS Security, CRE CDO Security, Real Estate Related Bank Loan or REIT Debt Security is rated (or privately rated for purposes of the issuance of the Notes) below “Baa3” by Moody’s or “BBB-” by S&P or Fitch); provided, however, if the Rating Agency Condition for such CMBS Security, CRE CDO Security, Real Estate Related Bank Loan or REIT Debt Security is satisfied with respect to Fitch and Moody’s, the Collateral Manager may choose not to treat such a CMBS Security, CRE CDO Security, Real Estate Related Bank Loan or REIT Debt Security as a Defaulted Interest or (B) as to which there has been a failure to pay interest in whole or in part for the lesser of (x) one year or (y) six consecutive payment periods (if such CMBS Security, CRE CDO Security, Real Estate Related Bank Loan or REIT Debt Security is rated (or privately rated for purposes of the issuance of the Notes) “BBB-” or higher by S&P or Fitch or “Baa3” or higher by Moody’s) even if by its terms it provides for the deferral and capitalization of interest thereon; and

(iii) with respect to a Synthetic Asset, it is a Synthetic Asset Counterparty Defaulted Obligation or, in the case of any Synthetic Asset in the form of a credit default swap or a total return swap, the underlying Reference Obligation would be considered a Defaulted Interest pursuant to clause (i) or clause (ii) above;

provided that any Collateral Interest which has sustained a write-down of principal balance in accordance with its terms will not necessarily be considered a Defaulted Interest solely due to such write-down.

For purposes of calculating the Par Value Ratios, an appraisal reduction of a Collateral Interest will be assumed to result in an implied reduction of principal balance for such Collateral Interest only if such appraisal reduction is intended to reduce the interest payable on such Collateral Interest and only in proportion to such interest reduction. For purposes of the Par Value Ratios, any Collateral Interest that has sustained an implied reduction of principal balance due to an appraisal reduction will not be considered a Defaulted Interest solely due to such implied reduction. The Collateral Manager will notify the Trustee of any appraisal reductions of Collateral Interests if the Collateral Manager has actual knowledge thereof.

For purposes of the definition of “Defaulted Interest,” the “Maturity Extension Requirements” will be satisfied with respect to any extension if the maturity date is extended (i) in the case of Loans other than ARD Loans to a new maturity date that is (A) not more than two (2) years after the original maturity date and (B) not less than ten years prior to the Rated Final Maturity and (ii) in the case of ARD Loans, such that (A) the anticipated repayment date will not be less than 20 years prior to the Rated Final Maturity and (B) the new maturity date is not less than 5 years prior to the Rated Final Maturity; provided, however, that notwithstanding the requirements in the foregoing clauses (i) and (ii), “Maturity Extension Requirements” will be deemed satisfied with respect to any extensions as to which the Rating Agency Condition has been satisfied.

“Defaulted Synthetic Asset Termination Payments”: With respect to any Synthetic Asset in the form of a credit default swap or a total return swap, any termination payment required to be made by the Issuer to a Synthetic Asset Counterparty pursuant to the terms of such Synthetic Asset in the event of an “Event of Default” (as defined in such Synthetic Asset) or “Termination Event” (other than “Illegality” or “Tax Event”) (each as defined in such Synthetic Asset) under such Synthetic Asset, in each case, in respect of which such Synthetic Asset Counterparty is the “Defaulting Party” or sole “Affected Party” (each as defined in such Synthetic Asset).

“Delayed Draw Future Advance”: With respect to any Delayed Draw Term Loan, one or more future advances required to be made by the Issuer to the obligor under the Underlying Instruments relating thereto, subject to satisfaction of conditions precedent specified therein.

“Delayed Draw Term Loan”: Any Loan that is fully committed on the initial funding date of such Loan but is required to be fully funded in one or more installments and which, once all such installments have been made, has the characteristics of a term loan; provided that no Loan with respect to which the additional funding obligation is held separately outside the Issuer by an Affiliate of the Seller or by an unaffiliated third party shall be deemed to be a “Delayed Draw Term Loan” hereunder; provided, further, for purposes of the Coverage Tests and the Collateral Quality Tests, the principal balance of a Delayed Draw Term Loan, as of any date of determination, refers to the sum of (i) the outstanding principal balance of such Delayed Draw Term Loan and (ii) the amount of the unfunded portion of such Delayed Draw Term Loan.

“Delayed Funding Obligations Account”: The account established pursuant to Section 10.6(a) hereof.

“Deposit Accounts”: The meaning specified in Section 3.3(e)(xii) hereof.

“Depository” or “DTC”: The Depository Trust Company, its nominees, and their respective successors.

“Determination Date”: With respect to the initial Payment Date, June 29, 2007 and thereafter quarterly on the fifth (5th) Business Day prior to the corresponding Payment Date; provided that, for the purposes of reporting requirements hereunder, the “Determination Date” for the CDO Serviced Loans shall be the second (2nd) Business Day following the CDO Serviced Loan Cut-Off Date.

“Discretionary Sale”: The meaning specified in Section 12.1(a)(iv) hereof.

“Disqualified Transferee”: The meaning specified in Section 2.5(k) hereof.

“Dollar,” “U.S.$” or “$”: A U.S. dollar or other equivalent unit in Cash.

“Due Date”: Each date on which a Scheduled Distribution is due on a Pledged Obligation.

“Due Period”: With respect to any Payment Date, the period commencing on the day immediately succeeding the second preceding Determination Date (or commencing on the Closing Date, in the case of the Due Period relating to the first Payment Date) and ending on and including the Determination Date immediately preceding such Payment Date.

“Effective Date”: The date which is the earlier of (i) January 2, 2008 and (ii) the first date on which the Aggregate Principal Balance of the Pledged Collateral Interests is at least equal to the Minimum Ramp-Up Amount (including for this purpose, the aggregate unfunded portion of the Delayed Draw Term Loans owned by the Issuer).

“Eligibility Criteria”: The criteria set forth below, which if satisfied with respect to any Loan, Synthetic Asset, CMBS Security, CRE CDO Security, REIT Debt Security or Real Estate Related Bank Loan at the time it is purchased or entered into or irrevocably committed to be purchased (and not sold), as the case may be, as evidenced by an Officer’s Certificate of the Collateral Manager delivered to the Trustee as of the date of such acquisition or entry into, will make such asset eligible for purchase by the Issuer as a Collateral Interest:

(i) it is related to (x) commercial real estate or (y) undeveloped real estate intended to be developed into commercial, multifamily or condominium property;

(ii) it is secured by, or the payment obligations of which are tied to, collateral located in, and is issued by an issuer incorporated or organized under the laws of, (a) the United States or a commonwealth, territory or possession of the United States, (b) any non-U.S. jurisdiction that has a long-term currency rating from S&P of at least “AAA”, or (c) other non.-U.S. jurisdictions that do not have a long-term currency rating from S&P of at least “AAA” so long as, with respect to clause (c), (1) the Issuer obtains, and maintains at all times in connection with its ownership of such Collateral Interest, political risk insurance in an amount not less than the outstanding principal balance of such Collateral Interest, (2) the Issuer (or Trustee or CDO Servicer, as applicable) is permitted, under the relevant laws of such other non.-U.S. jurisdictions, to foreclose on the collateral securing such Collateral Interest, (3) the obligor under such Collateral Interest is obligated, under the relevant underlying documents, to deliver all rent and/or other receipts collections related to the property securing such Collateral Interest, to one or more lockbox accounts held in the United States, and (4) if such Collateral Interest provides for the payment to the Issuer to be made in a currency other than US Dollars, then the Issuer maintains a currency hedge in connection with such Collateral Interest in a notional amount not less than the outstanding principal balance of such Collateral Interest, which currency hedge will otherwise be in form and substance acceptable to S&P as evidenced by satisfaction of the Rating Agency Condition;

(iii) with respect to each CMBS Security, substantially all the loans backing such Collateral Interest are secured by collateral substantially all of which is located in the United States or a commonwealth, territory or possession of the United States or other jurisdiction in which Collateral Interests may qualify under clause (ii) above, and with respect to each REIT Debt Security, the issuer of such Collateral Interest is incorporated or organized under the laws of the United States or a commonwealth, territory or possession of the United States or other jurisdiction in which Collateral Interests may qualify under clause (ii) above;

(iv) it provides for periodic payments of interest or the payment of premiums no less frequently than semi annually;

(v) it (or, with respect to Synthetic Assets in the form of credit default swaps or total return swaps where the related Reference Obligation is a CMBS Security, the related Reference Obligation) has or will have a Moody’s Rating, an S&P Rating (and, unless otherwise agreed by S&P, such S&P Rating does not include the subscript “t”) and a Fitch Rating (provided, however, that a Fitch Rating will not be required for Loans);

(vi) its acquisition would not cause the Issuer or the Co Issuer or the pool of Pledged Obligations to be required to register as an “investment company” under the Investment Company Act; and if the issuer or obligor of such Collateral Interest is excepted from the definition of an “investment company” solely by reason of Section 3(c)(1) of the Investment Company Act, then either (x) such Collateral Interest does not constitute a “voting security” for purposes of the Investment Company Act or (y) the aggregate amount of such Collateral Interest held by the Issuer is less than 10% of the entire issue of such Collateral Interest;

(vii)(A) if it is a Loan (other than any ARD Loan) or a Real Estate Related Bank Loan, it has a maturity date (including any extension option) that is later than ten years prior to the Rated Final Maturity; provided that up to 10.0% of the aggregate principal balance of all Loans may have maturity dates (including any extension options) between five and ten years prior to the Rated Final Maturity; (B) if it is a REIT Debt Security, a CMBS Security or a CRE CDO Security, such Collateral Interest (without regard to the maturities of any collateral underlying such Collateral Interest) does not have a rated final payment date later than the Rated Final Maturity; (C) if it is a Synthetic Asset in the form of a credit default swap or a total return swap, such Synthetic Asset (without regard to the maturities of any Reference Obligation underlying such Synthetic Asset) does not have a scheduled termination date later than the Rated Final Maturity; and (D) if it is an ARD Loan, (i) the anticipated repayment date of such ARD Loan is not later than 20 years prior to the Rated Final Maturity and (ii) the maturity date of such ARD Loan is not less than five years prior to the Rated Final Maturity;

(viii) it is not prohibited under its Underlying Instruments from being purchased by the Issuer and pledged to the Trustee;

(ix) it is not, and does not provide for conversion or exchange into, “margin stock” (as defined under Regulations T, U or X by the Board of Governors of the Federal Reserve System) at any time over its life;

(x) other than a Synthetic Asset in the form of a credit default swap, total return swap or other derivative instrument, or a Loan with respect to which the Collateral Manager has a reasonable indication from the related borrower that it plans to prepay such Loan, it is not the subject of (A) any Offer by the issuer of such security or by any other person made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of the related Underlying Instruments) or to convert or exchange such security into or for cash, securities or any other type of consideration or (B) any solicitation by an issuer of such security or any other person to amend, modify or waive any provision of such security or any related Underlying Instruments, and has not been called for redemption;

(xi) it is not an Ineligible Equity Security, Step Up Security, Step Down Bond, market value collateralized debt obligation security or any security the repayment of which is subject to substantial non credit related risk, as determined by the Collateral Manager in its reasonable business judgment;

(xii) it is not a Collateral Interest that by the terms of its Underlying Instruments provides for conversion or exchange (whether mandatory or at the option of the issuer or the holder thereof) into equity capital at any time prior to its maturity;

(xiii) it is not a financing by a debtor in possession in any insolvency proceeding;

(xiv) except with respect to Delayed Draw Term Loans and Synthetic Assets, it will not require the Issuer to make any future payments after the initial purchase thereof;

(xv) if it is a Delayed Draw Term Loan, the aggregate amount of the Issuer’s remaining commitments with respect to such Delayed Draw Term Loan plus the aggregate amount of the Issuer’s remaining commitments with respect to all other Delayed Draw Term Loans is less than the sum of (A) the amount deposited into the Delayed Draw Funding Obligations Account on the date such Delayed Draw Term Loan is acquired by the Issuer, and (B) the Class AR Undrawn Amount;

(xvi) its acquisition will comply with Section 206 of the Investment Advisers Act of 1940, as amended (“Advisers Act”);

(xvii) it is not a Defaulted Interest or Credit Risk Interest (as determined by the Collateral Manager after reasonable inquiry);

(xviii) if it is a Participation, (A) it is a real estate related Participation, (B) either (1) the underlying term loan, A Note or B Note has been included in a transaction that would be classified as a CMBS Conduit Security or a CMBS Large Loan Security and is serviced by an Approved Servicer or (2) the underlying term loan is serviced pursuant to a commercial mortgage servicing arrangement, which includes the standard servicing provisions found in CMBS Securities transactions, and is serviced by an Approved Servicer, provided, that up to 10.0% of the Aggregate Collateral Balance may consist of Loans and Synthetic Assets for which the related Reference Obligations are Loans serviced (or, with respect to Participations, B Notes, Mezzanine Loans and Synthetic Assets, the underlying mortgage loan, A Note, B Note or Reference Obligation, as the case may be, may be serviced) by an Accepted Servicer that is not an Approved Servicer, (C) the requirements set forth in the Indenture regarding the representations and warranties with respect to the underlying term loan, the underlying mortgaged property (as applicable) and the Participation have been met, (D) the terms of the Underlying Instruments are consistent with the terms of similar Underlying Instruments in the CMBS industry, and (E) the Participating Institution is either a “special purpose vehicle” or qualifies as a “qualified institutional lender” as typically defined in the Underlying Instruments related to Participations; provided that a securitization trust, a CDO issuer or a similar securitization vehicle shall be deemed to be a “special purpose vehicle” for purposes of the Eligibility Criteria;

(xix) if it is a B Note, it is (A) a real estate related B Note, (B) either (1) the related A Note has been included in a transaction that would be classified as a CMBS Conduit Security or a CMBS Large Loan Security and is serviced by an Approved Servicer or (2) the B Note is serviced pursuant to a commercial mortgage servicing arrangement, which includes the standard servicing provisions found in CMBS Securities transactions, and is serviced by an Approved Servicer, provided, that up to 10.0% of the Aggregate Collateral Balance may consist of Loans and Synthetic Assets for which the related Reference Obligations are Loans serviced (or, with respect to Participations, B Notes, Mezzanine Loans and Synthetic Assets, the underlying mortgage loan, A Note, B Note or Reference Obligation, as the case may be, may be serviced) by an Accepted Servicer that is not an Approved Servicer, (C) the requirements set forth in the Indenture regarding the representations and warranties with respect to the underlying term loan, the underlying mortgaged property (as applicable) and the B Note have been met and (D) the terms of the Underlying Instruments are consistent with the terms of similar Underlying Instruments in the CMBS industry;

(xx) if it is a Mezzanine Loan, (A) the underlying mortgage loan is serviced by an Approved Servicer pursuant to a commercial mortgage servicing arrangement, which includes the standard servicing provisions found in CMBS Securities transactions, provided, that up to 10.0% of the Aggregate Collateral Balance may consist of Loans and Synthetic Assets for which the related Reference Obligations are Loans serviced (or, with respect to Participations, B Notes, Mezzanine Loans and Synthetic Assets, the underlying mortgage loan, A Note, B Note or Reference Obligation, as the case may be, may be serviced) by an Accepted Servicer that is not an Approved Servicer, (B) the requirements set forth in the Indenture regarding the representations and warranties with respect to the underlying term loan, the underlying mortgaged property (as applicable) and the Mezzanine Loan have been met and (C) the terms of the Underlying Instruments are consistent with the terms of similar Underlying Instruments in the CMBS Securities industry with respect to Mezzanine Loans;

(xxi) if it is a Whole Loan, (A) it is a real estate related Loan that is (1) serviced pursuant to the Servicing Agreement or (2) serviced by an Approved Servicer pursuant to a commercial mortgage servicing arrangement, which includes the standard servicing provisions found in CMBS Securities transactions, provided, that up to 10.0% of the Aggregate Collateral Balance may consist of Loans and Synthetic Assets for which the related Reference Obligations are Loans serviced (or, with respect to Participations, B Notes, Mezzanine Loans and Synthetic Assets, the underlying mortgage loan, A Note, B Note or Reference Obligation, as the case may be, may be serviced) by an Accepted Servicer that is not an Approved Servicer, (B) the requirements set forth in the Indenture regarding the representations and warranties with respect to the Loan and the underlying mortgaged property (as applicable) have been met (C) in the case of any Whole Loan in the form of a senior participation, the Participating Institution either is a “special purpose vehicle,” qualifies as a “qualified institutional lender” as typically defined in the Underlying Instruments related to Participations; provided that a securitization trust, a CDO issuer or a similar securitization vehicle shall be deemed to be a “special purpose vehicle” for purposes of the Eligibility Criteria, and (D) the Underlying Instruments are consistent with the terms of similar underlying instruments in the commercial mortgage securities industry;

(xxii) if it is a Synthetic Asset (x) in the form of a credit default swap or a total return swap, (A) the related Synthetic Asset Counterparty (1) satisfies the Synthetic Asset Counterparty Collateral Threshold Ratings or (2)(a) has posted collateral to the Synthetic Asset Counterparty Collateral Account in an amount sufficient to satisfy the Rating Agency Condition, (b) assigns the related Synthetic Asset to a replacement Synthetic Asset Counterparty which satisfies the Synthetic Asset Counterparty Collateral Threshold Ratings and the Rating Agency Condition or (c) obtains a guarantor of its obligations under the Synthetic Asset which satisfies the Synthetic Asset Counterparty Collateral Threshold Ratings, and (B) either (1) it is a Form-Approved Synthetic Asset or (2) the Rating Agency Condition has been satisfied with respect thereto or (y) in any other form, any of the following is true: (1) it is a Form-Approved Synthetic Asset, (2) the Rating Agency Condition has been satisfied with respect thereto or (3) it is rated by S&P and Moody’s;

(xxiii) if such Collateral Interest has attached reciprocal “buy/sell” rights as a dispute resolution mechanism, such rights in favor of the Issuer are freely assignable by the Issuer to any of its Affiliates;

(xxiv) if it is a Related Future Advance Loan, and if the aggregate amount of the additional commitments to fund all Related Loan Future Advances with respect to Other Loans relating to Related Future Advance Loans (including Other Loans relating to such Related Future Advance Loan) is greater than $5,000,000, then either (A) the Rating Agency Condition has been satisfied with respect thereto, (B) the holder of such Other Loan is a collateralized debt obligation issuer, (1) one or more of the outstanding debt obligations of which is rated by Moody’s and S&P, and (2) such holder is prohibited pursuant to the Underlying Instruments or otherwise from transferring the Other Loan (unless such loan is a credit risk security or a defaulted security) except (x) to a transferee rated “A-” or higher by S&P or (y) in circumstances where, after giving effect to such transfer, the criteria set forth in this clause (xxiv) of will be satisfied as of the date of such transfer, (C) the Rating Agencies assigned a rating to such Related Future Advance Loan without regard to the additional funding obligation under the Other Loan, (D) the holder of the related Other Loan (1) has a long-term unsecured debt rating of at least “A-” by each of S&P and Fitch, and “A3” by Moody’s, or (2) the related additional funding obligation is an obligation of a special purpose affiliate of CBRE REIT Parent or a similar special purpose entity that is established as a repo seller or warehouse borrower, and is not an obligation of the Issuer or the Co-Issuer (either entity referred to in the foregoing clauses (D)(1) and (D)(2), a “Future Advance Holder”), and, at the time the Issuer acquires the Related Future Advance Loan, the following criteria are satisfied: (3) the Other Loan was owned by the Future Advance Holder and if the Future Advance Holder is an entity described in the foregoing clause (D)(2), is pledged and/or otherwise financed to or with, as applicable, an entity that is an Approved Lender pursuant to the related repurchase agreement or other warehouse facility (any such agreement or facility, a “Warehouse Facility”), as applicable; (4) if the Future Advance Holder is an entity described in the foregoing clause (D)(2), the Approved Lender (a) has approved of the Related Future Advance Loan and is required to fund the financed portion of such Other Loan (either directly or via an advance to the Future Advance Holder), if all of the conditions under the related mortgage loan documents and the Warehouse Facility documents are satisfied, (b) there is sufficient capacity under the related Warehouse Facility to satisfy the financed portion of the additional funding obligation in respect of the related Other Loan and (c) there is sufficient Liquidity to satisfy the unfinanced portion of the additional funding obligation in respect of the related Other Loan; (5) the related borrower has acknowledged and/or agreed to in writing that it has not, and will not, exercise any right to offset, abate, counterclaim or defend against payment under the Related Future Advance Loan owned by the Issuer against the Issuer; (6) the Future Advance Holder has agreed in writing with the Issuer not to transfer the Other Loan except in connection with the Approved Lender’s rights under the applicable Warehouse Facility (or in satisfaction or settlement of such rights currently or in the future) without satisfaction of the Rating Agency Condition unless the transferee is rated at least “A-” by each of S&P and Fitch (or is otherwise approved by Fitch) and “A3” by Moody’s or is otherwise approved by Moody’s, (7) the Future Advance Holder has agreed to indemnify the Issuer and Co-Issuer for, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, whether incurred or imposed within or outside the judicial process, including, without limitation, reasonable attorney’s fees and disbursements imposed upon or incurred by or asserted against the indemnified party for the failure to make such advance by such party related to its future funding obligations under the commercial mortgage loan; (8) the related Warehouse Facility has a term that is scheduled to end no earlier than the date that is twelve months after the date on which the Issuer acquires such Related Future Advance Loan; (9) the Future Funding Reserve Test (if applicable) is satisfied as of the date on which the Issuer acquires such Related Future Advance Loan (after giving effect to such acquisition); (10) the Liquidity Test (if applicable) was satisfied with respect to the most recent Quarterly Measurement Date; (11) the related participation agreement includes a provision generally requiring the related Future Advance Holder to make advances in accordance with the terms of the Other Loan; and (12) the Underlying Instruments with respect to the Related Future Advance Loan provide that, in the event of a failure to fund by the Future Advance Holder, any payments of principal or interest on any funds previously advanced by such Future Advance Holder shall, for so long as such failure to fund is not cured, be deposited into a segregated account to be applied to fund such Future Advance Holder’s obligations or to reimburse the Issuer for any of the losses described in clause (7) above;

(xxv) it is (a) U.S. Dollar denominated and may not by its terms be converted into a security payable in any other currencies or (b) a Collateral Interest that qualifies under clause (ii)(b) or (ii)(c) above and it is subject to a hedging arrangement that entitles the Issuer to receive from the related hedge counterparty payments based on U.S. Dollar denominations;

(xxvi) it (or the related Reference Obligation, if applicable, provided that the Specified Types for such Reference Obligations shall be Loans and CMBS Securities) is one of the Specified Types;

(xxvii) if it is a Loan, the principal balance of the Loan has not been reduced by a realized loss, expected loss, appraisal event, appraisal reduction or similar event since initial issuance, other than a Loan as to which a workout or other restructuring has occurred but as to which no such reduction has occurred since the completion of such workout or restructuring;

(xxviii) any requirements regarding opinions with respect to certain purchases of or entry into Collateral Interests as provided herein have been met;

(xxix) if it is an Interest Only Security, the Rating Agency Condition has been satisfied with respect to the acquisition of such Interest Only Security;

(xxx) if it is a Principal Only Security, the Rating Agency Condition has been satisfied with respect to the acquisition of such Principal Only Security;

(xxxi) if it is a Synthetic Asset in the form of a credit default swap or a total return swap, the underlying Reference Obligation(s) would meet each of the other Eligibility Criteria specified herein at the time the Issuer enters into such Synthetic Asset;

(xxxii) if it is a Synthetic Asset in the form of a credit default swap or a total return swap and the related Reference Obligation is a Loan, (A) the requirements set forth in Section 17.5(a) regarding the representations and warranties with respect to such type of Loan have been met and (B) such Loan is serviced by an Approved Servicer pursuant to a commercial mortgage servicing arrangement, which includes standard servicing provisions found in CMBS Securities transactions; provided, that up to 10.0% of the Aggregate Collateral Balance may consist of Loans and Synthetic Assets for which the related Reference Obligations are Loans serviced (or, with respect to Participations, B Notes, Mezzanine Loans and Synthetic Assets, the underlying mortgage loan, A Note, B Note or Reference Obligation, as the case may be, may be serviced) by an Accepted Servicer that is not an Approved Servicer; provided further, that, in the case of (A) and (B) if such Reference Obligation is rated by S&P, pursuant to a published rating concerning the likelihood of the timely payment of interest on, and the ultimate payment of principal of, such Reference Obligation (not including any “shadow rating” or private rating not generally disclosed to the public), and is rated by Moody’s and Fitch, it shall be deemed to satisfy this paragraph (xxxii)

(xxxiii) the acquisition, ownership, enforcement and disposition of such Collateral Interest will not cause the Issuer to fail to be treated as a Qualified REIT Subsidiary (unless the Issuer has previously received an opinion of a nationally recognized tax counsel experienced in such matters opining that the

Issuer will be treated as a foreign corporation that will not be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes, in which case the acquisition, ownership, enforcement and disposition of such Collateral Interest will not cause the Issuer to be treated as a foreign corporation that will be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes);

(xxxiv) it does not provide for any payments which are or will be subject to deduction or withholding for or on account of any withholding or similar tax, unless the issuer of such security is required to make “gross up” payments that ensure that the net amount actually received by the Issuer (free and clear of taxes, whether assessed against such obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding been required;

(xxxv) it is not an insurance-linked debt instrument containing a provision pursuant to which the issuer’s obligation to pay interest or principal is deferred or forgiven in the event of loss due to certain natural catastrophes specified in the Underlying Instruments;

(xxxvi) if it is a Collateral Interest other than a Synthetic Asset, it provides for the payment of principal at not less than par upon maturity;

(xxxvii) it is not an obligation with respect to which, in the reasonable judgment of the Collateral Manager, the timely repayment of principal and interest is subject to substantial non-credit related risks; and

(xxxviii) it does not, at the time of purchase, have any outstanding deferred or capitalized interest other than as permitted by it terms.

Notwithstanding the foregoing provisions of this definition, with respect to any Collateral Interest acquired by the Issuer on or prior to the Closing Date and any of the Eligibility Criteria above pertains to the subject matter of a representation and warranty under the related Collateral Interests Purchase Agreement as to which an exception has been disclosed in the related exception schedule, such Collateral Interest shall be deemed to satisfy such criterion notwithstanding such exception.

“Eligible Investments”: Any Dollar-denominated investment that, at the time it is Granted to the Trustee (directly or through a Securities Intermediary or bailee), is Registered and is one or more of the following obligations or securities:

(i) direct obligations of, and obligations the timely payment of principal of and interest on which is fully and expressly guaranteed by, the United States, or any agency or instrumentality of the United States, the obligations of which are expressly backed by the full faith and credit of the United States;

(ii) demand and time deposits in, certificates of deposit of, bankers’ acceptances issued by, or federal funds sold by, any depository institution or trust company incorporated under the laws of the United States or any state thereof or the District of Columbia (including the Trustee or the commercial department of any successor Trustee, as the case may be; provided that such successor otherwise meets the criteria specified herein) and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have a credit rating not less than “A1” by Moody’s, not less than “A+” by S&P and not less than “A” by Fitch (if Fitch has rated such investment), in the case of long-term debt obligations, and “P-1” by Moody’s, “A-1” by S&P (for so long as any Notes rated by S&P are Outstanding) and “F1” by Fitch (if Fitch has rated such investment) for Eligible Investments which have a maturity of 30 days or less;

(iii) unleveraged repurchase or forward purchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii) above (including LaSalle Bank National Association or the commercial department of any successor Trustee, as the case may be; provided that such person otherwise meets the criteria specified herein) or entered into with a corporation (acting as principal) whose long-term rating is not less than “Aa2” by Moody’s, “AAA” by S&P (for so long as any Notes rated by S&P are Outstanding) and “AA-” by Fitch (if Fitch has rated such corporation), or whose short-term credit rating is not less than “P-1” by Moody’s, “A-1+” by S&P (for so long as any Notes rated by S&P are Outstanding) and “F1” by Fitch (if Fitch has rated such corporation) with respect to Eligible Investments which have a maturity of 30 days or less, or whose short-term credit rating is not less than “F1+” by Fitch (if Fitch has rated such corporation); provided that the issuer thereof must also have at the time of such investment a long-term credit rating of not less than “Aa2” by Moody’s and “AAA” by S&P (for so long as any Notes rated by S&P are Outstanding) and “AA-” by Fitch (if Fitch has rated such issuer);

(iv) registered securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any state thereof or the District of Columbia that has a credit rating of not less than “Aa2” by Moody’s and “AAA” by S&P (for so long as any Notes rated by S&P are Outstanding) at the time of such investment or contractual commitment providing for such investment;

(v) commercial paper or other similar short-term obligations (including that of the Trustee or the commercial department of any successor Trustee, as the case may be, or any Affiliate thereof; provided that such person otherwise meets the criteria specified herein) having at the time of such investment a credit rating of “P-1” by Moody’s, “A-1+” by S&P and “F1+” by

Fitch (if Fitch has rated such obligations) or “A-1” by S&P (for so long as any Notes rated by S&P are Outstanding) and “F1” by Fitch (if Fitch has rated such obligations) for Eligible Investments which have a maturity of 30 days or less; provided that the issuer thereof must also have at the time of such investment a senior long-term debt rating of not less than “Aa3” by Moody’s, “AA” by S&P (for so long as any Notes rated by S&P are Outstanding), “AA-” by Fitch (if Fitch has rated such issuer);

(vi) a reinvestment agreement issued by any bank (if treated as a deposit by such bank), or a Registered guaranteed investment or reinvestment agreement issued by an insurance company or other corporation or entity, in each case that has a credit rating of not less than “P-1” by Moody’s, “A-1+” by S&P and “F1+” by Fitch (if Fitch has rated such obligation) or “A-1” by S&P (for so long as any Notes rated by S&P are Outstanding) and “F1” by Fitch (if Fitch has rated such obligation) for Eligible Investments which have a maturity of 30 days or less; provided that the issuer thereof must also have at the time of such investment a long-term credit rating of not less than “Aa2” by Moody’s, “AAA” by S&P (for so long as any Notes rated by S&P are Outstanding) and “AA-” by Fitch (if Fitch has rated such issuer);

(vii) money market funds which have at all times the highest credit rating assigned by each of the Rating Agencies (including funds for which the Trustee or an Affiliate provides services or received compensation); and

(viii) any other investment similar to those described in clauses (i) through (vii) above that (1) each of Moody’s and S&P has confirmed may be included in the portfolio of Pledged Obligations as an Eligible Investment without adversely affecting its then-current ratings on the Notes and (2) has a long-term credit rating of not less than “Aa2” by Moody’s, “AAA” by S&P (for so long as any Notes rated by S&P are Outstanding) and “AA-” by Fitch (if Fitch has rated such investment), or a credit rating of not less than “P-1” by Moody’s, “A-1+” by S&P (for so long as any Notes rated by S&P are Outstanding) and “F1+” by Fitch (if Fitch has rated such investment), or “A-1” by S&P (for so long as any Notes rated by S&P are Outstanding) and “F1” by Fitch (if Fitch has rated such investment) for Eligible Investments which have a maturity of 30 days or less;

provided that mortgage-backed securities and Interest Only Securities shall not constitute Eligible Investments; and provided, further, that (a) Eligible Investments acquired with funds in the Collection Accounts shall include only such obligations or securities as mature no later than the Business Day prior to the next Payment Date succeeding the acquisition of such obligations or securities, (b) Eligible Investments shall not include obligations bearing interest at inverse floating rates, (c) Eligible Investments shall not include obligations the purchase of which would cause the Issuer to be engaged in a trade or business within the United States, shall not have payments subject to foreign or United States withholding tax, shall not be purchased for a price in excess of par and shall not have an S&P rating which contains a subscript “r”, “t”, “p”, “pi” or “q” and (d) Eligible Investments shall not include Margin Stock.

“Entitlement Order”: The meaning specified in Section 8-102(a)(8) of the UCC.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended.

“Euroclear”: Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Default”: The meaning specified in Section 5.1 hereof.

“Excepted Assets”: (i) The U.S.$250 proceeds of share capital contributed by the Share Trustee as the holder of the ordinary shares of the Issuer, U.S.$250 representing a transaction fee to the Issuer and together with, in each case, any interest earned thereon, and the bank account in which such monies are held and (ii) the Income Notes Distribution Account and all of the funds and other property from time to time deposited in or credited to the Income Notes Distribution Account.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Exchange Security”: The meaning specified in Section 12.1(b) hereof.

“Expense Account”: The account established pursuant to Section 10.7(a) hereof.

“Extended Maturity Date”: With respect to any Collateral Interest, the maturity date of such Collateral Interest, assuming the exercise of all extension options (if any) that are exercisable at the option of the related borrower under the terms of such Collateral Interest.

“Extended Weighted Average Maturity”: As of any Measurement Date with respect to the Collateral Interests (other than Defaulted Interests), the number obtained by (i) summing the products obtained by multiplying (a) the remaining term to maturity (in years, rounded to the nearest one-tenth thereof, and based on the Extended Maturity Date) of each Collateral Interest (other than Defaulted Interests) by (b) the outstanding Principal Balance at such time of such Collateral Interest and (ii) dividing the sum by the Aggregate Principal Balance at such time of all Collateral Interests (other than Defaulted Interests).

“Failure to Pay Principal”: The occurrence, at any time, of any of the following with respect to a Synthetic Asset:

(i) a failure by the Reference Obligor (or any insurer thereof) to pay an expected amount of principal on the Final Amortization Date or the legal final maturity date, as the case may be; or

(ii) payment on any such day of an actual amount of principal that is less than the expected amount of principal;

provided that the failure by the Reference Obligor (or any insurer thereof) to pay any such amount in respect of principal in accordance with the foregoing shall not constitute a Failure to Pay Principal if such failure has been remedied within any grace period applicable to such payment obligation under the Underlying Instruments relating to the Reference Obligation or, if no such grace period is applicable, within the number of business days set forth in such Synthetic Asset after the day on which the expected principal amount was scheduled to be paid.

“Fair Market Value”: With respect to any Collateral Interest or Syndicated Interest, an amount equal to the highest of the bona fide bids for such Collateral Interest obtained by the Collateral Manager from any three nationally recognized dealers, which dealers are independent from one another and from the Collateral Manager and the Collateral Manager’s Affiliates. If, however, the Collateral Manager is in good faith unable to obtain bids from three such dealers, the Fair Market Value will be the highest of the bona fide bids for Collateral Interest solicited from three such dealers ten days after the initial bids were sought. If the Collateral Manager remains unable to obtain three such bids, but is able to obtain two such bids, then the Fair Market Value will be the highest of such two bids. If two such bids are not available, the Collateral Manager shall be required to again solicit two such bids 20 days after the initial bids were sought. If the Collateral Manager remains unable to obtain two such bids, but is able to obtain one such bid, then the Fair Market Value will be an amount equal to such bid.

“Final Amortization Date”: The first to occur of (i) the date on which the notional amount of the Reference Obligation is reduced to zero and (ii) the date on which the assets securing the Reference Obligation or designated to fund amounts due in respect of the Reference Obligation are liquidated, distributed or otherwise disposed of in full and the proceeds thereof are distributed or otherwise disposed of in full.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements”: Financing statements relating to the Collateral naming the Issuer, as debtor, and the Trustee, on behalf of the Noteholders, each Hedge Counterparty and each Synthetic Asset Counterparty, as secured party.

“Fitch”: Fitch, Inc., Fitch Ratings, Ltd. and their subsidiaries including Derivative Fitch, Inc. and Derivative Fitch Ltd., and any successor or successors thereto.

“Fitch Indicative Poolwide Expected Loss”: The output generated by the Collateral Manager and reported to the Trustee on a monthly basis, using Fitch’s CREL Surveyor, Fitch’s modified CMBS multi-borrower model, as applied to all Collateral Interests and Eligible Investments.

“Fitch Loan Diversity Index Score”: The amount determined by the Collateral Manager on any Measurement Date, by the sum of the series of products obtained for each Collateral Interest, by squaring the quotient of (x) the Principal Balance on such Measurement Date of each such Collateral Interest and (y) the aggregate Principal Balance of all Collateral Interests on such Measurement Date, multiplied by 10,000. In the event that cash has been received in respect of Principal Proceeds since the immediately preceding Measurement Date but has not been reinvested in additional Collateral Interests as of the current Measurement Date, the aggregate amount then held in cash and/or unfunded Class AR Commitments shall be divided into one or more “Cash Security Exposures.” Each Cash Security Exposure will be sized in an amount equal to the result obtained by averaging the Principal Balance of all Collateral Interests on such Measurement Date; provided that if the cash position as of such Measurement Date is less than such average, or if there is cash remaining and/or undrawn Class AR Commitments in an aggregate amount less than such average, the Cash Security Exposure, or the additional Cash Security Exposure, as applicable, represented thereby will be sized in the actual amount of such cash position and undrawn Class AR Commitment. The Fitch Loan Diversity Index Score shall then be calculated as the sum of the series of products obtained for the sum of Collateral Interests and Cash Security Exposure by squaring the quotient of (x) the Principal Balance on such Measurement Date of the sum of Collateral Interests of each obligor and each such Cash Security Exposure and (y) the aggregate principal balance of all Collateral Interests and Cash Security Exposures on such Measurement Date, multiplied by 10,000.

“Fitch Loan Diversity Index Test”: A test that will be satisfied if on any Measurement Date the Fitch Loan Diversity Index Score for the Collateral Interests is less than 268.5.

“Fitch Poolwide Expected Loss”: The output generated by Fitch using Fitch’s CREL Surveyor, Fitch’s modified CMBS multi-borrower model, as applied to all Collateral Interests and Eligible Investments. For any given month, the Fitch Poolwide Expected Loss equals the previous Fitch Poolwide Expected Loss unless otherwise updated by Fitch.

“Fitch Test Matrix”: The table set forth on Appendix I hereto relating to the Fitch Poolwide Expected Loss and the Minimum Weighted Average Spread Test with respect to Fitch:

“Fitch Poolwide Expected Loss Test”: A test that will be satisfied on any Measurement Date if the Fitch Poolwide Expected Loss of the Collateral Interests and Eligible Investments is equal to or less than the percentage set forth in the Fitch Poolwide Expected Loss Matrix in the same column as the applicable Weighted Average Spread.

“Fitch Post-Acquisition Compliance Test”: A test that is satisfied if the Fitch Poolwide Expected Loss Test is satisfied.

“Fitch Rating”: Of any Collateral Interest, other than Loans, will be determined as follows:

(i) if such Collateral Interest is rated by Fitch, the Fitch Rating shall be such rating;

(ii) if such Collateral Interest is not rated by Fitch and a rating is published by both S&P and Moody’s, the Fitch Rating shall be the lower of such ratings; and if a rating is published by only one of S&P and Moody’s, the Fitch Rating shall be that published rating by S&P or Moody’s, as the case may be; and

(iii) if the Fitch Rating cannot be assigned in accordance with clauses (i) or (ii) above, the Issuer or the Collateral Manager (on behalf of the Issuer) will apply to Fitch for a credit assessment which thereafter will be the Fitch Rating;

provided that (x) if such Collateral Interest has been put on rating watch negative for possible downgrade by any Rating Agency, then the rating used to determine the Fitch Rating under either of clauses (A) or (B) above shall be one rating subcategory below such rating by that Rating Agency, and (y) if such Collateral Interest has been put on rating watch positive for possible upgrade by any Rating Agency, then the rating used to determine the Fitch Rating under either of clauses (A) or (B) above shall be one rating subcategory above such rating by that Rating Agency, and (z) notwithstanding the rating definition described above, Fitch reserves the right to issue a rating estimate for any Collateral Interest at any time.

“Fixed Rate Excess”: As of any Measurement Date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the greater of zero and the excess, if any, of the Weighted Average Coupon for such Measurement Date over 6.00% and (ii) the Aggregate Principal Balance of all Collateral Interests that are Fixed Rate Securities (excluding all Defaulted Interests and Written Down Securities) and the denominator of which is the Aggregate Principal Balance of all Collateral Interests that are Floating Rate Securities (excluding all Defaulted Interests and Written Down Securities), multiplying the resulting figure by 360 and then dividing by 365.

“Fixed Rate Security”: Any Collateral Interest (including, without limitation, an Above Cap Security) other than a Floating Rate Security.

“Floating Amount Event”: A Writedown, a Failure to Pay Principal or a non-payment of or shortfall in payment of interest with respect to the related Reference Obligation.

“Floating Rate Security”: Any Collateral Interest which bears interest based upon a floating rate index (including a floating rate index subject to a cap but other than an Above Cap Security); provided that any Covered Fixed Rate Security will be deemed to be a Floating Rate Security for purposes of calculating the Fixed Rate Excess, Spread Excess, Weighted Average Coupon and Weighted Average Spread and for purposes of calculating the Spread Excess and Weighted Average Spread, such Covered Fixed Rate Security shall be assumed to have a spread (i) above LIBOR equal to the spread over the London interbank offered rate for U.S. Dollar deposits in Europe for the related swap agreement or (ii) equal to the sum of (a) the coupon on the underlying related Collateral Interest plus (b) the floating amount receivable from the applicable Hedge Counterparty under the related swap agreement minus (c) the fixed amount payable by the Issuer under the applicable swap agreement minus (d) LIBOR.

“Form-Approved Hedge”: (i) Any interest rate hedge, basis swap or cash flow swap the documentation of which conforms to the interest rate hedge entered into by the Issuer on the Closing Date (but for the amount and timing of periodic payments, the notional amount, the effective date, the termination date and other similarly necessary changes) and, for the avoidance of doubt, as to which there are no upfront payments required to be made thereunder by the Issuer, and (ii) any Liability Hedge (a) the documentation of which conforms (but for the amount and timing of periodic payments, the notional amount, the effective date, the termination date and other similarly necessary changes) to a form for which satisfaction of the Rating Agency Condition was previously received in respect of the Notes (as certified to the Trustee by the Collateral Manager); provided that any Rating Agency may withdraw its approval of a form at any time (which, for the avoidance of doubt, will not affect any Form-Approved Hedge entered into prior to the time of such withdrawal), (b) for which the Issuer has provided each Rating Agency with written notice of the purchase of the related Collateral Interest within five Business Days after such purchase and (c) as to which there are no upfront payments required to be made thereunder by the Issuer.

“Form-Approved Synthetic Asset”: (i) Any Synthetic Asset, the documentation of which conforms to a credit default swap with respect to which the Rating Agency Condition has been satisfied (but for the amount and timing of periodic payments, the applicable fixed payment rate, the notional amount, the name of the Reference Obligation(s), the effective date, the termination date and other similarly necessary changes), unless and until any Rating Agency notifies the Issuer that it has withdrawn approval of such form, and (ii) any other form of Synthetic Asset which satisfies the Rating Agency Condition.

“Future Advance”: Any Delayed Draw Future Advances and Related Loan Future Advances.

“Future Advance Amount”: With respect to a Delayed Draw Term Loan or Related Future Advance Loan, the money required to be funded to the borrower pursuant to the terms of such Delayed Draw Term Loan or Related Future Advance Loan.

“Future Advance Holder”: The meaning specified in clause (xxiv) of the definition of “Eligibility Criteria.”

“Future Funding Failure”: The meaning specified in Section 7.20(c) hereof.

“Future Funding Failure Amount”: The meaning specified in Section 7.20(c) hereof.

“Future Funding Letter of Credit Amount”: The aggregate amount of all Qualified Letters of Credit in favor of the Issuer and one or more Future Advance Holders, and in either case related to the additional funding obligations of Future Advance Holders in respect of Other Loans or indemnifications for losses.

“Future Funding Obligation”: With respect to any Delayed Draw Term Loan, the additional funding obligation related thereto.

“Future Funding Reserve Amount”: An amount equal to (i) the sum of (a) the amounts on deposit in any segregated trust accounts held in the name of the Trustee for the benefit of the Future Advance Holders, (b) the Future Funding Letter of Credit Amount, (c) the amount on deposit in a subaccount of the Unused Proceeds Account, (d) the Aggregate Class AR Undrawn Amount (other than an amount thereof equal to the aggregate unfunded Future Advance Amounts with respect to any Delayed Draw Term Loans comprising a portion of the Collateral Interests), (e) amounts on deposit in the Liquidity Suspense Account and (f) the aggregate amount of available capacity under the Warehouse Facility with an Approved Lender to which Other Loans have been pledged or with which Other Loans have been financed, or (2) such lesser amount which satisfies the Rating Agency Condition.

“Future Funding Reserve Test”: A test that will be satisfied on any date if the Future Funding Reserve Amount is equal to or greater than the Required Future Funding Reserve Amount. The Future Funding Reserve Test will only be applicable at such times when the aggregate amount of the additional commitments to fund Related Loan Future Advances with respect to Other Loans is greater than $5,000,000.

“Future Funding Schedule”: The meaning specified in Section 7.20(c) hereof.

“Future Funding Threshold Amount”: The highest scheduled future funding amount for any calendar quarter included in a four (4) quarter period beginning on the most recent Quarterly Measurement Date.

“General Intangible”: The meaning specified in Section 9-102(a)(42) of the UCC.

“Global Notes”: The Rule 144A Global Notes and the Regulation S Global Notes.

“Governing Documents”: With respect to (i) the Issuer, the memorandum and articles of association of the Issuer, as amended and restated and/or supplemented and in effect from time to time and (ii) all other Persons, the articles of incorporation, certificate of incorporation, by-laws, certificate of limited partnership, limited partnership agreement, limited liability company agreement, certificate of formation, articles of association and similar charter documents, as applicable to any such Person.

“Government Items”: A security (other than a security issued by the Government National Mortgage Association) issued or guaranteed by the United States of America or an agency or instrumentality thereof representing a full faith and credit obligation of the United States of America and, with respect to each of the foregoing, that is maintained in book-entry on the records of a Federal Reserve Bank.

“Grant”: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Pledged Obligations or of any other security or instrument shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim, collect, receive and take receipt for principal and interest payments in respect of the Pledged Obligations (or any other security or instrument), and all other Monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hedge Agreement”: One or more interest rate cap agreements, interest rate floor agreements, interest rate basis swap agreements, timing, cash flow or Interest Rate Swap Agreements or similar agreements (including Liability Hedges), including any related ISDA Master Agreement and confirmations, entered into between the Issuer and one or more Hedge Counterparties from time to time and any additional or replacement interest rate cap or swap agreements or other agreements that address interest rate exposure, entered into from time to time between the Issuer and each Hedge Counterparty in accordance with the terms hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Hedge Collateral Account”: Each trust account established pursuant to Section 10.8 hereof.

“Hedge Counterparty”: Wachovia Bank, National Association, and any institution or institutions with whom the Issuer enters into Hedge Agreements.

“Hedge Counterparty Collateral Threshold Rating”: With respect to a Person as an issuer or with respect to the debt of such Person, as the case may be, at the time of entering into the applicable Hedge Agreement and as specifically set forth in the related Hedge Agreement, (i) either (a) the unsecured, short-term debt obligations of such Person (or its credit support provider, if applicable) are rated at least “A-1” by S&P or (b) if such Person does not have a short-term rating from S&P, the unsecured, long-term senior debt obligations of such Person (or its credit support provider, if applicable) are rated at least “A+” by S&P, and (ii) either (a) the unsecured, long-term senior debt obligations of such Person (or its credit support provider) are rated at least “A” by Fitch or (b) the unsecured, short-term debt obligations of such Person (or its credit support provider) are rated at least “F1” by Fitch, and (iii) either (a) where such Person is the subject of a Moody’s short-term rating, such Person’s Moody’s short-term rating is “Prime-1” and such Person’s long-term, unsecured and unsubordinated debt or counterparty obligations are rated “A2” or above by Moody’s or (ii) where such Person is not the subject of a Moody’s short-term rating, its long-term, unsecured and unsubordinated debt or counterparty obligations are rated “A1” or above by Moody’s; provided that should a Rating Agency effect an overall downward adjustment of its short-term or long-term ratings, then the applicable Hedge Counterparty Collateral Threshold Rating shall be downwardly adjusted accordingly; provided, further, that any adjustment to a rating shall be subject to the prior written consent of the applicable Rating Agency.

“Hedge Counterparty Credit Support”: With respect to any Hedge Agreement, the agreement to provide collateral, if necessary, substantially in the form of the ISDA Credit Support Annex to such Hedge Agreement.

“Hedge Counterparty Credit Support Provider”: The meaning specified in Section 16.1(a) hereof.

“Hedge Counterparty Required Ratings”: (i) With respect to a Person (or its credit support provider), the unsecured long-term senior debt obligations of such Person (or its credit support provider) are rated at least “BBB-” by S&P, and (ii) with respect to a Person (or its credit support provider), either (a) the unsecured, senior debt obligations or financial strength ratings of such Person (or its credit support provider) are rated “BBB+” by Fitch or (b) the unsecured short-term debt obligations of such Person (or its credit support provider) are rated at least “F2” by Fitch, and (iii)(a) where such Person is the subject of a Moody’s short-term rating, its unsecured and unsubordinated debt or counterparty obligations have a short-term rating of “Prime-2” or above by Moody’s and a long-term rating of “A3” or above by Moody’s, and (b) where such Person is not the subject of a Moody’s short-term rating, its long-term, unsecured and unsubordinated debt or counterparty obligations are rated “A3” or above by Moody’s.

“Hedge Payment Amount”: With respect to each Hedge Agreement, the amount of any payment then due and payable thereunder by the Issuer to each Hedge Counterparty, including without limitation any payments due and payable upon a termination of such Hedge Agreement.

“Hedge Termination Account”: Each trust account established pursuant to Section 10.9 hereof.

“Herfindahl Diversity Test”: A test that will be satisfied if on any Measurement Date the Herfindahl Score for the Collateral Interests on such Measurement Date is greater than the number set forth in the row entitled “Herfindahl” in the Moody’s Test Matrix based on the scenario chosen by the Collateral Manager as currently applicable to the applicable Collateral Quality Tests and the Collateral Interests in accordance with the terms hereof. In the event that cash has been received in respect of Principal Proceeds of the Collateral Interests since the immediately preceding Measurement Date but has not been reinvested in additional Collateral Interests as of the current Measurement Date, the Herfindahl Diversity Test also will be deemed satisfied on the current Measurement Date notwithstanding a Herfindahl Score equal to or less than the number set forth in the row entitled “Herfindahl” in the Moody’s Test Matrix based on the scenario chosen by the Collateral Manager as currently applicable to the applicable Collateral Quality Tests and the Collateral Interests in accordance with the Indenture, if (i) the Herfindahl Test was satisfied or deemed satisfied on the immediately preceding Measurement Date and (ii) the reason for the failure on the current Measurement Date is the existence of such cash. Similarly, if the Herfindahl Diversity Test was not satisfied or deemed satisfied on the immediately preceding Measurement Date and the Herfindahl Score has worsened as of the current Measurement Date, the Herfindahl Score as of the immediately preceding Measurement Date will be deemed to have been maintained on the current Measurement Date to the extent that the reason for such worsened Herfindahl Score is the existence of such cash.

“Herfindahl Score”: The amount determined by the Collateral Manager on any Measurement Date, by dividing (i) one by (ii) the sum of the series of products obtained for each Collateral Interest, by squaring the quotient of (x) the Principal Balance on such Measurement Date of each such Collateral Interest and (y) Aggregate Principal Balance of all Collateral Interests on such Measurement Date.

“Highest Auction Price”: The meaning specified in Section 12.4(b)(iv) hereof.

“Holder” or “Securityholder”: With respect to any Note, the Person in whose name such Note is registered in the Notes Register. With respect to any Income Note, the Person in whose name such Income Note is registered in the Notes Register.

“Holder Subaccount”: The meaning specified in Section 19.5(a) hereof.

“Homebuilding Company” means a homebuilding company or any subsidiary thereof.

“Illinois Collateral”: The meaning specified in Section 3.3(a)(v) hereof.

“Implied Writedown Amount”: With respect to any Synthetic Asset, (i) if the Underlying Instruments do not provide for writedowns, applied losses, principal deficiencies or realized losses as described in (i) of the definition of “Writedown” to occur in respect of the

Reference Obligation, on any Reference Obligation payment date, an amount determined by the calculation agent equal to the excess, if any, of the implied writedown amount determined for the current calculation period over the implied writedown amount determined for the previous calculation period, in each case in respect of the Reference Obligation calculation period to which such Reference Obligation payment date relates, and (ii) in any other case, zero.

“Income Noteholder”: A registered owner of Income Notes.

“Income Notes”: The income notes issued by the Issuer concurrently with the issuance of the Notes.

“Income Notes Agreement”: The Junior Notes and Income Notes Agreement dated as of the Closing Date, among the Holdings, Issuer and LaSalle Bank National Association.

“Income Notes Distribution Account”: A segregated account established and designated as such by the Trustee into which the Trustee shall deposit all amounts distributable to the Income Noteholders in accordance with the Priority of Payments.

“Income Notes Distribution Amount”: The amount, if any, remaining in the Payment Account after the distributions of all amounts and expenses described under clauses (1) through (34) of Section 11.1(a)(i) and clauses (1) through (16) of Section 11.1(a)(ii) hereof.

“Indenture”: This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Independent”: As to any Person, any other Person (including, in the case of an accountant, or lawyer, a firm of accountants or lawyers and any member thereof or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Ethics of the American Institute of Certified Public Accountants.

Whenever any Independent Person’s opinion or certificate is to be furnished to the Trustee such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

“Ineligible Equity Security”: Any equity security or any other security which is not eligible for purchase by the Issuer as a Collateral Interest; provided that the term “Ineligible Equity Security” will not include any asset backed security structured as a certificate or other form of beneficial interest.

“Initial Collateral Interest”: Any of the Collateral Interests acquired or entered into by the Issuer on the Closing Date or with respect to which the Issuer has, as of the Closing Date, entered into a binding commitment to purchase.

“Initial Deposit”: Any Cash or Money deposited with the Trustee by the Issuer on the Closing Date for inclusion as Collateral and deposited by the Trustee in the Unused Proceeds Account on the Closing Date, which shall be equal to U.S.$192,458,133.

“Initial Loans”: The Loans to be acquired by the Issuer on the Closing Date or which the Issuer has committed to purchase as of the Closing Date, each of which is listed on Schedule E hereto.

“Initial Maturity Date”: With respect to any Collateral Interest, the maturity date of such Collateral Interest without giving effect to any extension options available under the terms of such Collateral Interest.

“Initial Purchaser”: Wachovia Capital Markets, LLC, as initial purchaser of the Senior Notes (other than the Class AR Notes).

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Accrual Period”: With respect to the Notes, (i) with respect to the first Payment Date, the period from and including the Closing Date to but excluding the Payment Date in July 2007 and (ii) with respect to each successive Payment Date, the period from and including the immediately preceding Payment Date to but excluding such Payment Date .

“Interest Advance”: The meaning specified in Section 10.12(a) hereof.

“Interest Collection Account”: The trust account established pursuant to Section 10.2(a) hereof.

“Interest Coverage Ratio”: With respect to the Class A Notes and the Class B Notes (the “Class A/B Interest Coverage Ratio”), the Class C Notes, the Class D Notes and the Class E Notes (the “Class C/D/E Interest Coverage Ratio”), the Class F Notes, the Class G Notes and the Class H Notes (the “Class F/G/H Interest Coverage Ratio”), as of any Measurement Date, the ratio calculated by dividing:

(1)

(i) the sum of (A) Cash standing to the credit of the Expense Account, plus (B) Scheduled Distributions of interest payments and periodic payments (including, without limitation, any fixed periodic payments in respect of a Synthetic Asset) received since the prior Payment Date or, if not yet received, due (in each case regardless of whether the due date for any such interest (or dividend or other distribution) payment has yet occurred) in the Due Period in which such Measurement Date occurs on (x) the Collateral Interests (excluding accrued and unpaid interest on Defaulted Interests); provided that no interest (or dividends or other distributions) will be included with respect to any Collateral Interest (including, without limitation, the deferred or capitalized interest component of a Partially

Deferred Loan) to the extent that such Collateral Interest does not provide for the scheduled payment of interest (or dividends or other distributions) in Cash and (y) the Eligible Investments held in the Payment Account, the Collection Accounts, the Delayed Funding Obligations Account, the Expense Account and the Unused Proceeds Account (in each case, whether purchased with Interest Proceeds or Principal Proceeds), plus (C) any net amount (other than any termination payments) received since the prior Payment Date or, if not yet received, scheduled to be received by the Issuer from any Hedge Counterparty under any related Hedge Agreement on or before the following Payment Date, plus (D) any net amount (other than any return of principal or any termination payments) received since the prior Payment Date or, if not yet received, scheduled to be received by the Issuer from any Investment Agreement Provider under any related Investment Agreement on or before the following Payment Date, plus (E) Interest Advances, if any, advanced by the Advancing Agent or the Backup Advancing Agent, with respect to the related Payment Date, minus (ii) the sum of (A) any net amount (other than any termination payments) paid by the Issuer since the prior Payment Date or, if not yet paid, scheduled to be paid by the Issuer to any Hedge Counterparty under any related Hedge Agreement on or before the following Payment Date, plus, without duplication, (B) payments to the Upfront Counterparty, and (B) any amounts paid by the Issuer since the prior Payment Date or, if not yet paid, scheduled to be paid pursuant to Section 11.1(a)(i) (1) through (5) (other than any Senior Collateral Management Fees that the Collateral Manager has agreed to waive in accordance with this Indenture and the Collateral Management Agreement); by

(2)

(i) in the case of the Class A/B Interest Coverage Ratio, the sum of the scheduled interest on the Senior Class A Notes, the Junior Class A Notes and the Class B Notes payable on the Payment Date immediately following such Measurement Date plus any Senior Class A Defaulted Interest Amount, Junior Class A Defaulted Interest Amount and any Class B Defaulted Interest Amount payable on the Payment Date immediately following such Measurement Date, plus the Class AR Commitment Fee payable on the Payment Date immediately following such Measurement Date, (ii) in the case of the Class C/D/E Interest Coverage Ratio, the amount determined by the foregoing clause (i) plus the scheduled interest on the Class C Notes, the Class D Notes and the Class E Notes payable on the Payment Date immediately following such Measurement Date (including interest on the Class C Capitalized Interest, the Class D Capitalized Interest and the Class E Capitalized Interest) plus, without duplication, any Class C Defaulted Interest Amount, Class D Defaulted Interest Amount and Class E Defaulted Interest Amount payable on the Payment Date immediately following such Measurement Date, or (iii) in the case of the Class F/G/H Interest Coverage Ratio, the amount determined by the foregoing clause (ii) plus the scheduled interest on the Class F Notes, the Class G Notes and the Class H Notes payable on the

Payment Date immediately following such Measurement Date (including interest on the Class F Capitalized Interest, the Class G Capitalized Interest and the Class H Capitalized Interest) plus, without duplication, any Class F Defaulted Interest Amount, Class G Defaulted Interest Amount and Class H Defaulted Interest Amount payable on the Payment Date immediately following such Measurement Date.

For purposes of calculating any Interest Coverage Ratio or the expected interest income or periodic payments on the Collateral Interests and Eligible Investments, any Hedge Agreement and Investment Agreement and the expected interest payable on the Notes and, in the case of the Class AR Notes, the Class AR Commitment Fee, such calculations will be made using the (i) interest rates or periodic payment rates applicable thereto on the applicable Measurement Date and (ii) accrued original issue discount on the Eligible Investments will be deemed to be a scheduled interest payment thereon due on the date such original issue discount is scheduled to be paid. Notwithstanding the foregoing, for the purposes of calculating any Interest Coverage Ratio, there will be excluded all scheduled or deferred payments of interest on or principal of Collateral Interests and any payment, including any amount payable to the Issuer by any Hedge Counterparty and/or any Investment Agreement Provider, as to which the Collateral Manager has determined in its reasonable judgment will not be made in cash or received when due.

“Interest Distribution Amount”: Each of the Class A Interest Distribution Amount, Class B Interest Distribution Amount, Class C Interest Distribution Amount, Class D Interest Distribution Amount, Class E Interest Distribution Amount, Class F Interest Distribution Amount, Class G Interest Distribution Amount, Class H Interest Distribution Amount, Class J Interest Distribution Amount and Class K Interest Distribution Amount.

“Interest Only Security”: Any security (but not including any Loan or any Synthetic Asset) that by its terms provides for periodic payments of interest on a notional amount and does not provide for the repayment of a principal amount.

“Interest Proceeds”: With respect to any Payment Date, (a) the sum (without duplication) of (i) all Cash payments of interest (including any amount representing the accreted portion of a discount from the face amount of an Eligible Investment) or dividends and other distributions received during the related Due Period on the Collateral Interests other than Defaulted Interests (net of the Servicing Fee and other amounts payable in accordance with the Servicing Agreement) and Eligible Investments purchased with funds on deposit in the Payment Account, the Collection Accounts, the Synthetic Asset Collateral Account, the Delayed Funding Obligations Account, the Expense Account and the Unused Proceeds Account, including, in the Collateral Manager’s commercially reasonable discretion (exercised as of the trade date), the accrued interest received in connection with a sale of such Collateral Interests or Eligible Investments (to the extent such accrued interest was not applied to the purchase of Substitute Collateral Interests), in each case, excluding any accrued interest included in Principal Proceeds pursuant to clause (a)(iii), (iv), (v) or (vi) of the definition of Principal Proceeds, (ii) all make whole premiums, yield maintenance or any interest amount paid in excess of the stated interest amount of a fixed rate Collateral Interest received by the Issuer during the related Due Period, (iii) all payments pursuant to any Hedge Agreement for the Payment Date immediately following such Due Period (excluding any amounts payable by the Issuer upon a termination under any Hedge Agreement during such Due Period), (iv) funds in the Unused Proceeds Account designated as Interest Proceeds by the Collateral Manager pursuant to Section 10.4(c), (v) funds in the Expense Account designated as Interest Proceeds by the Collateral Manager pursuant to Section 10.7(a), (vi) funds remaining on deposit in the Expense Account upon redemption of the Notes in whole, pursuant to Section 10.7(a), (vii) other than as specified in item (i) above, all proceeds received in respect of equity features, if any, of the Collateral Interests, (viii) with respect to any Defaulted Interest sold by the Issuer during the related Due Period, the excess, if any, of the amount received by the Issuer in connection with such sale and the par amount of such Defaulted Interest, (ix) all Cash payments of premium paid by a Synthetic Asset Counterparty on any Synthetic Asset, (x) all periodic payments of interest paid by an Investment Agreement Provider pursuant to any Investment Agreement, (xi) Interest Advances, if any, advanced by the Advancing Agent or the Backup Advancing Agent with respect to such Payment Date, (xii) all payments of principal on Eligible Investments purchased with proceeds of items (a)(i), (ii) and (iii) of this definition, (xiii) any amounts paid by a Synthetic Asset Counterparty upon a termination of a Synthetic Asset, to the extent such amounts would have been included in clause (a), (ix) above had such Synthetic Asset not been terminated and (xiv) on or after the Effective Date, all or a portion of the amounts then on deposit in the Interest Reserve Account; provided that Interest Proceeds will in no event include (A) any proceeds from the Excepted Assets, (B) any interest on amounts in loan-level or similar escrow accounts payable to the CDO Servicer pursuant to the Servicing Agreement, (C) any servicing fees and expenses, and reimbursements of servicing advances, paid or payable pursuant to the Servicing Agreement, and (D) any payment or proceeds specifically defined as “Principal Proceeds” in the definition thereof; minus (b)(i) the aggregate amount of any Nonrecoverable Interest Advances that were previously reimbursed to the Advancing Agent or the Backup Advancing Agent from Interest Proceeds during the related Due Period, and the aggregate amount of any Nonrecoverable Cure Advances reimbursed to the Collateral Manager during the related Due Period from Interest Proceeds and (ii) the aggregate amount of any Hedge Payment Amounts that were previously paid to the applicable Hedge Counterparty from Interest Proceeds during the related Due Period.

“Interest Rate Swap Agreement”: An interest rate swap agreement, including any related ISDA Master Agreement and confirmations, for purposes of managing the Issuer’s interest rate exposure related to the variable rate of interest applicable to the Notes.

“Interest Reimbursement”: With respect to any Synthetic Asset, the reimbursement made by a Synthetic Asset Counterparty to the Issuer in respect of all of part of any Credit Protection Payments made by the Issuer as a result of a non-payment of or shortfall in payment of interest with respect to the related Reference Obligation, which reimbursement the Synthetic Asset Counterparty will be required to make if they are ultimately paid by the Reference Obligor to holders of the Reference Obligation within one calendar year after the termination, including any early termination, of such Synthetic Asset.

“Interest Reserve Account”: The account established pursuant to Section 10.5 hereof.

“Investment Agreement”: A guaranteed investment agreement owned by the Issuer, under which no payments are subject to any withholding tax, in form and substance agreed upon among the parties thereto (not including the Trustee).

“Investment Agreement Provider”: With respect to any Investment Agreement owned by the Issuer, the bank, insurance company or other corporation or entity organized under the laws of the United States or any state thereof that provides such Investment Agreement. The Investment Agreement Provider related to any Investment Agreement that the Issuer enters into after the Closing Date must satisfy the Investment Agreement Provider Required Ratings.

“Investment Agreement Provider Required Ratings”: A requirement which will be satisfied if (i) either (A) the long-term debt obligations of the Investment Agreement Provider are rated at least “Aa3” by Moody’s (and if rated “Aa3”, such rating is not on watch for possible downgrade) or (B)(1) the short-term debt obligations of the Investment Agreement Provider are rated at least “P-1” by Moody’s (and such rating is not on watch for possible downgrade) and (2) the long-term debt obligations of such Investment Agreement Provider are rated at least “A-1” by Moody’s (and if rated “A-1”, such rating is not on watch for possible downgrade), (ii) either (A) the long-term debt obligations of the Investment Agreement Provider are rated “AA-” by S&P or (B) the short-term debt obligations of the Investment Agreement Provider are rated “A-1+” by S&P, and (iii) the long-term debt obligations of the Investment Agreement Provider are rated at least “AA-” by Fitch and the short-term debt obligations of the Investment Agreement Provider are rated at least “F1+” by Fitch.

“Investment Company Act”: The Investment Company Act of 1940, as amended.

“IRS”: The United States Internal Revenue Service.

“Issuer”: CBRE Realty Finance CDO 2007-1, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Order” and “Issuer Request”: A written order or request (which may be in the form of a standing order or request) dated and signed in the name of the Issuer and the Co-Issuer by an Authorized Officer of each of the Issuer and the Co-Issuer, or by an Authorized Officer of the Collateral Manager or Servicer.

“Junior Class A Defaulted Interest Amount”: Collectively, the Class A-2 Defaulted Interest Amount and the Class A-2R Defaulted Interest Amount.

“Junior Class A Interest Distribution Amount”: Collectively, the Class A-2 Interest Distribution Amount and the Class A-2R Interest Distribution Amount.

“Junior Class A Notes”: Collectively, the Class A-2 Notes and the Class A-2R Notes.

“Junior Notes”: The Class J Notes, the Class K Notes and the Class L Notes, collectively.

“Liability Hedge”: Any agreement, in the form of an interest rate swap agreement, between the Issuer and a Hedge Counterparty that is entered into by the Issuer in connection with the purchase or holding of (i) one or more Fixed Rate Securities or (ii) one or more Floating Rate Securities that bear interest upon a floating rate index other than LIBOR, and which, in each case, entitles the Issuer to receive from the related Hedge Counterparty payments based on LIBOR, plus or minus a spread, at prevailing market rates, as determined by the Collateral Manager at the date of execution of such agreement. In addition to the foregoing, each Liability Hedge will be subject to the following conditions:

(a) the notional balance of each Liability Hedge shall in no event exceed the scheduled principal amount of the Collateral Interest to which it is related;

(b) each Liability Hedge (i) (other than Liability Hedges entered into in respect of an ARD Loan) will amortize according to the same schedule as, and terminate on the maturity date of, the Collateral Interest to which it is related and (ii) any such amounts representing termination payments, if any, so payable shall be paid in accordance with the Priority of Payments;

(c) the payment dates of the Liability Hedge must match the payment dates of either the Collateral Interest to which it is related or the Payment Dates for the Notes;

(d) if the Collateral Interest related to a Liability Hedge (i) is a Defaulted Interest, or (ii) is sold by the Issuer, such Liability Hedge shall be terminated; provided that if any unscheduled Hedge Payment Amount is payable by the Issuer under the related Hedge Agreement solely as a result of the early termination of such Liability Hedge and is not offset by any amount payable by the relevant Hedge Counterparty or is not paid out of the sale proceeds of the related Collateral Interest, (A) such Liability Hedge may only be terminated by the Issuer if the Rating Agency Condition shall have been satisfied in connection with such termination; and (B) such Hedge Payment Amount shall be paid in accordance with the Priority of Payments;

(e) if the Collateral Interest related to such Liability Hedge is not a Defaulted Interest and such Collateral Interest is called or prepaid, such Liability Hedge shall be terminated; provided that if any unscheduled Hedge Payment Amount is payable by the Issuer solely as a result of the early termination of such Liability Hedge and is not offset by any amount payable by the relevant Hedge Counterparty or is not paid out of the sale proceeds of the related Collateral Interest, (i) such Liability Hedge may only be terminated by the Issuer if the Rating Agency Condition with respect to S&P and Moody’s shall have been satisfied in connection with such termination, (ii) any such Hedge Payment Amount shall first be paid from any call, redemption and prepayment premiums received from such Collateral Interest, and (iii) any remaining amount so payable shall be paid in accordance with the Priority of Payments;

(f) except upon satisfaction of the Rating Agency Condition, each Liability Hedge entered into in respect of an ARD Loan will be for a term that terminates at least 3 years after the anticipated repayment date of such ARD Loan; and

(g) each Liability Hedge will contain appropriate limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in this Indenture.

“LIBOR”: The meaning set forth in Schedule F attached hereto.

“LIBOR Determination Date”: The meaning set forth in Schedule F attached hereto.

“Limited Real Estate Entities”: Companies other than REITs, REOCs and Homebuilding Companies that are principally engaged in a non-real estate-related business, but which invest in real estate and real estate-related investments as part of their overall business strategy.

“Liquidity”: As of any date of determination, an amount equal to the sum of (w) the cash and cash equivalents of CBRE REIT Parent, CBRE Realty Finance Holdings III, LLC and CBRE Realty Finance Holdings IV, LLC (on a consolidated basis) on such date of determination, (x) the total amount of capacity available to CBRE REIT Parent, CBRE Realty Finance Holdings III, LLC and CBRE Realty Finance Holdings IV, LLC under any unsecured facility in effect on such date of determination (determined in accordance with the relevant provisions of each such facility), (y) the excess, if any, of (A) the total amount available to be drawn under all Warehouse Facilities with Approved Lenders over (B) the total amount actually drawn under all Warehouse Facilities with Approved Lenders, in each case, on such date of determination and in accordance with the terms of such Warehouse Facilities, and (z) the aggregate amount of unused Class AR Commitments (other than an amount thereof equal to the aggregate unfunded Future Advance Amounts with respect to any Delayed Draw Term Loans comprising a portion of the Collateral Interests).

“Liquidity Facility”: A liquidity loan agreement, credit facility and/or purchase agreement providing for the several commitments of the Liquidity Providers party thereto in the aggregate to make loans to, or acquire interests in the assets of, a Holder of Class AR Notes in an aggregate principal amount at any one time outstanding at least equal to the Class AR Commitment of such holder.

“Liquidity Provider”: The meaning set forth in clause (iii) of the definition of “Class AR Ratings Criteria”.

“Liquidity Suspense Account”: The account established pursuant to Section 10.12 hereof.

“Liquidity Test”: The meaning specified in Section 7.20(a) hereof.

“Liquidity Test Failure”: The meaning specified in Section 7.20(a) hereof.

“List”: The meaning specified in Section 12.4(a)(ii) hereof.

“Listed Bidders”: The meaning specified in Section 12.4(a)(ii) hereof.

“LLC Managers”: The managers of the Co-Issuer duly appointed by the sole member of the Co-Issuer (or, if there is only one manager of the Co-Issuer so duly appointed, such sole manager).

“Loan”: Any Whole Loan, B Note, Participation, Mezzanine Loan, Single Asset Mortgage Security, Single Borrower Mortgage Security or Rake Bond.

“London Banking Day”: The meaning set forth in Schedule F attached hereto.

“Long-Dated Bucket Test”: A test that will be satisfied on any date of determination, if (i) (a) not more than 5.0% of the Aggregate Collateral Balance consists of CMBS Securities that have a rated final maturity or rated final distribution date later than the Rated Final Maturity (but in no event longer than five (5) years after the Rated Final Maturity), and all such CMBS Securities have a Moody’s Rating of at least “A3”, and (b) not more than 2.0% of the Aggregate Collateral Balance consists of CRE CDO Securities that have a rated final maturity or rated final distribution date later than the Rated Final Maturity (but in no event longer than five (5) years after the Rated Final Maturity), and all such CRE CDO Securities have a Moody’s Rating of at least “Aa3”, provided, that such CMBS Securities and CRE CDO Securities shall not, in the aggregate, exceed 5.0% of the Aggregate Collateral Balance, provided, further, that any of the foregoing limitations may be increased on a case-by-case basis after the Closing Date if the Rating Agency Condition with respect to Moody’s has been satisfied with respect thereto; or (ii) (a) the maturity date of each commercial mortgage loan included in the pool of commercial mortgage loans collateralizing or backing each CMBS Security included within the Collateral Interests, pursuant to the Underlying Instruments with respect to such CMBS Security, is not scheduled to occur later than five (5) years prior to Rated Final Maturity, and (b) the stated maturity or rated final distribution date of each CMBS Security and CRE CDO Security included within the Collateral Interests is scheduled to occur not more than five (5) years later than the Rated Final Maturity.

“Majority”: With respect to:

(i) any Class of Notes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Notes of such Class; and

(ii) the Income Notes, the Income Noteholders representing more than 50% of the Aggregate Outstanding Amount of the Income Notes.

“Majority Income Notes Holder”: The holder of at least a majority of the Aggregate Outstanding Amount of the Income Notes.

“Mandatory Class AR Draw Date”: The earliest to occur of the following: (i) the last day of the Reinvestment Period; (ii) the occurrence of an Event of Default described in clause (f) of the definition of “Event of Default”; and (iii) the date on which the Notes are accelerated following any other Event of Default.

“Mandatory Redemption”: The meaning specified in Section 9.6 hereof.

“Margin Stock”: As defined under Regulation U issued by the Board of Governors of the Federal Reserve System.

“Market Value”: With respect to any date of determination and any Collateral Interest or Eligible Investment, (i) an amount equal to (x) the median of the bona fide bids for such Collateral Interest obtained by the Collateral Manager at such time from any three nationally recognized dealers, which dealers are independent from one another and from the Collateral Manager, (y) if the Collateral Manager is in good faith unable to obtain bids from three such dealers, the lesser of the bona fide bids for such Collateral Interest obtained by the Collateral Manager at such time from any two nationally recognized dealers chosen by the Collateral Manager, which dealers are independent from each other and the Collateral Manager, or (z) if the Collateral Manager is in good faith unable to obtain bids from two such dealers, the bona fide bid for such Collateral Interest obtained by the Collateral Manager at such time from any nationally recognized dealer chosen by the Collateral Manager, which dealer is independent from the Collateral Manager.

“Market Value Collateralized Debt Obligation”: Any collateralized debt obligation that is valued on the basis of the market value of the underlying debt obligations rather than the cash flow related to the underlying debt obligations.

“Maturity”: With respect to any Note, the date on which the unpaid principal of such Note becomes due and payable as therein or herein provided, whether at the Rated Final Maturity or by declaration of acceleration or otherwise.

“Maximum Class A-1R Commitment”: On the Closing Date, U.S.$50,000,000, as such amount may be decreased as a result of Mandatory Redemptions, Special Amortizations or redemptions in connection with Ratings Confirmation Failures.

“Maximum Class A-2R Commitment”: On the Closing Date, U.S.$25,000,000, as such amount may be decreased as a result of Mandatory Redemptions, Special Amortizations or redemptions in connection with Ratings Confirmation Failures.

“MBIA”: MBIA Insurance Corporation or any successor or assigns thereto.

“Measurement Date”: Any of the following: (i) the Effective Date, (ii) the date of acquisition or disposition of any Collateral Interest after the Effective Date, (iii) each Determination Date after the Effective Date and (iv) with reasonable notice to the Issuer and the Trustee, any other Business Day that any Rating Agency requests be a “Measurement Date”; provided that, if any such date would otherwise fall on a day that is not a Business Day, the relevant Measurement Date will be the immediately following Business Day.

“Mezzanine Loan”: Any Loan secured by one or more direct or indirect ownership interests in a company, partnership or other entity owning, operating or controlling, directly or through subsidiaries or affiliates, one or more commercial properties, including a participation interest therein.

“Minimum Class AR Commitment”: As of any date, the excess, if any, of (i) the Total Unfunded Future Advance Amount over (ii) the amount then on deposit in the Delayed Funding Obligations Account.

“Minimum Ramp-Up Amount”: An amount at least equal to U.S.$1,000,000,000 (including for this purpose the aggregate amount of all remaining commitments with respect to all Delayed Draw Term Loans owned by the Issuer).

“Minimum Weighted Average Coupon Test”: A test that will be satisfied on any Measurement Date if the Weighted Average Coupon for the Collateral Interests is greater than or equal to 6.00%.

“Minimum Weighted Average Spread Test”: A test that will be satisfied as of any Measurement Date if the Weighted Average Spread as of such Measurement Date for Collateral Interests is greater than or equal to, with respect to Moody’s, the number set forth in the row entitled “WAS” in the Moody’s Test Matrix, with respect to S&P, the number set forth in the row entitled “WAS” in the S&P Test Matrix, and with respect to Fitch, the number set forth in the row entitled “WAS” in the Fitch Test Matrix, in each case based on the scenario chosen by the Collateral Manager as currently applicable to the applicable Collateral Quality Tests and the Collateral Interests in accordance herewith.

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Monthly Report”: The meaning specified in Section 10.14(c) hereof.

“Moody’s”: Moody’s Investors Service, Inc., and its successors in interest.

“Moody’s Maximum Tranched Rating Factor Test”: A test that will be satisfied on any Measurement Date if the Weighted Average Moody’s Rating Factor of the Collateral Interests is equal to or less than the number set forth in the row entitled “WARF” in the Moody’s Test Matrix based on the scenario chosen by the Collateral Manager as currently applicable to the applicable Collateral Quality Tests and the Collateral Interests in accordance with the Indenture. In determining compliance with the Moody’s Maximum Tranched Rating Factor Test, Loans with respect to obligors incorporated or organized under the laws of a jurisdiction outside of the United States, Loans that are collateralized or backed by interests in Land and Loans that are collateralized or backed by interests in Construction Properties shall be submitted to Moody’s for estimated ratings, and the estimated ratings assigned by Moody’s to such Collateral Interests shall be used in determining compliance with the Moody’s Maximum Tranched Rating Factor Test. For purposes of calculating the Moody’s Maximum Tranched Rating Factor Test, the Moody’s Rating and Moody’s Rating Factor with respect to (i) cash invested as an Eligible Investment and (ii) the aggregate amount of unused Class AR Commitments shall be deemed to be “Aaa” and 1, respectively.

“Moody’s Post-Acquisition Compliance Test”: A test that is satisfied if the Moody’s Maximum Tranched Rating Factor Test is satisfied.

“Moody’s Rating”: Of any Collateral Interest will be determined as follows:

(i) (x) if such Collateral Interest is publicly rated by Moody’s, the Moody’s Rating will be such rating or (y) if such Collateral Interest is not publicly rated by Moody’s, but the Issuer has requested that Moody’s assign a rating to such Collateral Interest, the Moody’s Rating will be the rating so assigned by Moody’s;

(ii) with respect to a CMBS Security or REIT Debt Security, if such CMBS Security or REIT Debt Security is not rated by Moody’s, then the Moody’s Rating of such CMBS Security or REIT Debt Security may be determined using any one of the methods below:

(A) with respect to any REIT Debt Security not publicly rated by Moody’s that is a REIT Debt Securities—Diversified; REIT Debt Securities—Healthcare; REIT Debt Securities—Hotel; REIT Debt Securities—Mixed Use; REIT Debt Securities—Multifamily; REIT Debt Securities—Office; REIT Debt Securities—Residential; REIT Debt Securities—Retail; or REIT Debt Securities—Storage, if such REIT Debt Security is publicly rated by S&P or Fitch, then the Moody’s Rating thereof will be (1) one subcategory below the Moody’s equivalent rating assigned by S&P or Fitch, as applicable, if the rating assigned by S&P or Fitch is “BBB” or greater and (2) two rating subcategories below the Moody’s equivalent rating assigned by S&P or Fitch, as applicable, if the rating assigned by S&P or Fitch is below “BBB”;

(B) with respect to any CMBS Conduit Security not publicly rated by Moody’s, (x) if Moody’s has rated a tranche or class of CMBS Conduit Security senior to the relevant issue, then the Moody’s Rating thereof will be one and one-half rating subcategories below the Moody’s equivalent of the lower of the rating assigned by S&P or Fitch for purposes of determining the Moody’s Rating Factor and one rating subcategory below the Moody’s equivalent of the lower rating assigned by S&P or Fitch, as applicable, for all other purposes and (y) if Moody’s has not rated any such tranche or class and S&P or Fitch has rated the subject CMBS Conduit Security, then the Moody’s Rating thereof will be two rating subcategories below the Moody’s equivalent of the lower of the rating assigned by S&P or Fitch, as applicable;

(C) with respect to any CMBS Large Loan Security not rated by Moody’s, the Issuer or the Collateral Manager on behalf of the Issuer will request Moody’s to assign a rating to such CMBS Large Loan Security on a case-by-case basis; and

(D) with respect to any other type of CMBS Security or REIT Debt Securities of a Specified Type not referred to in clauses (A) through (C) above, pursuant to subclause (y) of clause (i) above;

(iii) with respect to corporate guarantees on REIT Debt Securities, if such corporate guarantees are not publicly rated by Moody’s but another security or obligation of the guarantor or obligor (an “other security”) is publicly rated by Moody’s, and no rating has been assigned in accordance with clause (i) above, the Moody’s Rating of such Collateral Interest will be determined as follows:

(A) if the corporate guarantee is a senior secured obligation of the guarantor or obligor and the other security is also a senior secured obligation, the Moody’s Rating of such Collateral Interest will be the rating of the other security;

(B) if the corporate guarantee is a senior unsecured obligation of the guarantor or obligor and the other security is a senior secured obligation, the Moody’s Rating of such Collateral Interest will be one rating subcategory below the rating of the other security;

(C) if the corporate guarantee is a subordinated obligation of the guarantor or obligor and the other security is a senior secured obligation that is: (1) rated “Ba3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be three rating subcategories below the rating of the other security; or (2) rated “B1” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will be two rating subcategories below the rating of the other security;

(D) if the corporate guarantee is a senior secured obligation of the guarantor or obligor and the other security is a senior unsecured obligation that is: (1) rated “Baa3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be the rating of the other security; or (2) rated “Ba1” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory above the rating of the other security;

(E) if the corporate guarantee is a senior unsecured obligation of the guarantor or obligor and the other security is also a senior unsecured obligation, the Moody’s Rating of such corporate guarantee will be the rating of the other security;

(F) if the corporate guarantee is a subordinated obligation of the guarantor or obligor and the other security is a senior unsecured obligation that is: (1) rated “B1” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be two rating subcategories below the rating of the other security; or (2) rated “B2” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory below the rating of the other security;

(G) if the corporate guarantee is a senior secured obligation of the guarantor or obligor and the other security is a subordinated obligation that is: (1) rated “Baa3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory above the rating of the other security; (2) rated below “Baa3” but not rated “B3” by Moody’s, the Moody’s Rating of such corporate guarantee will be two rating subcategories above the rating of the other security; or (3) rated “B3” by Moody’s, the Moody’s Rating of such corporate guarantee will be “B2”;

(H) if the corporate guarantee is a senior unsecured obligation of the guarantor or obligor and the other security is a subordinated obligation that is: (1) rated “Baa3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory above the rating of the other security; or (2) rated “Ba1” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will also be one rating subcategory above the rating of the other security; and

(I) if the REIT Debt Security is a subordinated obligation of the guarantor or obligor and the other security is also a subordinated obligation, the Moody’s Rating of such corporate guarantee will be the rating of the other security; or

(iv) if such Collateral Interest is a Mezzanine Loan or a CRE CDO Security, no notching is permitted and the Moody’s Rating will be the rating so assigned by Moody’s;

provided that (x) the rating of S&P or Fitch used to determine the Moody’s Rating pursuant to any of clauses (ii) or (iii) above will be (a) a public rating that addresses the obligation of the obligor (or guarantor, where applicable) to pay principal of and interest on the relevant Collateral Interest in full and is monitored on an ongoing basis by the relevant Rating Agency or (b) if no such public rating is available, a rating determined pursuant to a method determined by Moody’s on a case-by-case basis and (y) the Aggregate Principal Balance of Collateral Interests, the Moody’s Rating of which is based on an S&P or Fitch rating, may not exceed 20% of the Aggregate Principal Balance of all Collateral Interests; provided, further, that the Moody’s Rating of any Collateral Interest will be reduced one subcategory to the extent it is on credit watch with negative implications and increased one subcategory to the extent it is on credit watch with positive implications; provided, further, however, that notwithstanding any of the foregoing provisions to the contrary, the Collateral Manager may, consistent with Moody’s published criteria for underwriting and tranching of commercial real estate loans, use its estimated ratings for Collateral Interests representing up to 20% of the Aggregate Collateral Balance; provided that in connection with the foregoing, the Collateral Manager on behalf of the Issuer may apply for an estimated rating from Moody’s within 10 Business Days after the date on which the Issuer purchases a Collateral Interest.

“Moody’s Rating Factor”: Relating to any Collateral Interest or Eligible Investment, the number set forth in the table below opposite the Moody’s Rating of such Collateral Interest or Eligible Investment:

Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

For purposes of calculating the Moody’s Maximum Tranched Rating Factor Test, the Moody’s Rating and Moody’s Rating Factor with respect to (i) cash invested as an Eligible Investment and (ii) the aggregate amount of unused Class AR Commitments shall be deemed to be “Aaa” and 1, respectively.

“Moody’s Recovery Rate”: With respect to any Collateral Interest on any Measurement Date, an amount equal to (A) if the Specified Type of Collateral Interest is included in the table attached as Schedule A (the Moody’s Recovery Rate Assumptions) hereto, the percentage for such Collateral Interest set forth in Schedule A (the Moody’s Recovery Rate Assumptions) hereto in (x) the table corresponding to the relevant Specified Type of Collateral Interest, (y) the column in such table setting forth the Moody’s Rating of such Collateral Interest on such Measurement Date and (z) the row in such table opposite the percentage of the issue of which such Collateral Interest is a part relative to the total capitalization of (including both debt and equity securities issued by) the relevant issuer of or obligor on such Collateral Interest determined on the date on which such Collateral Interest was originally issued or (B) if the Specified Type of Collateral Interest is not included in the table set forth in Schedule A (the Moody’s Recovery Rate Assumptions) hereto, the Recovery Rate set forth following such table with respect to the applicable Specified Type.

“Moody’s Recovery Test”: A test that will be satisfied as of any Measurement Date if the Moody’s Weighted Average Recovery Rate is greater than or equal to the number set forth in the row entitled “WA Recovery” in the Moody’s Test Matrix based on the scenario chosen by the Collateral Manager as currently applicable to the applicable Collateral Quality Tests and the Collateral Interests in accordance herewith.

“Moody’s Special Amortization Pro Rata Condition”: A condition that will be satisfied with respect to any Payment Date if either (i) (a) the aggregate Principal Balance of the Collateral Interests as of the related Determination Date is greater than an amount equal to 50% of the aggregate Principal Balance of the Collateral Interests on the Effective Date and (b) the Herfindahl Diversity Test, the Moody’s Recovery Test, the Minimum Weighted Average Coupon Test, the Moody’s Weighted Average Extended Maturity Test, the Minimum Weighted Average Spread Test and the Pro Rata Principal Coverage Test are satisfied as of the related Determination Date or (ii) the Rating Agency Condition has been satisfied with respect to Moody’s and, if MBIA is the Controlling Class, the consent of the Controlling Class has been obtained.

“Moody’s Stressed LTV Percentage”: The percentage with respect to any Related Future Advance Loan or Other Loan that is assigned thereto by Moody’s upon request by the Collateral Manager on behalf of the Issuer. Until Moody’s responds to such request, the Moody’s Stressed LTV Percentage of such any Related Future Advance Loan or Other Loan shall be deemed to equal 75% until Moody’s provides the Collateral Manager notice of an alternative.

“Moody’s Test Matrix”: The table set forth on Appendix I hereto relating to the Moody’s Maximum Tranched Rating Factor Test, the Moody’s Recovery Test, the Minimum Weighted Average Spread Test and the Herfindahl Diversity Test with respect to Moody’s.

“Moody’s Weighted Average Extended Maturity Test”: A test that will be satisfied on any Measurement Date if the Extended Weighted Average Maturity of the Collateral Interests as of such Measurement Date is (i) 5.2 years or less, for any Measurement Date occurring prior to the Payment Date in June 2008, (ii) 5.025 years or less, for any Measurement Date occurring from the Payment Date in June 2008 through the day immediately prior to the Payment Date in June 2009, (iii) 4.850 years or less, for any Measurement Date occurring from the Payment Date in June 2009 through the day immediately prior to the Payment Date in June 2010, (iv) 4.675 years or less, for any Measurement Date occurring from the Payment Date in June 2010 through the day immediately prior to the Payment Date in June 2011, and (v) 4.5 years or less, for any Measurement Date occurring thereafter.

“Moody’s Weighted Average Recovery Rate”: The number obtained as of any Measurement Date by summing the products obtained by multiplying the Principal Balance of each Collateral Interest (other than a Defaulted Interest) by its Moody’s Recovery Rate, dividing such sum by the aggregate Principal Balance of all such Collateral Interests and rounding up to the first decimal place.

“Net Outstanding Portfolio Balance”: On any Measurement Date, the sum (without duplication) of:

(i) the Aggregate Principal Balance on such Measurement Date of the Collateral Interests (other than Defaulted Interests);

(ii) the aggregate Principal Balance of all Principal Proceeds held as Cash and Eligible Investments, all Cash and Eligible Investments held in the Unused Proceeds Account that have not been designated as Interest Proceeds by the Collateral Manager with respect to the Effective Date and all Cash and Eligible Investments held in the Delayed Funding Obligations Account; and

(iii) with respect to each Defaulted Interest, the Calculation Amount of such Defaulted Interest.

“Non-Advancing Collateral Interest”: Any Collateral Interest, other than a CMBS Security, a Synthetic Asset, a CRE CDO Security or a REIT Debt Security, with respect to which no servicer or other party is required, under the terms of the Underlying Instruments governing such Collateral Interest, to make any liquidity advances to ensure the timely receipt of interest by and for the benefit of the holder of such Collateral Interest.

“Non-call Period”: The period from the Closing Date to and including the Business Day immediately preceding the Payment Date in April 2010.

“Non-Core Property Type”: Either of the following property types: Land and Other Properties.

“Non-Permitted Holder”: The meaning specified in Section 2.14(b) hereof.

“Non-Transitional Asset”: Any Delayed Draw Term Loan or Related Future Advance Loan with respect to which a material portion of the related property securing such Loan is subject to “ground up” construction of new improvements, including, without limitation, new foundations, new structural steel or wood frame, and new mechanical, electrical and plumbing systems and the related future funding obligation represented more than 35% of the total committed amount of the underlying loan as of the date the Issuer acquired such Delayed Draw Term Loan or Related Future Advance Loan, as the case may be; provided, that a Delayed Draw Term Loan or Related Future Advance Loan shall not be classified as a Non-Transitional Asset if the Rating Agency Condition to such effect has been satisfied.

“Nonrecoverable Cure Advance”: Any Cure Advance previously made or proposed to be made pursuant to Section 17.3 hereof with respect to any Collateral Interest that the Collateral Manager has determined in its sole discretion, exercised in good faith, subject to confirmation from the CDO Special Servicer, that the amount so advanced or proposed to be advanced will not be ultimately recoverable from subsequent collections from the specific Collateral Interest with respect to which such Cure Advance was made or proposed to be made.

“Nonrecoverable Interest Advance”: Any Interest Advance made or proposed to be made pursuant to Section 10.12 hereof for which the Advancing Agent or the Backup Advancing Agent, as applicable, has determined in its sole discretion, exercised in good faith, that the amount so advanced or proposed to be advanced plus interest accrued or expected to accrue thereon, will not be ultimately recoverable from subsequent payments or collections with respect to the Collateral.

“Note Interest Rate”: With respect to the Class A-1 Notes, the Class A-1R Notes, the Class A-2 Notes, the Class A-2R Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes, the Class A-1 Rate, the Class A-1R Rate, the Class A-2 Rate, the Class A-2R Rate, the Class B Rate, the Class C Rate, the Class D Rate, the Class E Rate, the Class F Rate, the Class G Rate, the Class H Rate, the Class J Rate, the Class K Rate and the Class L Rate, respectively.

“Note Interest Shortfall”: The meaning set forth in Section 10.12(a) hereof.

“Note Liquidation Event”: The meaning specified in Section 12.1(f) hereof.

“Noteholder”: The Person in whose name such Note is registered in the Notes Register.

“Notes”: The Class A-1 Notes, the Class A-1R Notes, the Class A-2 Notes, the Class A-2R Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes, collectively, authorized by, and authenticated and delivered under, this Indenture or any supplemental indenture.

“Notes Register” and “Notes Registrar”: The respective meanings specified in Section 2.5(a) hereof.

“Note Valuation Report”: The meaning specified in Section 10.14(e) hereof.

“Offer”: With respect to any security, (i) any offer by the issuer of such security or by any other person or entity made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of the related Underlying Instruments) or to convert or exchange such security into or for Cash, securities or any other type of consideration or (ii) any solicitation by the issuer of such security or any other person or entity to amend, modify or waive any provision of such security or any related Underlying Instrument.

“Officer”: With respect to any corporation or limited liability company, including the Issuer, the Co-Issuer and the Collateral Manager, any Director, the Chairman of the Board of Directors, the President, any Senior Vice President any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer, General Partner of such entity; and with respect to the Trustee, any Trust Officer.

“Officer’s Certificate”: With respect to the Issuer, the Co-Issuer and the Collateral Manager, any certificate executed by an Officer thereof.

“Opinion of Counsel”: A written opinion addressed to the Trustee and each Rating Agency in form and substance reasonably satisfactory to the Trustee, each Rating Agency (and each Hedge Counterparty and Synthetic Asset Counterparty, if applicable, pursuant to the provisions below) of an attorney at law admitted to practice before the highest court of any state of the United States or the District of Columbia (or the Cayman Islands, in the case of an opinion relating to the laws of the Cayman Islands), which attorney may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer, and which attorney shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory which opinions of other counsel shall accompany such Opinion of Counsel and shall either be addressed to the Trustee and each Rating Agency or shall state that the Trustee and each Rating Agency shall be entitled to rely thereon; provided, however, that such Opinion of Counsel shall be addressed to (i) each Hedge Counterparty (or each Hedge Counterparty may rely on such Opinion of Counsel) to the extent that such Opinion of Counsel relates to or affects the interests of each Hedge Counterparty and (ii) each Synthetic Asset Counterparty (or each Synthetic Asset Counterparty may rely on such Opinion of Counsel) to the extent that such Opinion of Counsel relates to or affects the interests of each Synthetic Asset Counterparty.

“Optional Redemption”: The meaning specified in Section 9.1(c) hereof.

“Outstanding”: (a) With respect to the Notes, as of any date of determination, all of the Notes or any Class of Notes, as the case may be, theretofore authenticated and delivered under this Indenture except:

(i) Notes theretofore canceled by the Notes Registrar or delivered to the Notes Registrar for cancellation;

(ii) Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or the Paying Agent in trust for the Holders of such Notes pursuant to Section 4.1(a)(ii); provided that, if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Trustee is presented that any such Notes are held by a holder in due course; and

(iv) Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.6 hereof;

provided that in determining whether the Noteholders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder, (x) Notes owned by the Issuer, the Co-Issuer or any Affiliate thereof shall be disregarded and deemed not to be Outstanding and (y) in relation to (1) the exercise of any rights to remove the Collateral Manager for “cause” under the Collateral Management Agreement and (2) the exercise by the Noteholders of their right, in connection with certain Events of Default, to accelerate amounts due under the Notes, Notes owned by the Collateral Manager or any of its Affiliates, or by any accounts managed by them, shall be disregarded and deemed not to be Outstanding. In determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes that the Trustee knows to be so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer, the Collateral Manager or any other obligor upon the Notes or any Affiliate of the Issuer, the Collateral Manager or such other obligor; and

(b) With respect to the Income Notes, as of any date of determination, all of the Income Notes theretofore authenticated and delivered under the Income Notes Agreement except:

(i) Income Notes theretofore canceled by the Income Notes Registrar or delivered to the Income Notes Registrar for cancellation;

(ii) Income Notes in exchange for or in lieu of which other Income Notes have been authenticated and delivered pursuant to the Income Notes Agreement, unless proof satisfactory to the Trustee is presented that any such Income Notes are held by a holder in due course; and

(iii) Income Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Income Notes have been issued as provided in the Income Notes Agreement.

“Par Purchase Price”: The meaning specified in Section 12.1(b) hereof.

“Par Value Ratio”: Each of the Class A/B Par Value Ratio, the Class C/D/E Par Value Ratio and the Class F/G/H Par Value Ratio.

“Par Value Test”: Each of the Class A/B Par Value Test, the Class C/D/E Par Value Test and the Class F/G/H Par Value Test.

“Partially Deferred Loan”: A Loan which by its terms provides for the payment of interest in two components, one of which is payable currently on each due date under the Loan and the other of which is either deferred or capitalized until maturity.

“Participating Institution”: With respect to any participation, the entity that holds legal title to the participated asset.

“Participation”: An interest in all or part of a Loan acquired by a participant from a Participating Institution, which participation may be subordinate to other interests in such Loan and may be further participated into sub-participations.

“Paying Agent”: Any Person authorized by the Issuer and the Co-Issuer to pay the principal of or interest on any Notes on behalf of the Issuer and the Co-Issuer as specified in Section 7.2 hereof.

“Payment Account”: The payment account of the Trustee in respect of the Notes established pursuant to Section 10.3 hereof.

“Payment Date”: With respect to each Class of Notes, July 9, 2007 and thereafter quarterly on each October 7, January 7, April 7 and July 7 (or if such day is not a Business Day, the next succeeding Business Day) to and including the Rated Final Maturity related to such Class unless redeemed or repaid prior thereto.

“Permitted Transfer”: A transfer, in whole but not in part, to a party that meets the following requirements:

(1) at the time it becomes a Hedge Counterparty, shall have ratings with respect to itself as an issuer or with respect to its debt obligations by Moody’s, S&P and Fitch of at least equal to the requirements set forth in the definition of Hedge Counterparty Collateral Threshold Ratings;

(2) legally and effectively accepts the rights and obligations of the Hedge Counterparty in respect of the related Hedge Agreement pursuant to a written agreement reasonably acceptable to the Issuer and the Trustee;

(3) is a recognized dealer in over the counter derivatives organized under the laws of the United States of America or a jurisdiction located in the United States of America (or another jurisdiction reasonably acceptable to the Issuer);

(4) has, with respect to becoming a Hedge Counterparty, satisfied the Rating Agency Condition; and

(5) any other requirements set forth in the related Hedge Agreement.

“Person”: An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Plan Assets”: The meaning specified in Section 2.5(g)(vii) hereof.

“Pledged Collateral Interest”: On any date of determination, any Collateral Interest that has been Granted to the Trustee and not been released from the lien of this Indenture pursuant to Section 10.15 hereof.

“Pledged Obligations”: On any date of determination, any Pledged Collateral Interests and the Eligible Investments that have been Granted to the Trustee for the benefit of the Secured Parties.

“Principal Balance” or “par”: With respect to any Collateral Interest or Eligible Investment as of any date of determination, the outstanding principal amount (or, in the case of any Synthetic Asset in the form of a credit default swap or total return swap, the outstanding notional amount) of such Collateral Interest or Eligible Investment; provided that:

(i) the Principal Balance of a Collateral Interest received upon acceptance of an Offer for another Collateral Interest, which Offer expressly states that failure to accept such Offer may result in a default under the Underlying Instruments, will be deemed to be the Calculation Amount of such other Collateral Interest until such time as Interest Proceeds and Principal Proceeds, as applicable, are received when due with respect to such other Collateral Interest;

(ii) the Principal Balance of any Eligible Investment that does not pay Cash interest on a current basis will be the accreted value thereof;

(iii) the Principal Balance of any Collateral Interest that permits the capitalization or deferral of any interest payable thereon in accordance with the terms of its Underlying Instruments will be deemed to exclude any deferred or capitalized interest;

(iv) the Principal Balance of any Written Down Security will exclude any portion of the principal balance of such security that (x) has been written down as a result of a “realized loss,” “collateral support deficit,” “additional trust fund expense” or other event that under the terms of such security results in a write-down of principal balance (in each case, which has not been written up subsequently thereto) or (y) would be affected by an appraisal reduction (for the avoidance of doubt, any appraisal reduction in respect of a Reference Obligation shall not constitute a “write-down”);

(v) the Principal Balance of any Synthetic Asset in the form of a derivative contract will be the notional amount of such Synthetic Asset and the Principal Balance of any Synthetic Asset in the form of a note will be equal to the outstanding principal amount of the Synthetic Asset;

(vi) the Principal Balance of a Principal Only Security will be the Aggregate Amortized Cost of such Principal Only Security; and

(vii) the Principal Balance of an Interest Only Security will be deemed to be zero.

“Principal Collection Account”: The trust account established pursuant to Section 10.2(a) hereof.

“Principal Only Security”: Any Collateral Interest (other than a Step-Up Security) that does not provide for payment of interest or provides that all payments of interest will be deferred until the final maturity thereof.

“Principal Proceeds”: With respect to any Payment Date, (a) the sum (without duplication) of (i) all principal payments (including prepayments and Unscheduled Principal Payments) received during the related Due Period (excluding those previously reinvested or designated by the Collateral Manager for reinvestment in Collateral Interests) on (A) Eligible Investments (other than Eligible Investments purchased with Interest Proceeds, Eligible Investments in the Unused Proceeds Account designated as Interest Proceeds in accordance with the definition thereof by the Collateral Manager with respect to the Effective Date, Eligible Investments in the Delayed Funding Obligations Account and Eligible Investments in the Expense Account and any amount representing the accreted portion of a discount from the face amount of an Eligible Investment) and (B) Collateral Interests as a result of (1) a maturity, scheduled amortization, mandatory prepayment or mandatory sinking fund payment on a Collateral Interest, (2) optional redemptions, prepayments, exchange offers or tender offers made at the option of the issuer thereof, (3) recoveries on Defaulted Interests or (4) any other principal payments with respect to Collateral Interests (not included in Sale Proceeds), (C) any amounts paid by a Synthetic Asset Counterparty to the Issuer if the related Synthetic Asset has terminated and the Issuer has no further payment obligations thereunder (other than any amounts described in clause (a)(xiv) of the definition of “Interest Proceeds”) or in respect of Principal Reimbursements and (D) any principal payments in respect of any Investment Agreement, (ii) all fees and commissions received during such Due Period in connection with Eligible Investments and the restructuring or default of such Eligible Investments, (iii) any interest received during such Due Period on such Collateral Interests or Eligible Investments to the extent such interest constitutes proceeds from accrued interest purchased with Principal Proceeds other than accrued interest purchased by the Issuer on or prior to the Effective Date and interest included in clause (a)(i) of the definition of Interest Proceeds, (iv) Sale Proceeds received during such Due Period in respect of sales (excluding those previously reinvested or currently being reinvested in Collateral Interests in accordance with the Transaction Documents and excluding accrued interest included in Sale Proceeds (unless such accrued interest was purchased with Principal Proceeds) that are designated by the Collateral Manager as Interest Proceeds in accordance with clause (a)(i) of the definition of Interest Proceeds), (v) all amounts received during such Due Period with respect to Defaulted Interests (other than any amounts included in the definition of “Interest Proceeds” pursuant to item (viii) of the definition thereof), (vi) any interest received during such Due Period on a Written Down Security to the extent such interest constitutes accrued interest on the excess of the principal amount of such Written Down Security over the Principal Balance of such Written Down Security, (vii) any proceeds resulting from (A) the termination (in whole or in part) of any Hedge Agreement during such Due Period to the extent such proceeds are received from the Hedge Counterparty to such Hedge Agreement and, to the extent such proceeds exceed the cost of entering into a replacement Hedge Agreement in accordance with the requirements set forth in Section 16.1(a) hereof, (B) payments received from a replacement Hedge Counterparty to the extent such proceeds exceed the amount owed to a previous Hedge Counterparty in connection with the termination of the related Hedge Agreement and (C) all amounts transferred from each Hedge Termination Account pursuant to Section 16.1(g) hereof, (viii) on the first Payment Date following the Effective Date, if a Ratings Confirmation Failure has not occurred, funds in the Unused Proceeds Account to the extent the Collateral Manager has not designated such amounts as Interest Proceeds pursuant to Section 10.4(c) hereof, (ix) funds transferred to the Principal Collection Account from the Delayed Funding Obligations Account in respect of amounts previously held on deposit in respect of unfunded commitments for Delayed Draw Term Loans that have been sold or otherwise disposed before such commitments thereunder have been drawn or as to which excess funds remain, (x) any Class AR Draw Amount not previously applied during the Due Period (including amounts received from a Holder Subaccount upon the failure of the applicable Holder of Class AR Notes to advance funds to Issuer as required pursuant to the Class AR Note Purchase Agreement) and (11) all other payments received in connection with the Collateral Interests and Eligible Investments that are not included in Interest Proceeds; provided that in no event will Principal Proceeds include (A) any proceeds from the Excepted Assets, (B) any interest on amounts in loan-level or similar escrow accounts payable to the CDO Servicer pursuant to the Servicing Agreement, (C) any servicing fees and expenses, and reimbursements of servicing advances, paid or payable pursuant to the Servicing Agreement, or (D) any Interest Proceeds; minus (b)(i) the aggregate amount of any Nonrecoverable Interest Advances that were reimbursed to the Advancing Agent or the Backup Advancing Agent from Principal Proceeds during the related Due Period, and the aggregate amount of any Nonrecoverable Cure Advances reimbursed to the Collateral Manager from Principal Proceeds during the related Due Period and

(ii) the aggregate amount of any Hedge Payment Amounts that were previously paid to the applicable Hedge Counterparty from Principal Proceeds during the related Due Period as a result of the early termination of the related Liability Hedge from any call, redemption and prepayment premiums in accordance with clause (e) of the definition of Liability Hedge.

“Principal Reimbursement”: With respect to any Synthetic Asset, the reimbursement made by a Synthetic Asset Counterparty to the Issuer in respect of all of part of any Credit Protection Payments made by the Issuer as a result of a Writedown or Failure to Pay Principal, which reimbursement the Synthetic Asset Counterparty will be required to make if they are ultimately paid by the Reference Obligor to holders of the Reference Obligation within one calendar year after the termination, including any early termination, of such Synthetic Asset.

“Priority of Payments”: The meaning specified in Section 11.1(a) hereof.

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Pro Rata Principal Coverage Ratio” means, as of any Determination Date, the ratio (expressed as a percentage) of (x) to (y), where (x) is the sum of the Net Outstanding Portfolio Balance and the Aggregate Class AR Undrawn Amount (without duplication) as of such Determination Date and (y) is the sum of the Aggregate Outstanding Amount of the Class A Notes and Class B Notes as of such Determination Date.

“Pro Rata Principal Coverage Test” will be met as of any Determination Date if the Pro Rata Principal Coverage Ratio as of such Determination Date is greater than or equal to 125.52%.

“Property Type”: Each of the following types of property:

(i) “Condo Conversion Properties” means properties that have been, or are expected to be, converted to condominium form of ownership for the purpose of redevelopment as, in whole or in part, residential condominium apartments or time share units;

(ii) “Construction Properties” means, unless the Issuer receives a confirmation from Moody’s indicating otherwise, properties that are both (a) subject to ground up construction of new improvements, involving, without limitation, new foundations, new structural steel or wood frame, and new mechanical, electrical and plumbing systems and (b) that secure a Related Future Advance Loan or a Delayed Draw Term Loan and which either (1) the related future funding obligation represented more than 35% of the total committed amount of the underlying loan as of the date the Issuer acquired such Related Future Advance Loan or Delayed Draw Term Loan or (2) the related future funding obligation represented more than 40% of the total committed amount of the underlying loan as of the date of origination of such Related Future Advance Loan or Delayed Draw Term Loan;

(iii) “Healthcare Properties” means hospitals, clinics, sports clubs, spas, assisted living and other health care facilities and other similar real property interests used in one or more similar businesses (but excluding medical offices);

(iv) “Hospitality Properties” means hotels, motels, youth hostels, bed and breakfasts and other similar real property interests used in one or more similar businesses;

(v) “Industrial Properties” means factories, refinery plants, breweries and other similar real property interests used in one or more similar businesses;

(vi) “Mixed Use Properties” means real estate property used by businesses for diverse business purposes and any similar property interests;

(vii) “Multifamily Properties” means multifamily dwellings such as apartment blocks, condominiums and cooperative owned buildings;

(viii) “Retail Properties” means retail stores, restaurants, bookstores, clothing stores and other similar real property interests used in one or more similar businesses;

(ix) “Self Storage Properties” means self storage facilities and other similar real property interests used in one or more similar businesses;

(x) “Suburban Office Properties” means office buildings (including medical offices), conference facilities and other similar real property interests used in the commercial real estate business in suburban areas;

(xi) “Urban Office Properties” means office buildings (including medical offices), conference facilities and other similar real property interests used in the commercial real estate business in urban areas;

(xii) “Warehouse Properties” means warehouse facilities and other similar real property interests;

(xiii) “Land” means undeveloped real estate intended to be developed into commercial, multifamily or condominium property; and

(xiv) “Other Properties” means any property other than Condo Conversion Properties, Construction Properties, Healthcare Properties, Hospitality Properties, Industrial Properties, Mixed Use Properties, Multifamily Properties, Urban Office Properties, Suburban Office Properties, Retail Properties, Self Storage Properties, Mixed Use Properties, Warehouse Properties and Land.

“Proposal”: The meaning specified in Section 7.18(b) hereof.

“Proposed Portfolio”: The portfolio of Collateral Interests and Eligible Investments resulting from the disposition of a Collateral Interest or a proposed reinvestment of Principal Proceeds in a Substitute Collateral Interest, as the case may be.

“Protection Provider Default”: The occurrence and continuance of one of the following events: (i) MBIA shall have failed to make a required payment when due under any credit protection arrangement it provides to any Noteholder of a Senior Class A Note or (ii) certain events of bankruptcy, insolvency, winding up or reorganization of MBIA.

“PTCE”: The meaning specified in Section 2.5(h)(vii) hereof.

“Purchase and Placement Agreement”: The purchase and placement agreement relating to the sale of the Senior Notes (other than the Class AR Notes) and the placement of the Class AR Notes, dated as of March 2, 2007, by and among the Issuer, the Co-Issuer and Initial Purchaser.

“Purchase Option Purchase Price”: The meaning specified in Section 17.4 hereof.

“Purchase Price”: The purchase price identified for each Collateral Interest against its name in Schedule E.

“Qualified Hedge Party”: A party that: (a) (i) at the time it becomes a Hedge Counterparty, will have with respect to itself as an issuer or with respect to its debt obligations ratings at least equal to the ratings requirements set forth in the definition of “Hedge Counterparty Collateral Threshold Rating”; (ii) legally and effectively accepts the rights and obligations of a Hedge Counterparty in respect of the related Hedge Agreement pursuant to a written agreement reasonably acceptable to the Issuer and the Trustee; and (iii) is a recognized dealer in over-the-counter derivatives organized under the laws of the United States of America or a jurisdiction located in the United States of America (or another jurisdiction reasonably acceptable to the Issuer, the Trustee and the Rating Agencies); or (b) (i) has, with respect to becoming a Hedge Counterparty, satisfied the Rating Agency Condition with respect to Moody’s, S&P and Fitch.

“Qualified Institutional Lender”: (i) Any Person that (A) has total assets (in name or under management) in excess of U.S.$600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of U.S.$200,000,000 and (B) is regularly engaged in the business of making and owning commercial real estate loans or operating commercial mortgaged properties or (ii) any Person controlled by any Person described in clause (i).

“Qualified Letter of Credit”: A clean, unconditional and irrevocable letter of credit issued by a domestic bank or the U.S. agency or branch of a foreign bank with a long-term unsecured debt rating of at least “A-” by S&P, and otherwise meeting S&P’s published criteria found in Section 1 of S&P’s “publication entitled “U.S. CMBS Legal and Structured Finance Criteria,” dated as of May 1, 2003, at least “A3” by Moody’s and at least “A-” by Fitch.

“Qualified Purchaser”: A “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act.

“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

“Quarterly Measurement Date”: The meaning specified in Section 7.20(a) hereof.

“QIB”: A “qualified institutional buyer” as defined in Rule 144A.

“Rake Bond”: A loan-specific commercial mortgage pass-through certificate or similar security backed by only one of the mortgage loans included in a pooled securitization transaction, typically representing a non-pooled component of the related mortgage loan that is subordinate to the pooled component with respect to the right to receive distributions of collections on such mortgage loan.

“Ramp-Up Period”: The period commencing on the Closing Date and ending on the Effective Date.

“Rating Agency”: Each of Moody’s, S&P and Fitch, and any successor thereto, or, with respect to Pledged Obligations generally, if at any time Moody’s, S&P or Fitch or any such successor ceases to provide rating services with respect to the Notes or certificates similar to the Notes, any other nationally recognized investment rating agency selected by the Issuer and reasonably satisfactory to each Hedge Counterparty and a Majority of the Notes voting as a single Class.

“Rating Agency Condition”: With respect to any proposed action or matter, the receipt by the Trustee of confirmation in writing from the applicable Rating Agencies that the then current ratings on the Notes, as applicable, shall not be reduced, qualified or withdrawn as a result of such action or matter; provided, however, for the purposes of this definition, Rating Agencies shall not be deemed to include Fitch unless the proposed action or matter relates to any amendment or modification, or to any proposed amendment or modification, to any Transaction Document or the Effective Date.

“Ratings Confirmation”: Confirmation in writing from each Rating Agency of the rating assigned to a Class of Notes by each such Rating Agency.

“Ratings Confirmation Failure”: The meaning specified in Section 7.18(b) hereof.

“Rated Final Maturity”: April 7, 2052.

“Real Estate Entities”: Collectively, REITs, REOCs, Homebuilding Companies and Limited Real Estate Entities.

“Real Estate Related Bank Loan”: (a) (i) A loan or similar obligation made by a bank or other financial institution based on the corporate credit of the obligor or (ii) any participation interest in, or assignment of, an asset which satisfies the criteria in clause (i) of this definition and (b) interests in securities related to (or issued directly by), or loans made to, REOCs or Homebuilding Companies based on the corporate credit of such entities.

“Record Date”: The date on which the Holders of Notes entitled to receive a payment in respect of principal or interest on the succeeding Payment Date is determined, such date as to any Payment Date being the 15th day (whether or not a Business Day) prior to the applicable Payment Date.

“Redemption Date”: Any Payment Date specified for a redemption of the Securities pursuant to Section 9.1 or 9.2 hereof.

“Redemption Date Statement”: The meaning specified in 10.14(i) hereof.

“Redemption Price”: The Redemption Price of each Class of Notes and the Income Notes will be calculated as follows:

Class A-1 Notes. The redemption price of the Class A-1 Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class A-1 Notes to be redeemed, together with the Class A-1 Interest Distribution Amount (plus any Class A-1 Defaulted Interest Amount) due on that Redemption Date;

Class A-1R Notes. The redemption price of the Class A-1R Notes will be calculated on the related Determination Date and will be equal to the sum of (i) the Aggregate Outstanding Amount of the Class A-1R Notes to be redeemed, together with the Class A-1R Interest Distribution Amount (plus any Class A-1R Defaulted Interest Amount) due on that Redemption Date, and (ii) any accrued and unpaid Class A-1R Commitment Fees due on that Redemption Date;

Class A-2 Notes. The redemption price of the Class A-2 Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class A-2 Notes to be redeemed, together with the Class A-2 Interest Distribution Amount (plus any Class A-2 Defaulted Interest Amount) due on that Redemption Date;

Class A-2R Notes. The redemption price of the Class A-2R Notes will be calculated on the related Determination Date and will be equal to the sum of (i) the Aggregate Outstanding Amount of the Class A-2R Notes to be redeemed, together with the Class A-2R Interest Distribution Amount (plus any Class A-2R Defaulted Interest Amount) due on that Redemption Date, and (ii) any accrued and unpaid Class A-2R Commitment Fees due on that Redemption Date;

Class B Notes. The redemption price of the Class B Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class B Notes to be redeemed, together with the Class B Interest Distribution Amount (plus any Class B Defaulted Interest Amount) due on that Redemption Date;

Class C Notes. The redemption price of the Class C Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class C Notes to be redeemed, together with the Class C Interest Distribution Amount (plus any Class C Capitalized Interest and any Class C Defaulted Interest Amount) due on that Redemption Date;

Class D Notes. The redemption price of the Class D Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class D Notes to be redeemed, together with the Class D Interest Distribution Amount (plus any Class D Capitalized Interest and any Class D Defaulted Interest Amount) due on that Redemption Date;

Class E Notes. The redemption price of the Class E Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class E Notes to be redeemed, together with the Class E Interest Distribution Amount (plus any Class E Capitalized Interest and any Class E Defaulted Interest Amount) due on that Redemption Date;

Class F Notes. The redemption price of the Class F Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class F Notes to be redeemed, together with the Class F Interest Distribution Amount (plus any Class F Capitalized Interest and any Class F Defaulted Interest Amount) due on that Redemption Date;

Class G Notes. The redemption price of the Class G Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class G Notes to be redeemed, together with the Class G Interest Distribution Amount (plus any Class G Capitalized Interest and any Class G Defaulted Interest Amount) due on that Redemption Date;

Class H Notes. The redemption price of the Class H Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class H Notes to be redeemed, together with the Class H Interest Distribution Amount (plus any Class H Capitalized Interest and any Class H Defaulted Interest Amount) due on that Redemption Date;

Class J Notes. The redemption price of the Class J Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class J Notes to be redeemed, together with the Class J Interest Distribution Amount (plus any Class J Capitalized Interest and any Class J Defaulted Interest Amount) due on that Redemption Date;

Class K Notes. The redemption price of the Class K Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class K Notes to be redeemed, together with the Class K Interest Distribution Amount (plus any Class K Capitalized Interest and any Class K Defaulted Interest Amount) due on that Redemption Date;

Class L Notes. The redemption price of the Class L Notes will be calculated on the related Determination Date and will be equal to the Aggregate Outstanding Amount of the Class L Notes to be redeemed, together with the Class L Interest Distribution Amount (plus any Class L Capitalized Interest and any Class L Defaulted Interest Amount) due on that Redemption Date; and

Income Notes. The redemption price for the Income Notes will be calculated on the related Determination Date and will be equal to the sum of all net proceeds and Cash, if any, remaining after redemption of the Notes and payments of all amounts and expenses described under clauses (1) through (5) and (31) through (34) of Section 11.1(a)(i); provided that, if there are no such net proceeds or Cash remaining, the redemption price for the Income Notes shall be equal to U.S.$0.

“Reference Banks”: The meaning set forth in Schedule F attached hereto.

“Reference Obligation”: With respect to any Synthetic Asset in the form of a credit default swap or total return swap, any CMBS Security or Loan identified as a “reference obligation” in the related confirmation.

“Reference Obligation Coupon”: The periodic interest rate applied in relation to each Reference Obligation calculation period on the related Reference Obligation payment date, as determined in accordance with the terms of the Underlying Instruments as of the effective date.

“Reference Obligor”: With respect to a Reference Obligation, the obligor or issuer of such Reference Obligation.

“Registered”: With respect to any debt obligation, a debt obligation that is issued after July 18, 1984, and that is in registered form for purposes of the Code.

“Registered Security”: The meaning specified in Section 3.3(a)(iii) hereof.

“Regulation S”: Regulation S under the Securities Act.

“Regulation S Global Note”: The meaning specified in Section 2.2(b)(ii) hereof.

“Reimbursement Interest”: Interest accrued on the amount of any Interest Advance made by the Advancing Agent or the Backup Advancing Agent, for so long as it is outstanding, at the Reimbursement Rate.

“Reimbursement Rate”: A rate per annum equal to the “prime rate” as published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time.

“Reinvestment Criteria”: The meaning specified in Section 12.2(a) hereof.

“Reinvestment Income”: Any interest or other earnings on the Initial Deposit or funds in the Unused Proceeds Account that have not been designated as Interest Proceeds by the Collateral Manager with respect to the Effective Date.

“Reinvestment Period”: The period beginning on the Closing Date and ending on and including the first to occur of the following events or dates: (i) the end of the Due Period related to the Payment Date in April 2012; (ii) the end of the Due Period related to the Payment Date immediately following the date on which the Collateral Manager (with the written consent of Holders of the Majority of the Income Notes) notifies the Trustee that, in light of the composition of Collateral Interests, general market conditions and other factors, investments in additional Collateral Interests within the foreseeable future would be either impractical or not beneficial to the Issuer or the Holders of the Income Notes; (iii) the end of the Due Period related to the date on which all of the Securities are redeemed as described herein under Section 9.1 and (iv) the date on which the principal of and accrued and unpaid interest on the Notes are declared immediately due and payable pursuant to Section 5.2 hereof following the occurrence of an Event of Default.

“REIT” means an entity qualifying and electing to be treated as a “real estate investment trust” (as defined in Section 856 of the Code or any successor provision).

“REIT Debt Securities”: REIT Debt Securities—Diversified, REIT Debt Securities—Healthcare, REIT Debt Securities—Hotel, REIT Debt Securities—Industrial, REIT Debt Securities—Mortgage, REIT Debt Securities—Multifamily, REIT Debt Securities—Office, REIT Debt Securities—Retail and REIT Debt Securities—Storage.

“REIT Debt Securities—Diversified”: Collateral Interests issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Interests) of mortgages on a portfolio of diverse real property interests; provided that (a) any Collateral Interest falling within this definition will be excluded from the definition of each other Specified Type of Collateral Interest and (b) any Collateral Interest falling within any other REIT Debt Security description set forth herein will be excluded from this definition.

“REIT Debt Securities—Healthcare”: Collateral Interests issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Interests) of mortgages on hospitals, clinics, sport clubs, spas and other health care facilities and other similar real property interests used in one or more similar businesses; provided that any Collateral Interest falling within this definition will be excluded from the definition of each other Specified Type of Collateral Interest.

“REIT Debt Securities—Hotel”: Collateral Interests issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Interests) of mortgages on hotels, motels, youth hostels, bed and breakfasts and other similar real property interests used in one or more similar businesses; provided that any Collateral Interest falling within this definition will be excluded from the definition of each other Specified Type of Collateral Interest.

“REIT Debt Securities—Industrial”: Collateral Interests issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Interests) of mortgages on factories, refinery plants, breweries and other similar real property interests used in one or more similar businesses; provided that any Collateral Interest falling within this definition will be excluded from the definition of each other Specified Type of Collateral Interest.

“REIT Debt Securities—Mortgage”: Collateral Interests issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Interests) of mortgages, commercial mortgage backed securities, collateralized mortgage obligations and other similar mortgage related securities (including Collateral Interests issued by a hybrid form of such trust that invests in both commercial real estate and commercial mortgages); provided that any Collateral Interest falling within this definition will be excluded from the definition of each other Specified Type of Collateral Interest.

“REIT Debt Securities—Multifamily”: Collateral Interests issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Interests) of residential mortgages on multifamily dwellings such as apartment blocks, condominiums and co operative owned buildings; provided that any Collateral Interest falling within this definition will be excluded from the definition of each other Specified Type of Collateral Interest.

“REIT Debt Securities—Office”: Collateral Interests issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Interests) of mortgages on office buildings, conference facilities and other similar real property interests used in the commercial real estate business; provided that any Collateral Interest falling within this definition will be excluded from the definition of each other Specified Type of Collateral Interest.

“REIT Debt Securities—Retail”: Collateral Interests issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Interests) of mortgages on retail stores, restaurants, bookstores, clothing stores and other similar real property interests used in one or more similar businesses; provided that any Collateral Interest falling within this definition will be excluded from the definition of each other Specified Type of Collateral Interest.

“REIT Debt Securities—Storage”: Collateral Interests issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Interests) of storage facilities and other similar real property interests used in one or more similar businesses; provided that any Collateral Interest falling within this definition will be excluded from the definition of each other Specified Type of Collateral Interest.

“Related Future Advance Loan”: Any Loan acquired by the Issuer (referred to solely for purposes of this definition as the “Issuer’s Loan”) with respect to which, at the time of such acquisition and for so long as the Issuer owns such Loan, there is outstanding and owned by a Person other than the Issuer another Loan to the same borrower that was made by the maker of the Issuer’s Loan (for purposes of this definition, the “Other Loan”) if with respect to the Other Loan both (i) either it (A) is secured by the same mortgage or deed of trust on the same Underlying Mortgage Property as the Issuer’s Loan or (B) if the Issuer’s Loan is a participation interest in a Mezzanine Loan, is secured by the same pledged collateral, and (ii) there exists a continuing obligation on the part of the holder of the Other Loan after the Closing Date to provide additional funding to the borrower under the Other Loan, upon the terms and conditions of the underlying loan documents for the Other Loan.

“Related Loan Future Advance”: With respect to any Related Future Funding Loan, one or more future advances required to be made by the Future Advance Holder to the obligor under the Underlying Instruments pertaining to the related Other Loan, subject to satisfaction of conditions precedent specified therein.

“REOC”: A real estate operating company (including trusts and other entities) that is not treated as a REIT or any subsidiary thereof.

“Required Future Funding Reserve Amount”: An amount, calculated as of the most recent Quarterly Measurement Date, equal to the greater of

(i) the projected future fundings for the next succeeding four (4) calendar months for all Other Loans;

(ii) the sum of

(a) the projected future funding amount for the next succeeding four (4) calendar months for all Other Loans which are Transitional Loans plus

(b) 50% of the projected future funding amount for the next succeeding twelve (12) calendar months for all Other Loans which are Non-Transitional Loans; and

(iii) the Aggregate Non-Transitional Asset Base; and

(iv) an amount equal to the Future Funding Threshold Amount.

“Repository”: The internet-based password protected electronic repository of transaction documents relating to privately offered and sold collateralized debt obligation securities located at www.cdolibrary.com and maintained by the Bond Market Association.

“Repository Documents”: The meaning specified in Section 14.13.

“Repurchase Price”: The meaning specified in Section 17.5(c) hereof.

“Rule 144A”: Rule 144A under the Securities Act.

“Rule 144A Global Note”: The meaning specified in Section 2.2(b)(i) hereof.

“Rule 144A Information”: The meaning specified in Section 7.13 hereof.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

“S&P CDO Monitor”: A dynamic, analytical computer model provided prior to the Effective Date by S&P to the Collateral Manager and the Trustee, with written instructions and assumptions to be applied when running such computer model, for the purpose of estimating the default risk of a pool of Collateral Interests.

“S&P CDO Monitor Test”: A test (which may be updated by S&P from time to time in its sole discretion) that will be satisfied on any Measurement Date if, after giving effect to any purchase or sale of a Collateral Interest (or both), as the case may be, (i) the Class A-1 Loss Differential, the Class A-2 Loss Differential, the Class B Loss Differential, the Class C Loss Differential, the Class D Loss Differential, the Class E Loss Differential, the Class F Loss Differential, the Class G Loss Differential, the Class H Loss Differential, the Class J Loss Differential, the Class K Loss Differential or the Class L Loss Differential, as the case may be, of the Proposed Portfolio is equal to or greater than zero or (ii) the Class A-1 Loss Differential, the Class A-2 Loss Differential, the Class B Loss Differential, the Class C Loss Differential, the Class D Loss Differential, the Class E Loss Differential, the Class F Loss Differential, the Class G Loss Differential, the Class H Loss Differential, the Class J Loss Differential, the Class K Loss Differential or the Class L Loss Differential, as the case may be, of the Proposed Portfolio is greater than or equal to the Class A-1 Loss Differential, the Class A-2 Loss Differential, the Class B Loss Differential, the Class C Loss Differential, the Class D Loss Differential, the Class E Loss Differential, the Class F Loss Differential, the Class G Loss Differential, the Class H Loss Differential, the Class J Loss Differential, the Class K Loss Differential, or the Class L Loss Differential as the case may be, of the Current Portfolio. Notwithstanding anything to the contrary, any update to this test implemented by S&P during a Due Period shall not be effective for any purposes hereunder until the immediately succeeding Due Period.

“S&P Post-Acquisition Compliance Test”: A test that is satisfied if the S&P CDO Monitor Test is satisfied.

“S&P Rating”: Of any Collateral Interest will be determined as follows:

(i) if S&P has assigned a rating to such Collateral Interest either publicly or privately (in the case of a private rating, with the appropriate consents for the use of such private rating), the S&P Rating shall be the rating assigned thereto by S&P (or, in the case of any REIT Debt Security, the issuer credit rating assigned by S&P); provided that, notwithstanding the foregoing, if any Collateral Interest shall, at the time of its purchase by the Issuer, be listed for a possible upgrade or downgrade on S&P’s then current credit rating watch list, then the S&P Rating of such Collateral Interest shall be one subcategory above or below, respectively, the rating then assigned to such Collateral Interest by S&P, as applicable; provided, further, that if such Collateral Interest is removed from such list at any time, it shall be deemed to have its actual rating by S&P;

(ii) if such Collateral Interest is not rated by S&P but the Issuer or the Collateral Manager on behalf of the Issuer has requested that S&P assign a rating to such Collateral Interest, the S&P Rating shall be the rating so assigned by S&P; provided that pending receipt from S&P of such rating, if such Collateral Interest is of a type listed on Schedule D hereto or is not eligible for notching in accordance with Schedule C hereto, such Collateral Interest shall have an S&P Rating of “CCC-”, otherwise such S&P Rating shall be the rating assigned according to Schedule D hereto until such time as S&P shall have assigned a rating thereto; or

(iii) if any Collateral Interest is a Collateral Interest that has not been assigned a rating by S&P and is not a Collateral Interest listed in Schedule C hereto, as identified by the Collateral Manager, the S&P Rating shall be the rating assigned according to Schedule C hereto; provided that if any Collateral Interest shall, at the time of its purchase by the Issuer, be listed for a possible upgrade or downgrade on Moody’s then current credit rating watch list, then the S&P Rating of such Collateral Interest shall be one subcategory above or below, respectively, the rating then assigned to such Collateral Interest in accordance with Schedule D hereto; provided, further, that the Aggregate Principal Balance that may be given a rating based on this paragraph (iii) may not exceed 20%, of the Aggregate Principal Balance of all Collateral Interests.

(iv) notwithstanding anything to the contrary contained in clauses (ii) and (iii) above, the Collateral Manager may apply for an estimated rating from S&P within 10 Business Days after the date on which the Issuer purchases a Collateral Interest and use its estimated rating of such Collateral Interest until S&P assigns a rating to such security; provided that the aggregate Principal Balance of Collateral Interests that may be given a rating based on this paragraph (iv) may not exceed 20% of the Aggregate Collateral Balance.

“S&P Recovery Rate”: With respect to any Collateral Interest on any Measurement Date, an amount equal to the percentage for such Collateral Interest set forth in Schedule B (the Standard & Poor’s Recovery Matrix) hereto (or, in the case of a Defaulted Interest under Clause A of Schedule B (the Standard & Poor’s Recovery Matrix) hereto, corresponding to the S&P Rating at the time of issuance of such Collateral Interest).

“S&P Recovery Test”: A test that will be satisfied on any Measurement Date, if the S&P Weighted Average Recovery Rate as of such Measurement Date is equal to or greater than, with respect to each Class of Notes, the percentage set forth in the row entitled “WA Recovery” and corresponding to the applicable S&P rating of such Class of Notes, based on the scenario chosen by the Collateral Manager as currently applicable to the applicable Collateral Quality Tests and the Collateral Interests in accordance with the terms hereof.

“S&P Special Amortization Pro Rata Condition”: A condition that will be satisfied with respect to any Payment Date if (a) the aggregate Principal Balance of the Collateral Interests as of the related Determination Date is greater than an amount equal to 50% of the aggregate Principal Balance of the Collateral Interests on the Effective Date and (b)(1) the Pro

Rata Principal Coverage Test has been satisfied on the related and each prior Determination Date, or (2) if the Pro Rata Principal Coverage Test has failed to be satisfied on any previous Determination Date, subsequent to such failure, (x) the Pro Rata Principal Coverage Ratio as of the related Determination Date equals or exceeds the Pro Rata Principal Coverage Ratio in existence on the Effective Date or (y) the Pro Rata Principal Coverage Test is satisfied as of the related Determination Date without applying Principal Proceeds on any previous Payment Date.

“S&P Test Matrix”: Table set forth on Appendix I hereto relating to the Minimum Weighted Average Spread Test and the S&P Recovery Test with respect to S&P

“S&P Weighted Average Recovery Rate”: With respect to the Collateral Interests owned by the Issuer, as of any Measurement Date, the number obtained by summing the products obtained by multiplying the Principal Balance of each Collateral Interest, other than a Defaulted Interest, by its S&P Recovery Rate, and dividing such sum by the Aggregate Principal Balance of all such Collateral Interests owned by the Issuer and rounding up to the first decimal place.

“Sale”: The meaning specified in Section 5.17(a) hereof.

“Sale Proceeds”: All proceeds (including accrued interest) received with respect to Collateral Interests and Eligible Investments as a result of sales of such Collateral Interests and Eligible Investments, in accordance with this Indenture, net of any reasonable out-of-pocket expenses of the Collateral Manager, the CDO Special Servicer or the Trustee in connection with any such sale.

“Schedule of Closing Date Collateral Interests”: The Collateral Interests listed on Schedule E attached hereto, which Schedule shall include the Principal Balance, interest rate (if the security bears interest at a fixed rate) or the spread and the relevant floating reference rate (if the security bears interest at a floating rate), the maturity date, the Moody’s Rating and S&P Rating, if any, of each such Collateral Interest.

“Scheduled Income Notes Redemption Date”: The scheduled redemption date for the Income Notes which shall be April 7, 2052.

“Scheduled Distribution”: With respect to any Pledged Obligation, for each Due Date, the scheduled payment of principal, interest or fee or any dividend or premium payment due on such Due Date or any other distribution with respect to such Pledged Obligation, determined in accordance with the assumptions specified in Section 1.2 hereof.

“SEC”: The United States Securities and Exchange Commission.

“Secured Parties”: Collectively, the Trustee, the Noteholders, the Upfront Swap Counterparty, each Hedge Counterparty (for so long as it is a party under its Hedge Agreement or amounts are owed to it under the related Hedge Agreement), each Synthetic Asset Counterparty and the Collateral Manager, each as their interests appear in applicable Transaction Documents.

“Securities Account”: The meaning specified in Section 8-501(a) of the UCC.

“Securities Accounts Control Agreement”: The meaning specified in Section 3.3(a) hereof.

“Securities Act”: The United States Securities Act of 1933, as amended.

“Securities Intermediary”: The meaning specified in Section 8-102(a)(14) of the UCC.

“Security”: Each Note and each Income Note.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Seller”: The meaning specified in the applicable Collateral Interests Purchase Agreement.

“Senior Class A Defaulted Interest Amount”: Collectively, the Class A-1 Defaulted Interest Amount and the Class A-1R Defaulted Interest Amount.

“Senior Class A Interest Distribution Amount”: Collectively, the Class A-1 Interest Distribution Amount and the Class A-1R Interest Distribution Amount.

“Senior Class A Notes”: Collectively, the Class A-1 Notes and the Class A-1R Notes.

“Senior Collateral Management Fee”: The fee payable quarterly in arrears on each Payment Date to the Collateral Manager pursuant to this Indenture and the Collateral Management Agreement, equal to, so long as CBRE Realty Finance Management, LLC is the Collateral Manager, 1/4 of 0.1500% of the aggregate outstanding principal amount of the Collateral Interests, Eligible Investments purchased with Principal Proceeds, cash representing Principal Proceeds outstanding immediately following the prior Payment Date (or outstanding on the Closing Date, in the case of the first Payment Date), and the Aggregate Class AR Undrawn Amount (without duplication) for such Payment Date, to the extent such funds are available for such purpose in accordance with the Priority of Payments calculated for each Interest Accrual Period, assuming a 360-day year. For so long as CBRE Realty Finance Management, LLC is serving as the external manager of CBRE REIT Parent it will waive its right to receive the Senior Collateral Management Fee.

“Senior Notes”: The Class A-1 Notes, the Class A-1R Notes, the Class A-2 Notes, the Class A-2R Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes, collectively.

“Senior Tranche”: (i) With respect to a Participation or B Note, any senior interest in the same Underlying Term Loan as a Participation or any senior debt secured by the same Underlying Mortgage Property as a B Note or Participation and (ii) with respect to a Mezzanine Loan, any commercial mortgage loan related to the same Underlying Mortgage Property or Properties as the Mezzanine Loan.

“Servicer Account”: Each account in the name of the Issuer established and maintained pursuant to and in accordance with the applicable provisions of the Servicing Agreement.

“Servicing Agreement”: The servicing agreement, dated as of the Closing Date, among the Issuer, CBRE Realty Finance Management, LLC, as Collateral Manager, CDO Servicer, CDO Special Servicer and certain other parties.

“Servicing Fee”: With respect to each Due Period, the sum of (i) the aggregate amount of all servicing fees payable to (A) the CDO Servicer pursuant to the Servicing Agreement and any backup servicer named therein or in any backup servicing agreement to which the Issuer is a party, and (B) any other primary servicer under any other servicing agreements to which the Issuer is a party and (ii) the aggregate amount of all special servicing fees in respect of serviced loans payable to any special servicer pursuant to the related special servicing agreement between the Issuer and such special servicer, in each case during such Due Period.

“Servicing Standard”: The meaning specified in the Servicing Agreement.

“Similar Law”: The meaning specified in Section 2.5(h)(vii) hereof.

“Special Amortization”: The meaning specified in Section 9.7 hereof.

“Special Amortization Amount”: The meaning specified in Section 9.7 hereof.

“Specified Person”: The meaning specified in Section 2.6 hereof.

“Specified Type”: Each of a Loan, CMBS Security, Synthetic Asset, REIT Debt Security, CRE CDO Security and Real Estate Related Bank Loan.

“Spread Appreciated Interest”: (a) Any Collateral Interest which, in the Collateral Manager’s reasonable business judgment, exercised in accordance with the Collateral Manager Servicing Standard, has significantly improved in credit quality or value; provided that a Synthetic Asset will be considered a “Spread Appreciated Interest” hereunder if (i) such Synthetic Asset constitutes a “Spread Appreciated Interest” hereunder or (ii) the related Reference Obligation of such Synthetic Asset would, if such Reference Obligation were a Collateral Interest, constitute a “Spread Appreciated Interest” hereunder; or (b) any Collateral Interest that has been upgraded or put on a watch list for possible upgrade by one or more rating subcategories by one or more Rating Agencies since it was acquired by the Issuer.

“Spread Excess”: As of any Measurement Date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (a) the greater of zero and the excess, if any, of the Weighted Average Spread for such Measurement Date over, with respect to Moody’s, the number set forth in the row entitled “WAS” in the Moody’s Test Matrix, with respect to S&P, the number set forth in the row entitled “WAS” in the S&P Test Matrix, and with respect to Fitch, the number set forth in the row entitled “WAS” in the Fitch Test Matrix, in each case based on the scenario chosen by the Collateral Manager as currently applicable to the applicable Collateral Quality Tests and the Collateral Interests in accordance with the terms hereof, and (b) the aggregate Principal Balance of all Collateral Interests that are Floating Rate Securities (excluding all Defaulted Interests and Written Down Securities) and the denominator of which is the aggregate Principal Balance of all Collateral Interests that are Fixed Rate Securities (excluding all Defaulted Interests and Written Down Securities), multiplying the resulting figure by 365 and then dividing by 360

“Step-Down Bond”: A security which by the terms of the related Underlying Instruments provides for a decrease, in the case of a Fixed Rate Security, in the per annum interest rate on such security or, in the case of a Floating Rate Security, in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that the term Step-Down Bond shall not include any such security providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer or any Loan or Synthetic Asset.

“Step-Up Security”: A security with a current interest rate of zero percent per annum at the time of purchase but which increases to predetermined levels on specific dates; provided that the term Step-Up Security shall not include any Loan or Synthetic Asset.

“Subordinate Collateral Management Fee”: The fee payable quarterly in arrears on each Payment Date to the Collateral Manager pursuant to this Indenture and the Collateral Management Agreement, in an amount equal to, so long as CBRE Realty Finance Management, LLC is the Collateral Manager, 1/4 of 0.20% of the aggregate outstanding principal amount of the Collateral Interests, Eligible Investments purchased with Principal Proceeds, cash representing Principal Proceeds outstanding immediately following the prior Payment Date (or outstanding on the Closing Date, in the case of the first Payment Date), and the Aggregate Class AR Undrawn Amount (without duplication) for such Payment Date, to the extent such funds are available for such purpose in accordance with the Priority of Payments calculated for each Interest Accrual Period, assuming a 360-day year. For so long as CBRE Realty Finance Management, LLC is serving as the external manager of CBRE REIT Parent it will waive its right to receive the Subordinate Collateral Management Fee.

“Subordinate Interests”: The Class A-1 Subordinate Interests, the Class A-2 Subordinate Interests, the Class B Subordinate Interests, the Class C Subordinate Interests, the Class D Subordinate Interests, the Class E Subordinate Interests, the Class F Subordinate Interests, the Class G Subordinate Interests, the Class H Subordinate Interests, the Class J Subordinate Interests and the Class K Subordinate Interests, as the context may require.

“Subsequent Collateral Interest”: Any Collateral Interest that is acquired after the Closing Date.

“Substitute Collateral Interest”: A Collateral Interest that is acquired or entered into by the Issuer in substitution for Collateral Interests previously pledged to the Trustee in accordance herewith.

“Successful Auction”: (i) An Auction which is conducted in accordance with Section 9.2(b) or (ii) the purchase of Collateral Interests by the Collateral Manager or its Affiliates for a price equal to the Total Auction Call Redemption Price pursuant to Section 12.4(c).

“Syndicated Interest”: An interest in a Loan created as a result of the Collateral Manager directing the Issuer to act as the Participating Institution in creating one or more pari passu, senior or subordinate participation interests in such Loan.

“Synthetic Asset Collateral Account”: The account established pursuant to Section 10.10 hereof.

“Synthetic Asset Counterparty”: Any swap counterparty to a Synthetic Asset that is in the form of a credit default swap or a total return swap that meets the Synthetic Asset Counterparty Required Ratings.

“Synthetic Asset Counterparty Collateral Account”: The account established pursuant to Section 10.11 hereof.

“Synthetic Asset Counterparty Collateral Threshold Ratings”: A requirement which will be satisfied if (i) either (A) the long-term debt obligations of the Synthetic Asset Counterparty are rated at least “Aa3” by Moody’s (and if rated “Aa3”, such rating is not on watch for possible downgrade) or (B)(1) the short-term debt obligations of the Synthetic Asset Counterparty are rated at least “P-1” by Moody’s (and such rating is not on watch for possible downgrade) and (2) the long-term debt obligations of such Synthetic Asset Counterparty are rated at least “A-1” by Moody’s (and if rated “A-1”, such rating is not on watch for possible downgrade), (ii) either (A) the short-term debt obligations of the Synthetic Asset Counterparty are rated “A-1+” by S&P, or (B) if such Synthetic Asset Counterparty has a short-term debt rating below “A-1+” or does not have a short-term rating, the long-term debt obligations of such Synthetic Asset Counterparty are rated “AA-” (or “A” if the Synthetic Asset Counterparty has posted collateral sufficient to satisfy the Rating Agency Condition with respect to S&P) by S&P, and (iii) the long-term Fitch Rating of such Synthetic Asset Counterparty is at least “A” and either (A) the short-term debt obligations of the Synthetic Asset Counterparty have a Fitch Rating of at least “F1”, or (B) if such Synthetic Asset Counterparty does not have a short-term Fitch Rating, the long-term Fitch Rating of such Synthetic Asset Counterparty is at least “A”, and (iii) either (A) the long-term debt obligations of the Synthetic Asset Counterparty are rated at least “A” by Fitch and the short-term debt obligations of the Synthetic Asset Counterparty are rated at least “F1” by Fitch, or (B) if not short-term rating is available, then the long-term debt obligations of the Synthetic Asset Counterparty are rated at least “A” by Fitch; provided, that in the event any Rating Agency modifies its required ratings for synthetic asset counterparties after the Closing Date, in any case in order to correspond with published changes in the guidelines, methodology or standards established by such Rating Agency, and such required ratings, as modified, are lower than the ratings set forth above, such lower ratings shall thereafter be the applicable Synthetic Asset Counterparty Collateral Threshold Ratings.

“Synthetic Asset Counterparty Defaulted Obligation”: A Synthetic Asset in the form of a credit default swap or a total return swap with respect to which:

(a) the short term debt obligations of such Synthetic Asset Counterparty are rated “D” or “SD” by S&P, or the rating has been withdrawn by S&P; provided that, notwithstanding the foregoing, if at any time after such withdrawal or reduction, such Synthetic Asset Counterparty shall have provided collateral, subject to satisfaction of the Rating Agency Condition with respect thereto, to or for the benefit of the Issuer with a value equal to or greater than any termination payment that would then be due to the Issuer upon the termination of such Synthetic Asset, no Synthetic Asset Counterparty Defaulted Obligation shall be deemed to exist with respect to such Synthetic Asset; or

(b) such Synthetic Asset Counterparty has defaulted in the performance of any of such Synthetic Asset Counterparty’s payment obligations under such Synthetic Asset.

“Synthetic Asset Counterparty Required Ratings”: A requirement which will be satisfied if (i) either (A) the long-term unsecured debt obligations of the Synthetic Asset Counterparty are rated at least “Baa3” by Moody’s or (B)(1) the short-term debt obligations of the Synthetic Asset Counterparty are rated at least “P-3” by Moody’s and (2) the long-term unsecured debt obligations of such Synthetic Asset Counterparty are rated at least “Baa3” by Moody’s; (ii) the long-term unsecured debt obligations of the Synthetic Asset Counterparty are rated “BBB+” by S&P, or the short-term rating of such Synthetic Asset Counterparty are rated “A-2” by S&P; and (iii) either (A) the long-term debt obligations of the Synthetic Asset Counterparty are rated at least “BBB+” by Fitch and the short-term debt obligations of the Synthetic Asset Counterparty are rated at least “F2” by Fitch, or (B) if not short-term rating is available, then the long-term debt obligations of the Synthetic Asset Counterparty are rated at least “BBB+” by Fitch.

“Synthetic Assets”: Credit default swaps (including any related master agreement and schedule), total return swaps (including any related master agreement and schedule), credit-linked notes and other instruments or derivative instruments that reference a CMBS Security, a CRE CDO Security, a REIT Debt Security or a Loan or a portfolio of CMBS Securities, CRE CDO Securities, REIT Debt Securities and Loans.

“Tax Event”: Means (i) any obligor (including any Synthetic Asset Counterparty) is, or on the next scheduled payment date under any Collateral Interest, will be, required to deduct or withhold from any payment under any Collateral Interest to the Issuer for or on account of any tax for whatever reason and such obligor is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of taxes, whether assessed against such obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding been required, (ii) any jurisdiction imposes net income, profits, or similar tax on the Issuer, (iii) the Issuer is required to deduct or withhold from any payment under a Hedge Agreement for or on account of any tax and the Issuer is obligated to make a gross up payment (or otherwise pay additional amounts) to the Hedge Counterparty, (iv) a Hedge Counterparty is required to deduct or withhold from any payment under a Hedge Agreement for or on account of any tax for whatever reason and such Hedge Counterparty is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of taxes, whether assessed against such obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding been required, or (vi) the

Issuer fails to maintain its status as a Qualified REIT Subsidiary and has not received an opinion of nationally recognized tax counsel experienced in such matters that the Issuer will be treated as a foreign corporation that will not be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes.

“Tax Materiality Condition”: The condition that will be satisfied if, as a result of the occurrence of a Tax Event, a tax or taxes are imposed on the Issuer or withheld from payments to the Issuer and with respect to which the Issuer receives less than the full amount that the Issuer would have received had no such deduction occurred, and such amount exceeds, in the aggregate, U.S. $1 million during any Due Period.

“Tax Redemption”: The meaning specified in Section 9.1(b) hereof.

“Total Auction Call Redemption Price”: The amount equal to funds sufficient to pay (x) all amounts and expenses described under clauses (1) through (5) and (29) through (32) of Section 11.1(a)(i), (y) the Redemption Prices of the Notes simultaneously and (z) the amount (if positive) necessary for the Holders of the Income Notes to achieve an internal rate of return of 0% per annum for the period from the Closing Date to the Auction Call Redemption Date.

“Total Par Value Haircut Amount”: As of any date, (i) for the aggregate Principal Balance of any CMBS Securities (other than Defaulted Interests) that have a Moody’s rating of “Ba2” or lower and an S&P rating of “BB” or lower in excess of $56,600,000, 10% of the aggregate Principal Balance of such Collateral Interests, (ii) for the aggregate Principal Balance of any CMBS Securities (other than Defaulted Interests) that have a Moody’s rating of “B2” or lower and an S&P rating of “B” or lower in excess of $23,300,000, 30% of the aggregate Principal Balance of such Collateral Interests, and (iii) for the aggregate Principal Balance of any CMBS Securities (other than Defaulted Interests) that have a Moody’s rating of “Caa” and an S&P rating of “CCC” or lower, 50% of the aggregate Principal Balance of such Collateral Interests. For purposes of calculating the Total Par Value Haircut Amount, if a Collateral Interest falls under more than one of the above categories, the category resulting in the greatest reduction in Principal Balance will apply to such Collateral Interest.

“Total Unfunded Future Advance Amount”: An amount equal to the aggregate Unfunded Future Advance Amounts for all Delayed Draw Term Loans and all Related Future Advance Loans.

“Transaction Documents”: This Indenture, the Collateral Management Agreement, the Collateral Interests Purchase Agreement, each Servicing Agreement, the Company Administration Agreement, each Hedge Agreement, the Upfront Swap Agreement, each Synthetic Asset and each Investment Agreement.

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

“Transitional Asset”: Any Delayed Draw Term Loan or Other Loan for which the unfunded portion of such loan as of the origination date of the related financing represents 35% or less of the sum of (a) the then outstanding amount of such loan and (b) the remaining amount required to be funded to the borrower pursuant to the terms of such loan; provided, that a Delayed Draw Term Loan or Other Loan shall not be classified as a Non-Transitional Asset if the Rating Agency Condition to such effect has been satisfied.

“Trust Preferred Securities”: Trust preferred securities issued by trust subsidiaries of entities qualifying and electing to be treated as REITs or any subsidiaries thereof, REOCs or Homebuilding Companies, including, for the avoidance of doubt, any junior subordinated deferrable interest debt securities (or comparable securities) issued by a Real Estate Entity to its trust subsidiary.

“Treasury Regulations”: Temporary or final regulations promulgated under the Code by the United States Treasury Department.

“Trust Officer”: When used with respect to the Trustee, any officer within the CDO Trust Services Group of the Corporate Trust Office (or any successor group of the Trustee) including any vice president, assistant vice president or officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the CDO Trust Services Group of the Corporate Trust Office because of his knowledge of and familiarity with the particular subject.

“Trustee”: LaSalle Bank National Association, a national banking association, solely in its capacity as trustee hereunder, unless a successor Person shall have become the Trustee pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Person.

“UCC”: The applicable Uniform Commercial Code.

“UCC Account”: “Account,” as such term is defined in Section 9-102(a)(2) of the UCC.

“Uncertificated Security”: The meaning specified in Section 3.3(a)(ii) hereof.

“Underlying Instruments”: The indenture, loan agreement, note, mortgage, intercreditor agreement, pooling and servicing agreement, participation agreement or other agreement pursuant to which a Collateral Interest or Eligible Investment, or a Reference Obligation related to a Synthetic Asset included in the Collateral Interests, has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Interest or Eligible Investment or of which holders of such Collateral Interest or Eligible Investment are the beneficiaries.

“Underlying Mortgage Property”: With respect to (i) a Loan (other than a Participation or Mezzanine Loan), the commercial mortgage property or properties securing the Loan, (ii) a Participation, the commercial mortgage property or properties securing the Underlying Term Loan, or (iii) a Mezzanine Loan, the commercial mortgage property or properties related to the Mezzanine Loan.

“Underlying Term Loan”: With respect to (i) a Loan (other than a Participation or Mezzanine Loan), such Loan or (ii) a Participation, the underlying commercial mortgage loan.

“Unfunded Future Advance Amount”: With respect to any Delayed Draw Term Loan that is a Collateral Interest, or Other Loan with respect to any Related Future Advance Loan that is a Collateral Interest, and any Determination Date, any Future Advance Amount not yet funded by or on behalf of the Issuer or the Future Advance Holder, respectively, pursuant to the terms of such Delayed Draw Term Loan or Other Loan.

“United States” and “U.S.”: The United States of America, including any state and any territory or possession administered thereby.

“Unregistered Securities”: The meaning specified in Section 5.17(c) hereof.

“Unscheduled Principal Payments”: Any proceeds received by the Issuer from an unscheduled prepayment or redemption (in whole but not in part) by or on behalf of the obligor of a Collateral Interest prior to the stated maturity date of such Collateral Interest.

“Unused Proceeds Account”: The trust account established pursuant to Section 10.4(a) hereof.

“Upfront Swap Agreement”: A swap agreement in the form of a 1992 ISDA Master Agreement (Multicurrency—Cross Border) including a related schedule thereto and confirmation thereunder.

“Upfront Swap Counterparty”: Wachovia Bank, National Association, as swap counterparty under the Upfront Swap Agreement.

“Upfront Swap Payment”: A payment from the Upfront Swap Counterparty to Issuer in the amount of U.S.$23,000,000, made on the Closing Date pursuant to the terms of the Upfront Swap Agreement.

“Upfront Swap Repayment Amount”: The meaning specified in Section 16.3(b) hereof.

“U.S. Person”: The meaning specified in Regulation S.

“Weighted Average Coupon”: As of any Measurement Date, (a) the number obtained (rounded up to the next 0.001%) by (i) summing the products obtained by multiplying (x) the current interest rate on each Collateral Interest that is a Fixed Rate Security (excluding all Defaulted Interests and Written Down Securities) by (y) the Principal Balance of each such Collateral Interest and (ii) dividing such sum by the Aggregate Principal Balance of all Collateral Interests that are Fixed Rate Securities (excluding all Defaulted Interests and Written Down Securities) plus (b) if the amount obtained pursuant to clause (a) is less than 6.00%, the Spread Excess, if any, as of such Measurement Date.

“Weighted Average Class A-1R Undrawn Amount”: With respect to any Payment Date or Class A-1R Prepayment Date, the weighted average Aggregate Class A-1R Undrawn Amount of the Class A-1R Notes during the related Interest Accrual Period (adjusted as necessary if multiple Class A-1R Draws occur within such Interest Accrual Period).

“Weighted Average Class A-2R Undrawn Amount”: With respect to any Payment Date or Class A-2R Prepayment Date, the weighted average Aggregate Class A-2R Undrawn Amount of the Class A-2R Notes during the related Interest Accrual Period (adjusted as necessary if multiple Class A-2R Draws occur within such Interest Accrual Period).

“Weighted Average Drawn Class A-1R Note Portion”: With respect to any Payment Date or Class A-1R Prepayment Date, the weighted average Aggregate Outstanding Amount of the Class A-1R Notes during the related Interest Accrual Period (adjusted as necessary if multiple Class A-1R Draws occur within such Interest Accrual Period).

“Weighted Average Drawn Class A-2R Note Portion”: With respect to any Payment Date or Class A-2R Prepayment Date, the weighted average Aggregate Outstanding Amount of the Class A-2R Notes during the related Interest Accrual Period (adjusted as necessary if multiple Class A-2R Draws occur within such Interest Accrual Period).

“Weighted Average Life”: As of any Measurement Date with respect to the Collateral Interests (other than Defaulted Interests), the number obtained by (a) summing the products obtained by multiplying (i) the Average Life at such time of each Collateral Interest (other than Defaulted Interests) by (ii) the outstanding Principal Balance of such Collateral Interest and (b) dividing such sum by the Aggregate Principal Balance at such time of all Collateral Interests (other than Defaulted Interests).

“Weighted Average Life Test”: With respect to any Collateral Interests, a test that will be satisfied as of any Measurement Date if the Weighted Average Life of such Collateral Interests as of such Measurement Date is less than or equal to 10.0 years.

“Weighted Average Moody’s Rating Factor”: The amount determined by summing the products obtained by multiplying the Principal Balance of each Collateral Interest (excluding Defaulted Interests) and Eligible Investment by its Moody’s Rating Factor, dividing such sum by the Aggregate Principal Balance of all such obligations and rounding the result up to the nearest whole number.

“Weighted Average Spread”: As of any Measurement Date, (a) the number obtained (rounded up to the next 0.001%), by (i) summing the products obtained by multiplying (x) the stated spread above LIBOR at which interest accrues on each Collateral Interest that is a Floating Rate Security (other than a Defaulted Interest or Written Down Security) as of such date by (y) the Principal Balance of such Collateral Interest as of such date, and (ii) dividing such sum by the Aggregate Principal Balance of all Collateral Interests that are Floating Rate Securities (excluding all Defaulted Interests and Written Down Securities) plus (b) if the amount obtained pursuant to clause (a) is less than the applicable percentage set forth in the Moody’s Test Matrix, with respect to Moody’s, the S&P Test Matrix, with respect to S&P, or the Fitch Test Matrix, with respect to Fitch, in each case corresponding to the scenario elected by the Collateral Manager, the Fixed Rate Excess, if any, as of such Measurement Date. For purposes of this definition, a Fixed Rate Security that is subject to a Covered Fixed Rate Security will be deemed to be a Floating Rate Security and the floating rate applicable thereto shall be the rate payable taking into account the related Liability Hedge.

“Whole Loan”: A whole loan secured by a mortgage on commercial real estate property or a senior interest (including senior participations) therein.

“Writedown”: The occurrence, at any time, of any of the following with respect to a Synthetic Asset:

(i)          (A) a writedown or applied loss (however described in the related Underlying Instruments) resulting in a reduction in the outstanding principal amount (other than as a result of a scheduled or unscheduled payment of principal); or

(B) the attribution of a principal deficiency or realized loss (however described in the related Underlying Instruments) to the Reference Obligation resulting in a reduction or subordination of the current interest payable on the Reference Obligation;

(ii) the forgiveness of any amount of principal by the holders of the Reference Obligation pursuant to an amendment to the related Underlying Instruments resulting in a reduction in the outstanding principal amount of the Reference Obligation; or

(iii) if the related Underlying Instruments do not provide for writedowns, applied losses, principal deficiencies or realized losses as described in (i) above to occur in respect of the Reference Obligation, an Implied Writedown Amount being determined in respect of the Reference Obligation by the related Synthetic Asset Counterparty in its capacity as calculation agent.

“Written Down Security”: As of any date of determination, any Collateral Interest as to which the aggregate par amount of the entire issue of such Collateral Interest and all other securities secured by the same pool of collateral and that rank senior in priority of payment to such issue exceeds the aggregate par amount of all collateral (giving effect to any appraisal reductions) securing such issue (excluding defaulted collateral).

Section 1.2 Assumptions as to Pledged Obligations.

(a) In connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Pledged Obligation, or any payments on any other assets included in the Collateral, and with respect to the income that can be earned on Scheduled Distributions on such Pledged Obligations and on any other amounts that may be received for deposit in the applicable Collection Account, the provisions set forth in this Section 1.2 shall be applied.

(b) All calculations with respect to Scheduled Distributions on the Pledged Obligations securing the Notes shall be made on the basis of information as to the terms of each such Pledged Obligation and upon report of payments, if any, received on such Pledged Obligation that are furnished by or on behalf of the issuer of such Pledged Obligation and, to the extent they are not manifestly in error, such information or report may be conclusively relied upon in making such calculations.

(c) For each Due Period, the Scheduled Distribution on any Pledged Obligation (other than a Defaulted Interest, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections in respect of such Pledged Obligation (including all Sales Proceeds received during the Due Period and not reinvested in Substitute Collateral Interests or retained in the Principal Collection Account for subsequent reinvestment) that, if paid as scheduled, will be available in the Collection Accounts at the end of such Due Period for payment on the Notes and of expenses of the Issuer and the Co-Issuer pursuant to the Priority of Payments and (ii) any such amounts received in prior Due Periods that were not disbursed on a previous Payment Date and do not constitute amounts which have been used as reimbursement with respect to a prior Interest Advance pursuant to the terms of this Indenture.

(d) With respect to any Collateral Interest as to which any interest or other payment thereon is subject to withholding tax of any relevant jurisdiction, each Scheduled Distribution thereon shall, for purposes of the Coverage Tests and the Collateral Quality Tests, be deemed to be payable net of such withholding tax unless the issuer thereof or obligor thereon is required to make additional payments to fully compensate the Issuer for such withholding taxes (including in respect of any such additional payments). On any date of determination, the amount of any Scheduled Distribution due on any future date shall be assumed to be made net of any such uncompensated withholding tax based upon withholding tax rates in effect on such date of determination.

(e) For purposes of calculating any Interest Coverage Ratio or the expected interest income or periodic payments on floating rate Collateral Interests and Eligible Investments, each Hedge Agreement and each Investment Agreement and the expected interest payable on the Notes, such calculations shall be made using (i) the interest rates or periodic payment rates applicable thereto on the applicable Measurement Date and (ii) accrued original issue discount on Eligible Investments shall be deemed to be Scheduled Distributions of interest due on the date such original issue discount is scheduled to be paid. Notwithstanding the foregoing, for the purposes of calculating any Interest Coverage Ratio, there shall be excluded all scheduled or deferred payments of interest on or principal of Collateral Interests and any payment, including any amount payable to the Issuer by each Hedge Counterparty, each Synthetic Asset Counterparty, and/or each Investment Agreement Provider, which the Collateral Manager has determined in its reasonable judgment shall not be made in Cash or received when due.

(f) Each Scheduled Distribution receivable with respect to a Pledged Obligation shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the applicable Collection Account except to the extent the Collateral Manager has a reasonable expectation that such Scheduled Distribution will not be received on the applicable Due Date. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the applicable Collection Account for transfer to the Payment Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Notes or other amounts payable pursuant to this Indenture.

(g) All calculations required to be made and all reports which are to be prepared pursuant to this Indenture with respect to the Pledged Obligations, shall be made on the basis of the date on which the Issuer makes a commitment to purchase or sell an asset (the “trade date”), not the settlement date.

(h) For purposes of calculating the Par Value Ratio, an appraisal reduction of a Collateral Interest will be assumed to result in an implied reduction of Principal Balance for such Collateral Interest only if such appraisal reduction is intended to reduce the interest payable on such Collateral Interest and only in proportion to such interest reduction. For purposes of the Par Value Ratio, any Collateral Interest that has sustained an implied reduction of Principal Balance due to an appraisal reduction will not be considered a Defaulted Interest solely due to such implied reduction. The Collateral Manager will notify the Trustee of any appraisal reductions of Collateral Interests if the Collateral Manager has actual knowledge thereof.

(i) Unless otherwise specified herein, fees shall be calculated on the basis of a 360-day year of twelve 30-day months. Any fees applicable to periods shorter or longer than a calendar quarter shall be pro-rated to the actual number of days within such period.

Section 1.3 Interest Calculation Convention.

All calculations of interest hereunder that are made with respect to the Notes shall be made on the basis of the actual number of days during the related Interest Accrual Period divided by 360.

Section 1.4 Rounding Convention.

Unless otherwise specified herein, test calculations that evaluate to a percentage will be rounded to the nearest hundredth of a percentage point and test calculations that evaluate to a number or decimal will be rounded to two decimal places.

ARTICLE 2

THE NOTES

Section 2.1 Forms Generally.

The Notes and the Trustee’s or Authenticating Agent’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article 2, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Issuer and the Co-Issuer, executing such Notes as evidenced by their execution of such Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Section 2.2 Forms of Notes and Certificate of Authentication.

(a) Form. The form of each Class of Notes, including the Certificate of Authentication, shall be substantially as set forth in Exhibit A hereto.

(b) Global Notes and Certificated Notes.

(i) The Senior Notes (other than the Class AR Notes) initially offered and sold in the United States to (or to U.S. Persons who are) QIBs who are also Qualified Purchasers shall be represented by one or more permanent global notes in definitive, fully registered form without interest coupons with the applicable legend set forth in Exhibit A-1 hereto added to the form of such Notes (each, a “Rule 144A Global Note”), which shall be registered in the name of the nominee of the Depository and deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depository, duly executed by the Issuer and the Co-Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Rule 144A Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or the Depository or its nominee, as the case may be, as hereinafter provided.

(ii) The Senior Notes (other than the Class AR Notes) initially offered and sold in offshore transactions in reliance on Regulation S shall be represented by one or more permanent global notes in definitive, fully registered form without interest coupons with the applicable legend set forth in Exhibit A-2 hereto added to the form of such Notes (each, a “Regulation S Global Note”), which shall be deposited on behalf of the subscribers for such Notes represented thereby with the Trustee as custodian for the Depository and registered in the name of a nominee of the Depository for the respective accounts of Euroclear and Clearstream, Luxembourg or their respective depositories, duly executed by the Issuer and the Co-Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or the Depository or its nominee, as the case may be, as hereinafter provided.

(iii) The Class AR Notes initially sold in the United States in reliance on Rule 144A to QIBs who are also Qualified Purchasers or sold to non U.S. Persons pursuant to Regulation S under the Securities Act will be issued in definitive, fully registered, certificated form without interest coupons with the applicable legend set forth in Exhibit A-3 hereto added to the form of such Notes (each, a “Class AR Definitive Note”) registered in the name of the beneficial owner thereof unless otherwise authorized by the Issuer on the date of issuance. The Class AR Notes will not be eligible for clearance and settlement through the facilities of DTC, Euroclear or Clearstream, Luxembourg.

(iv) The Junior Notes initially sold in the United States to CBRE Holdings pursuant to a transaction exempt from registration under Section 4(2) of the Securities Act shall be represented by one or more Certificated Notes in definitive, fully registered form without interest coupons with the applicable legend set forth in Exhibit A-4, duly executed by the Issuer and authenticated by the Trustee or Authenticating Agent as hereinafter provided. Except in connection with transfers of the Junior Notes permitted pursuant to Section 2.5(e)(v)(D) hereof, no Junior Note shall be issued in the form of a Global Security.

(c) Book-Entry Provisions. This Section 2.2(c) shall apply only to Global Notes deposited with or on behalf of the Depository.

Each of the Issuer and Co-Issuer shall execute and the Trustee shall, in accordance with this Section 2.2(c), authenticate and deliver initially one or more Global Notes that shall be (i) registered in the name of the nominee of the Depository for such Global Note or Global Notes and (ii) delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee’s agent as custodian for the Depository.

Agent Members shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Trustee, as custodian for the Depository or under the Global Note, and the Depository may be treated by the Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Co-Issuer, the Trustee, or any agent of the Issuer, the Co-Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Global Note.

(d) Delivery of Certificated Notes in Lieu of Global Notes. Except as provided in Section 2.11 hereof, owners of beneficial interests in a Class of Global Notes shall not be entitled to receive physical delivery of a Certificated Note.

Section 2.3 Authorized Amount; Rated Final Maturity; and Denominations.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to U.S.$880,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5, 2.6 or 8.5 hereof.

Such Notes shall be divided into fourteen (14) Classes having designations and original principal amounts as follows:

Designation	Original Principal Amount
Class A-1 Senior Secured Floating Rate Term Notes due 2052	U.S.$	450,000,000

Class A-1R Revolving Senior Secured Floating Rate Term Notes due 2052	U.S.$	50,000,000

Class A-2 Senior Secured Floating Rate Term Notes due 2052	U.S.$	125,000,000

Designation	Original Principal Amount
Class A-2R Revolving Senior Secured Floating Rate Term Notes due 2052	U.S.$	25,000,000

Class B Second Priority Floating Rate Term Notes due 2052	U.S.$	86,500,000

Class C Third Priority Floating Rate Capitalized Interest Term Notes due 2052	U.S.$	48,000,000

Class D Fourth Priority Floating Rate Capitalized Interest Term Notes due 2052	U.S.$	19,000,000

Class E Fifth Priority Floating Rate Capitalized Interest Term Notes due 2052	U.S.$	15,000,000

Class F Sixth Priority Floating Rate Capitalized Interest Term Notes due 2052	U.S.$	22,500,000

Class G Seventh Priority Floating Rate Capitalized Interest Term Notes due 2052	U.S.$	15,000,000

Class H Eighth Priority Floating Rate Capitalized Interest Term Notes due 2052	U.S.$	24,000,000

Class J Ninth Priority Floating Rate Capitalized Interest Term Notes due 2052	U.S.$	17,000,000

Class K Tenth Priority Floating Rate Capitalized Interest Term Notes due 2052	U.S.$	15,500,000

Class L Eleventh Priority Floating Rate Capitalized Interest Term Notes due 2052	U.S.$	9,500,000

(b) The Notes shall be issuable in minimum denominations of U.S.$500,000 and integral multiples of U.S.$1,000 in excess thereof (plus any residual amount).

Section 2.4 Execution, Authentication, Delivery and Dating.

The Notes shall be executed on behalf of the Issuer and the Co-Issuer by an Authorized Officer of the Issuer and the Co-Issuer, respectively. The signature of such Authorized Officers on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the Authorized Officers of the Issuer or the Co-Issuer shall bind the Issuer or the Co-Issuer, as the case may be, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer and the Co-Issuer may deliver Notes executed by the Issuer and the Co-Issuer to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order, shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

Each Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in authorized denominations reflecting the original aggregate principal amount of the Notes so transferred, exchanged or replaced, but shall represent only the current outstanding principal amount of the Notes so transferred, exchanged or replaced. In the event that any Note is divided into more than one Note in accordance with this Article 2, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual signature of one of their Authorized Officers, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.5 Registration, Registration of Transfer and Exchange.

(a) The Issuer and the Co-Issuer shall cause to be kept a register (the “Notes Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer and the Co-Issuer shall provide for the registration of Notes and the registration of transfers of Notes. The Trustee is hereby initially appointed “Notes Registrar” for the purpose of registering Notes and transfers of such Notes with respect to the Notes Register. Upon any resignation or removal of the Notes Registrar, the Issuer and the Co-Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of Notes Registrar.

If a Person other than the Trustee is appointed by the Issuer and the Co-Issuer as Notes Registrar, the Issuer and the Co-Issuer shall give the Trustee prompt written notice of the appointment of a successor Notes Registrar and of the location, and any change in the location, of the Notes Registrar, and the Trustee shall have the right to inspect the Notes Register at all reasonable times and to obtain copies thereof and the Trustee shall have the right to rely upon a certificate executed on behalf of the Notes Registrar by an Officer thereof as to the names and addresses of the Holders of the Notes and the principal amounts and numbers of such Notes.

Subject to this Section 2.5, upon surrender for registration of transfer of any Notes at the office or agency of the Issuer to be maintained as provided in Section 7.2, the Issuer and the Co-Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for Notes of like terms, in any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at the office or agency of the Issuer to be maintained as provided in Section 7.2. Whenever any Note is surrendered for exchange, the Issuer and the Co-Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes that the Noteholder making the exchange is entitled to receive. No Certificated Note (including the Class AR Notes) may be transferred or exchanged unless the physical Certificated Note to be transferred or exchanged has been surrendered to the office or agency of the Issuer to be maintained as provided in Section 7.2.

All Notes issued and authenticated upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer and the Co-Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Notes Registrar duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

None of the Notes Registrar, the Issuer or the Co-Issuer shall be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before any selection of Notes to be redeemed and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Note so selected for redemption.

(b) No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act and is exempt from the registration requirements under applicable state securities laws.

(c) No Note may be offered, sold, resold or delivered, within the United States or to, or for the benefit of, U.S. Persons except in accordance with Section 2.5(e) below and in accordance with Rule 144A to QIBs who are Qualified Purchasers purchasing for their own account or for the accounts of one or more QIBs who are Qualified Purchasers, for which the purchaser is acting as fiduciary or agent. The Notes may be offered, sold, resold or delivered, as the case may be, in offshore transactions to non-U.S. Persons in reliance on Regulation S. None of the Issuer, the Co-Issuer, the Trustee or any other Person may register the Notes under the Securities Act or any state securities laws.

(d) Upon final payment due on the Rated Final Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Trustee or at the office of the Paying Agent (outside the United States if then required by applicable law in the case of a Note in definitive form issued in exchange for a beneficial interest in a Regulation S Global Note pursuant to Section 2.11).

(e) Transfers of Global Notes. Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Depository, transfers of a Global Note, in whole or in part, shall only be made in accordance with Section 2.2(c) and this Section 2.5(e).

(i) Subject to clauses (ii) through (iv) of this Section 2.5(e), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(ii) Regulation S Global Note to Rule 144A Global Note. If a Holder of a beneficial interest in a Regulation S Global Note wishes to transfer all or a part of its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of a Rule 144A Global Note, such Holder may, subject to the terms hereof and the rules and procedures of Euroclear, Clearstream, Luxembourg or the Depository, as the case may be, exchange or cause the exchange of such interest for an equivalent beneficial interest in a Rule 144A Global Note of the same Class. Upon receipt by the Trustee, as Notes Registrar, of (A) instructions from Euroclear, Clearstream, Luxembourg or the Depository, as the case may be, directing the Trustee, as Notes Registrar, to cause such Rule 144A Global Note to be increased by an amount equal to such beneficial interest in such Regulation S Global Note but not less than the minimum denomination applicable to the related Class of Notes, and (B) a certificate substantially in the form of Exhibit B-1 hereto given by the prospective transferee of such beneficial interest and stating, among other things, that such transferee acquiring such interest in a Rule 144A Global Note is a QIB and a Qualified Purchaser, is obtaining such beneficial interest in a transaction pursuant to Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction, then Euroclear, Clearstream, Luxembourg or the Trustee, as Notes Registrar, as the case may be, shall approve the instruction at the Depository to reduce such Regulation S Global Note by the aggregate principal amount of the interest in such Regulation S Global Note to be transferred and increase the Rule 144A Global Note specified in such instructions by an Aggregate Outstanding Amount equal to such reduction in such principal amount of the Regulation S Global Note.

(iii) Rule 144A Global Note to Regulation S Global Note. If a Holder of a beneficial interest in a Rule 144A Global Note wishes to transfer all or a part of its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of a Regulation S Global Note, such Holder may, subject to the terms hereof and the rules and procedures of Euroclear, Clearstream, Luxembourg or the Depository, as the case may be, exchange or cause the exchange of such interest for an equivalent beneficial interest in a Regulation S Global Note of the same Class. Upon receipt by the

Trustee, as Notes Registrar, of (A) instructions from Euroclear, Clearstream, Luxembourg or the Depository, as the case may be, directing the Trustee, as Notes Registrar, to cause such Regulation S Global Note to be increased by an amount equal to the beneficial interest in such Rule 144A Global Note but not less than the minimum denomination applicable to the related Class of Notes to be exchanged, and (B) a certificate substantially in the form of Exhibit B-2 hereto given by the prospective transferee of such beneficial interest and stating, among other things, that such transferee acquiring such interest in a Regulation S Global Note is a not a U.S. Person and that such transfer is being made pursuant to Rule 903 or 904 under Regulation S, then Euroclear, Clearstream, Luxembourg or the Trustee, as Notes Registrar, as the case may be, shall approve the instruction at the Depository to reduce such Rule 144A Global Note by the aggregate principal amount of the interest in such Rule 144A Global Note to be transferred and increase the Regulation S Global Note specified in such instructions by an Aggregate Outstanding Amount equal to such reduction in the principal amount of the Rule 144A Global Note.

(iv) Other Exchanges. (A) In the event that, pursuant to Section 2.11 hereof, a Global Note is exchanged for Certificated Notes, such Notes may be exchanged for one another only in accordance with such procedures as are substantially consistent with the provisions above (including certification requirements intended to ensure that such transfers are to a QIB who is also a Qualified Purchaser or are to a non-U.S. Person, or otherwise comply with Rule 144A or Regulation S, as the case may be) and as may be from time to time adopted by the Issuer, the Co-Issuer and the Trustee.

(B) A Class AR Note represented by a Certificated Note may be transferred to a Qualified Institutional Buyer in the form of a Certificated Note upon receipt by the Trustee, as Notes Registrar, of the physical Certificated Note to be transferred and a certificate substantially in the form of Exhibit B-3 hereto given by the prospective transferee of such beneficial interest and stating, among other things, that such transferee is a QIB and a Qualified Purchaser, is obtaining such beneficial interest in a transaction pursuant to Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. In connection with any such transfer, such prospective transferee shall be deemed to have made the applicable representations contained in Section 2.5(g) hereof.

(C) A Class AR Note represented by a Certificated Note may be transferred to a Person other than a U.S. Person in the form of a Certificated Note upon receipt by the Trustee, as Notes Registrar, of the physical Certificated Note to be transferred and a certificate substantially in the form of Exhibit B-3 hereto given by the prospective transferee of such beneficial interest and stating, among other things, that such transferee acquiring such interest in a Certificated Note is not a U.S. Person and that such transfer is being made pursuant to Rule 903 or 904 under Regulation S. In connection with any such transfer, such prospective transferee shall be deemed to have made the applicable representations contained in Section 2.5(g) hereof.

(D) Subject to satisfaction of the conditions set forth in subparagraph (F) of this Section 2.5(e)(iv), a Junior Note represented by a Certificated Note may be transferred to a QIB in the form of a Certificated Note upon receipt by the Trustee, as Notes Registrar, of the physical Certificated Note to be transferred and a certificate substantially in the form of Exhibit B-4 hereto given by the prospective transferee of such beneficial interest and stating, among other things, that such transferee acquiring such interest in a Certificated Note is a QIB and a Qualified Purchaser, is obtaining such beneficial interest in a transaction pursuant to Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. In connection with any such transfer, such prospective transferee shall be deemed to have made the applicable representations contained in Section 2.5(g) hereof.

(E) Subject to satisfaction of the conditions set forth in subparagraph (F) of this Section 2.5(e)(iv), a Junior Note represented by a Certificated Note may be transferred to a Person other than a U.S. Person in the form of a Certificated Note upon receipt by the Trustee, as Notes Registrar, of the physical Certificated Note to be transferred and a certificate substantially in the form of Exhibit B-4 hereto given by the prospective transferee of such beneficial interest and stating, among other things, that such transferee acquiring such interest in a in a Certificated Note is not a U.S. Person and that such transfer is being made pursuant to Rule 903 or 904 under Regulation S. In connection with any such transfer, such prospective transferee shall be deemed to have made the applicable representations contained in Section 2.5(g) hereof.

(F) On the Closing Date, CBRE Holdings will purchase 100% of the Junior Notes issued on the Closing Date. Notwithstanding anything contained in this Indenture to the contrary, as long as any Class of Senior Notes is Outstanding, CBRE Holdings may not sell or otherwise transfer or finance any of the Junior Notes to any other person or entity except to its Affiliates or encumber or finance any portion of the Junior Notes to any other person or entity except to its Affiliates unless an appropriate tax opinion is delivered to the Trustee by a nationally recognized tax counsel experienced in such matters that such sale, transfer, encumbrance or other financing, as of the date thereof, will not result in the treatment of the Issuer as other than a Qualified REIT Subsidiary or other “pass through” entity for federal income tax purposes, and that the Junior Notes will be treated as debt for U.S. federal income tax purposes at the time of transfer and that such transfer will not cause the Issuer to be treated as a foreign corporation engaged in a trade or business in the United States for U.S. federal income tax purposes.

(f) Removal of Legend. If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in Exhibit A hereto, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Issuer and the Co-Issuer such satisfactory evidence, which may include an Opinion of Counsel of an attorney at law licensed to practice law in the State of New York (and addressed to the Issuer and the Trustee), as may be reasonably required by the Issuer and the Co-Issuer, if applicable, to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S, as applicable, the Investment Company Act or ERISA. So long as the Issuer or the Co-Issuer is relying on an exemption under or promulgated pursuant to the Investment Company Act, the Issuer or the Co-Issuer shall not remove that portion of the legend required to maintain an exemption under or promulgated pursuant to the Investment Company Act. Upon provision of such satisfactory evidence, as confirmed in writing by the Issuer and the Co-Issuer, if applicable, to the Trustee, the Trustee, at the direction of the Issuer and the Co-Issuer, if applicable, shall authenticate and deliver Notes that do not bear such applicable legend.

(g) Each beneficial owner of Rule 144A Global Notes shall be deemed to represent and agree as follows (terms used in this paragraph that are defined in Rule 144A are used herein as defined therein):

(i) In the case of a Rule 144A Global Note, the owner is (A) a QIB and a Qualified Purchaser, (B) aware that the sale of the Notes to it (other than the initial sale by the Issuer and the Co-Issuer, as applicable,) is being made in reliance on the exemption from registration provided by Rule 144A and (C) acquiring the Notes for its own account or for one or more accounts, each of which is a QIB and a Qualified Purchaser, and as to each of which the owner exercises sole investment discretion, (D) acquiring the Notes in a principal amount of not less than U.S.$500,000, for each such account.

(ii) The owner understands that the Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, the Notes have not been and shall not be registered under the Securities Act, and, if in the future the owner decides to offer, resell, pledge or otherwise transfer the Notes, such Notes may only be offered, resold, pledged or otherwise transferred only in accordance with this Indenture and the applicable legend on such Notes set forth in Exhibit A. The owner acknowledges that no representation is made by the Issuer, the Co-Issuer or the Dealers, as the case may be, as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Notes.

(iii) The owner understands that the Notes have not been approved or disapproved by the SEC or any other governmental authority or agency or any jurisdiction and that neither the SEC nor any other governmental authority or agency has passed upon the accuracy of the final offering memorandum relating to the Notes. The owner further understands that any representation to the contrary is a criminal offense.

(iv) The owner is not purchasing the Notes with a view to the resale, distribution or other disposition thereof in violation of the Securities Act. The owner understands that an investment in the Notes involves certain risks, including the risk of loss of all or a substantial part of its investment under certain circumstances. The owner has had access to such financial and other information concerning the Issuer, the Co-Issuer and the Notes as it deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Notes, including, without limitation, in the case of the initial owner, an opportunity to ask questions of and request information from the Collateral Manager, the Dealers, the Issuer and the Co-Issuer.

(v) In connection with the purchase of the Notes (A) none of the Issuer, the Co-Issuer, the Dealers, the Collateral Manager or the Trustee is acting as a fiduciary or financial or investment adviser for the owner, (B) the owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Co-Issuer, the Dealers, the Collateral Manager or the Trustee other than in a current offering memorandum for such Notes, (C) none of the Issuer, the Co-Issuer, the Dealers, the Collateral Manager or the Trustee has given to the owner (directly or indirectly through any other person) any assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (including legal, regulatory, tax, financial, accounting, or otherwise) of its purchase, (D) the owner has consulted with its own legal, regulatory, tax, business, investment, financial, accounting and other advisers to the extent it has deemed necessary, and it has made its own investment decisions (including decisions regarding the suitability of an investment in the Notes) based upon its own judgment and upon any advice from such advisers as it has deemed necessary and not upon any view expressed by the Issuer, the Co-Issuer, the Dealers, the Collateral Manager or the Trustee, and (E) the owner is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof (economic and otherwise), and is capable of assuming and willing to assume (financially and otherwise) these risks.

(vi) The owner understands that the Notes shall bear the applicable legend set forth in Exhibit A. The Rule 144A Global Notes may not at any time be held by or on behalf of any U.S. Person that is not a QIB who is a Qualified Purchaser. The owner must inform a prospective transferee of the transfer restrictions.

(vii) With respect to the Senior Notes, unless a prospective Holder of such a Note otherwise provides another representation acceptable to the Trustee, the Collateral Manager, the Issuer and the Co-Issuer, each Holder of such a Global Note, by its acquisition thereof, shall be deemed to have represented that either (A) no part of the funds being used to pay the purchase price for such Notes constitutes an asset of any employee benefit plan that is subject to Part 4 of Title I of ERISA or any plan to which Section 4975 of the Code applies or any other plan that is subject to any federal, state or local law (“Similar Law”) that is substantially similar to Section 406 of ERISA or Section 4975 of the Code (each a “Benefit Plan” and funds of such a Benefit Plan, “Plan Assets”), or an entity whose underlying assets include Plan Assets of any such Benefit Plan or (B) if the funds being used to pay the purchase price for such Global Notes include Plan Assets of any Benefit Plan, its acquisition and holding of the Global Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of any Benefit Plan subject to Similar Law, do not result in a non exempt violation of Similar Law.

With respect to the Junior Notes, unless a prospective holder of such a Note otherwise provides another representation acceptable to the Trustee, the Collateral Manager, the Issuer and the Co Issuer, each holder of such a Certificated Note shall be required to represent that the person acquiring any such Note or any interest therein is not, is not acting on behalf of, and is not using any assets of, of a Benefit Plan Investor.

(viii) The owner shall not, at any time, offer to buy or offer to sell the Notes by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or at a seminar or meeting whose attendees have been invited by general solicitations or advertising.

(ix) The owner is not a member of the public in the Cayman Islands, within the meaning of Section 194 of the Cayman Islands Companies Law (2004 Revision), unless the relevant Notes are listed on the Cayman Islands Stock Exchange.

(x) The owner understands that the Issuer, the Co-Issuer, the Trustee or the Paying Agent shall require certification acceptable to it (A) as a condition to the payment of principal of and interest on any Notes without, or at a reduced rate of, U.S. withholding or backup withholding tax, and (B) to enable the Issuer, the Co-Issuer, the Trustee and the Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Notes or the Holder of such Notes under any present or future law or regulation of the Cayman Islands or the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. Such certification may include U.S. federal income tax forms (such as IRS Form W-8BEN (Certification of Foreign Status of Beneficial Owner), IRS Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms). In addition, the Issuer, the Co-Issuer, the Trustee or the Paying Agent may require certification acceptable to it to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets. Each owner agrees to provide any certification requested pursuant to this paragraph and to update or replace such form or certification in accordance with its terms or its subsequent amendments.

(xi) The owner acknowledges that it is its intent and that it understands it is the intent of the Issuer that, for purposes of U.S. federal income, state and local income and franchise tax and any other income taxes, for so long as CBRE REIT Parent or a direct or indirect wholly-owned subsidiary of CBRE REIT Parent owns 100% of the Junior Notes, the Issuer Ordinary Shares and Income Notes, the Issuer will be treated as a Qualified REIT Subsidiary of CBRE REIT Parent and the Notes will be treated as indebtedness solely of the CBRE REIT Parent and the Issuer Ordinary Shares and Income Notes will be treated as equity of the CBRE REIT Parent; the owner agrees to such treatment and agrees to take no action inconsistent with such treatment.

(xii) The owner, if not a “United States person” (as defined in Section 7701(a)(30) of the Code), either: (A) is not a bank (within the meaning of Section 881(c)(3)(A) of the Code); (B) is a bank (within the meaning of Section 881(c)(3)(A) of the Code) and has provided an IRS Form W-8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with the conduct of a trade or business in the United States; or (C) is a bank (within the meaning of Section 881(c)(3)(A) of the Code) and is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States and the Issuer is treated as a fiscally transparent entity (as defined in Treasury Regulations section 1.894-1(d)(3)(ii)) under the laws of owner’s jurisdiction with respect to payments made on the Collateral Interests held by the owner.

(xiii) The owner will, prior to any sale, pledge or other transfer by such owner of any Note (or interest therein), obtain from the prospective transferee, and deliver to the Trustee, a duly executed transferee certificate addressed to each of the Trustee, the Issuer and the Collateral Manager in the form of the relevant exhibit attached to this Indenture, and such other certificates and other information as the Issuer, the Collateral Manager or the Trustee may reasonably require to confirm that the proposed transfer complies with the transfer restrictions contained in this Indenture.

(xiv) The owner agrees that no Note may be purchased, sold, pledged or otherwise transferred in an amount less than the minimum denomination set forth in this Indenture. In addition, the owner understands that the Notes will be transferable only upon registration of the transferee in the Note Register of the Issuer following delivery to the Note Registrar of a duly executed transfer form, together with the certificate representing such Notes (or, with respect to the Class AR Notes, the Definitive Class AR Note to be transferred) and the transfer certificate, and any other certificates and other information required by this Indenture.

(xv) The owner is aware and agrees that no Note (or beneficial interest therein) may be offered or sold, pledged or otherwise transferred (A) to a transferee taking delivery of such Note represented by a Rule 144A Global Note except (x) to a transferee that the owner reasonably believes is a QIB, purchasing for its account, to which notice is given that the resale, pledge or other transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A or another person the sale to which is exempt under the Securities Act, (y) to a transferee that is a Qualified Purchaser, and (z) if such transfer is made in accordance with any applicable securities laws of any state of the United States and any other relevant jurisdiction, (B) to a transferee taking delivery of such Note represented by a Regulation S Global Note except (w) to a transferee that is acquiring such interest in an offshore transaction in accordance with Rule 904 of Regulation S, (x) to a transferee that is not a U.S. resident (within the meaning of the Investment Company Act) unless such transferee is a Qualified Purchaser, (y) such transfer is made in compliance with the other requirements set forth herein and (z) if such transfer is made in accordance with any applicable securities laws of any state of the United States and any other jurisdiction or (C) if such transfer would have the effect of requiring the Issuer or the Co-Issuer to register as an “investment company” under the Investment Company Act.

(xvi) The owner understands that there is no market for the Notes and that no assurances can be given as to the liquidity of any trading market for the Notes and that it is unlikely that a trading market for the Notes will develop. The owner further understands that, although the Dealers may from time to time make a market in the Notes, the Dealers are not under any obligation to do so and, following the commencement of any market-making, may discontinue the same at any time. Accordingly, the owner must be prepared to hold the Notes until the Rated Final Maturity.

(xvii) The owner agrees that (A) any sale, pledge or other transfer of a Note (or any beneficial interest therein) made in violation of the transfer restrictions contained in this Indenture, or made based upon any false or inaccurate representation made by the owner or a transferee to the Issuer, the Trustee or the Note Registrar, will be void and of no force or effect and (B) none of the Issuer, the Trustee and the Note Registrar has any obligation to recognize any sale, pledge or other transfer of a Note (or any beneficial interest therein) made in violation of any such transfer restriction or made based upon any such false or inaccurate representation.

(xviii) The owner approves and consents to any direct trades between the Issuer and the Collateral Manager and/or its Affiliates that is permitted under the terms of this Indenture and the Collateral Management Agreement.

(xix) The owner acknowledges that the Issuer, the Trustee, the Note Registrar, the Collateral Manager, the Dealers and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that, if any of the acknowledgments, representations or warranties made or deemed to have been made by it in connection with its purchase of the Notes are no longer accurate, the owner will promptly notify the Issuer, the Trustee, Note Registrar, the Collateral Manager and the Dealers.

(h) Each beneficial owner of Regulation S Global Notes shall be deemed to have made the representations set forth in clauses (ii), (iii), (iv), (v), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii) and (xix) of Section 2.5(g) and shall be deemed to have further represented and agreed as follows:

(i) The owner is aware that the sale of such Notes to it is being made in reliance on the exemption from registration provided by Regulation S and understands that the Notes offered in reliance on Regulation S will bear the appropriate legend set forth in Exhibit A, and be represented by one or more Regulation S Global Notes. The Notes so represented may not at any time be held by or on behalf of U.S. Persons. Each of the owner and the related Holder is not, and shall not be, a U.S. Person. Before any interest in a Regulation S Global Note may be offered, resold, pledged or otherwise transferred to a person who takes delivery in the form of a Rule 144A Global Note, the transferee shall be required to provide the Trustee with a written certification substantially in the form of Exhibits B-1 and B-2, as applicable, hereto as to compliance with the transfer restrictions. The owner must inform a prospective transferee of the transfer restrictions.

(ii) The owner understands and agrees that an additional legend in substantially the following form will be placed on each Note in the form of a Regulation S Global Note:

[AN INTEREST IN] THIS NOTE MAY NOT BE HELD BY A PERSON THAT IS A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AT ANYTIME. [IN ADDITION, AN INTEREST IN THIS NOTE MAY BE HELD ONLY THROUGH EUROCLEAR OR CLEARSTREAM, LUXEMBOURG AT ANY TIME.]

(i) Any purported transfer of a Note not in accordance with this Section 2.5 shall be null and void and shall not be given effect for any purpose hereunder.

(j) Notwithstanding anything contained in this Indenture to the contrary, neither the Trustee nor the Notes Registrar (nor any other Transfer Agent) shall be responsible or liable for compliance with applicable federal or state securities laws (including, without limitation, the Securities Act or Rule 144A or Regulation S promulgated thereunder), the Investment Company Act, ERISA or the Code (or any applicable regulations thereunder); provided, however, that if a specified transfer certificate or Opinion of Counsel is required by the express terms of this Section 2.5 to be delivered to the Trustee or Notes Registrar prior to registration of transfer of a Note, the Trustee and/or Notes Registrar, as applicable, is required to request, as a condition for registering the transfer of the Note, such certificate or Opinion of Counsel and to examine the same to determine whether it conforms on its face to the requirements hereof (and the Trustee or Notes Registrar, as the case may be, shall promptly notify the party delivering the same if it determines that such certificate or Opinion of Counsel does not so conform).

(k) If the Trustee determines or is notified by the Issuer, the Co-Issuer or the Collateral Manager that (i) a transfer or attempted or purported transfer of any interest in any Note was consummated in compliance with the provisions of this Section 2.5 on the basis of a materially incorrect certification from the transferee or purported transferee, (ii) a transferee failed to deliver to the Trustee any certification required to be delivered hereunder or (iii) the Holder of any interest in a Note is in breach of any representation or agreement set forth in any certification or any deemed representation or agreement of such Holder, the Trustee shall not register such attempted or purported transfer and if a transfer has been registered, such transfer shall be absolutely null and void ab initio and shall vest no rights in the purported transferee (such purported transferee, a “Disqualified Transferee”) and the last preceding Holder of such interest in such Note that was not a Disqualified Transferee shall be restored to all rights as a Holder thereof retroactively to the date of transfer of such Note by such Holder.

In addition, the Trustee may require that the interest in the Note referred to in (i), (ii) or (iii) in the preceding paragraph be transferred to any person designated by the Issuer or the Collateral Manager at a price determined by the Issuer or the Collateral Manager, as applicable, based upon its estimation of the prevailing price of such interest and each Holder, by acceptance of an interest in a Note, authorizes the Trustee to take such action. In any case, the Trustee shall not be held responsible for any losses that may be incurred as a result of any required transfer under this Section 2.5(j).

(l) Each Holder of Notes approves and consents to (i) the initial purchase of the Collateral Interests by the Issuer from Affiliates of the Collateral Manager on or prior to the Closing Date and (ii) any other transaction between the Issuer and the Collateral Manager or its Affiliates that are permitted under the terms of this Indenture or the Collateral Management Agreement.

(m) Each beneficial owner of a Class AR Note shall be deemed to have made the representations set forth in clauses (ii), (iii), (iv), (vi), (vii), (viii), (ix) and (x) of Section 2.5(g) and shall be deemed to have further represented and agreed as follows:

(i) The owner is one of the following:

(A) (1) a Qualified Purchaser; (2) a QIB; (3) is aware that the sale of the Definitive Class AR Notes to it is being made in reliance on the exemption from registration provided by Rule 144A; (4) is acquiring the Definitive Class AR Notes for its own account or for one or more accounts, each of which is a QIB who is a Qualified Purchaser, and as to each of which the owner exercises sole investment discretion; and (5) is acquiring the Definitive Class AR Notes in a minimum principal amount of not less than U.S.$500,000 for each such account; or

(B) (1) not a U.S. Person; (2) is aware that the sale of the Definitive Class AR Notes to it is being made in reliance on the exemption from registration provided by Regulation S; and (3) understands that the Definitive Class AR Notes offered in reliance on Regulation S under the Securities Act will bear the additional legend set forth in Section 2.5(h)(ii) above;

and in each case the owner has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Definitive Class AR Notes and the owner and any accounts for which it is acting are each able to bear the economic risk of the investment.

(ii) Before any interest in a Definitive Class AR Note may be offered, resold, pledged or otherwise transferred, the transferee or transferor shall be required to provide the Trustee with a written certification substantially in the form provided in the Class AR Note Purchase Agreement as to compliance with the transfer restrictions and the owner must inform a prospective transferee of the transfer restrictions.

Section 2.6 Mutilated, Defaced, Destroyed, Lost or Stolen Note.

If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Issuer, the Co-Issuer, the Trustee and the relevant Transfer Agent (each a “Specified Person”) evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to the Specified Person such security or indemnity as may be required by each Specified Person to save each of them and any agent of any of them harmless (an unsecured indemnity agreement delivered to the Trustee by an institutional investor with a net worth of at least U.S.$200,000,000 being deemed sufficient to satisfy such security or indemnity requirement), then, in the absence of notice to the Specified Persons that such Note has been acquired by a bona fide purchaser, the Issuer and the Co-Issuer shall execute and, upon

Issuer Request, the Trustee shall authenticate and deliver, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Note, a bona fide purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, any Specified Person shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and each Specified Person shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by such Specified Person in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Issuer and the Co-Issuer, if applicable, in their discretion may, instead of issuing a new Note, pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

Upon the issuance of any new Note under this Section 2.6, the Issuer and the Co-Issuer, if applicable, may require the payment by the registered Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.6 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer and the Co-Issuer, if applicable, and such new Note shall be entitled, subject to the second paragraph of this Section 2.6, to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

Section 2.7 Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved.

(a) The Class A-1 Notes shall accrue interest during each Interest Accrual Period at the Class A-1 Rate. Interest on each Class A-1 Note (including any applicable Class A-1 Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class A-1 Note bears to the Aggregate Outstanding Amount of all Class A-1 Notes; provided, however, that the payment of interest on the Class A-1 Notes (including any Class A-1 Defaulted Interest Amount) is subordinated to the payment on each Payment Date of certain amounts in accordance with the Priority of Payments.

(b) In accordance with Section 19, the Class A-1R Notes shall accrue interest during each Interest Accrual Period at the Class A-1R Rate. In addition, the Class A-1R Notes shall accrue the Class A-1R Commitment Fee in accordance with the definition thereof.

Interest (including any applicable Class A-1R Defaulted Interest Amount) will be payable to the holders of the Class A-1R Notes on each Payment Date, pro rata, based on their Class A-1R Interest Allocation Percentage; provided, however, that the payment of interest on the Class A-1R Notes (including any applicable Class A-1R Defaulted Interest Amount) is subordinated to the payment on each Payment Date of certain amounts in accordance with the Priority of Payments.

(c) The Class A-2 Notes shall accrue interest during each Interest Accrual Period at the Class A-2 Rate. Interest on each Class A-2 Note (including any applicable Class A-2 Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class A-2 Note bears to the Aggregate Outstanding Amount of all Class A-2 Notes; provided, however, that the payment of interest on the Class A-2 Notes (including any applicable Class A-2 Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Senior Class A Notes, the Class A-1R Commitment Fees and certain other amounts in accordance with the Priority of Payments.

(d) In accordance with Section 19, the Class A-2R Notes shall accrue interest during each Interest Accrual Period at the Class A-2R Rate. In addition, the Class A-2R Notes shall accrue the Class A-2R Commitment Fee in accordance with the definition thereof. Interest (including any applicable Class A-2R Defaulted Interest Amount) will be payable to the holders of the Class A-2R Notes on each Payment Date, pro rata, based on their Class A-2R Interest Allocation Percentage; provided, however, that the payment of interest on the Class A-2R Notes (including any applicable Class A-2R Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Senior Class A Notes, the Class A-1R Commitment Fees and certain other amounts in accordance with the Priority of Payments.

(e) The Class B Notes shall accrue interest during each Interest Accrual Period at the Class B Rate. Interest on each Class B Note (including any applicable Class B Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class B Note bears to the Aggregate Outstanding Amount of all Class B Notes; provided, however, that payment of interest on the Class B Notes (including any applicable Class B Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes (including any Class A Defaulted Interest Amount), the Class AR Commitment Fees and certain other amounts in accordance with the Priority of Payments.

(f) The Class C Notes shall accrue interest during each Interest Accrual Period at the Class C Rate. Interest on each Class C Note (including any applicable Class C Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class C Note bears to the Aggregate Outstanding Amount of all Class C Notes; provided, however, that payment of interest on the Class C Notes (including any applicable Class C Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes and the Class B Notes

(including any Class A Defaulted Interest Amount and Class B Defaulted Interest Amount), the Class AR Commitment Fees and certain other amounts in accordance with the Priority of Payments.

For so long as any Class A Notes or Class B Notes are Outstanding, any payment of interest due on the Class C Notes which is not available to be paid (the “Class C Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class C Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class C Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class C Capitalized Interest for which funds are available in accordance with the Priority of Payments shall be considered “due and payable” and the failure to pay such portion of Class C Capitalized Interest shall be an Event of Default. Class C Capitalized Interest shall be added to the principal amount of the Class C Notes, shall bear interest thereafter at the Class C Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Class A Notes and the Class B Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class C Capitalized Interest) but not paid on the Class C Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(g) The Class D Notes shall accrue interest during each Interest Accrual Period at the Class D Rate. Interest on each Class D Note (including any applicable Class D Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class D Note bears to the Aggregate Outstanding Amount of all Class D Notes; provided, however, that payment of interest on the Class D Notes (including any applicable Class D Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes, the Class B Notes and the Class C Notes (including any Class A Defaulted Interest Amount, Class B Defaulted Interest Amount, Class C Defaulted Interest Amount and Class C Capitalized Interest), the Class AR Commitment Fees and certain other amounts in accordance with the Priority of Payments.

For so long as any Class C Notes are Outstanding, any payment of interest due on the Class D Notes which is not available to be paid (“Class D Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class D Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class D Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class D Capitalized Interest for which funds are available in accordance with the Priority of Payments shall be considered “due and payable” and the failure to pay such portion of Class D Capitalized Interest shall be an Event of Default. Class D Capitalized Interest shall be added to the principal amount of the Class D Notes, shall bear interest thereafter at the Class D Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Class C Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class D Capitalized Interest) but not paid on the Class D Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(h) The Class E Notes shall accrue interest during each Interest Accrual Period at the Class E Rate. Interest on each Class E Note (including any applicable Class E Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class E Note bears to the Aggregate Outstanding Amount of all Class E Notes; provided, however, that payment of interest on the Class E Notes (including any applicable Class E Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes (including any Class A Defaulted Interest Amount, Class B Defaulted Interest Amount, Class C Defaulted Interest Amount, Class C Capitalized Interest, Class D Defaulted Interest Amount and Class D Capitalized Interest), the Class AR Commitment Fees and certain other amounts in accordance with the Priority of Payments.

For so long as any Class D Notes are Outstanding, any payment of interest due on the Class E Notes which is not available to be paid (the “Class E Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class E Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class E Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class E Capitalized Interest for which funds are available in accordance with the Priority of Payments shall be considered “due and payable” and the failure to pay such portion of Class E Capitalized Interest shall be an Event of Default. Class E Capitalized Interest shall be added to the principal amount of the Class E Notes, shall bear interest thereafter at the Class E Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Class D Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class E Capitalized Interest) but not paid on the Class E Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(i) The Class F Notes shall accrue interest during each Interest Accrual Period at the Class F Rate. Interest on each Class F Note (including any applicable Class F Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class F Note bears to the Aggregate Outstanding Amount of all Class F Notes; provided, however, that payment of interest on the Class F Notes (including any applicable Class F Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes (including any Class A Defaulted Interest Amount, Class B Defaulted Interest Amount, Class C Defaulted Interest Amount, Class C Capitalized Interest, Class D Defaulted Interest Amount, Class D Capitalized Interest, Class E Defaulted Interest Amount and Class E Capitalized Interest), the Class AR Commitment Fees and certain other amounts in accordance with the Priority of Payments.

For so long as any Class E Notes are Outstanding, any payment of interest due on the Class F Notes which is not available to be paid (“Class F Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class F Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class F Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class F Capitalized Interest for which funds are available in accordance with the Priority of Payments shall be considered “due and payable” and the failure to pay such portion of Class F Capitalized Interest shall be an Event of Default. Class F Capitalized Interest shall be added to the principal amount of the Class F Notes, shall bear interest thereafter at the Class F Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Class E Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class F Capitalized Interest) but not paid on the Class F Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(j) The Class G Notes shall accrue interest during each Interest Accrual Period at the Class G Rate. Interest on each Class G Note (including any applicable Class G Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class G Note bears to the Aggregate Outstanding Amount of all Class G Notes; provided, however, that payment of interest on the Class G Notes (including any applicable Class G Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes (including any Class A Defaulted Interest Amount, Class B Defaulted Interest Amount, Class C Defaulted Interest Amount, Class C Capitalized Interest, Class D Defaulted Interest Amount, Class D Capitalized Interest, Class E Defaulted Interest Amount, Class E Capitalized Interest, Class F Defaulted Interest Amount and Class F Capitalized Interest), the Class AR Commitment Fees and certain other amounts in accordance with the Priority of Payments.

For so long as any Class F Notes are Outstanding, any payment of interest due on the Class G Notes which is not available to be paid (the “Class G Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class G Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class G Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class G Capitalized Interest for which funds are available in accordance with the Priority of Payments shall be considered “due and payable” and the failure to pay such portion of Class G Capitalized Interest shall be an Event of Default. Class G Capitalized Interest shall be added to the principal amount of the Class G Notes, shall bear interest thereafter at the Class G Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Class F Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class G Capitalized Interest) but not paid on the Class G Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(k) The Class H Notes shall accrue interest during each Interest Accrual Period at the Class H Rate. Interest on each Class H Note (including any applicable Class H Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class H Note bears to the Aggregate Outstanding Amount of all Class H Notes; provided, however, that payment of interest on the Class H Notes (including any applicable Class H Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes (including any Class A Defaulted Interest Amount, Class B Defaulted Interest Amount, Class C Defaulted Interest Amount, Class C Capitalized Interest, Class D Defaulted Interest Amount, Class D Capitalized Interest, Class E Defaulted Interest Amount, Class E Capitalized Interest, Class F Defaulted Interest Amount, Class F Capitalized Interest, Class G Defaulted Interest Amount and Class G Capitalized Interest), the Class AR Commitment Fees and certain other amounts in accordance with the Priority of Payments.

For so long as any Class G Notes are Outstanding, any payment of interest due on the Class H Notes which is not available to be paid (“Class H Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class H Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class H Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class H Capitalized Interest for which funds are available in accordance with the Priority of Payments shall be considered “due and payable” and the failure to pay such portion of Class H Capitalized Interest shall be an Event of Default. Class H Capitalized Interest shall be added to the principal amount of the Class H Notes, shall bear interest thereafter at the Class H Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Class G Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class H Capitalized Interest) but not paid on the Class H Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(l) The Class J Notes shall accrue interest during each Interest Accrual Period at the Class J Rate. Interest on each Class J Note (including any applicable Class J Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class J Note bears to the Aggregate Outstanding Amount of all Class J Notes; provided, however, that payment of interest on the Class J Notes (including any applicable Class J Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes (including any Class A Defaulted Interest Amount, Class B Defaulted Interest Amount, Class C Defaulted Interest Amount, Class C Capitalized Interest, Class D Defaulted Interest

Amount, Class D Capitalized Interest, Class E Defaulted Interest Amount, Class E Capitalized Interest, Class F Defaulted Interest Amount, Class F Capitalized Interest, Class G Defaulted Interest Amount, Class G Capitalized Interest, Class H Defaulted Interest Amount and Class H Capitalized Interest), the Class AR Commitment Fees and certain other amounts in accordance with the Priority of Payments.

For so long as any Class H Notes are Outstanding, any payment of interest due on the Class J Notes which is not available to be paid (“Class J Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class J Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class J Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class J Capitalized Interest for which funds are available in accordance with the Priority of Payments shall be considered “due and payable” and the failure to pay such portion of Class J Capitalized Interest shall be an Event of Default. Class J Capitalized Interest shall be added to the principal amount of the Class J Notes, shall bear interest thereafter at the Class J Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Class H Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class J Capitalized Interest) but not paid on the Class J Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(m) The Class K Notes shall accrue interest during each Interest Accrual Period at the Class K Rate. Interest on each Class K Note (including any applicable Class K Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class K Note bears to the Aggregate Outstanding Amount of all Class K Notes; provided, however, that payment of interest on the Class K Notes (including any applicable Class K Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes (including any Class A Defaulted Interest Amount, Class B Defaulted Interest Amount, Class C Defaulted Interest Amount, Class C Capitalized Interest, Class D Defaulted Interest Amount, Class D Capitalized Interest, Class E Defaulted Interest Amount, Class E Capitalized Interest, Class F Defaulted Interest Amount, Class F Capitalized Interest, Class G Defaulted Interest Amount, Class G Capitalized Interest, Class H Defaulted Interest Amount, Class H Capitalized Interest, Class J Defaulted Interest Amount and Class J Capitalized Interest), the Class AR Commitment Fees and certain other amounts in accordance with the Priority of Payments.

For so long as any Class J Notes are Outstanding, any payment of interest due on the Class K Notes which is not available to be paid (“Class K Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class K Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class K Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class K Capitalized Interest for which funds are available in accordance with the Priority of Payments shall be considered “due and payable” and the failure to pay such portion of Class K Capitalized Interest shall be an Event of Default. Class K Capitalized Interest shall be added to the principal amount of the Class K Notes, shall bear interest thereafter at the Class K Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Class J Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class K Capitalized Interest) but not paid on the Class K Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(n) The Class L Notes shall accrue interest during each Interest Accrual Period at the Class L Rate. Interest on each Class L Note (including any applicable Class L Defaulted Interest Amount) shall be due and payable on each Payment Date immediately following the related Interest Accrual Period in the proportion that the outstanding principal amount of such Class L Note bears to the Aggregate Outstanding Amount of all Class L Notes; provided, however, that payment of interest on the Class L Notes (including any applicable Class L Defaulted Interest Amount) is subordinated to the payment on each Payment Date of the interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes and the Class K Notes (including any Class A Defaulted Interest Amount, Class B Defaulted Interest Amount, Class C Defaulted Interest Amount, Class C Capitalized Interest, Class D Defaulted Interest Amount, Class D Capitalized Interest, Class E Defaulted Interest Amount, Class E Capitalized Interest, Class F Defaulted Interest Amount, Class F Capitalized Interest, Class G Defaulted Interest Amount, Class G Capitalized Interest, Class H Defaulted Interest Amount, Class H Capitalized Interest, Class J Defaulted Interest Amount, Class J Capitalized Interest, Class K Defaulted Interest Amount and Class K Capitalized Interest), the Class AR Commitment Fees and certain other amounts in accordance with the Priority of Payments.

For so long as any Class K Notes are Outstanding, any payment of interest due on the Class L Notes which is not available to be paid (“Class L Capitalized Interest”) in accordance with the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purpose of Section 5.1(a) hereof (and the failure to pay such Class L Capitalized Interest shall not be an Event of Default) until the Payment Date on which funds are available to pay all or any portion of such Class L Capitalized Interest in accordance with the Priority of Payments. On or after such Payment Date, only such portion of any payment of Class L Capitalized Interest for which funds are available in accordance with the Priority of Payments shall be considered “due and payable” and the failure to pay such portion of Class L Capitalized Interest shall be an Event of Default. Class L Capitalized Interest shall be added to the principal amount of the Class L Notes, shall bear interest thereafter at the Class L Rate (to the extent lawful) and shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. On or after the Payment Date on which the Class K Notes are no longer Outstanding, to the extent interest is due (excluding any previously deferred Class L Capitalized Interest) but not paid on the Class L Notes, the failure to pay such interest shall constitute an Event of Default hereunder.

(o) The Income Notes shall not bear interest at a stated rate, but shall be entitled to distributions as described herein.

(p) Upon any Optional Redemption, Tax Redemption, Auction Call Redemption or Clean-up Call, all net proceeds from such liquidation and all available Cash (other than the Issuer’s right, title and interest in the Excepted Assets), after the payment of the Redemption Prices of the Notes and the amounts and the expenses referred to in clauses (1) through (5) and (29) through (32) of Section 11.1(a)(i) will be distributed by Trustee to the Holders of the Income Notes, whereupon the Income Notes will be cancelled and deemed paid in full for all purposes.

(q) Interest shall cease to accrue on each Class of Notes, or in the case of a partial repayment, on such part, from the date of repayment or Rated Final Maturity unless payment of principal is improperly withheld or unless a Default has occurred with respect to such payments of principal.

(r) The principal of each Class of Notes matures at par and is due and payable on the Rated Final Maturity, unless the unpaid principal of such Class of Notes becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise; provided, that the payment of principal of the Junior Class A Notes (other than payment of principal pursuant to Section 9.6 or Section 9.7) may only occur after the principal of the Senior Class A Notes have been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Senior Class A Notes and other amounts in accordance with the Priority of Payments; provided, further, any payment of principal of the Junior Class A Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” solely for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Senior Class A Notes have been paid in full; provided, further that the payment of principal of the Class B Notes (other than payment of principal pursuant to Section 9.6 or Section 9.7) may only occur after the principal of the Class A Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes and, in accordance with the Class AR Notes, the Class AR Commitment Fees and other amounts in accordance with the Priority of Payments and any payment of principal of the Class B Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” solely for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes have been paid in full; provided, further, that the payment of principal of the Class C Notes (other than payment of the amounts constituting Class C Capitalized Interest, notwithstanding that such Class C Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.6 or Section 9.7) may only occur after the principal of the Class A Notes and the Class B Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes and, in accordance with the Class AR Notes, the Class AR Commitment Fees and other amounts in accordance with the Priority of Payments and any payment of principal of the Class C Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” solely for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes and the Class B Notes have been paid in full; provided, further, that the payment of principal of the Class D Notes (other than payment of the amounts constituting Class D Capitalized Interest, notwithstanding that such Class D Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.6 or Section 9.7) may only occur after the principal of the Class A Notes, the Class B Notes and the Class C Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes and, in accordance with the Class AR Notes, the Class AR Commitment Fees and other amounts in accordance with the Priority of Payments and any payment of principal of the Class D Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” solely for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes, the Class B Notes and the Class C Notes have been paid in full; provided, further, that the payment of principal of the Class E Notes (other than payment of the amounts constituting Class E Capitalized Interest, notwithstanding that such Class E Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.6 or Section 9.7) may only occur after the principal of the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and, in accordance with the Class AR Notes, the Class AR Commitment Fees and other amounts in accordance with the Priority of Payments and any payment of principal of the Class E Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” solely for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes have been paid in full; provided, further, that the payment of principal of the Class F Notes (other than payment of the amounts constituting Class F Capitalized Interest, notwithstanding that such Class F Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.6 or Section 9.7) may only occur after the principal of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and, in accordance with the Class AR Notes, the Class AR Commitment Fees and other amounts in accordance with the Priority of Payments and any payment of principal of the Class F Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” solely for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes have been paid in full; provided, further, that the payment of principal of the Class G Notes (other than payment of the amounts constituting Class G Capitalized Interest, notwithstanding that such Class G Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.6 or Section 9.7) may only occur after the principal of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and, in accordance with the Class AR Notes, the Class AR Commitment Fees and other amounts in accordance with the Priority of Payments and any payment of principal of the Class G Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” solely for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes have been paid in full; provided, further, that the payment of principal of the Class H Notes (other than payment of the amounts constituting Class H Capitalized Interest, notwithstanding that such Class H Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.6 or Section 9.7) may only occur after the principal of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and, in accordance with the Class AR Notes, the Class AR Commitment Fees and other amounts in accordance with the Priority of Payments and any payment of principal of the Class H Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” solely for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes have been paid in full; provided, further, that the payment of principal of the Class J Notes (other than payment of the amounts constituting Class J Capitalized Interest, notwithstanding that such Class J Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.6 or Section 9.7) may only occur after the principal of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and, in accordance with the Class AR Notes, the Class AR Commitment Fees and other amounts in accordance with the Priority of Payments and any payment of principal of the Class J Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” solely for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes have been paid in full; provided, further, that the payment of principal of the Class K Notes (other than payment of the amounts constituting Class K Capitalized Interest, notwithstanding that such Class K Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.6 or Section 9.7) may only occur after the principal of the Class A Notes, the Class B Notes, the

Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes and, in accordance with the Class AR Notes, the Class AR Commitment Fees and other amounts in accordance with the Priority of Payments and any payment of principal of the Class K Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” solely for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes have been paid in full; provided, further, that the payment of principal of the Class L Notes (other than payment of the amounts constituting Class L Capitalized Interest, notwithstanding that such Class L Capitalized Interest may be deemed to constitute additions to principal, and other than the payment of principal pursuant to Section 9.6 or Section 9.7) may only occur after the principal of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes and the Class K Notes has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and, in accordance with the Class AR Notes, the Class AR Commitment Fees and other amounts in accordance with the Priority of Payments and any payment of principal of the Class L Notes which is not paid, in accordance with the Priority of Payments, on any Payment Date, shall not be considered “due and payable” solely for purposes of Section 5.1(b) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes and the Class K Notes have been paid in full.

The Class AR Commitments shall remain outstanding until the occurrence of the Commitment Termination Time. Prior to the Commitment Termination Time and the expiration of the Class AR Commitments, amounts that would otherwise be payable to any Class of Notes subordinate to the Class A-2R Notes will be allocated to the Class AR Notes assuming that the Class AR Notes are fully drawn. In each case, the portion of such amounts allocable to the Class AR Notes will be distributed as follows: first, pro rata to the holders of the Class A-1R Notes in reduction of the Aggregate Outstanding Amount of the Class A-1R Notes; second, pro rata to the holders of the Class A-2R Notes in reduction of the Aggregate Outstanding Amount of the Class A-2R Notes; third, for deposit into the Delayed Funding Obligations Account until the amount on deposit therein is equal to the Total Unfunded Future Advance Amount; and fourth, for deposit into the Collection Account as Principal Proceeds. Immediately following any such distribution, the Class AR Commitments will be reduced as described herein.

(s) As a condition to the payment of principal of and interest on any Note without the imposition of U.S. withholding tax, the Issuer shall require certification acceptable to it to enable the Issuer, the Co-Issuer, the Trustee and the Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Security under any present or future law or regulation of the Cayman Islands or the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. Such certification may include U.S. federal income tax forms (such as IRS Form W-8BEN (Certification of Foreign Status of Beneficial Owner), Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms). In addition, each of the Co-Issuers, the Trustee or any Paying Agent may require certification acceptable to it to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets. Each Holder agrees to provide any certification requested pursuant to this paragraph and to update or replace such form or certification in accordance with its terms or its subsequent amendments.

(t) Payments in respect of interest on and principal of the Notes shall be payable by wire transfer in immediately available funds to a Dollar account maintained by the Holder or its nominee; provided that the Holder has provided wiring instructions to the Trustee on or before the related Record Date or, if wire transfer cannot be effected, by a Dollar check drawn on a bank in the United States, or by a Dollar check mailed to the Holder at its address in the Notes Register. The Issuer expects that the Depository or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note held by the Depository or its nominee, shall immediately credit the applicable Agent Members’ accounts with payments in amounts proportionate to the respective beneficial interests in such Global Note as shown on the records of the Depository or its nominee. The Issuer also expects that payments by Agent Members to owners of beneficial interests in such Global Note held through Agent Members will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of the Agent Members. Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Trustee or at the office of the Paying Agent (outside of the United States if then required by applicable law in the case of a Certificated Note issued in exchange for a beneficial interest in the Regulation S Global Note) on or prior to such Maturity. None of the Issuer, the Co-Issuer, the Trustee or the Paying Agent will have any responsibility or liability with respect to any records maintained by the Holder of any Note with respect to the beneficial Holders thereof or payments made thereby on account of beneficial interests held therein. In the case where any final payment of principal and interest is to be made on any Note (other than on the Rated Final Maturity thereof) the Issuer or, upon Issuer Request, the Trustee, in the name and at the expense of the Issuer shall, not more than 30 nor fewer than five Business Days prior to the date on which such payment is to be made, mail to the Persons entitled thereto at their addresses appearing on the Notes Register, a notice which shall state the date on which such payment will be made and the amount of such payment per U.S.$500,000 initial principal amount of Notes and shall specify the place where such Notes may be presented and surrendered for such payment.

(u) Subject to the provisions of Sections 2.7(a) through (n) and (r) hereof, Holders of Notes as of the Record Date in respect of a Payment Date shall be entitled to the interest accrued and payable in accordance with the Priority of Payments and principal payable in accordance with the Priority of Payments on such Payment Date. All such payments that are mailed or wired and returned to the Paying Agent shall be held for payment as herein provided at the office or agency of the Issuer and the Co-Issuer to be maintained as provided in Section 7.2 (or returned to the Trustee).

(v) Interest on any Note which is payable, and is punctually paid or duly provided for, on any Payment Date shall be paid to the Person in whose name that Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest.

(w) Payments of principal to Holders of the Notes of each Class shall be made in the proportion that the Aggregate Outstanding Amount of the Notes of such Class registered in the name of each such Holder on such Record Date bears to the Aggregate Outstanding Amount of all Notes of such Class on such Record Date.

(x) Interest accrued with respect to the Notes shall be calculated as described in the applicable form of Note attached hereto.

(y) All reductions in the principal amount of a Note (or one or more predecessor Notes) effected by payments of installments of principal made on any Payment Date, Redemption Date or upon Maturity shall be binding upon all future Holders of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(z) Notwithstanding anything contained in this Indenture to the contrary, the obligations of the Issuer and the Co-Issuer under the Notes, this Indenture and the other Transaction Documents are non-recourse obligations of the Issuer and the Co-Issuer payable solely from the Collateral and following realization of the Collateral, all obligations of the Co-Issuers and any claims of the Noteholders, the Trustee or any other parties to any Transaction Documents shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Notes against any Officer, director, employee, shareholder, limited partner or incorporator of the Issuer, the Co-Issuer or any of their respective successors or assigns for any amounts payable under the Notes or this Indenture. It is understood that the foregoing provisions of this paragraph shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by this Indenture (to the extent it relates to the obligation to make payments on the Notes) until such Collateral have been realized, whereupon any outstanding indebtedness or obligation in respect of the Notes, this Indenture and the other Transaction Documents shall be extinguished and shall not thereafter revive. It is further understood that the foregoing provisions of this paragraph shall not limit the right of any Person to name the Issuer or the Co-Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

(aa) Subject to the foregoing provisions of this Section 2.7, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights of unpaid interest and principal that were carried by such other Note.

(bb) Notwithstanding any of the foregoing provisions with respect to payments of principal of and interest on the Notes (but subject to Section 2.7(k)), if the Notes have become or been declared due and payable following an Event of Default and such acceleration of Maturity and its consequences have not been rescinded and annulled and the provisions of Section 5.5 are not applicable, then payments of principal of and interest on such Notes shall be made in accordance with Section 5.7 hereof.

(cc) Payments in respect of the Income Notes as contemplated by Sections 11.1(a)(i)(33) and 11.1(a)(ii)(17) shall be made by the Trustee.

Section 2.8 Persons Deemed Owners.

The Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee may treat as the owner of a Note the Person in whose name such Note is registered on the Notes Register on the applicable Record Date for the purpose of receiving payments of principal of and interest and other amounts on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Issuer, the Co-Issuer or the Trustee nor any agent of the Issuer, the Co-Issuer or the Trustee shall be affected by notice to the contrary; provided, however, that the Depository, or its nominee, shall be deemed the owner of the Global Notes, and owners of beneficial interests in Global Notes will not be considered the owners of any Notes for the purpose of receiving notices. With respect to the Income Notes, on any Payment Date, the Trustee shall deliver to the Income Noteholder the distributions thereon.

Section 2.9 Cancellation.

All Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed lost or stolen, shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee, and shall be promptly canceled by the Trustee and may not be reissued or resold. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.9, except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be destroyed or held by the Trustee in accordance with its standard retention policy unless the Issuer and the Co-Issuer shall direct by an Issuer Order that they be returned to them.

Section 2.10 No Gross-Up.

All payments made by the Issuer in respect of the Notes will be made without any deduction or withholding for or on account of any tax imposed on a Noteholder unless such deduction or withholding is required by applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If the Issuer is so required to deduct or withhold, then the Issuer will not be obligated to pay any additional amounts in respect of such withholding or deduction.

Section 2.11 Global Notes; Temporary Notes.

(a) In the event that the Depository notifies the Issuer and the Co-Issuer that it is unwilling or unable to continue as Depository for a Global Note or if at any time such Depository ceases to be a “Clearing Agency” registered under the Exchange Act and a successor depository is not appointed by the Issuer within 90 days of such notice, the Global Notes deposited with the Depository pursuant to Section 2.2 hereof shall be transferred to the beneficial owners thereof subject to the procedures and conditions set forth in this Section 2.11.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to Section 2.11(a) above shall be surrendered by the Depository to the Trustee’s Corporate Trust Office together with necessary instruction for the registration and delivery of Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes, Class H Notes, Class J Notes, Class K Notes and Class L Notes, in definitive registered form without interest coupons to the beneficial owners (or such owner’s nominee) holding the ownership interests in such Global Note. Any such transfer shall be made, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Certificated Notes of the same Class and authorized denominations. Any Certificated Notes delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.5(f), bear the applicable legend set forth in Exhibit A, and shall be subject to the transfer restrictions referred to in such applicable legend. The Holder of each such registered individual Global Note may transfer such Global Note by surrendering it at the Corporate Trust Office of the Trustee or at the office of the Paying Agent.

(c) Subject to the provisions of Section 2.11(b) above, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of either of the events specified in Section 2.11(a) above, the Issuer and the Co-Issuer shall promptly make available to the Trustee a reasonable supply of Certificated Notes.

Pending the preparation of Certificated Notes pursuant to this Section 2.11, the Issuer and the Co-Issuer may execute and, upon Issuer Order, the Trustee shall authenticate and deliver, temporary Notes that are printed, lithographed, typewritten, mimeographed or otherwise reproduced, in any authorized denomination, substantially of the tenor of the Certificated Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Officers executing such Certificated Notes may determine, as conclusively evidenced by their execution of such Certificated Notes.

If temporary Certificated Notes are issued, the Issuer and the Co-Issuer shall cause permanent Certificated Notes to be prepared without unreasonable delay. The Certificated Notes shall be printed, lithographed, typewritten or otherwise reproduced, or provided by any combination thereof, or in any other manner permitted by the rules and regulations of any applicable notes exchange, all as determined by the Officers executing such Certificated Notes. After the preparation of Certificated Notes, the temporary Notes shall be exchangeable for Certificated Notes upon surrender of the applicable temporary Notes at the office or agency maintained by the Issuer and the Co-Issuer for such purpose, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer and the Co-Issuer shall execute, and the Trustee shall authenticate and deliver, in exchange therefor the same aggregate principal amount of Certificated Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as Certificated Notes.

Section 2.12 U.S. Tax Treatment of Notes.

(a) Each of the Issuer and the Co-Issuer intends that, for U.S. federal income tax purposes, the Notes be treated as debt. Each prospective purchaser and any subsequent transferee of a Note or any interest therein shall, by virtue of its purchase or other acquisition of such Note or interest therein, be deemed to have agreed to treat such Note as debt for U.S. federal income tax purposes.

(b) In the case of the Income Notes and any Class of Notes that is deemed equity for U.S. federal income tax purposes by the Internal Revenue Service (the “IRS”), if the Holder of such Security so requests, the Issuer agrees to timely provide each Holder of such a Security with a PFIC Annual Information Statement, signed by the Issuer or its authorized representative, on an annual basis that contains the following information as required under Treasury Regulations section 1.1295-1(g)(i):

(i) the first and last days of the taxable year of the Issuer to which the PFIC Annual Information Statement applies;

(ii) sufficient information to enable each Holder of such Securities to calculate its pro rata share of the Issuer’s ordinary earnings and net capital gain for that taxable year;

(iii) the amount of cash and the fair market value of other property distributed or deemed distributed to such Holder of such Securities during the taxable year of the Issuer to which the PFIC Annual Information Statement pertains; and

(iv) a statement that the Issuer shall permit the Holder of any such Securities to inspect and copy the Issuer’s permanent books of account, records and such other documents as may be maintained by the Issuer to establish that the Issuer’s ordinary earnings and net capital gain are computed in accordance with U.S. federal income tax principles and to verify these amounts and the Holder’s pro rata interest thereof.

Notwithstanding the foregoing, if the Holder of such Security so requests and such Holder informs the Issuer or its authorized representative of the par value of each Class of

Securities held by such Holder during such taxable year (including, if any Securities were acquired or sold during such taxable year, the date such Securities were acquired or sold, and par value of such Securities), the Issuer or its authorized representative will inform such Holder of its pro rata share of the Issuer’s ordinary earnings and net capital gain in a timely manner.

(c) The Issuer and the Co-Issuer shall account for the aforementioned Securities and prepare any reports to Noteholders and tax authorities, including without limitation the report specified in paragraph (b) above, consistent with the intentions expressed in Sections 2.11(a) above.

(d) If required to prevent the withholding or imposition of United States income tax, the Issuer shall deliver or cause to be delivered a United States Internal Revenue Service Form W-8BEN or successor applicable form, to each issuer, counterparty or paying agent with respect to any Collateral Interest at the time such Collateral Interest is purchased or entered into and thereafter prior to the expiration or obsolescence of such form.

(e) The Issuer shall not file, or cause to be filed, any income or franchise tax return in the United States or any state of the United States unless it shall have obtained advice from Dechert LLP or an opinion of other nationally recognized U.S. tax counsel experienced in such matters prior to such filing that, under the laws of such jurisdiction, the Issuer is required to file such income or franchise tax return.

(f) Each Holder of Notes shall timely furnish to the Issuer, the Co-Issuer or its agents any U.S. federal income tax form or certification (such as IRS Form W-8BEN (Certification of Foreign Status of Beneficial Owner) (with Part III marked), IRS Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms that the Issuer, the Co-Issuer or its agents may reasonably request and shall update or replace such forms or certification in accordance with its terms or its subsequent amendments.

Section 2.13 Authenticating Agents.

Upon the request of the Issuer and the Co-Issuer, the Trustee shall, and if the Trustee so chooses the Trustee may, pursuant to this Indenture, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6 and 8.5 hereof, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 2.13 shall be deemed to be the authentication of Notes by the Trustee.

Any corporation or banking association into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation or banking association resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any

Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation. Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee, the Issuer and the Co-Issuer. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent, the Issuer and the Co-Issuer. Upon receiving such notice of resignation or upon such a termination, the Trustee shall promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer.

The Trustee agrees to pay to each Authenticating Agent appointed by it from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto and the Trustee shall be entitled to be reimbursed for such payments, subject to Section 6.7 hereof. The provisions of Sections 2.9, 6.4 and 6.5 hereof shall be applicable to any Authenticating Agent.

Section 2.14 Forced Sale on Failure to Comply with Restrictions.

(a) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a Note or interest therein to a U.S. Person who is determined not to have been both a QIB and a Qualified Purchaser at the time of acquisition of the Note or interest therein shall be null and void and any such proposed transfer of which the Issuer, the Co-Issuer or the Trustee shall have notice may be disregarded by the Issuer, the Co-Issuer and the Trustee for all purposes.

(b) If the Issuer determines that any Holder of a Note has not satisfied the applicable requirement described in Section 2.14(a) above (any such person a “Non-Permitted Holder”), then the Issuer shall promptly after discovery that such Person is a Non-Permitted Holder by the Issuer, the Co-Issuer or the Trustee (and notice by the Trustee or the Co-Issuer to the Issuer, if either of them makes the discovery), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest to a Person that is not a Non-Permitted Holder within 30 days of the date of such notice. If such Non-Permitted Holder fails to so transfer its Note or interest therein, the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Note or interest therein to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Trustee acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Note, and selling such Note to the highest such bidder. However, the Issuer or the Trustee may select a purchaser by any other means determined by it in its sole discretion. The Holder of such Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Note, agrees to cooperate with the Issuer and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this Section 2.14(b) shall be determined in the sole discretion of the Issuer, and the Issuer shall not be liable to any Person having an interest in the Note sold as a result of any such sale of exercise of such discretion.

ARTICLE 3

CONDITIONS PRECEDENT; PLEDGED OBLIGATIONS

Section 3.1 General Provisions.

The Notes to be issued on the Closing Date shall be executed by the Issuer and the Co-Issuer upon compliance with Section 3.2 and shall be delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon Issuer Request and upon receipt by the Trustee of the items described below:

(a) an Officer’s Certificate of the Issuer (i) evidencing the authorization by Board Resolution of the execution and delivery of this Indenture, the Collateral Management Agreement, each Hedge Agreement and related documents, the execution, authentication and delivery of the Notes and specifying the Rated Final Maturity of each Class of Notes, the principal amount of each Class of Notes and the applicable Note Interest Rate of each Class of Notes to be authenticated and delivered, and (ii) certifying that (A) the attached copy of the Board Resolution is a true and complete copy thereof, (B) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date, (C) the Directors authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon;

(b) an Officer’s Certificate of the Co-Issuer (i) evidencing the authorization by Board Resolution of the execution and delivery of this Indenture and related documents, the execution, authentication and delivery of the Notes and specifying the Rated Final Maturity of each Class of Notes, the principal amount of each Class of Notes and the applicable Note Interest Rate of each Class of Notes to be authenticated and delivered, and (ii) certifying that (A) the attached copy of the Board Resolution is a true and complete copy thereof, (B) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (C) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon;

(c) either (A) certificates of the Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of such Notes, or (B) an Opinion of Counsel of the Issuer reasonably satisfactory in form and substance to the Trustee that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Notes except as may have been given; and

(i) either (A) certificates of the Co-Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of the Co-Issuer that no other authorization, approval or consent of any governmental body is required for the valid issuance of such Notes, or (B) an Opinion of Counsel of the Co-Issuer reasonably satisfactory in form and substance to the Trustee that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Notes except as may have been given;

(d) opinions of Dechert LLP, special U.S. counsel to the Issuer and the Co-Issuer (which opinions may be limited to the laws of the State of New York and the federal law of the United States and may assume, among other things, the correctness of the representations and warranties made or deemed made by the owners of Notes pursuant to Sections 2.5(g) and (h)), dated the Closing Date, substantially in a form satisfactory to the Issuer and the Dealers;

(e) an opinion of Maples and Calder, Cayman Islands counsel to the Issuer (which opinion shall be limited to the laws of the Cayman Islands), dated the Closing Date, substantially in a form satisfactory to the Issuer and the Dealers;

(f) an opinion of counsel to each Hedge Counterparty, dated the Closing Date, substantially in a form satisfactory to the Issuer and the Dealers;

(g) opinions of Dechert LLP, as U.S. counsel to the Collateral Manager, the Advancing Agent and the Seller, dated the Closing Date, substantially in a form satisfactory to the Issuer and the Dealers;

(h) an opinion of counsel to the Trustee, dated the Closing Date, substantially in a form satisfactory to the Issuer and the Dealers;

(i) an Officer’s Certificate, given on behalf of the Issuer and without personal liability, stating that the Issuer is not in Default under this Indenture and that the issuance of the Securities will not result in a breach of any of the terms, conditions or provisions of, or constitute a Default under, the Governing Documents of the Issuer, any indenture or other agreement or instrument to which the Issuer is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which the Issuer is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Notes applied for and all conditions precedent provided in the Income Notes Agreement relating to the issuance by the Issuer of the Income Notes have been complied with;

(j) an Officer’s Certificate stating that the Co-Issuer is not in Default under this Indenture and that the issuance of the Notes will not result in a breach of any of the terms, conditions or provisions of, or constitute a Default under, the Governing Documents of the Co-Issuer, any indenture or other agreement or instrument to which the Co-Issuer is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which the Co-Issuer is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Notes applied for have been complied with; and that all expenses due or accrued with respect to the offering or relating to actions taken on or in connection with the Closing Date have been paid;

(k) an executed counterpart of the initial Collateral Interests Transfer Agreement and the Collateral Management Agreement;

(l) an executed copy of each Hedge Agreement;

(m) an Accountants’ Report confirming the following information as of the Closing Date: (i) the information (other than the Principal Balance and the Purchase Price) with respect to each Collateral Interest set forth on the Schedule of Closing Date Collateral Interests attached hereto as Schedule E by reference to such sources as shall be specified therein and (ii) specifying the procedures undertaken by the accountants to review data and computations relating to the foregoing;

(n) an Officer’s Certificate from the Collateral Manager (i) confirming that each Collateral Interest set forth on the Schedule E attached hereto meets the Eligibility Criteria and that Schedule E correctly lists the Collateral Interests to be Granted to the Trustee on the Closing Date, and (ii) stating the Aggregate Principal Amount of the Collateral Interests;

(o) evidence of preparation for filing at the appropriate filing office in the District of Columbia of a financing statement on behalf of the Issuer relating to the perfection of the lien of this Indenture;

(p) an Issuer Order executed by the Issuer and the Co-Issuer directing the Trustee to (i) authenticate the Notes specified therein, in the amounts set forth therein and registered in the name(s) set forth therein and (ii) deliver the authenticated Notes as directed by the Issuer and the Co-Issuer; and

(q) such other documents as the Trustee may reasonably require.

Section 3.2 Security for Notes.

Prior to the issuance of the Notes on the Closing Date, the Issuer shall cause the following conditions to be satisfied:

(a) Grant of Security Interest; Delivery of Collateral Interests. The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral and the transfer of all Collateral Interests acquired in connection therewith purchased by the Issuer on the Closing Date (as set forth in the Schedule of Closing Date Collateral Interests) to the Trustee, without recourse (except as expressly provided in each applicable Collateral Interest Purchase Agreement), in the manner provided in Section 3.3(a) and the crediting to the Custodial Account by the Custodial Securities Intermediary of such Collateral Interests shall have occurred;

(b) Certificate of the Issuer. A certificate of an Authorized Officer of the Issuer given on behalf of the Issuer and without personal liability, dated as of the Closing Date, delivered to the Trustee, to the effect that, in the case of each Collateral Interest pledged to the Trustee for inclusion in the Collateral on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(i) the Issuer is the owner of such Collateral Interest free and clear of any liens, claims or encumbrances of any nature whatsoever except for those which are being released on the Closing Date;

(ii) the Issuer has acquired its ownership in such Collateral Interest in good faith without notice of any adverse claim, except as described in paragraph (i) above;

(iii) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Interest (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to this Indenture;

(iv) the Underlying Instrument with respect to such Collateral Interest does not prohibit the Issuer from Granting a security interest in and assigning and pledging such Collateral Interest to the Trustee;

(v) the information set forth with respect to such Collateral Interest in the Schedule of Closing Date Collateral Interests is correct;

(vi) the Collateral Interests included in the Collateral satisfy the requirements of the definition of Eligibility Criteria and the requirements of Section 3.2(a); and

(vii) the Grant pursuant to the Granting Clauses of this Indenture shall result in a first priority security interest in favor of the Trustee for the benefit of the Holders of the Notes and each Hedge Counterparty in all of the Issuer’s right, title and interest in and to the Collateral Interests pledged to the Trustee for inclusion in the Collateral on the Closing Date.

(c) Rating Letters. The Trustee’s receipt of a letter signed by each Rating Agency and confirming that (i) the Class A-1 Notes, the Class A-1R Notes, the Class A-2 Notes and the Class A-2R Notes have been rated “Aaa” by Moody’s, “AAA” by S&P and “AAA” by Fitch, (ii) the Class B Notes have been rated at least “Aa2” by Moody’s, “AA” by S&P and “AA” by Fitch, (iii) the Class C Notes have been rated at least “A1” by Moody’s, “A+” by S&P and “A+” by Fitch, (iv) the Class D Notes have been rated at least “A2” by Moody’s, “A” by S&P and “A” by Fitch, (v) the Class E Notes have been rated at least “A3” by Moody’s, “A-” by S&P and “A-” by Fitch, (vi) the Class F Notes have been rated at least “Baa1” by Moody’s, “BBB+” by S&P and “BBB+” by Fitch, (vii) the Class G Notes have been rated at least “Baa2” by Moody’s, “BBB” by S&P and “BBB” by Fitch, and (viii) the Class H Notes have been rated at least “Baa3” by Moody’s, “BBB-” by S&P and “BBB-” by Fitch, and that such ratings are in full force and effect on the Closing Date.

(d) Accounts. Evidence of the establishment of the Payment Account, the Collection Account, the Interest Collection Account, the Principal Collection Account, the Unused Proceeds Account, the Delayed Funding Obligations Account, the Interest Reserve Account, the Expense Account, the Liquidity Suspense Account, each Hedge Collateral Account, each Hedge Termination Account, the Synthetic Asset Collateral Account (if any of the initial Collateral Debt Securities constitute Synthetic Assets), the Synthetic Asset Counterparty Collateral Account (if any of the initial Collateral Debt Securities constitute Synthetic Assets), the Income Notes Distribution Account, the Custodial Account and the Servicer Account.

(e) Deposit to Expense Account. On the Closing Date, the Issuer shall deposit into the Expense Account from the gross proceeds of the offering of the Securities the amount necessary to cover any expenses on the Closing Date, to the extent not already paid, but in any event no less than U.S.$50,000.

(f) Deposit to Unused Proceeds Account. On the Closing Date, the Issuer shall deposit the Initial Deposit with the Trustee in an amount equal to approximately U.S.$ $192,458,133.

(g) Deposit to Interest Reserve Account. On the Closing Date, the Issuer shall deposit into the Interest Reserve Account an amount equal to approximately U.S.$[•].

(h) Deposit to Delayed Funding Obligations Account. On the Closing Date, to the extent such amount exceeds the Aggregate Class AR Undrawn Amount, the Issuer shall deposit into the Delayed Funding Obligations Account the amount necessary to fulfill the maximum funding obligations, in the aggregate, under all Delayed Draw Term Loans included in the Initial Collateral Interest.

(i) Issuance of Income Notes. The Issuer shall have delivered to the Trustee evidence that the Income Notes have been, or contemporaneously with the issuance of the Notes will be, issued by the Issuer.

Section 3.3 Transfer of Pledged Obligations.

(a) LaSalle Bank National Association is hereby appointed as Securities Intermediary (in such capacity, the “Custodial Securities Intermediary”) to hold all Pledged Obligations delivered to it in physical form at its office in 181 West Madison Street, 32nd Floor, Chicago, Illinois 60602. Any successor to such Securities Intermediary shall be a U.S. state or national bank or trust company that is not an Affiliate of the Issuer or the Co-Issuer and has capital and surplus of at least U.S.$100,000,000. Subject to the limited right to relocate Pledged Obligations set forth in Section 7.5(b), the Custodial Securities Intermediary, as a Securities Intermediary, shall hold all Collateral Interests in the Custodial Account and Eligible Investments and other investments purchased in accordance with this Indenture in the respective Accounts in which the funds used to purchase such investments are held in accordance with Article 10, and, in respect of each Account (other than the Payment Account and the Income Notes Distribution Account), the Trustee shall have entered into an agreement with the Issuer and the Securities Intermediary (the “Securities Accounts Control Agreement”) providing, inter alia, that the establishment and maintenance of such Account will be governed by a law satisfactory to the Issuer, the Trustee and the Custodial Securities Intermediary. To the maximum extent feasible, Pledged Obligations shall be transferred to the Trustee as Security Entitlements in the manner set forth in clause (i) below. In the event that the measures set forth in clause (i) below cannot be taken as to any Pledged Obligations, such Pledged Obligation may be transferred to the Trustee in the manner set forth in clauses (ii) through (vii) below, as appropriate. The security interest of the Trustee in Pledged Obligations shall be perfected and otherwise evidenced as follows:

(i) in the case of such Pledged Obligations consisting of Security Entitlements by the Issuer causing the Custodial Securities Intermediary, (A) in accordance with the Securities Accounts Control Agreement, to indicate by book entry that a Financial Asset has been credited to the Custodial Account and (B) to agree pursuant to the Securities Accounts Control Agreement that it will comply with Entitlement Orders originated by the Trustee with respect to each such Security Entitlement without further consent by the Issuer;

(ii) in the case of Pledged Obligations that are “uncertificated securities” (as such term is defined in the UCC) to the extent that any such uncertificated securities do not constitute Financial Assets forming the basis of Security Entitlements by the Trustee pursuant to clause (i) (the “Uncertificated Securities”), by the Issuer causing (A) the issuer(s) of such Uncertificated Securities to register on their respective books the Trustee as the registered owner thereof upon original issue or transfer thereof or (B) another Person, other than a Securities Intermediary, either to become the registered owner of such Uncertificated Securities on behalf of the Trustee, or such Person having previously become the registered owner, to acknowledge that it holds such Uncertificated Securities for the Trustee;

(iii) in the case of Pledged Obligations consisting of Certificated Securities in registered form to the extent that any such Certificated Securities do not constitute Financial Assets forming the basis of Security Entitlements acquired by the Trustee pursuant to clause (i) (the “Registered Securities”), by the Issuer causing (A) (1) the Trustee to obtain possession of such Registered Securities in the State of Illinois or (2) another Person, other than a Securities Intermediary, either to acquire possession of such Registered Securities on behalf of the Trustee, or having previously acquired such Registered Securities, in either case, in the State of Illinois to acknowledge that it holds such Registered Securities for the Trustee and (B) (1) the endorsement of such Registered Securities to the Trustee by an effective endorsement or (2) the registration of such Registered Securities in the name of the Trustee by the issuer thereof upon its original issue or registration of transfer;

(iv) in the case of Pledged Obligations consisting of Certificated Securities in bearer form to the extent that any such Certificated Securities do not constitute Financial Assets forming the basis of Security Entitlements acquired by the Trustee pursuant to clause (i) (the “Bearer Securities”), by the Issuer causing (A) the Trustee to obtain possession of such Bearer Securities in the State of Illinois or (B) another Person, other than a Securities Intermediary, either to acquire possession of such Bearer Securities on behalf of the Trustee or, having previously acquired possession of such Bearer Securities, in either case, in the State of Illinois to acknowledge that it holds such Bearer Securities for the Trustee;

(v) in the case of Pledged Obligations that consist of Money or Instruments (the “Illinois Collateral”), to the extent that any such Illinois Collateral does not constitute a Financial Asset forming the basis of a Security Entitlement acquired by the Trustee pursuant to clause (i), by the Issuer causing (A) the Trustee to acquire possession of such Illinois Collateral in the State of Illinois or (B) another Person (other than the Issuer or a Person controlling, controlled by, or under common control with, the Issuer) (1) to (x) take possession of such Illinois Collateral in the State of Illinois and (y) authenticate a record acknowledging that it holds such possession for the benefit of the Trustee or (2) to (x) authenticate a record acknowledging that it will hold possession of such Illinois Collateral for the benefit of the Trustee and (y) take possession of such Illinois Collateral in the State of Illinois;

(vi) in the case of Pledged Obligations that consist of UCC Accounts or General Intangibles (“Accounts Receivable”), by the Issuer (A) notifying, or causing the notification of, the account debtors (as such term is defined in Section 9-102(a) of the UCC) for such Accounts Receivable of the security interest of the Trustee in such Accounts Receivable and causing the Securities Intermediary to credit such Accounts Receivable to the Custodial Account and to treat such Accounts Receivable as Financial Assets within the meaning of Article 8 of the UCC and (B) to the extent that doing so would be effective to perfect a security interest in such Accounts Receivable under the UCC as in effect at the time of transfer of such Accounts Receivable to the Trustee hereunder, filing or causing the filing of a UCC financing statement that encompasses such Accounts Receivable with the Recorder of Deeds of the District of Columbia and such other offices as applicable; and

(vii) to the maximum extent reasonably possible, in the case of any Loans or Participations that are not evidenced by Instruments, Certificated Securities or Uncertificated Securities, by the Issuer (A) taking all steps necessary (including obtaining any necessary consents to the transfer of the Loan or Participation, as applicable) to make the Custodial Securities Intermediary the registered owner thereof, (B) causing the Custodial Securities Intermediary to credit such Loans or Participations, as applicable, to the Custodial Account and to treat such Loans or Participations, as applicable, as Financial Assets within the meaning of Article 8 of the UCC and (C) to the extent that doing so would be effective to perfect a security interest in such Loans or Participations, as applicable, under the UCC as in effect at the time of transfer of such Loans or Participations to the Trustee hereunder, filing or causing the filing of a UCC financing statement that encompasses such Loans or Participations, as applicable, with the Recorder of Deeds of the District of Columbia and such other offices as applicable.

(b) The Issuer hereby authorizes the filing of UCC financing statements describing as the collateral covered thereby “all of the debtor’s personal property and assets,” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Indenture.

(c) Without limiting the foregoing, the Issuer and the Trustee on behalf of the Bank agree, and the Bank shall cause the Custodial Securities Intermediary, to take such different or additional action as the Trustee may reasonably request in order to maintain the perfection and priority of the security interest of the Trustee in the event of any change in applicable law or regulation, including Articles 8 and 9 of the UCC and Treasury Regulations

governing transfers of interests in Government Items (it being understood that the Trustee shall be entitled to rely upon an Opinion of Counsel, including an Opinion of Counsel delivered in accordance with Section 3.1(d), as to the need to file any financing statements or continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).

(d) Without limiting any of the foregoing,

(i) in connection with each Grant of a Collateral Interest hereunder, the Issuer shall deliver (or cause to be delivered by the Seller) to the Custodial Securities Intermediary (A) the original of any note (or a copy of such note together with a lost note affidavit), certificate or other instrument constituting or evidencing such Collateral Interest and any other Underlying Instrument related to such Collateral Interest the delivery of which is necessary in order to perfect the security interest of the Trustee in such Collateral Interest granted pursuant to this Indenture, (B) copies of the other Underlying Instruments then in possession of the Issuer and (C) any other agreements, documents, certificates or instruments not specifically covered in the foregoing subclauses (A) and (B) of this clause (i) to the extent such other agreements, documents, certificates or instruments are required to be delivered to the Issuer pursuant to the Collateral Interests Purchase Agreement;

(ii) from time to time upon the request of the Trustee, Collateral Manager, the CDO Servicer or CDO Special Servicer, the Issuer shall deliver (or cause to be delivered) to the Custodial Securities Intermediary any Underlying Instrument in the possession of the Issuer and not previously delivered hereunder (including originals of Underlying Instruments not previously required to be delivered as originals) and as to which the Trustee, Collateral Manager, the CDO Servicer or CDO Special Servicer, as applicable, shall have reasonably determined to be necessary or appropriate for the administration of such Collateral Interest hereunder or under the Collateral Management Agreement or under the Servicing Agreement or for the protection of the security interest of the Trustee under this Indenture;

(iii) in connection with any delivery of documents to the Custodial Securities Intermediary pursuant to clauses (i) and (ii) above, the Trustee shall deliver to the Collateral Manager or the CDO Special Servicer, on behalf of the Issuer, a Trust Receipt in the form of Exhibit D acknowledging the receipt of such documents by the Custodial Securities Intermediary and that it is holding such documents subject to the terms of this Indenture;

(iv) from time to time upon request of the Collateral Manager, the CDO Servicer or the CDO Special Servicer, the Custodial Securities Intermediary shall, upon delivery by the Collateral Manager, the CDO Servicer or the CDO Special Servicer of a duly completed Request for Release in the form of Exhibit E hereto, release to the Collateral Manager, the CDO Servicer or the CDO Special Servicer such of the Underlying Instruments then in its custody as the Collateral Manager reasonably so requests. By submission of any such Request for Release, the Collateral Manager, the CDO Servicer or the CDO Special Servicer shall be deemed to have represented and warranted that it has determined, in accordance with the Collateral Manager Servicing Standard or the Servicing Standard, as the case may be, that the requested release is reasonably necessary for one or more of the purposes described in clause (ii) above. The Collateral Manager, the CDO Servicer or the CDO Special Servicer, as the case may be, shall return to the Custodial Securities Intermediary each Underlying Instrument released from custody pursuant to this clause (iv) within 20 Business Days of receipt thereof (except such Underlying Instruments as are released in connection with a sale, exchange or other disposition, in each case only as permitted under this Indenture, of the related Collateral Interest that is consummated within such 20-day period). Notwithstanding the foregoing provisions of this clause (iv), (A) any note, certificate or other instrument evidencing a Pledged Collateral Interest shall be released only for the purpose of (1) a sale, exchange or other disposition of such Pledged Collateral Interest that is permitted in accordance with the terms of this Indenture or (2) presentation, collection, renewal or registration of transfer of such Collateral Interest and (B) the Custodial Securities Intermediary may refuse to honor any Request for Release following the occurrence of an Event of Default under this Indenture.

(v) to the extent the Collateral Manager deems necessary or advisable in accordance with the Collateral Manager Servicing Standard, the Issuer may, at the direction of the Collateral Manager, assign its right to purchase under a “buy/sell” arrangement in respect of a Collateral Interest to the Holder of the Income Notes or any Affiliate thereof.

(e) As of the Closing Date (with respect to the Collateral) and each date on which an item of Collateral is acquired (only with respect to the Collateral so acquired) the Issuer represents and warrants as follows:

(i) this Indenture creates a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Trustee for the benefit of the Secured Parties, which security interest is prior to all other liens, and is enforceable as such against creditors of and purchasers from the Issuer;

(ii) the Issuer owns and has good and marketable title to such Collateral free and clear of any lien, claim or encumbrance of any Person;

(iii) in the case of each item of Collateral, the Issuer has acquired its ownership in such Collateral in good faith without notice of any adverse claim as defined in Section 8-102(a)(1) of the UCC as in effect on the date hereof;

(iv) other than the security interest granted to the Trustee for the benefit of the Secured Parties pursuant to this Indenture, the Issuer has not, pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral;

(v) the Issuer has not authorized the filing of and is not aware of any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Trustee for the benefit of the Secured Parties hereunder or that has been terminated; the Issuer is not aware of any judgment or Pension Benefit Guarantee Corporation lien and tax lien filings against the Issuer;

(vi) the Issuer has received all consents and approvals required by the terms of each item of Collateral and the Underlying Instruments to grant to the Trustee its interest and rights in such Collateral hereunder;

(vii) the Issuer has caused or will have caused, within ten days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Trustee for the benefit of the Secured Parties hereunder;

(viii) each item of Collateral is an Instrument, a General Intangible or a Certificated Security or Uncertificated Security or has been and will have been credited to a Securities Account;

(ix) the Custodial Securities Intermediary has agreed to treat all assets credited to the Securities Account as Financial Assets;

(x) the Issuer has delivered a fully executed Securities Accounts Control Agreement pursuant to which the Custodial Securities Intermediary has agreed to comply with all instructions originated by the Trustee relating to the Custodial Account without further consent of the Issuer; the Custodial Account is not in the name of any person other than the Issuer or the Trustee; the Issuer has not consented to the Securities Intermediary of the Custodial Account to comply with Entitlement Orders of any person other than the Trustee;

(xi)(A) all original executed copies of each promissory note or other writings that constitute or evidence any pledged obligation that constitutes Instruments have been delivered to the Custodial Securities Intermediary for the benefit of the Trustee, (B) the Issuer has received a written acknowledgement from the Custodial Securities Intermediary that the Custodial Securities Intermediary is acting solely as agent of the Trustee and (C) none of the promissory notes or other writings that constitute or evidence such collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed by the Issuer to any Person other than the Trustee;

(xii)(A) the Collection Accounts, the Unused Proceeds Account, the Delayed Funding Obligations Account, each Hedge Termination Account, each Hedge Collateral Account, the Liquidity Suspense Account, the Synthetic Asset Collateral Account, the Synthetic Counterparty Collateral Account, the Expense Account and the Payment Account (collectively, the “Deposit Accounts”) constitute “deposit accounts” within the meaning of the UCC, (B) the Issuer has taken all steps necessary to cause the Trustee to become the customer and account holder of the Deposit Accounts, (C) other than the security interest granted to the Trustee pursuant to this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Deposit Accounts, and (D) the Deposit Accounts are not in the name of any person other than the Issuer or the Trustee. The Issuer has not consented to the bank maintaining the Deposit Accounts to comply with the instructions of any person other than the Trustee; and

(xiii) the Issuer has established procedures such that any Eligible Investments purchased with funds withdrawn from the Deposit Accounts will be (i) credited to a Securities Account over which the Trustee will have a first priority perfected security interest, (ii) purchased in the name of the Trustee, or (iii) held in another manner sufficient to establish the Trustee’s first priority perfected security interest over such Eligible Investments.

(f) The Trustee shall only invest in Eligible Investments which the applicable Custodial Securities Intermediary agrees to credit to the applicable account. To the extent any Eligible Investment shall not be delivered to the Trustee by causing the Custodial Securities Intermediary to create a Security Entitlement in the Securities Account in favor of the Trustee, the Issuer shall deliver an Opinion of Counsel to the Trustee to the effect that any other delivery will effect a first priority security interest in favor of the Trustee in such Eligible Instrument.

ARTICLE 4

SATISFACTION AND DISCHARGE

Section 4.1 Satisfaction and Discharge of Indenture.

This Indenture shall be discharged and shall cease to be of further effect with respect to the Collateral securing the Notes and the Issuer’s obligations under each Hedge Agreement and each Synthetic Asset except as to (i) the rights of registration of transfer and exchange of Notes, (ii) the substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) the rights of Noteholders to receive payments of principal thereof and interest thereon, as provided herein, (iv) the rights, obligations and immunities of the Trustee on their behalf hereunder and (v) the rights of Secured Parties as beneficiaries hereof with respect to the property deposited with the Trustee on their behalf and payable to all or any of them; and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

(a) either:

(i) all Notes theretofore authenticated and delivered (other than (A) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6 and (B) Notes for whose payment Money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at their Rated Final Maturity within one year, or (C) are to be called for redemption pursuant to Section 9.1 or

Section 9.2 under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Issuer and the Co-Issuer pursuant to Section 9.4 and the Issuer or the Co-Issuer, in the case of clauses (A), (B) or (C) of this Section 4.1(a)(ii), has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America; provided that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations which are rated “Aaa” by Moody’s and “AAA” by each of S&P and Fitch in an amount sufficient, as verified by a firm of certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness (including, in the case of a redemption pursuant to Section 9.1 or Section 9.2, the Redemption Price) on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Notes which have become due and payable), or to the Rated Final Maturity or the Redemption Date, as the case may be (and in each case in respect of the Notes, subject to the Priority of Payments); provided, further, that any such deposit of funds with the Trustee in satisfaction of this Indenture shall be subject to the Rating Agency Condition; provided, however, this Section 4.1(a)(ii) shall not apply if an election to act in accordance with the provisions of Section 5.5(a) shall have been made and not rescinded;

(b)(i) the Issuer has paid or caused to be paid or provided for (to the satisfaction of the Person entitled thereto) all other sums payable to the Secured Parties hereunder and under the Collateral Management Agreement, the Servicing Agreement and the Company Administration Agreement, (ii) all Hedge Agreements then in effect have been terminated and Issuer has paid all amounts, including payments due and payable in connection with such termination and has paid all other outstanding amounts, including any outstanding payments due and payable for any previously terminated Hedge Agreement and (iii) all Synthetic Assets in effect have been terminated and Issuer has paid all amounts, including payments due and payable in connection with such termination and has paid all other outstanding amounts, including any outstanding payments due and payable for any previously terminated Synthetic Asset; and

(c) Each of the Issuer and the Co-Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuer, the Co-Issuer, the Trustee, the Upfront Swap Counterparty, each Hedge Counterparty and, if applicable, the Noteholders, as the case may be, under Sections 2.7, 4.2, 5.4(d), 5.9, 5.18, 6.7 and 7.3 hereof shall survive.

Section 4.2 Application of Trust Money.

All Monies deposited with the Trustee pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Notes and this Indenture to the payment of the principal and interest, either directly or through the Paying Agent, as the Trustee may determine to the Person entitled thereto of the principal and interest for whose payment such Money has been deposited with the Trustee; but such Money need not be segregated from other funds except to the extent required herein or when commingling of funds is prohibited.

Section 4.3 Repayment of Monies Held by Paying Agent.

In connection with the satisfaction and discharge of this Indenture with respect to the Notes, all Monies then held by the Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Issuer and the Co-Issuer, be paid to the Trustee to be held and applied pursuant to Section 7.3 hereof and, in the case of Monies payable on the Notes, in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Monies.

ARTICLE 5

REMEDIES

Section 5.1 Events of Default.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)(1) a default on any Payment Date in the payment of any interest accrued during the Interest Accrual Period immediately preceding such Payment Date (i) on any Class A Note or Class B Note, (ii) if there are no Class A Notes or Class B Notes Outstanding, on any Class C Note, (iii) if there are no Class A Notes, Class B Notes or Class C Notes Outstanding, on any Class D Note, (iv) if there are no Class A Notes, Class B Notes, Class C Notes or Class D Notes Outstanding, on any Class E Note, (v) if there are no Class A Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes Outstanding, on any Class F Note, (vi) if there are no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes Outstanding, on any Class G Note, (vii) if there are no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes or Class G Notes Outstanding, on any Class H Note, (viii) if there are no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes or Class H Notes Outstanding, on any Class J Note, (ix) if there are no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes, Class H Notes or Class J Notes Outstanding, on any Class K Note, (x) if there are no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes, Class H Notes, Class J Notes or Class K Notes Outstanding, on any Class L Note, and (2) a default in the payment of the Class A-1R Commitment Fee or the Class A-2R Commitment Fee, in each case, which default continues for a period of three Business Days (or, in the case of a failure to make such payment resulting solely from an administrative error or omission by the Trustee, the Company Administrator, any Paying Agent or the Note Registrar, five Business Days);

(b) a default in the payment of principal of any Note at the Rated Final Maturity or Redemption Date or in the case of a failure to make such payment resulting solely from an administrative error or omission by the Trustee, any Paying Agent or the Note Registrar, which continues for a period of five Business Days;

(c) the failure on any Payment Date to disburse amounts (other than a default in payment described in clauses (a) or (b) above) available in the Interest Collection Account or Principal Collection Account in accordance with the Priority of Payments set forth under Section 11.1(a), which failure continues for a period of three Business Days (or, in the case of a failure to make such payment resulting solely from an administrative error or omission by the Trustee, any Paying Agent or the Note Registrar, which failure continues for a period of five Business Days);

(d) either the Issuer, the Co-Issuer or the Collateral becomes an “investment company” required to be registered under the Investment Company Act;

(e) a default in any material respect in the performance, or breach, of any other covenant or other agreement (it being understood that a failure to satisfy any Collateral Quality Test, any Coverage Test or any of the Reinvestment Criteria or a breach of any representation or warranty by the Issuer related to the Collateral Interests is not a default or breach) of the Issuer or the Co-Issuer hereunder or any representation or warranty of the Issuer or the Co-Issuer made in this Indenture or in any certificate or other writing delivered pursuant hereto or in connection herewith proves to be incorrect in any material respect when made, which has a material adverse effect on any Noteholder and the continuation of such default or breach for a period of 30 days (or, if such default or breach has an adverse effect on the validity, perfection or priority of the security interest granted hereunder, 15 days) after any of the Issuer, the Co-Issuer or the Collateral Manager has actual knowledge thereof or after notice thereof to the Issuer, the Co-Issuer and the Collateral Manager by the Trustee or to the Issuer, the Co-Issuer, the Collateral Manager and the Trustee by the Controlling Class or, if MBIA is no longer the Controlling Class, the Holders of at least 25% in Aggregate Outstanding Amount (excluding any Class C Capitalized Interest, Class D Capitalized Interest, Class E Capitalized Interest, Class F Capitalized Interest, Class G Capitalized Interest, Class H Capitalized Interest, Class J Capitalized Interest, Class K Capitalized Interest and Class L Capitalized Interest, as the case may be) of each Class of Notes (voting as a separate Class); provided that a default in the performance by the Issuer of the obligations imposed on it by this Indenture in connection with the entry into a replacement Hedge Agreement upon the early termination of the Hedge Agreement shall not be an Event of Default if the Rating Agency Condition has been satisfied and consent of the Controlling Class has been obtained;

(f) one or more final judgments being rendered against the Issuer or the Co-Issuer which exceed, in the aggregate, U.S.$1,000,000 (or such lesser amount as each Rating Agency may specify) and which remain unstayed, undischarged and unsatisfied for 30 days after such judgment(s) becomes nonappealable, unless adequate funds have been reserved or set aside for the payment thereof, and unless (except as otherwise specified in writing by each Rating Agency) the Rating Agency Condition shall have been satisfied and consent of the Controlling Class has been obtained;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) winding up, liquidation, reorganization or other relief in respect of the

Issuer or the Co-Issuer or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or the Co-Issuer or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days; or an order or decree approving or ordering any of the foregoing shall be entered; or the Issuer or its assets shall become subject to any event that, under the applicable laws of the Cayman Islands, has an analogous effect to any of the foregoing;

(h) the Issuer or the Co-Issuer shall (i) voluntarily commence any proceeding or file any petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 5.1(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or the Co-Issuer or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or the Issuer shall cause or become subject to any event with respect to the Issuer that, under the applicable laws of the Cayman Islands, has an analogous effect to any of the foregoing;

(i) the Issuer is not treated as a Qualified REIT Subsidiary (and the Issuer has not previously received an opinion of a nationally recognized tax counsel experienced in such matters opining that the Issuer will be treated as a foreign corporation that will not be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes), unless (A) the Issuer has received an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters to the effect that, notwithstanding the Issuer’s loss of Qualified REIT Subsidiary status, the Issuer is not, and has not been, an association (or publicly traded partnership) taxable as a corporation, and will not be treated as a foreign corporation engaged in a trade or business in the United States for U.S. federal income tax purposes, payments of interest on the Collateral Interests will not be subject to withholding or other taxes, fees or assessments in an amount that would give rise to a Tax Event that satisfies the Tax Materiality Condition, and the holders of the Notes are not otherwise materially adversely affected by the loss of Qualified REIT Subsidiary status, (B) on or before the Determination Date related to each Payment Date after the Issuer is not treated as a Qualified REIT Subsidiary, the Issuer receives an amount from the Junior Noteholders sufficient to discharge in full the amounts (including any resulting taxes) and expenses of the Issuer that are caused by the Issuer not being treated as a Qualified REIT Subsidiary and are due on or before the Payment Date following such Determination Date or (C) all Classes of the Notes are subject to a Tax Redemption announced by the Issuer in compliance with the Indenture, and such redemption has not been rescinded; or

(j) so long as MBIA is the Controlling Class, the Class A/B Par Value Ratio is less than 78.0% on any Measurement Date.

Upon becoming aware of the occurrence of an Event of Default, the Issuer, shall promptly notify in writing the Trustee, the Collateral Manager, the Noteholders, the Income

Noteholders, each Rating Agency, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty and, for so long as any Notes are listed on the Cayman Islands Stock Exchange, the Cayman Islands Stock Exchange. If the Collateral Manager has actual knowledge of the occurrence of an Event of Default, the Collateral Manager shall promptly notify, in writing, the Trustee. Upon such notification from the Collateral Manager, the Trustee shall promptly notify in writing the Noteholders, each Rating Agency, each Hedge Counterparty and each Synthetic Asset Counterparty of the occurrence of such Event of Default.

Section 5.2 Acceleration of Maturity; Rescission and Annulment.

(a) If an Event of Default shall occur and be continuing (other than the Events of Default specified in Section 5.1(g) or Section 5.1(h)), the Trustee may (and shall (1) in the case of an Event of Default described in Section 5.1(j) above, at the direction of the Controlling Class or, if MBIA is no longer the Controlling Class, the holders of more than 50% of the Aggregate Outstanding Amount of the Senior Class A Notes (excluding Collateral Manager Notes) and (2) in the case of any other Event of Default, at the direction of the Controlling Class or, if MBIA is no longer the Controlling Class, the holders of more than 50% of the Aggregate Outstanding Amount of each Class of Notes (voting as a separate Class) (excluding any Collateral Manager Notes)) declare the principal of and accrued and unpaid interest on all the Notes to be immediately due and payable (and any such acceleration shall automatically terminate the Reinvestment Period). If an Event of Default described in Section 5.1(g) or Section 5.1(h) above occurs, such an acceleration shall occur automatically and without any further action. If the Notes are accelerated, payments shall be made in the order and priority set forth in Section 11.1(a) hereof.

(b) If an Event of Default occurs and is continuing, prior to acceleration of the Notes, no Class A-1R Draw or Class A-2R Draw may be made except with respect to Class A-1R Draws and Class A-2R Draws to be applied to fund Future Advance Amounts related to Delayed Draw Term Loans; however, if an Event of Default described in Section 5.1(g) or Section 5.1(h) above occurs, the undrawn Class AR Commitments will terminate automatically without need for further action.

(c) If the Notes are accelerated following any other Event of Default, the Collateral Manager will draw on the Class AR Notes, in an amount equal to the Aggregate Class AR Undrawn Amount, and will deposit such amount into the Delayed Funding Obligations Account and/or the Collection Account as described herein. Immediately following such draw, the Class AR Commitments will terminate.

(d) At any time after such a declaration of acceleration of Maturity of the Notes has been made and before a judgment or decree for payment of the Money due has been obtained by the Trustee as hereinafter provided in this Article 5, a Majority of each Class of Notes (voting as a separate Class), by written notice to the Issuer and the Co-Issuer, the Trustee, each Hedge Counterparty and each Synthetic Asset Counterparty, may rescind and annul such declaration and its consequences if:

(i) the Issuer or the Co-Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all unpaid installments of interest (including, for the avoidance of doubt, any Defaulted Interest Amounts) on and principal of the Notes that would be due and payable hereunder if the Event of Default giving rise to such acceleration had not occurred;

(B) to the extent that payment of such interest is lawful, interest on the Class C Capitalized Interest at the Class C Rate, interest on the Class D Capitalized Interest at the Class D Rate, interest on the Class E Capitalized Interest at the Class E Rate, interest on the Class F Capitalized Interest at the Class F Rate, interest on the Class G Capitalized Interest at the Class G Rate, interest on the Class H Capitalized Interest at the Class H Rate, interest on the Class J Capitalized Interest at the Class J Rate, interest on the Class K Capitalized Interest at the Class K Rate, and interest on the Class L Capitalized Interest at the Class L Rate;

(C) all unpaid taxes of the Issuer and the Co-Issuer, Company Administrative Expenses and other sums paid or advanced by or otherwise due and payable to the Trustee hereunder;

(D) with respect to the Upfront Swap Agreement and each Hedge Agreement, any amount then due and payable thereunder;

(E) with respect to each Synthetic Asset, any amount then due and payable thereunder;

(F) with respect to the Advancing Agent and the Backup Advancing Agent, any amount due and payable for unreimbursed Interest Advances and Reimbursement Interest;

(G) with respect to the Collateral Manager, any amount due and payable for unreimbursed Cure Advances;

(H) with respect to the Collateral Management Agreement, any Senior Collateral Management Fee, any Subordinate Collateral Management Fee and any Company Administrative Expense then due and payable to the Collateral Manager thereunder; and

(ii) the Trustee has determined that all Events of Default of which it has actual knowledge, other than the non-payment of the interest and principal on the Notes that have become due solely by such acceleration, have been cured and a Majority of the Controlling Class, by written notice to the Trustee, the Upfront Swap Counterparty and each Hedge Counterparty, has agreed with such determination (which agreement shall not be unreasonably withheld or delayed) or waived as provided in Section 5.14.

At any such time that the Trustee shall rescind and annul such declaration and its consequences as permitted hereinabove, the Trustee shall preserve the Collateral in accordance with the provisions of Section 5.5; provided, however, that, if such preservation of the Collateral is rescinded pursuant to Section 5.5, the Notes may be accelerated pursuant to the first paragraph of this Section 5.2, notwithstanding any previous rescission and annulment of a declaration of acceleration pursuant to this paragraph.

No such rescission shall affect any subsequent Default or impair any right consequent thereon. In addition, no such rescission shall affect any Hedge Agreement or any Synthetic Asset if it has been terminated in accordance with its terms; provided, however, that any Hedge Agreement and any Synthetic Asset existing on or after such acceleration may not be terminated in connection with an acceleration of the Notes by the Issuer unless and until liquidation of the Collateral has commenced and annulment of such acceleration may no longer be effected.

(e) Subject to Sections 5.4 and 5.5, the Controlling Class or, if MBIA is no longer the Controlling Class, a Majority of the Controlling Class shall have the right to direct the Trustee in the conduct of any Proceedings for any remedy available to the Trustee; provided that (i) such direction will not conflict with any rule of law or this Indenture; (ii) the Trustee may take any other action not inconsistent with such direction; (iii) the Trustee has been provided with an indemnity or reasonable security satisfactory to it (and the Trustee need not take any action that it determines might involve it in liability unless it has received such indemnity or security against such liability); and (iv) any direction to undertake a sale of the Collateral may be made only as described in Section 5.17. The Trustee shall provide written notice of the receipt of such direction to each Hedge Counterparty and each Synthetic Asset Counterparty promptly after receipt thereof.

(f) As security for the payment by the Issuer of the compensation and expenses of the Trustee and any sums the Trustee may be entitled to receive as indemnification by the Issuer, the Issuer hereby grants the Trustee a lien on the Collateral, which lien is senior to the lien of the Noteholders. The Trustee’s lien shall be subject to the Priority of Payments and exercisable by the Trustee only if the Notes have been declared due and payable following an Event of Default and such acceleration has not been rescinded or annulled.

(g) A Majority of each Class of Notes (each voting as a separate Class), may, prior to the time a judgment or decree for the payment of money due has been obtained by the Trustee, waive any past Default on behalf of the Holders of all the Notes and its consequences in accordance with Section 5.14; provided, that the Controlling Class alone shall have the right to waive an Event of Default described in Section 5.1(j).

(h) In determining whether the Holders of the requisite percentage of Notes have given any direction, notice or consent hereunder, (i) Notes owned by the Issuer, the Co-Issuer or any Affiliate thereof shall be disregarded and deemed not to be Outstanding and (ii) in relation to the removal of the Collateral Manager for “cause” under the Collateral Management Agreement, the Collateral Manager Notes shall be disregarded and deemed not to be Outstanding. The Collateral Manager and its Affiliates shall be entitled to vote Notes held by them, and by accounts managed by them, with respect to all other matters other than those described in clause (ii).

Section 5.3 Collection of Indebtedness and Suits for Enforcement by Trustee.

The Issuer covenants that if a Default shall occur in respect of the payment of any interest on any Class A Note, the payment of principal on any Class A Note (but only after interest with respect to the Class A Notes, the Class AR Commitment Fees and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class B Note (but only after interest with respect to the Class A Notes, the Class AR Commitment Fees and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class B Note (but only after interest and principal with respect to the Class A Notes, the Class AR Commitment Fees and interest with respect to the Class B Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class C Note (but only after interest with respect to the Class A Notes and the Class B Notes, the Class AR Commitment Fees and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class C Note (but only after interest and principal with respect to the Class A Notes and the Class B Notes, the Class AR Commitment Fees, interest with respect to the Class C Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class D Note (but only after interest with respect to the Class A Notes, interest with respect to the Class B Notes and the Class C Notes, the Class AR Commitment Fees and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full) or the payment of principal on any Class D Note (but only after interest and principal with respect to the Class A Notes, the Class AR Commitment Fees, interest and principal with respect to the Class B Notes and the Class C Notes and interest with respect to the Class D Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class E Note (but only after interest with respect to the Class A Notes, the Class AR Commitment Fees, interest with respect to the Class B Notes, the Class C Notes and the Class D Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class E Note (but only after interest and principal with respect to the Class A Notes, the Class AR Commitment Fees, interest and principal with respect to the Class B Notes, the Class C Notes and the Class D Notes and interest with respect to the Class E Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class F Note (but only after interest with respect to the Class A Notes, the Class AR Commitment Fees, interest with respect to the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class F Note (but only after interest and principal with respect to the Class A Notes, the Class AR Commitment Fees, interest and principal with respect to the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes and interest with respect to the Class F Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class G Note (but only after interest with respect to the Class A Notes, the Class AR Commitment Fees, interest with respect to the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class G Note (but only after interest and principal with respect to the Class A Notes, the Class AR Commitment Fees, interest and principal with respect to the Class B Notes, the Class C

Notes, the Class D Notes, the Class E Notes and the Class F Notes and interest with respect to the Class G Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class H Note (but only after interest with respect to the Class A Notes, the Class AR Commitment Fees, interest with respect to the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class H Note (but only after interest and principal with respect to the Class A Notes, the Class AR Commitment Fees, interest and principal with respect to the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes and interest with respect to the Class H Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class J Note (but only after interest with respect to the Class A Notes, the Class AR Commitment Fees, interest with respect to the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class J Note (but only after interest and principal with respect to the Class A Notes, the Class AR Commitment Fees, interest and principal with respect to the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes and interest with respect to the Class J Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class K Note (but only after interest with respect to the Class A Notes, the Class AR Commitment Fees, interest with respect to the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class K Note (but only after interest and principal with respect to the Class A Notes, the Class AR Commitment Fees, interest and principal with respect to the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes and interest with respect to the Class K Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class L Note (but only after interest with respect to the Class A Notes, the Class AR Commitment Fees, interest with respect to the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full) or the payment of principal on any Class L Note (but only after interest and principal with respect to the Class A Notes, the Class AR Commitment Fees, interest and principal with respect to the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and interest with respect to the Class L Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full) the Issuer and Co-Issuer shall, upon demand of the Trustee, any other Secured Party or any affected Noteholder, pay to the Trustee, for the benefit of such Secured Party or the Holder of such Note, the whole amount, if any, then due and payable on such Note for principal and interest or other payment with interest on the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable interest rate and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and such Noteholder and other Secured Party and their respective agents and counsel.

If the Issuer or the Co-Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer and the Co-Issuer or any other obligor upon the Notes and collect the Monies adjudged or decreed to be payable in the manner provided by law out of the Collateral.

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Trustee shall deem most effectual (if no direction by a Majority of the Controlling Class is received by the Trustee), or the Trustee shall proceed to protect and enforce its rights and the rights of the Noteholders by such Proceedings as the Trustee may be directed by Majority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.

In case where (x) there shall be pending Proceedings relative to the Issuer, the Co-Issuer or any other obligor upon the Notes under the Bankruptcy Code, the Bankruptcy Law (1997 Revision) of the Cayman Islands, the Companies Law (2004 Revision) of the Cayman Islands or any other applicable bankruptcy, insolvency or other similar law, (y) a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or the Co-Issuer, or their respective property or such other obligor or its property, or (z) there shall be any other comparable Proceedings relative to the Issuer, the Co-Issuer or any other obligor upon the Notes, or the creditors or property of the Issuer, the Co-Issuer, any other obligor upon the Notes or the Trustee, regardless of whether the principal of any Notes shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Noteholders allowed in any Proceedings relative to the Issuer, the Co-Issuer or other obligor upon the Notes or to the creditors or property of the Issuer, the Co-Issuer or such other obligor;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders of the Notes upon the direction of such Holders, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or Person performing similar functions in comparable Proceedings; and

(c) to collect and receive any Monies or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Noteholders and of the Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Noteholders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Noteholders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of its own negligence, willful misconduct or bad faith.

Nothing herein contained shall be deemed to authorize the Trustee to authorize, consent to, vote for, accept or adopt, on behalf of any Noteholder or other Secured Party, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person.

All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes or the production thereof in any trial or other Proceedings relative thereto, and any action or Proceedings instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, shall be applied as set forth in Section 5.7.

In any Proceedings brought by the Trustee on behalf of the Holders, the Trustee shall be held to represent all the Holders of the Notes.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Collateral or institute Proceedings in furtherance thereof pursuant to this Section 5.3 unless the conditions specified in Section 5.5(a) are met.

Section 5.4 Remedies.

(a) If an Event of Default shall have occurred and be continuing, and the Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Issuer and the Co-Issuer agree that the Trustee may, after notice to the Noteholders, each Hedge Counterparty, the Upfront Swap Counterparty and each Synthetic Asset Counterparty, and shall, upon direction by a Majority of the Controlling Class, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i) institute Proceedings for the collection of all amounts then payable on the Notes or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Collateral any Monies adjudged due;

(ii) sell all or a portion of the Collateral or rights of interest therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 hereof;

(iii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Collateral;

(iv) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Secured Parties hereunder; and

(v) exercise any other rights and remedies that may be available at law or in equity;

provided, however, that the Trustee may not sell or liquidate the Collateral or institute Proceedings in furtherance thereof pursuant to this Section 5.4 unless any of the conditions specified in Section 5.5(a) is met. The Trustee shall send notice (which may be by electronic mail) to each of the other Secured Parties of any proposed sale or liquidation of the Collateral together with a brief description thereof.

The Trustee may, but need not, obtain and rely upon an opinion of an Independent investment banking firm of national reputation with demonstrated capabilities in structuring and distributing notes or certificates similar to the Notes, the cost of which shall be paid by the Issuer as a Company Administrative Expense, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Collateral to make the required payments of principal of and interest on the Notes and other amounts payable hereunder, which opinion shall be conclusive evidence as to such feasibility or sufficiency.

(b) If an Event of Default as described in Section 5.1(e) hereof shall have occurred and be continuing, the Trustee may, and at the request of the Controlling Class or, if MBIA is no longer the Controlling Class, the Holders of not less than 25% of the Aggregate Outstanding Amount of the Controlling Class shall, institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c) Upon any Sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, any Noteholder or Noteholders or Income Noteholder or Income Noteholders or the Collateral Manager or any of its Affiliates may bid for and purchase the Collateral or any part thereof and, upon compliance with the terms of such Sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability; and any purchaser at any such Sale may, in paying the purchase Money, turn in any of the Notes in lieu of Cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Notes so turned in by such Holder (taking into account the Class of such Notes). Such Notes, in case the amounts so payable thereon shall be less than the amount due thereon, shall be returned to the Holders thereof after proper notation has been made thereon to show partial payment.

Upon any Sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, the receipt of the Trustee or of the Officer making a sale under judicial proceedings shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such Sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall bind the Issuer, the Co-Issuer, the Trustee, the Noteholders and the Income Noteholders, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d) Notwithstanding any other provision of this Indenture or any other Transaction Document, neither the Trustee, the Advancing Agent, nor any other Secured Party, any other party to any Transaction Document or third party beneficiary of this Indenture may petition or join any petition for the bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under Cayman Islands, United States federal or State bankruptcy or similar laws of the Issuer or the Co-Issuer before one year and one day, or if longer, the applicable preference period then in effect, have elapsed since the final payments of the Holders of the Notes. Nothing in this Section 5.4 shall preclude, or be deemed to stop, the Trustee or any other Secured Party or any other party to any Transaction Document (i) from taking any action prior to the expiration of the aforementioned one year and one day period or, if longer, the applicable preference period then in effect (including any period established pursuant to the laws the Cayman Islands), in (A) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Trustee or any other Secured Party or any other party to any Transaction Document, or (ii) from commencing against the Issuer or the Co-Issuer or any of their respective properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

Section 5.5 Preservation of Collateral.

(a) Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and be continuing when any of the Notes are Outstanding, the Trustee shall retain the Collateral securing the Notes intact, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Collateral and the Notes in accordance with the Priority of Payments and the provisions of Articles 10, 12 and 13 unless:

(i) the Trustee, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due and unpaid on the Notes (including Class AR Commitment Fees), Company Administrative Expenses due and payable pursuant to clauses (3) and (42) of Section 11.1(a)(i) and clauses (1) and (23) of Section 11.1(a)(ii), the Senior Collateral Management Fees due and payable pursuant to clause (4) of Section 11.1(a)(i), the Subordinate Collateral Management Fees due and payable pursuant to clause (43) of Section 11.1(a)(i), any amounts due and unpaid to each Hedge Counterparty and the Upfront Swap Counterparty, including without limitation, any payments (however described) due and payable by the Issuer under each Hedge Agreement and the Upfront Swap Agreement upon a termination of such Hedge Agreement and the Upfront Swap Agreement (including any interest that may accrue thereon), any amounts due and unpaid to any Synthetic Asset, including without limitation, any payments due and payable by the Issuer under such Synthetic Asset upon a termination of such Synthetic Asset (including any interest that may accrue thereon), amounts due and payable to the Advancing Agent and the Trustee, in its capacity as Backup Advancing Agent, in respect of unreimbursed Interest Advances and Reimbursement Interest, and amounts due and payable to the Collateral Manager in respect of unreimbursed Cure Advances, and the Controlling Class agrees with such determination; or

(ii) the Holders of 66 2/3% of the Aggregate Outstanding Amount of each Class of Notes (each voting as a separate Class) (and each Hedge Counterparty, unless each shall be paid in full the amounts due and unpaid, including, without limitation, any payments (however described) due and payable by the Issuer under each Hedge Agreement upon a termination of such Hedge Agreement (including any interest that may accrue thereon), the Upfront Swap Counterparty, unless it shall be paid in full the amounts due and unpaid, including, without limitation, any payments due and payable by the Issuer under the Upfront Swap Agreement upon a termination of the Upfront Swap Agreement (including any interest that may accrue thereon) and any Synthetic Asset Counterparty, unless it shall be paid in full the amounts due and unpaid, including, without limitation, any payments due and payable by the Issuer under such Synthetic Asset upon a termination of such Synthetic Asset (including any interest that may accrue thereon)), direct, subject to the provisions of this Indenture, the sale and liquidation of the Collateral; or

(iii) so long as MBIA or the Senior Class A Notes are the Controlling Class, if the Event of Default that has occurred and is continuing is an Event of Default specified in clause (a), (b) or (j) of the definition thereof, the Controlling Class or, if MBIA is no longer the Controlling Class, the holders of more than 50% of the Aggregate Outstanding Amount of the Senior Class A Notes (and each Hedge Counterparty, unless each shall be paid in full the amounts due and unpaid, including, without limitation, any payments (however described) due and payable by the Issuer under each Hedge Agreement upon a termination of such Hedge Agreement (including any interest that may accrue thereon), the Upfront Swap Counterparty, unless it shall be paid in full the amounts due and unpaid, including, without limitation, any payments (however described) due and payable by the Issuer under the Upfront Swap Agreement upon a termination of the Upfront Swap Agreement (including any interest that may accrue thereon) and any Synthetic Asset Counterparty, unless it shall be paid in full the amounts due and unpaid, including, without limitation, any payments due and payable by the Issuer under such Synthetic

Asset upon a termination of such Synthetic Asset (including any interest that may accrue thereon)), direct, subject to the provisions of this Indenture, the sale and liquidation of the Collateral.

If any of (i), (ii) or (iii) is satisfied, the Trustee shall liquidate the Collateral and terminate each Hedge Agreement and each Synthetic Asset and, on the second Business Day following the Business Day on which the Trustee notifies the Issuer, the Collateral Manager, each Hedge Counterparty, each Synthetic Asset Counterparty, the Upfront Swap Counterparty, MBIA and each Rating Agency that such liquidation and termination is completed, apply the proceeds thereof in accordance with the Priority of Payments.

If the Collateral is not liquidated pursuant to the above provisions, the Trustee shall give written notice of the retention of the Collateral to the Issuer, the Co-Issuer, the Collateral Manager, the Upfront Swap Counterparty, MBIA, each Hedge Counterparty and each Synthetic Asset Counterparty and the Rating Agencies. So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) may be rescinded at any time when the conditions specified in clause (i), (ii) or (iii) above exist.

(b) Nothing contained in Section 5.5(a) shall be construed to require the Trustee to sell the Collateral securing the Notes if the conditions set forth in Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Collateral securing the Notes if prohibited by applicable law.

(c) In determining whether the condition specified in Section 5.5(a)(i) exists, the Collateral Manager shall obtain bid prices with respect to each Pledged Collateral Interest from two dealers (Independent of the Collateral Manager and any of its Affiliates) at the time making a market in such Pledged Collateral Interests (or, if there is only one market maker, then the Collateral Manager shall obtain a bid price from that market maker or, if no market maker, from a pricing service). The Collateral Manager shall compute the anticipated proceeds of sale or liquidation on the basis of the lowest of such bid prices for each such Pledged Collateral Interest. For the purposes of determining issues relating to the Market Value of the Pledged Collateral Interest and the execution of a sale or other liquidation thereof, the Trustee may, but need not, retain at the expense of the Issuer and rely on an opinion of an Independent investment banking firm of national reputation in connection with a determination (notwithstanding that such opinion will not be the basis for such determination) as to whether the condition specified in Section 5.5(a)(i) exists.

The Trustee shall promptly deliver to the Noteholders, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty a report stating the results of any determination required to be made pursuant to Section 5.5(a)(i). The Trustee shall make the determinations required by Section 5.5(a)(i) within 30 days after an Event of Default if requested by a Majority of the Controlling Class.

(d) If an Event of Default shall have occurred and be continuing at a time when no Notes are Outstanding and all amounts due and unpaid under the Upfront Swap Counterparty, each Hedge Agreement and each Synthetic Asset have been paid in full, the Trustee shall retain the Collateral securing the Notes intact, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Collateral and the Notes in accordance with the Priority of Payments and the provisions of Article 10 and Article 12 unless a Majority of the Income Noteholders direct the sale and liquidation of the Collateral.

Section 5.6 Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under this Indenture or under any of the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust. Any recovery of judgment in respect of the Notes shall be applied as set forth in Section 5.7 hereof.

In any Proceedings brought by the Trustee (and any Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), in respect of the Notes, the Trustee shall be held to represent all the Holders of the Notes.

Section 5.7 Application of Money Collected.

Any Money collected by the Trustee with respect to the Notes pursuant to this Article 5 and any Money that may then be held or thereafter received by the Trustee with respect to the Notes hereunder shall be applied subject to Section 13.1 hereof and in accordance with the Priority of Payments set forth in Section 11.1 hereof, at the date or dates fixed by the Trustee.

Section 5.8 Limitation on Suits.

No Holder of any Notes shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given to the Trustee written notice of an Event of Default;

(b) except as otherwise provided in Section 5.9 hereof, the Controlling Class or, if MBIA is no longer the Controlling Class, the Holders of at least 25% of the then Aggregate Outstanding Amount of the Controlling Class shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder and such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(c) the Trustee for 30 days after its receipt of such notice, request and offer of indemnity has failed to institute any such Proceeding; and

(d) no direction inconsistent with such written request has been given to the Trustee during such 30 day period by the Controlling Class or, if MBIA is no longer the Controlling Class, a Majority of the Controlling Class; it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Notes of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class subject to and in accordance with Section 13.1 hereof and the Priority of Payments.

In the event the Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, the Trustee in its sole discretion may determine what action, if any, shall be taken, notwithstanding any other provisions of this Indenture.

Section 5.9 Unconditional Rights of Noteholders to Receive Principal and Interest.

Notwithstanding any other provision in this Indenture (except for Section 2.7(m) and 2.7(u)), the Holder of any Class of Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Class of Note as such principal, interest and other amounts become due and payable in accordance with the Priority of Payments and Section 13.1, and, subject to the provisions of Section 5.4(d) and Section 5.8 to institute Proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder; provided, however, that the right of such Holder to institute proceedings for the enforcement of any such payment shall not be subject to the 25% threshold requirement set forth in Section 5.8(b).

Section 5.10 Restoration of Rights and Remedies.

If the Trustee, any Secured Party or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, to such Secured Party or to such Noteholder, then and in every such case the Issuer, the Co-Issuer, the Trustee, any Secured Party and the Noteholder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee, any Secured Party and the Noteholders shall continue as though no such Proceeding had been instituted.

Section 5.11 Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Trustee, to any Secured Party or to the Noteholders, is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12 Delay or Omission Not Waiver.

No delay or omission of the Trustee, of any Secured Party or of any Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or a waiver of a subsequent Event of Default. Every right and remedy given by this Article 5 or by law to the Trustee, to any Secured Party or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, by any Secured Party or by the Noteholders, as the case may be.

Section 5.13 Control by the Controlling Class.

Notwithstanding any other provision of this Indenture, if an Event of Default shall have occurred and be continuing when any of the Notes are Outstanding, a Majority of the Controlling Class shall have the right to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee for exercising any trust, right, remedy or power conferred on the Trustee in respect of the Notes; provided that:

(a) such direction shall not conflict with any rule of law or with this Indenture;

(b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided, however, that, subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability (unless the Trustee has received satisfactory indemnity against such liability as set forth below);

(c) the Trustee shall have been provided with indemnity satisfactory to it; and

(d) any direction to the Trustee to undertake a Sale of the Collateral shall be by the Holders of Notes secured thereby representing a Majority of the Aggregate Outstanding Amount of each Class of Notes.

Section 5.14 Waiver of Past Defaults.

Prior to the time a judgment or decree for payment of the Money due has been obtained by the Trustee, as provided in this Article 5, a Majority of each and every Class of Notes (each voting as a separate Class) may on behalf of the Holders of all the Notes waive any past Default in respect of the Notes and its consequences, except a Default:

(a) in the payment of principal of any Note;

(b) in the payment of interest in respect of the Controlling Class;

(c) in respect of a covenant or provision hereof that under Section 8.2 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note adversely affected thereby; or

(d) in respect of any covenant or provision hereof for the individual protection or benefit of the Trustee, the Hedge Counterparty or the Upfront Swap Counterparty (without the Trustee’s, the Hedge Counterparty’s or the Upfront Swap Counterparty’s express written consent thereto).

Notwithstanding the foregoing, the Controlling Class alone shall have the right to waive an Event of Default described in Section 5.1(j).

In the case of any such waiver, the Issuer, the Co-Issuer, the Trustee, and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto. The Trustee shall promptly give written notice of any such waiver to the Collateral Manager, each Noteholder, MBIA, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 5.15 Undertaking for Costs.

All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Noteholder, or group of Noteholders, holding in the aggregate more than 10% of the Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Noteholder for the enforcement of the payment of the principal of or interest on any Note or any other amount payable hereunder on or after the Rated Final Maturity (or, in the case of redemption, on or after the applicable Redemption Date).

Section 5.16 Waiver of Stay or Extension Laws.

Each of the Issuer and the Co-Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including but not limited to filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Indenture; and each of the Issuer and the Co-Issuer (to the extent that it may lawfully do so)

hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 5.17 Sale of Collateral.

(a) The power to effect any sale (a “Sale”) of any portion of the Collateral pursuant to Sections 5.4 and 5.5 hereof shall not be exhausted by any one or more Sales as to any portion of such Collateral remaining unsold, but shall continue unimpaired until all amounts secured by the Collateral shall have been paid or if there are insufficient proceeds to pay such amount until the entire Collateral shall have been sold. The Trustee may upon notice to the Noteholders, each Hedge Counterparty and each Synthetic Asset Counterparty, and shall, upon direction of a Majority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale; provided, however, that if the Sale is rescheduled for a date more than three Business Days after the date of the determination by the Trustee or an Independent investment banking firm of national reputation selected by the Trustee, pursuant to Section 5.5 hereof, such Sale shall not occur unless and until the Trustee has again made the determination required by Section 5.5 hereof. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Trustee shall be authorized to deduct the reasonable costs, charges and expenses incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7 hereof.

(b) The Trustee may bid for and acquire any portion of the Collateral in connection with a public Sale thereof, and may pay all or part of the purchase price by crediting against amounts owing on the Notes or other amounts secured by the Collateral, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7 hereof. The Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c) If any portion of the Collateral consists of securities issued without registration under the Securities Act (“Unregistered Securities”), the Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of a Majority of the Controlling Class, seek a no action position from the SEC or any other relevant federal or State regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities. In no event shall the Trustee be required to register Unregistered Securities under the Securities Act.

(d) The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Collateral in connection with a Sale thereof. In addition, the Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Collateral in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a Sale shall be bound to ascertain the Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Monies.

(e) In the event of any Sale of the Collateral pursuant to Section 5.4 or Section 5.5, payments shall be made in the order and priority set forth in Section 11.1(a) in the same manner as if the Notes had been accelerated.

Section 5.18 Action on the Notes.

The Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Trustee, any Secured Parties or the Noteholders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or the Co-Issuer or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the assets of the Issuer or the Co-Issuer.

Section 5.19 Redemption of Income Notes upon full Redemption of Notes

On any date on or after the Notes are retired or redeemed in full and all amounts due and unpaid under each Hedge Agreement and each Synthetic Asset have been paid in full, the Income Notes will be redeemed at their Redemption Price at the direction of a Majority of the Holders of the Income Notes (which direction may be given in connection with a direction to conduct a redemption of the Notes or at any time after the Notes have been redeemed or repaid in full).

ARTICLE 6

THE TRUSTEE

Section 6.1 Certain Duties and Responsibilities.

(a) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of manifest error, or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s Certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the other Secured Parties and the Noteholders.

(b) In case an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from a Majority of the Controlling Class (or other Noteholders to the extent provided in Article 5 hereof), exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) If, in performing its duties under this Indenture, the Trustee is required to decide between alternative courses of action, the Trustee may request written instructions from the Collateral Manager as to courses of action desired by it. If the Trustee does not receive such instructions within two Business Days after it has requested them, it may, but shall be under no duty to, take or refrain from taking such action. The Trustee shall act in accordance with instructions received after such two-Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions. The Trustee shall be entitled to rely on the advice of legal counsel and Independent accountants in performing its duties hereunder and be deemed to have acted in good faith if it acts in accordance with such advice.

(d) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this subsection shall not be construed to limit the effect of Section 6.1(a);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer in accordance with this Indenture and/or the Controlling Class relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee in respect of any Note or exercising any trust or power conferred upon the Trustee under this Indenture;

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it (if the amount of such funds or risk or liability does not exceed the amount payable to the Trustee pursuant to Section 11.1(a)(i)(3) and Section 11.1(a)(ii)(1) net of the amounts specified in Section 6.7(a)(i), the Trustee shall be deemed to be reasonably assured of such repayment) unless such risk or liability relates to its ordinary services under this Indenture, except where this Indenture provides otherwise; and

(v) the Trustee shall not be liable to the Noteholders for any action taken or omitted by it at the direction of the Issuer, the Co-Issuer, the Collateral Manager, the Controlling Class and/or a Noteholder under circumstances in which such direction is required or permitted by the terms of this Indenture.

(e) For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Event of Default described in Section 5.1(d), 5.1(f), 5.1(g) or 5.1(h) or any Default described in Section 5.1(e) unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default is received by the Trustee at the Corporate Trust Office, and such notice references, as applicable, the Notes generally, the Issuer, the Collateral or this Indenture. For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 6.1.

(f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d) and 6.1(e).

(g) The Trustee shall, upon reasonable prior written notice to the Trustee, permit the Issuer, the Co-Issuer, the Collateral Manager or the Rating Agencies, during the Trustee’s normal business hours, to examine all books of account, records, reports and other papers of the Trustee relating to the Notes, to make copies and extracts therefrom (the reasonable out-of-pocket expenses incurred in making any such copies or extracts to be reimbursed to the Trustee by such Person) and to discuss the Trustee’s actions, as such actions relate to the Trustee’s duties with respect to the Notes, with the Trustee’s officers and employees responsible for carrying out the Trustee’s duties with respect to the Notes.

Section 6.2 Notice of Default.

Promptly (and in no event later than three Business Days) after the occurrence of any Default known to the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2, the Trustee shall transmit by mail to the Collateral Manager, the Cayman Islands Stock Exchange (for so long as any Notes are listed on the Cayman Islands Stock Exchange), the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty and each Rating Agency (for so long as any Class of Notes is Outstanding and rated by such Rating Agency), to all Holders of Notes as their names and addresses appear on the Notes Register, notice of all Defaults hereunder known to the Trustee, unless such Default shall have been cured or waived.

Section 6.3 Certain Rights of Trustee.

Except as otherwise provided in Section 6.1:

(a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Issuer or the Co-Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c) whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate or (ii) be required to determine the value of any item of Collateral or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accountants, investment bankers or other persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;

(d) as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Noteholders pursuant to this Indenture, unless such Noteholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper documents, but the Trustee, in its discretion, may and, upon the written direction of a Majority of the Controlling Class or of a Rating Agency, shall make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed and shall have received indemnification reasonably acceptable to the Trustee, and, the Trustee shall be entitled, on reasonable prior notice to the Issuer, the Co-Issuer and the Collateral Manager, to examine the books and records relating to the Notes and the Collateral, as applicable, at the premises of the Issuer, the Co-Issuer and the Collateral Manager, personally or by agent or attorney during the Issuer’s, the Co-Issuer’s or the Collateral Manager’s normal business hours upon not less than three Business Days’ prior written notice; provided that the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law by any regulatory authority and (ii) to the extent that the Trustee, in its sole judgment, may determine that such disclosure is consistent with its obligations hereunder;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder (except with respect to its duty to make any Interest Advance under the circumstances specified in Section 10.12) either directly or by or through agents or attorneys; provided that the Trustee shall not be responsible for any willful misconduct or negligence on the part of any agent appointed and supervised, or attorney appointed, with due care by it hereunder;

(h) the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably and prudently believes to be authorized or within its rights or powers hereunder;

(i) the Trustee shall not be responsible for the accuracy of the books or records of, or for any acts or omissions of, the Depository, any Transfer Agent (other than the Trustee itself acting in that capacity), Clearstream, Luxembourg, Euroclear, any Calculation Agent (other than the Trustee itself acting in that capacity) or any Paying Agent (other than the Trustee itself acting in that capacity); and

(j) the Trustee shall not be liable for the actions or omissions of the Collateral Manager; and without limiting the foregoing, the Trustee shall not (except to the extent, if at all, otherwise expressly stated in this Indenture) be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by it from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral Interests.

(k) nothing herein shall be construed to impose an obligation on the part of the Trustee to recalculate, evaluate or (absent manifest error) verify any report, certificate or information received from the Issuer or Collateral Manager (unless and except to the extent otherwise expressly set forth herein or upon the request of a Rating Agency or a Majority of the Controlling Class).

(l) the Trustee shall not be responsible or liable for the actions or omissions of, or any inaccuracies in the records of, any non-Affiliated custodian, clearing agency, common depository, Euroclear or Clearstream, Luxembourg or for the acts or omissions of the Collateral Manager or either Co-Issuer.

(m) to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles in the United States in effect from time to time (GAAP), the Trustee shall be entitled to request and receive (and rely upon) instruction from the Issuer or the accountants appointed pursuant to Section 10.6 as to the application of GAAP in such connection, in any instance.

(n) the Trustee shall not be liable to the Noteholders for any action taken or omitted by it at the direction of the Issuer, the Co-Issuer, the Collateral Manager and/or the Holders of the Notes under the circumstances in which such direction is required or permitted by the terms of this Indenture.

Section 6.4 Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Issuer and the Co-Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder), the Collateral or the Notes. The Trustee shall not be accountable for the use or application by the Issuer or the Co-Issuer of the Notes or the proceeds thereof or any Money paid to the Issuer or the Co-Issuer pursuant to the provisions hereof.

Section 6.5 May Hold Notes.

The Trustee, the Paying Agent, the Notes Registrar or any other agent of the Issuer or the Co-Issuer, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer and the Co-Issuer with the same rights it would have if it were not Trustee, Paying Agent, Notes Registrar or such other agent.

Section 6.6 Money Held in Trust.

Money held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any Money received by it hereunder except as otherwise agreed upon with the Issuer and except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Trustee in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.

Section 6.7 Compensation and Reimbursement.

(a) The Issuer agrees:

(i) to pay the Trustee on each Payment Date in accordance with the Priority of Payments and pursuant to the separate fee letter between the Trustee and the Issuer reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii) except as otherwise expressly provided herein, to reimburse the Trustee (subject to any written agreement between the Issuer and the Trustee) in a timely manner upon its request for all reasonable expenses, disbursements and advances (except as otherwise provided herein with respect to Interest Advances) incurred or made by the Trustee in accordance with any provision of this Indenture (including securities transaction charges to the extent not waived due to the Trustee’s receipt of payments from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Section 5.4, 5.5, 10.14 or 10.16 hereof, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith);

(iii) to indemnify the Trustee and its Officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder; and

(iv) to pay the Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection action taken pursuant to Section 6.13 hereof.

(b) The Issuer may remit payment for such fees and expenses to the Trustee or, in the absence thereof, the Trustee may from time to time deduct payment of its fees and expenses hereunder from Monies on deposit in the Payment Account in accordance with the Priority of Payments.

(c) The Trustee in its capacity as Trustee, Paying Agent, Calculation Agent, Transfer Agent, Custodial Securities Intermediary, Backup Advancing Agent and Notes Registrar, hereby agrees not to cause the filing of a petition in bankruptcy against the Issuer or the Co-Issuer until at least one year and one day or, if longer, the applicable preference period then in effect after the payment in full of all Notes issued under this Indenture. This provision shall survive termination of this Indenture.

(d) The Trustee agrees that the payment of all amounts to which it is entitled pursuant to Sections 6.7(a)(i), 6.7(a)(ii), 6.7(a)(iii) and 6.7(a)(iv) shall be subject to the Priority of Payments, shall be payable only to the extent funds are available in accordance with such Priority of Payments, shall be payable solely from the Collateral and following realization of the Collateral, any such claims of the Trustee against the Issuer shall be extinguished. The Trustee will have a lien upon the Collateral to secure the payment of such payments to it in accordance with the Priority of Payments; provided that the Trustee shall not institute any proceeding for enforcement of such lien except in connection with an action taken pursuant to Section 5.3 hereof for enforcement of the lien of this Indenture for the benefit of the Noteholders.

Fees shall be accrued on the actual number of days in the related Interest Accrual Period. The Trustee shall receive amounts pursuant to this Section 6.7 and Section 11.1(a) only to the extent that such payment is made in accordance with the Priority of Payments and the failure to pay such amounts to the Trustee will not, by itself, constitute an Event of Default. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due to it hereunder. No direction by a Majority of the Controlling Class shall affect the right of the Trustee to collect amounts owed to it under this Indenture.

If on any Payment Date when any amount shall be payable to the Trustee pursuant to this Indenture is not paid because there are insufficient funds available for the payment thereof, all or any portion of such amount not so paid shall be deferred and payable on any later Payment Date on which a fee shall be payable and sufficient funds are available therefor in accordance with the Priority of Payments.

Section 6.8 Corporate Trustee Required; Eligibility.

There shall at all times be a Trustee hereunder which shall be a corporation organized and doing business under the laws of the United States of America or of any State thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or State authority, having a rating of at least “A2” by Moody’s and a long-term senior unsecured debt rating of at least “A+” and a short-term debt rating of at least “A-1” by S&P, and a long-term debt rating of at least “A-” by Fitch and a short-term rating of at least “F1” by Fitch (or, if no short-term rating exists, a long-term rating by Fitch of at least “A-”), and having an office within the United States. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 6.

Section 6.9 Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 6 shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10.

(b) The Trustee may resign at any time by giving written notice thereof to the Issuer, the Co-Issuer, the Collateral Manager, each Hedge Counterparty, each Synthetic Asset Counterparty, the Noteholders and each Rating Agency. Upon receiving such notice of resignation, the Issuer and the Co-Issuer shall promptly appoint a successor trustee or trustees by written instrument, in duplicate, executed by an Authorized Officer of the Issuer and an Authorized Officer of the Co-Issuer, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor Trustee or Trustees, together with a copy to each Noteholder, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty and the Collateral Manager; provided that such successor Trustee shall be appointed only upon the written consent of a Majority of the Notes (or if there are no Notes Outstanding, a Majority of the Income Notes) or, at any time when an Event of Default shall have occurred and be continuing or when a successor Trustee has been appointed pursuant to Section 6.10, by Act of a Majority of the Controlling Class. If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee, the Controlling Class of Notes or any Holder of a Note, on behalf of himself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee is subject to removal by act of 66-2/3% of the Holders of the Notes (or if there are no Notes Outstanding, 66-2/3% of the Income Notes).

(d) If at any time:

(i) the Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Issuer, the Co-Issuer, or by any Holder; or

(ii) the Trustee shall become incapable of acting or there shall be instituted any proceeding pursuant to which it could be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (a) the Issuer or the Co-Issuer, by Issuer Order, subject to the written consent of each Hedge Counterparty, the Upfront Swap Counterparty and each Synthetic Asset Counterparty, may remove the Trustee or (b) subject to Section 5.15, a Majority of the Controlling Class or any Holder may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason, the Issuer and the Co-Issuer, by Issuer Order, subject to the written consent of each Hedge Counterparty, each Synthetic Asset Counterparty and the Collateral Manager, shall promptly appoint a successor Trustee. If the Issuer and the Co-Issuer shall fail to appoint a successor Trustee within 60 days after such resignation, removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by Act of a Majority of the Controlling Class delivered to the Issuer, the Co-Issuer, the Collateral Manager and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Issuer and the Co-Issuer. If no successor Trustee shall have been so appointed by the Issuer and the Co-Issuer or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, each Hedge Counterparty, the Upfront Swap Counterparty, each Synthetic Asset Counterparty, the Controlling Class or any Holder may, on behalf of itself or himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Issuer and the Co-Issuer shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first class mail, postage prepaid, to each Rating Agency, each Hedge Counterparty, each Synthetic Asset Counterparty, the Collateral Manager and to the Holders of the Notes as their names and addresses appear in the Notes Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Issuer or the Co-Issuer fail to mail such notice within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Issuer or the Co-Issuer, as the case may be.

Section 6.10 Acceptance of Appointment by Successor.

Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Issuer, the Co-Issuer, each Hedge Counterparty, the Upfront Swap Counterparty, each Synthetic Asset Counterparty, the Collateral Manager and the retiring Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Issuer and the Co-Issuer or a Majority of the Controlling Class or the Collateral Manager or the successor Trustee, such retiring Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and Money held by such retiring Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 6.7(d). Upon request of any such successor Trustee, the Issuer and the Co-Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor shall be qualified and eligible under this Article 6 and (a) such successor shall have long term debt rated within the four highest rating categories by each Rating Agency, and (b) the Rating Agency Condition is satisfied with respect thereto.

Section 6.11 Merger, Conversion, Consolidation or Succession to Business of Trustee.

Any corporation or banking association into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or banking association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article 6, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 6.12 Co-Trustees and Separate Trustee.

At any time or times, including for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Collateral may at the time be located, the Issuer, the Co-Issuer and the Trustee shall have power to appoint, one or more Persons to act as co-trustee jointly with the Trustee of all or any part of the Collateral, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 herein and to make such claims and enforce such rights of action on behalf of the other Secured Parties and the Holders of the Notes as such other Secured Parties and such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

Each of the Issuer and the Co-Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Issuer and the Co-Issuer do not both join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have power to make such appointment.

Should any written instrument from the Issuer or the Co-Issuer be required by any co-trustee, so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer or the Co-Issuer, as the case may be. The Issuer agrees to pay (but only from and to the extent of the Collateral) to the extent funds are available therefor under clauses (3) and (42) of Section 11.1(a)(i), for any reasonable fees and expenses in connection with such appointment.

Every co-trustee, shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a) the Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely by the Trustee;

(b) the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly in the case of the appointment of a co-trustee as shall be provided in the instrument appointing such co-trustee, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by a co-trustee;

(c) the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer and the Co-Issuer evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12, and in case an Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Issuer or the Co-Issuer. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d) no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder;

(e) the Trustee shall not be liable by reason of any act or omission of a co-trustee; and

(f) any Act of Securityholders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.

Section 6.13 Certain Duties of Trustee Related to Delayed Payment of Proceeds.

In the event that in any month the Trustee shall not have received a Scheduled Distribution expected to be received by the Trustee or by the Trustee from the CDO Servicer on the expected remittance date, (a) the Trustee shall promptly notify the Issuer and the Collateral Manager in writing and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Trustee, or the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.2(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.2(a), the Trustee shall request the obligor of such Pledged Obligation, the trustee under the related Underlying Instrument or paying agent designated by either of them, as the case may be, to make such payment as soon as practicable after such request but in no event later than three Business Days after the date of such request. In the event that such payment is not made within such time period, the Trustee, subject to the provisions of Section 6.1(d)(iv), shall take such action as the Collateral Manager reasonably shall direct in writing. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. In the event that the Issuer or the Collateral Manager requests a release of a Pledged Obligation in connection with any such action under the Collateral Management Agreement, such release shall be subject to Section 10.15 and Article 12 of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Pledged Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Collateral.

Section 6.14 Representations and Warranties of the Trustee.

The Trustee represents and warrants that:

(a) the Trustee is a national banking association with trust powers, duly and validly existing under the laws of the United States of America, with corporate power and authority to execute, deliver and perform its obligations under this Indenture, and is duly eligible and qualified to act as trustee under this Indenture;

(b) this Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms except (i) as limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles, regardless of whether considered in a proceeding in equity or at law, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(c) neither the execution or delivery by the Trustee of this Indenture nor the performance by the Trustee of its obligations under this Indenture requires the consent or approval of, the giving of notice to or the registration or filing with, any governmental authority or agency under any existing law of the United States of America governing the banking or trust powers of the Trustee;

(d) neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, (i) is prohibited by, or requires the Trustee to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, or any judgment, order, writ, injunction or decree that is binding upon the Trustee or any of its properties or assets, (ii) will violate the provisions of the Governing Documents of the Trustee or (iii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any material agreement to which the Trustee is a party or by which it or any of its property is bound, the violation of which would have a material adverse effect on the Trustee or its property; and

(e) there are no proceedings pending or, to the best knowledge of the Trustee, threatened against the Trustee before any Federal, state or other governmental agency, authority, administrator or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which could have a material adverse effect on the Pledged Obligations or the performance by the Trustee of its obligations under this Indenture.

Section 6.15 Requests for Consents.

In the event that the Trustee receives written notice of any proposed amendment, consent or waiver under the Underlying Instruments of any Collateral Interest (before or after any default) or in the event any action is required to be taken in respect to an Underlying Instrument, the Trustee shall promptly contact the Issuer and the Collateral Manager. The Collateral Manager may, on behalf of the Issuer, instruct the Trustee pursuant to an Issuer Order to, and the Trustee shall, with respect to which a Collateral Interest as to which a consent or waiver under the Underlying Instruments of such Collateral Interest (before or after any default) has been proposed or with respect to action required to be taken in respect of an Underlying Instrument, give consent, grant a waiver, vote or exercise any or all other rights or remedies with respect to any such Collateral Interest in accordance with such Issuer Order. In the absence of any instruction from the Collateral Manager, the Trustee shall not engage in any vote or take any action with respect to such a Collateral Interest.

Section 6.16 Withholding.

If any amount is required to be deducted or withheld from any payment to any Noteholder, such amount shall reduce the amount otherwise distributable to such Noteholder. The Trustee is hereby authorized to withhold or deduct from amounts otherwise distributable to any Noteholder sufficient funds for the payment of any tax that is legally required to be withheld or deducted (but such authorization shall not prevent the Trustee from contesting any such tax in appropriate proceedings and legally withholding payment of such tax, pending the outcome of such proceedings). The amount of any withholding tax imposed with respect to any Noteholder shall be treated as Cash distributed to such Noteholder at the time it is deducted or withheld by the Issuer or the Trustee, as applicable, and remitted to the appropriate taxing authority. If there is a possibility that withholding tax is payable with respect to a distribution, the Trustee may in its sole discretion withhold such amounts in accordance with this Section 6.16. If any Noteholder wishes to apply for a refund of any such withholding tax, the Trustee shall reasonably cooperate with such Noteholder in making such claim so long as such Noteholder agrees to reimburse the Trustee for any out-of-pocket expenses incurred.

ARTICLE 7

COVENANTS

Section 7.1 Payment of Principal and Interest.

The Issuer and the Co-Issuer shall duly and punctually pay the principal of and interest on each Class of Notes in accordance with the terms of such Notes and this Indenture. Amounts properly withheld under the Code or other applicable law by any Person from a payment to any Noteholder of interest and/or principal shall be considered as having been paid, with respect to the Notes, by the Issuer and the Co-Issuer, and, with respect to the Income Notes, by the Issuer, to such Income Noteholder for all purposes of this Indenture.

The Trustee shall, unless prevented from doing so for reasons beyond its reasonable control, give notice to each Securityholder of any such withholding requirement no later than ten days prior to the related Payment Date from which amounts are required (as directed by the Issuer or the Collateral Manager on behalf of the Issuer) to be withheld; provided that despite the failure of the Trustee to give such notice amounts withheld pursuant to applicable tax laws shall be considered as having been paid by the Issuer and the Co-Issuer, as provided above.

Section 7.2 Maintenance of Office or Agency.

The Issuer and the Co-Issuer hereby appoint the Trustee as a Paying Agent for the payment of principal of and interest on the Notes and where Notes may be surrendered for registration of transfer or exchange and the Issuer and the Co-Issuer hereby appoint the Trustee, as their agent where notices and demands to or upon the Co-Issuer in respect of the Notes or this Indenture, or the Issuer in respect of the Notes or this Indenture, may be served.

The Issuer or the Co-Issuer may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided, however, that the Issuer and the Co-Issuer, if applicable, will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Issuer and the Co-Issuer in respect of the Notes and this Indenture may be served, and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Notes may be presented and surrendered for payment; provided, further, that no paying agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax. The Issuer or the Co-Issuer, as the case may be, shall give prompt written notice to the Trustee, each Rating Agency and the Noteholders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Issuer and the Co-Issuer, if applicable, shall fail to maintain any such required office or agency in the Borough of Manhattan, The City of New York, or outside the United States, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at and notices and demands may be served on the Issuer and the Co-Issuer, and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office and the Issuer and the Co-Issuer hereby appoint the same as their agent to receive such respective presentations, surrenders, notices and demands.

Section 7.3 Money for Note Payments to be Held in Trust.

All payments of amounts due and payable with respect to any Notes that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer and the Co-Issuer by the Trustee or a Paying Agent (in each case, from and to the extent of available funds in the Payment Account and subject to the Priority of Payments) with respect to payments on the Notes.

When the Paying Agent is not also the Notes Registrar, the Issuer and the Co-Issuer shall furnish, or cause the Notes Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders of Notes and of the certificate numbers of individual Notes held by each such Holder.

Whenever the Paying Agent is not also the Trustee, the Issuer, the Co-Issuer, and such Paying Agent shall, on or before the Business Day next preceding each Payment Date or Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due pursuant to the terms of this Indenture (to the extent funds are then available for such purpose in the Payment Account, and subject to the Priority of Payments), such sum to be held for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Issuer and the Co-Issuer shall promptly notify the Trustee of its action or failure so to act. Any Monies deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article 11. Any such Paying Agent shall be deemed to agree by assuming such role not to cause the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for the non-payment to the Paying Agent of any amounts payable thereto until at least one year and one day or, if longer, the applicable preference period then in effect after the payment in full of all Notes issued under this Indenture.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order of the Issuer and Issuer Order of the Co-Issuer with written notice thereof to the Trustee; provided, however, that so long as any Class of the Notes are rated by a Rating Agency and with respect to any additional or successor Paying

Agent for the Notes, either (i) such Paying Agent has a long-term debt rating of “Aa3” or higher by Moody’s and “AA-” or higher by S&P or a short-term debt rating of “P-1” by Moody’s and “A-1+” by S&P or (ii) each Rating Agency confirms that employing such Paying Agent shall not adversely affect the then-current ratings of the Notes. In the event that such successor Paying Agent ceases to have a long-term debt rating of “Aa3” or higher by Moody’s or “AA-” or higher by S&P or a short-term debt rating of at least “P-1” by Moody’s and “A-1+” by S&P, the Issuer and the Co-Issuer shall promptly remove such Paying Agent and appoint a successor Paying Agent. The Issuer and the Co-Issuer shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state and/or national banking authorities. The Issuer and the Co-Issuer shall cause the Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee (and if the Trustee acts as Paying Agent, it hereby so agrees), subject to the provisions of this Section 7.3, that such Paying Agent will:

(a) allocate all sums received for payment to the Holders of Notes for which it acts as Paying Agent on each Payment Date and Redemption Date among such Holders in the proportion specified in the applicable report or Redemption Date Statement, as the case may be, in each case to the extent permitted by applicable law;

(b) hold all sums held by it for the payment of amounts due with respect to the Notes for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c) if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it for the payment of Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d) if such Paying Agent is not the Trustee, immediately give the Trustee notice of any Default by the Issuer or the Co-Issuer (or any other obligor upon the Notes) in the making of any payment required to be made; and

(e) if such Paying Agent is not the Trustee at any time during the continuance of any such Default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held by such Paying Agent.

The Issuer or the Co-Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct the Paying Agent to pay, to the Trustee all sums held by the Issuer or the Co-Issuer or held by the Paying Agent for payment of the Notes, such sums to be held by the Trustee in trust for the same Noteholders as those upon which such sums were held by the Issuer, the Co-Issuer or the Paying Agent; and, upon such payment by the Paying Agent to the Trustee, the Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, any Money deposited with the Trustee in trust or deposited with the Paying Agent for the payment of the principal of or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuer; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment of such amounts and all liability of the Trustee or the Paying Agent with respect to such Money (but only to the extent of the amounts so paid to the Issuer or the Co-Issuer, as applicable) shall thereupon cease. The Trustee or the Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer or the Co-Issuer, as the case may be, any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in Monies due and payable but not claimed is determinable from the records of the Paying Agent, at the last address of record of each such Holder.

Section 7.4 Existence of the Issuer and Co-Issuer.

(a) So long as any Note is Outstanding and to the maximum extent permitted by applicable law, the Issuer shall maintain in full force and effect its existence and rights as an exempted company incorporated with limited liability under the laws of the Cayman Islands and shall obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes or any of the Collateral; provided that the Issuer shall be entitled to change its jurisdiction of registration from the Cayman Islands to any other jurisdiction reasonably selected by the Issuer and approved by each Hedge Counterparty and the Upfront Swap Counterparty so long as (i) such change is not disadvantageous in any material respect to the Holders of the Notes or the Income Notes, (ii) written notice of such change shall have been given by the Trustee to the Holders of the Notes or Income Notes, and each Rating Agency 15 Business Days prior to such change, (iii) on or prior to the 15th Business Day following such notice the Trustee shall not have received written notice from a Majority of the Controlling Class or a Majority of the Income Notes objecting to such change and (iv) the Issuer prepares, creates and delivers any documents necessary to maintain the perfection of a first priority security interest under this Indenture. So long as any Note is Outstanding, the Issuer will maintain at all times at least one director who is Independent of the Collateral Manager and its Affiliates.

(b) So long as any Note is Outstanding, the Co-Issuer shall maintain in full force and effect its existence and rights as a limited liability company organized under the laws of Delaware and shall obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture or the Notes; provided, however, that the Co-Issuer shall be entitled to change its jurisdiction of formation from Delaware to any other jurisdiction reasonably selected by the Co-Issuer so long as (i) such change is not disadvantageous in any material respect to the Holders of the Notes, (ii) written notice of such change shall have been given by the Trustee to the Holders of the Notes and each Rating Agency 15 Business Days prior to such change and (iii) on or prior to the 15th Business Day following such notice the Trustee shall not have received written notice from a

Majority of the Controlling Class objecting to such change. So long as any Note is Outstanding, the Co-Issuer shall maintain at all times at least one manager who is Independent of the Collateral Manager and its Affiliates.

(c) So long as any Note is Outstanding, the Issuer shall ensure that all corporate or other formalities regarding its existence are followed (including correcting any known misunderstanding regarding its separate existence). So long as any Note is Outstanding, the Issuer shall not take any action or conduct its affairs in a manner that is likely to result in its separate existence being ignored or its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. So long as any Note is Outstanding, the Issuer shall maintain and implement administrative and operating procedures reasonably necessary in the performance of the Issuer’s obligations hereunder, and the Issuer shall at all times keep and maintain, or cause to be kept and maintained, separate books, records, accounts and other information customarily maintained for the performance of the Issuer’s obligations hereunder. Without limiting the foregoing, so long as any Note is Outstanding, (i) the Issuer shall (A) pay its own liabilities only out of its own funds and (B) (if utilized) use separate stationery, invoices and checks, (ii) the Issuer shall not have any subsidiaries (other than the Co-Issuer), and (iii) the Issuer shall not (A) have any employees, (B) engage in any transaction with any shareholder that is not permitted under the terms of the Collateral Management Agreement, (C) pay dividends other than in accordance with the terms of this Indenture or (D) conduct business under an assumed name (i.e. no DBAs); provided that the foregoing shall not prohibit the Issuer from entering into the transactions contemplated by the Administration Agreement with the Company Administrator.

(d) So long as any Note is Outstanding, the Co-Issuer shall ensure that all limited liability company or other formalities regarding its existence) are followed, as well as correcting any known misunderstanding regarding its separate existence. The Co-Issuer shall not take any action or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. The Co-Issuer shall maintain and implement administrative and operating procedures reasonably necessary in the performance of the Co-Issuer’s obligations hereunder, and the Co-Issuer shall at all times keep and maintain, or cause to be kept and maintained, books, records, accounts and other information customarily maintained for the performance of the Co-Issuer’s obligations hereunder. Without limiting the foregoing, the Co-Issuer shall not (i) have any subsidiaries, (ii) have any employees (other than its managers), (iii) join in any transaction with any member that is not permitted under the terms of the Collateral Management Agreement or (iv) pay dividends other than in accordance with the terms of this Indenture.

Section 7.5 Protection of Collateral.

(a) The Trustee, on behalf of the Issuer, pursuant to any Opinion of Counsel received pursuant to Section 7.5(d) shall execute and deliver all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Holders, each Hedge Counterparty and each Synthetic Asset Counterparty hereunder and to:

(i) Grant more effectively all or any portion of the Collateral;

(ii) maintain or preserve the lien (and the priority thereof) of this Indenture or to carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Pledged Obligations or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights of the Trustee, the Holders of the Notes, each Hedge Counterparty and each Synthetic Asset Counterparty in the Collateral against the claims of all persons and parties; and

(vi) pursuant to Sections 11.1(a)(i)(1) and 11.1(a)(ii)(1), (x) pay or cause to be paid any and all taxes levied or assessed upon either of the Co-Issuers in respect of all or any part of the Collateral and timely file all tax returns and information statements as required and delivered to the Trustee for filing and (y) if required to prevent the withholding or imposition of United States income tax, deliver or cause to be delivered a United States Internal Revenue Service Form W-8BEN or successor applicable form, to each issuer, counterparty or paying agent with respect to (as applicable) an item included in the Collateral at the time such item included in the Collateral is purchased or entered into and thereafter prior to the expiration or obsolescence of such form.

The Issuer hereby designates the Trustee, its agent and attorney-in-fact to execute any continuation statement or other instrument required pursuant to this Section 7.5. The Trustee agrees that it will from time to time execute and cause to be filed continuation statements (it being understood that the Trustee shall be entitled to rely upon an Opinion of Counsel described in Section 7.5(d), at the expense of the Issuer, as to the need to file such continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).

(b) The Trustee shall not (i) except in accordance with Section 10.15(a), (b) or (c) and except for payments, deliveries and distributions otherwise expressly permitted under this Indenture, remove any portion of the Collateral that consists of Cash or is evidenced by an instrument, certificate or other writing (A) from the jurisdiction in which it was held at the date as described in the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.1(d) or (B) from the possession of the Person who held it on such date or (ii) cause or permit the Custodial Account or the Custodial Securities Intermediary to be located in a different jurisdiction from the jurisdiction in which such securities accounts and Custodial Securities Intermediary were located on the Closing Date, unless the Trustee shall have first received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property will continue to be maintained after giving effect to such action or actions.

(c) The Issuer shall pay or cause to be paid taxes, if any, levied on account of the beneficial ownership by the Issuer of any Pledged Obligations that secure the Notes.

(d) For so long as the Notes are Outstanding, (i) on [•] and (ii) every 60 months after such date, the Issuer (or the Collateral Manager on behalf of the Issuer) shall deliver to the Trustee for the benefit of the Trustee, the Collateral Manager, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty and each Rating Agency, at the expense of the Issuer, an Opinion of Counsel stating what is required, in the opinion of such counsel, as of the date of such opinion, to maintain the lien and security interest created by this Indenture with respect to the Collateral, and confirming the matters set forth in the Opinion of Counsel, furnished pursuant to Section 3.1(d), with regard to the perfection and priority of such security interest (and such Opinion may likewise be subject to qualifications and assumptions similar to those set forth in the Opinion delivered pursuant to Section 3.1(d)); provided that the Issuer shall be required to deliver an Opinion of Counsel with respect to the foregoing matters within 60 days after any change in the jurisdiction of organization of the Trustee; and provided, further, that a Majority of the Controlling Class shall be entitled to direct the Issuer to deliver an additional Opinion of Counsel with respect to the foregoing matters, at the expense of such Holders, twice within any such 60 month period.

Section 7.6 Notice of Any Amendments.

Each of the Issuer and the Co-Issuer shall give notice (a) to the Rating Agencies of, and satisfy the Rating Agency Condition with respect to, any amendments to its Governing Documents; (b) to the Holders of the Controlling Class of any material amendments to its Governing Documents; (c) to each Hedge Counterparty; and (d) to the Upfront Swap Counterparty.

Section 7.7 Performance of Obligations.

(a) Each of the Issuer and the Co-Issuer shall not take any action, and will use its best effort not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, except in the case of enforcement action taken with respect to any Defaulted Interest in accordance with the provisions hereof and as otherwise required hereby.

(b) The Issuer or the Co-Issuer may, with the prior written consent of the Majority of the Notes (or if there are no Notes Outstanding, a Majority of the Income Notes), contract with other Persons, including the Collateral Manager or the Trustee, for the performance of actions and obligations to be performed by the Issuer or the Co-Issuer, as the case may be, hereunder by such Persons and the performance of the actions and other obligations with respect to the Collateral of the nature set forth in the Collateral Management Agreement by the Collateral Manager. Notwithstanding any such arrangement, the Issuer or the Co-Issuer, as the case may be, shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Issuer or the Co-Issuer; and the Issuer or the Co-Issuer shall punctually perform, and use its best efforts to cause the Collateral Manager or such other Person to perform, all of their obligations and agreements contained in the Collateral Management Agreement or such other agreement.

(c) The Co-Issuers agree to comply in all material respects, and to the extent legally possible, with all requirements applicable to them set forth in any Opinion of Counsel obtained pursuant to any provision of this Indenture, including satisfaction of any event identified in any Opinion of Counsel as a prerequisite for the obtaining or maintaining by the Trustee of a perfected security interest in any Collateral Interest, Eligible Investment or other Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable.

Section 7.8 Negative Covenants.

(a) The Issuer and the Co-Issuer shall not:

(i) sell, assign, participate, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Collateral, except as otherwise expressly permitted by this Indenture or the Collateral Management Agreement or, to the extent applicable, the Servicing Agreement;

(ii) claim any credit on, make any deduction from, or dispute the enforceability of, the payment of the principal or interest payable in respect of the Notes (other than amounts required to be paid, deducted or withheld in accordance with any applicable law or regulation of any governmental authority) or assert any claim against any present or future Noteholder by reason of the payment of any taxes levied or assessed upon any part of the Collateral;

(iii)(A) incur or assume or guarantee any indebtedness, other than the Notes and this Indenture and the transactions contemplated hereby; (B) issue any additional class of securities, other than the Notes, the Income Notes, the ordinary shares of the Issuer and the limited liability company membership interests of the Co-Issuer; or (C) issue any additional shares of stock, other than the ordinary shares of the Issuer;

(iv)(A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes, except as may be expressly permitted hereby; (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, except as may be expressly permitted hereby; or (C) take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Collateral, except as may be expressly permitted hereby;

(v) amend the Collateral Management Agreement, except pursuant to the terms thereof;

(vi) amend the Servicing Agreement, except pursuant to the terms thereof;

(vii) dissolve or liquidate in whole or in part, except as permitted hereunder;

(viii) make or incur any capital expenditures, except as reasonably required to perform its functions in accordance with the terms of this Indenture;

(ix) become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, hire any employees or pay any dividends to its shareholders, except with respect to the Income Notes in accordance with the Priority of Payments;

(x) maintain any bank accounts other than the Accounts and the bank account in the Cayman Islands in which (inter alia) the proceeds of the Issuer’s issued share capital and the transaction fees paid to the Issuer for agreeing to issue the Securities will be kept;

(xi) conduct business under an assumed name, or change its name without first delivering at least 30 days’ prior written notice to the Trustee, the Noteholders and the Rating Agencies and an Opinion of Counsel to the effect that such name change will not adversely affect the security interest hereunder of the Trustee;

(xii) engage in any activity that would cause the Issuer to be subject to U.S. Federal, state or local income or franchises tax;

(xiii) except for any agreements (other than a Hedge Agreement) involving the purchase and sale of Collateral Interests having customary purchase or sale terms and documented with customary loan trading documentation, enter into any agreements unless such agreements contain “non-petition” and “limited recourse” provisions;

(xiv) change its name without first delivering to the Trustee notice thereof and an Opinion of Counsel that such name change will not adversely affect the Trustee’s lien or the interest hereunder of the Secured Parties of the Trustee;

(xv) have any subsidiaries other than the ownership of the Co-Issuer by the Issuer and other than any subsidiaries necessitated by a change of jurisdiction pursuant to Section 7.5;

(xvi) establish a branch, agency, office or place of business in the United States or take any action or engage in any activity (directly or through the Collateral Manager or other agent) which would subject it to United States federal, state or local income tax;

(xvii) fail to pay any tax, assessment, charge or fee with respect to the Collateral, or fail to defend any action, if such failure to pay or defend may adversely affect the priority or enforceability of the lien over the Collateral created by this Indenture; or

(xviii) enter into securities lending transactions with respect to the Collateral.

(b) Neither the Issuer nor the Trustee shall sell, transfer, exchange or otherwise dispose of Collateral, or enter into or engage in any business with respect to any part of the Collateral, except as expressly permitted or required by this Indenture or the Collateral Management Agreement.

(c) The Co-Issuer shall not invest any of its assets in “securities” (as such term is defined in the Investment Company Act) and shall keep all of the Co-Issuer’s assets in Cash.

(d) The Issuer shall not enter into any material new agreements (other than any Hedge Agreement, Hedge Counterparty Credit Support, Collateral Interest, Collateral Interest Purchase Agreement, Synthetic Asset, participation agreement or other agreement (including, without limitation, in connection with the sale of Collateral by the Issuer) contemplated by this Indenture) without the prior written consent of the Holders of a Majority of the Notes (or if there are no Notes Outstanding, a Majority of the Income Notes) and shall provide notice of all new agreements (other than any Hedge Agreement, Collateral Interest, Synthetic Asset or other agreement specifically contemplated by this Indenture) the Holders of the Notes. The foregoing notwithstanding, the Issuer may agree to any new agreements; provided that (i) the Issuer, or the Collateral Manager on behalf of the Issuer, determines that such new agreements would not, upon or after becoming effective, adversely affect the rights or interests of any Class or Classes of Noteholders and (ii) subject to satisfaction of the Rating Agency Condition.

(e) The Issuer shall not enter into any additional servicing agreements after the Closing Date unless such additional servicing agreement (i) is in substantially the same form as the Servicing Agreement or (ii) the Rating Agency Condition has been satisfied in connection therewith.

(f) The Issuer shall not acquire any Loan secured by a ground lease unless the remaining term (including extensions) of such ground lease is at least 10 years (or, in the case of any self-liquidating Loan, five years) after the maturity date of such Loan.

Section 7.9 Statement as to Compliance.

(a) On or before March 31, in each calendar year, commencing in 2008 or immediately if there has been a Default in the fulfillment of an obligation under this Indenture, the Issuer shall deliver to the Trustee (which will deliver a copy to each Hedge Counterparty, each Synthetic Asset Counterparty and each Rating Agency) an Officer’s Certificate given on behalf of the Issuer and without personal liability stating, as to each signer thereof, that, since the date of the last certificate or, in the case of the first certificate, the Closing Date, to the best of the knowledge, information and belief of such Officer, the Issuer has fulfilled all of its obligations under this Indenture or, if there has been a Default in the fulfillment of any such obligation, specifying each such Default known to them and the nature and status thereof.

Section 7.10 Issuer and Co-Issuer May Consolidate or Merge Only on Certain Terms.

(a) The Issuer shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by the Governing Documents and Cayman Islands law and unless:

(i) the Issuer shall be the surviving entity, or the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the assets of the Issuer are transferred shall be an entity organized and existing under the laws of the Cayman Islands or such other jurisdiction approved by a Majority of each and every Class of the Notes (each voting as a separate Class), a Majority of the Income Notes, each Hedge Counterparty, the Upfront Swap Counterparty and each Synthetic Asset Counterparty; provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of registration pursuant to Section 7.4 hereof; and provided, further, that the surviving entity shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, each Hedge Counterparty, the Upfront Swap Counterparty and each Noteholder, the due and punctual payment of the principal of and interest on all Notes and other amounts payable hereunder, under each Hedge Agreement, each Synthetic Asset and the Collateral Management Agreement and the performance and observance of every covenant of this Indenture and under each Hedge Agreement, each Synthetic Asset and the Collateral Management Agreement on the part of the Issuer to be performed or observed, all as provided herein;

(ii) each Rating Agency, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty shall have been notified in writing of each proposed consolidation or merger of the Issuer and the Rating Agency Condition shall have been satisfied in connection with such proposed consolidation or merger and with the prior written consent of each Hedge Counterparty and each Synthetic Asset Counterparty;

(iii) if the Issuer is not the surviving entity, the Person formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the assets of the Issuer are transferred shall have agreed with the Trustee (A) to observe the same legal requirements for the recognition of such formed or surviving entity as a legal entity separate and apart from any of its Affiliates as are applicable to the Issuer with respect to its Affiliates and (B) not to consolidate or merge with or into any other Person or transfer or convey all or substantially all of the Collateral or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10, unless in connection with a sale of the Collateral pursuant to Article 5, Article 9 or Article 12;

(iv) if the Issuer is not the surviving entity, the Person formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the assets of the Issuer are transferred shall have delivered to the Trustee, each Hedge Counterparty, each Synthetic Asset Counterparty, the Upfront Swap Counterparty, the

Collateral Manager and each Rating Agency an Officer’s Certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in Section 7.10(a)(i) and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); that, immediately following the event which causes such Person to become the successor to the Issuer, (A) such Person has good and marketable title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture, to the Collateral securing, in the case of a consolidation or merger of the Issuer, all of the Notes or, in the case of any transfer or conveyance of the Collateral securing any of the Notes, such Notes; (B) the Trustee continues to have a valid perfected first priority security interest in the Collateral securing, in the case of a consolidation or merger of the Issuer, all of the Notes, or, in the case of any transfer or conveyance of the Collateral securing any of the Notes, such Notes; and (C) such other matters as the Trustee, each Hedge Counterparty, each Synthetic Asset Counterparty, the Collateral Manager or any Noteholder may reasonably require;

(v) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(vi) the Issuer shall have delivered to the Trustee, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty, the Collateral Manager and each Noteholder, an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article 7 and that all conditions precedent in this Article 7 provided for relating to such transaction have been complied with and that no adverse tax consequences will result therefrom to the Noteholders, the holders of the Income Notes, the Upfront Swap Counterparty, any Hedge Counterparty and any Synthetic Asset Counterparty; and

(vii) after giving effect to such transaction, the Issuer shall not be required to register as an “investment company” under the Investment Company Act.

(b) The Co-Issuer shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless no Notes remain Outstanding or:

(i) the Co-Issuer shall be the surviving entity, or the Person (if other than the Co-Issuer) formed by such consolidation or into which the Co-Issuer is merged or to which all or substantially all of the assets of the Co-Issuer are transferred shall be a company organized and existing under the laws of Delaware or such other jurisdiction approved by a Majority of the Controlling Class; provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of formation pursuant to Section 7.4; and provided, further, that the surviving entity shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee and each Noteholder, the due and punctual payment of the principal of and interest on all Notes and the performance and observance of every covenant of this Indenture on the part of the Co-Issuer to be performed or observed, all as provided herein;

(ii) each Rating Agency shall have been notified in writing of each proposed consolidation or merger of the Co-Issuer and the Trustee shall have received written confirmation from each Rating Agency that the ratings issued with respect to each Class of Notes shall not be reduced or withdrawn as a result of the consummation of such transaction;

(iii) if the Co-Issuer is not the surviving entity, the Person formed by such consolidation or into which the Co-Issuer is merged or to which all or substantially all of the assets of the Co-Issuer are transferred shall have agreed with the Trustee (A) to observe the same legal requirements for the recognition of such formed or surviving entity as a legal entity separate and apart from any of its Affiliates as are applicable to the Co-Issuer with respect to its Affiliates and (B) not to consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(iv) if the Co-Issuer is not the surviving entity, the Person formed by such consolidation or into which the Co-Issuer is merged or to which all or substantially all of the assets of the Co-Issuer are transferred shall have delivered to the Trustee and each Rating Agency an Officer’s Certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in Section 7.10(b)(i) and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); such other matters as the Trustee or any Noteholder may reasonably require;

(v) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(vi) the Co-Issuer shall have delivered to the Trustee and each Noteholder an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation,

merger, transfer or conveyance and such supplemental indenture comply with this Article 7 and that all conditions precedent in this Article 7 provided for relating to such transaction have been complied with and that no adverse tax consequences will result therefrom to the Noteholders or the holders of Income Notes;

(vii) after giving effect to such transaction, the Co-Issuer shall not be required to register as an “investment company” under the Investment Company Act;

(viii) the Issuer has received an opinion of nationally recognized U.S. tax counsel experienced in such matters that the Issuer or the Person referred to in clause (a) will not be treated as engaged in a U.S. trade or business or otherwise subject to U.S. federal income tax on a net income tax basis; and

(ix) the Issuer has received an opinion of nationally recognized U.S. tax counsel experienced in such matters that such action will not cause the Noteholders to experience any material change to the timing, character or source of the income from the Notes.

Section 7.11 Successor Substituted.

Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer or the Co-Issuer, in accordance with Section 7.10 hereof, the Person formed by or surviving such consolidation or merger (if other than the Issuer or the Co-Issuer), or the Person to which such consolidation, merger, transfer or conveyance is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or the Co-Issuer, as the case may be, under this Indenture with the same effect as if such Person had been named as the Issuer or the Co-Issuer, as the case may be, herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” or the “Co-Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article 7 may be dissolved, wound-up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Notes and from its obligations under this Indenture.

Section 7.12 No Other Business.

The Issuer shall not engage in any business or activity other than issuing and selling the Notes pursuant to this Indenture and any supplements thereto, issuing and selling the Income Notes in accordance with the Income Notes Agreement, entering into any Hedge Agreement, any Synthetic Asset, the Collateral Management Agreement, any participation agreement and acquiring, owning, holding and pledging the Collateral Interest in connection with the Notes and such other activities which are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith. The Co-Issuer shall not engage in any business or activity other than issuing and selling the Notes pursuant to this Indenture and any supplements thereto and such other activities which are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith.

Section 7.13 Reporting.

At any time when the Issuer and/or the Co-Issuer is not subject to Section 13 or 15(d) of the Exchange Act and is not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Note, the Issuer and/or the Co-Issuer shall promptly furnish or cause to be furnished “Rule 144A Information” (as defined below) to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner or to the Trustee for delivery to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Note by such Holder or beneficial owner. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto). The Trustee shall reasonably cooperate with the Issuer and/or the Co-Issuer in mailing or otherwise distributing (at the Issuer’s expense) to such Noteholders or prospective purchasers, at and pursuant to the Issuer’s and/or the Co-Issuer’s written direction the foregoing materials prepared by or on behalf of the Issuer and/or the Co-Issuer; provided, however, that the Trustee shall be entitled to prepare and affix thereto or enclose therewith reasonable disclaimers to the effect that such Rule 144A Information was not assembled by the Trustee, that the Trustee has not reviewed or verified the accuracy thereof, and that it makes no representation as to such accuracy or as to the sufficiency of such information under the requirements of Rule 144A or for any other purpose.

Section 7.14 Calculation Agent.

(a) The Issuer and the Co-Issuer hereby agree that for so long as any Notes remain Outstanding there shall at all times be an agent appointed to calculate LIBOR in respect of each Interest Accrual Period in accordance with the terms of Schedule F hereto (the “Calculation Agent”). The Issuer and the Co-Issuer have initially appointed the Trustee as Calculation Agent for purposes of determining LIBOR for each Interest Accrual Period. The Calculation Agent may be removed by the Issuer and the Co-Issuer at any time. The Calculation Agent may resign at any time by giving written notice thereof to the Issuer, the Co-Issuer, the Collateral Manager, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty, the Noteholders and each Rating Agency. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer and the Co-Issuer in respect of any Interest Accrual Period, the Issuer and the Co-Issuer shall, with the prior written consent of each Hedge Counterparty and each Synthetic Asset Counterparty, promptly appoint as a replacement Calculation Agent a leading bank which is engaged in transactions in Eurodollar deposits in the international Eurodollar market and which does not control or is not controlled by or under common control with the Issuer or the Co-Issuer. The Calculation Agent may not resign its duties without a successor having been duly appointed, and shall promptly inform the Hedge Counterparty and each Synthetic Asset Counterparty of any such appointment. If no successor Calculation Agent shall have been appointed within 30 days after giving of a notice of resignation, the resigning Calculation Agent, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty, a Majority of the Notes or any Holder of a Note, on behalf of himself and all others similarly situated, may petition a court of competent jurisdiction for the appointment of a successor Calculation Agent.

(b) The Calculation Agent shall be required to agree that, as soon as practicable after 11:00 a.m. (London time) on each LIBOR Determination Date (as defined in Schedule F hereto), but in no event later than 11:00 a.m. (New York time) on the London Banking Day immediately following each LIBOR Determination Date, the Calculation Agent shall calculate (x) LIBOR for the next Interest Accrual Period and (y) the amount of interest for such Interest Accrual Period payable in respect of each U.S.$1,000 principal amount of each Class of Notes (rounded to the nearest cent, with half a cent being rounded upward) on the related Payment Date, and will communicate such rates and amounts to the Issuer, the Co-Issuer, the Trustee, the Collateral Manager, the Paying Agent, each Hedge Counterparty, each Synthetic Asset Counterparty, the Cayman Islands Stock Exchange (as long as any of the Notes are listed thereon) and, if any Floating Rate Note is in the form of a Regulation S Global Note, to Euroclear and Clearstream, Luxembourg. If the Notes are listed on the Cayman Islands Stock Exchange and the rules of such Exchange so require, the Issuer shall cause such information to be published in the Cayman Islands Stock Exchange Daily Official List. The Calculation Agent also shall specify to the Issuer and the Co-Issuer the quotations upon which LIBOR is based, and in any event the Calculation Agent shall notify the Issuer and the Co-Issuer before 5:00 p.m. (New York time) on each LIBOR Determination Date if it has not determined and is not in the process of determining LIBOR and the Interest Distribution Amounts for each Class of Notes, together with the reasons therefor. The determination of the Class A-1 Rate, the Class A-1R Rate, the Class A-2 Rate, the Class A-2R Rate, the Class B Rate, the Class C Rate, the Class D Rate, the Class E Rate, the Class F Rate, the Class G Rate, the Class H Rate, the Class J Rate, the Class K Rate and the Class L Rate, and the related Class A-1 Interest Distribution Amount, the Class A-1R Interest Distribution Amount, the Class A-2 Interest Distribution Amount, the Class A-2R Interest Distribution Amount, the Class B Interest Distribution Amount, the Class C Interest Distribution Amount, the Class D Interest Distribution Amount, the Class E Interest Distribution Amount, the Class F Interest Distribution Amount, the Class G Interest Distribution Amount, the Class H Interest Distribution Amount, the Class J Interest Distribution Amount, the Class K Interest Distribution Amount and the Class L Interest Distribution Amount, respectively, by the Calculation Agent shall, absent manifest error, be final and binding on all parties.

Section 7.15 Certain Tax Matters.

The Issuer will provide, upon request of any Holder of any Class of Notes deemed equity for U.S. federal income tax purposes, or any Holder of Income Notes, any information with regard to any filing requirements that such Holder may have as a result of the Issuer being classified as a “passive foreign investment company” or a “controlled foreign corporation” (as applicable) for U.S. federal income tax purposes.

Section 7.16 Maintenance of Listing.

For so long as any of the Notes remain Outstanding, the Issuer and Co-Issuer shall use all reasonable efforts to arrange and maintain the listing of the Notes on the Cayman Islands Stock Exchange.

Section 7.17 Acquisition of Collateral.

The Issuer (or the Collateral Manager on behalf of the Issuer) shall use reasonable commercial efforts to invest Principal Proceeds and any remaining Initial Deposit and any Reinvestment Income during the Ramp-Up Period in Collateral Interests in accordance with the provisions hereof. Subject to the provisions of this Section 7.17, Principal Proceeds and all or any portion of any remaining Initial Deposit and any Reinvestment Income thereon may be applied prior to the Effective Date to purchase or enter into Collateral Interests (which shall be, and hereby are, Granted to the Trustee pursuant to the Granting Clause of this Indenture) for inclusion in the Collateral upon receipt by the Trustee of an Issuer Order executed by the Issuer (or the Collateral Manager on behalf of the Issuer) with respect thereto directing the Trustee to pay out the amount specified therein against delivery of the Collateral Interest specified therein and a certificate of an Authorized Officer of the Issuer (or the Collateral Manager), dated as of the trade date, and delivered to the Trustee on or prior to the date of such purchase or entry and Grant, to the effect that the criteria set forth below in this Section 7.17 will be satisfied (such criteria to be applied as of the trade date) after giving effect to such purchase or entry and Grant of the Collateral Interests:

(a) the Eligibility Criteria are met with respect to the Collateral Interests purchased or entered into; and

(c) the procedures relating to the perfection of the Trustee’s security interest in the Collateral Interests described in this Indenture have been satisfied.

Section 7.18 Effective Date Actions.

(a) The Issuer (or the Collateral Manager on behalf of the Issuer) shall cause to be delivered to the Trustee and each Rating Agency on the Effective Date an amended Schedule of Closing Date Collateral Interests listing all Collateral Interests Granted to the Trustee pursuant to Section 7.17 on or before the Effective Date, which schedule shall supersede any prior Schedule of Closing Date Collateral Interests delivered to the Trustee.

(b) The Issuer (or the Collateral Manager on behalf of the Issuer) must request each Rating Agency rating a Class of Notes to confirm within 30 Business Days after the Effective Date (or, in the case of each Rating Agency, any such later date (in no event longer than 60 Business Days after the Effective Date) that shall be acceptable to such Rating Agency), that it has not reduced or withdrawn the rating, if any, it assigned to such Class of Notes on the Closing Date, and to so notify in writing the Trustee, the Upfront Swap Counterparty, any Hedge Counterparty and any Synthetic Asset Counterparty, that it has not reduced or withdrawn the ratings assigned by it on the Closing Date to such Class of Notes. In the event that the Issuer fails to obtain a Rating Confirmation (a “Ratings Confirmation Failure”), on the next succeeding Payment Date thereafter, (i) as provided in Section 10.4, amounts on deposit in the Unused Proceeds Account, (ii) as provided in Section 11.1(a)(i), all Interest Proceeds remaining after payment of amounts referred to in clauses (1) through (40) of Section 11.1(a)(i) and (iii) as provided in Section 11.1(a)(ii), all Principal Proceeds remaining after payment of the amounts referred to in clauses (1) through (19) of Section 11.1(a)(ii), in each case will be used to pay principal of each such Class of Notes, sequentially in accordance with the Priority of Payments, until each such rating is confirmed or reinstated or such Class of Notes has been paid in full. Notwithstanding the foregoing, if the Issuer (or the Collateral Manager on its behalf) has requested in writing that each of the Rating Agencies provide Rating Confirmation within five Business Days after the Effective Date and obtained confirmation by electronic mail, facsimile or telephone that each of the Rating Agencies has received such request and has promptly delivered to the applicable Rating Agency any additional information reasonably requested by such Rating Agency, and any of the Rating Agencies fails to respond to such request within 30 Business Days after the Effective Date, then such failure to respond will not immediately constitute a Rating Confirmation Failure but shall not constitute receipt of Rating Confirmation so long as, as of the Effective Date, (x) the Collateral Interest Principal Balance equals at least $950,000,000 and (y) the Collateral Quality Tests are satisfied; provided that Rating Confirmation Failure shall thereafter occur immediately upon receipt from the Rating Agencies of an actual notice of Rating Confirmation Failure. If such response is not received within 60 Business Days after the Effective Date, the Issuer (or the Collateral Manager on behalf of the Issuer) shall, on such 60th Business Day, repeat its request for Rating Confirmation from any Rating Agency that has so failed to respond. In the event that any such Rating Agency fails to respond to any repeated request, the Issuer (or the Collateral Manager on behalf of the Issuer), on each 60th Business Day following a repeated request, shall again repeat its request for Rating Confirmation from such Rating Agency, and no such failure to respond will immediately constitute a Rating Confirmation Failure but shall not constitute receipt of Rating Confirmation so long as, as of the Effective Date, (x) the Collateral Interest Principal Balance equals at least $950,000,000 and (y) the Collateral Quality Tests are satisfied. In addition, if any rating assigned as of the Closing Date to any Class of Notes has not been confirmed, or is reduced or withdrawn, within 30 Business Days after the Effective Date by any Rating Agency, the Collateral Manager may, on behalf of the Issuer, within 10 Business Days provide to such Rating Agency a proposal (a “Proposal”) with respect to the Collateral Interests. If such Rating Agency accepts the Proposal, a Rating Confirmation shall be deemed to have occurred with respect to such Rating Agency provided the Collateral Manager meets the conditions set forth in such Proposal within the time requirements set forth in such Proposal. If the Collateral Manager, on behalf of the Issuer, elects not to submit a Proposal, if a Proposal is submitted but not accepted or if the Collateral Manager fails to meet the conditions set forth in the Proposal within the time requirements set forth in such Proposal then a Rating Confirmation Failure shall have occurred.

(c) The Collateral Manager on behalf of the Issuer shall cause to be delivered to the Trustee, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty and each Rating Agency, within fifteen Business Days after the Effective Date, an Accountants’ Report, dated as of the Effective Date, confirming that the Collateral Quality Tests and the Coverage Tests have been satisfied and that the Collateral Interests have an aggregate par amount equal to at least the Minimum Ramp-Up Amount (including for this purpose, the aggregate unfunded portion of the Delayed Draw Term Loans owned by the Issuer) and certifying the procedures applied and such accountants’ associated findings with respect to the Eligibility Criteria and specifying the procedures undertaken by them to review data and computations relating to such information. The Collateral Manager may on any date, prior to [•] or the first date on which the Aggregate Principal Balance of the Collateral Interests is at least equal to the Minimum Ramp-Up Amount (including for this purpose, the aggregate unfunded portion of the Delayed Draw Term Loans owned by the Issuer), upon written notice to the Trustee, the Issuer and the Co-Issuer and each Rating Agency (with a copy to each Hedge

Counterparty and each Synthetic Asset Counterparty), declare that the Effective Date shall occur on the date specified in such notice; provided that each of the Collateral Quality Tests and the Coverage Tests will be satisfied as of such Effective Date and the Rating Agency Condition has been satisfied. The Issuer (or the Collateral Manager on behalf of the Issuer) shall cause to be delivered to S&P on the Effective Date a Microsoft Excel file that provides all of the inputs required to determine whether the S&P CDO Monitor Test has been satisfied.

Section 7.19 Representations and Warranties of the Co-Issuers.

Each of the Co-Issuers (severally and not jointly) represents and warrants to, with respect to itself, and agrees with, the Trustee as follows:

(a) The Issuer has been duly incorporated and is validly existing as a company in good standing under the laws of the Cayman Islands, the Co-Issuer has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, and each of the Issuer and the Co-Issuer has been duly qualified as a foreign company or limited liability company, as the case may be, for the transaction of business and is in good standing under the laws of all jurisdictions in which it owns or leases property of a nature or transacts business of a type that would require such qualifications.

(b) Each of the Co-Issuers has the requisite power and authority and all requisite authorizations, approvals, orders, licenses, certificates and permits of and from all governmental or regulatory officials and bodies necessary to own its properties, to conduct its business, to execute, deliver and perform this Indenture and the other agreements to which it is a party, except such as may be required under state securities or blue sky laws in connection with the initial offering of the Notes; all of such authorizations, approvals, orders, licenses, certificates and permits are in full force and effect; and there are not legal governmental proceedings pending or, to the Co-Issuers’ knowledge, threatened that would result in a material modification, suspension or revocation thereof.

(c) The compliance by the Co-Issuers with all of the provisions of this Indenture and the other agreements to which either of them is a party, and the consummation of the transactions by the Co-Issuers herein and therein contemplated, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed or trust, loan agreement or other material agreement or instrument to which either of the Co-Issuers is a party or by which either of the Co-Issuers is bound or to which any of the property or assets of the Co-Issuers is subject nor will such action result in any statute applicable to either of the Co-Issuers or any order, rule or regulation of any court or governmental agency or body having jurisdiction over either of the Co-Issuers or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the consummation by either of the Co-Issuers of the transaction contemplated by this Indenture or the other agreements, except (i) such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or blue sky laws in connection with the initial offering of the Notes and (ii) such recordings or filings as may be required or contemplated by this Indenture.

(d) This Indenture has been duly authorized, executed and delivered by each of the Co-Issuers. This Indenture constitutes a legal, valid and binding agreement enforceable against each of the Co-Issuers in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting the enforcement of the rights of the creditors generally and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

Section 7.20 Liquidity Tests.

(a) So long as the Issuer owns Related Future Advance Loans with respect to which the additional funding commitments are held by Future Advance Holders, and the aggregate amount of the additional funding commitments related to such Related Future Advance Loans is greater than $5,000,000 (the “Additional Funding Threshold”), CBRE REIT Parent’s, CBRE Realty Holdings III, LLC’s and CBRE Realty Holdings IV, LLC’s combined Liquidity will be measured quarterly on each Determination Date (or, if such day is not a Business Day, then the next succeeding Business Day) (each such day, a “Quarterly Measurement Date” and each such measurement, a “Liquidity Test”). If CBRE REIT Parent’s, CBRE Realty Holdings III, LLC’s and CBRE Realty Holdings IV, LLC’s combined Liquidity is less than the greater of (1) $20,000,000 and (2) the Future Funding Threshold Amount (the “Liquidity Threshold”) on any Quarterly Measurement Date on which the aggregate amount of the additional funding commitments related to such Related Future Advance Loans is greater than the Additional Funding Threshold, and CBRE REIT Parent, CBRE Realty Holdings III, LLC and CBRE Realty Holdings IV, LLC do not, within 30 calendar days, (i) increase their combined Liquidity to at least the Liquidity Threshold, (ii) obtain a Qualified Letter of Credit or an irrevocable and unconditional guarantee from an entity rated at least “A-” by each of S&P and Fitch and “A3” by Moody’s in an amount at least equal to the excess, if any, of the Liquidity Threshold over their combined Liquidity, (iii) fund one or more accounts owned by the relevant Future Advance Holder(s) in an aggregate amount at least equal to the excess, if any, of the Liquidity Threshold over their combined Liquidity, the only permitted withdrawals from which will be to satisfy the additional funding commitments of such Future Advance Holders, or (iv) take some other action acceptable to the Rating Agencies, a “Liquidity Test Failure” shall have occurred with respect to such Quarterly Measurement Date. If such Liquidity Test Failure is not cured by the following Payment Date, amounts available to be distributed to the holders of the Income Notes pursuant to clause (35) of Section 11.1(a)(i) instead will be deposited into the Liquidity Suspense Account until such Liquidity Test Failure is cured. The Collateral Manager shall provide its calculation of the Liquidity Test to the Trustee and the Trustee shall notify S&P if a Liquidity Test Failure occurs (and in connection therewith shall report to S&P the amount of Liquidity as of the date of the Liquidity Test Failure). For the avoidance of doubt, if CBRE REIT Parent, CBRE Realty Holdings III, LLC and CBRE Realty Holdings IV, LLC takes one of the actions described in clause (ii) or (iii) of the immediately preceding sentence following the occurrence of a Liquidity Failure, they or it, as the case may be, will be permitted to terminate such letter of credit or guarantee or liquidate such account, as the case may be, at any time thereafter when their combined Liquidity is at least the Liquidity Threshold. Amounts on deposit in the Liquidity Suspense Account (or any portion thereof) will be paid (upon standing order of the Issuer) to the Trustee for deposit into the Income Notes Distribution Account for distribution to the Income Noteholder as payments of the Income Notes Distribution Amount on any date on which the Liquidity Test would be satisfied after such release and payment. For avoidance of doubt, the Trustee is obligated to provide notices and administer funds in accordance with this Section 7.20(a), but is under no obligation to cure any Liquidity Test Failure.

(b) With respect to each Related Future Advance Loan described in clause (xxiv)(D) of the definition of Eligibility Criteria, on any Payment Date on which the aggregate amount of the additional funding commitments related to such Related Future Advance Loans is greater than the Additional Funding Threshold, if the related Future Advance Holder or any other Person has failed to fund any future advance required to be funded by it in accordance with the terms of the related Related Future Advance Loan and CBRE REIT Parent, CBRE Realty Holdings III, LLC and CBRE Realty Holdings IV, LLC has not, within 30 calendar days thereafter, (i) obtained a Qualified Letter of Credit or a guarantee from an entity rated at least “A-” by S&P and Fitch and “A3” by Moody’s in an amount at least equal to the Liquidity Threshold, (ii) funded one or more accounts owned by the relevant Future Advance Holders in an aggregate amount at least equal to the Liquidity Threshold, the only permitted withdrawals from which will be to satisfy the additional funding commitments of such Future Advance Holders or to reimburse the Issuer for losses related to the failure of the Future Advance Holders to fund future advances in accordance with the terms of the related mortgage loan documents, or (iii) taken some other action acceptable to the Rating Agencies (any such event, a “Future Funding Failure”), amounts available to be distributed to the Noteholder pursuant to clause (35) of Section 11.1(a)(i), up to an aggregate amount of the Liquidity Threshold (the “Future Funding Failure Amount”), instead shall be deposited into the Liquidity Suspense Account until such time as all such failures to fund have been cured. Subject to Section 7.20(a), amounts on deposit in the Liquidity Suspense Account (or any portion thereof) will be paid (upon standing order of the Issuer) to the Trustee for deposit into the Income Notes Distribution Account for distribution to the Income Noteholder as payments of the Income Notes Distribution Account on any date on which all such failures to fund have been cured (and the Liquidity Test would be satisfied after such release and payment). For the avoidance of doubt, (1) if CBRE REIT Parent, CBRE Realty Holdings III, LLC and CBRE Realty Holdings IV, LLC take one of the actions described in clause (i) or (ii) above following the occurrence of a failure to fund, they or it, as the case may be, will be permitted to terminate such Qualified Letter of Credit or guarantee or liquidate such account, as the case may be, at any time thereafter when all such failures to fund have been cured, and (2) the Trustee is obligated to provide notices and administer funds in accordance with this Section 7.20(b), but is under no obligation to cure any Future Funding Failure.

(c) Not later than ten (10) Business Days following any Quarterly Measurement Date (or, with respect to the first Future Funding Schedule, within 30 days of the Closing Date), the Collateral Manager shall deliver to S&P, Moody’s and Fitch a schedule (the “Future Funding Schedule”) of the projected future fundings for all Related Future Advance Loans for each quarter in the four quarter period beginning on such Quarterly Measurement Date.

ARTICLE 8

SUPPLEMENTAL INDENTURES

Section 8.1 Supplemental Indentures Without Consent of Securityholders.

Without the consent of the Holders of any Notes or any Income Notes, the Issuer, the Co-Issuer, when authorized by Board Resolutions, and the Trustee, with the written consent of each Hedge Counterparty, the Upfront Swap Counterparty and each Synthetic Asset Counterparty delivered to the Issuer, the Co-Issuer and the Trustee, and, at any time and from time to time subject to the requirement provided below in this Section 8.1, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) to evidence the succession of another Person to the Issuer or the Co-Issuer and the assumption by any such successor Person of the covenants of the Issuer or the Co-Issuer herein and in the Notes;

(b) to add to the covenants of the Issuer, the Co-Issuer or the Trustee for the benefit of the Holders of the Notes, Income Noteholders, any Hedge Counterparty and the Upfront Swap Counterparty or to surrender any right or power herein conferred upon the Issuer or the Co-Issuer;

(c) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Notes;

(d) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12 hereof;

(e) to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations) or to subject to the lien of this Indenture any additional property;

(f) to modify the restrictions on and procedures for resales and other transfers of Notes to reflect any changes in applicable law or regulation (or the interpretation thereof) or to enable the Issuer and the Co-Issuer to rely upon any exemption from registration under the Securities Act, the Exchange Act or the Investment Company Act or to remove restrictions on resale and transfer to the extent not required thereunder;

(g) to accommodate the issuance, if any, of Notes in global or book-entry form through the facilities of the Depository or otherwise;

(h) otherwise to correct any inconsistency or cure any ambiguity or mistake;

(i) to prevent the Issuer, the Noteholders, the Income Noteholders or the Trustee from being subject to withholding or other taxes, fees or assessments or to prevent the Issuer from failing to be treated as a Qualified REIT Subsidiary or as a foreign corporation that will not be treated as engaged in a United States trade or business for U.S. federal income tax purposes or otherwise subject to U.S. federal, state, local or foreign income or franchise tax on a net income tax basis; provided that the modification will not cause the Noteholders to experience any material change to the timing, character or source of the income from the Notes; and

(j) to conform this Indenture to the provisions described in the Offering Memorandum dated March 29, 2007 (or any supplement thereto).

The Trustee is hereby authorized to join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

If MBIA is the Controlling Class, the Trustee shall not enter into any such supplemental indenture without prior consent of MBIA.

If any Class of Notes is Outstanding and rated by a Rating Agency, the Trustee shall not enter into any such supplemental indenture unless the Rating Agency Condition is satisfied with respect thereto. At the cost of the Issuer, for so long as any Class of Notes shall remain Outstanding and is rated by a Rating Agency, the Trustee shall provide to such Rating Agency, each Hedge Counterparty and the Upfront Swap Counterparty a copy of any proposed supplemental indenture at least 15 days prior to the execution thereof by the Trustee, and, for so long as such Notes are Outstanding and so rated, request written confirmation that such Rating Agency will not, as a result of such supplemental indenture, cause the rating of any such Class of Notes to be reduced or withdrawn, and, as soon as practicable after the execution by the Trustee, the Issuer and the Co-Issuer of any such supplemental indenture, provide to such Rating Agency, each Hedge Counterparty and the Upfront Swap Counterparty a copy of the executed supplemental indenture.

The Trustee shall not enter into any such supplemental indenture if, as a result of such supplemental indenture, the interests of any Holder of Securities would be materially and adversely affected thereby or such action will cause the Holders of the Notes to experience any material change to the timing, character or source of the income from the Notes, unless the Majority of each and every Class of Notes or the Income Notes so affected have approved such supplemental indenture. The Trustee shall be entitled to rely upon an Officer’s Certificate of the Collateral Manager and the receipt of notice that the Rating Agency Condition has been satisfied with respect to S&P and Fitch in determining whether or not the Holders of Securities would be adversely affected by such change (after giving notice of such change to the Holders of Securities). Such determination shall be conclusive and binding on all present and future Holders of Securities.

Furthermore, the Trustee shall not enter into any such supplemental indenture unless the Trustee has received advice from nationally recognized U.S. tax counsel experienced in such matters that (i) the modification will not cause the Noteholders to experience any material change to the timing, character or source of the income from the Notes and will not be considered a significant modification resulting in an exchange for purposes of section 1.1001-3 of the U.S. Treasury regulations, and (ii) the proposed modification will not cause the Issuer to (A) fail to be treated as a Qualified REIT Subsidiary or (B) if (A) is not applicable, be treated as engaged in a U.S. trade or business or otherwise subject to U.S. federal income tax on a net income tax basis.

Section 8.2 Supplemental Indentures with Consent of Securityholders.

Except as set forth below, with the written consent of (a) MBIA, if MBIA is the Controlling Class, (b) the Holders of not less than a Majority in Aggregate Outstanding Amount of the Notes of each Class materially and adversely affected thereby and the Holders of not less than a majority of the aggregate outstanding notional amount of the Income Notes if materially and adversely affected thereby by Act of said Securityholders delivered to the Trustee and the Co-Issuers and (c) the consent of each Hedge Counterparty (to the extent set forth in the related Hedge Agreement), the Upfront Swap Counterparty, each Synthetic Asset Counterparty (to the extent set forth in the related Synthetic Asset), the Class AR Note Agent, and, subject to satisfaction of the Rating Agency Condition, the Trustee and the Co-Issuers may enter into one or more indentures supplemental hereto to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Notes of such Class or the Income Notes, as the case may be, under this Indenture. Unless notified (after giving 15 Business Days’ notice of such change to the Holders of the Senior Class A Notes, the Holders of such other Class of Notes, the Holders of the Income Notes, each Hedge Counterparty, the Upfront Swap Counterparty and each Synthetic Asset Counterparty) by Holders of a majority in Aggregate Outstanding Amount of the Notes of any Class or a majority of the aggregate outstanding notional amount of the Income Notes (excluding Collateral Manager Notes) that such Class of Notes or the Income Notes will be materially and adversely affected by the proposed supplemental indenture, the interests of such Class or the Income Notes shall be deemed not to be materially and adversely affected by such proposed supplemental indenture and the Trustee will be permitted to enter into such supplemental indenture. Such determinations shall be conclusive and binding on all present and future Noteholders and Holders of the Income Notes. The consent of the Holders of the Income Notes shall be binding on all present and future Holders of the Income Notes.

Without the consent of (v) each Hedge Counterparty (to the extent set forth in the related Hedge Agreement), (w) the Upfront Swap Counterparty, (x) each Synthetic Asset Counterparty (to the extent set forth in the related Synthetic Asset), (y) MBIA, if MBIA is the Controlling Class, and (z) all of the Holders of each Outstanding Class of Notes and all of the Holders of the Income Notes adversely affected, and in each such case subject to satisfaction of the Rating Agency Condition, no supplemental indenture may:

(a) change the Rated Final Maturity of the principal of or the due date of any installment of interest on any Note or any Class AR Commitment Fee, reduce the principal amount thereof or the Note Interest Rate thereon or the Redemption Price with respect to any Note, change the date of any scheduled distribution on the Income Notes, or the Redemption Price with respect thereto, or change the earliest date on which any Note may be redeemed at the option of the Issuer, change the provisions of this Indenture that apply the proceeds of any Collateral to the payment of principal of or interest on Notes or distributions in respect of the

Income Notes or change any place where, or the coin or currency in which, any Note or the principal thereof or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Rated Final Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date);

(b) reduce the percentage of the Aggregate Outstanding Amount of Holders of Notes of each Class or the Aggregate Outstanding Amount of Income Notes of Income Noteholders whose consent is required for the authorization of any such supplemental indenture or for any waiver of compliance with certain provisions of this Indenture or certain Defaults hereunder or their consequences provided for in this Indenture;

(c) impair or adversely affect the Collateral except as otherwise permitted in this Indenture;

(d) permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Collateral or terminate such lien on any property at any time subject hereto or deprive the Holder of any Note, any Secured Party or the Holder of any Income Note as an indirect beneficiary, of the security afforded to such Holder by the lien of this Indenture;

(e) reduce the percentage of the Aggregate Outstanding Amount of Holders of Notes of each Class whose consent is required to request the Trustee to preserve the Collateral or rescind the Trustee’s election to preserve the Collateral pursuant to Section 5.5 or to sell or liquidate the Collateral pursuant to Section 5.4 or 5.5 hereof;

(f) modify any of the provisions of this Section 8.2, except to increase any percentage of Outstanding Notes whose Holders’ consent is required for any such action or to provide that other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby;

(g) modify the definition of the term “Outstanding” or the provisions of Section 11.1 hereof;

(h) modify the definition of the term “Collateral Manager Servicing Standard”

(i) modify the definition of the term “Servicing Standard”; or

(j) modify any of the provisions of this Indenture in such a manner as to affect the calculation of the amount of any payment of interest or principal on any Note on any Payment Date or of distributions in respect of the Income Notes on any Payment Date (or any other date) or to affect the rights of the Holders of Securities to the benefit of any provisions for the redemption of such Securities contained herein;

provided, however, that no supplemental indenture may reduce the permitted minimum denominations of the Notes or modify any provisions regarding non- recourse or non-petition of this Indenture or related Transaction Documents.

If any Class of Notes is Outstanding and rated by a Rating Agency, the Trustee shall not enter into any such supplemental indenture unless the Rating Agency Condition is satisfied with respect thereto and the Trustee has received an Officer’s Certificate of the Collateral Manager stating that such supplemental Indenture will not have a material adverse effect on the Outstanding Classes of Notes. At the cost of the Issuer, for so long as any Class of Notes shall remain Outstanding and is rated by a Rating Agency, the Trustee shall provide to such Rating Agency a copy of any proposed supplemental indenture at least 15 days prior to the execution thereof by the Trustee, and, for so long as such Notes are Outstanding and so rated, request written confirmation that such Rating Agency will not, as a result of such supplemental indenture, cause the rating of any such Class of Notes to be reduced or withdrawn.

It shall not be necessary for any Act of Securityholders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

The Trustee, at the expense of the Issuer, shall provide to each Hedge Counterparty and each Synthetic Asset Counterparty a copy of any proposed supplemental indenture pursuant to Section 8.1 or 8.2 hereof at least 15 Business Days prior to the execution thereof by the Issuer. Promptly after the execution by the Issuer, the Co-Issuer and the Trustee of any supplemental indenture pursuant to Section 8.1 or 8.2, the Trustee, at the expense of the Issuer, shall mail to the Securityholders, each Hedge Counterparty, the Upfront Swap Counterparty, each Synthetic Asset Counterparty, MBIA, the Collateral Manager, and, so long as the Notes are Outstanding and so rated, each Rating Agency a copy thereof based on an outstanding rating. Any failure of the Trustee to publish or mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Section 8.3 Execution of Supplemental Indentures.

In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article 8 or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been satisfied. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise. The Collateral Manager will be bound to follow any amendment or supplement to this Indenture of which it has received written notice at least ten Business Days prior to the execution and delivery of such amendment or supplement; provided, however, that with respect to any amendment or supplement to this Indenture which may, in the judgment of the Collateral Manager adversely affect the Collateral Manager, the Collateral Manager shall not be bound (and the Issuer agrees that it will not permit any such amendment to become effective) unless the Collateral Manager gives written consent to the Trustee and the Issuer to such amendment. The Issuer and the Trustee shall give written notice to the Collateral Manager of any amendment made to this Indenture pursuant to its terms. In addition, the Collateral Manager’s written consent shall be required prior to any amendment to this Indenture by which it is adversely affected.

Section 8.4 Effect of Supplemental Indentures.

Upon the execution of any supplemental indenture under this Article 8, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes and Income Notes theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

Section 8.5 Reference in Notes to Supplemental Indentures.

Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article 8 may, and if required by the Trustee shall, bear a notice in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer and the Co-Issuer shall so determine, new Notes, so modified as to conform in the opinion of the Trustee and the Issuer and the Co-Issuer to any such supplemental indenture, may be prepared and executed by the Issuer and the Co-Issuer and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

ARTICLE 9

REDEMPTION OF SECURITIES; REDEMPTION PROCEDURES

Section 9.1 Clean-up Call; Tax Redemption and Optional Redemption.

(a) The Notes may be redeemed at the option of and at the direction of the Collateral Manager, in whole but not in part, on any Payment Date (the “Clean-up Call Date”), on or after the Payment Date on which the Aggregate Outstanding Amount of the Notes has been reduced to 10% of the Aggregate Outstanding Amount of the Notes on the Closing Date, at a price equal to their applicable Redemption Prices (such redemption, a “Clean-up Call”); provided that any payments due and payable upon a termination of each Hedge Agreement and each Synthetic Asset will be made on the Clean-up Call Date in accordance with the terms thereof and this Indenture; and provided, further, that the funds available to be used on the applicable Redemption Date for such Clean-up Call will be sufficient to pay (x) the Redemption Prices of the Notes simultaneously and (y) the amounts and the expenses described in clauses (1) through (5) and (29) through (32) of Section 11.1(a)(i). If the Collateral Manager effects a Clean-Up Call, the Income Notes shall be redeemed simultaneously with the Notes at the Redemption Price for the Income Notes.

(b) The Securities shall be redeemable, in whole but not in part, by the Issuer, on the Payment Date (the “Tax Redemption Date”) following the occurrence of a Tax Event, if the Tax Materiality Condition is satisfied and at the direction of the Holders of at least a Majority of the Aggregate Outstanding Amount of the Income Notes at a price equal to their applicable Redemption Prices (such redemption, a “Tax Redemption”); provided that any payments due and payable upon a termination of each Hedge Agreement and each Synthetic Asset will be made in accordance with the terms thereof and this Indenture; and provided, further, the funds available to be used on the applicable Redemption Date for such Tax Redemption will be sufficient to pay (x) the Redemption Prices of the Notes simultaneously and (y) the amounts and the expenses described in clauses (1) through (5) and (29) through

(32) of Section 11.1(a)(i). Upon the occurrence of a Tax Event, the Issuer and the Co-Issuer, at the direction of the Collateral Manager shall provide written notice thereof to the Trustee, the Cayman Islands Stock Exchange (for so long as any Notes are listed on the Cayman Islands Stock Exchange), each Hedge Counterparty, each Synthetic Asset Counterparty and each Rating Agency.

(c) The Notes shall be redeemable by the Issuer, in whole but not in part, at a price equal to their applicable Redemption Prices, on any Payment Date after the end of the Non-call Period, (such redemption, an “Optional Redemption”) (i) at the direction of the Holders of at least a Majority of the Aggregate Outstanding Amount of the Income Notes, subject to the consent of the Collateral Manager, delivered to the Trustee, or (ii) at the direction of the Collateral Manager unless a Majority of the Aggregate Outstanding Amount of the Income Notes object; provided, however, that any payments due and payable upon a termination of each Hedge Agreement and each Synthetic Asset will be made in accordance with the terms thereof and this Indenture; and provided, further, that the funds available to be used on the applicable Redemption Date for such Optional Redemption will be sufficient to pay (x) the Redemption Prices of the Notes simultaneously and (y) the amounts and the expenses described in clauses (1) through (5) and (29) through (32) of Section 11.1(a)(i). Upon an Optional Redemption, the Income Notes will be redeemed simultaneously with the Notes at the Redemption Price for the Income Notes.

(d) The election by the Collateral Manager to redeem the Notes pursuant to a Clean-up Call shall be evidenced by an Officer’s Certificate from the Collateral Manager directing the Trustee to make the payment to the Paying Agent of the applicable Redemption Price of all of the Notes to be redeemed from funds in the Payment Account in accordance with the Priority of Payments. In connection with a Tax Redemption, the occurrence of a Tax Event and satisfaction of the Tax Materiality Condition shall be evidenced by an Issuer Order from the Issuer or from the Collateral Manager on behalf of the Issuer certifying that such conditions for a Tax Redemption have occurred. The election by the Collateral Manager to redeem the Notes pursuant to an Optional Redemption shall be evidenced by an Officer’s Certificate from the Collateral Manager on behalf of the Issuer certifying that the conditions for an Optional Redemption have occurred.

(e) A redemption pursuant to Section 9.1(a), 9.1(b) or 9.1(c) shall not occur unless (1)(i) at least six Business Days before the scheduled Redemption Date, the Collateral Manager shall have certified to the Trustee that the Collateral Manager, on behalf of the Issuer, has entered into a binding agreement or agreements, with (A) one or more financial institutions whose long-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a person other than such institution) have a credit rating from each Rating Agency of at least equal to the highest rating of any Notes then Outstanding or whose short-term unsecured debt obligations have a credit rating of “P-1” by Moody’s as long as the term of such agreement is 90 days or less and “A-1” by S&P or (B) one or more Affiliates of the Collateral Manager, to sell all or part of the Pledged Obligations, not later than the Business Day immediately preceding the scheduled Redemption Date or (ii) the Trustee shall have received written confirmation that the method of redemption satisfies the Rating Agency Condition and (2) the related Sale Proceeds (in immediately available funds), together with all other available funds (including proceeds from the sale of the Collateral,

Eligible Investments maturing on or prior to the scheduled Redemption Date, all amounts in the Collection Accounts and available Cash), shall be an aggregate amount sufficient to pay all amounts, payments, fees and expenses in accordance with the Priority of Payments due and owing on such Redemption Date.

(f) Any amounts remaining after payment of the Redemption Prices of the Notes and the amounts and the expenses described in clauses (1) through (5) and (29) through (32) of Section 11.1(a)(i) in connection with an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption, will be distributed in accordance with Section 11.1(a)(i).

Section 9.2 Auction Call Redemption.

(a) During the period from and including the Payment Date occurring in April 2017 and to but not including the first Payment Date on which the Clean-up Call may be exercised (the “Auction Call Period”), the Notes and the Income Notes will be redeemed, in whole but not in part, if a Successful Auction is completed (such redemption, an “Auction Call Redemption”), at their applicable Redemption Prices; provided that any payments due and payable upon a termination of each Hedge Agreement and each Synthetic Asset will be made on the Auction Call Redemption Date in accordance with the terms thereof and this Indenture; and provided, further, that the funds available to be used on the applicable Redemption Date for such Auction Call Redemption will be sufficient to pay the Total Auction Call Redemption Price. An Auction Call Redemption may only occur on a Payment Date during the Auction Call Period (such Payment Date, the “Auction Call Redemption Date”).

(b) The Trustee shall sell and transfer the Collateral Interests to the highest bidder for all of the Collateral Interests (or to each highest bidder for one or more (but not all) of the Collateral Interests), at the Auction, as long as:

(i) the Auction has been conducted in accordance with the Auction Procedures, as evidenced by a certification of the Collateral Manager;

(ii) at least one bidder delivers to the Collateral Manager a bid (which bid may be based upon a fixed spread above or below a generally recognized price index) for (x) the purchase of all of the Collateral Interests or (y) the purchase of each Collateral Interest (which bid may be for one or more (but not all) of the Collateral Interests);

(iii) based on the Collateral Manager’s certification to the Trustee of the amount of the cash purchase price of each bid, the Trustee, in consultation with the Collateral Manager, determines that the Highest Auction Price would result in a cash purchase price for the Collateral Interests which, together with the balance of all Eligible Investments and Cash on deposit in the Collection Accounts, the Payment Account and the Expense Account, will be at least equal to the Total Auction Call Redemption Price; and

(iv) each bidder who offered the Highest Auction Price for all of the Collateral Interests or for one or more of the Collateral Interests enters into a written agreement with the Issuer (which the Issuer shall execute if the conditions set forth in clauses (i)

through (iii) above are satisfied) obligating the highest bidder for all of the Collateral Interests (or the highest bidder for one or more (but not all) of the Collateral Interests) to purchase all (either individually or together with other bidders, as applicable) of the Collateral Interests with the closing of such purchase (and full payment in Cash to the Trustee) to occur on or before the tenth Business Day prior to the scheduled Redemption Date.

(c) If any of the foregoing conditions is not met with respect to any Auction, or if the highest bidder or the Collateral Manager, as the case may be, fails to pay the purchase price on or before the sixth Business Day following the relevant Auction Date, (i) the Auction Call Redemption shall not occur on the Payment Date following the relevant Auction Date, (ii) the Trustee shall give notice of the withdrawal pursuant to Section 9.3, (iii) subject to subclause (iv) below, the Trustee shall decline to consummate such sale and shall not solicit any further bids or otherwise negotiate any further sale of Collateral Interests in relation to such Auction and (iv) unless the Notes and the Income Notes are redeemed in full prior to the next succeeding Auction Date, or the Collateral Manager notifies the Trustee that market conditions are such that such Auction is not likely to be successful, the Trustee shall conduct another Auction on the next succeeding Auction Date.

Section 9.3 Notice of Redemption.

(a) In connection with an Optional Redemption, a Clean-up Call or a Tax Redemption pursuant to Section 9.1 or an Auction Call Redemption pursuant to Section 9.2, the Trustee on behalf of the Issuer and the Co-Issuer shall (i) set the applicable Record Date and (ii) at least 45 days prior to the proposed Redemption Date, notify the Collateral Manager, each Hedge Counterparty, the Upfront Swap Counterparty, each Synthetic Asset Counterparty, the Class AR Note Agent, MBIA, the Rating Agencies and each Income Noteholder at such Income Noteholder’s address in the Note Register, of such proposed Redemption Date, the applicable Record Date, the principal amount of Notes to be redeemed on such Redemption Date and the Redemption Price of such Securities in accordance with Section 9.1 or Section 9.2. The Redemption Price shall be determined no earlier than 60 days prior to the proposed Redemption Date.

(b) Any such notice of an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption may be withdrawn by the Issuer and the Co-Issuer at the direction of the Collateral Manager up to the fourth Business Day prior to the scheduled Redemption Date by written notice to the Trustee, the Cayman Islands Stock Exchange (for so long as any Notes are listed on the Cayman Islands Stock Exchange), the Upfront Swap Counterparty, the Class AR Note Agent, each Hedge Counterparty, each Synthetic Asset Counterparty, MBIA, each Holder of Notes to be redeemed, and the Collateral Manager only if (i) in the case of an Optional Redemption, a Clean-up Call or a Tax Redemption the Collateral Manager is unable to deliver the sale agreement or agreements or certifications referred to in Section 9.1(e), as the case may be or (ii) in the case of an Auction Call Redemption, the Auction is unable to be consummated pursuant to the Auction Procedures.

Section 9.4 Notice of Redemption or Maturity by the Issuer.

Notice of redemption pursuant to Section 9.1, Section 9.2 or the Maturity of any Notes shall be given by first class mail, postage prepaid, mailed not less than ten Business Days (or four Business Days where the notice of an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption is withdrawn pursuant to Section 9.3(b)) prior to the applicable Redemption Date or Maturity, to each Holder of Notes to be redeemed, at its address in the Notes Register. In addition, so long as any Notes are listed on the Cayman Islands Stock Exchange, notice of redemption or Maturity shall be published in the Cayman Islands Stock Exchange’s Daily Official List or as otherwise required by the rules of the Cayman Islands Stock Exchange not less than ten Business Days prior to the applicable Redemption Date or Maturity.

All notices of redemption shall state:

(a) the applicable Redemption Date;

(b) the applicable Redemption Price;

(c) that all the Notes are being paid in full and that interest on the Notes shall cease to accrue on the Redemption Date specified in the notice; and

(d) the place or places where such Notes to be redeemed in whole are to be surrendered for payment of the Redemption Price which shall be the office or agency of the Paying Agent as provided in Section 7.2.

Notice of redemption shall be given by the Issuer and Co-Issuer, or at their request, by the Trustee in their names and at the expense of the Issuer. Failure to give notice of redemption, or any defect therein, to any Holder of any Note shall not impair or affect the validity of the redemption of any other Notes.

Section 9.5 Notes Payable on Redemption Date.

Notice of redemption having been given as aforesaid, the Notes to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after the Redemption Date (unless the Issuer shall Default in the payment of the Redemption Price and accrued interest), the Notes shall cease to bear interest on the Redemption Date. Upon final payment on a Note to be redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided, however, that if there is delivered to the Issuer, the Co-Issuer and the Trustee such security or indemnity as may be required by them to save each of them harmless (an unsecured indemnity agreement delivered to the Issuer, the Co-Issuer and the Trustee by an institutional investor with a net worth of at least U.S.$200,000,000 being deemed to satisfy such security or indemnity requirement) and an undertaking thereafter to surrender such Note, then, in the absence of notice to the Issuer, the Co-Issuer and the Trustee that the applicable Note has been acquired by a bona fide purchaser, such final payment shall be made without presentation or surrender. Payments of interest on Notes of a Class so to be redeemed whose Rated Final Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.7(l).

If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Note Interest Rate for each successive Interest Accrual Period the Note remains Outstanding.

Section 9.6 Mandatory Redemption.

On any Payment Date on which any of the Coverage Tests applicable to any Class of Notes is not satisfied as of the most recent Measurement Date, the Notes shall be redeemed (a “Mandatory Redemption”) first from Interest Proceeds and then from Principal Proceeds in each case in accordance with the Priority of Payments in an amount necessary, and only to the extent necessary, to cause each of the Coverage Tests to be satisfied (and the Class AR Commitments will be reduced simultaneously as described herein); provided, that to the extent that the sum of all Class A-1R Commitments and Class A-2R Commitments are reduced to an amount less than the Minimum Class AR Commitment, a portion of the Interest Proceeds and/or Principal Proceeds that are available for distribution will be deposited into the Delayed Funding Obligations Account until the amount deposited in such account, together with the Aggregate Class AR Undrawn Amount, equals the Minimum Class AR Commitment. On any Payment Date on which a Coverage Test is not satisfied, no Class of Notes will receive any principal payments until after payment of the interest on and principal of each Class of Notes with a prior alphabetical designation (and in the case of each Class of Notes subordinate to the Class A Notes, the Class A-1R Commitments have been reduced to zero), in each case to the extent necessary to cause such Coverage Test to be met. Additionally, on any Payment Date on which a Coverage Test is not satisfied with respect to one or more Classes of Notes, as applicable, no Class of Notes with a subsequent alphabetical designation that is not part of the same Par Value Test will receive any payments of interest until payment of the interest and principal of such Class of Notes with a prior alphabetical designation (and in the case of each Class of Notes subordinate to the Class A Notes, the Class A-1R Commitments have been reduced to zero), in each case, to the extent necessary to cause the applicable Coverage Tests to be satisfied. Further, each Hedge Agreement (other than the Upfront Swap Agreement) will be terminated in part in accordance with the terms thereof and any payments due and payable on the Hedge Agreement in connection with the termination of the Hedge Agreement will be made on such Payment Date in accordance with the terms thereof and this Indenture, and subject to satisfaction of the Rating Agency Condition. Such Principal Proceeds and Interest Proceeds shall be applied to each of the Outstanding Classes of Notes in accordance with its relative seniority in accordance with the Priority of Payments. On or promptly after such Mandatory Redemption, the Issuer and the Co-Issuer shall certify or cause to be certified to each of the Rating Agencies and the Trustee whether the Coverage Tests have been met.

Section 9.7 Special Amortization.

The Notes may be amortized in part by the Issuer (at the election and direction of the Collateral Manager) if, at any time and from time to time during the Reinvestment Period, (A) the Collateral Manager determines that, in light of the composition of Collateral Interests, general market conditions and other factors, investments in additional Collateral Interests within the foreseeable future would be either impractical, or not beneficial to the Issuer or the Holders of the Income Notes and (B) the Collateral Manager notifies the Trustee, the Issuer, the Co-Issuer, the Upfront Swap Counterparty, the Class AR Note Agent, the Controlling Class, each Hedge Counterparty and each Synthetic Asset Counterparty of such election (a “Special Amortization”) and the amount to be amortized (such amount, the “Special Amortization Amount”) (which notice shall be given not later than the Determination Date immediately preceding the Payment Date on which application of the Special Amortization Amount pursuant to this Section 9.7 will occur). On the first Payment Date following the date on which such notice is given, the Special Amortization Amount will be applied to amortize the Notes in accordance with the Priority of Payments (i) on a pro rata basis among all Classes of Notes (without regard to any Capitalized Interest and assuming for the purposes of the pro rata allocation to the Notes that the Class AR Notes are fully drawn, but allocating amounts among the Class A-1 Notes, the Class A-1R Notes, the Class A-2 Notes and the Class A-2R Notes as described in the Priority of Payments) if each of the S&P Special Amortization Pro Rata Condition and the Moody’s Special Amortization Pro Rata Condition is satisfied with respect to the related Payment Date and each of the Coverage Tests is satisfied as of such Payment Date (after giving effect to Mandatory Redemption payments actually made, if any, on such Payment Date); or (ii) sequentially among all Classes of Notes, if either the S&P Special Amortization Pro Rata Condition or the Moody’s Special Amortization Pro Rata Condition is not satisfied with respect to the related Payment Date or any Coverage Test was not satisfied as of such Payment Date (after giving effect to Mandatory Redemption payments actually made, if any, on such Payment Date). Notwithstanding anything herein to the contrary, the Collateral Manager is not obligated to reinvest any amounts or give such notice within any particular time period. In connection with any Special Amortization, the Class AR Commitments will be reduced simultaneously as described herein.

ARTICLE 10

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.1 Collection of Money; Custodial Account.

(a) Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Pledged Obligations in accordance with the terms and conditions of such Pledged Obligations. The Trustee shall segregate and hold all such Money and property received by it in trust for the Secured Parties, and shall apply it as provided in this Indenture.

(b) The Trustee shall, prior to the Closing Date, establish at the Custodial Securities Intermediary a Securities Account which shall be designated as the “Custodial Account,” which shall be a segregated trust account held in the name of the Trustee for the benefit of the Secured Parties and into which the Trustee shall from time to time deposit Collateral. All Collateral from time to time deposited in, or otherwise standing to the credit of, the Custodial Account pursuant to this Indenture shall be held by the Trustee as part of the

Collateral and shall be applied to the purposes herein provided. The Trustee agrees to give the Issuer immediate notice if the Custodial Account or any funds on deposit therein, or otherwise standing to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Issuer and the Co-Issuer shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with the Priority of Payments. The Custodial Accounts shall remain at all times with a financial institution having a long-term debt rating of at least “A+” by S&P, at least “A-” by Fitch, and at least “A2” by Moody’s, and a combined capital and surplus in excess of U.S.$200,000,000.

Section 10.2 Collection Accounts.

(a) The Trustee shall, prior to the Closing Date, establish a segregated trust account which shall be designated as the “Collection Account” and will consist of two subaccounts, the “Interest Collection Account” and the “Principal Collection Account” (collectively, the “Collection Accounts”), which shall be held in trust in the name of the Trustee for the benefit of the Secured Parties, into which Collection Accounts, as applicable, the Trustee shall from time to time deposit (i) all amounts, if any, received by the Issuer pursuant to the Hedge Agreements (other than amounts received by the Issuer by reason of an event of default or termination event (each as defined in the related Hedge Agreement) or other comparable event that are required, pursuant to Section 16.1(f) to be used for the purchase by the Issuer of a replacement Hedge Agreement) and amounts held in each Hedge Collateral Account pursuant to Section 10.8), (ii) all Sale Proceeds (unless simultaneously reinvested in Substitute Collateral Interests, subject to the Reinvestment Criteria) and (iii) all Interest Proceeds and all Principal Proceeds. In addition, the Issuer may, but under no circumstances shall be required to, deposit from time to time such Monies in the Collection Accounts as it deems, in its sole discretion, to be advisable. All Monies deposited from time to time in the Collection Accounts pursuant to this Indenture shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided. The Collection Accounts shall remain at all times with the Corporate Trust Office or a financial institution having a long-term debt rating at least equal to “A+” or “A2,” as applicable, or a short-term debt rating at least equal to “A-1” or “P-1,” as applicable, and a long-term debt rating of at least “A-” by Fitch and a short-term rating of at least “F1” by Fitch. The Collection Accounts may be subaccounts of other accounts hereunder and may consist of one or more subaccounts. The Issuer, or the Collateral Manager on its behalf, may direct that some or all amounts due to the Issuer in respect of any Collateral Interests serviced by the CDO Servicer be transmitted directly to the Trustee for deposit into the Collection Account, in which case, so long as such funds do not constitute Interest Proceeds or Principal Proceeds and the CDO Servicer is entitled to such funds (or a portion thereof) pursuant to the terms of the CDO Servicing Agreement in order to pay its fees and expenses and to reimburse servicing advances, then, upon written request of the CDO Servicer, the Trustee shall withdraw such funds (or the applicable portion thereof) from the Collection Account and remit them to the CDO Servicer.

(b) All distributions of principal or interest received in respect of the Collateral, and any Sale Proceeds from the sale or disposition of a Collateral Interest or other Collateral received by the Trustee in Dollars shall immediately be deposited into the Interest Collection Account or the Principal Collection Account, as Interest Proceeds or Principal

Proceeds, respectively (unless, in the case of net proceeds received from the sale or disposition of any Collateral, such net proceeds are simultaneously reinvested pursuant to Section 10.2(d) in Substitute Collateral Interests, subject to the Reinvestment Criteria, or in Eligible Investments). Subject to Sections 10.2(d), 10.2(e) and 11.2, all such property, together with any securities in which funds included in such property are or will be invested or reinvested during the term of this Indenture, and any income or other gain realized from such investments, shall be held by the Trustee in the Collection Accounts as part of the Collateral subject to disbursement and withdrawal as provided in this Section 10.2. Subject to Section 10.2(e) by Issuer Order (which may be in the form of standing instructions), the Issuer or the Collateral Manager, on behalf of the Issuer, shall at all times direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, invest all funds received into the Collection Accounts during a Due Period, and amounts received in prior Due Periods and retained in the Collection Accounts, as so directed in Eligible Investments having stated maturities no later than the Business Day immediately preceding the next Payment Date. The Trustee, within one Business Day after receipt of any Scheduled Distribution or other proceeds in respect of the Collateral which is not Cash, shall so notify the Issuer and the Collateral Manager and the Issuer, or the Collateral Manager on behalf of the Issuer, shall, within five Business Days of receipt of such notice from the Trustee, sell such Scheduled Distribution or other non-Cash proceeds for Cash in an arm’s length transaction to a Person which is not an Affiliate of the Issuer or the Collateral Manager and deposit the proceeds thereof in the applicable Collection Account for investment pursuant to this Section 10.2; provided, however, that the Issuer, or the Collateral Manager on behalf of the Issuer, need not sell such Scheduled Distributions or other non-Cash proceeds if it delivers an Officer’s Certificate to the Trustee certifying that such Scheduled Distributions or other proceeds constitute Collateral Interests or Eligible Investments.

(c) If prior to the occurrence of an Event of Default, the Issuer, or the Collateral Manager on behalf of the Issuer, shall not have given any investment directions pursuant to Section 10.2(b), the Trustee shall seek instructions from the Issuer, or the Collateral Manager on behalf of the Issuer, within three Business Days after transfer of such funds to the applicable Collection Account. If the Trustee does not thereupon receive written instructions from the Issuer, or the Collateral Manager on behalf of the Issuer, within five Business Days after transfer of such funds to the applicable Collection Account, it shall invest and reinvest the funds held in the applicable Collection Account in one or more Eligible Investments described in clause (ii) of the definition of Eligible Investments maturing no later than the Business Day immediately preceding the next Payment Date. If after the occurrence of an Event of Default, the Issuer, or the Collateral Manager on behalf of the Issuer, shall not have given investment directions to the Trustee pursuant to Section 10.2(b) for three consecutive days, the Trustee shall invest and reinvest such Monies as fully as practicable in Eligible Investments described in clause (ii) of the definition of Eligible Investments maturing not later than the earlier of (i) 30 days after the date of such investment or (ii) the Business Day immediately preceding the next Payment Date. All interest and other income from such investments shall be deposited in the applicable Collection Account, any gain realized from such investments shall be credited to the applicable Collection Account, and any loss resulting from such investments shall be charged to the applicable Collection Account. The Trustee shall not in any way be held liable (except as a result of negligence, willful misconduct or bad faith) by reason of any insufficiency of such applicable Collection Account resulting from any loss relating to any such investment, except with respect to investments in obligations of the Trustee or any Affiliate thereof.

(d) During the Reinvestment Period (and thereafter to the extent necessary to acquire Collateral Interests pursuant to contracts entered into during the Reinvestment Period), the Collateral Manager on behalf of the Issuer may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, reinvest Principal Proceeds in Collateral Interests selected by the Collateral Manager as permitted under and in accordance with the requirements of Article 12 and such Issuer Order.

(e) The Trustee shall transfer to the Payment Account for application pursuant to Section 11.1(a) and in accordance with the calculations and the instructions contained in the Note Valuation Report prepared by the Trustee on behalf of the Issuer pursuant to Section 10.14(e), on or prior to the Business Day prior to each Payment Date, any amounts then held in the Collection Accounts other than (i) Interest Proceeds or Principal Proceeds received after the end of the Due Period with respect to such Payment Date and (ii) amounts that the Issuer is entitled to reinvest in accordance with Section 12.2 and which the Issuer so elects to reinvest in accordance with the terms of this Indenture.

Section 10.3 Payment Account.

(a) The Trustee shall, prior to the Closing Date, establish a segregated trust account which shall be designated as the “Payment Account,” which shall be held in trust for the benefit of the Secured Parties and over which the Trustee shall have exclusive control and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held in trust by the Trustee for the benefit of the Secured Parties. Except as provided in Sections 11.1 and 11.2, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be (i) to pay the interest on and the principal of the Notes and make other payments in respect of the Notes in accordance with their terms and the provisions of this Indenture, (ii) to pay the distributions to the Income Noteholders in accordance with the terms and the provisions of this Indenture, (iii) upon Issuer Order, to pay other amounts specified therein, and (iv) otherwise to pay amounts payable pursuant to and in accordance with the terms of this Indenture, each in accordance with the Priority of Payments. The Trustee agrees to give the Issuer and the Co-Issuer immediate notice if it becomes aware that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. Neither the Issuer nor the Co-Issuer shall have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times with the Corporate Trust Office or a financial institution having a long-term debt rating by each Rating Agency at least equal to “A+” or “A2,” as applicable, or a short-term debt rating by each Rating Agency at least equal to “A-1” or “P-1,” as applicable, and a short-term rating of at least “F1” by Fitch. The Payment Account may be a subaccount of other accounts hereunder and may consist of one or more subaccounts. Amounts in the Payment Account shall not be invested.

Section 10.4 Unused Proceeds Account.

(a) The Trustee shall prior to the Closing Date establish a segregated trust account which shall be designated as the “Unused Proceeds Account” which shall be held in trust in the name of the Trustee for the benefit of the Secured Parties, into which the amount specified in Section 3.2(g) shall be deposited. All Monies deposited from time to time in the Unused Proceeds Account pursuant to this Indenture shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided.

(b) The Trustee agrees to give the Issuer immediate notice if it becomes aware that the Unused Proceeds Account or any funds on deposit therein, or otherwise to the credit of the Unused Proceeds Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Unused Proceeds Account shall remain at all times with the Corporate Trust Office of a financial institution having a long-term debt rating by each Rating Agency at least equal to “A+” or “A2,” as applicable, or a short-term debt rating at least equal to “A-1” or “P-1,” as applicable, and a short-term rating of at least “F1” by Fitch. The Unused Proceeds Account may be a subaccount of other accounts hereunder and may consist of one or more subaccounts.

(c) During the Ramp-Up Period, amounts on deposit in the Unused Proceeds Account may or shall be designated by the Collateral Manager as Special Amortization Amounts to be included as Principal Proceeds pursuant to Section 9.7. If the Aggregate Principal Balance of the Collateral Interests exceeds the Minimum Ramp-Up Amount (including, for this purpose, the aggregate amount of all remaining commitments with respect to all Delayed Draw Term Loans owned by the Issuer) on the Effective Date, amounts remaining on deposit in the Unused Proceeds Account at the end of the Ramp-Up Period may, at the option of the Collateral Manager, (i) be designated as Interest Proceeds, provided that such amount shall not exceed U.S.$2,500,000 and (ii) be deposited into the Expense Account. Any such election will be made on a one-time basis and must be made by written notice to the Trustee no earlier than the Effective Date but not later than the 30th Business Day after the Effective Date, which notice shall set forth any such amounts in the Unused Proceeds Account so designated (and any interest or earnings thereon). Upon receipt of such notice, the Trustee shall transfer such amount to the Interest Collection Account (for subsequent transfer to the Payment Account), which will be treated as Interest Proceeds and applied in accordance with the Priority of Payments. Any amounts remaining in the Unused Proceeds Account on the 30th Business Day after the Effective Date, to the extent not designated as Interest Proceeds and provided that a Ratings Confirmation Failure has not occurred, shall be transferred by the Trustee to the Principal Collection Account (for subsequent transfer to the Payment Account) and treated as Principal Proceeds and applied in accordance with the Priority of Payments.

(d) If a Ratings Confirmation Failure occurs, upon receipt of notice from the Collateral Manager pursuant to Section 7.18, the Trustee shall transfer amounts in the Unused Proceeds Account to the Payment Account for application on the immediately following Payment Date to pay principal of the Notes, first, to the payment of principal of the Senior Class A Notes, second, the payment of principal of the Junior Class A Notes, third, the payment of principal of the Class B Notes, fourth, the payment of principal of the Class C Notes, fifth, the payment of principal of the Class D Notes, sixth, the payment of principal of the Class E Notes, seventh, the payment of principal of the Class F Notes, eighth, the payment of principal of the Class G Notes, ninth, the payment of principal of the Class H Notes, tenth, the payment of principal of the Class J Notes, eleventh, the payment of principal of the Class K Notes, and twelfth, the payment of principal on the Class J Notes, in each case until the ratings assigned on the Closing Date to each Class of Notes have been reinstated or such Class has been paid in full. Any excess amount shall be treated as Principal Proceeds and applied in accordance with the Priority of Payments. If no Ratings Confirmation Failure occurs, to the extent the Collateral Manager has not identified such amounts as Interest Proceeds pursuant to Section 10.4(c), the Trustee shall transfer the amounts on deposit in the Unused Proceeds Account to the Principal Collection Account, and such amounts will be treated as Principal Proceeds and applied in accordance with the Priority of Payments.

(e) During the Ramp-Up Period, the Issuer (or the Collateral Manager on behalf of the Issuer) may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, apply amounts on deposit in the Unused Proceeds Account to acquire Collateral Interests selected by the Collateral Manager as permitted under and in accordance with the requirements of Section 7.17 and such Issuer Order.

(f) The Collateral Manager may direct the Issuer to withdraw funds from the Unused Proceeds Account for deposit into the Delayed Funding Obligations Account to fund the Issuer’s commitments under Delayed Draw Term Loans.

(g) To the extent not applied pursuant to Section 7.17, the Collateral Manager on behalf of the Issuer may direct the Trustee to, and upon such direction the Trustee shall, invest all funds in the Unused Proceeds Account in Eligible Investments designated by the Collateral Manager. All interest and other income from such investments shall be deposited in the Unused Proceeds Account, any gain realized from such investments shall be credited to the Unused Proceeds Account, and any loss resulting from such investments shall be charged to the Unused Proceeds Account. The Trustee shall not in any way be held liable (except as a result of negligence, willful misconduct or bad faith) by reason of any insufficiency of the Unused Proceeds Account resulting from any loss relating to any such investment, except with respect to investments in obligations of the Trustee or any Affiliate thereof. If the Trustee does not receive investment instructions from an Authorized Officer of the Collateral Manager, the Trustee may invest funds received in the Unused Proceeds Account in Eligible Investments of the type described in clause (ii) of the definition thereto.

Section 10.5 Interest Reserve Account.

The Trustee shall prior to the Closing Date establish a segregated trust account which shall be designated as the “Interest Reserve Account” which shall be held in trust in the name of the Trustee for the benefit of the Secured Parties. On the Closing Date, the Trustee shall deposit into the Interest Reserve Account an amount equal to U.S.$[•] from the net proceeds received by the Issuer on such date from the issuance of Securities. Funds on deposit in the Interest Reserve Account may be withdrawn on or after the Effective Date for application as Interest Proceeds, to be distributed in accordance with the Priority of Payments. In addition, funds in the Interest Reserve Account may be invested in Eligible Investments as designated by the Collateral Manager. If the Trustee does not receive investment instructions from an

Authorized Officer of the Collateral Manager, the Trustee may invest funds received in the Interest Reserve Account in Eligible Investments of the type described in clause (ii) of the definition thereto. The Interest Reserve Account may be a subaccount of other accounts hereunder and may consist of one or more subaccounts.

Section 10.6 Delayed Funding Obligations Account.

(a) The Trustee shall prior to the Closing Date establish a single, segregated trust account which shall be designated as the “Delayed Funding Obligations Account” which shall be held in trust in the name of the Trustee for the benefit of the Secured Parties, into which Delayed Funding Obligations Account the Trustee shall deposit funds for certain additional funding commitments of the Issuer under the Delayed Draw Term Loans included in the Collateral Interests. All amounts in the Delayed Funding Obligations Account shall be invested in Eligible Investments as directed by the Collateral Manager and released to fulfill such commitments. If a Delayed Draw Term Loan is sold or otherwise disposed before the full commitment thereunder has been drawn, or if excess funds remain following the termination of the funding obligation giving rise to the deposit of such funds in the Delayed Funding Obligations Account, such Eligible Investments on deposit in the Delayed Funding Obligations Account for the purpose of fulfilling such commitment shall be transferred to the Principal Collection Account as Principal Proceeds. The Delayed Funding Obligations Account shall remain at all times with the Corporate Trust Office or a financial institution having a long-term debt rating from each Rating Agency at least equal to “A+” or “A2,” as applicable, or a short-term debt rating at least equal to “A-1” or “P-1,” as applicable. The Delayed Funding Obligations Account may be a subaccount of other accounts hereunder and may consist of one or more subaccounts.

(b) Funds in the Delayed Funding Obligations Account shall be available solely to fulfill any additional funding commitments of the Issuer under any Delayed Draw Term Loans included in the Collateral Interests. Upon the purchase of any Collateral Interest that is a Delayed Draw Term Loan, to the extent that the related Future Advance Amount is greater than the Aggregate Class AR Undrawn Amount, the Collateral Manager shall direct the Trustee to deposit Principal Proceeds into the Delayed Funding Obligations Account in an amount equal to the Issuer’s maximum future funding commitment (or portion thereof in excess of the Aggregate Class AR Undrawn Amount) under the terms of such Delayed Draw Term Loan. The Collateral Manager shall not permit, at any time, all amounts then on deposit in the Delayed Funding Obligations Account, together with the Aggregate Class AR Undrawn Amount, to be less than the aggregate amount of all future funding obligations outstanding under the terms of all Delayed Draw Term Loans that constitute Collateral Interests.

(c) The Collateral Manager or the Servicer shall direct the Trustee to withdraw funds from the Delayed Funding Obligations Account to fund amounts drawn or expected to be drawn under any Delayed Draw Term Loan; which funds may be transferred to a Servicer Account. Pursuant to an Issuer Order, all or a portion of the funds, as specified in such Issuer Order, on deposit in the Delayed Funding Obligations Account at any time in excess of the aggregate principal amount of commitments which may be drawn upon under the Delayed Draw Term Loan shall be transferred by the Trustee to the Collection Account as Principal Proceeds.

Section 10.7 Expense Account.

(a) The Trustee shall prior to the Closing Date establish a segregated trust account which shall be designated as the “Expense Account” which shall be held in trust in the name of the Trustee for the benefit of the Secured Parties. The only permitted withdrawal from or application of funds on deposit in, or otherwise standing to the credit of, the Expense Account shall be to pay (on any day other than a Payment Date) accrued and unpaid Company Administrative Expenses of the Issuer and the Co-Issuer (other than the Collateral Management Fee, but including other amounts payable by the Issuer to the Collateral Manager under the Collateral Management Agreement or hereunder). On the Closing Date, the Trustee shall deposit into the Expense Account an amount equal to U.S.$50,000 from the net proceeds received by the Issuer on such date from the initial issuance of the Securities. Funds in the Expense Account shall be replenished on each Payment Date, if necessary, in accordance with the Priority of Payments. On or after the Effective Date, any amount remaining in the Expense Account may, at the election of the Collateral Manager, be designated as Interest Proceeds. On the date on which substantially all of the Issuer’s assets have been sold or otherwise disposed of, the Issuer by Issuer Order executed by an Authorized Officer of the Collateral Manager shall direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, transfer all amounts on deposit in the Expense Account to the Interest Collection Account for application pursuant to Section 11.1(a)(i) as Interest Proceeds. Amounts credited to the Expense Account shall be applied (i) on or prior to the Determination Date preceding the first Payment Date to pay amounts due in connection with the offering of the Senior Notes and (ii) on the first Payment Date, to the extent the balance of the Expense Account exceeds U.S.$50,000 on the related Determination Date, at the election of the Collateral Manager (such election to be exercised by direction to the Trustee given not later than such Determination Date), transferred to the Payment Account and applied as Interest Proceeds.

(b) The Trustee agrees to give the Issuer immediate notice if it becomes aware that the Expense Account or any funds on deposit therein, or otherwise to the credit of the Expense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Issuer shall not have any legal, equitable or beneficial interest in the Expense Account. The Expense Account shall remain at all times with the Corporate Trust Office of a financial institution having a long-term debt rating by each Rating Agency at least equal to “A+” or “Baa1,” as applicable. The Expense Account may be a subaccount of other accounts hereunder and may consist of one or more subaccounts.

(c) The Collateral Manager on behalf of the Issuer may direct the Trustee to, and upon such direction the Trustee shall, invest all funds in the Expense Account in Eligible Investments designated by the Collateral Manager. All interest and other income from such investments shall be deposited in the Expense Account, any gain realized from such investments shall be credited to the Expense Account, and any loss resulting from such investments shall be charged to the Expense Account. The Trustee shall not in any way be held liable (except as a result of negligence, willful misconduct or bad faith) by reason of any insufficiency of such Expense Account resulting from any loss relating to any such investment, except with respect to investments in obligations of the Trustee or any Affiliate thereof. If the Trustee does not receive investment instructions from an Authorized Officer of the Collateral Manager, the Trustee may invest funds received in the Expense Account in Eligible Investments of the type described in clause (ii) of the definition thereto.

Section 10.8 Hedge Collateral Account.

The Trustee shall, prior to the Closing Date, establish a segregated trust account with respect to each Hedge Counterparty in the name of the Trustee, each designated as the “Hedge Collateral Account,” which shall be held in trust for the benefit of the Noteholders, the applicable Hedge Counterparty and the other Secured Parties, over which the Trustee shall have exclusive control and the sole right of withdrawal. The Trustee shall deposit all collateral received from the related Hedge Counterparty under the related Hedge Agreement in the related Hedge Collateral Account. Any and all funds at any time on deposit in, or otherwise to the credit of, each Hedge Collateral Account shall be held in trust by the Trustee for the benefit of the Noteholders and the other Secured Parties. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, each Hedge Collateral Account shall be (i) for application to obligations of the applicable Hedge Counterparty to the Issuer under the related Hedge Agreement in accordance with the terms of such Hedge Agreement or (ii) to return collateral to the applicable Hedge Counterparty when and as required by the related Hedge Agreement, which the Trustee shall return to the applicable Hedge Counterparty in accordance with the related Hedge Agreement. Each Hedge Collateral Account shall remain at all times with the Corporate Trust Office or a financial institution having a long-term debt rating at least equal to “A+” or “A2,” as applicable, or a short-term debt rating at least equal to “A-1” or “P-1,” as applicable, and a short-term rating of at least “F1” by Fitch. The Hedge Collateral Account may be a subaccount of other accounts hereunder and may consist of one or more subaccounts.

Section 10.9 Hedge Termination Account.

The Trustee shall, promptly after the Closing Date, in respect of each Hedge Counterparty, establish a segregated trust account in the name of the Trustee, each designated the “Hedge Termination Account,” which shall be held in trust for the benefit of the Noteholders and the other Secured Parties and over which the Trustee will have exclusive control and the sole right of withdrawal. Each Hedge Termination Account shall remain at all times with the Corporate Trust Office or a financial institution having a long-term debt rating at least equal to “A+” or “A2,” as applicable, or a short-term debt rating at least equal to “A-1” or “P-1,” as applicable, and a short-term rating of at least “F1” by Fitch. The Hedge Termination Account may be a subaccount of other accounts hereunder and may consist of one or more subaccounts. Notwithstanding anything contained in this Indenture to the contrary, any payments (other than payments relating to past-due scheduled payments on a Hedge Agreement) received by the Issuer or Trustee in connection with either (x) the termination (in whole or in part) of a related Hedge Agreement or (y) the execution of an additional or replacement Hedge Agreement shall be immediately transferred to the Trustee for deposit into the related Hedge Termination Account. Any costs attributable to entering into an additional or replacement Hedge Agreement (other than in connection with a “Permitted Transfer” as provided for and defined in the related Hedge Agreement) with respect to the related Hedge Counterparty shall be paid from the related Hedge Termination Account, and any such amounts which are payable from, but exceed the balance in the related Hedge Termination Account shall be borne solely by the Issuer and shall constitute expenses payable under clause (5) of Section 11.1(a)(i) hereof. Additionally, any amounts that are due and payable to a Hedge Counterparty upon a termination of a Hedge Agreement shall be paid from any amounts on deposit in the related Hedge Termination Account, and, to the extent the amounts on deposit in such Hedge Termination Account are insufficient to pay all such amounts, then such amounts will be payable in accordance with Sections 11.1(a)(i) and Section 11.1(a)(ii) hereof. Any amounts remaining on deposit in a Hedge Termination Account related to a Hedge Agreement following payment to the Hedge Counterparty shall be transferred to the Principal Collection Account and shall constitute Principal Proceeds. If determining the amount payable under the terminated Hedge Agreement, the Issuer or the Collateral Manager on behalf of the Issuer shall seek quotations in accordance with the terms of the related Hedge Agreement from reference market-makers who satisfy the definition of Qualified Hedge Party herein. Each Hedge Agreement may provide that the applicable Hedge Counterparty is responsible for determining the amounts payable in certain circumstances. In addition, the Issuer or the Collateral Manager on behalf of the Issuer shall use commercially reasonable efforts to cause the termination of the related Hedge Agreement to become effective simultaneously with the effectiveness of a replacement thereto, described as aforesaid.

Section 10.10 Synthetic Asset Collateral Account.

The Trustee shall establish a segregated non-interest bearing trust account which shall be designated as the “Synthetic Asset Collateral Account” and will establish and maintain a segregated subaccount therein with respect to each Synthetic Asset Counterparty. At the time Issuer enters into a Synthetic Asset in the form of a credit default swap, the Issuer shall be required to deposit an amount equal to the notional amount of such Synthetic Asset into a segregated subaccount within the Synthetic Asset Collateral Account. Any such amount deposited into a segregated subaccount will be used to acquire an Investment Agreement or Eligible Investments at the direction of the Collateral Manager. Assets on deposit in each subaccount shall be held for the benefit of the applicable Synthetic Asset Counterparty. Any amounts received from an Investment Agreement (whether upon an acceleration in full of amounts owing under such Investment Agreement or otherwise) shall be applied in payment of amounts owing under the related Synthetic Asset for which the related withdrawal was made under such Investment Agreement, and otherwise held in the Synthetic Asset Collateral Account. Proceeds of any Eligible Investments securing a Synthetic Asset shall be applied in payment of amounts owing under the related Synthetic Asset and otherwise held in the Synthetic Asset Collateral Account. Notwithstanding the foregoing, without first obtaining the prior written consent of the relevant Synthetic Asset Counterparty, in no event shall any amounts be withdrawn from a segregated subaccount of the Synthetic Asset Collateral Account if, either before such withdrawal or after giving effect to such withdrawal, the principal amount of all assets held in such segregated subaccount of the Synthetic Asset Collateral Account is less than the aggregate notional amount of all outstanding Synthetic Assets with the related Synthetic Asset Counterparty. The Issuer shall grant to the Trustee, for the benefit of the Secured Parties, a security interest in the Synthetic Asset Collateral Account, subject to the first priority security interest of the related Synthetic Asset Counterparty in the relevant subaccount. Notwithstanding anything herein to the contrary, no Synthetic Asset Counterparty shall have the right to any portion of the Synthetic Asset Collateral with respect to any Defaulted Synthetic Asset Termination Payments. The Synthetic Asset Collateral Account shall remain at all times with the Corporate Trust Office or a financial institution having a long-term debt rating at least equal to “A+” or “A2,” as applicable, or a short-term debt rating at least equal to “A-1” or “P-1,” as applicable, and a short-term rating of at least “F1” by Fitch. The Synthetic Asset Collateral Account may be a subaccount of other accounts hereunder and may consist of one or more subaccounts.

Section 10.11 Synthetic Asset Counterparty Collateral Account.

In the event any Synthetic Asset Counterparty fails to maintain the ratings required under the terms of the related Synthetic Asset, such Synthetic Asset Counterparty will be required to post collateral as required by the related Synthetic Asset unless the underlying agreement or instrument governing such Synthetic Asset is assigned to, or the Synthetic Asset Counterparty is replaced with, a Synthetic Asset Counterparty which has, or the guarantor with respect to which has, such required ratings. The collateral pledged by such Synthetic Asset Counterparty will be deposited by the Trustee into a separate, non-interest bearing trust account established and maintained by the Trustee, which shall be designated as the “Synthetic Asset Counterparty Collateral Account.” Each item of collateral deposited into the Synthetic Asset Counterparty Collateral Account will be deposited into a separate subaccount relating to the underlying Synthetic Asset for which the related Synthetic Asset Counterparty has pledged such collateral. The Issuer may not take any actions with respect to enforcement against any collateral on deposit in any Synthetic Asset Counterparty Collateral Account unless an “Early Termination Date” under the related Synthetic Asset occurs. The Synthetic Asset Counterparty Collateral Account shall remain at all times with the Corporate Trust Office or a financial institution having a long-term debt rating at least equal to “A+” or “A-2,” as applicable, or a short-term debt rating at least equal to “A-1” or “P-1,” as applicable, and a short-term rating of at least “F1” by Fitch. The Synthetic Asset Counterparty Collateral Account may be a subaccount of other accounts hereunder and may consist of one or more subaccounts.

Section 10.12 Liquidity Suspense Account.

(a) The Trustee shall prior to the Closing Date establish a segregated trust account which shall be designated as the “Liquidity Suspense Account” which shall be held in trust in the name of the Trustee for the benefit of the Future Advance Holders. On any Payment Date on which a Liquidity Test Failure or a Future Funding Failure has occurred and is continuing, the Trustee shall release from the lien of this Indenture and deposit into the Liquidity Suspense Account all amounts available to be distributed pursuant to clause (35) under of Section 11.1(a)(i) until such Liquidity Test Failure or such Future Funding Failure, as the case may be, is cured. At the direction of the Collateral Manager, the Issuer may by Issuer Order direct the Trustee to, and upon receipt of the Issuer Order, the Trustee shall, transfer all amounts on deposit in the Liquidity Suspense Account, if any, to the Future Advance Holders to satisfy the additional commitments in respect of one or more Delayed Draw Term Loans or Related Future Advance Loans or reimburse the Issuer for losses related to the failure to fund such future funding commitments in accordance with the related Underlying Instruments. Amounts on deposit in the Liquidity Suspense Account shall be invested in Eligible Investments as set forth herein. Subject to Section 7.20 hereof, amounts on deposit in the Liquidity Suspense Account (or any portion thereof) will be paid (upon standing order of the Issuer) to the Trustee for deposit into the Income Notes Distribution Account for distribution to the Income Noteholder as payments of the Income Notes Distribution Amount on any date on which the Liquidity Test would be satisfied after such release and payment. For the avoidance of doubt, amounts on deposit in the Liquidity Suspense Account shall not be included in the Collateral securing the Notes.

(b) The Trustee agrees to give the Issuer immediate notice if it becomes aware that the Liquidity Suspense Account or any funds on deposit therein, or otherwise to the credit of the Liquidity Suspense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Issuer shall not have any legal, equitable or beneficial interest in the Liquidity Suspense Account. The Liquidity Suspense Account shall remain at all times with the Corporate Trust Office of a financial institution having a long term debt rating by each Rating Agency at least equal to “A” or “A2,” as applicable, and a short term debt rating at least equal to “A-1” or “P-1” or “F1,” as applicable. The Liquidity Suspense Account may be a subaccount of other accounts hereunder and may consist of one or more subaccounts.

(c) The Collateral Manager on behalf of the Issuer may direct the Trustee to, and upon such direction the Trustee shall, invest all funds in the Liquidity Suspense Account in Eligible Investments designated by the Collateral Manager. All interest and other income from such investments shall be deposited in the Liquidity Suspense Account, any gain realized from such investments shall be credited to the Liquidity Suspense Account, and any loss resulting from such investments shall be charged to the Liquidity Suspense Account. The Trustee shall not in any way be held liable (except as a result of negligence, willful misconduct or bad faith) by reason of any insufficiency of such Liquidity Suspense Account resulting from any loss relating to any such investment, except with respect to investments in obligations of the Trustee or any Affiliate thereof. If the Trustee does not receive investment instructions from an Authorized Officer of the Collateral Manager, the Trustee may invest funds received in the Liquidity Suspense Account in Eligible Investments of the type described in clause (ii) of the definition thereto.

Section 10.13 Interest Advances.

(a) With respect to each Determination Date for which the sum of Interest Proceeds and, if applicable, Principal Proceeds, collected during the related Due Period that are available to pay interest on the Class A Notes and the Class B Notes in accordance with the Priority of Payments, are insufficient to remit the interest due and payable with respect to the Class A Notes and the Class B Notes on the following Payment Date (the amount of such insufficiency, a “Note Interest Shortfall”), the Trustee shall provide the Advancing Agent with written notice of such Note Interest Shortfall no later than the close of business on the Business Day following such Determination Date. The Trustee shall provide the Advancing Agent with notice, prior to any funding of an Interest Advance by the Advancing Agent, of any additional interest remittances received by the Trustee after delivery of such initial notice that reduce such Note Interest Shortfall. No later than 5:00 p.m. (New York time) on the Business Day immediately preceding the related Payment Date (but in any event no earlier than one Business Day following the Advancing Agent’s receipt of notice of such Note Interest Shortfall), the Advancing Agent shall advance the amount of such Note Interest Shortfall (each such advance, an “Interest Advance”) by deposit of an amount equal to such Interest Advance in the Payment Account, subject to a determination of recoverability by the Advancing Agent as described in Section 10.12(b), and subject to a maximum limit in respect of any Payment Date equal to the lesser of (i) the aggregate of such Note Interest Shortfalls that would otherwise occur on the Class A Notes and Class B Notes and (ii) the aggregate of the interest payments not received in respect of Non-Advancing Collateral Interests. Notwithstanding the foregoing, in no circumstance will the Advancing Agent be required to make an Interest Advance in respect of a Non-Advancing Collateral Interest (x) to the extent that the aggregate outstanding amount of all unreimbursed Interest Advances would exceed the aggregate outstanding principal amount of the Class A Notes and the Class B Notes, (y) if the Class A/B Par Value Ratio on the relevant Measurement Date is less than 100% or (z) in excess of the Note Interest Shortfall for such Non-Advancing Collateral Interest. Any Interest Advance made by the Advancing Agent with respect to a Payment Date that is in excess of the actual Note Interest Shortfall for such Payment Date shall be refunded to the Advancing Agent by the Trustee on the same Business Day that such Interest Advance was made (or, if such Interest Advance is made prior to final determination by the Trustee of such Note Interest Shortfall, on the Business Day of such final determination). The Advancing Agent shall provide the Trustee written notice of a determination by the Advancing Agent that a proposed Interest Advance would constitute a Nonrecoverable Interest Advance no later than the close of business on the Business Day immediately preceding the related Payment Date (or, no later than the close of business on the Business Day immediately following the Advancing Agent’s receipt of notice of such Note Interest Shortfall). If the Advancing Agent shall fail to make any required Interest Advance at or prior to the time at which distributions are to be made pursuant to Section 11.1(a), the Backup Advancing Agent shall be required to make such Interest Advance, subject to a determination of recoverability by the Backup Advancing Agent as described in Section 10.12(b). The Backup Advancing Agent shall be entitled, but not required, to conclusively rely on any affirmative determination by the Advancing Agent that an Interest Advance would constitute a Nonrecoverable Interest Advance. Based upon available information at the time, the Trustee, the Collateral Manager or the Advancing Agent will provide 15 days prior notice to MBIA (if MBIA is the Controlling Class) and each Rating Agency if recovery of a Nonrecoverable Interest Advance would result in an Note Interest Shortfall on the next succeeding Payment Date. No later than the close of business on the Determination Date related to a Payment Date on which the recovery of a Nonrecoverable Interest Advance would result in a Note Interest Shortfall, the Collateral Manager will provide each Rating Agency and MBIA (if MBIA is the Controlling Class) notice of such recovery.

(b) Notwithstanding anything herein to the contrary, neither the Advancing Agent nor the Backup Advancing Agent, as applicable, shall be required to make any Interest Advance unless such Person determines, in its sole discretion, exercised in good faith that such Interest Advance, or such proposed Interest Advance, plus interest accrued or expected to accrue thereon at the Reimbursement Rate, will be recoverable from subsequent payments or collections with respect to all of the Collateral and has determined in its reasonable judgment that the recovery would not result in a Note Interest Shortfall. In determining whether any proposed Interest Advance will be, or whether any Interest Advance previously made is, a Nonrecoverable Interest Advance, the Advancing Agent or the Backup Advancing Agent, as applicable, may take into account:

(i) amounts that may be realized on each Underlying Mortgage Property in its “as is” or then current condition and occupancy;

(ii) that the related Senior Tranches of any Collateral Interest may be required to be fully paid and any advances (and interest thereon) made in respect of such Senior Tranches may be required to be fully reimbursed, prior to any amounts recovered in respect of the Underlying Mortgage Properties are allocated or otherwise made available to the Collateral Interests;

(iii) the possibility and effects of future adverse change with respect to the Underlying Mortgage Properties, the potential length of time before such Interest Advance may be reimbursed and the resulting degree of uncertainty with respect to such reimbursement; and

(iv) the fact that Interest Advances are intended to provide liquidity only and not credit support to the Class A Noteholders and the Class B Noteholders.

For purposes of any such determination of whether an Interest Advance constitutes or would constitute a Nonrecoverable Interest Advance, an Interest Advance will be deemed to be nonrecoverable if the Advancing Agent or the Backup Advancing Agent, as applicable, determines that future Interest Proceeds and Principal Proceeds may be ultimately insufficient to fully reimburse such Interest Advance, plus interest thereon at the Reimbursement Rate within a reasonable period of time. Absent bad faith, the determination by the Advancing Agent or the Backup Advancing Agent, as applicable, as to the nonrecoverability of any Interest Advance shall be conclusive and binding on the Holders of the Notes.

(c) The Advancing Agent and the Backup Advancing Agent will each be entitled to recover any previously unreimbursed Interest Advance made by it (including any Nonrecoverable Interest Advance), together with interest thereon, first, from Interest Proceeds and second (to the extent that there are insufficient Interest Proceeds for such reimbursement), from Principal Proceeds to the extent that such reimbursement would not trigger an additional Note Interest Shortfall; provided that if at any time an Interest Advance is determined to be a Nonrecoverable Interest Advance, the Advancing Agent or the Backup Advancing Agent, as applicable, shall be entitled to recover all outstanding Interest Advances from the Collection Accounts on any Business Day during any Interest Accrual Period prior to the related Determination Date (or on a Payment Date prior to any payment of interest on or principal of the Notes in accordance with the Priority of Payments) first, from Interest Proceeds and second (to the extent that there are insufficient Interest Proceeds for such reimbursement), from Principal Proceeds. The Advancing Agent shall be permitted (but not obligated) to defer or otherwise structure the timing of recoveries of Nonrecoverable Interest Advances in such manner as the Advancing Agent determines is in the best interest of the Holders of the Class A Notes and the Class B Notes as a collective whole, which may include being reimbursed for Nonrecoverable Interest Advances in installments.

(d) The Advancing Agent and the Backup Advancing Agent will each be entitled with respect to any Interest Advance made by it (including Nonrecoverable Interest Advances) to interest accrued on the amount of such Interest Advance for so long as it is outstanding at the Reimbursement Rate. Such interest on any Interest Advance will be payable to the Advancing Agent and the Backup Advancing Agent, as applicable, prior to any payments of interest on or principal of the Notes at the time of recovery of the related Interest Advance, first, from Interest Proceeds and, second, from Principal Proceeds.

(e) The Advancing Agent’s and the Backup Advancing Agent’s obligations to make Interest Advances in respect of the Collateral Interests will continue through the Rated Final Maturity, unless the Class A Notes and the Class B Notes are previously redeemed or repaid in full.

(f) In no event will the Advancing Agent or the Trustee, in its capacity as Backup Advancing Agent, be required to advance any payments in respect of principal or with respect to any Class of Notes other than the Class A Notes and the Class B Notes.

(g) In consideration of the performance of its obligations hereunder, the Advancing Agent shall be entitled to receive, at the times set forth herein and subject to the Priority of Payments, to the extent funds are available therefor, the Advancing Agent Fee. The Backup Advancing Agent shall be entitled to receive, at the times set forth herein and subject to the Priority of Payments, to the extent funds are available therefore, the Backup Advancing Agent Fee. In addition, if the Backup Advancing Agent makes an Interest Advance that the Advancing Agent failed to make and did not determine to be nonrecoverable, the Backup Advancing Agent will be entitled to the Advancing Agent Fee for as long as such Interest Advance is outstanding.

(h) The determination by the Advancing Agent or the Backup Advancing Agent, as applicable, (i) that it has made a Nonrecoverable Interest Advance or (ii) that any proposed Interest Advance, if made, would constitute a Nonrecoverable Interest Advance, shall be evidenced by an Officer’s Certificate delivered promptly to the Trustee (or, if applicable, retained thereby), the Issuer and the Rating Agencies, setting forth the basis for such determination; provided that failure to give such notice, or any defect therein, shall not impair or affect the validity of, or the Advancing Agent or the Trustee’s entitlement to reimbursement with respect to, any Interest Advance.

(i) If a Scheduled Distribution on any Collateral Interest is not paid to the Trustee on the Due Date therefor, the Trustee (or the Servicer, to the extent set forth in the Servicing Agreement) shall provide the Advancing Agent with notice of such default on the Business Day immediately following such default. In addition, upon request, the Trustee shall provide the Advancing Agent (either electronically or in hard-copy format), with copies of all reports received from any trustee, trust administrator, master servicer or similar administrative entity with respect to the Collateral Interests and the Trustee shall promptly make available to the Advancing Agent any other information reasonably available to the Trustee by reason of its acting as Trustee hereunder to permit the Advancing Agent to make a determination of recoverability with respect to any Interest Advance and to otherwise perform its advancing functions under this Indenture.

Section 10.14 Reports by Parties.

The Trustee shall make available, in a timely fashion, to the Issuer, the Co-Issuer and the Collateral Manager any information regularly maintained by the Trustee that the Issuer,

the Co-Issuer or the Collateral Manager may from time to time reasonably request with respect to the Pledged Obligations or the Accounts and provide any other information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required to be provided by Section 10.14 or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement. The Trustee shall forward to the Collateral Manager, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty copies of notices and other writings received by it from the issuer of any Collateral Interest or from any Clearing Agency with respect to any Collateral Interest advising the holders of such security of any rights that the holders might have with respect thereto (including, without limitation, notices of calls and redemptions of securities) as well as all periodic financial reports received from such issuer and Clearing Agencies with respect to such issuer. Each of the Issuer and Collateral Manager shall promptly forward to the Trustee any information in their possession or reasonably available to them concerning any of the Pledged Obligations that the Trustee reasonably may request or that reasonably may be necessary to enable the Trustee to prepare any report or perform any duty or function on its part to be performed under the terms of this Indenture.

Section 10.15 Reports; Accountings.

(a) The Trustee shall monitor the Collateral on an ongoing basis and provide access to the information maintained by the Trustee to, and upon reasonable request of the Collateral Manager or CDO Special Servicer shall assist the Collateral Manager or the CDO Special Servicer in performing their respective duties under the Collateral Management Agreement or Servicing Agreement, each in accordance with this Indenture.

(b) The Trustee shall perform the following functions during the term of this Indenture:

(i) Create and maintain a database with respect to the Collateral Interests (the “Database”);

(ii) Permit access to the information contained in the Database by the Collateral Manager and the Issuer;

(iii) On a monthly basis monitor and update the Database for ratings changes;

(iv) Update the Database for Collateral Interests or Eligible Investments acquired or sold or otherwise disposed of;

(v) Prepare and deliver or make available to each Rating Agency, the Collateral Manager, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty, the Initial Purchaser, and upon request therefor, any Holder of a Note shown on the Note Register, any Income Noteholder shown on the Note Register, and, for so long as any Notes are listed on the Cayman Islands Stock Exchange, to the Cayman Islands Stock Exchange of the Monthly Reports;

(vi) Prepare and deliver or make available to the Collateral Manager, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset

Counterparty, and upon request therefor, any Holder of a Note shown on the Notes Register, any Income Noteholder shown on the Note Register, the firm of Independent certified public accountants appointed pursuant to Section 10.16(a) hereof, each Rating Agency, the Depository (with instructions to forward it to each of its participants who are Holders of any Notes) and, for so long as any Notes are listed on the Cayman Islands Stock Exchange, the Cayman Islands Stock Exchange, of the Note Valuation Report;

(vii) Assist in preparation and arrange for the delivery to the Collateral Manager, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty of the Redemption Date Statement;

(viii) Arrange for the delivery to each Rating Agency of all information or reports required under this Indenture, including, but not limited to, providing S&P, Moody’s and Fitch with written notice of (1) any breaches under any of the Transaction Documents and (2) the termination or change of any parties to the Transaction Documents, in each case, for which the Trustee has received prior written notice pursuant to the terms of the Transaction Document; and

(ix) Assist the Independent certified public accountants in the preparation of those reports required under Section 10.16 hereof by providing access to the information contained in the Database.

(c) The Trustee, on behalf of the Issuer, shall compile and provide or make available on its website initially located at www.cdotrustee.net to each Rating Agency, the Collateral Manager, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty, MBIA, the Initial Purchaser, for so long as any Notes are listed on the Cayman Islands Stock Exchange, and upon request therefor, any Holder of a Note shown on the Notes Register, any beneficial owner of a Note who provides to the Trustee a certification in the form of Exhibit F hereto, any Income Noteholder shown on the Note Register, not later than the fifth Business Day after the first day of each month (other than a month in which a Payment Date occurs) commencing in May 2007 (or solely in the case of the first Monthly Report, the 15th Business Day), determined as of the last Business Day of the preceding month, a monthly report (the “Monthly Report”). The Monthly Report shall contain the following information and instructions (to the extent the Trustee has received the information necessary to compile such information and instructions) with respect to the Pledged Obligations included in the Collateral based in part on information provided by the Collateral Manager (which shall be of the type customarily delivered by collateral managers and mutually agreed upon):

(i) the Aggregate Principal Balance of all Collateral Interests, together with a calculation, in reasonable detail, of the sum of (A) the Aggregate Principal Balance of all Collateral Interests (other than Defaulted Interests and Written Down Securities) plus (B) the Principal Balance of each Pledged Obligation which is Written Down Security and (C) the Principal Balance of each Pledged Obligation which is a Defaulted Interest;

(ii) the balance of all Eligible Investments and Cash in each of the Interest Collection Account, the Principal Collection Account, the Liquidity Suspense Account, the Delayed Funding Obligations Account and the Expense Account;

(iii) the nature, source and amount of any proceeds in the Collection Accounts, including Interest Proceeds, Principal Proceeds, Unscheduled Principal Payments and Sale Proceeds, received since the date of determination of the last Monthly Report (or, if more recent, the date of determination of the last Note Valuation Report);

(iv) with respect to each Collateral Interest and each Eligible Investment that is part of the Collateral, its Principal Balance, annual interest rate, average life, issuer, Moody’s Rating and S&P Rating;

(v) the identity of each Collateral Interest that was sold or disposed of pursuant to Section 12.1 (indicating whether such Collateral Interest is a Defaulted Interest, Credit Risk Interest or otherwise (in each case, as reported in writing to the Issuer by the Collateral Manager) and whether such Collateral Interest was sold pursuant to Section 12.1(a)(i) or (ii)) or Granted to the Trustee since the date of determination of the most recent Monthly Report;

(vi) the identity of each Collateral Interest which became a Defaulted Interest, Credit Risk Interest or a Written Down Security since the date of determination of the last Monthly Report (or, if more recent, the date of determination of the last Note Valuation Report);

(vii) the identity of each Collateral Interest that has been upgraded or downgraded by one or more Rating Agencies;

(viii) the Aggregate Principal Balance of all Fixed Rate Securities;

(ix) the Aggregate Principal Balance of all Floating Rate Securities;

(x) the Aggregate Principal Balance of all Floating Rate Securities that constitute Covered Fixed Rate Securities;

(xi) the Aggregate Principal Balance of all Collateral Interests that are guaranteed as to ultimate or timely payment of principal or interest;

(xii) with respect to each Specified Type of Collateral Interest, the Aggregate Principal Balance of all Collateral Interests consisting of such Specified Type of Collateral Interests;

(xiii) the identity of, and the Aggregate Principal Balance of all Collateral Interests whose Moody’s Rating is determined as provided in each clause of the definition of “Moody’s Rating,” the identity of, and the Aggregate Principal Balance of all Collateral Interests whose S&P Rating is determined as provided in each of the clauses of the definition of “S&P Rating,” and identifying in reasonable detail the basis for such calculation with respect to Collateral Interests with an S&P Rating assigned pursuant to Annex 1, 2 or 3 of Schedule D, based on information provided by the Collateral Manager;

(xiv) with respect to each Collateral Interest, the Aggregate Principal Balance of all Collateral Interests that are part of the same issuance;

(xv) the Aggregate Principal Balance of all Collateral Interests that are securities that provide for periodic payments of interest less frequently than quarterly;

(xvi) the Aggregate Principal Balance of all Collateral Interests issued by any single issuer (provided that for avoidance of doubt, with respect to any Loan, the issuer of such Loan shall be deemed to be the borrower of such Loan);

(xvii) the Aggregate Collateral Balance of the Collateral Interests consisting of CMBS Securities issued in any single calendar year;

(xviii) the Aggregate Principal Balance of all Collateral Interests (other than CMBS Securities, CRE CDO Securities, Real Estate Related Bank Loans and REIT Debt Securities) backed by each single Property Type based on information provided by the Collateral Manager;

(xix) the Aggregate Principal Balance of all Collateral Interests (other than CMBS Securities, CRE CDO Securities, Real Estate Related Bank Loans and REIT Debt Securities) that are backed or otherwise invested in properties located in any single U.S. state (for each such state) based on information provided by the Collateral Manager;

(xx) the Class A/B Par Value Ratio, the Class A/B Interest Coverage Ratio, the Class C/D/E Par Value Ratio, the Class C/D/E Interest Coverage Ratio, the Class F/G/H Par Value Ratio and the Class F/G/H Interest Coverage Ratio and a statement as to whether the Interest Coverage Test and the Par Value Test are satisfied;

(xxi) the Moody’s Rating Factor and a statement as to whether the Moody’s Maximum Tranched Rating Factor Test is satisfied;

(xxii) the Herfindahl Score, the amount of Cash that has been received in respect of Principal Proceeds of the Collateral Interests since the immediately preceding Measurement Date but has not been reinvested in additional Collateral Interests (and what the Herfindahl score would have been had such Cash in respect of such Principal Proceeds not existed), a statement as to whether the Herfindahl Test was satisfied or deemed satisfied on the immediately preceding Measurement Date and a statement as to whether the Herfindahl Diversity Test is satisfied;

(xxiii) the Weighted Average Coupon and a statement as to whether the Minimum Weighted Average Coupon Test is satisfied;

(xxiv) the Weighted Average Spread and a statement as to whether the Minimum Weighted Average Spread Test is satisfied;

(xxv) the Extended Weighted Average Maturity and a statement as to whether the Moody’s Weighted Average Extended Maturity Test is satisfied;

(xxvi) the Average Life of each Collateral Interest, the Weighted Average Life and a statement as to whether the Weighted Average Life Test is satisfied;

(xxvii) the Class A-1 Loss Differential, the Class A-2 Loss Differential, the Class B Loss Differential, the Class C Loss Differential, the Class D Loss Differential, the Class E Loss Differential, the Class F Loss Differential, the Class G Loss Differential, the Class H Loss Differential, the Class J Loss Differential and the Class K Loss Differential of the Current Portfolio and a statement as to whether the S&P CDO Monitor Test is satisfied;

(xxviii) the S&P Weighted Average Recovery Rate and a statement as to whether the S&P Recovery Test is satisfied;

(xxix) a calculation in reasonable detail necessary to determine compliance with each of the other Collateral Quality Tests;

(xxx) the Principal Balance of each Collateral Interest that is on credit watch with negative implications;

(xxxi) the Principal Balance of each Collateral Interest that is on credit watch with positive implications;

(xxxii) the amount of the current portion and the unpaid portion, if any, of the Senior Collateral Management Fee and the Subordinated Collateral Management Fee, with respect to the related Payment Date;

(xxxiii) the current ratings of any Hedge Counterparty (and any guarantor and/or credit support provider of any Hedge Counterparty);

(xxxiv) the current rating of any Synthetic Asset Counterparty and any Investment Agreement Provider (and any guarantor and/or credit support provider of such Person’s obligations);

(xxxv) the aggregate notional amount as of the end of such month and each following month for all outstanding Transactions under all Hedge Agreements which the Issuer has entered into;

(xxxvi) the amount of all Future Advance Amounts advanced by the Issuer since the date of determination of the last monthly report;

(xxxvii) the identity of each Non-Advancing Collateral Interest and Covered Fixed Rate Security (in each case, as reported in writing to the Issuer and the Trustee by the Collateral Manager);

(xxxviii) the Fitch Loan Diversity Index Test and a statement as to whether the Fitch Loan Diversity Index Test is satisfied (as it is available and has been supplied to the Trustee);

(xxxix) the most recent Fitch Poolwide Expected Loss Test or Fitch Indicative Poolwide Expected Loss Test, along with the date of such test and a statement as to whether the Fitch Poolwide Expected Loss Test or Fitch Indicative Poolwide Expected Loss Test, as the case may be, is satisfied (as it is available and has been supplied to the Trustee); and

(xl) such other information as the Collateral Manager, the Trustee or any Hedge Counterparty may reasonably request.

(d) The Trustee, on behalf of the Issuer, shall perform the following functions and report to the Issuer, the Co-Issuer and the Collateral Manager on each Measurement Date:

(i) calculate the Class A/B Par Value Ratio and the Class A/B Interest Coverage Ratio and indicate whether the Class A/B Par Value Test and the Class A/B Interest Coverage Test are met;

(ii) calculate the Class C/D/E Par Value Ratio and the Class C/D/E Interest Coverage Ratio and indicate whether the Class C/D/E Par Value Test and the Class C/D/E Interest Coverage Test are met; and

(iii) calculate the Class F/G/H Par Value Ratio and the Class F/G/H Interest Coverage Ratio and indicate whether the Class F/G/H Par Value Test and the Class F/G/H Interest Coverage Test are met.

(e) The Trustee, on behalf of the Issuer, shall perform the following functions and prepare a report thereof relating to the most recently ended Due Period determined as of each Determination Date on the Payment Date (the “Note Valuation Report”), which shall contain the following information, based in part on information provided by the Collateral Manager (which shall be of the type customarily delivered by collateral managers and mutually agreed upon):

(i) calculate the percentage (based on the outstanding Aggregate Principal Balances of the Pledged Collateral Interests) of the Pledged Collateral Interests which have a maturity date occurring on or prior to each Payment Date;

(ii) identify the Principal Proceeds and Interest Proceeds;

(iii) determine the Net Outstanding Portfolio Balance as of the close of business on the last Business Day of each Due Period after giving effect to the Principal Proceeds as of the last Business Day of such Due Period, principal collections received from Collateral Interests in the related Due Period, the reinvestment of such proceeds in Eligible Investments during such Due Period and the Collateral Interests that were released during such Due Period;

(iv) determine the Aggregate Outstanding Amount of the Notes of each Class at the beginning of the Due Period and such Aggregate Outstanding Amount as a percentage of the original Aggregate Outstanding Amount of the Notes of such Class, the amount of principal payments to be made on the Notes of each Class on the next Payment Date, the amount of any Class C Capitalized Interest on the Class C Notes, the amount of any Class D Capitalized Interest on the Class D Notes, the amount of any Class E Capitalized Interest on the Class E Notes, the amount of any Class F Capitalized Interest on the Class F Notes, the amount of any Class G Capitalized Interest on the Class G Notes, the amount of any Class H Capitalized Interest on the Class H Notes, the amount of any Class J Capitalized Interest on the Class J Notes, the amount of any Class K Capitalized Interest on the Class K Notes, the amount of any Class L Capitalized Interest on the Class L Notes, the Aggregate Outstanding Amount of the Notes of each Class after giving effect to the payment of principal (and with respect to the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes, the Class L Notes, Class C Capitalized Interest, Class D Capitalized Interest, Class E Capitalized Interest, Class F Capitalized Interest, Class G Capitalized Interest, Class H Capitalized Interest, Class J Capitalized Interest, Class K Capitalized Interest or Class L Capitalized Interest, as applicable), on the related Payment Date and such Aggregate Outstanding Amount as a percentage of the original Aggregate Outstanding Amount of the Notes of such Class;

(v) calculate the Class AR Commitment Fees and the Class A-1 Interest Distribution Amount, Class A-1R Interest Distribution Amount, the Class A-2 Interest Distribution Amount, the Class A-2R Interest Distribution Amount, the Class B Interest Distribution Amount, the Class C Interest Distribution Amount, the Class D Interest Distribution Amount, the Class E Interest Distribution Amount, the Class F Interest Distribution Amount, the Class G Interest Distribution Amount, the Class H Interest Distribution Amount, the Class J Interest Distribution Amount, the Class K Interest Distribution Amount or the Class L Interest Distribution Amount for the related Payment Date and the aggregate amount paid for all prior Payment Dates in respect of such amounts;

(vi) determine the Company Administrative Expenses on an itemized basis, the Senior Collateral Management Fee and the Subordinate Collateral Management Fee payable by the Issuer on the related Payment Date;

(vii) determine (A) the balance on deposit in the Interest Collection Account and the Principal Collection Account at the end of the related Due Period, (B) the amounts payable from the Collection Accounts to the Payment Account in order to make payments pursuant to Section 11.1(a) on the related Payment Date (the amounts payable pursuant to each such clause to be set forth and identified separately) and (C) the balance of Principal Proceeds and the balance of Interest Proceeds remaining in the Collection Accounts immediately after all payments and deposits to be made on the related Payment Date;

(viii) calculate the Class A-1 Pro Rata Allocation as of the related Determination Date;

(ix) calculate the amount to be paid to the Upfront Swap Counterparty and each Hedge Counterparty and the amount to be paid by each Hedge Counterparty in each case, specifying (a) the amount to be paid under each Hedge Agreement (other than any payments due and payable upon a termination of the related Hedge Agreement) and (b) the amount owing as a result of a termination with respect to each Hedge Agreement;

(x) calculate the amount to be paid to each Synthetic Asset Counterparty and the amount to be paid by each Synthetic Asset Counterparty in each case, specifying (a) the amount to be paid under each Synthetic Asset (other than any payments due and payable upon a termination of the related Synthetic Asset) and (b) the amount owing as a result of a termination with respect to each Synthetic Asset;

(xi) calculate the amount to be paid to the Advancing Agent or the Trustee, as applicable, as reimbursement of Interest Advances and Reimbursement Interest and calculate the amount of the Nonrecoverable Interest Advances to be paid to the Advancing Agent or the Trustee, as applicable;

(xii) calculate the amount on deposit in the Unused Proceeds Account, the Interest Reserve Account, the Delayed Funding Obligations Account, the Liquidity Suspense Account, the Expense Account, each Hedge Termination Account, each Hedge Collateral Account, each Synthetic Asset Counterparty Collateral Account and each Synthetic Asset Collateral Account;

(xiii) the nature, source and amount of any proceeds in the Collection Accounts, including Interest Proceeds, Principal Proceeds, Unscheduled Principal Payments and Sale Proceeds, received since the date of determination of the last Monthly Report;

(xiv) with respect to each Collateral Interest and each Eligible Investment that is part of the Collateral, its Principal Balance, annual interest rate, average life, issuer, Moody’s Rating, S&P Rating and, other than with respect to Loans, Fitch Rating;

(xv) the identity of each Collateral Interest that was sold or disposed of pursuant to Section 12.1 (indicating whether such Collateral Interest is a Defaulted Interest, Syndicated Interest, Credit Risk Interest, Spread Appreciated Interest or otherwise (in each case, as reported in writing to the Issuer by the Collateral Manager) and whether such Collateral Interest was sold pursuant to Section 12.1(a)(i) or (ii)) or Granted to the Trustee since the date of determination of the most recent Monthly Report; and

(xvi) the identity of each Collateral Interest which became a Defaulted Interest, Credit Risk Interest, Spread Appreciated Interest or a Written Down Security since the date of determination of the last Monthly Report.

(f) Within five Business Days after receipt of each such Monthly Report, the Collateral Manager or the Issuer shall notify the Trustee if the information contained in the Monthly Report, the Note Valuation Report or the Redemption Date Statement, as the case may be, does not conform to the information maintained by them with respect to the Pledged Obligations. If any discrepancy exists, the Trustee, the Issuer and the Collateral Manager shall attempt to resolve the discrepancy within two Business Days and shall provide notice to a designated representative of the Controlling Class. If such discrepancy cannot be promptly resolved, the Trustee shall within five Business Days cause the firm of Independent certified public accountants appointed by the Issuer pursuant to Section 10.16 hereof to review such Monthly Report and the Trustee’s records to determine the cause of such discrepancy. If such review reveals an error in the Monthly Report or the Trustee’s records, the Monthly Report or the Trustee’s records, shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture. Each Rating Agency (in each case only so long as any Class of Notes is rated), the Dealers and the Collateral Manager shall be notified in writing of any such revisions by the Trustee on behalf of the Issuer.

(g) The Trustee shall prepare the Note Valuation Report and shall deliver or make available on its website initially located at www.cdotrustee.net such Note Valuation Report to the Collateral Manager, each Hedge Counterparty, MBIA, each Synthetic Asset Counterparty and upon request therefor, any Holder of a Note shown on the Notes Register, any beneficial owner of a Note who provides to the Trustee a certification in the form of Exhibit F hereto, any Holder of a Income Note shown on the Note Register, the firm of Independent certified public accountants appointed pursuant to Section 10.15(a) hereof, each Rating Agency, the Depository (with instructions to forward it to each of its participants who are Holders of any Notes) and, for so long as any Notes are listed on the Cayman Islands Stock Exchange, the Cayman Islands Stock Exchange not later than the related Payment Date. The Note Valuation Report shall have attached to it (with the exception of the first Note Valuation Report) the most recent Monthly Report. All information made available on the Trustee’s website will be restricted and the Trustee will only provide access to such reports to those parties entitled thereto pursuant to this Indenture. In connection with providing access to its website, the Trustee may require registration and the acceptance of a disclaimer. Questions regarding the Trustee’s website can be directed to the Trustee’s customer service desk at [•]. As promptly as possible following the delivery of each Monthly Report and Note Valuation Report by the Trustee pursuant to Section 10.14(c) or (e), as applicable, the Trustee shall deliver a copy of such report to the Repository for posting on the Repository in the manner described in Section 14.3. In connection therewith, each of the Issuers acknowledges and agree that each Monthly Report and Note Valuation Report shall be posted to the Repository for use in the manner described in the section headed “Terms of Use” on the Repository.

The Note Valuation Report shall also contain the following statements:

“Instruction to Participant: Please send

this to the beneficial owners of the Notes”

Reminder to Owners of each Class of Notes:

Each owner or beneficial owner of Notes must be either a U.S. Person who is a qualified institutional buyer as defined in Rule 144A under the Securities Act of 1933 and a Qualified Purchaser as defined by the Investment Company Act of 1940 or not a U.S. Person, and if a U.S. Person, can represent as follows:

(i) it is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of unaffiliated issuers;

(ii) it is not a participant-directed employee plan such as a 401(k) plan;

(iii) it is acting for its own account or for the account of another who is a qualified institutional buyer and a qualified purchaser that is not included in (i) or (ii) above;

(iv) it is not formed for the purpose of investing in the Notes;

(v) it, and each account for which it holds the Notes, shall hold at least the minimum denomination therefor; and

(vi) it will provide notice of these transfer restrictions to any transferee from it.

(h) Each Note Valuation Report (after approval by the Collateral Manager after giving effect to any revisions thereto in accordance with Section 10.14(f)) shall constitute instructions from the Collateral Manager, on behalf of the Issuer, to the Trustee to transfer funds from the Collection Accounts to the Payment Account pursuant to Section 10.2(e) and to withdraw on the related Payment Date from the Payment Account and pay or transfer the amounts set forth in the Note Valuation Report, as applicable, in the manner specified, and in accordance with the priorities established, in Section 11.1 hereof.

(i) Not more than five Business Days after receiving an Issuer Request requesting information regarding a redemption of the Notes of a Class as of a proposed Redemption Date set forth in such Issuer Request, the Trustee shall (based in part on information provided by the Collateral Manager (which shall be of the type customarily delivered by collateral managers and mutually agreed upon) compute the following information and provide such information in a statement (the “Redemption Date Statement”) delivered to the Collateral Manager (which shall review such statement in the manner provided for in Section 10.14(f)), each Hedge Counterparty and each Synthetic Asset Counterparty:

(i) the Aggregate Outstanding Amount of the Notes of the Class or Classes to be redeemed as of such Redemption Date;

(ii) the amount of accrued interest due on such Notes as of the last day of the Interest Accrual Period immediately preceding such Redemption Date;

(iii) the Redemption Price;

(iv) the sum of all amounts due and unpaid under Sections 11.1(a) (other than amounts payable on the Notes being redeemed or to the Noteholders thereof);

(v) the amount due and payable to the Upfront Swap Counterparty and each Hedge Counterparty pursuant to the Upfront Swap Agreement and the applicable Hedge Agreement;

(vi) the amount due and payable to each Synthetic Asset Counterparty pursuant to the applicable Synthetic Asset Counterparty; and

(vii) the amount in the Accounts (other than the Income Notes Distribution Account) available for application to the redemption of such Notes.

(j) In the event of a sale by the Issuer of any Collateral Interest that is subject to a Liability Hedge, the Issuer (at the direction Collateral Manager) shall provide written notice to each Hedge Counterparty under such Liability Hedge at least five Business Days prior to such sale.

(k) Notwithstanding the foregoing, upon receipt from the Trustee of the Monthly Reports, the Note Valuation Reports, Payment Date instructions, the Redemption Date Statements and the certificates required in connection with the purchase and sale of Collateral hereunder, the Collateral Manager shall review and verify the contents of such reports, instructions, statements and certificates.

Section 10.16 Release of Pledged Collateral Interests; Release of Collateral.

(a) If no Event of Default has occurred and is continuing and subject to Article 12 hereof, the Issuer may, by Issuer Order delivered to the Trustee at least two Business Days prior to the settlement date for any sale of a Pledged Collateral Interest certifying that (i) it has sold such Pledged Collateral Interest pursuant to and in compliance with Article 12 or (ii) in the case of a redemption pursuant to Section 9.1 or Section 9.2 the proceeds from any such sale of Pledged Collateral Interests are sufficient to redeem the Notes pursuant to Section 9.1 or Section 9.2, direct the Trustee to release such Pledged Collateral Interest and, upon receipt of such Issuer Order, the Trustee shall deliver any such Pledged Collateral Interest, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or, if such Pledged Collateral Interest is represented by a Security Entitlement, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as set forth in such Issuer Order; provided, however, that the Trustee may deliver any such Pledged Collateral Interest in physical form for examination (prior to receipt of the sales proceeds) in accordance with street delivery custom. The Trustee shall (i) deliver any agreements and other documents in its possession relating to such Pledged Collateral Interest and (ii) if applicable, duly assign each such agreement and other document, in each case, to the broker or purchaser designated in such Issuer Order.

(b) The Issuer may, by Issuer Order, delivered to the Trustee at least three Business Days prior to the date set for redemption or payment in full of a Pledged Collateral Interest, certifying that such Pledged Collateral Interest is being redeemed or paid in full, direct the Trustee, or at the Trustee’s instructions, the Custodial Securities Intermediary, to deliver such Pledged Collateral Interest, if in physical form, duly endorsed, or, if such Pledged Collateral Interest is a Clearing Corporation Security, to cause it to be presented, to the appropriate paying agent therefor on or before the date set for redemption or payment, in each case against receipt of the applicable redemption price or payment in full thereof.

(c) If no Event of Default has occurred and is continuing and subject to Article 12, the Issuer may, by Issuer Order delivered to the Trustee at least two Business Days prior to the date set for an exchange, tender or sale, certifying that a Collateral Interest is subject to an Offer and setting forth in reasonable detail the procedure for response to such Offer, direct the Trustee or at the Trustee’s instructions, the Custodial Securities Intermediary, to deliver such security, if in physical form, duly endorsed, or, if such security is a Clearing Corporation Security, to cause it to be delivered, in accordance with such Issuer Order, in each case against receipt of payment therefor.

(d) The Trustee shall deposit any proceeds received by it from the disposition of a Pledged Collateral Interest in the Principal Collection Account unless simultaneously applied to the purchase of Substitute Collateral Interests, subject to the Reinvestment Criteria, or Eligible Investments under and in accordance with the requirements of Article 12 and this Article 10. Neither the Trustee nor the Custodial Securities Intermediary shall be responsible for any loss resulting from delivery or transfer of any security prior to receipt of payment in accordance herewith.

(e) The Trustee shall, upon receipt of an Issuer Order at such time as there are no Notes Outstanding and all obligations of the Issuer hereunder have been satisfied, release the Collateral from the lien of this Indenture.

Section 10.17 Reports by Independent Accountants.

(a) On or about the Closing Date, the Issuer shall appoint a firm of Independent certified public accountants of recognized national reputation for purposes of preparing and delivering the reports or certificates of such accountants required by this Indenture. The Collateral Manager, on behalf of the Issuer, shall have the right to remove such firm or any successor firm. Upon any resignation by or removal of such firm, the Collateral Manager, on behalf of the Issuer, shall promptly appoint, by Issuer Order delivered to the Trustee, each Hedge Counterparty, each Synthetic Asset Counterparty and each Rating Agency, a successor thereto that shall also be a firm of Independent certified public accountants of recognized national reputation and shall provide notice to a designated representative of the Controlling Class. If the Collateral Manager, on behalf of the Issuer, shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned or been removed, within 30 days after such resignation or removal, the Issuer shall promptly notify the Trustee of such failure in writing. If the Collateral Manager, on behalf of the Issuer, shall not have appointed a successor within ten days thereafter, the Trustee shall promptly appoint a successor firm of Independent certified public accountants of recognized national reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer or by the Trustee as provided in the Priority of Payments.

(b) No later than March 31 of each year (commencing with March 31, 2008), the Issuer shall cause to be delivered to the Trustee, the Collateral Manager and each Rating Agency an Accountants’ Report specifying the procedures applied and the associated findings with respect to the Monthly Reports, the Note Valuation Reports and any Redemption Date Statements prepared in the year ending on such date. The scope of the Accountants’ Report shall include recomputing the following, where applicable: Aggregate Principal Amount of the Collateral Interests, amounts distributed per the Priority of Payments, Class balances and factors, Coverage Tests, Collateral Quality Tests and Eligibility Criteria. At least 60 days prior to the Payment Date in March 2008 (and, if at any time a successor firm of Independent certified public accountants is appointed, to the Payment Date following the date of such appointment), the Issuer shall deliver to the Trustee an Accountant’s Report specifying in advance the procedures that such firm will apply in making the aforementioned findings throughout the term of its service as accountants to the Issuer. The Trustee shall promptly forward a copy of such Accountant’s Report to the Collateral Manager and each Holder of Notes of the Controlling Class, at the address shown on the Note Register. The Issuer shall not approve the institution of such procedures if a Majority of the Aggregate Outstanding Amount of Notes of the Controlling Class, by written notice to the Issuer and the Trustee within 30 days after the date of the related notice to the Trustee, object thereto.

(c) If any Hedge Counterparty is required to post collateral pursuant to the related Hedge Agreement during any Due Period, then on or prior to the Payment Date following such Due Period and on or prior to each anniversary of such Payment Date the Issuer shall cause a firm of Independent certified public accountants to review and verify that the value of collateral posted is in accordance with the applicable provisions of the related Hedge Agreement.

(d) If any Synthetic Asset Counterparty is required to post collateral pursuant to the related Synthetic Asset during any Due Period, then on or prior to the Payment Date following such Due Period and on or prior to each anniversary of such Payment Date the Issuer shall cause a firm of Independent certified public accountants to review and verify that the value of the collateral posted is in accordance with the applicable provisions of the related Synthetic Asset.

Section 10.18 Reports to Rating Agencies.

(a) In addition to the information and reports specifically required to be provided to each Rating Agency pursuant to the terms of this Indenture, the Trustee shall provide each Rating Agency and each Hedge Counterparty with all information or reports delivered by the Trustee hereunder, and such additional information as each Rating Agency may from time to time reasonably request and the Trustee determines in its sole discretion may be obtained and provided without unreasonable burden or expense. Upon reasonable request, the Issuer shall provide to the Rating Agencies copies of any reports or other information statements that the Issuer receives from the issuer or obligor, or Synthetic Asset Counterparty related to any Collateral Interest. The Issuer shall promptly notify the Trustee if a Rating Agency’s rating of any Class of Notes has been, or it is known by the Issuer that such rating will be, reduced, or qualified or withdrawn.

(b) The Collateral Manager shall provide Fitch, Moody’s and S&P with the current portfolio of all Collateral Interests, in electronic and modifiable form, with report fields as requested by the Rating Agencies no later than the fifth (5th) Business Day after the first day of each calendar month, determined as of the last Business Day of the preceding calendar month; provided that the information required for such report fields is reasonably accessible by the Collateral Manager and the compilation of such information is not unduly burdensome to the Collateral Manager.

(c) The Collateral Manager will use its best efforts (and to the extent the Collateral Manager has received or has the necessary information in its possession) to provide Fitch with annual operating statement analysis reports in a form generally consistent with the standards of the Commercial Mortgage Securities Association (with respect to Collateral Interests that are Loans), and a monthly data tape in the form customarily prepared by Collateral Manager with respect to transactions of this type, no later than the fifth (5th) Business Day after the first day of each calendar month, determined as of the last Business Day of the preceding calendar month. All information required to be delivered to Fitch pursuant to this Section 10.17 shall be submitted to the address for notices set forth herein.

Section 10.19 United States Federal Income Tax Reporting.

(a) If the Class J Notes, the Class K Notes and/or the Class L Notes (or any other Notes) are deemed equity for U.S. federal income tax purposes, the Collateral Manager shall provide to the Trustee, for further delivery to the Holders of the Class J Notes, the Class K Notes and/or the Class L Notes (or any other Notes deemed equity for U.S. federal income tax purposes), information as the Collateral Manager may possess necessary for a Holder of Class J Notes, the Class K Notes and/or the Class L Notes (or any other Notes deemed equity for U.S. federal income tax purposes) to make an election to treat the Issuer as a Qualified Electing Fund under Section 1295 of the Code, and for such Holder to file returns consistent with such election.

The Issuer shall provide the Trustee with such information as is required for the Trustee to perform its obligations under this Section 10.18.

Section 10.20 Certain Procedures.

(a) For so long as the Notes may be transferred only in accordance with Rule 144A or another exemption from registration under the Securities Act, the Issuer (or the Collateral Manager on behalf of the Issuer) will ensure that any Bloomberg screen containing information about the Rule 144A Global Notes includes the following (or similar) language:

(i) the “Note Box” on the bottom of the “Security Display” page describing the Rule 144A Global Notes will state: “Iss’d Under 144A/3c7”;

(ii) the “Security Display” page will have the flashing red indicator “See Other Available Information”; and

(iii) the indicator will link to the “Additional Security Information” page, which will state that the Notes “are being offered in reliance on the exemption from registration under Rule 144A of the Securities Act to persons who are both (i) qualified institutional buyers (as defined in Rule 144A under the Securities Act) and (ii) qualified purchasers (as defined under Section 3(c)(7) under the Investment Company Act of 1940).

(b) For so long as the Rule 144A Global Notes are registered in the name of DTC or its nominee, the Issuer (or the Collateral Manager on behalf of the Issuer) will instruct DTC to take these or similar steps with respect to the Rule 144A Global Notes:

(i) the DTC 20-character security descriptor and 48-character additional descriptor will indicate with marker “3c7” that sales are limited to (i) QIBs and (ii) Qualified Purchasers;

(ii) where the DTC deliver order ticket sent to purchasers by DTC after settlement is physical, it will have the 20-character security descriptor printed on it. Where the DTC deliver order ticket is electronic, it will have a “3c7” indicator and a related user manual for participants, which will contain a description of the relevant restriction; and

(iii) DTC will send an “Important Notice” outlining the 3(c)(7) restrictions applicable to the Rule 144A Global Notes to all DTC participants in connection with the initial offering of Notes by the issuers.

ARTICLE 11

APPLICATION OF MONIES

Section 11.1 Disbursements of Monies from Payment Account.

(a) Notwithstanding any other provision in this Indenture, but subject to the other subsections of this Section 11.1 and Section 13.1 hereof, on each Payment Date or Redemption Date, the Trustee shall disburse amounts transferred to the Payment Account from the Interest Collection Account and the Principal Collection Account pursuant to Section 10.2 hereof in accordance with the following priorities (the “Priority of Payments”):

(i) Interest Proceeds. On each Payment Date or Redemption Date, (except as otherwise provided in Section 11.1(c)) Interest Proceeds with respect to the related Due Period shall be distributed in the following order of priority:

(1) to the payment of taxes and filing fees (including any registered office and government fees) owed by the Issuer, if any;

(2) (a) first, to the payment to the Backup Advancing Agent, the Backup Advancing Agent Fee (or if the Advancing Agent has failed to make any Interest Advance required to be made by the Advancing Agent in respect of such Payment Date pursuant to the terms of this Indenture, the Advancing Agent Fee otherwise payable to the Advancing Agent on such Payment Date) and any previously due but unpaid Backup Advancing Agent Fee, (b) second, to the payment to the Trustee of the accrued and unpaid fees in respect of its services equal to 0.01% per annum (but in no event less than $25,000 per annum) of the Aggregate Collateral Balance as of the beginning of the related Due Period, (c) third, to the payment of other accrued and unpaid Company Administrative

Expenses of the Trustee, the Paying Agent and the Calculation Agent, (d) fourth, to the payment of any other accrued and unpaid Company Administrative Expenses, and (e) fifth, prior to the date on which such amounts on deposit in the Expense Account are transferred to the Payment Account (in connection with the sale or disposition of substantially all of the Issuer’s assets) for application as Interest Proceeds, for deposit in the Expense Account an amount equal to lesser of (x) an amount sufficient to cause the balance of all Eligible Investments and Cash in the Expense Account, immediately after such deposit, to equal U.S.$50,000, the aggregate of all such amounts in clauses (c), (d) and (e) above (including such amounts paid since the previous Payment Date from the Expense Account) not to exceed 0.05% per annum of the Aggregate Collateral Balance as of the beginning of the related Due Period;

(3) (a) first, to the extent not previously reimbursed, to the Advancing Agent or the Backup Advancing Agent, the aggregate amount of any Nonrecoverable Interest Advances due and payable to such party, (b) second, to the extent not previously reimbursed, to the Collateral Manager, the aggregate amount of any Nonrecoverable Cure Advance due and payable to the Collateral Manager, (c) third, to the Advancing Agent, the Advancing Agent Fee and any previously due but unpaid Advancing Agent Fee (provided that the Advancing Agent has not failed to make any Interest Advance required to be made in respect of such Payment Date pursuant to the terms of this Indenture), (d) fourth, to the Advancing Agent and the Backup Advancing Agent, (i) to the extent due and payable to such party, Reimbursement Interest and (ii) reimbursement of any outstanding Interest Advances not (in the case of this clause (ii)) to exceed the amount that would result in a Note Interest Shortfall with respect to such Payment Date and (e) fifth, to the extent due and payable to the Collateral Manager, reimbursement of any outstanding Cure Advance (but only to the extent of the applicable proceeds in respect of the Collateral Interest with respect to such Cure Advance was made and not to exceed the amount that would result in a Note Interest Shortfall with respect to such Payment Date);

(4) to the payment of the Senior Collateral Management Fee and any previously due but unpaid Senior Collateral Management Fees;

(5) to the payment, pro rata, of (a) on the basis of amounts payable under each Hedge Agreement (if any), pro rata, to the payment of any amounts (including, without limitation, any Hedge Payment Amounts) scheduled to be paid to each Hedge Counterparty, if any, pursuant to any Hedge Agreement, along with any payments (however described) due and payable by the Issuer under any Hedge Agreement in connection with a termination, in whole or in part, of any Hedge Agreement (including any interest that may accrue thereon), other than any Defaulted Hedge Agreement Termination Payments; (b) any payments (however described) due and payable by the Issuer under any Synthetic Asset in connection with a termination, in whole or in part, of such Synthetic Asset (including any interest that may accrue thereon), other than any Defaulted Synthetic Asset Termination Payments; and (c) to the Upfront Swap Counterparty (i) first, the

Upfront Swap Repayment Amount and (ii) second, any payments (however described) due and payable by the Issuer under the Upfront Swap Agreement in connection with a termination, in whole or in part, of the Upfront Swap Agreement (including any interest that may accrue thereon);

(6) to the payment of (a) first, pro rata, the Senior Class A Interest Distribution Amount, plus, the Senior Class A Defaulted Interest Amount and the Class A-1R Commitment Fee, then (b) second, pro rata, the Junior Class A Interest Distribution Amount, plus, the Junior Class A Defaulted Interest Amount and the Class A-2R Commitment Fee;

(7) to the payment of the Class B Interest Distribution Amount, plus, any Class B Defaulted Interest Amount;

(8) as long as any of the Class A Notes or the Class B Notes are Outstanding, to the payment of the following amounts:

(a) in the event that the Senior Class A Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon the Rated Final Maturity of the Senior Class A Notes, to the payment in full of principal of the Senior Class A Notes;

(b) in the event that the Junior Class A Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon the Rated Final Maturity of the Junior Class A Notes, to the payment in full of principal of first, the Senior Class A Notes and second, the Junior Class A Notes;

(c) in the event that the Class B Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class B Notes, to the payment in full of principal of, first, the Senior Class A Notes, second, the Junior Class A Notes and third, the Class B Notes; and

(d) in the event of a Mandatory Redemption of the Class A Notes and the Class B Notes, first, to the payment of principal of the Senior Class A Notes, second, to the payment of principal on the Junior Class A Notes and third, to the payment of principal of the Class B Notes, to the extent necessary to cause each of the Class A/B Coverage Tests to be satisfied (after giving effect to the payment of all amounts previously paid on such Payment Date pursuant to this Section 11.1(a)(i));

(9) to the payment of the Class C Interest Distribution Amount, plus, any Class C Defaulted Interest Amount;

(10) to the payment of the Class C Capitalized Interest (if any);

(11) to the payment of the Class D Interest Distribution Amount, plus, any Class D Defaulted Interest Amount;

(12) to the payment of the Class D Capitalized Interest (if any);

(13) to the payment of the Class E Interest Distribution Amount, plus, any Class E Defaulted Interest Amount;

(14) to the payment of the Class E Capitalized Interest (if any);

(15) as long as any of the Class C Notes, the Class D Notes or the Class E Notes are Outstanding, to the payment of the following amounts:

(a) in the event that the Class C Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class C Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes , third, the Class B Notes and fourth, the Class C Notes;

(b) in the event that the Class D Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class D Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes and fifth, the Class D Notes;

(c) in the event that the Class E Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class E Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes and sixth, the Class E Notes; and

(d) in the event of a Mandatory Redemption of the Class C Notes, the Class D Notes and the Class E Notes, first, to the payment of principal of the Senior Class A Notes, second, to the payment of principal of the Junior Class A Notes, third, to the payment of principal of the Class B Notes, fourth, to the payment of principal of the Class C Notes, fifth, to the payment of principal of the Class D Notes and sixth, to the payment of principal of the Class E Notes, to the extent necessary to cause each of the Class C/D/E Coverage Tests to be satisfied (after giving effect to the payment of all amounts previously paid on such Payment Date pursuant to this Section 11.1(a)(i));

(16) to the payment of the Class F Interest Distribution Amount, plus, any Class F Defaulted Interest Amount;

(17) to the payment of the Class F Capitalized Interest (if any);

(18) to the payment of the Class G Interest Distribution Amount, plus, any Class G Defaulted Interest Amount;

(19) to the payment of the Class G Capitalized Interest (if any);

(20) to the payment of the Class H Interest Distribution Amount, plus, any Class H Defaulted Interest Amount;

(21) to the payment of the Class H Capitalized Interest (if any);

(22) as long as any of the Class F Notes, Class G Notes or Class H Notes are Outstanding, to the payment of the following amounts:

(a) in the event that the Class F Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class F Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes and seventh, the Class F Notes;

(b) in the event that the Class G Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class G Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes and eighth, the Class G Notes;

(c) in the event that the Class H Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class H Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes, eighth, the Class G and ninth, the Class H Notes; and

(d) in the event of a Mandatory Redemption of the Class F Notes, the Class G Notes and the Class H Notes, first, to the payment of principal of the Senior Class A Notes, second, to the payment of principal of the Junior Class A Notes, third, to the payment of principal of the Class B Notes, fourth, to the payment of principal of the Class C Notes, fifth, to the payment of principal of the Class D Notes, sixth, to the payment of principal of the Class E Notes, seventh, to the payment of principal of the Class F Notes, eighth, to the payment of principal of the Class G Notes and ninth, to the payment of principal of the Class H Notes, to the extent necessary to cause each of the Class F/G/H Coverage Tests to be satisfied (after giving effect to the payment of all amounts previously paid on such Payment Date pursuant to this Section 11.1(a)(i));

(23) to the payment of the Class J Interest Distribution Amount, plus, any Class J Defaulted Interest Amount;

(24) to the payment of the Class J Capitalized Interest (if any);

(25) to the payment of the Class K Interest Distribution Amount, plus, any Class K Defaulted Interest Amount;

(26) to the payment of the Class K Capitalized Interest (if any);

(27) to the payment of the Class L Interest Distribution Amount, plus, any Class L Defaulted Interest Amount;

(28) to the payment of the Class L Capitalized Interest (if any);

(29) as long as any of the Class J Notes, Class K Notes or Class L Notes are outstanding, to the payment of the following amounts:

(a) in the event that the Class J Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class J Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes, eighth, the Class G Notes, ninth, the Class H Notes and, tenth, the Class J Notes;

(b) in the event that the Class K Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class K Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes, eighth, the Class G Notes, ninth, the Class H Notes, tenth, the Class J Notes and eleventh, the Class K Notes; and

(c) in the event that the Class L Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean up Call or a Tax

Redemption or (z) upon Rated Final Maturity of the Class L Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes, eighth, the Class G Notes, ninth, the Class H Notes, tenth, the Class J Notes, eleventh, the Class K Notes and twelfth, the Class L Notes;

(30) on the first Payment Date following the occurrence of a Ratings Confirmation Failure, to the extent that application of any unused proceeds remaining on deposit on the Unused Proceeds Account is insufficient to cause the ratings assigned to each Class of Notes to be reinstated or any affected Class to be paid in full, to the payment of principal of each Class of Notes, first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes, eighth, the Class G Notes, ninth, the Class H Notes, tenth, the Class J Notes, eleventh, the Class K Notes and twelfth, the Class L Notes, in each case until the ratings assigned on the Closing Date to each Class of Notes have been reinstated or such Class has been paid in full;

(31) to the payment of (a) first, any accrued and unpaid Class A-1R Breakage Costs and Class A-1R Increased Costs to the Holders of Class A-1R Notes, on a pro rata basis according to the respective unpaid principal amounts thereof Outstanding and (b) second, any accrued and unpaid Class A-2R Breakage Costs and Class A-2R Increased Costs to the Holders of Class A-2R Notes, on a pro rata basis according to the respective unpaid principal amounts thereof Outstanding;

(32) to the payment of any Company Administrative Expenses not paid pursuant to clause (3) above in the order specified therein;

(33) to the payment of the Subordinate Collateral Management Fee and any accrued and unpaid Subordinate Collateral Management Fee;

(34) to the payment, pro rata, of (a) on the basis of amounts payable under each Hedge Agreement (if any), pro rata, to the payment of any Defaulted Hedge Agreement Termination Payments; and (b) any Defaulted Synthetic Asset Termination Payments, pro rata; and

(35) any remaining Interest Proceeds to be released from the lien of this Indenture and deposited (upon standing order of the Issuer) (a) first, to the Liquidity Suspense Account, if and to the extent required pursuant to Section 7.20, and (b) second, to the Income Notes Distribution Account for distribution to the holders of the Income Notes as payments of the Income Notes Distribution Amount subject to and in accordance with the provisions of the Income Notes Agreement.

Provided, however, with respect to the Priority of Payments set forth in this Section 11.1(a)(i), for purposes of determining if any Coverage Test is satisfied after giving effect to payments of principal, the denominator of such Coverage Test shall be determined after giving effect to any principal on the Notes paid pursuant to any clauses prior to such clause and such clause on the related Payment Date.

(ii) Principal Proceeds. On each Payment Date or Redemption Date, Principal Proceeds with respect to the related Due Period shall be distributed in the following order of priority:

(1) to the payment of the amounts referred to in clauses (1) through (7) of Section 11.1(a)(i) in the same order of priority specified therein, but only to the extent not paid in full thereunder;

(2) to the extent that the amounts paid pursuant to clause (8) of Section 11.1(a)(i) are insufficient to pay such amounts in full thereunder and any Class A Notes or Class B Notes are Outstanding, to the payment of the following amounts:

(a) in the event that the Senior Class A Notes are Outstanding and become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon the Rated Final Maturity of the Senior Class A Notes, to the payment in full of principal of the Senior Class A Notes;

(b) in the event that the Junior Class A Notes are Outstanding and become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon the Rated Final Maturity of the Junior Class A Notes, to the payment in full of principal of the Junior Class A Notes;

(c) in the event that the Class B Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class B Notes, to the payment in full of principal of, first, the Senior Class A Notes, second, the Junior Class A Notes, and third, the Class B Notes; and

(d) in the event of a Mandatory Redemption of the Class A Notes and the Class B Notes, first, to the payment of principal of the Senior Class A Notes, second, to the payment of principal of the Junior Class A Notes, and third, to the payment of principal of the Class B Notes, to the extent necessary to cause each of the Class A/B Coverage Tests to be satisfied (after giving effect to the payment of all amounts previously paid on such Payment Date pursuant to Section 11.1(a)(i) and Section 11.1(a)(ii));

(3) (a) if the Class A Notes and the Class B Notes are no longer Outstanding, to the payment of first, the amounts referred to in clause (9) of Section 11.1(a)(i) and second, the amounts referred to in clause (10) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(b) if the Class A Notes, the Class B Notes and the Class C Notes are no longer Outstanding, to the payment of first, the amounts referred to in clause (11) of Section 11.1(a)(i) and second, the amounts referred to in clause (12) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(c) if the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes are no longer Outstanding, to the payment of first, the amounts referred to in clause (13) of Section 11.1(a)(i) and second, the amounts referred to in clause (14) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(4) to the extent that the amounts paid pursuant to clause (15) of Section 11.1(a)(i) are insufficient to pay such amounts in full thereunder and any Class C Notes, Class D Notes or Class E Notes are Outstanding, to the payment of the following amounts:

(a) in the event that the Class C Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class C Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes and fourth, the Class C Notes;

(b) in the event that the Class D Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class D Notes, to the payment in full of principal of, first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes and fifth, the Class D Notes;

(c) in the event that the Class E Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class E Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, and sixth, the Class E Notes; and

(d) in the event of a Mandatory Redemption of the Class C Notes, the Class D Notes and the Class E Notes, first, to the payment of principal of the Senior Class A Notes, second, to the payment of principal of the Junior

Class A Notes, third, to the payment of principal of the Class B Notes, fourth, to the payment of principal of the Class C Notes, fifth, to the payment of principal of the Class D Notes, and sixth, to the payment of principal of the Class E Notes, to the extent necessary to cause each of the Class C/D/E Coverage Tests to be satisfied (after giving effect to the payment of all amounts previously paid on such Payment Date pursuant to Section 11.1(a)(i) and Section 11.1(a)(ii));

(5) (a) if the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes are no longer Outstanding, to the payment of first, the amounts referred to in clause (16) of Section 11.1(a)(i) and second, the amounts referred to in clause (17) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(b) if the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes are no longer Outstanding, to the payment of first, the amounts referred to in clause (18) of Section 11.1(a)(i) and second, the amounts referred to in clause (19) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(c) if the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes are no longer Outstanding, to the payment of first, the amounts referred to in clause (20) of Section 11.1(a)(i) and second, the amounts referred to in clause (21) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(6) to the extent that the amounts paid pursuant to clause (22) of Section 11.1(a)(i) are insufficient to pay such amounts in full thereunder and any Class F Notes, Class G Notes or Class H Notes are Outstanding, to the payment of the following amounts:

(a) in the event that the Class F Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class F Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, and seventh, the Class F Notes;

(b) in the event that the Class G Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class G Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes, and eighth, the Class G Notes;

(c) in the event that the Class H Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class H Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes, eighth, the Class G Notes, and ninth, the Class H Notes; and

(d) in the event of a Mandatory Redemption of the Class F Notes, the Class G Notes and the Class H Notes, first, to the payment of principal of the Senior Class A Notes, second, to the payment of principal of the Junior Class A Notes, third, to the payment of principal of the Class B Notes, fourth, to the payment of principal of the Class C Notes, fifth, to the payment of principal of the Class D Notes, sixth, to the payment of principal of the Class E Notes, seventh, to the payment of principal of the Class F Notes, eighth, to the payment of principal of the Class G Notes, and ninth, to the payment of principal of the Class H Notes, to the extent necessary to cause each of the Class F/G/H Coverage Tests to be satisfied (after giving effect to the payment of all amounts previously paid on such Payment Date pursuant to Section 11.1(a)(i) and Section 11.1(a)(ii);

(7) (a) if the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes are no longer Outstanding, to the payment of first, the amounts referred to in clause (23) of Section 11.1(a)(i) and second, the amounts referred to in clause (24) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(b) if the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes are no longer Outstanding, to the payment of first, the amounts referred to in clause (25) of Section 11.1(a)(i) and second, the amounts referred to in clause (26) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(c) if the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes and the Class K Notes are no longer Outstanding, to the payment of first, the amounts referred to in clause (27) of Section 11.1(a)(i) and second, the amounts referred to in clause (28) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(8) to the extent that the amounts paid pursuant to clause (29) of Section 11.1(a)(i) are insufficient to pay such amounts in full thereunder and any Class J Notes, Class K Notes or Class L Notes are Outstanding, to the payment of the following amounts:

(a) in the event that the Class J Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class F Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes, eighth, the Class G Notes, ninth, the Class H Notes, and tenth, the Class J Notes;

(b) in the event that the Class K Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class G Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes, eighth, the Class G Notes, ninth, the Class H Notes, tenth, the Class J Notes, and eleventh, the Class K Notes; and

(c) in the event that the Class L Notes become due and payable (x) as a result of an acceleration following an Event of Default, (y) pursuant to an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption or (z) upon Rated Final Maturity of the Class H Notes, to the payment in full of principal of first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes, eighth, the Class G Notes, ninth, the Class H Notes, tenth, the Class J Notes, eleventh, the Class K Notes, and twelfth, the Class L Notes;

(9) on the first Payment Date following the occurrence of a Ratings Confirmation Failure, to the extent that the amounts paid pursuant to clause (30) of Section 11.1(a)(i) are insufficient to cause the ratings assigned to each Class of Notes to be reinstated or any affected Class to be paid in full, to the payment of principal of each Class of Notes, first, the Senior Class A Notes, second, the Junior Class A Notes, third, the Class B Notes, fourth, the Class C Notes, fifth, the Class D Notes, sixth, the Class E Notes, seventh, the Class F Notes, eighth, the Class G Notes, ninth, the Class H Notes, tenth, the Class J Notes, eleventh, the Class K Notes and twelfth, the Class L Notes, in each case until the ratings assigned on the Closing Date to each Class of Notes have been reinstated or such Class has been paid in full;

(10) if the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes are no longer Outstanding, to the payment of first, the amounts referred to in clause (31) of Section 11.1(a)(i), second, the amounts referred to in clause (32) of Section 11.1(a)(i), third, the amounts referred to in clause (33) of Section 11.1(a)(i) and fourth, the amounts referred to in clause (34) of Section 11.1(a)(i), but only to the extent not paid in full thereunder;

(11) in such amounts pursuant to written instructions to the Trustee from the Collateral Manager no later than the related Determination Date, in the Collateral Manager’s discretion and in the priority directed by the Collateral Manager (a) prior to the last day of the Reinvestment Period, to the Class A-1R Notes, Class A-1R Prepayments, (b) prior to the last day of the Reinvestment Period, to the Class A-2R Notes, Class A-2R Prepayments, and (c) to the Delayed Funding Obligations Account (during the Reinvestment Period);

(12) on or prior to the last day of the Reinvestment Period, to the investment in Eligible Investments and reinvestment in Substitute Collateral Interests subject to the Reinvestment Criteria, or, prior to the last day of the Reinvestment Period, if determined by the Collateral Manager to pay any Special Amortization Amount, to amortize the Senior Class A Notes, the Junior Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes as follows: (x) if each of the S&P Special Amortization Pro Rata Condition, and the Moody’s Special Amortization Pro Rata Condition is satisfied with respect to such Payment Date and each Coverage Test was satisfied as of the related Determination Date, on a pro rata basis (based on the Aggregate Outstanding Amount of each Class) among all Classes of Notes, or (y) if either the S&P Special Amortization Pro Rata Condition or the Moody’s Special Amortization Pro Rata Condition is not satisfied with respect to such Payment Date or any Coverage Test was not satisfied as of the related Determination Date, sequentially among all Classes of Notes; provided, however, that amounts representing recoveries in respect of Defaulted Interests will be distributed sequentially in any event;

(13) after the Reinvestment Period (i) on each Payment Date that is not also a Redemption Date or the Rated Final Maturity of the Notes and (ii) in the absence of an acceleration following an Event of Default, to the payment of principal of (a) first, the Senior Class A Notes until the Senior Class A Notes have been paid in full, (b) second, the Junior Class A Notes, until the Junior Class A Notes have been paid in full, (c) third, the Class B Notes, until the Class B Notes have been paid in full, (d) fourth, the Class C Notes, until the Class C Notes have been paid in full, (e) fifth, the Class D Notes, until the Class D Notes have been paid in full, (f) sixth, the Class E Notes, until the Class E Notes have been paid in full, (g) seventh, the Class F Notes, until the Class F Notes have been paid in full, (h) eighth, the Class G Notes, until the Class G Notes have been paid in full, (i) ninth, the Class H Notes, until the Class H Notes have been paid in full an (j) tenth, the Class J Notes until the Class J Notes have been paid in full, (k) eleventh, the Class K Notes, until the Class K Notes have been paid in full and (l) twelfth, the Class L Notes, until the Class L Notes have been paid in full;

(14) to the payment of amounts referred to in clause (31) of Section 11.1(a)(i) to the extent not paid thereunder;

(15) to the payment of amounts referred to in clause (32) of Section 11.1(a)(i) to the extent not paid thereunder;

(16) to the payment of amounts referred to in clause (33) of Section 11.1(a)(i) above to the extent not paid thereunder;

(17) to the payment of amounts referred to in clause (34) of Section 11.1(a)(i) above to the extent not paid thereunder; and

(18) any remaining Principal Proceeds to be released from the lien of this Indenture and paid (upon standing order of the Issuer) (a) first, to the Liquidity Suspense Account, if and to the extent required pursuant to Section 7.20, and (b) second, to the Income Notes Distribution Account for distribution to the Holders of the Income Notes as payments of the Income Notes Distribution Amount subject to and in accordance with the provisions of the Income Notes Agreement.

Provided, however, that with respect to clauses (2), (4), (6), (8) and (12)(y) above, no principal shall be paid on any Class of Notes if there is any Interest Distribution Amount, Defaulted Interest Amount or Capitalized Interest (or any interest thereon) outstanding on any Notes senior in Priority of Payments with respect to such Class, and any amounts available to pay principal on such junior Class of Notes shall be redirected to an earlier priority in the Priority of Payments set forth in this Section 11.1(a)(ii) to pay such Interest Distribution Amount, Defaulted Interest Amount or Capitalized Interest (or any interest thereon) in full before paying principal on any such junior Class of Notes; provided, further, with respect to the Priority of Payments set forth in this Section 11.1(a)(ii), for purposes of determining if any Coverage Test is satisfied after giving effect to payments of principal, the denominator of such Coverage Test shall be determined after giving effect to any principal on the Notes paid pursuant to any clauses prior to such clause and such clause on the related Payment Date.

(b) On or before the Business Day prior to each Payment Date, the Issuer shall, pursuant to Section 10.2(e), remit or cause to be remitted to the Trustee for deposit in the Payment Account an amount of Cash sufficient to pay the amounts described in Section 11.1(a) required to be paid on such Payment Date.

(c) If on any Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required by the statements furnished by the Trustee pursuant to Section 10.14(e) hereof, the Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) above, subject to Section 13.1 hereof, to the extent funds are available therefor.

(d) Except as otherwise expressly provided in this Section 11.1, if on any Payment Date the amount available in the Payment Account from amounts received in the related Due Period are insufficient to make the full amount of the disbursements required by any lettered or numbered subclause of Section 11.1(a), the Trustee shall make the disbursements called for by such subclause ratably in accordance with the respective amounts of such disbursements then due and payable to the extent funds are available therefor, unless such subclause provides otherwise.

(e) In connection with the application of funds to pay Company Administrative Expenses of the Issuer, in accordance with clauses (3) and (4) of Section 11.1(a)(i) and clause (1) of Section 11.1(a)(ii), the Trustee shall remit such funds, to the extent available, to the Issuer (or as the Issuer may otherwise direct), as directed by the Issuer to the Trustee or otherwise set forth in the written instructions delivered to the Trustee by the Issuer (net of amounts payable to the Trustee) no later than the Business Day prior to the applicable Payment Date. All such payments shall be made pursuant to the Priority of Payments.

(f) In connection with the payment to each Hedge Counterparty pursuant to each Hedge Agreement of any amount scheduled to be paid from time to time between Payment Dates from amounts received with respect to the Collateral Interests, such amounts shall be distributed to each Hedge Counterparty pursuant to the related Hedge Agreement.

Section 11.2 Trust Accounts.

All Monies held by, or deposited with the Trustee in the Collection Accounts, the Payment Account, the Expense Account, the Unused Proceeds Account or the Delayed Funding Obligations Account pursuant to the provisions of this Indenture, and not invested in Eligible Investments as herein provided, shall be deposited in one or more trust accounts, maintained at the Corporate Trust Office or at a financial institution whose long-term rating is at least equal to “A2” by Moody’s, “A+” by S&P and “A-” by Fitch (or such other lower ratings acceptable to the Rating Agencies as evidenced by satisfaction of the Rating Agency Condition), to be held in trust for the benefit of the Noteholders. To the extent Monies deposited in such trust account exceed amounts insured by the Bank Insurance Fund or Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation, or any agencies succeeding to the insurance functions thereof, and are not fully collateralized by direct obligations of the United States of America, such excess shall be invested in Eligible Investments as directed by Issuer Order.

ARTICLE 12

SALE OF COLLATERAL INTERESTS

Section 12.1 Sales of Collateral Interests.

(a) Except as otherwise expressly permitted or required by this Indenture, the Issuer shall not sell or otherwise dispose of any Collateral Interest; provided that subject to satisfaction of any applicable conditions in Section 10.15, so long as no Event of Default has occurred and is continuing, the Collateral Manager on behalf of the Issuer acting pursuant to the Collateral Management Agreement may direct the Trustee (and any such direction by the

Collateral Manager shall be a deemed certification by the Collateral Manager that each of the conditions applicable to such sale set forth below has been satisfied) in writing to sell, and the Trustee shall sell in the manner directed by the Collateral Manager in writing (which writing shall specify whether such security is a Buy/Sell Interest, Defaulted Interest, Credit Risk Interest, Spread Appreciated Interest or Syndicated Interest, if applicable, or whether such security is otherwise permitted to be sold pursuant to this Section 12.1(a)):

(i) any Defaulted Interest at any time; provided, that a with respect to any Defaulted Interest sold during the Reinvestment Period, the Collateral Manager will certify to the Trustee that the Collateral Manager will use commercially reasonable efforts to purchase or enter into, as the case may be, one or more Substitute Collateral Interests having an Aggregate Principal Balance no less than the Sale Proceeds (excluding accrued interest) from such sale, and after giving effect to such sale and to the purchase of Substitute Collateral Interests with the Sale Proceeds thereof, in the judgment of the Collateral Manager (which will not be called into question solely as a result of subsequent events), the Reinvestment Criteria will be met; provided, further, that no reinvestment of Sale Proceeds of any Defaulted Interest sold following the Reinvestment Period will be permitted;

(ii) (A) during the Reinvestment Period, a Credit Risk Interest or Spread Appreciated Interest if the Collateral Manager has certified to the Trustee that it shall use commercially reasonable efforts to purchase or enter into, as the case may be, one or more Substitute Collateral Interests having an Aggregate Principal Balance no less than the Sale Proceeds (excluding accrued interest) from such sale, and after giving effect to such sale and to the purchase of Substitute Collateral Interests with the Sale Proceeds thereof, in the judgment of the Collateral Manager (which shall not be called into question solely as a result of subsequent events), the Reinvestment Criteria shall be met; provided that, with respect to the reinvestment of Sale Proceeds received in respect of Spread Appreciated Securities, the Collateral Manager shall use commercially reasonable efforts to reinvest such Sale Proceeds in one or more Substitute Collateral Interests having an aggregate Principal Balance of not less than 100% of the Principal Balance of each Collateral Interest being sold and (B) after the Reinvestment Period, a Credit Risk Interest or Spread Appreciated Interest at any time at the direction of the Collateral Manager without regard to the foregoing restrictions; provided, that Sale Proceeds of any Credit Risk Interest or Spread Appreciated Interest sold following the Reinvestment Period may be reinvested in Substitute Collateral Interests, only if (1) no Class of Notes rated investment grade by Moody’s as of the Closing Date has been downgraded by one or more subcategories after the end of the Reinvestment Period, and (2) (v) the average life of such Substitute Collateral Interest is less than or equal to the Average Life of the Collateral Interest which is sold, (w) such Substitute Collateral Interest has been assigned a rating by each of S&P, Moody’s and Fitch (however, no rating is needed for Fitch with respect to Loans) that is at least equal to the rating of the Collateral Interest which is sold, (x) the Collateral Quality Tests are satisfied, or, if any Collateral Quality Test was not satisfied immediately prior to such reinvestment, the extent of compliance with such Collateral Quality Test will be maintained or improved following such reinvestment, (y) the Coverage Tests are satisfied, and (z) (I) with respect to any Credit Risk Interests, the Substitute Collateral Interests shall have an aggregate Principal Balance no less than the

Sale Proceeds (excluding accrued interest) from such sale, and (II) with respect to any Spread Appreciated Interests, the Substitute Collateral Interests shall have an aggregate Principal Balance of not less than 100% of the Principal Balance of the Collateral Interest being sold;

(iii) if a Collateral Interest that is a Defaulted Interest is not sold by the Issuer (at the direction of the Collateral Manager) within three years of such Collateral Interest becoming a Defaulted Interest, the Collateral Manager, on behalf of the Issuer, shall use its commercially reasonable efforts to sell such Collateral Interest as soon as commercially practicable thereafter;

(iv) with respect to any Buy/Sell Interest, (A) the Collateral Manager may direct the Issuer to sell such Buy/Sell Interest at any time and (B) the Collateral Manager may direct the Issuer to purchase the corresponding participation from the related participant either (1) during the Reinvestment Period, in accordance with the Reinvestment Criteria or (2) at any time, regardless of whether such purchase would occur during the Reinvestment Period or whether the Reinvestment Criteria would be satisfied thereafter, so long as the Issuer entered into a binding agreement with any person qualified in accordance with this Indenture (including the Collateral Manager or any of its Affiliates) to purchase such corresponding participation or note from the Issuer at a purchase price equal to that paid by the Issuer to such participant or Noteholder and such purchaser thereof either (x) has a long term rating by S&P of “A-” or a short term rating by S&P of “A-1,” (y) is a Qualified Institutional Lender or (z) is an entity that has satisfied the Rating Agency Condition with respect to S&P; and

(v) without limiting the foregoing, the Collateral Manager, on behalf of the Issuer, may during the Reinvestment Period, direct the Trustee to sell, and the Trustee will sell in the manner directed by the Collateral Manager, any Collateral Interest that is a Loan, CMBS Security, CRE CDO Security, REIT Debt Security, Synthetic Asset or Real Estate Related Bank Loan, or any Syndicated Security with respect to which the Issuer is retaining a subordinate Participation in a Loan; provided that in each case such Collateral Interest is not a Defaulted Interest or a Credit Risk Interest (such sale, a “Discretionary Sale”), so long as (A) the Aggregate Principal Balance of Collateral Interests sold pursuant to this paragraph for a given calendar year does not exceed 15.0% of the Aggregate Collateral Balance as of the beginning of that year, (B) the Collateral Manager believes in good faith that Sale Proceeds from such sale can be reinvested, within five Business Days after the sale of such Collateral Interest in one or more Substitute Collateral Interests having an Aggregate Principal Balance of not less than 100% of the Principal Balance of the Collateral Interest being sold, and (C) after giving effect to such sale and to the purchase of Substitute Collateral Interests with the Sale Proceeds thereof, the Reinvestment Criteria will be met.

(b) Notwithstanding the foregoing, the Collateral Manager (at its option and at any time) shall be permitted to effect a sale of a Credit Risk Interest, Defaulted Interest, Spread Appreciated Interest or Syndicated Interest (other than a Syndicated Interest with respect to which the Issuer is retaining a subordinate Participation in a Loan) hereunder by purchasing (or causing its Affiliate to purchase) such Defaulted Interest, Credit Risk Interest,

Spread Appreciated Interest or Syndicated Interest from the Issuer or by directing the Issuer to act as the Participating Institution and participating a pari passu or subordinate Syndicated Interest for sale by the Issuer; provided that, if the purchase price for such Collateral Interests to be paid by the Collateral Manager is less than an amount equal to the sum of (i) the Principal Balance thereof plus (ii) all accrued and unpaid interest thereon, plus (iii) any unpaid Cure Advances related to such Collateral Interest (the “Par Purchase Price”), then such purchase price is required to be at least equal to the Fair Market Value for such Collateral Interests or Syndicated Interest.

In addition and notwithstanding anything to the contrary set forth herein (and provided that no Event of Default has occurred and is continuing), the Collateral Manager (at its option) shall be permitted to effect a sale of a Defaulted Interest, Credit Risk Interest, Spread Appreciated Interest, Buy/Sell Interest or Syndicated Interest hereunder by directing the Issuer to exchange such Defaulted Interest, Credit Risk Interest, Spread Appreciated Interest, Buy/Sell Interest or Syndicated Interest for (i) a Substitute Collateral Interest (that is not a Defaulted Interest, Credit Risk Interest, Spread Appreciated Interest or Syndicated Interest) owned by the Collateral Manager or an Affiliate (such Substitute Collateral Interest, the “Exchange Security”) or (ii) a combination of an Exchange Security and cash; provided that:

(i) (A) the sum of (1) the Principal Balance of such Exchange Security plus (2) all accrued and unpaid interest thereon plus (3) the cash amount (if any) to be paid to the Issuer in respect of such exchange by the Collateral Manager or such Affiliate, shall be equal to or greater than (B) the sum of (1) the Principal Balance of such Defaulted Interest, Credit Risk Interest, Buy/Sell Interest or Syndicated Interest sought to be substituted plus (2) all accrued and unpaid interest thereon;

(ii) the Eligibility Criteria and the Reinvestment Criteria shall be satisfied immediately after such exchange; and

(iii) the Aggregate Principal Balance of the Defaulted Interests, Credit Risk Interests, Buy/Sell Interests and Syndicated Interests so exchanged shall not exceed 10% of the Aggregate Collateral Balance as of the Closing Date (such limitation, the “10% Limit”).

(c) [Reserved].

(d) After the Issuer has notified the Trustee of an Optional Redemption, a Clean-Up Call or a Tax Redemption in accordance with Section 9.1 or an Auction Call Redemption in accordance with Section 9.2, the Collateral Manager on behalf of the Issuer acting pursuant to the Collateral Management Agreement may at any time direct the Trustee in writing to sell, and the Trustee shall sell in the manner directed by the Collateral Manager in writing, any Collateral Interest without regard to the foregoing limitations in Section 12.1(a); provided that:

(i) the Sale Proceeds therefrom must be used to pay certain expenses and redeem all of the Notes in whole but not in part pursuant to Sections 9.1 and 9.2, and upon any such sale the Trustee shall release such Collateral Interest pursuant to Section 10.15;

(ii) the Issuer may not direct the Trustee to sell (and the Trustee shall not be required to release) a Collateral Interest pursuant to this Section 12.1(d) unless:

(1) the Collateral Manager certifies to the Trustee that (x) in the Collateral Manager’s judgment based on calculations included in the certification (which shall include the sales prices of each of the Collateral Interests), the Sale Proceeds from the sale of one or more of the Collateral Interests and all Cash and proceeds from Eligible Investments will be at least equal to the amount necessary to pay (a) the Redemption Prices of the Notes simultaneously and (b) the amounts and the expenses described in clauses (1) through (5) and (29) through (32) of Section 11.1(a)(i) and (y) an Independent bond pricing service (which shall be one or more broker-dealers selected by the Collateral Manager which are rated at least “P-1” by Moody’s and at least “A-1+” by S&P and which make a market in the applicable Collateral Interests) has confirmed (which confirmation may be in the form of a firm bid) the sales prices contained in the certification in clause (x) above (and attaching a copy of such confirmation); and

(2) the Independent accountants appointed by the Issuer pursuant to Section 10.16 shall confirm in writing the calculations made in clause (1)(x) above.

(iii) in connection with an Optional Redemption, an Auction Call Redemption, a Clean-up Call or a Tax Redemption, all the Collateral Interests to be sold pursuant to this Section 12.1(d) must be sold in accordance with the requirements set forth in Section 9.1(e) and Section 9.2, as applicable.

(e) In the event that any Collateral Interest becomes the subject of a conversion, exchange, redemption or offer, whether voluntary or involuntary, the Issuer (or the Collateral Manager acting on behalf of the Issuer) shall take no action to acquire the asset or instrument into which such Collateral Interest is convertible or exchangeable unless such asset or instrument would qualify as a Substitute Collateral Interest. In the event of an involuntary exchange or conversion of a Collateral Interest, if the resulting asset or instrument would not qualify as a Substitute Collateral Interest, the Issuer (or the Collateral Manager acting on behalf of the Issuer) shall use its best efforts to sell such Collateral Interest prior to conversion or exchange and, in any event, shall refuse to accept, and shall not acquire or hold, the asset or instrument offered in exchange.

(f) In the event that any Notes remain Outstanding as of the Payment Date occurring six months prior to the Rated Final Maturity of the Notes, the Collateral Manager will be required to determine whether proceeds expected to be received on the Collateral prior to the Rated Final Maturity of the Notes will be sufficient to pay in full the principal amount of (and accrued interest on) the Notes on the Rated Final Maturity. If the Collateral Manager determines, in its sole discretion, that such proceeds will not be sufficient to pay the outstanding principal amount of and accrued interest on the Notes (a “Note Liquidation

Event”) on the Rated Final Maturity of the Notes, the Issuer will, at the direction of the Collateral Manager, be obligated to liquidate the portion of Collateral Interests sufficient to pay the remaining principal amount of and interest on the Notes on or before the Rated Final Maturity. The Collateral Interests to be liquidated by the Issuer will be selected by the Collateral Manager.

(g) The Issuer (or the Collateral Manager on its behalf) shall be required to notify the Income Noteholders of any sale of a Defaulted Interest or Credit Risk Interest and any such Income Noteholder shall have the right to bid on such Defaulted Interest or Credit Risk Interest in accordance with the provisions set forth herein.

(h) Notwithstanding anything herein to the contrary, in the event that a “buy/sell” arrangement has been initiated with respect to a Collateral Interest as a dispute resolution mechanism and the Collateral Manager determines in accordance with the standard set forth in the Collateral Management Agreement that the sale of such Collateral Interest is in the best interest of the Noteholders, the Collateral Manager may, on behalf of the Issuer, direct the Trustee to sell such Collateral Interest in accordance with the related Underlying Instruments.

Section 12.2 Reinvestment Criteria and Trading Restrictions.

(a) Except as provided in Section 12.3(c), during the Reinvestment Period, Sale Proceeds and other Principal Proceeds (including excess amounts on deposit in the Delayed Funding Obligations Account and certain Class AR Draws) will be reinvested in Substitute Collateral Interests (which shall be, and hereby are, Granted to the Trustee pursuant to the Granting Clause of this Indenture) only if after giving effect to such reinvestment, the following criteria (the “Reinvestment Criteria”) are satisfied (and any such Grant shall be a deemed certification by the Collateral Manager that after giving effect to the reinvestment of such Substitute Collateral Interests, the Reinvestment Criteria are satisfied), as of the date of the commitment to purchase or enter into, as the case may be, such Substitute Collateral Interests:

(i) such security satisfies the Eligibility Criteria;

(ii) the Collateral Quality Tests are satisfied, or, if any Collateral Quality Test was not satisfied immediately prior to such reinvestment, the extent of compliance with such Collateral Quality Test will be maintained or improved following such reinvestment;

(iii) the Coverage Tests are satisfied (or, if not satisfied, are maintained or improved following such investment); and

(iv) no Event of Default has occurred and is continuing.

(b) Within ten Business Days of purchasing each Substitute Collateral Interest, the Collateral Manager shall deliver to each Rating Agency a comprehensive set of asset and underwriting materials in form and substance acceptable to the Rating Agencies (the “Reinvestment Asset Information”) describing such Substitute Collateral Interest. After receiving the Reinvestment Asset Information, a Rating Agency may provide an estimated rating to the Collateral Manager necessary to confirm whether a Moody’s Post-Acquisition Compliance Test failure, an S&P Post-Acquisition Compliance Test failure or a Fitch Post-Acquisition Compliance Test failure has occurred.

(c) Within 60 days of finding a Moody’s Post-Acquisition Compliance Test failure (a “Moody’s Post-Acquisition Failure”), the Collateral Manager shall use commercially reasonable efforts to come into compliance with the Moody’s Post-Acquisition Compliance Test to the extent that the Collateral Manager believes it is in the best interest of the Noteholders by (i) directing and assisting the Trustee to sell the Substitute Collateral Interest that caused the Moody’s Post-Acquisition Failure, at a price at least equal to the price paid by the Issuer for the Substitute Collateral Interest, plus any fees and expenses attributable to such sale, (ii) instructing and assisting the Trustee to sell any other Collateral Interests (provided that the sale price must be at a price at least equal to the price paid by the Issuer for the Collateral Interest, plus any fees and expenses attributable to such sale) and/or (iii) instructing and assisting the Trustee to purchase additional Substitute Collateral Interests (subject to the Reinvestment Criteria) that ultimately would result in satisfaction of the Moody’s Post-Acquisition Compliance Test. Following a Moody’s Post-Acquisition Failure, until such time as the Moody’s Post-Acquisition Compliance Test is satisfied, the Collateral Manager may purchase a Substitute Collateral Interest only if it has a Moody’s Rating; provided, however, if the Moody’s Post- Acquisition Compliance Test is not satisfied within 60 days of a finding of a Moody’s Post-Acquisition Failure, each Collateral Interest acquired must have a Moody’s Rating until such time as the Rating Agency Condition with respect to Moody’s has been satisfied. Notwithstanding the foregoing, if the Moody’s Post-Acquisition Compliance Test is not satisfied within 120 days of a finding of a Moody’s Post-Acquisition Failure, each Collateral Interest thereafter acquired must have a Moody’s Rating regardless of whether the Moody’s Post-Acquisition Compliance Test is satisfied. In no circumstances following the failure to meet a Moody’s Post-Acquisition Compliance Test within 120 days of a finding of a Moody’s Post-Acquisition Failure may a Collateral Interest be acquired without a Moody’s Rating.

(d) Within 60 days of finding an S&P Post-Acquisition Compliance Test failure (an “S&P Post-Acquisition Failure”), the Collateral Manager shall use commercially reasonable efforts to (i) direct and assist the Trustee in selling the Substitute Collateral Interest that caused the S&P Post-Acquisition Failure, (ii) instruct and assist the Trustee to sell any other Collateral Interests and/or (iii) instruct and assist the Trustee to purchase additional Substitute Collateral Interests (subject to the Reinvestment Criteria) that ultimately would result in satisfaction of the S&P Post-Acquisition Compliance Test. Until such time as the S&P Post-Acquisition Compliance Test is satisfied, the Collateral Manager may purchase a Substitute Collateral Interest only if it has an S&P Rating.

(e) Within 60 days of finding an Fitch Post-Acquisition Compliance Test failure (a “Fitch Post-Acquisition Failure”), the Collateral Manager shall use commercially reasonable efforts to (i) direct and assist the Trustee in selling the Substitute Collateral Interest that caused the Fitch Post-Acquisition Failure, (ii) instruct and assist the Trustee to sell any other Collateral Interests and/or (iii) instruct and assist the Trustee to purchase additional Substitute Collateral Interests (subject to the Reinvestment Criteria) that ultimately would result in satisfaction of the Fitch Post-Acquisition Compliance Test.

(f) Subject to certain limitations set forth herein, no more than 20% of the Aggregate Collateral Balance as of the Closing Date can be purchased by the Issuer pending satisfaction of any of the Moody’s Post-Acquisition Compliance Test, the S&P Post-Acquisition Compliance Test and the Fitch Post-Acquisition Compliance Test; provided that (i) in the case of Collateral Interests that are collateralized or backed by interests in a Property Type other than a Non-Core Property Type related to a single obligor, no more than 10% of the Aggregate Collateral Balance as of the Closing Date can be purchased by the Issuer pending satisfaction of the Moody’s Post-Acquisition Compliance Test, the S&P Post-Acquisition Compliance Test and the Fitch Post-Acquisition Compliance Test, and (ii) in the case of Collateral Interests that are collateralized or backed by interests on a Non-Core Property Type related to a single obligor, no more than 5% of the Aggregate Collateral Balance as of the Closing Date can be purchased by the Issuer pending satisfaction of the Moody’s Post-Acquisition Compliance Test, the S&P Post-Acquisition Compliance Test and the Fitch Post-Acquisition Compliance Test. No Collateral Interest (A) which is collateralized or backed by interests on Land, (B) which is collateralized or backed by interests on any Construction Property or (C) with respect to obligors incorporated or organized under the laws of a jurisdiction outside of the United States, may be purchased unless such Collateral Interest has a Moody’s Rating and an S&P Rating and has been reviewed by Fitch.

(g) After receiving the Reinvestment Asset Information, S&P and Moody’s shall each provide an estimated rating to the Collateral Manager necessary to confirm whether a Moody’s Post-Acquisition Compliance Test failure or an S&P Post-Acquisition Compliance Test failure has occurred.

(h) Notwithstanding the foregoing provisions, (i) Cash on deposit in the Collection Accounts may be invested in Eligible Investments, pending investment in Substitute Collateral Interests and (ii) if an Event of Default shall have occurred and be continuing, no Substitute Collateral Interest may be acquired unless it was the subject of a commitment entered into by the Issuer prior to the occurrence of such Event of Default.

Section 12.3 Conditions Applicable to all Transactions Involving Sale or Grant.

(a) Any transaction effected after the Closing Date under this Article 12 or Section 10.15 shall be conducted in accordance with the requirements of the Collateral Management Agreement; provided that, (1) the Collateral Manager shall not direct the Trustee to acquire any Substitute Collateral Interest for inclusion in the Collateral from the Collateral Manager or any of its Affiliates as principal or to sell any Collateral Interest from the Collateral to the Collateral Manager or any of its Affiliates as principal unless the transaction is effected in accordance with the Collateral Management Agreement and (2) the Collateral Manager shall not direct the Trustee to acquire any Substitute Collateral Interest for inclusion in the Collateral from any account or portfolio for which the Collateral Manager serves as investment adviser or direct the Trustee to sell any Collateral Interest to any account or portfolio for which the Collateral Manager serves as investment adviser unless such transactions comply with the requirements of any applicable laws, including, if applicable, the Advisers Act. The Trustee shall have no responsibility to oversee compliance with this clause by the other parties.

(b) Upon any Grant pursuant to this Article 12, all of the Issuer’s right, title and interest to the Pledged Obligation or Securities shall be Granted to the Trustee pursuant to this Indenture, such Pledged Obligation or Securities shall be registered in the name of the Trustee, and, if applicable, the Trustee shall receive such Pledged Collateral Interest or Securities (any such delivery shall be a deemed certification by the Collateral Manager that, with respect to any Collateral Interest delivered to the Trustee as of the Closing Date, such Grant as of the date of such Grant complies with the applicable conditions of and is permitted by this Article 12).

(c) Notwithstanding anything contained in this Article 12 to the contrary, the Issuer shall, subject to this Section 12.3(c), have the right to effect any transaction which has been consented to by the Holders of Notes evidencing 100% of the Aggregate Outstanding Amount of each Class of Notes (or if there are no Notes Outstanding, 100% of the Income Notes) and of which each Rating Agency has been notified.

(d) Upon any substitution of Collateral Interests pursuant to this Article XII, all of the Issuer’s right, title and interest to the acquired Collateral Interests shall be, and hereby is, granted to the Trustee pursuant to the Granting Clauses of this Indenture and each such Collateral Interest shall be delivered to the Trustee in accordance with this Indenture. The Trustee shall also receive, not later than the date such Collateral Interest is delivered, an Officer’s Certificate of the Collateral Manager certifying compliance with the provisions of this Article XII based on calculations included in such certificate. Notwithstanding the foregoing, the delivery to the Trustee of a trade ticket signed by an Authorized Officer of the Collateral Manager shall be deemed the certification of the Collateral Manager of the statements described in the preceding sentence in lieu of the delivery of the formal Officer’s Certificate described therein.

Section 12.4 Sale of Collateral Interests with respect to an Auction Call Redemption.

(a) Pre-Auction Process.

(i) Each Auction shall occur on the Business Day that is at least 24 Business Days prior to the proposed Auction Call Redemption Date (such date, the “Auction Date”).

(ii) The Collateral Manager shall initiate the Auction Procedures at least [•] Business Days before the proposed Auction Call Redemption Date by: (a) preparing a list of Collateral Interests (including CUSIP Number, if any, par amount and issuer name for each Collateral Interest); (b) deriving a list of not less than three qualified bidders (the “Listed Bidders”) and requesting from each Listed Bidder bids by the applicable Auction Date; and (c) notifying the Trustee of the list of Listed Bidders (the “List”).

(iii) The Collateral Manager shall deliver a general solicitation package to the Listed Bidders consisting of: (a) a form of a purchase agreement (“Auction Purchase

Agreement”) provided to the Trustee by the Collateral Manager (which shall provide that (I) upon satisfaction of all conditions precedent therein, the purchaser is irrevocably obligated to purchase, and the Issuer is irrevocably obligated to sell, the Collateral Interests on the date and on the terms stated therein, (II) each bidder may tender a separate bid for one or more Collateral Interests in an Auction, (III) if the Collateral Interests are to be sold to different bidders, that the consummation of the purchase of all Collateral Interests must occur simultaneously and that the closing of each purchase is conditional on the closing of the other purchases, (IV) if for any reason whatsoever the Trustee has not received, by a specified Business Day (which shall be more than ten Business Days before the proposed Auction Call Redemption Date), payment in full in immediately available funds of the purchase price for all Collateral Interests, the obligations of the parties shall terminate and the Issuer shall have no obligation or liability whatsoever and (V) any prospective purchasers will be subject to the “limited recourse” and “non-petition” provisions set forth in this Indenture), (b) the minimum aggregate Cash purchase price (which shall be determined by the Collateral Manager as the Total Auction Call Redemption Price less the balance of all Eligible Investments and Cash in the Collection Accounts, the Payment Account, the Delayed Funding Obligations Account, each Hedge Termination Account and the Expense Account; (c) the list of Collateral Interests; (d) a formal bid sheet (which will permit a bidder to bid for all of the Collateral Interests or separately for any one or more (but not all) Collateral Interests and will include a representation from the bidder that it is eligible to purchase all of the Collateral Interests or any one or more (but not all) Collateral Interests) to be provided to the Trustee by the Collateral Manager; (e) a detailed timetable; and (f) a list of the applicable requirements which the bidder must satisfy under the underlying instruments (i.e., QIB status, Qualified Purchaser status, etc.)).

(iv) The Collateral Manager shall send solicitation packages to all Listed Bidders on the List at least 20 Business Days before the proposed Auction Call Redemption Date. The Listed Bidders will be required to submit any due diligence questions (or comments on the draft purchase agreement) in writing to the Collateral Manager by a date specified in the solicitation package. The Collateral Manager will be required to answer all reasonable and relevant questions by the date specified in the solicitation package and the Collateral Manager will distribute the questions and answers and the revised final Auction Purchase Agreement to all Listed Bidders (with a copy to the Issuer and the Trustee).

(b) Auction Process.

(i) The Bank or its Affiliates may, but shall not be required to, bid at the Auction. The Collateral Manager and its Affiliates may bid in the Auction if the Collateral Manager deems such bidding to be appropriate but is not required to do so.

(ii) On the second Business Day prior to the Auction Date (the “Auction Bid Date”), all bids shall be due by facsimile at the offices of the Trustee by 11:00 a.m. New York City time, with the winning bidder or bidders to be notified by 2:00 p.m. New York City time. All bids from Listed Bidders on the List shall be due on the bid sheet contained in the solicitation package. Each bid shall be for the purchase and delivery to one purchaser (a) of all (but not less than all) of the Collateral Interests or (b) of one or more (but not all) of the Collateral Interests.

(iii) Unless the Trustee receives (a) at least one bid from a Listed Bidder to purchase all of the Collateral Interests or (b) receives bids from one or more Listed Bidders (to purchase one or more (but not all) Collateral Interests) for all Collateral Interests in the aggregate, the Trustee shall decline to consummate the sale.

(iv) Subject to clause (iii) above, with the advice of the Collateral Manager, the Trustee shall select the bid or bids which result in the Highest Auction Price from one or more Listed Bidders (in excess of the specified minimum purchase price). “Highest Auction Price” means the higher of (a) the highest price bid by any Listed Bidder for all of the Collateral Interests or (b) the sum of the highest prices bid by one or more Listed Bidders (for one or more (but not all) Collateral Interests) for all Collateral Interests in the aggregate. In each case, the price bid by a Listed Bidder will be the dollar amount which the Collateral Manager certifies to the Trustee based on the Collateral Manager’s review of the bids, which certification shall be binding and conclusive.

(v) Upon notification to the winning bidder or bidders, the winning bidder (or, if the Highest Auction Price requires the sale of the Collateral Interests to more than one bidder, each winning bidder) shall be required to deliver to the Trustee a signed counterpart of the Auction Purchase Agreement no later than 4:00 p.m. New York City time on the Auction Date. The winning bidder (or, if the Highest Auction Price requires the sale of the Collateral Interests to more than one bidder, each winning bidder) shall make payment in full of the purchase price on the Business Day (the “Auction Purchase Closing Date”) specified in the general solicitation package (which shall be no later than ten Business Days prior to the proposed Auction Call Redemption Date). If a winning bidder so requests, the Trustee and the Issuer shall enter into a bailee letter in the form agreed upon by the Trustee and the Collateral Manager to this Indenture (a “Bailee Letter”) with each winning bidder and its designated bank (which bank shall be subject to approval by the Issuer or the Collateral Manager on behalf of the Issuer); provided that such bank enters into an account control agreement with the Trustee and the Issuer and has a long term debt rating of at least “BBB+” by S&P and, if rated by Moody’s, at least “A2” by Moody’s. If the above requirements are satisfied, the Trustee shall deliver the Collateral Interests (to be sold to such bidder) pursuant thereto to the bailee bank at least one Business Day prior to the closing on the sale of the Collateral Interests and accept payment of the purchase price pursuant thereto. If payment in full of the purchase price is not made by the Auction Purchase Closing Date for any reason whatsoever (or, if the Collateral Interests are to be sold to more than one bidder, if any bidder fails to make payment in full of the purchase price by the Auction Purchase Closing Date for any reason whatsoever), the Issuer shall decline to consummate the sale of all Collateral Interests, the Trustee and the Issuer will direct the bailee bank to return the Collateral Interests to the Trustee, and (if notice of redemption has been given by the Trustee) the Trustee shall give notice (in accordance with the terms of this Indenture) that the Auction Call Redemption will not occur.

(vi) Notwithstanding the foregoing, but subject to the satisfaction of the conditions set forth in Section 9.2(b), the Collateral Manager or any of its Affiliates, although it may not have been the highest bidder, will have the option to purchase any one or more Collateral Interests for a purchase price equal to the highest bid therefor.

(c) Notwithstanding anything to the contrary set forth in this Section 12.4, but subject to the satisfaction of the conditions set forth in Section 9.2(b) and the consummation of the Auction Call Redemption, at the election of the Collateral Manager, in lieu of initiating or conducting any Auction, the Collateral Manager or any of its Affiliates will have the option to purchase all of the Collateral Interests that would otherwise be subject to such Auction for a price equal to the Total Auction Call Redemption Price. Such purchase of Collateral Interests by the Collateral Manager or its Affiliates pursuant to this Section 12.4(c) will be deemed to be a Successful Auction pursuant to this Indenture.

Section 12.5 Modifications to Collateral Quality Tests or Coverage Tests.

In the event any of the Rating Agencies modifies the definitions or calculations relating to (i) the method of calculating any of its respective Collateral Quality Tests (a “Collateral Quality Test Modification”), (ii) any of the Coverage Tests (a “Coverage Test Modification”) or (iii) its requirements for pro rata “special amortizations” (a “Pro Rata Special Amortization Modification”), in either case in order to correspond with published changes in the guidelines, methodology or standards established by such Rating Agency, the Issuer may, but is under no obligation solely as a result of this Section 12.5 to, incorporate corresponding changes into this Indenture by an amendment hereto without the consent of the Holders of the Notes (but with written notice to the Noteholders) or the Income Notes if (x)(1) in the case of a Collateral Quality Test Modification, the Rating Agency Condition is satisfied with respect to the Rating Agency that made such modification, (2) in the case of a Coverage Test Modification or Pro Rata Special Amortization Modification, the Rating Agency Condition is satisfied with respect to each Rating Agency then rating the Notes and (y) written notice of such modification is delivered by the Collateral Manager to the Trustee and by the Trustee to the Holders of the Notes and Income Notes (which notice may be included in the next regularly scheduled report to Noteholders). Any such Collateral Quality Test Modification or Coverage Test Modification or Pro Rata Special Amortization Modification, as the case may be, shall be effected without execution of a supplemental indenture; provided, however, that such amendment shall be (i) evidenced by a written instrument executed and delivered by each of the Co-Issuers and the Collateral Manager and delivered to the Trustee, (ii) accompanied by delivery by the Issuer to the Trustee of (A) an Officer’s Certificate of the Issuer certifying that such amendment has been made pursuant to and in compliance with this Section 12.5 and (B) if requested by the Trustee, an Opinion of Counsel stating that such amendment is authorized or permitted by this Section 12.5 and that all applicable conditions precedent under this Section 12.5 have been satisfied, on which such Officer’s Certificate or such Officer’s Certificate and Opinion of Counsel, as the case may be, the Trustee shall be entitled to rely. Notwithstanding the foregoing, any such amendment reasonably determined by the Trustee to be unduly burdensome to the Trustee, shall not take effect without the Trustee’s express written consent.

ARTICLE 13

NOTEHOLDERS’ RELATIONS

Section 13.1 Subordination.

(a) (a) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of the Junior Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree for the benefit of the Holders of the Senior Class A Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty that the Junior Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and Class L Notes and the Issuer’s rights in and to the Collateral (the “Class A-2 Subordinate Interests”) shall be subordinate and junior to the rights of the Secured Parties and the Senior Class A Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(g) or 5.1(h), the Senior Class A Notes shall be paid in full before any further payment or distribution is made on account of the Junior Class A Subordinate Interests. The Holders of the Junior Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree, for the benefit of the Holders of the Senior Class A Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Junior Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes hereunder until the payment in full of the Senior Class A Notes and not before one year and one day, or, if longer, the applicable preference period then in effect, has elapsed since such payment.

(b) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree for the benefit of the Holders of the Class A Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty that the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes and the Issuer’s rights in and to the Collateral (the “Class B Subordinate Interests”) shall be subordinate and junior to the Class A Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(g) or 5.1(h), the Class A Notes shall be paid in full before any further payment or distribution is made on account of the Class B Subordinate Interests. The Holders of the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H

Notes, the Class J Notes, the Class K Notes and the Class L Notes agree, for the benefit of the Holders of the Class A Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes hereunder until the payment in full of the Class A Notes and not before one year and one day, or, if longer, the applicable preference period then in effect, has elapsed since such payment.

(c) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty that the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes and the Issuer’s rights in and to the Collateral (the “Class C Subordinate Interests”) shall be subordinate and junior to the Class A Notes and the Class B Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(g) or 5.1(h), the Class A Notes and the Class B Notes shall be paid in full before any further payment or distribution is made on account of the Class C Subordinate Interests. The Holders of the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree, for the benefit of the Holders of the Class A Notes and the Class B Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes hereunder until the payment in full of the Class A Notes and the Class B Notes and not before one year and one day, or, if longer, the applicable preference period then in effect, has elapsed since such payment.

(d) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty that the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes and the Issuer’s rights in and to the Collateral (the “Class D Subordinate Interests”) shall be subordinate and junior to the Class A Notes, the Class B Notes and the Class C Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(g) or 5.1(h), the Class A Notes, the Class B Notes and the Class C Notes shall be paid in full before any further payment or distribution is made on account of the Class D Subordinate Interests. The Holders of the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree, for the benefit of the Holders of the Class A Notes, the Class B Notes, and the Class C Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes hereunder until the payment in full of the Class A Notes, the Class B Notes and the Class C Notes and not before one year and one day, or, if longer, the applicable preference period then in effect, has elapsed since such payment.

(e) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty that the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes and the Issuer’s rights in and to the Collateral (the “Class E Subordinate Interests”) shall be subordinate and junior to the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(g) or 5.1(h), the Class A Notes, the Class B Notes, the Class C Notes, and the Class D Notes shall be paid in full before any further payment or distribution is made on account of the Class E Subordinate Interests. The Holders of the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree, for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes hereunder until the payment in full of the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes and not before one year and one day, or, if longer, the applicable preference period in effect, has elapsed since such payment.

(f) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty that the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes and the Issuer’s rights in and to the Collateral (the “Class F Subordinate Interests”) shall be subordinate and junior to the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(g) or 5.1(h), the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes shall be paid in full before any further payment or distribution is made on account of the Class F Subordinate Interests. The Holders of the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree, for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes hereunder until the payment in full of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes and not before one year and one day, or, if longer, the applicable preference period then in effect, has elapsed since such payment.

(g) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty that the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes and the Issuer’s rights in and to the Collateral (the “Class G Subordinate Interests”) shall be subordinate and junior to the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(g) or 5.1(h), the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes shall be paid in full before any further payment or distribution is made on account of the Class G Subordinate Interests. The Holders of the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree, for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes hereunder until the payment in full of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes and not before one year and one day, or, if longer, the applicable preference period then in effect, has elapsed since such payment.

(h) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty that the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes and the

Issuer’s rights in and to the Collateral (the “Class H Subordinate Interests”) shall be subordinate and junior to the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(g) or 5.1(h), the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes shall be paid in full before any further payment or distribution is made on account of the Class H Subordinate Interests. The Holders of the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes agree, for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes hereunder until the payment in full of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes and not before one year and one day, or if longer, the applicable preference period then in effect, has elapsed since such payment.

(i) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of the Class J Notes, the Class K Notes and the Class L Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty that the Class J Notes, the Class K Notes and the Class L Notes and the Issuer’s rights in and to the Collateral (the “Class J Subordinate Interests”) shall be subordinate and junior to the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(g) or 5.1(h), the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes shall be paid in full before any further payment or distribution is made on account of the Class J Subordinate Interests. The Holders of the Class J Notes, the Class K Notes and the Class L Notes agree, for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class J Notes, the Class K Notes and the Class L Notes hereunder until the payment in full of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes and not before one year and one day, or if longer, the applicable preference period then in effect, has elapsed since such payment.

(j) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of the Class K Notes and the Class L Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty that the Class K Notes and the Class L Notes and the Issuer’s rights in and to the Collateral (the “Class K Subordinate Interests”) shall be subordinate and junior to the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(g) or 5.1(h), the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes shall be paid in full before any further payment or distribution is made on account of the Class K Subordinate Interests. The Holders of the Class K Notes and the Class L Notes agree, for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class K Notes and the Class L Notes hereunder until the payment in full of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes and not before one year and one day, or if longer, the applicable preference period then in effect, has elapsed since such payment.

(k) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of the Class L Notes agree for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes and the Class K Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty that the Class L Notes and the Issuer’s rights in and to the Collateral (the “Class L Subordinate Interests”) shall be subordinate and junior to the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes and the Class K Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) and hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article 5, including as a result of an Event of Default specified in Section 5.1(g) or 5.1(h), the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes and the Class K Notes shall be paid in full before any further payment or distribution is made on account of the Class L Subordinate Interests. The Holders of the Class L Notes agree, for the benefit of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes and the Class K Notes, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due under the Class L Notes hereunder until the payment in full of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes and the Class K Notes and not before one year and one day, or if longer, the applicable preference period then in effect, has elapsed since such payment.

(l) In the event that notwithstanding the provisions of this Indenture, any holder of any Subordinate Interests shall have received any payment or distribution in respect of such Subordinate Interests contrary to the provisions of this Indenture, then, unless and until each Secured Party and the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes, as the case may be, shall have been paid in full in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Trustee, which shall pay and deliver the same to the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes, as the case may be, in accordance with this Indenture.

(m) Each Holder of Subordinate Interests agrees with all Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes, as the case may be, that such Holder of Subordinate Interests shall not demand, accept, or receive any payment or distribution in respect of such Subordinate Interests in violation of the provisions of this Indenture including this Section 13.1; provided, however, that after the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes, as the case may be, have been paid in full, the Holders of Subordinate Interests shall be fully subrogated to the rights of the Holders of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes and the Class L Notes, as the case may be. Nothing in this Section 13.1 shall affect the obligation of the Issuer to pay Holders of Subordinate Interests.

Section 13.2 Standard of Conduct.

In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Securityholder under this Indenture, subject to the terms and conditions of this Indenture, including, without limitation, Section 5.9, a Securityholder or Securityholders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Securityholder, the Issuer, or any other Person, except for any liability to which such Securityholder may be subject to the extent the same results from such Securityholder’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Form of Documents Delivered to the Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Authorized Officer of the Issuer or the Co-Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Authorized Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer of the Issuer or the Co-Issuer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Co-Issuer, the Collateral Manager or any other Person, stating that the information with respect to such factual matters is in the possession of the Issuer, the Co-Issuer, the Collateral Manager or such other Person, unless such Authorized Officer of the Issuer or the Co-Issuer or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel also may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Authorized Officer of the Issuer or the Co-Issuer, stating that the information with respect to such matters is in the possession of the Issuer or the Co-Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Trustee at the request or direction of the Issuer or the Co-Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to the Issuer’s or the Co-Issuer’s rights to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(e).

Section 14.2 Acts of Securityholders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Securityholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Securityholders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer and/or the Co-Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Securityholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee, the Issuer and the Co-Issuer, if made in the manner provided in this Section 14.2.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.

(c) The principal amount and registered numbers of Notes held by any Person, and the date of his holding the same, shall be proved by the Notes Register. The registered numbers of the Income Notes held by any Person, and the date of his holding the same, shall be proved by the register maintained with respect to the Income Notes.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Securityholder shall bind such Securityholder (and any transferee thereof) of such Security and of every Security issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee, the Issuer or the Co-Issuer in reliance thereon, whether or not notation of such action is made upon such Security.

Section 14.3 Notices, etc.

Any request, demand, authorization, direction, notice, consent, waiver or Act of Securityholders or other documents provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Securityholder or by the Issuer or the Co-Issuer shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile in legible form, to the Trustee addressed to it at LaSalle Bank National Association, 181 West Madison Street, 32nd Floor, Chicago, Illinois 60602, Attention: CDO Trust Services—CBRE Realty Finance CDO 2007-1, facsimile number: (312) 277-3510, Attention: Brian Zaben, with a copy to its Corporate Trust Office, or at any other address previously furnished in writing to the Issuer, the Co-Issuer or Securityholders by the Trustee;

(b) the Issuer by the Trustee or by any Securityholder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Issuer addressed to it c/o CBRE Realty Finance, Inc. at 185 Asylum Street, City Place I, Floor 37, Hartford, Connecticut 06103, facsimile number: (860) 275-6225, Attention: The Directors, or at any other address previously furnished in writing to the Trustee by the Issuer, with a copy to the Collateral Manager at its address set forth below;

(c) the Co-Issuer by the Trustee or by any Securityholder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Co-Issuer addressed to it in c/o CBRE Realty Finance, Inc. at 185 Asylum Street, City Place I, Floor 37, Hartford, Connecticut 06103, facsimile number: (860) 275-6225, or at any other address previously furnished in writing to the Trustee by the Co-Issuer, with a copy to the Collateral Manager at its address set forth below;

(d) the Collateral Manager by the Issuer, the Co-Issuer or the Trustee shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, to the Collateral Manager addressed to it at CBRE Realty Finance Management, LLC at 185 Asylum Street, City Place I, Floor 37, Hartford, Connecticut 06103, Attention: The Directors, facsimile number: (860) 275-6225, or at any other address previously furnished in writing to the Issuer, the Co-Issuer or the Trustee;

(e) each Rating Agency, as applicable, by the Issuer, the Co-Issuer, the Collateral Manager or the Trustee shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, to each Rating Agency addressed to it at Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., 55 Water Street, 41st Floor, New York, New York 10041-0003, facsimile number: (212) 438-2664, Attention: Structured Finance Ratings, Asset-Backed Securities CBO/CLO Surveillance (and by electronic mail at cdosurveillance@standardandpoors.com; provided that all reports required to be submitted to S&P pursuant to this Indenture only shall be provided in electronic form to such e-mail address); Moody’s Investor Services, Inc., 99 Church Street, New York, New York 10007, facsimile number: (212) 553-4170, Attention: CMBS Surveillance (or by electronic mail at moodys_cre_cdo_monitoring@moodys.com) or such other address that a Rating Agency shall designate in the future; and Fitch Ratings, One State Street Plaza, 28th Floor, New York, New York 10004, facsimile number: (212) 558-2618, Attention: Commercial Real Estate CDO Surveillance – Additional Reporting (or by electronic mail at cdo.surveillance@derivativefitch.com) or such other address that a Rating Agency shall designate in the future

(f) the Upfront Swap Counterparty by the Issuer, the Co-Issuer, the Collateral Manager or the Trustee shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form addressed to it at the address specified in the Upfront Swap Agreement, or at any other address previously furnished in writing to the Issuer, the Co-Issuer, the Collateral Manager and the Trustee by the Upfront Swap Counterparty;

(g) each Hedge Counterparty by the Issuer, the Co-Issuer, the Collateral Manager or the Trustee shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to each Hedge Counterparty addressed to it at the address specified in the related Hedge Agreement or at any other address previously furnished in writing to the Issuer, the Co-Issuer, the Collateral Manager and the Trustee by each Hedge Counterparty;

(h) each Synthetic Asset Counterparty by the Issuer, the Co-Issuer, the Collateral Manager or the Trustee shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to such Synthetic Asset Counterparty addressed to it at the address specified in the related Synthetic Asset or at any other address previously furnished in writing to the Issuer, the Co-Issuer, the Collateral Manager and the Trustee by such Synthetic Asset Counterparty;

(i) the Initial Purchaser by the Issuer, the Co-Issuer, the Trustee or the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form to the Initial Purchaser c/o Wachovia Capital Markets, LLC, 375 Park Avenue, 2nd Floor (NY4087), New York, New York 10152-0005, Attention: Darren Esser, facsimile number: (212) 214-5962;

(j) MBIA by the Co-Issuers or the Trustee shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service, by electronic mail or by facsimile in legible form to MBIA addressed to it at LaCrosse Financial Products, LLC, c/o MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504, telephone: (914) 765-3740, facsimile number: (914) 765-3605, Attention: Michael Murtagh and Matthew Dugan, electronic mail address: [•], or at any other address previously furnished in writing to the Trustee by MBIA; and

(k) the Repository pursuant to this Indenture shall be delivered by electronic mail as a portable document format (pdf) file to CDO Library, c/o The Bond Market Association, 360 Madison Avenue (18th Floor), New York, New York 10017, Electronic mail address: admin@cdolibrary.com; provided, that such notice shall identify the full legal name of the Issuer in the electronic mail message that accompanies the delivery of any document; provided, further, that any document required to be made available to the operator of the Repository may be made available by providing the operator of the Repository with access to a website containing such report in a format that permits the user to download the document as a pdf file.

Section 14.4 Notices to Noteholders; Waiver.

Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of Notes of any event,

(a) such notice shall be sufficiently given to Holders of Notes if in writing and mailed, first class postage prepaid, or sent by electronic mail, or posted on the Trustee’s website (provided, that each Holder of Notes will have access to such website posting and will be notified of the posting in writing sent concurrently with such posting by first class postage prepaid mail or electronic mail as set forth in this Section 14.4(a)) to each Holder of a Note affected by such event, at the address of such Holder as it appears in the Notes Register, not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice;

(b) such notice shall be in the English language;

(c) such notice shall also be provided to the Cayman Islands Stock Exchange (for so long as any Notes are listed on the Cayman Islands Stock Exchange); and

(d) all reports or notices to Income Noteholders shall be sufficiently given if provided in writing and mailed, first class postage prepaid, or sent by electronic mail, to CBRE Realty Finance Holdings, LLC c/o CBRE Realty Finance, Inc. at 185 Asylum Street, City Place I, Floor 37, Hartford, Connecticut 06103, facsimile number: (860) 275-6225, email: [•].

Notwithstanding anything to the contrary herein, if the Trustee has received a certification in the form of Exhibit G hereto with respect to the beneficial ownership of any Senior Class A Notes (which notice may be delivered, inter alia, by the issuer of any bond insurance, surety bond, credit default swap or similar credit enhancement supporting the payment of principal and/or interest on such Senior Class A Notes), the Trustee shall cause such beneficial owner to receive a copy of all notices given to the registered holder of such Senior Class A Notes.

Notwithstanding clause (a) above, a Holder of Notes may give the Trustee written notice that it is requesting that notices to it be given by facsimile transmissions and stating the facsimile number for such transmission. Thereafter, the Trustee shall give notices to such Holder by facsimile transmission; provided that if such notice also requests that notices be given by mail, then such notice shall also be given by mail in accordance with clause (a) above.

The Trustee shall deliver to the Holders of the Notes any information or notice requested to be so delivered by at least 25% of the Holders of any Class of Notes.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder of a Note shall affect the sufficiency of such notice with respect to other Holders of Notes. In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to give such notice by mail, then such notification to Holders of Notes shall be made with the approval of the Trustee and shall constitute sufficient notification to such Holders of Notes for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In the event that, by reason of the suspension of the regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

For so long as any Notes are listed on the Cayman Islands Stock Exchange and the rules of such exchange so require, all notices to Noteholders of such Notes will be published in the Daily Official List of the Cayman Islands Stock Exchange.

Until such time as MBIA notifies the Trustee in writing of the termination of those certain financial guarantees, dated as of [•], 2007, issued by MBIA in favor of certain initial Holders of Class A-1 Notes and relating to $400,000,000 initial principal amount of Class A-1 Notes, the Trustee shall make available to MBIA (including by access to its password protected website) duplicate copies of all reports, notices and statements that the Trustee is required to deliver to any Holder of Class A-1 Notes, at the following address (or at any other address furnished in writing from time to time by MBIA to the Trustee): MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504, or by other means of delivery mutually agreed upon by the Trustee and MBIA. For the avoidance of doubt, MBIA shall be entitled to request directly that the Trustee provide it with the above-mentioned documents in accordance with this Section 14.4. For the avoidance of doubt, MBIA shall have the same rights with respect to notices and reports as though they were a Noteholder holding $450,000,000 initial principal amount of Class A-1 Notes.

Section 14.5 Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.6 Successors and Assigns.

All covenants and agreements in this Indenture by the Issuer and the Co-Issuer shall bind their respective successors and assigns, whether so expressed or not.

Section 14.7 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.8 Benefits of Indenture.

Nothing in this Indenture or in the Securities, expressed or implied, shall give to any Person, other than (i) the parties hereto and their successors hereunder and (ii) the Collateral Manager, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty, the Income Noteholders and the Noteholders (each of whom, in the case of this subclause (ii), shall be an express third party beneficiary hereunder), any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.9 Governing Law.

THIS INDENTURE AND EACH NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 14.10 Submission to Jurisdiction.

Each of the Issuer and the Co-Issuer hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes or this Indenture, and each of the Issuer and the Co-Issuer hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. Each of the Issuer and the Co-Issuer hereby irrevocably waives, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Issuer and the Co-Issuer irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office of the Issuer’s and the Co-Issuer’s agent set forth in Section 7.2. Each of the Issuer and the Co-Issuer agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 14.11 Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 14.12 Liability of Co-Issuers.

Notwithstanding any other terms of this Indenture, the Notes or any other agreement entered into between, inter alia, the Issuer and the Co-Issuer or otherwise, neither the Issuer nor the Co-Issuer shall have any liability whatsoever to the Co-Issuer or the Issuer, respectively, under this Indenture, the Notes, any such agreement or otherwise and, without prejudice to the generality of the foregoing, neither the Issuer nor the Co-Issuer shall be entitled to take any steps to enforce, or bring any action or proceeding, in respect of this Indenture, the Notes, any such agreement or otherwise against the other Co-Issuer or the Issuer, respectively. In particular, neither the Issuer nor the Co-Issuer shall be entitled to petition or take any other steps for the winding up or bankruptcy of the Co-Issuer or the Issuer, respectively or shall have any claim in respect of any assets of the Co-Issuer or the Issuer, respectively.

Section 14.13 Consent to Posting of Documents on Repository.

The Issuer hereby consents to (a) the posting of the Offering Memorandum, this Indenture and the confirmation to each Hedge Agreement (collectively, the “Repository Documents”) and the periodic reports to be delivered pursuant to the Repository Documents and any amendments or other modifications thereto on the Repository for use in the manner provided in the Repository and (b) the display of its name on the Repository in connection therewith.

ARTICLE 15

ASSIGNMENT OF COLLATERAL INTERESTS PURCHASE AGREEMENT,

COLLATERAL MANAGEMENT AGREEMENT AND SERVICING AGREEMENT

Section 15.1 Assignment of Collateral Interests Purchase Agreement, the Collateral Management Agreement and the Servicing Agreement.

(a) The Issuer, in furtherance of the covenants of this Indenture and as security for the Notes and amounts payable to the Secured Parties hereunder and the performance and observance of the provisions hereof, hereby collaterally assigns, transfers, conveys and sets over to the Trustee, for the benefit of the Noteholders, each Hedge Counterparty and each Synthetic Asset Counterparty, all of the Issuer’s estate, right, title and interest in, to and under each Collateral Interests Purchase Agreement (now or hereafter entered into), the Collateral Management Agreement and the Servicing Agreement (each, an “Article 15 Agreement”), including, without limitation, (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of a Seller, the Collateral Manager, the CDO Servicer thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided, however, the Trustee hereby grants the Issuer a license to exercise all of the Issuer’s rights pursuant to the Article 15 Agreements without notice to or the consent of the Trustee (except as otherwise expressly required by this Indenture, including, without limitation, as set forth in Section 15.1(f)) which license shall be and is hereby deemed to be automatically revoked upon the occurrence of an Event of Default hereunder until such time, if any, as such Event of Default is cured or waived.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of each of the Article 15 Agreements, nor shall any of the obligations contained in each of the Article 15 Agreements be imposed on the Trustee.

(c) Upon the retirement of the Notes, the payment by the Issuer of all amounts payable under each Hedge Agreement and each Synthetic Asset and the release of the Collateral from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Noteholders, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under each of the Article 15 Agreements shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Issuer represents that it has not executed any assignment of any of the Article 15 Agreements other than this collateral assignment.

(e) The Issuer agrees that this assignment is irrevocable, and that it shall not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer shall, from time to time upon the request of the Trustee, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as the Trustee may specify.

(f) The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the Seller, the Collateral Manager or the CDO Servicer, as applicable, in the Collateral Interests Purchase Agreement, the Collateral Management Agreement and the Servicing Agreement, as applicable, to the following:

(i) the Seller, the Collateral Manager, the CDO Servicer consents to the provisions of this collateral assignment and agrees to perform any provisions of this Indenture made expressly applicable to the Seller, the Collateral Manager and the CDO Servicer pursuant to the applicable Article 15 Agreement;

(ii) the Seller, the Collateral Manager and the CDO Servicer, as applicable, acknowledges that the Issuer is collaterally assigning all of its right, title and interest in, to and under the Collateral Interests Purchase Agreement, the Collateral Management Agreement and the Servicing Agreement, as applicable, to the Trustee for the benefit of the Noteholders, the Upfront Swap Counterparty, each Hedge Counterparty and each Synthetic Asset Counterparty and the Seller, the Collateral Manager and the CDO Servicer, as applicable, agrees that all of the representations, covenants and agreements made by the Seller, the Collateral Manager and the CDO Servicer, as applicable, in the applicable Article 15 Agreement also are for the benefit of, and enforceable by, the Trustee, the Noteholders, each Hedge Counterparty and each Synthetic Asset Counterparty;

(iii) the Seller, the Collateral Manager and the CDO Servicer, as applicable, shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer pursuant to the applicable Article 15 Agreement;

(iv) none of the Issuer, the Seller, the Collateral Manager and the CDO Servicer shall enter into any agreement amending, modifying or terminating the applicable Article 15 Agreement, (other than in respect of an amendment or modification to cure any inconsistency, ambiguity or manifest error) or selecting or consenting to a successor collateral manager, without notifying each Rating Agency and without the prior written consent and written confirmation of each Rating Agency that such amendment, modification or termination will not cause its then-current ratings of the Notes to be reduced and, in the case of the Collateral Manager and any material amendments to the Collateral Management Agreement, without notifying the Holders of the Controlling Class;

(v) except as otherwise set forth herein and therein (including, without limitation, pursuant to Sections 12 and 13 of the Collateral Management Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral

Management Agreement, notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts pursuant to the Priority of Payments. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Issuer for the nonpayment of the fees or other amounts payable to the Collateral Manager under the Collateral Management Agreement until the payment in full of all Notes issued under this Indenture and the expiration of a period equal to one year and one day or, if longer, the applicable preference period then in effect following such payment; and

(vi) the Collateral Manager irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes or this Indenture, and the Collateral Manager irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. The Collateral Manager irrevocably waives, to the fullest extent it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Collateral Manager irrevocably consents to the service of any and all process in any action or Proceeding by the mailing by certified mail, return receipt requested, or delivery requiring signature and proof of delivery of copies of such initial process to it at the office of the Collateral Manager in New York, New York. The Collateral Manager agrees that a final and non-appealable judgment by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

ARTICLE 16

HEDGE AGREEMENTS, SYNTHETIC ASSETS AND UPFRONT SWAP AGREEMENT

Section 16.1 Issuer’s Obligations under Hedge Agreement.

(a) On the Closing Date and thereafter, and on and after any date on which the Issuer enters into an additional or replacement Hedge Agreement, the Issuer as directed by the Collateral Manager shall (i) require that each Hedge Counterparty thereto, or any third party (including an Affiliate of such Hedge Counterparty) that (A) has absolutely and unconditionally guaranteed the obligations of the Hedge Counterparty under the related Hedge Agreement (with such form of guaranty as shall be satisfactory to each Rating Agency then rating any Notes hereunder), (B) has entered into credit intermediation arrangements in respect of the obligations of the Hedge Counterparty under the related Hedge Agreement satisfactory to each Rating Agency then rating any Notes hereunder, (C) is the issuing bank on one or more letters of credit supporting the obligations of the Hedge Counterparty under the related Hedge Agreement and that shall be reasonably acceptable to each Rating Agency then rating any Notes hereunder or (D) has provided any other additional credit support and such inclusion of additional credit support shall have satisfied the Rating Agency Condition (any such third party, including an Affiliate of such Hedge Counterparty, a “Hedge Counterparty Credit Support Provider”) has, at the time the Hedge Agreement is executed, with respect to itself as an issuer or with respect to its indebtedness, credit ratings at least equal to the Hedge Counterparty Collateral Threshold Ratings and will maintain (at the Hedge Counterparty’s or the Hedge Counterparty’s Credit Support Provider’s expense), subject to Section 16.1(d) hereof, with respect to itself as an issuer or with respect to its indebtedness, credit ratings at least equal to the Hedge Counterparty Required Ratings, by each Rating Agency then rating any Notes hereunder, (ii) except with respect to a Form-Approved Hedge, satisfy the Rating Agency Condition with respect to any additional or replacement Hedge Agreement and (iii) assign and grant a security interest in such Hedge Agreement to the Trustee pursuant to this Indenture. Each Hedge Agreement will provide that no amendment, modification or waiver in respect of such Hedge Agreement, including any additional or replacement Hedge Agreement will be effective unless (A) evidenced by a writing executed by each party thereto and (B) the Rating Agency Condition has been satisfied.

(b) The Trustee shall, on behalf of the Issuer, pay amounts due to each Hedge Counterparty under the related Hedge Agreements in accordance with Section 10.8, the Priority of Payments, Section 11.1(f) and Section 16.1(f) hereof.

(c) The notional amount schedule under a Hedge Agreement that is an Interest Rate Swap Agreement providing for floating rate payments to the Issuer will be calculated as a percentage of the principal amount of the Notes originally anticipated to be Outstanding on each Payment Date based on certain assumptions. In accordance with the terms of each Hedge Agreement, after the Closing Date, such notional amount schedule may be reduced by the Issuer (or the Collateral Manager on behalf of the Issuer) or each Hedge Counterparty on each Payment Date to the extent that (i) the outstanding principal amount of the Notes is less than the scheduled aggregate notional amount of the related Hedge Agreement for such Payment Date and/or (ii) the sum of the Net Outstanding Portfolio Balance and the Aggregate Class AR Undrawn Amount (without duplication) is less than the scheduled aggregate notional amount of the related Hedge Agreement for such Payment Date and/or (iii) in the case of a Liability Hedge or other single asset specific Hedge Agreement, the outstanding Principal Balance of the related underlying Collateral Interest is less than the scheduled notional amount of the related Hedge Agreement. Additionally, subject to satisfaction of the Rating Agency Condition, if a termination payment would be payable by the Issuer to the related Hedge Counterparty in connection with such reduction, a termination in part of a Hedge Agreement and a corresponding reduction in the notional amount of the Hedge Agreement may occur in the event of a Mandatory Redemption or Special Amortization of the Notes. The Issuer’s remaining obligations in accordance with the Priority of Payments will not be affected by any such reduction. Notwithstanding any right of the Issuer to terminate a Hedge Agreement upon the occurrence of a “Termination Event” or an “Event of Default” (each as defined in the related Hedge Agreement), the Issuer will not terminate a Hedge Agreement unless (1) no termination payment or only a Defaulted Hedge Agreement Termination Payment would be due and payable by the Issuer, (2) the Rating Agency Condition has been satisfied with respect to such termination or (iii) the Hedge Agreement is terminated in connection with the sale of a Collateral Interest where the applicable termination payments are paid out of the sale proceeds of such Collateral Interest.

(d) Each Hedge Agreement shall provide for termination, and shall be capable of being terminated (i) by or on behalf of the Issuer upon the failure of the related Hedge

Counterparty (A) to post collateral under a Hedge Counterparty Credit Support within the time period specified in the related Hedge Agreement or provide other alternate credit enhancement in accordance with the related Hedge Agreement, and (B) to make a Permitted Transfer (at the Hedge Counterparty’s sole cost and expense) of all of its rights and obligations under the related Hedge Agreement, within the time period specified in the related Hedge Agreement, after the failure of the related Hedge Counterparty (or any Hedge Counterparty Credit Support Provider) to have the Hedge Counterparty Collateral Threshold Ratings; (ii) by or on behalf of the Issuer upon the failure of the related Hedge Counterparty to make a Permitted Transfer (at the related Hedge Counterparty’s sole cost and expense) of all of its rights and obligations under the related Hedge Agreement within the time period specified in the related Hedge Agreement after the failure of the related Hedge Counterparty (or any Hedge Counterparty Credit Support Provider) to have the Hedge Counterparty Required Ratings (provided, however, that pursuant to the related Hedge Agreement, the related Hedge Counterparty shall continue to post collateral and use its best efforts to find a replacement pursuant to the related Hedge Agreement until the earlier to occur of (A) termination of the related Hedge Agreement by or on behalf of the Issuer and (B) consummation of a Permitted Transfer) unless the Rating Agency Condition has been satisfied, (iii) by the related Hedge Counterparty, upon the failure of the Issuer to make, when due, any scheduled periodic payments under the related Hedge Agreement, (iv) in whole or in part as provided in the related Hedge Agreement, upon the final sale of the Collateral, an Auction Call Redemption, an Optional Redemption, a Clean-up Call or a Tax Redemption, (v) in part as provided in the related Hedge Agreement, upon a Mandatory Redemption, a Special Amortization or a Ratings Confirmation Failure, (vi) by the related Hedge Counterparty upon any declaration by the Trustee that the Notes have become due and payable or (vii) as otherwise expressly provided for in the related Hedge Agreement. The Issuer shall satisfy the Rating Agency Condition with respect to any transfer of all of the rights and obligations of any Hedge Counterparty under any Hedge Agreement.

(e) Upon the default by a Hedge Counterparty in the payment when due of its obligations to the Issuer under the related Hedge Agreement, the Trustee or the Collateral Manager shall forthwith provide facsimile notice thereof to the Issuer, each of the Rating Agencies and, if applicable, any Hedge Counterparty Credit Support Provider. When the Trustee becomes aware of such default, the Trustee shall make a demand on the applicable Hedge Counterparty, or any Hedge Counterparty Credit Support Provider, if applicable, demanding payment forthwith. The Trustee shall give notice to the Noteholders and further notice to the Collateral Manager upon the continuing failure by such Hedge Counterparty or any Hedge Counterparty Credit Support Provider to perform its obligations during the two Business Days following a demand made by the Trustee on such Hedge Counterparty or any such Hedge Counterparty Credit Support Provider.

(f) Upon the termination or partial termination of a Hedge Agreement, the Issuer may be liable to make a payment to the related Hedge Counterparty with respect to amounts due and payable in connection with such termination. The Issuer will not be able to terminate, in whole or in part, a Hedge Agreement if it would be liable for any termination payment (other than a Defaulted Hedge Agreement Termination Payment, if any) to the related Hedge Counterparty unless the Rating Agency Condition is satisfied. In addition, the Issuer, at the direction of the Collateral Manager, and the Trustee shall take such commercially reasonable actions (following the expiration of any applicable grace period and after the expiration of the applicable time period set forth in the related Hedge Agreement) to enforce the rights of the Issuer and the Trustee thereunder as may be permitted by the terms of the related Hedge Agreement and consistent with the terms hereof, and shall apply the proceeds of any such actions (including, without limitation, the proceeds of the liquidation of any collateral pledged by or on behalf of each Hedge Counterparty) to enter into an additional or replacement Hedge Agreements within 30 days of the expiration of any such grace period and such applicable time period as set forth in the related Hedge Agreement on substantially identical terms or on such other terms as required by the related Hedge Counterparty to any such additional or replacement Hedge Agreement subject to the Rating Agency Condition.

Section 16.2 Synthetic Assets.

(a) The Issuer shall ensure that each Synthetic Asset provides that, in the event that either the short-term unsecured debt rating of the related Synthetic Asset Counterparty, or the long term senior unsecured debt rating of the related Synthetic Asset Counterparty, has been downgraded below the Synthetic Asset Counterparty Collateral Threshold Ratings, such Synthetic Asset Counterparty shall be required to notify the Trustee, the Issuer and the Collateral Manager of such downgrade and such Synthetic Asset Counterparty shall be required within 30 days of the date of such downgrade (and at is own expense) to (i) post collateral to the Synthetic Asset Counterparty Collateral Account in an amount set forth in the related Synthetic Asset or otherwise sufficient to satisfy the Rating Agency Condition, (ii) assign the related Synthetic Asset to a replacement Synthetic Asset Counterparty which satisfies the Synthetic Asset Counterparty Collateral Threshold Ratings and the Rating Agency Condition or (iii) obtain a guarantor of its obligations under the Synthetic Asset which satisfies the Synthetic Asset Counterparty Collateral Threshold Ratings or provide such other alternative credit support which satisfies the Rating Agency Condition. In general, during the term of each Synthetic Asset, in the event either the short term unsecured rating of the related Synthetic Asset Counterparty or the long term unsecured debt rating of the related Synthetic Asset Counterparty has been withdrawn by any Rating Agency or has been downgraded below the Synthetic Asset Counterparty Required Ratings, such Synthetic Asset Counterparty will be required to notify the Trustee, the Issuer and the Collateral Manager of such withdrawal or downgrade and, within the time set forth in the Synthetic Asset (and at its own expense), assign the related Synthetic Asset to a replacement Synthetic Asset Counterparty which satisfies the Synthetic Asset Counterparty Collateral Threshold Ratings and the Rating Agency Condition. Each Synthetic Asset entered into or acquired by the Issuer (other than a Form-Approved Synthetic Asset) will be subject to satisfaction of the Rating Agency Condition and any Synthetic Asset entered into with a Synthetic Asset Counterparty shall meet the current ratings requirements then in effect.

(b) As part of the purchase of a Synthetic Asset which is a credit default swap or a total return swap, the Issuer shall be required to deposit an amount equal to the notional amount of such Synthetic Asset into a segregated subaccount within the Synthetic Asset Collateral Account. Any such amount deposited into a segregated subaccount shall be used to acquire an Investment Agreement or Eligible Investments at the direction of the Collateral Manager. Assets on deposit in each such subaccount shall be held for the benefit of the applicable Synthetic Asset Counterparty. The Issuer shall Grant to the Trustee, for the benefit of the Secured Parties, a security interest in the Synthetic Asset Collateral Account, subject to the first priority security interest of the related Synthetic Asset Counterparty in the relevant subaccount. The amount payable by the Issuer to any Synthetic Asset Counterparty under the related Synthetic Asset, other than with respect to termination payments, shall not exceed the amount on deposit in the relevant subaccount of the Synthetic Asset Collateral Account. Each Synthetic Asset shall contain appropriate limited recourse and non-petition provisions.

Any interest payments and redemption premiums, dividends, distributions and investment earnings on the assets on deposit in the Synthetic Asset Collateral Account, including any Investment Agreement, shall constitute property of the Issuer and shall be paid to the Trustee and deposited into the Interest Collection Account and treated as Interest Proceeds unless such proceeds are required to be paid to the Synthetic Asset Counterparty under the terms of the related Synthetic Asset.

(c) In the event a Synthetic Asset is terminated in accordance with its terms or is terminated prior to its scheduled termination date, without the occurrence of a Floating Amount Event in respect of the related Reference Obligation, the Issuer shall (i) make a withdrawal from the related Investment Agreement or the related Collateral Account, (ii) pay any termination amount, if any, payable by the Issuer to the related Synthetic Asset Counterparty in connection with such termination, and (iii) deposit any remaining amount into the Principal Collection Account.

(d) If a Floating Amount Event occurs with respect to a Reference Obligation under a Synthetic Asset and a credit protection payment is owed by the Issuer under such Synthetic Asset, the Issuer will (i) withdraw from the Investment Agreement the credit protection amount required to be paid by the Issuer pursuant to the terms of the Synthetic Asset, which amount shall be confirmed by the Collateral Manager and (ii) deliver such amount to the related Synthetic Asset Counterparty.

Section 16.3 Upfront Swap Agreement.

(a) On the Closing Date, the Issuer will enter into the Upfront Swap Agreement with the Upfront Swap Counterparty. Pursuant to the Upfront Swap Agreement, the Issuer will receive from the Upfront Swap Counterparty on the Closing Date the Upfront Swap Payment. The Upfront Swap Payment will be deposited into the Unused Proceeds Account on the Closing Date, and will constitute a portion of the Initial Deposit. On each Payment Date, the Issuer will be required to pay to the Upfront Swap Counterparty on such Payment Date an amount equal to interest on the notional amount of the Upfront Swap Agreement at a fixed rate pursuant to the terms of the Upfront Swap Agreement (such amount, the “Upfront Swap Repayment Amount”) in accordance with the Priority of Payments.

(b) The Upfront Swap Agreement may be terminated upon the occurrence of certain events in accordance with its terms. Any payment required to be made to the Upfront Swap Counterparty upon termination of the Upfront Swap Agreement will be payable in accordance with the Priority of Payments. In determining the amount payable under the terminated Upfront Swap Agreement, the Issuer or the Collateral Manager on behalf of the Issuer will seek quotations in accordance with the terms of the Upfront Swap Agreement from reference market-makers whose ratings are at least equal to the Hedge Counterparty Collateral Threshold Ratings. In certain circumstances, the Upfront Swap Agreement will provide that the Upfront Swap Counterparty is responsible for determining such amounts payable.

ARTICLE 17

REPRESENTATIONS AND WARRANTIES

Section 17.1 Collateral Interests Purchase Agreement.

On the Closing Date, the Issuer will purchase the Initial Collateral Interests pursuant to the Collateral Interests Purchase Agreement. During the Reinvestment Period, the Issuer may acquire additional Collateral Interests in accordance with the terms of this Indenture. In any event, the Issuer shall obtain from any seller of a Collateral Interest, all Underlying Instruments with respect to each Collateral Interest, and all Underlying Instruments related to any related Senior Tranche that govern, directly or indirectly, the rights and obligations of the owner of the Collateral Interest and the Collateral Interest and any certificate evidencing the Collateral Interest.

Section 17.2 Collateral Interests Purchase Agreement.

Following the Closing Date, unless a Collateral Interests Purchase Agreement is necessary to comply with the provisions of this Indenture, the Issuer may acquire Collateral Interests in accordance with customary settlement procedures in the relevant markets. In any event, the Issuer shall obtain from any seller of a Loan, all Underlying Instruments with respect to each Collateral Interest and all Underlying Instruments related to any related Senior Tranche that govern, directly or indirectly, the rights and obligations of the owner of the Collateral Interest with respect to the Underlying Term Loan, the Underlying Mortgage Property and the Collateral Interest and any certificate evidencing the Collateral Interest.

Section 17.3 Cure Rights.

(a) If the Issuer, as holder of a Loan, has the right pursuant to the related Underlying Instruments to cure an event of default on the Underlying Term Loan, the Collateral Manager may, in accordance with the Servicing Standard and the applicable provisions of the Servicing Agreement, advance, to the underlying trustee to enable the underlying trust to exercise the cure right, to the extent applicable, from its own funds with respect to the Loan as a reimbursable Cure Advance, all such amounts as are necessary to effect the timely cure of such event of default pursuant to the terms of the related Underlying Instruments; provided that (i) such advances may only be made to the extent that the Collateral Manager reasonably believes that such cash advances can be repaid from future payments on the related underlying commercial mortgage loan and in accordance with the Servicing Standard and (ii) the particular advance would not, if made, constitute a Nonrecoverable Cure Advance. In connection with any determination by the Collateral Manager that it has made a Nonrecoverable Cure Advance or that any proposed Cure Advance, if made, would constitute a Nonrecoverable Cure Advance, the Collateral Manager shall be deemed to have certified to the Trustee that such determination was made by the Collateral Manager in its reasonable good faith judgment subject to confirmation by the CDO Special Servicer that such Cure

Advance is a Nonrecoverable Cure Advance. The Collateral Manager will be entitled to reimbursement from any subsequent payments for which such Cure Advance was made or recoveries on each Collateral Interest in respect of which it makes a Cure Advance in accordance with the Priority of Payments if such reimbursement would not cause a Note Interest Shortfall; provided that, if at any time the Collateral Manager shall determine in its reasonable good faith judgment subject to confirmation from the CDO Special Servicer, that a Cure Advance previously made is a Nonrecoverable Cure Advance, the Collateral Manager shall be entitled to reimbursements for such Nonrecoverable Cure Advance from subsequent payments or collections with respect to the Collateral on any Business Day during any Interest Accrual Period prior to the related Determination Date (or on a Payment Date prior to any payment of interest on or principal of the Notes in accordance with the Priority of Payments). Notwithstanding the foregoing, the Collateral Manager will be permitted (but not obligated) to defer or otherwise structure the timing of recovery of any Nonrecoverable Cure Advance in such manner as the Collateral Manager determines, which may include being reimbursed for such Nonrecoverable Cure Advance in installments; provided that the Collateral Manager will not be permitted to defer recovery of any Nonrecoverable Cure Advance (or any portion thereof) on any Payment Date to the extent that there are amounts available to be distributed to the Income Notes Distribution Account on such Payment Date for distribution to the Holders of the Income Notes in accordance with the Priority of Payments without regard to such deferral.

(b) On the Business Day preceding each Determination Date, the Collateral Manager may request by Officer’s Certificate delivered to the Trustee, reimbursement for any (x) Cure Advance or (y) Nonrecoverable Cure Advance, from any amounts received with respect to the related Collateral Interest or the Collateral, respectively. No later than the Payment Date related to the Determination Date for which the Collateral Manager has delivered an Officer’s Certificate requesting reimbursement of a Cure Advance or a Nonrecoverable Cure Advance, the Trustee shall transfer to the Collateral Manager, by wire transfer to an account identified to the Trustee in writing, the amount of such Cure Advance or Nonrecoverable Cure Advance, as applicable.

(c) Notwithstanding anything to the contrary set forth herein, the Collateral Manager shall not be required to make any Cure Advance that it determines in its sole discretion, exercised in good faith and in accordance with the Servicing Standard would constitute a Nonrecoverable Cure Advance as determined pursuant to Section 17.3(a).

Section 17.4 Purchase Right; Majority Income Notes Holder.

If the Issuer, as holder of a Participation, B Note or Rake Bond, has the right pursuant to the related Underlying Instruments to purchase any related Senior Tranche(s), the Issuer may, and shall if directed by the Majority Income Notes Holder, exercise such right, if the Collateral Manager determines that the exercise of the option would be in accordance with the Collateral Manager Standard (subject to the applicable provisions of the Servicing Agreement), but may not exercise such right if the Collateral Manager determines otherwise. The Collateral Manager shall deliver to the Trustee an Officer’s Certificate certifying such determination, accompanied by an Act of the Majority Income Notes Holder directing the Issuer to exercise such right. In connection with the purchase of any such Senior Tranche(s), the Issuer shall assign to the Majority Income Notes Holder or its designee all of its right, title and interest in such Senior Tranche(s) in exchange for the purchase price (such price and any other associated expense of such exercise to be paid by the Majority Income Notes Holder) of the Senior Tranche(s) (or, if the Underlying Instruments permit, the Issuer may assign the purchase right to the Majority Income Notes Holder or its designee; otherwise the Majority Income Notes Holder or its designee shall fund the purchase by the Issuer, which shall then assign the Senior Tranche(s) to the Majority Income Notes Holder or its designee) (the “Purchase Option Purchase Price”), which amount shall be delivered by the Majority Income Notes Holder or its designee from its own funds to or upon the instruction of the Collateral Manager in accordance with terms of the Underlying Instruments related to the acquisition of such Senior Tranche(s). The Trustee or the Issuer shall execute and deliver at the Majority Income Notes Holder’s direction such instruments of transfer or assignment prepared by the Majority Income Notes Holder, in each case without recourse, as shall be necessary to transfer title to the Majority Income Notes Holder or its designee of the Senior Tranche(s) and the Trustee shall have no responsibility with regard to such Senior Tranche(s). As long as the Issuer owns the related Collateral Interest, the Issuer shall not exercise any purchase rights with respect to a Participation, B Note or Rake Bond that is a pari passu interest relative to another Participation, B Note or Rake Bond related to the same mortgage loan; provided, however, that the Collateral Manager may (subject to the Collateral Manager Servicing Standard) assign such right to third parties to the extent that it is able to do so pursuant to the terms of the related Underlying Instruments.

Section 17.5 Representations and Warranties Related to Subsequent Collateral Interests.

(a) If the Collateral Interest is a Subsequent Collateral Interest, upon the acquisition of such Subsequent Collateral Interest by the Issuer, the related seller has made or assigned to the Issuer representations and warranties in form and substance substantially similar to the representations and warranties set forth as Schedule H with respect to such Collateral Interest.

(b) The representations and warranties in Section 17.5(a) with respect to the acquisition of a Subsequent Collateral Interest may be subject to any modification, limitation or qualification that the Collateral Manager determines to be acceptable in accordance with the Collateral Manager Servicing Standard; provided that the Collateral Manager will provide each Rating Agency with a report attached to each Monthly Report identifying each such modification, exception, limitation or qualification received with respect to the acquisition of any Subsequent Collateral Interest during the period covered by the Monthly Report, which report may contain explanations by the Collateral Manager as to its determinations.

(c) The Issuer shall obtain a covenant from the Person making any representation or warranty to the Issuer pursuant to Section 17.5(a) that such Person shall repurchase the related Collateral Interest if any such representation or warranty is breached (but only after the expiration of any permitted cure periods and failure to cure such breach). The purchase price for any Collateral Interest repurchased (the “Repurchase Price”) shall be a price equal to the sum of the following (in each case, without duplication) as of the date of such repurchase: (i) the outstanding principal amount thereof, plus (ii) accrued and unpaid interest on such Collateral Interest, plus (iii) any unreimbursed advances, plus (iv) accrued and unpaid interest on advances on the Collateral Interest, plus (v) any reasonable costs and expenses (including, but not limited to, the cost of any enforcement action, incurred by the Issuer or the Trustee in connection with any such purchase by a seller).

Section 17.6 Servicing of CDO Serviced Loans.

(a) The Issuer (or the Collateral Manager on behalf of the Issuer) shall cause the CDO Servicer to service and administer each CDO Serviced Loan pursuant to the Servicing Agreement and in accordance with the Servicing Standard. The Issuer (or the Collateral Manager on behalf of the Issuer) shall cause the CDO Servicer to be terminated as the servicer of the CDO Serviced Loans if the CDO Servicer (x) receives actual knowledge that Moody’s, S&P or Fitch has (A)(i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Notes, or (ii) placed one or more Classes of Notes on a “watch list” in contemplation of a rating downgrade or withdrawal (and such “watch list” placement has not been withdrawn by Moody’s, S&P or Fitch, as applicable, within 60 days of the date that the CDO Servicer obtained such actual knowledge) and, (B) in the case of either of clauses (i) or (ii) above, the related Rating Agency has cited servicing concerns with the CDO Servicer as the sole or material factor in such rating action or (y) unless the Rating Agency Condition with respect to S&P has been satisfied, is no longer listed on S&P’s Select List as a U.S. Commercial Mortgage Master Servicer (or special servicer, as applicable) and is not reinstated within 60 days. In the event of such termination of the CDO Servicer, the Collateral Manager shall use reasonable commercial efforts to promptly appoint a successor servicer for the CDO Serviced Loans. No termination of the CDO Servicer shall become effective until the acceptance of appointment by such successor servicer or (z) with respect to Fitch, the CDO Servicer no longer has a master or primary servicer rating of at least “CMS3” or “CPS3,” as applicable, and is not reinstated within 60 days.

(b) The Issuer (or the Collateral Manager on behalf of the Issuer) shall cause the CDO Special Servicer to be terminated as the special servicer of the CDO Serviced Loans if the CDO Special Servicer (x) receives actual knowledge that S&P has (A)(i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Notes or (ii) placed one or more Classes of Notes on a “watch list” in contemplation of a rating downgrade or withdrawal (and such “watch list” placement has not been withdrawn by S&P within 60 days of the date that the CDO Special Servicer obtained such actual knowledge) and, (B) in the case of either of clauses (i) or (ii) above, S&P has cited servicing concerns with the CDO Special Servicer as the sole or material factor in such rating action or (y) unless the Rating Agency Condition with respect to S&P has been satisfied, is no longer designated by S&P as a “qualified CRE CDO special servicer” and such designation is not reinstated within 60 days or (z) with respect to Fitch, in the event that the CDO Special Servicer is terminated and the special servicing responsibilities are transferred to a successor special servicer, such successor special servicer shall have a special servicer rating of at least “CSS3” by Fitch or the Rating Agency Condition with respect to Fitch shall have been satisfied.

Section 17.7 Operating Advisor; Additional Debt.

If the Issuer, as holder of a B Note, a Participation or a Mezzanine Loan, has the right pursuant to the related Underlying Instruments to appoint the operating advisor, directing holder or Person serving a similar function under the Underlying Instruments, each of the Issuer, the Trustee and the Collateral Manager shall take such actions as are reasonably necessary to appoint the Collateral Manager to such position. If the Issuer, as holder of a B Note, a Participation or a Mezzanine Loan, has the right pursuant to the related Underlying Instruments to consent to the related borrower incurring any additional debt, such consent will be subject to satisfaction of the Rating Agency Condition.

ARTICLE 18

ADVANCING AGENT

Section 18.1 Liability of the Advancing Agent.

The Advancing Agent shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by the Advancing Agent. In consideration of the performance of its obligations hereunder, the Advancing Agent shall be entitled to receive, at the times set forth herein and subject to the Priority of Payments, to the extent funds are available therefor, the Advancing Agent Fee. The Advancing Agent shall promptly provide notice to the Issuer, the Co-Issuer, the Collateral Manager, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty and the Trustee of (i) any voluntary or involuntary proceeding or petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereinafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Advancing Agent or for a substantial part of its assets and (iii) any general assignment made by the Advancing Agent for the benefit of its creditors. Upon the failure of any Interest Coverage Test, the Advancing Agent shall provide to the Trustee such information related to the Collateral Interests as may be reasonably requested by the Trustee.

Section 18.2 Merger or Consolidation of the Advancing Agent.

(a) The Advancing Agent shall keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction in which it was formed, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Indenture to perform its duties under this Indenture.

(b) Any Person into which the Advancing Agent may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Advancing Agent shall be a party, or any Person succeeding to the business of the Advancing Agent shall be the successor of the Advancing Agent, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding (it being understood and agreed by the parties hereto that the consummation of any such transaction by the Advancing Agent shall have no effect on the Trustee’s obligations under Section 10.12, which obligations shall continue pursuant to the terms of Section 10.12).

Section 18.3 Limitation on Liability of the Advancing Agent and Others.

None of the Advancing Agent or any of its Affiliates, directors, officers, employees or agents shall be under any liability for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture, or for errors in judgment; provided, however, that this provision shall not protect the Advancing Agent against liability to the Issuer or Noteholders for any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder. The Advancing Agent and any director, officer, employee or agent of the Advancing Agent may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Advancing Agent and any director, officer, employee or agent of the Advancing Agent shall be indemnified by the Issuer pursuant to the priorities set forth in Section 11.1(a) and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Indenture or the Notes, other than any loss, liability or expense (i) specifically required to be borne by the Advancing Agent pursuant to the terms hereof or otherwise incidental to the performance of obligations and duties hereunder (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Indenture) or (ii) incurred by reason of any breach of a representation, warranty or covenant made herein, any misfeasance, bad faith or negligence by the Advancing Agent in the performance of or negligent disregard of, obligations or duties hereunder or any violation of any state or federal securities law.

Section 18.4 Representations and Warranties of the Advancing Agent.

The Advancing Agent represents and warrants that:

(a) the Advancing Agent (i) has been duly organized, is validly existing and is in good standing under the laws of the State of Maryland, (ii) has full power and authority to own the Advancing Agent’s assets and to transact the business in which it is currently engaged, and (iii) is duly qualified and in good standing under the laws of each jurisdiction where the Advancing Agent’s ownership or lease of property or the conduct of the Advancing Agent’s business requires, or the performance of this Indenture would require, such qualification, except for failures to be so qualified that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Advancing Agent or the ability of the Advancing Agent to perform its obligations under, or on the validity or enforceability of, the provisions of this Indenture applicable to the Advancing Agent;

(b) the Advancing Agent has full power and authority to execute, deliver and perform this Indenture; this Indenture has been duly authorized, executed and delivered by the Advancing Agent and constitutes a legal, valid and binding agreement of the Advancing Agent, enforceable against it in accordance with the terms hereof, except that the enforceability hereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(c) neither the execution and delivery of this Indenture nor the performance by the Advancing Agent of its duties hereunder conflicts with or will violate or result in a breach or violation of any of the terms or provisions of, or constitutes a default under: (i) the certificate of formation and limited liability company agreement of the Advancing Agent, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation, condition, covenant or instrument to which the Advancing Agent is a party or is bound, (iii) any law, decree, order, rule or regulation applicable to the Advancing Agent of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having jurisdiction over the Advancing Agent or its properties, and which would have, in the case of any of (i), (ii) or (iii) of this Section 18.4(c), either individually or in the aggregate, a material adverse effect on the business, operations, assets or financial condition of the Advancing Agent or the ability of the Advancing Agent to perform its obligations under this Indenture;

(d) no litigation is pending or, to the best of the Advancing Agent’s knowledge, threatened, against the Advancing Agent that would materially and adversely affect the execution, delivery or enforceability of this Indenture or the ability of the Advancing Agent to perform any of its obligations under this Indenture in accordance with the terms hereof; and

(e) no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other person is required for the performance by the Advancing Agent of its duties hereunder, except such as have been duly made or obtained.

Section 18.5 Resignation and Removal; Appointment of Successor.

(a) Except as provided in the last sentence of Section 18.5(e), no resignation or removal of the Advancing Agent and no appointment of a successor Advancing Agent pursuant to this Article 18 shall become effective until the acceptance of appointment by the successor Advancing Agent under Section 18.6.

(b) The Advancing Agent may resign at any time by giving written notice thereof to the Issuer, the Co-Issuer, the Trustee, the Collateral Manager, each Hedge Counterparty, each Synthetic Asset Counterparty, the Noteholders and each Rating Agency.

(c) If the Advancing Agent fails to make an Interest Advance required by this Indenture with respect to a Payment Date, the Backup Advancing Agent, shall be required to make such Interest Advance and shall be entitled to receive, in consideration thereof, the Advancing Agent Fee (in lieu of the Backup Advancing Fee) in accordance with the Priority of Payments.

(d) In addition, if the Advancing Agent shall have failed to make an Interest Advance required by this Indenture, the Collateral Manager may, and at the direction of the Controlling Class shall, terminate such Advancing Agent and replace such Advancing Agent with a successor advancing agent, the appointment of which satisfies the Rating Agency Condition. In the event that the Collateral Manager has not terminated and replaced such

Advancing Agent within 30 days of such Advancing Agent’s failure to make a required Interest Advance, the Trustee may terminate such Advancing Agent and appoint a successor Advancing Agent. Such terminated Advancing Agent shall remain an Advancing Agent until a successor advancing agent meeting the requirements of this paragraph has agreed to accept the obligations of such terminated Advancing Agent hereunder. The Trustee shall be entitled to receive the Advancing Agent Fee in the event that (i) the Trustee makes any required Interest Advance or (ii) the Advancing Agent has received notice of its removal, until such time as the appointment of a successor advancing agent is effective.

(e) If the Advancing Agent shall resign or be removed, upon receiving such notice of resignation or removal, the Issuer and the Co-Issuer shall promptly appoint a successor advancing agent by written instrument, in duplicate, executed by an Authorized Officer of the Issuer and an Authorized Officer of the Co-Issuer, one copy of which shall be delivered to the Advancing Agent so resigning and one copy to the successor Advancing Agent, together with a copy to each Noteholder, the Trustee, each Hedge Counterparty, each Synthetic Asset Counterparty and the Collateral Manager; provided that such successor Advancing Agent shall be appointed only subject to satisfaction of the Rating Agency Condition and upon the written consent of a Majority of the Income Notes. If no successor Advancing Agent shall have been appointed and an instrument of acceptance by a successor Advancing Agent shall not have been delivered to the Advancing Agent within 30 days after the giving of such notice of resignation, the resigning Advancing Agent, the Trustee or any Income Noteholder, on behalf of himself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Advancing Agent.

(f) The Issuer and the Co-Issuer shall give prompt notice of each resignation and each removal of the Advancing Agent and each appointment of a successor Advancing Agent by mailing written notice of such event by first class mail, postage prepaid, to each Rating Agency, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty and to the Holders of the Notes as their names and addresses appear in the Notes Register.

Section 18.6 Acceptance of Appointment by Successor Advancing Agent.

(a) Every successor Advancing Agent appointed hereunder (other than pursuant to the last sentence of Section 18.5(e)) shall execute, acknowledge and deliver to the Issuer, the Co-Issuer, the Upfront Swap Counterparty, each Hedge Counterparty, each Synthetic Asset Counterparty, the Collateral Manager, the Trustee and the retiring Advancing Agent an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Advancing Agent shall become effective and such successor Advancing Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Advancing Agent.

(b) No appointment of a successor Advancing Agent (other than pursuant to Section 18.5(e)) shall become effective unless each Rating Agency has confirmed in writing that the employment of such successor would not adversely affect the rating on the Notes.

ARTICLE 19

CLASS AR NOTES

Section 19.1 Class AR Draw Amount; Limits and Requirements For Available Commitments.

(a) Pursuant to the Class AR Note Purchase Agreement and subject to compliance with the conditions set forth therein and herein, the Issuer (or the Collateral Manager on behalf of the Issuer) may request, and the Holders of the Class A-1R Notes or the Class A-2R Notes (or any Liquidity Provider with respect to such Holders) shall be obligated to make, advances under the Class A-1R Notes (each such advance, a “Class A-1R Draw”) or the Class A-2R Notes (each such advance, a “Class A-2R Draw”), as the case may be. Pursuant to the Class AR Note Purchase Agreement, each holder of the Class A-1R Notes shall commit to fund one or more Class A-1R Draws and each holder of the Class A-2R Notes shall commit to fund one or more Class A-2R Draws, subject to compliance with certain borrowing conditions specified therein and herein, to the Issuer in an aggregate principal amount at any one time outstanding of up to the full amount of its respective Class A-1R Commitment and Class A-2R Commitment, respectively.

(b) On any Business Day prior to the Commitment Termination Time, the Issuer may (at the direction of the Collateral Manager, acting pursuant to the Collateral Management Agreement) request, and the holders of the Class A-1R Notes if so requested shall advance, Class A-1R Draws (the date of any such Class A-1R Draw, a “Class A-1R Draw Date”) and the holders of the Class A-2R Notes if so requested shall advance, Class A-2R Draws (the date of any such Class A-2R Draw, a “Class A-2R Draw Date”); provided that the Aggregate Outstanding Amount of the Class A-1R Notes and the Class A-2R Notes (each assuming that the full amount requested is advanced) shall not exceed the Maximum Class A-1R Commitment and the Maximum Class A-2R Commitment, respectively, and each other applicable condition to such Class A-1R Draw or Class A-2R Draw, as the case may be, set forth in the Class AR Note Purchase Agreement is satisfied. Notwithstanding the failure to satisfy any such conditions and except under certain circumstances specified in the Class AR Note Purchase Agreement, the Holders of Class A-1R Notes will be obligated to make advances to the Issuer in connection with Class A-1R Draws and the Holders of Class A-2R Notes will be obligated to make advances to the Issuer in connection with Class A-2R Draws. Any Class A-1R Draw shall be made by the Collateral Manager on behalf of the Issuer, pro rata, according to the unused portion of the Class A-1R Commitment of each Holder of Class A-1R Notes. Any Class A-2R Draw shall be made by the Collateral Manager on behalf of the Issuer, pro rata, according to the unused portion of the Class A-2R Commitment of each Holder of Class A-2R Notes.

(c) The aggregate amount of all Class A-1R Commitments shall be equal to the Maximum Class A-1R Commitment. The aggregate amount of all Class A-2R Commitments shall be equal to Maximum Class A-2R Commitment. The Class A-1R Commitments and the Class A-2R Commitments will terminate on the first to occur of the following (the “Commitment Termination Time”): (i) the date on which the Future Advance Amounts are reduced to zero and the Collateral Manager has notified the Trustee in writing that it will not cause the Issuer to acquire any further Delayed Draw Term Loans or Related Future Advance Loans; (ii) the date on which the Aggregate Outstanding Amount of each of the Class A-1 Notes, the Class A-1R Notes, the Class A-2 Notes and the Class A-2R Notes has been paid in full; (iii) the occurrence of a Mandatory Class AR Draw Date (immediately after the mandatory draw required on such date); or (iv) the Redemption Date.

(d) Draws may be made from time to time in accordance with the Class AR Note Purchase Agreement. The Issuer shall duly and punctually perform each of its obligations under the Class AR Note Purchase Agreement. The Issuer shall not be required, and pursuant to the Class AR Note Purchase Agreement shall be under no obligation, to borrow any amount under the Class AR Notes on the Closing Date or at any other time; provided, that the Issuer may be subject to a Class AR Commitment Fee on any undrawn amount. During the Reinvestment Period, amounts may be borrowed, repaid and re-borrowed through Class AR Draws, to fund future advance amounts relating to Delayed Draw Term Loans, to acquire and fund future advance amounts relating to Related Future Advance Loans, to acquire additional Collateral Obligations and for any other purpose permitted under the Class AR Note Purchase Agreement. After the last day of the Reinvestment Period, no further Class AR Draws may be made except to fund advances relating to Delayed Draw Term Loans or to acquire and fund advances relating to Related Future Advance Loans.

(e) Not later than 11:00 a.m. (New York City time) on the second Business Day prior to a proposed Class AR Draw, the Collateral Manager on behalf of the Issuer shall provide notice to the Class AR Note Agent (with a copy to the Trustee) of the Issuer’s intention to effect a Class AR Draw. Any such notice shall include: (a) the Class AR Draw Date, (b) the amount of such Class AR Draw and (c) wire instructions and account information for the Class AR Draw. Each Class AR Draw shall be in an aggregate amount at least equal to U.S.$1,000,000 (and integral multiples of U.S.$1.00 in excess thereof) (or the remaining available amount of the Class A-1R Commitments or Class A-2R Commitments, as applicable, if such remaining amount is less than U.S.$1,000,000). Promptly following receipt of a Class AR Draw request, the Class AR Note Agent shall be obligated pursuant to the Class AR Note Purchase Agreement to forward a copy of such request by fax or email to each Holder of Class AR Notes (with a copy to the Trustee). The Holders of Class A-1R Notes and Class A-2R Notes, as the case may be, shall be required to fund such Class AR Draw on the second Business Day following the Business Day on which such notice is received by the Class AR Note Agent or, if later, the Class AR Draw Date specified in such notice; provided, that notwithstanding anything herein to the contrary, no Class AR Draw may be made on a date that occurs between a Determination Date and the related Payment Date.

(f) At any time, Principal Proceeds, Class AR Draws and amounts on deposit in the Delayed Funding Obligations Account may be applied to fund future advances or future draws relating to Delayed Draw Term Loans or to acquire and fund future advances or future draws relating to Related Future Advance Loans as described in Section 10.6. After the occurrence of an Event of Default but prior to acceleration of the Notes, Class AR Draws shall be applied only to fund future advance amounts relating to Delayed Draw Term Loans included in the Collateral Obligations and to acquire and fund future advance amounts relating to Related Future Advance Loans included in the Collateral Obligations, and shall not be used to acquire any other Collateral Obligations

(g) To the extent that a Class AR Draw (or a portion thereof) is being made to fund future advance amounts relating to Delayed Draw Term Loans, the Trustee shall (at the direction of the Collateral Manager) upon receipt of the proceeds of any Class AR Draw, deposit such proceeds (or the applicable portion thereof) into the Delayed Funding Obligations Account where such amounts shall be applied as described Section 10.6.

(h) To the extent that a Class AR Draw (or a portion thereof) is being made to acquire and fund future advance amounts relating to Related Future Advance Loans, the Trustee shall (at the direction of the Collateral Manager) upon receipt of the proceeds of any Class AR Draw, deposit such proceeds (or the applicable portion thereof) into a segregated subaccount of the Unused Proceeds Account where such amounts shall be used to acquire and fund such future advance amounts.

Section 19.2 The Class A-1R Interest, The Class A-2R Interest, The Class A-1R Commitment Fee and The Class A-2R Commitment Fee.

(a) Interest on the Class A-1R Notes shall be payable from the date of a Class A-1R Draw, and accrued and unpaid interest shall be payable in arrears on each Payment Date. With respect to any Payment Date, interest on the Class A-1R Notes will be an amount payable in arrears equal to the Class A-1R Interest Distribution Amount. Interest on the Class A-1R Notes shall be payable from the date of each Class A-1R Draw under the Class A-1R Notes, and accrued and unpaid interest will be payable in arrears on each Payment Date. Interest shall be payable to the holders of the Class A-1R Notes, pro rata, based on their Class A-1R Interest Allocation Percentage.

(b) Interest on the Class A-2R Notes shall be payable from the date of a Class A-2R Draw, and accrued and unpaid interest shall be payable in arrears on each Payment Date. With respect to any Payment Date, interest on the Class A-2R Notes will be an amount payable in arrears equal to the Class A-2R Interest Distribution Amount. Interest on the Class A-2R Notes shall be payable from the date of each Class A-2R Draw under the Class A-2R Notes, and accrued and unpaid interest will be payable in arrears on each Payment Date. Interest shall be payable to the holders of the Class A-2R Notes, pro rata, based on their Class A-2R Interest Allocation Percentage.

(c) The Class A-1R Commitment Fee shall accrue on the Weighted Average Class A-1R Undrawn Amount for each Interest Accrual Period at a rate per annum equal to 0.17% (computed on the basis of a 360 day year and the actual number of days elapsed). The Class A-1R Commitment Fee shall be payable in arrears on each Payment Date and will rank pari passu with the payment of interest on each of the Class A-1 Notes and the Class A-1R Notes; provided that the Class A-1R Commitment Fee allocable to the period following the Determination Date through such Payment Date will be payable (without penalty or interest) on the next succeeding Payment Date. Interest at the Class A-1R Rate will accrue on any portion of the Class A-1R Commitment Fee that is not paid when due.

(d) The Class A-2R Commitment Fee shall accrue on the Weighted Average Class A-2R Undrawn Amount for each Interest Accrual Period at a rate per annum equal to 0.17% (computed on the basis of a 360 day year and the actual number of days elapsed). The

Class A-2R Commitment Fee shall be payable in arrears on each Payment Date and will rank pari passu with the payment of interest on each of the Class A-1 Notes and the Class A-2R Notes; provided that the Class A-2R Commitment Fee allocable to the period following the Determination Date through such Payment Date will be payable (without penalty or interest) on the next succeeding Payment Date. Interest at the Class A-2R Rate will accrue on any portion of the Class A-2R Commitment Fee that is not paid when due.

Section 19.3 Prepayments of the Class AR Notes.

(a) Prior to the Commitment Termination Time, the Class AR Notes may be repaid (in whole or in part) on any Business Day, at the option of the Issuer (at the direction of the Collateral Manager), upon two Business Days written notice to the Trustee and the Class AR Note Agent, without payment of a premium (other than Class A-1R Breakage Costs and Class A-2R Breakage Costs), and prior to any payments on any other Class of Notes, from (x) Principal Proceeds to the extent Principal Proceeds are available for such application pursuant to the Priority of Payments provisions described in Section 11.1(a)(ii) and (y) amounts on deposit in the Delayed Funding Obligations Account as described in Section 10.6, but subject to the payment by the Issuer of Class A-1R Breakage Costs and Class A-2R Breakage Costs, if any. Any Class A-1R Breakage Costs and Class A-2R Breakage Costs shall be paid in accordance with the Priority of Payments on the Payment Date following the applicable Class AR Prepayment Date.

(b) Subject to compliance with certain draw conditions specified in the Class AR Note Purchase Agreement, all such repaid amounts may be re-borrowed until the Commitment Termination Time.

(c) The Issuer will make all Class AR Prepayments of the Class AR Notes, pro rata, based on the Aggregate Outstanding Amount of the Class AR Notes. The aggregate principal amount of any partial voluntary Class AR Prepayment, in respect of the Class AR Notes (taken as a whole), shall be at least U.S.$1,000,000 (and integral multiples of U.S.$1.00 in excess thereof) or, if the Aggregate Outstanding Amount under the Class AR Notes is less than U.S.$1,000,000, such lesser amount. The Issuer shall make all Class AR Prepayments pro rata based on the Aggregate Outstanding Amount of the Class AR Notes at the time such prepayment is made.

Section 19.4 Class AR Rating Criteria.

At the time of its purchase of a Class AR Note and prior to the Commitment Termination Time, each Holder of a Class AR Note must satisfy the Class AR Rating Criteria. If any Holder of Class AR Notes at any required time fails to satisfy the Class AR Rating Criteria and such Holder shall not have deposited cash in a Holder Subaccount in such amount and at such time as required by the Class AR Note Purchase Agreement to which such Holder is a party, the Collateral Manager on behalf of the Issuer shall use reasonable efforts promptly to replace such Holder with another entity that meets the Class AR Rating Criteria (by requiring the replaced Holder to transfer all of its rights and obligations in respect of the Class AR Notes to the transferee entity). The purchase of Class AR Notes (whether in connection with the initial placement or in a subsequent transfer) by any purchaser who does not satisfy the Class AR Rating Criteria set forth in clause (a) of the definition thereof at the time of such purchase but who is then entitled to the benefits of a Liquidity Facility described in clause (c) of such definition shall not be permitted unless the Rating Agency Condition is satisfied with respect thereto and such Liquidity Provider enters into an assignment and acceptance agreement agreeing to undertake and be bound by the provisions of the Class AR Note Purchase Agreement applicable thereto.

Section 19.5 Class AR Holder Collateral Account.

(a) The Trustee shall, prior to the Closing Date, establish a single, segregated trust account which shall be designated as the “Class AR Holder Collateral Account,” which shall be held in trust for the benefit of the Holders of the Class AR Notes (and, to the extent of amounts applied in accordance with the Class AR Note Purchase Agreement for such purpose, for the benefit of the Holders of the Notes) and each Liquidity Provider and over which the Trustee shall have exclusive control and the sole right of withdrawal (subject to the rights of the Collateral Manager set forth in Section 19.5(b)). Any and all funds at any time on deposit in, or otherwise to the credit of, the Class AR Holder Collateral Account shall be held in trust by the Trustee for the benefit of the Holders of the Class AR Notes. If at any time any Holder of a Class AR Note shall be required to deposit funds into the Class AR Holder Collateral Account pursuant to the terms of the Class AR Note Purchase Agreement, then (i) the Collateral Manager shall direct the Trustee to and the Trustee shall create a segregated subaccount of the Class AR Holder Collateral Account for such Class AR Holder (each, a “Holder Subaccount”) and (ii) the Class AR Note Agent shall deposit all funds received from such Holder into such Holder Subaccount. All payments of principal of the Class AR Notes otherwise payable to such Holder shall be deposited in such Holder Subaccount to the extent provided in the Class AR Note Purchase Agreement. The only permitted withdrawal from or application of funds credited to a Holder Subaccount shall, notwithstanding the occurrence of any Event of Default, be to satisfy such Holder’s obligations under the Class AR Note Purchase Agreement, as specified in this Section 19.5 and to return such amounts to such Holder in accordance with Section 19.5(d).

(b) The deposit of funds into a Holder Subaccount pursuant to Section 19.5(a) by any Holder of a Class AR Note shall not constitute a Draw by the Issuer and shall not constitute a utilization of the Class A-1R Commitment or Class A-2R Commitment of such Holder, and the funds so deposited shall not constitute principal outstanding under such Class AR Note. However, from and after the establishment of a Holder Subaccount with respect to any Holder of Class AR Notes until otherwise provided below, (i) the obligation of such Holder to advance funds under its Class AR Notes as part of any Class AR Draw under this Indenture and the Class AR Note Purchase Agreement shall be satisfied by the Collateral Manager withdrawing funds from such Holder Subaccount in the amount of such Holder’s share of such Class AR Draw (determined in accordance with the Class AR Note Purchase Agreement), and (ii) all payments of principal with respect to advances made by such Holder under its Class AR Notes (whether or not originally funded from such Holder Subaccount) (and, in the case of any defaulting Holder, all payments of interest thereon) shall be satisfied by the Collateral Manager depositing or causing the deposit of the related funds into such Holder Subaccount in the amount of such Holder’s share of such Class AR Draw (determined in accordance with the Class AR Note Purchase Agreement), with notice of such deposit to the Class AR Note Agent. The Collateral Manager shall have full power and authority to withdraw funds (with notice of any such withdrawal to the Class AR Note Agent) from each such Holder Subaccount at the time of, and in connection with, the making of any such Class AR Draw and to deposit funds (with notice of any such deposit to the Class AR Note Agent) into each such Holder Subaccount, all in accordance with the terms of and for the purposes set forth in this Indenture and the Class AR Note Purchase Agreement. All funds to be applied by the Trustee or Class AR Note Agent with respect to the Class AR Notes shall be applied by the Trustee and Class AR Note Agent, as the case may be, in accordance with the terms hereof and the Class AR Note Purchase Agreement on a “last in first out” basis.

(c) If at any time the amount of funds on deposit in the Holder Subaccount relating to any Holder of Class AR Notes, net of any reinvestment earnings in respect of Class AR Permitted Investments, exceeds the undrawn amount of the Class A-1R Commitment or Class A-2R Commitment, as applicable, of such Holder (whether due to a reduction in the Class A-1R Commitment or the Class A-2R Commitment or otherwise), then the Collateral Manager on behalf of the Issuer shall instruct the Trustee to remit to such Holder a specified portion of such funds then held in the related Holder Subaccount in an amount equal to such excess.

(d) If at any time a Holder of Class AR Notes is no longer required to deposit or maintain funds in the Class AR Holder Collateral Account pursuant to the terms of its Class AR Note Purchase Agreement to which such Holder is a party, then the Collateral Manager shall notify the Trustee of such fact and direct the Trustee to remit all funds then held in the relevant Holder Subaccount (after giving effect to any Class AR Draw in respect of such Class AR Notes to be made on such date) (other than reinvestment earnings in respect of Class AR Permitted Investments which shall be remitted to such Holder (with notice thereof to the Class AR Note Agent)), and thereafter all payments of principal and interest with respect to advances made by such Holder shall be paid directly to such Holder in accordance with the terms of this Indenture and the Class AR Note Purchase Agreement.

(e) The Trustee agrees to give the Issuer immediate notice if it becomes aware that the Class AR Holder Collateral Account or any funds on deposit therein, or otherwise to the credit of the Class AR Holder Collateral Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Issuer shall not have any legal, equitable or beneficial interest in the Class AR Holder Collateral Account. The Class AR Holder Collateral Account shall remain at all times with the Corporate Trust Office of a financial institution having a long term debt rating by each Rating Agency at least equal to “A” or “A2,” as applicable, and a short term debt rating at least equal to “A-1” or “P-1,” as applicable.

(f) For so long as any amounts are on deposit in a Holder Subaccount, the Trustee shall, at the written direction of the related Class AR Noteholder (which may be in the form of standing instructions), invest and reinvest such funds in investments which satisfy the definition of the term “Permitted Investments” but which mature not later than the day following the date of acquisition thereof (collectively, “Class AR Permitted Investments”). Investment earnings received by the Trustee during each Due Period in respect of Class AR Permitted Investments in the Holder Subaccount of a Holder of Class AR Notes will (so long as such Holder is not a defaulting Holder) be paid to such Holder on the related Distribution Date. In the absence of such instructions, such funds will remain uninvested.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Indenture as of the day and year first above written.

CBRE REALTY FINANCE CDO 2007-1, LTD., as Issuer

By	/s/ Paul Martin
Name:	Paul Martin
Title:	Authorized Signatory

CBRE REALTY FINANCE CDO 2007-1, LLC, as Co-Issuer

By:	/s/ Thomas Podgorski
Name:	Thomas Podgorski
Title:	Authorized Signatory

LASALLE BANK NATIONAL ASSOCIATION, solely as Trustee, Paying Agent, Calculation Agent, Transfer Agent, Custodial Securities Intermediary, Backup Advancing Agent and Notes Registrar and not in its individual capacity

By:	/s/ Mat Thomason
Name:	Mat Thomason
Title:	Assistant Vice President

CBRE REALTY FINANCE, INC., as Advancing Agent

By:	/s/ Thomas Podgorski
Name:	Thomas Podgorski
Title:	Executive Vice President

Schedule A

MOODY’S RECOVERY RATE ASSUMPTIONS

The following information has been provided to the Issuer by Moody’s and the capitalized terms used therein and not otherwise defined with respect to types of securities have the meanings ascribed thereto by Moody’s.

For CMBS Securities the recovery rate is assumed as follows:

	Rating of a Tranche at Issuance
Tranche as % of capital structure at issuance[1]	Aaa	Aa	A	Baa	Ba	B	Below B
greater than 70%	85%	80%	65%	55%	45%	30%	0%
greater than 10% and less than or equal to 70%	75%	70%	55%	45%	35%	25%	0%
greater than 5% and less than or equal to 10%	65%	55%	45%	35%	25%	15%	0%
greater than 2% and less than or equal to 5%	55%	45%	35%	30%	20%	10%	0%
less than or equal to 2%	45%	35%	25%	20%	10%	5%	0%

With respect to B-notes and other Junior Participations, the Recovery Rate is as follows:

	Rating of a Tranche at Issuance
Tranche as % of capital structure at issuance[2]	Aaa	Aa	A	Baa	Ba	B	Below B
greater than 70%	85%	80%	65%	55%	45%	30%	0%
greater than 10% and less than or equal to 70%	75%	70%	55%	45%	35%	25%	0%
greater than 5% and less than or equal to 10%	65%	55%	45%	35%	25%	15%	0%
greater than 2% and less than or equal to 5%	55%	45%	35%	30%	20%	10%	0%
less than or equal to 2%	45%	35%	25%	20%	10%	5%	0%

With respect to Mezzanine Loans, the Recovery Rate is as follows:

	Rating of a Tranche at Issuance
Tranche as % of capital structure at issuance[3]	Aaa	Aa	A	Baa	Ba	B	Below B
greater than 70%	80%	75%	60%	50%	40%	25%	0%
greater than 10% and less than or equal to 70%	70%	65%	50%	40%	30%	20%	0%
greater than 5% and less than or equal to 10%	60%	50%	40%	30%	20%	10%	0%
greater than 2% and less than or equal to 5%	50%	40%	30%	25%	15%	5%	0%
less than or equal to 2%	40%	30%	20%	15%	5%	0%	0%

Sch. A-1

For CRE CDO Securities, the Moody’s Recovery Rate is assumed as follows:

	Rating of a Tranche at Issuance
Tranche as % of capital structure at issuance[4]	Aaa	Aa	A	Baa	Ba	B	Below B
greater than 70%	80%	75%	60%	50%	45%	30%	0%
greater than 10% and less than or equal to 70%	70%	60%	55%	45%	35%	25%	0%
greater than 5% and less than or equal to 10%	60%	50%	45%	35%	25%	15%	0%
greater than 2% and less than or equal to 5%	50%	40%	35%	30%	20%	10%	0%
less than or equal to 2%	30%	25%	20%	15%	7%	4%	0%

For second mortgages, the Moody’s Recovery Rate is assumed as follows:

	Rating of a Tranche at Issuance
Tranche as % of capital structure at issuance[5]	Aaa	Aa	A	Baa	Ba	B	Below B
greater than 70%	90%	85%	70%	60%	50%	35%	0%
greater than 10% and less than or equal to 70%	80%	75%	60%	50%	40%	30%	0%
greater than 5% and less than or equal to 10%	70%	60%	50%	40%	30%	20%	0%
greater than 2% and less than or equal to 5%	60%	50%	40%	35%	25%	15%	0%
less than or equal to 2%	50%	40%	30%	25%	15%	10%	0%

The Moody’s Recovery Rate for Whole Loans and Whole Loan Participations is assumed as follows:

Property Type	Recovery Rate
Industrial, Multifamily and Anchor Retail Properties:	60%
Office and Unanchored Retail Properties:	55%
Hospitality and Healthcare Properties:	45%
All other Property Types Properties:	40%

1. For purposes of calculating the percentage of capital structure at issuance with respect to a CMBS certificate, such amount shall be a percentage equal to a fraction, the numerator of which is the aggregate principal balance of (a) such CMBS certificate and (b) any certificate that is pari passu with such CMBS certificate and secured by the same collateral, and the denominator of which is the total collateral balance of the CMBS deal from which the certificates were issued.

2. For purposes of calculating the percentage of capital structure at issuance with respect to a B-note or other junior participation interest, such amount shall be a percentage equal to a fraction, the numerator of which is the aggregate principal balance of (a) such B-note or other junior participation interest and (b) any interest which is pari passu with such B-note or other participation interest and secured by the same commercial mortgage, and the denominator of which is the total funded principal balance secured by the mortgaged property.

3. For purposes of calculating the percentage of capital structure at issuance with respect to a mezzanine loan, such amount shall be a percentage equal to a fraction, the numerator of which is the aggregate principal balance of

Sch. A-2

(a) such mezzanine loan and (b) any interest that is pari passu with such mezzanine loan and secured by an interest in an entity related to the same commercial property, and the denominator of which is the total funded principal balance of any debt or preferred equity interest related to the same commercial property.

4. For purposes of calculating the percentage of capital structure at issuance with respect to a CRE CDO security, such amount shall be a percentage equal to a fraction, the numerator of which is the aggregate principal balance of (a) such CRE CDO security and (b) any security that is pari passu with such CRE CDO security and secured by the same collateral, and the denominator of which is the total collateral balance of the CRE CDO deal from which the securities were issued.

5. For purposes of calculating the percentage of capital structure at issuance with respect to a second mortgage, such amount shall be a percentage equal to a fraction, the numerator of which is the aggregate principal balance of (a) such second mortgage and (b) any interest which is pari passu with such second mortgage and secured by the same property, and the denominator of which is the total funded principal balance secured by the mortgaged property.

6. The Moody’s Recovery Rate for REIT unsecured debt securities is 40% (other than for mortgage and healthcare related REIT debt securities, for which it is 10%).

Sch. A-3

Schedule B

S&P RECOVERY MATRIX

A. If the Collateral Interest, or an underlying Reference Obligation with respect thereto, is a CMBS Security the S&P Recovery Rate of such Collateral Interest or such Reference Obligation will be as follows:

		CDO Liability Rating
		AAA	AA	A	BBB	BB	B	CCC
	AAA	80%	85%	90%	90%	90%	90%	90%
	AA	70%	75%	85%	90%	90%	90%	90%
	A	60%	65%	75%	85%	90%	90%	90%
U.S. CMBS RATINGS	BBB	45%	50%	55%	60%	65%	70%	75%
	BB	35%	40%	45%	45%	50%	50%	50%
	B	20%	25%	30%	35%	35%	40%	40%
	CCC	5%	5%	5%	5%	5%	5%	5%
	NR	0%	0%	0%	0%	0%	0%	0%

B. If the Collateral Interest is a CRE CDO Security, the S&P Recovery Rate will be as follows:

S&P Priority Category

Asset-Backed Securities or CBO/CLO/CRE CDO Securities

	Liability rating =>
Senior Asset Class	AAA	AA	A	BBB	BB	B	CCC
AAA	80.0%	85.0%	90.0%	90.0%	90.0%	90.0%	90.0%
AA	70.0%	75.0%	85.0%	90.0%	90.0%	90.0%	90.0%
A	60.0%	65.0%	75.0%	85.0%	90.0%	90.0%	90.0%
BBB	50.0%	55.0%	65.0%	75.0%	85.0%	85.0%	85.0%

Junior Asset Class	AAA	AA	A	BBB	BB	B	CCC
AAA	65.0%	70.0%	80.0%	85.0%	85.0%	85.0%	85.0%
AA	55.0%	65.0%	75.0%	80.0%	80.0%	80.0%	80.0%
A	40.0%	45.0%	55.0%	65.0%	80.0%	80.0%	80.0%
BBB	30.0%	35.0%	40.0%	45.0%	50.0%	60.0%	70.0%
BB	10.0%	10.0%	10.0%	25.0%	35.0%	40.0%	50.0%
B	2.5%	5.0%	5.0%	10.0%	10.0%	20.0%	25.0%
CCC	0.0%	0.0%	0.0%	0.0%	2.5%	5.0%	5.0%

S&P Priority Category	S&P Recovery Rate

Non-US SF Obligations*	On a case by case basis

*	If the Underlying Instruments permit investment in non-U.S. securities in excess of 20% of the underlying collateral by principal amount of underlying collateral, the recovery rate will be assigned by S&P upon the acquisition of such security by the Issuer.

C. If the Collateral Interest is a REIT Debt Security or a debt security issued by a real estate operating company, the recovery rate will be 40%. The recovery rate will be 50% for monolines and 40% for all other third party guarantees. If the Underlying Instruments permit investment in non-U.S. securities in excess of 20% of the underlying collateral by principal amount of underlying collateral, the recovery rate will be assigned by S&P upon the acquisition of such security by the Issuer.

D. Each first loss tranche security, Interest Only Security and Principal Only Security will be assigned an S&P Recovery Rate on a case by case basis.

Sch. C-1

E. If the Collateral Interest is a Whole Loan, the recovery rate will be 50.0%. If a Participation is a senior Participation, a B Note (other than a B Note that is subordinate to all other promissory notes secured by the same mortgaged property) or a Rake Bond at the level of the underlying commercial mortgage loan, the recovery rate will be 35%; all other Participations or B Notes will have a recovery rate of 30% If the Collateral Obligation is a Mezzanine Loan, the recovery rate will be 25.0%. If any Loan causes the Issuer to exceed (i) with respect to Hospitality Properties, a limit of 30.0%, (ii) with respect to Office Properties, a limit of 57.50%, (iii) with respect to Self-Storage Properties, a limit of 20.0%, and (iv) with respect to Construction Properties, a limit of 5.0%, the applicable recovery rate will be reduced by 5.0% for each 5.0% increase over such limits.

F. If the Collateral Interest is a Real Estate Related Bank Loan, the S&P Recovery Rate will be 55.0% with respect to senior secured first-lien loans, 37.5% with senior unsecured and second-lien loans, and 22.5% with respect to subordinated loans.

G. If the Collateral Interest is a Synthetic Asset with a single Reference Obligation, the recovery rate of the Reference Obligation. If the Synthetic Asset has Multiple Reference Obligations, the recovery rate shall be assigned by S&P upon the acquisition of the Collateral Interest by the Issuer.

Sch. B-2

Schedule C

S&P NON-ELIGIBLE NOTCHING ASSET TYPES

The following asset classes are not eligible to be notched.

Credit estimates must be performed.

This schedule may be modified or adjusted at any time, so please verify applicability.

Asset Type

(1)	Non-U.S. Structured Finance Securities

(2)	Guaranteed Securities

(3)	CDOs of Structured Finance and Real Estate

(4)	CBOs of CDOs

(5)	CLOs of Distressed Debt

(6)	Mutual Fund Fee Securities

(7)	Catastrophe Bonds

(8)	First Loss Tranches of any public securitization

(9)	Synthetics

(10)	Synthetic CBOs

(11)	Combination Securities

(12)	Re-REMICs

(13)	Market value collateralized debt obligations

(14)	Net Interest Margin Securities (NIMs)

(15)	All other assets not in Schedule D

Sch. C-1

Schedule D

S&P ELIGIBLE NOTCHING ASSET TYPES

Asset classes eligible for notching if they are not first loss tranches or combination securities. If the security is rated by two agencies, notch down as shown below based on the lowest rating. If rated only by one agency, then notch down what is shown below plus one more notch. This schedule may be modified or adjusted at any time, so please verify applicability.

		Issued prior to 8/1/01 Current rating is:		Issued after 8/1/01 Current rating is:
		Inv. Grade	Non Inv. Grade	Inv. Grade	Non Inv. Grade
1.	CONSUMER ABS	-1	-2	-2	-3
	Automobile Loan Receivable Securities
	Automobile Lease Receivable Securities
	Credit Card Securities
	Healthcare Securities
	Student Loan Securities
2.	COMMERCIAL ABS	-1	-2	-2	-3
	Cargo Securities
	Equipment Leasing Securities
	Aircraft Leasing Securities
	Small Business Loan Securities
	Restaurant and Food Services Securities
	Tobacco Litigation Securities
3.	Non-RE-REMIC RMBS	-1	-2	-2	-3
	Manufactured Housing Loan Securities
4.	Non-RE-REMIC CMBS	-1	-2	-2	-3
	CMBS - Conduit
	CMBS - Credit Tenant Lease
	CMBS - Large Loan
	CMBS - Single Borrower
	CMBS - Single Property
5.	REITs	-1	-2	-2	-3
	REIT - Multifamily & Manufactured Housing
	REIT - Retail
	REIT - Hospitality
	REIT - Office
	REIT - Industrial
	REIT - Healthcare
	REIT - Warehouse
	REIT - Self Storage
	REIT - Mixed Use
6.	SPECIALTY STRUCTURED	-3	-4	-3	-4
	Stadium Financings
	Project Finance
	Future flows
7.	RESIDENTIAL MORTGAGES	-1	-2	-2	-3
	Residential “A”
	Residential “B/C”
	Home equity loans
8.	REAL ESTATE OPERATING COMPANIES	-1	-2	-2	-3

Sch. D-1

Schedule E

CLOSING DATE COLLATERAL INTEREST

Mortgage Loans
1.	617 West 7th
2.	Airport Business Park
3.	Albany Office
4.	Bank of America (A-2 Note)
5.	The Crossings
6.	Drake Hotel
7.	Greenbriar Apartments at Saddle Rock
8.	Lake Fairfax IV & VIII
9.	Maplewood at Danbury
10.	Mototown USA
11.	NSA Financial Center
12.	North Island
13.	Park Place Tower
14.	The Offices at Polaris
15.	Primera Court I & II University Court
16.	Country Club Apartments at Saddle Rock
17.	U.S. Bank Center
18.	Everest Partners Office Portfolio
Mezzanine Loans
19.	Albany Office
20.	Argent Hotel
21.	M Street Hotel
22.	Hilton Garden Inn
23.	Riverton Apartments
B-Note
24.	TOTAL Plaza
Securities
25.	BSCMS 05-PWR10
26.	CSFB 05-C6 J
27.	CSMC 06-K1A B
28.	CSMC 06-K1A C
29.	CSMC 06-K1A D
30.	CSMC 06-K1A E
31.	CSMC 06-K1A F
32.	CSMC 06-K1A G
33.	CSMC 06-K1A H
34.	CSMC 06-K1A J
35.	CSMC 06-K1A K
36.	CSMC 06-K1A L
37.	CSMC 06-TF2A ARGA
38.	GMAC 06-C1 H
39.	GSMS 06-GG6 H
40.	GSMS 06-GG6 J
41.	JPMCC 05-LDP2 K

Sch. E-1

42.	JPMCC 05-LDP5 J
43.	JPMCC 05-LDP5 K
44.	JPMCC 06-FL2A L
45.	JPMCC 06-LDP8 H
46.	LBUBS 06-C1 J
47.	LBUBS 06-C1 K
48.	MLCFC 06-1-J
49.	MSC 07-T25 H
50.	TSTAR 06-1 F
51.	WBCMT 06-C23 J
52.	WBCMT 06-C24 J
53.	WBCMT 06-C28 J
54.	BACM 06-2 H
55.	CCMSC 00-2 L
56.	CSMC 06-TFLA L
57.	GSMS 06-RR2 J
58.	GSMS 06-RR2 K
59.	JPMCC 05-LDP2 L
60.	JPMCC 06-LDP7 H
61.	JPMCC 06-RR1 G
62.	JPMCC 06-RR1 H
63.	LBUBS 06-C4 K
64.	LNR 02-1 G

Sch. E-2

Schedule F

LIBOR

A.	The London interbank offered rate (“LIBOR”) shall be determined by the Calculation Agent in accordance with the following provisions:

(1) On the second London Banking Day preceding the first Business Day of an Interest Accrual Period (each such day, a “LIBOR Determination Date”), LIBOR (other than for the initial Interest Accrual Period) will equal the rate, as obtained by the Calculation Agent, for deposits in U.S. Dollars for a period of three months, which appears on the Moneyline Telerate Service Page 3750 (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying comparable rates or prices) (the “Telerate Page 3750”), in each case as of 11:00 a.m. (London time) on such LIBOR Determination Date. “London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

(2) If, on any LIBOR Determination Date, such rate does not appear on Telerate Page 3750, the Calculation Agent will determine LIBOR on the basis of the rates at which deposits in U.S. Dollars are offered by Reference Banks at approximately 11:00 a.m. (London time) on the LIBOR Determination Date to prime banks in the London interbank market for a period of three months commencing on the LIBOR Determination Date and in a representative amount of U.S.$1,000. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that LIBOR Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that LIBOR Determination Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m. (New York City time) on the LIBOR Determination Date for loans in U.S. Dollars to leading European banks for a period of three months commencing on the LIBOR Determination Date and in a representative amount of U.S.$1,000. As used herein, “Reference Banks” means four major banks in the London interbank market selected by the Calculation Agent and approved by the Collateral Manager.

(3) In respect of the initial Interest Accrual Period and in the case of the Class AR Notes, LIBOR will be determined through the use of straight line interpolation by reference to three months deposits in U.S. Dollars and four months deposits in U.S. Dollars determined in accordance with clauses (1) and (2) above, one of which will be determined as if the maturity of the U.S. Dollar deposits referred to therein were the period of time for which rates are available next shorter than the Interest Accrual Period and the other of which will be determined as if such maturity were the period of time for which rates are available next longer than the Interest Accrual Period; provided that if an Interest Accrual Period is less than or equal to seven days, then LIBOR will be determined by reference to a rate calculated in accordance with clauses (1) and (2) above as if the maturity of the Dollar deposits referred to therein were a period of time equal to seven days.

In the case of the Class AR Notes, for any Interest Accrual Period having a term other than three months, LIBOR shall be determined in a similar manner as provided in clause (3) above (with appropriate adjustments for the relevant number of months deposits) and shall be determined as of the date on which funds are delivered to the Issuer.

In the case of any Investment Agreement, LIBOR shall be determined as set forth above except that (i) LIBOR shall be determined for a period of one month and (ii) the LIBOR Determination Date for any Investment Agreement shall be the second London Banking Day preceding the first Business Day of the related interest accrual period under such Investment Agreement.

In making the above calculations, (i) all percentages resulting from the calculation (other than the calculation determined pursuant to clause (3) above) will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point (0.00001%) and (ii) all percentages determined pursuant to clause (3) above will be rounded, if necessary, in accordance with the method set forth in (i), but to the same degree of accuracy as the two rates used to make the determination (except that such percentages will not be rounded to a lower degree of accuracy than the nearest one thousandth of a percentage point (0.001%)).

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Schedule G

LIST OF AUTHORIZED OFFICERS OF COLLATERAL MANAGER AND SERVICER

Authorized Officers of the Collateral Manager

Ray Wirta	Chairman
Michael Melody	Executive Managing Director
Keith Gollenberg	Executive Managing Director
Michael A. Angerthal	Managing Director
James Evans	Managing Director
Paul Martin	Managing Director
Thomas Podgorski	Managing Director

Authorized Officers of the Servicer

[TO COME]

Sch. G-1

Schedule H

FORM OF REPRESENTATIONS AND WARRANTIES RE:

COLLATERAL DEBT SECURITIES CONSISTING OF MORTGAGE LOANS

REPRESENTATIONS, WARRANTIES AND COVENANTS

Definitions

With respect to each representation, warranty and covenant set forth herein, the following terms shall have the meanings set forth below:

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents, security deposits and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof.

“CMBS Security”: Any commercial mortgage-backed security.

“Collateral File”: The following, as applicable:

(a) With respect to each Mortgage Loan Interest that is a whole loan, the original promissory note endorsed to the Issuer or endorsed in blank (and all intervening endorsements) and the original assignment of mortgage in favor of the Issuer or in blank (and, if applicable, all intervening assignments), the original or copy of the mortgage, the original or copy of the loan agreement, the assignment of leases and rents (and any intervening assignments thereof), UCC financing statement and assignment in blank (and all intervening assignments) and all other documents and instruments in the Seller’s possession evidencing or guaranteeing or otherwise materially affecting such Mortgage Loan Interest.

(b) With respect to each Mezzanine Loan Interest that is a whole loan, the original promissory note endorsed to the Issuer or endorsed in blank (and all intervening endorsements), the original or copy of the security or pledge agreement, if the equity is certificated, original certificates together with stock powers in blank, the original loan agreement, the intercreditor agreement, assignment and assumption agreement, UCC financing statement and assignment in blank (and all intervening assignments) and all other documents and instruments in the Seller’s possession evidencing or guaranteeing or otherwise materially affecting such Mezzanine Loan Interest.

(c) With respect to each Subordinate Mortgage Loan Interest, Mortgage Loan Interest or Mezzanine Loan Interest, that is in the form of a participation interest, the original of the participation certificate endorsed by the most recent endorsee prior to the Seller (if any, and all intervening endorsements), the original or copy of the participation agreement, the assignment and assumption agreement and all other documents and instruments in the Seller’s possession evidencing or guaranteeing or otherwise materially affecting such interest.

(d) With respect to each Mortgage Loan Interest or Subordinate Mortgage Loan Interest that is evidenced by a note (but is not a whole loan), the original promissory note endorsed to the Issuer or endorsed in blank (and all intervening endorsements), the original or copy of the related co-lender agreement and all other documents and instruments in the Seller’s possession evidencing or guaranteeing or otherwise materially affecting such interest; and, if Seller is the lead lender and in possession of originals of the underlying mortgage loan documents, the original or copy of the mortgage, the original or copy of the loan agreement, the assignment of leases and rents (and any intervening assignments thereof), UCC financing statement and assignment in blank (and all intervening assignments) and all other documents and instruments in the Seller’s possession evidencing or guaranteeing or otherwise materially affecting such mortgage loan.

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“CRE CDO Security”: Any security that entitles holders thereof to receive payments that depend on the cash flow from or the credit exposure to a portfolio consisting primarily of commercial mortgage loan interests, subordinate commercial mortgage loan interests, real estate bank loans, commercial mortgage-backed securities, REIT debt securities, or a combination of the foregoing, which dependence may in addition be conditioned upon rights or additional assets designed to assure the servicing or timely distribution of proceeds to holders of such securities such as a financial guaranty insurance policy.

“Credit Tenant Lease Loans”: Mortgage loans secured by mortgages on commercial real estate properties that are subject to a lease to a single tenant.

“Mezzanine Loan Interest”: Any mezzanine loan or participation interests (including senior, subordinate, and pari passu participation interests) in loans that are secured by ownership interests in entities that own commercial real estate properties.

“Mortgage”: With respect to any Mortgage Loan, separately and collectively, as the context may require, each mortgage, deed of trust or other instrument securing a Mortgage Note and creating a lien on the related Mortgaged Property.

“Mortgage Loan”: Each of the whole mortgage loans comprising or underlying a Mortgage Loan Interest, Subordinate Mortgage Loan Interest or Mezzanine Loan Interest transferred and assigned to the Issuer pursuant to Section 2 and from time to time held by the Issuer (including, without limitation, all Qualifying Substitute Collateral Interests), excluding any Retained Rights, which shall not be part of the assets of the Issuer. As used herein, the term “Mortgage Loan” includes the related Mortgage Note, Mortgage, participation certificate or agreement and/or other security documents contained in the related Collateral File.

“Mortgage Loan Interest” Any Whole Loans and/or participation interests (including senior and pari passu participation interests) in Mortgage Loans.

“Mortgage Note”: The original executed note evidencing the indebtedness of a Mortgagor under a Mortgage Loan, together with any rider, addendum or amendment thereto.

“Mortgaged Property”: Individually and collectively, as the context may require, the real property interest (together with all improvements and fixtures thereon) subject to the lien of a Mortgage and constituting collateral for a Mortgage Loan. With respect to any Mortgage Loan that is cross-collateralized with another Mortgage Loan, as the context may require, “Mortgaged Property” may mean, collectively, all the Mortgaged Properties securing such cross-collateralized Mortgage Loan.

“Mortgagor”: The obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note.

“Reference Date”: With respect to (i) each Initial Collateral Interest other than the loans known as Lake Fairfax IV&VIII, North Island and the Offices at Polaris, December 31, 2006 (ii) Lake Fairfax IV&VIII, North Island and the Offices at Polaris, February 15, 2007 and (iii) Airport Business Park, February 28, 2007.

“Retained Rights” The right to receive any exit fees, prepayment premiums, extension fees, any commitment fees in respect of the Related Future Advance Loans, modification fees or similar types of fees paid in connection with the commercial mortgage loans comprising or underlying the Collateral Interests.

“Subordinate Mortgage Loan Interests”: Any subordinate interests in Mortgage Loans, which may be in a form of a subordinate note or a subordinate participation interest.

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“Underlying Instrument”: The pooling and servicing agreement, trust and servicing agreement, indenture, loan agreement, participation agreement or other agreement pursuant to which a Pledged Interest has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Pledged Interest or of which the holders of such Pledged Interest are the beneficiaries.

“Whole Loan”: Each Mortgage Loan Interest that represents all of the ownership interest in the related mortgage loan.

Representations and Warranties

With respect to each Mortgage Loan Interest, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Purchase Schedule. The information set forth in Schedule I is complete, true and correct in all material respects as of the date of this Agreement and as of the Reference Date.

(2) Title of Assets. Immediately prior to the sale, transfer and assignment to the Issuer, the Seller had good and marketable title to, and was the sole owner of, each Mortgage Loan Interest, and except for any future funding advance, retained coupon strip and other retained items enumerated in Section 1 of the Seller Transfer Agreement, the Seller is transferring such Mortgage Loan Interest free and clear of any and all liens, pledges, charges, security interests or any other ownership interests of any nature encumbering such Mortgage Loan Interest. The Seller has the full right, power and authority to transfer and assign each Mortgage Loan Interest to or at the direction of the Issuer. The sale of such Mortgage Loan Interest to the Issuer does not require the Seller to obtain any governmental or regulatory approval or consent that has not been obtained. Upon consummation of the transactions contemplated by the Seller Transfer Agreement, the Seller will have validly and effectively conveyed to the Issuer all legal and beneficial interest in and to such Mortgage Loan and the related Mortgage and Assignment of Leases (other than the Retained Rights), free and clear of any pledge, lien or security interest. Such conveyance constitutes the legal, valid and binding assignment from the Seller except that an enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(3) Payment Record. No scheduled payment of principal and interest under any Mortgage Loan was 30 days or more past due as of the Closing Date, and no Mortgage Loan was 30 days or more delinquent in the twelve-month period immediately preceding the Closing Date.

(4) Mortgage Lien. In the case of each Mortgage Loan, each related Mortgage is a valid and enforceable first lien on the related Mortgaged Property subject only to the exceptions set forth in paragraph (13) below and the following title exceptions (each such title exception, a “Title Exception,” and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (12) below or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Mortgage Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (d) other matters to which like properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (e) the right of tenants (whether under ground leases, space leases or operating leases) at the Mortgaged Property as tenants only pursuant to their respective leases, and (f) if such Loan is a crossed loan, the lien of the Mortgage for such other Loan. Except with respect to crossed loans and as provided below, there are no mortgage loans that are secured by a mortgage on the related Mortgaged Property that are senior or pari

Sch. H-3

passu to the Mortgage securing any Mortgage Loan. The related assignment of such Mortgage executed and delivered in favor of the related holder of the Mortgage Note is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Mortgage. The related assignment of any Assignment of Leases not included in a Mortgage has been executed and delivered in favor of the holder of the related Mortgage Note, and is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Assignment of Leases. In the case of an Mortgaged Property operated as a hotel or an assisted living facility, the Mortgagor’s personal property includes all personal property that a prudent mortgage lender making a similar mortgage loan would deem reasonably necessary to operate the related Mortgaged Property as it is currently being operated.

(5) Security Interest in Leases. In the case of each Mortgage Loan, subject to the exceptions set forth in Paragraph 13 of this Schedule II and upon possession of the Mortgaged Property as required under applicable state law, the Assignment of Leases set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with each Mortgage Loan establishes and creates a valid, subsisting and enforceable lien and security interest in the related Mortgagor’s interest in all leases, subleases, licenses and other such agreements.

(6) Mortgage Status; Waivers and Modifications. With respect to each Mortgage Loan, no Mortgage, has been satisfied, cancelled, rescinded or subordinated in whole or in part, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in part (except for partial reconveyances of real property that are set forth on Schedule III), nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release, in any manner that, in each case, materially adversely affects the value of the related Mortgaged Property. None of the terms of any Mortgage Note, Mortgage or Assignment of Leases has been impaired, waived, altered or modified in any respect, except by written instruments, all of which are included in the related Collateral File.

(7) Engineering Assessments. In the case of each Mortgage Loan, except for the Mortgage Loans that are secured by undeveloped land or properties intended to be demolished and redeveloped, one or more engineering assessments were performed and prepared by an independent engineering consultant firm, which visited the related Mortgaged Property not more than 12 months prior to the origination date of the related Mortgage Loan, and, except as set forth in an engineering report prepared in connection with such assessment, the related Mortgaged Property is, to the Seller’s knowledge, relying solely on the review of such engineering assessment(s), in good repair, free and clear of any damage that would materially and adversely affect its value as security for such Loan. If an engineering report revealed any such damage or deficiencies, material deferred maintenance or other similar conditions as described in the preceding sentence either (1) an escrow of funds equal to an amount that the Seller deems reasonable to effect the necessary repairs, or such other amount as a prudent commercial mortgage lender would deem appropriate under the circumstances was required or a letter of credit in such amount was obtained or (2) such repairs and maintenance have been completed. As of the date of origination of such Mortgage Loan, there was no proceeding pending, and subsequent to such date, the Seller has not received notice of any pending or threatening proceeding for the condemnation of all or any material portion of the Mortgaged Property securing any Mortgage Loan.

(8) Title Insurance. The lien of each Mortgage Loan is insured by an ALTA lender’s title insurance policy or a comparable form of lender’s title insurance policy (or if such policy has not yet been issued, such insurance may be evidenced by a letter, escrow instructions, a “marked up” pro forma or specimen policy or title commitment, in either case, marked as binding and countersigned by the title insurer or its authorized agent at the closing of the related Mortgage Loan) as adopted in the applicable jurisdiction (the “Title Insurance Policy”), which to the Seller’s knowledge, was issued by a title insurance company qualified to do business in the jurisdiction where the applicable Mortgaged Property is located to the extent required, insuring that the related Mortgage is a valid first lien in the original principal amount of the related Mortgage Loan on the Mortgagor’s fee simple interest (or, if applicable, leasehold interest) in the portion of the Mortgaged Property comprised of real estate, subject only to the Title Exceptions. Such Title Insurance Policy was issued in connection with the origination of the related Mortgage Loan. No claims have been made by or on behalf of Seller under such Title Insurance Policy. Such Title Insurance Policy is in full force and effect, provides that the originator of the related Mortgage Loan, its successors or assigns is the sole named insured, and all premiums thereon have been paid and no material claims have been

Sch. H-4

made thereunder and no claims have been paid thereunder. The Seller has not done, by act or omission, and the Seller has no knowledge of, anything that would impair the coverage under such Title Insurance Policy. Immediately following the transfer and assignment of the related Mortgage Loan to the Issuer (including endorsement and delivery of the related Mortgage Note to the Issuer and recording of the related Assignment of Mortgage in favor of Issuer in the applicable real estate records), such Title Insurance Policy will inure to the benefit of the Issuer without the consent of or notice to the title insurer. Such Title Insurance Policy contains no material exclusions for, or affirmatively insures against any losses arising from (other than in jurisdictions in which affirmative insurance is unavailable) (a) failure to have access to a public road, (b) material encroachments of any part of the building thereon over easements or (c) failure of the land shown on the survey to be the same as the property legally described in the Mortgage.

(9) Full Disbursement of Proceeds. Except for (i) escrows established at the origination of the Mortgage Loan and maintained by the related servicer, (ii) future funding loans (scheduled on Schedule III hereto) where the maximum future funding amount under the terms of such asset have been deposited in an account with the Issuer, and (iii) the future funding loans identified in Schedule 1(i), the proceeds of such Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder. With respect to each Mortgage Loan, any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any funds escrowed for such purpose that were to have been complied with on or before the Closing Date have been complied with, or any such funds so escrowed have not been released without the consent of the Seller.

(10) Mortgage Provisions. The Mortgage Note or Mortgage for each Mortgage Loan, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in paragraph 13) such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

(11) Trustee under Deed of Trust. In the case of each Mortgage Loan, as of the date of origination, and, to the Seller’s knowledge, as of the Closing Date, if the related Mortgage is a deed of trust, (i) a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law and (ii) no fees or expenses are payable to such trustee by the Seller, the Purchaser or any transferee thereof except in connection with a trustee’s sale after default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for the related Mortgage Loan.

(12) Environmental Conditions. With respect to the Mortgaged Properties securing the Mortgage Loans that were the subject of an environmental site assessment after the first day of the month that is 18 months prior to the Closing Date, one or more environmental site assessments or updates thereof (meeting American Society for Testing and Materials (ASTM) standards) were performed by an environmental consulting firm independent of the Seller and the Seller’s affiliates with respect to each related Mortgaged Property during the 18-months preceding the Closing Date, and the Seller, having made no independent inquiry other than to review the report(s) prepared in connection with the assessment(s) referenced herein, has no knowledge and has otherwise received no notice of any material adverse environmental condition or circumstance affecting such Mortgaged Property that was not disclosed in such report(s).

With respect to the Mortgaged Properties securing the Mortgage Loans that were not the subject of an environmental site assessment after the first day of the month that is 18 months prior to the Closing Date, there are no material adverse environmental condition or circumstance affecting such Mortgaged Property that was not disclosed in such report(s).

If any such environmental report identified any Recognized Environmental Condition (“REC”), as that term is defined in the Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process Designation: E 1527-00, as recommended by the American Society for Testing and Materials (ASTM), with respect to the related Mortgaged Property and the same have not been subsequently addressed in all material respects, then either (i) an escrow of 100% or more of the amount identified as necessary by the environmental consulting firm to address the REC is held by the Seller for purposes of effecting same (and the borrower has covenanted in the Mortgage Loan documents to perform

Sch. H-5

such work), (ii) the related borrower or other responsible party having financial resources reasonably estimated to be adequate to address the REC is required to take such actions or is liable for the failure to take such actions, if any, with respect to such circumstances or conditions as have been required by the applicable governmental regulatory authority or any environmental law or regulation, (iii) the borrower has provided an environmental insurance policy, (iv) an operations and maintenance plan has been or will be implemented or (v) such conditions or circumstances were investigated further and based upon such additional investigation, a qualified environmental consultant recommended no further investigation or remediation. The Mortgage Loan documents require the borrower to comply with all applicable environmental laws and each Mortgagor has agreed to indemnify the mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such laws or has provided environmental insurance.

(13) Loan Document Status. Each Mortgage Note, Mortgage and other agreement that evidences or secures such Mortgage Loan and was executed by or on behalf of the related Mortgagor is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and there is no valid defense, counterclaim or right of offset or rescission available to the related Mortgagor with respect to such Mortgage Note, Mortgage or other agreement.

(14) Insurance. Each Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by (a) a fire and extended perils insurance policy providing coverage against loss or damage sustained by reason of fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke, and, to the extent required as of the date of origination by the originator of the related commercial mortgage loan consistent with its normal commercial mortgage lending practices, against other risks insured against by persons operating like properties in the locality of the Mortgaged Property in an amount not less than the lesser of the principal balance of the related commercial mortgage loan and the replacement cost of the Mortgaged Property, and contains no provisions for a deduction for depreciation, and not less than the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property; (b) with respect to each Mortgage Loan, a business interruption or rental loss insurance policy, in an amount at least equal to 12 months of operations of the Mortgaged Property; (c) as of the date of origination, and to the best of the Seller’s knowledge, as of the Closing Date, a flood insurance policy (if any portion of buildings or other structures on the Mortgaged Property are located in an area identified by the Federal Emergency Management Agency as having special flood hazards and the Federal Emergency Management Agency requires flood insurance to be maintained); and (d) with respect to each Mortgage Loan, a comprehensive general liability insurance policy in amounts as are generally required by commercial mortgage lenders, and in any event, in each case, not less than $1 million per occurrence. Such insurance policy contains a standard mortgagee clause that names the mortgagee as an additional insured in the case of liability insurance policies and as a loss payee in the case of property insurance policies and requires prior notice to the holder of the Mortgage of termination or cancellation. No such notice has been received, including any notice of nonpayment of premiums, that has not been cured. Each Mortgage obligates the related Mortgagor to maintain all such insurance and, upon such Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Each Mortgage provides that casualty insurance proceeds will be applied (a) to the restoration or repair of the related Mortgaged Property, (b) to the restoration or repair of the related Mortgaged Property, with any excess insurance proceeds after restoration or repair being paid to the Mortgagor, or (c) to the reduction of the principal amount of the related commercial mortgage loan.

(15) Taxes and Assessments. In the case of each Mortgage Loan, all real estate taxes and governmental assessments, or installments thereof, which would be a lien on the Mortgaged Property and that prior to the Closing Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

Sch. H-6

(16) Absence of Bankruptcy Debtors. As of the date of origination of each Mortgage Loan, no Mortgaged Property was the subject of, and no Mortgagor was, a debtor in any state or federal bankruptcy or insolvency proceeding and to Seller’s knowledge, no Mortgaged Property is the subject of, and no Mortgagor is, a debtor in any state or federal bankruptcy or insolvency proceedings.

(17) Fee or Leasehold Estate. Each Mortgaged Property consists of the related Mortgagor’s fee simple interest in real estate or the related Mortgage Loan is secured in whole or in part by the interest of the Mortgagor as a lessee under a ground lease of the Mortgaged Property (a “Ground Lease”). Any Mortgage Loan that is secured by the interest of the Mortgagor under a Ground Lease may or may not be secured by the related fee interest in such Mortgaged Property (the “Fee Interest”). If a Mortgage Loan is secured in whole or in part by a Ground Lease, either (1) the ground lessor’s Fee Interest is subordinated to the lien of the Mortgage, (2) such Mortgage Loan is also secured by the related fee interest or (3) the following apply to such Ground Lease:

(a)	To the best of the Seller’s knowledge, based on due diligence customarily performed in the origination of comparable mortgage loans by the Seller, such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) permits the interest of the lessee thereunder to be encumbered by the related Mortgage; and there has been no material change in the payment terms of such Ground Lease since the origination of the related commercial mortgage loan, with the exception of material changes reflected in written instruments that are a part of the related Collateral File;

(b)	The lessee’s interest in such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the ground lessor’s related fee interest and Permitted Encumbrances;

(c)	The Mortgagor’s interest in such Ground Lease is assignable to the Purchaser and its successors and assigns upon notice to, but without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Closing Date) and, in the event that it is so assigned, is further assignable by the Purchaser and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor;

(d)	Such Ground Lease is in full force and effect, and the Seller has received no notice that an event of default has occurred thereunder, and, to the Seller’s actual knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease;

(e)	Such Ground Lease, or an estoppel letter or other agreement, requires the lessor under such Ground Lease to give notice of any default by the lessee to the mortgagee under such Mortgage Loan, provided that the mortgagee under such Mortgage Loan has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease, and such notice has been provided to the related lessor and such Ground Lease, or an estoppel letter or other agreement, further provides that no notice of termination given under such Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee;

(f)	The mortgagee under such Mortgage Loan is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice of any such default, before the lessor thereunder may terminate such Ground Lease and all of the rights of the Mortgagor under such Ground Lease and the related Mortgage (insofar as it relates to the Ground Lease) may be exercised by or on behalf of the mortgagee;

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(g)	Such Ground Lease has an original term (including any extension options set forth therein) which extends not less than ten years beyond the stated maturity date of the related commercial mortgage loan;

(h)	Under the terms of such Ground Lease and the related Mortgage (including any estoppel or other agreement received from the ground lessor), taken together, any related insurance proceeds will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee under such Mortgage Loan or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or to the payment of the outstanding principal balance of the related commercial mortgage loan together with any accrued interest thereon;

(i)	Such Ground Lease does not impose any restrictions on subletting which would be viewed, as of the date of origination of the related commercial mortgage loan, as commercially unreasonable by the Seller;

(j)	Such Ground Lease may not be amended or modified without the prior consent of the mortgagee under such Mortgage Loan and any such action without such consent is not binding on such mortgagee, its successors or assigns; and

(k)	Such Ground Lease, or an estoppel letter or other agreement, requires the lessor to enter into a new lease in the event of a termination of the Ground Lease by reason of a default by the Mortgagor under the Ground Lease, including, rejection of the ground lease in a bankruptcy proceeding.

(18) Escrow Deposits. All escrow deposits and payments relating to each Mortgage Loan that are, as of the Closing Date, required to be deposited or paid have been so deposited or paid and are in the possession or under the control of Seller or its agent.

(19) Absence of Other Fundings. In the case of each Mortgage Loan, no advance of funds has been made other than pursuant to the loan documents, directly or indirectly, by the Seller to the Mortgagor and, to the Seller’s knowledge, no funds have been received from any Person other than the Mortgagor, for or on account of payments due on the Mortgage Note or the Mortgage.

(20) Absence of Other Liens. None of the Mortgage Loans permits the related Mortgaged Property to be encumbered by any mortgage lien junior to or of equal priority with the lien of the related Mortgage (other than a Permitted Encumbrance). To the Seller’s knowledge, except for cases involving other Mortgage Loans, none of the Mortgaged Properties securing the Mortgage Loans is encumbered by any mortgage liens junior to or of equal priority with the liens of the related Mortgage. As of the date of origination, each Mortgaged Property securing a Mortgage Loan (exclusive of any related personal property) was free and clear of any and all mechanics’ and materialmen’s liens that were prior or equal to the lien of the related Mortgage and that were not bonded or escrowed for or covered by title insurance. As of the Closing Date: (i) each Mortgaged Property securing a Mortgage Loan (exclusive of any related personal property) is free and clear of any and all mechanics’ and materialmen’s liens that are prior or equal to the lien of the related Mortgage and that are not bonded or escrowed for or covered by title insurance, and (ii) to the Seller’s knowledge, no rights are outstanding that under law could give rise to any such lien that would be prior or equal to the lien of the related Mortgage and that is not bonded or escrowed for or covered by title insurance.

Sch. H-8

(21) Compliance with Usury Laws. The Mortgage Loan and the interest (exclusive of any default interest, late charges or prepayment premiums) contracted for on such Loan complied as of the date of origination with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22) Cross-collateralization. Except for Subordinate Mortgage Loan Interests, pari passu notes, pari passu participation interests and subordinate participation interests, in the case of each Mortgage Loan, the related Mortgage Note is not secured by any collateral that secures a Mortgage Loan that will not be held by the Issuer after giving effect to the transfer to the Issuer and each crossed Mortgage Loan is cross-collateralized only with other Mortgage Loans sold pursuant to the Seller Transfer Agreement.

(23) Releases of Mortgaged Property. In the case of each Mortgage Loan, since origination, no material portion of the related Mortgaged Property has been released from the lien of the related Mortgage, in any manner which materially and adversely affects the value of the Mortgage Loan or materially interferes with the security intended to be provided by such Mortgage. The terms of the related Mortgage do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) in consideration of payment therefor of the release price applicable to such Mortgaged Property set forth in the Mortgage Loan documents, (b) upon payment in full of such Mortgage Loan, (c) upon defeasance permitted under the terms of such Mortgage Loan by means of substituting for the Mortgaged Property (or, in the case of a Mortgage Loan secured by multiple Mortgaged Properties, one or more of such Mortgaged Properties) non-callable obligations of the United States of America, sufficient to pay the Mortgage Loan in accordance with its terms, (d) upon substitution of a replacement property with respect to such Mortgage Loan, (e) where release is conditional upon the satisfaction of certain underwriting and legal requirements which would be acceptable to a reasonably prudent commercial mortgage lender and the payment of a release price applicable to such Mortgaged Property set forth in the Mortgage Loan documents or (f) releases of unimproved out-parcels or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the security for the Mortgage Loan and which were not afforded any value in the appraisal obtained at the origination of the Mortgage Loan.

(24) Whole Loans. Each Mortgage Loan is a whole loan (except for the existence of a collateral debt security that is a Subordinate Mortgage Loan Interest or participation interest) and except for any retained coupon strip, future advance and other items enumerated in Section 1 of the Seller Transfer Agreement, contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or provide for negative amortization. The Seller holds no preferred equity interest other than as disclosed in writing and consented to by the Issuer prior to the sale of such Loan.

(25) No Material Default. In the case of each Mortgage Loan: (A) Other than payments due but not yet thirty days or more delinquent, there is no monetary default, breach, violation or event of acceleration existing under the related Mortgage Note or the related Mortgage or other security agreement, and to the Seller’s knowledge no non-monetary default has occurred and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration under the related Mortgage or the related Mortgage Note, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by the Seller in any other paragraph of this Schedule II, and (B) neither the Seller nor any servicer on its behalf has waived any material default, breach, violation or event of acceleration under such Mortgage or Mortgage Note, except for a written waiver contained in the related Collateral File being delivered to the Issuer or its designee, and no such waiver has been granted since the date upon which the due diligence file related to the applicable Loan was delivered to LaSalle Bank National Association, and pursuant to the terms of the related Mortgage or the related Mortgage Note and other documents in the related Collateral File no Person or party other than the holder (or any servicer or other party acting on behalf of holder) of such Mortgage Note may declare any event of default or accelerate the related indebtedness under either of such Mortgage or Mortgage Note.

(26) UCC Financing Statements. In the case of each Mortgage Loan, UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places necessary to perfect a valid security interest in all items of personal

Sch. H-9

property securing the Loan located on the Mortgaged Property that are owned by the Mortgagor and either (i) are reasonably necessary to operate the Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related Loan) material to the value of the Mortgaged Property (other than any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Loan or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, and the Mortgages, security agreements, chattel mortgages or equivalent documents related to and delivered in connection with the related Loan establish and create a valid and enforceable lien and priority security interest on such items of personalty except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(27) Local Law Compliance. In the case of each Mortgage Loan, to the Seller’s knowledge, as of the date of origination of such Mortgage Loan, based on an opinion of counsel, an endorsement to the related title policy, a zoning letter or a zoning report, and, to the Seller’s knowledge, as of the Closing Date, there are no violations of any applicable zoning ordinances, building codes and land laws applicable to the Mortgaged Property, the improvements thereon or the use and occupancy thereof which would have a material adverse effect on the value, operation or net operating income of the Mortgaged Property which are not covered by title insurance. Any non-conformity with zoning laws constitutes a legal non-conforming use or structure which, in the event of casualty or destruction up to a specified portion of the Mortgaged Property, may be restored or repaired to the full extent of the use or structure at the time of such casualty, or for which law and ordinance insurance coverage has been obtained in amounts customarily required by prudent commercial mortgage lenders, or such non-conformity does not materially and adversely affect the use, operation or value of the Mortgaged Property. The Mortgage Loan documents require the Mortgaged Property to comply with all applicable laws and ordinances.

(28) Absence of Other Secured Obligations. In the case of each Mortgage Loan, each related Mortgage does not provide for or permit, without the prior written consent of the holder of the Mortgage Note, each related Mortgaged Property to secure any other promissory note or obligation except as expressly described in such Mortgage.

(29) Actions Concerning Mortgage Loans. To the knowledge of the Seller, there are no actions, suits, or proceedings before any court, administrative agency or arbitrator concerning any Mortgage Loan, Mortgagor or related Mortgaged Property that might adversely affect title to the Mortgaged Property or the validity or enforceability of the related Mortgage or that might materially and adversely affect the value of the Mortgaged Property as security for the Mortgage Loan, the use for which the premises were intended or materially and adversely affects the Mortgagor’s ability to pay principal, interest or any other amounts due under the Mortgage Loan.

(30) Origination Practices. The acquisition, servicing and collection practices (and to Seller’s knowledge, the origination practices employed by the originator) used by the Seller with respect to the Mortgage Loan have been in all material respects legal and the servicing of the Mortgage Loan has been in accordance with customary industry standards for servicing of loans similar to such Mortgage Loan.

(31) Licenses and Permits. To the Seller’s knowledge, based on due diligence that it customarily performs in the origination of comparable mortgage loans, as of the date of origination of the commercial mortgage loan related to each Mortgage Loan, the related Mortgagor was in possession of all material licenses, permits and franchises required by applicable law for the ownership and operation of the related Mortgaged Property as it was then operated.

(32) Flood Insurance. In the case of each Mortgage Loan, the improvements located on the Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the Mortgage Loan, (ii) the value of such improvements on the related Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

Sch. H-10

(33) Due on Sale. In the case of each Mortgage Loan, the Mortgage Loan documents contain a “due on sale” clause, which provides for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan if, without the prior written consent of the holder of the Mortgage, either the related Mortgaged Property, or any equity interest in the related Mortgagor, is directly or indirectly transferred, sold or pledged, other than by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related borrower, transfers of less than a controlling interest (as such term is defined in the related Mortgage Loan documents) in the Mortgagor, issuance of non-controlling new equity interests, transfers to an affiliate meeting the requirements of the Mortgage Loan, transfers among existing members, partners or shareholders in the Mortgagor, transfers among affiliated Mortgagors with respect to crossed loans or multi-property Mortgage Loans, transfers by reason of any mezzanine debt permitted under the Mortgage Loan documents or in existence at the time the Mortgage Loan was originated, or transfers of a similar nature to the foregoing meeting the requirements of the Mortgage Loan (such as pledges of ownership interests that do not result in a change of control).

(34) Encroachment. In the case of each Mortgage Loan, to the Seller’s knowledge based on surveys and/or the title policy referred to herein obtained in connection with the origination of each Loan, none of the material improvements which were included for the purposes of determining the appraised value of the related Mortgaged Property at the time of the origination of the Mortgage Loan lies outside of the boundaries and building restriction lines of such property (except Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse affect on the value of the Mortgaged Property or related Mortgagor’s use and operation of such Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

(35) Impairment. In the case of each Mortgage Loan, except as set forth in the related Collateral File, the terms of the related Mortgage Note, related Mortgage(s) or other security documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such Mortgage.

(36) No Fraudulent Acts. No fraudulent acts were committed by the Seller in connection with its acquisition and servicing of the Mortgage Loans.

(37) Transfer Provisions. In connection with the assignment, transfer or conveyance of any individual Mortgage, the related Mortgage Note and Mortgage contain no provision limiting the right or ability of the originator of the Mortgage Loan to assign, transfer and convey the Mortgage to any person or entity, other than provisions that have been complied with. In connection with the assignment, transfer or conveyance of the Mortgage Loan Interest by the Seller to Issuer, the Underlying Instruments contain no provision limiting the right or ability of the Seller to assign, transfer and convey the same to Issuer, other than provisions that have been complied with, and such assignment constitutes a legal, valid and binding assignment of the Mortgage Loan Interest by the Seller to Issuer, subject to bankruptcy, insolvency, moratorium, fraudulent transfer, fraudulent conveyance and similar laws affecting rights of creditors generally and to the application of general principles of equity

(38) Non-Recourse Provisions. The Mortgage Loan documents provide that the related Mortgagor and an additional guarantor who is a natural person (or an entity with assets other than an interest in the Mortgagor) accepts responsibility for fraud and/or other intentional material misrepresentation and environmental indemnity. Furthermore, the Mortgage Loan documents for each Mortgage Loan provide that the related Mortgagor and an additional guarantor, who is a natural person (or an entity with assets other than an interest in the Mortgagor), shall be liable to the lender for losses incurred due to the misapplication or misappropriation of rents collected in advance or received by the related Mortgagor after the occurrence of an event of default and not paid to the mortgagee or applied to the Mortgaged Property in the ordinary course of business, misapplication or conversion by the Mortgagor of insurance proceeds or condemnation awards or breach of the environmental covenants in the related Loan documents.

Sch. H-11

(39) ARD Loan. In the case of each Mortgage Loan which provide that the rate at which interest accrues thereon increases after the anticipated repayment date, the mortgage rate (exclusive of any default interest, late charges or prepayment premiums) of such Mortgage Loan is either (a) a fixed rate or (b) a floating rate based on a fixed spread above LIBOR.

(40) Tax Parcels. Each Mortgaged Property constituting real property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted to obtain separate tax lots and a Person has indemnified the mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

(41) Financial Statements. Each Mortgage Loan requires the Mortgagor upon request to provide the owner or holder of the Mortgage operating statements (or a balance sheet and statement of income and expenses), rent rolls (if there is more than one tenant) and related information on an annual (or more frequent) basis.

(42) Public Utilities. . In the case of each Mortgage Loan, except for the Mortgage Loans secured by undeveloped land, the related Mortgagor represents in the Mortgage Loan documents that the Mortgaged Property is served by public utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the Mortgaged Property is currently being utilized.

(43) Absence of Defenses. In the case of each Mortgage Loan as of the date of its origination, there was no valid offset, defense, counterclaim, abatement or right to rescission with respect to any of the related Mortgage Notes, Mortgage(s) or other agreements executed in connection therewith, and, to the Seller’s knowledge, as of the Closing Date, there is no valid offset, defense, counterclaim or right to rescission with respect to such Mortgage Note, Mortgage(s) or other agreements, except in each case, with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, and the Seller has no knowledge of such rights, defenses or counterclaims having been asserted.

(44) Absence of Fraud. In the origination (or acquisition, if the Mortgage Loan was not originated by the Seller or any of its Affiliates) and servicing of the Mortgage Loan, neither Seller nor, to Seller’s knowledge, any prior holder of the Mortgage Loan, if applicable, participated in any fraud or intentional material misrepresentation with respect to the Mortgage Loan.

(45) Single Purpose Entities. In the case of any Mortgage Loan in excess of $5,000,000, the related Mortgagor has covenanted in its respective organizational documents and/or the underlying Mortgage Loan documents to own no significant asset other than the related Mortgaged Properties, as applicable, and assets incidental to its respective ownership and operation of such Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.

(46) Absence of Required Capital Contribution. Neither the Seller nor any Affiliate thereof has any obligation to make any capital contributions to the Mortgagor under the Mortgage Loan.

(47) Third Party Origination. To Seller’s knowledge, no Mortgagor or guarantor originated the Mortgage Loan.

(48) Collateral File. The Seller has delivered to the Issuer or its designee an accurate and complete Collateral File.

(49) Compliance with Law. As of the date of its origination, such Mortgage Loan complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan.

Sch. H-12

(50) Inspections. In the case of each Mortgage Loan, each related underlying Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the 12 month period prior to the related origination date.

(51) Appraisal Standards. In the case of each Mortgage Loan, (a) an appraisal of the related underlying Mortgaged Property was conducted in connection with the origination of such Mortgage Loan, and (b) such appraisal satisfied either (i) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (ii) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such mortgage loan was originated.

(52) Environmental Collateral Protection Policy. If any underlying Mortgaged Property constituting real property is covered by a secured creditor policy, environmental collateral protection policy, collateral impairment and risk liability policy or other similar policy, in each case with respect to environmental conditions affecting such real property, then the Seller has either:

(a) disclosed, or is aware that there has been disclosed, in the application for such policy or otherwise to the insurer under such policy the “pollution conditions” (as defined in such policy) identified in any environmental reports related to such underlying mortgaged property which are in the Seller’s possession or are otherwise known to the Seller; or

(b) delivered or caused to be delivered to the insurer or its agent under such policy copies of all environmental reports in the Seller’s possession related to such underlying mortgaged property;

in each case, with respect to (a) or (b), to the extent required by such policy or to the extent the failure to make any such disclosure or deliver any such report would materially and adversely affect the borrower’s ability to recover under such policy;

(1) all premiums for such insurance have been paid;

(2) such insurance is in full force and effect;

(3) such insurance has a term of at least 5 years beyond the maturity date of such Mortgage Loan; and

(4) rights under such policy inure to the benefit of the lender.

Sch. H-13

With respect to each Subordinate Loan Interest, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Purchase Schedule. The information set forth in Schedule I is complete, true and correct in all material respects as of the Closing Date.

(2) Ownership of Loans. Immediately prior to the transfer to the Purchaser of such Subordinate Loan Interest, the Seller had good title to, and was the sole owner of, such Subordinate Loan Interest. The Seller has full right, power and authority to transfer and assign each Subordinate Loan Interest to or at the direction of the Purchaser and has validly and effectively conveyed (or caused to be conveyed) to the Purchaser or its designee all of the Seller’s legal and beneficial interest in and to such Subordinate Loan Interest free and clear of any and all pledges, liens, charges, security interests and/or other encumbrances. The sale of such Subordinate Loan Interest to the Purchaser or its designee does not require the Seller to obtain any governmental or regulatory approval or consent that has not been obtained.

(3) Payment Record. No scheduled payment of principal and interest under any Subordinate Loan Interest was 30 days or more past due as of the Closing Date, and no Subordinate Loan Interest was 30 days or more delinquent in the twelve-month period immediately preceding the Closing Date.

(4) Representations and Warranties with respect to Related Mortgage Loan. With respect to each Subordinate Loan Interest, (i) if the related Senior Interest is not an asset of a securitization rated by S&P, the representations and warranties set forth above with respect to Mortgage Loan Interests, other than those contained in paragraphs (1), (2) and (3), are true and correct with respect to the related Mortgage Loan as to which such Subordinate Loan Interest evidences a portion thereof and the related Mortgaged Property or (ii) if the related Senior Interest is an asset of a securitization rated by S&P, the Seller has no actual knowledge of the existence of any event or occurrence from and after the date of acquisition of the such Subordinate Mortgage Loan Interest by the Seller to the Closing Date that would cause any of the representations and warranties relating to such Subordinate Loan Interest or the underlying Mortgage Loan or related Mortgaged Property set forth in the mortgage loan purchase and sale agreement executed in connection with such securitization, to be incorrect in any material respect as of the date hereof.

(5) Transfer of Subordinate Note. In respect of any Subordinate Mortgage Loan Interest evidenced by a subordinate note, Seller has delivered to Issuer or its designee the original promissory note, certificate or other similar indicia of ownership of such subordinate note, however denominated, together with an original assignment thereof, executed by Seller in blank.

(6) Consent, Cure, Purchase, Control Rights. In respect of any Subordinate Mortgage Loan Interest evidenced by a subordinate note, the related intercreditor agreement grants to the Seller (and its successors and assigns, including, without limitation, the Issuer) basic cure, purchase, consent and control rights that are generally accepted as market standard in the CMBS industry for such underlying instruments and no provision of the related intercreditor agreement, the related junior note documents or any other document, agreement or instrument executed in connection with the junior note restricts the ability of the Seller (or any of its successors and assigns, including, without limitation, the Issuer) to exercise such rights and no control appraisal event has occurred thereunder. The Issuer is not an affiliate of the borrower under the related mortgage loan pursuant to the related intercreditor agreement.

(7) Absence of Amendments and Waivers. Except as set forth in the related Collateral File, (a) no provision of the related intercreditor agreement, the related subordinate note documents or any other document, agreement or instrument executed in connection with the subordinate note has been waived, modified, altered, satisfied, canceled, subordinated or rescinded, and no related collateral for the subordinate note has been released from the lien of the related documents in any manner that materially interferes with the security intended to be provided by such documents, and (b) neither the related subordinate note issuer nor any other party to the subordinate note documents has been released from any material obligation thereunder.

Sch. H-14

With respect to each Mezzanine Loan Interest, the Seller hereby further represents and warrants as of the date herein specified or, if no such date is specified, as of the Closing Date, as follows, in each case except as set forth on Schedule III:

(1) Purchase Schedule. The information pertaining to each Mezzanine Loan Interest set forth in Schedule I was true and correct in all material respects as of the Closing Date.

(2) Compliance with Law. To the actual knowledge of the Seller, on the date of its origination, the Mezzanine Loan Interest complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination, funding and servicing of the Mezzanine Loan Interest and the Mezzanine Loan Interest complied with, or is exempt from, applicable state or federal laws, regulations or other requirements pertaining to usury.

(3) No Amendments or Waivers. Except as set forth in the related Collateral File, (a) no provision of the related intercreditor agreement, the related Mezzanine Loan Interest documents or any other document, agreement or instrument executed in connection with the Mezzanine Loan Interest has been waived, modified, altered, satisfied, canceled, subordinated or rescinded, and no related collateral for the Mezzanine Loan Interest has been released from the lien of the related documents in any manner that materially interferes with the security intended to be provided by such documents, and (b) neither related mezzanine borrower nor any other party to the Mezzanine Loan Interest documents has been released from any material obligation thereunder.

(4) Enforceability. The notes executed by the related mezzanine borrower in connection with the related Mezzanine Loan Interest and the pledge of the ownership interests securing the related Mezzanine Loan Interest are the legal, valid and binding obligations of the related mezzanine borrower and the Seller, as applicable (subject to any non-recourse provisions therein and any state anti-deficiency, one action, or market value limit deficiency legislation), enforceable in accordance with its terms, except (i) that certain provisions contained in such Mezzanine Loan Interest documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Mezzanine Loan Interest documents invalid as a whole and such Mezzanine Loan Interest documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the rights and benefits customarily afforded institutional mortgage lenders and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(5) Title to Asset; No Consents Required. Immediately prior to the sale, transfer and assignment to the purchaser, the Seller had good title to, and was the sole owner of, the Mezzanine Loan Interest, the Seller is transferring the Mezzanine Loan Interest free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Mezzanine Loan Interest, and the transfer of the Mezzanine Loan Interest complies with all requirements and no consents, approvals or authorizations are necessary under any related Mezzanine Loan Interest documents and/or intercreditor agreements to transfer the Mezzanine Loan Interest to the purchaser.

(6) No Offset. As of the date of its origination, there was no right of offset, diminution or rescission or valid defense or counterclaim with respect to the mezzanine note or the Mezzanine Loan Interest documents as of the date such Mezzanine Loan Interest is acquired by the Issuer, there is no right of offset, diminution or rescission or valid defense or counterclaim with respect to such mezzanine note or Mezzanine Loan Interest documents.

(7) Valid Assignment. The assignment of the Mezzanine Loan Interest and the agreements executed in connection therewith in favor of the purchaser has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding assignment of such Mezzanine Loan Interest to the purchaser, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Mezzanine Loan Interest and the agreements executed in connection therewith are freely assignable to any person or entity.

Sch. H-15

(8) Valid Pledge of Collateral. The pledge of the collateral for the Mezzanine Loan Interest creates a legal, valid and enforceable first priority perfected security interest in such collateral, except as the enforceability thereof may be limited by bankruptcy or other laws affecting creditor’s rights generally or by the application of the rules of equity.

(9) Escrows and Deposits. To the actual knowledge of the Seller, all escrow deposits and payments required pursuant to the Mezzanine Loan Interest documents are in the possession, or under the control, of the related servicer of the assets, and to the knowledge of the Seller there are no deficiencies in connection therewith.

(10) Power and Authority to Sell. The Seller has full right, power and the authority to sell, assign and transfer the Mezzanine Loan Interest.

(11) Documents in Full Force and Effect. To the actual knowledge of the Seller, the Mezzanine Loan Interest documents are in full force and effect.

(12) Proceeds Fully Disbursed. The proceeds of the Mezzanine Loan Interest have been fully disbursed and there is no requirement for future advances thereunder.

(13) Source of Payments. The Seller has not (nor to Seller’s knowledge, has any prior holder of the Mezzanine Loan Interest) advanced funds or induced, solicited or knowingly received funds from a party other than the mezzanine borrower for the payment of any amounts due in connection with the Mezzanine Loan Interest.

(14) No Contingent Interest. The Mezzanine Loan Interest does not have a shared appreciation feature or other contingent interest features.

(15) Negative Amortization. The Mezzanine Loan Interest does not have a negative amortization or deferred interest feature.

(16) Outstanding Principal Amount. The total balance of each Mezzanine Loan Interest is set forth on Schedule I hereto, and no party other than any Seller holds an interest in the related Mezzanine Loan Interest except as shown on Schedule I. The total balance of the senior loans related to such Mezzanine Loan Interest as of the Closing Date is also set forth on Schedule I hereto.

(17) No Defaults. There is no monetary event of default and, to the knowledge of the Seller, no material non-monetary event of default existing under the Mezzanine Loan Interest or any Mezzanine Loan Interest document and the Seller has no knowledge of any substantial and material event or circumstance with respect to which the expiration of an applicable default grace period is imminent that would result in a monetary or non-monetary event of default under the Mezzanine Loan Interest or the Mezzanine Loan Interest documents; no waiver of any of the foregoing exists; and no person other than the holder of the Mezzanine Loan Interest may declare any of the foregoing.

(18) No Delinquencies. The Mezzanine Loan Interest is not, as of the Closing Date, nor has it been since origination delinquent for 30 or more days.

(19) Security for Mezzanine Loan Interest. To the actual knowledge of the Seller, the Mezzanine Loan Interest is secured solely by the collateral described in the Mezzanine Loan Interest documents (including, without limitation, the related pledge agreements for such Mezzanine Loan Interest).

(20) No Bankruptcy. To the knowledge of the Seller, as of the Closing Date, no mezzanine borrower was a debtor in any outstanding proceeding pursuant to the federal bankruptcy code.

Sch. H-16

(21) Pledged Equity. The Mezzanine Loan Interest is secured by a pledge of 100% of the direct or indirect membership interests in borrower for the related senior loan. The underlying property owner has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged and the sole purpose of the underlying property owner under its organizational documents is to own, finance, sell or otherwise manage the related underlying mortgaged property and to engage in any all activities related or incidental thereto.

(22) UCC 9 Policies. To the actual knowledge of the Seller, with respect to the “UCC 9” policy relating to the Mezzanine Loan Interest: (i) such policy is assignable by the Seller to the purchaser, (ii) such policy is in full force and effect, (iii) all premiums thereon have been paid, (iv) no claims have been made thereunder, and (v) no claims have been paid thereunder.

(23) Cross-Defaults. An event of default under the related senior loan will constitute an event of default with respect to the related Mezzanine Loan Interest.

(24) Conditions to Transfer Mezzanine Loan Interest. Pursuant to the terms of the Mezzanine Loan Interest documents, the Seller satisfied any transfer conditions or requirements (or such conditions or requirements were validly waived by any requisite parties) in the Mezzanine Loan Interest documents with respect to the transfer of the Mezzanine Loan Interest to the purchaser.

(25) Insurance Proceeds. To the actual knowledge of the Seller, all insurance policies procured by the senior loan borrower with respect to the related Mortgaged Property name the mezzanine lender, the related mezzanine borrower and their respective successors and assigns as the insured or additional insured, as their respective interests may appear.

(26) Notice of Defaults. Pursuant to the terms of the Mezzanine Loan Interest documents and intercreditor agreements, the related senior lender is required to provide written notice of defaults under the senior loan to the holder of the related Mezzanine Loan Interest at the same time such notices are delivered by the related senior lender to the related senior borrower.

(27) Cure Rights. Pursuant to the terms of the related intercreditor agreements, the holder of the related senior loan is not permitted to exercise any rights it may have under the related senior loan documents or applicable law with respect to a foreclosure or other realization upon the collateral for the related senior loan without providing prior notice and opportunity to cure to the related holder of the Mezzanine Loan Interest (subject to the rights of any subordinate mezzanine lenders).

(28) Purchase Option. Pursuant to the terms of the related intercreditor agreement, the holder of the related Mezzanine Loan Interest has the right to purchase the related senior loan upon certain senior loan events of default and/or acceleration.

(29) Property Insurance. To the actual knowledge of the Seller, the Mortgaged Property securing the related senior loan is required, pursuant to the related senior loan documents, to be insured by a fire and extended perils insurance policy providing coverage against loss or damage included within the classification of “all risk of physical loss” or the equivalent thereof and, to the extent required as of the date of origination of the related Mezzanine Loan Interest consistent with prudent commercial mortgage lending practices against other risks insured against by persons operating like properties in the locality of the such property; in an amount not less than the lesser of the principal balance of the related Mezzanine Loan Interest and the replacement cost of such property, and not less than the amount necessary to avoid the operation of any co-insurance provisions with respect to such property; in addition, the improvements of such property are either (A) not located in a flood hazard area (as defined by the Federal Insurance Administration) or earthquake zone, or (B) is covered by flood hazard or earthquake hazard insurance, as applicable. Each such fire and extended perils, flood hazard and earthquake hazard insurance policy is required to contain a standard mortgagee clause which names the Seller and its successors and assigns as an additional insured and which requires prior notice to the holder of the related Mezzanine Loan Interest of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured, and the related Mezzanine Loan Interest documents provide that casualty insurance proceeds will be applied either to the restoration or repair of such property or to the reduction of the principal amount of the Mezzanine Loan Interest.

Sch. H-17

(30) Licenses and Permits. To the actual knowledge of the Seller, based on due diligence customarily performed by Seller and reasonable prudent commercial mortgage and mezzanine lenders in the origination of comparable loans, all material licenses, permits and authorizations then required for use of the Mortgaged Property securing the related senior loan had been obtained and were valid and in full force and effect as of the origination date of the related Mezzanine Loan Interest, except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value of such Mezzanine Loan Interest.

(31) No Litigation. To the actual knowledge of the Seller, there is no pending action, suit or proceeding, arbitration or governmental investigation against the mezzanine borrower or the collateral for the Mezzanine Loan Interest, an adverse outcome of which would materially and adversely affect the mezzanine borrower’s performance under the Mezzanine Loan Interest documents or the collateral for the Mezzanine Loan Interest.

(32) Mezzanine Loan File. The Seller has delivered to the Issuer or its designee accurate and complete copies of the related Collateral File. No material adverse modifications were made to the Mezzanine Loan except as included in the Collateral File.

(33) Record Ownership of Mezzanine Loan Interest. Upon the transfer to the Issuer, the Issuer will be the owner of the Mezzanine Loan Interest and the related intercreditor agreements sufficient to ensure the Issuer has all rights to receive principal and interest payments with respect to the Mezzanine Loan Interest accrued after the Closing Date.

(34) Cash Management. If a cash management agreement is in place with respect to the mortgage loan relating to a Mezzanine Loan Interest, except following the occurrence and during the occurrence of a mortgage loan event of default, any funds remaining in the related lockbox account for the mortgage loan after payment of all amounts due under the mortgage loan documents are required to be distributed to the holder of the mezzanine loan and distributed by the holder or the servicer of the mortgage loan, to the holder of the mezzanine loan in accordance with the mezzanine loan documents.

(35) Environmental Conditions. One or more environmental site assessments or updates thereof (meeting American Society for Testing and Materials (ASTM) standards) were performed by an environmental consulting firm independent of the Seller and the Seller’s affiliates with respect to each related Mortgaged Property during the 18 months preceding the origination of the related Mortgage Loan, and the Seller, having made no independent inquiry other than to review the report(s) prepared in connection with the assessment(s) referenced herein, has no actual knowledge and has received no notice of any material adverse environmental condition or circumstance affecting such Mortgaged Property that was not disclosed in such report(s).

If any such environmental report identified any Recognized Environmental Condition (“REC”), as that term is defined in the Standard Practice from Environmental Site Assessments: Phase I Environmental Site Assessment Process Designation: E 1527-00, as recommended by the American Society for Testing and Materials (ASTM), with respect to the related Mortgaged Property and the same have not been subsequently addressed in all material respects, then, to the Seller’s knowledge, any such remaining REC has been addressed by (i) an escrow of 100% or more of the amount identified as necessary by the environmental consulting firm to address such REC, (ii) a responsible party having financial resources reasonably estimated to be adequate to address the REC is required to take such actions or is liable for the failure to take such actions, if any, with respect to such circumstances or conditions as have been required by the applicable governmental regulatory authority or any environmental law regulation, (iii) an environmental insurance policy, (iv) an operations and maintenance plan or (v) a qualified environmental consultant having recommended no further investigation or remediation after further investigation.

(36) Taxes and Assessments. All real estate taxes and governmental assessments, or installments thereof, which would be a lien on any Mortgaged Property and that prior to the Closing Date have become delinquent in respect of such Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established by the holder of the Mezzanine Loan Interest or the holder of

Sch. H-18

the Mortgage Note. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taking authority.

(37) Local Law Compliance. Based on due diligence considered reasonable by prudent mezzanine lenders in the lending area where the Mortgaged Property is located and to the Seller’s knowledge, as of the date of origination, the improvements located on or forming part of each Mortgaged Property comply with applicable zoning laws and ordinances, or constitute a legal non-conforming use or structure or, if any such improvement does not so comply, such non-compliance does not materially and adversely affect the value of the related Mortgaged Property, such value as determined by the appraisal performed at origination or in connection with securitization of the Senior Interest.

(38) Licenses and Permits. To the Seller’s knowledge, based on due diligence that it customarily performs in the origination of comparable mezzanine loans, as of the date of origination of the related senior loan, the related Mortgagor was in possession of all material licenses, permits and franchises required by applicable law for the ownership and operation of the related Mortgaged Property as it was then operated.

(39) Encroachment. To the Seller’s knowledge (based solely on copies of surveys, title insurance and/or zoning reports obtained in connection with the origination of each Mortgage Loan), as of the date of such origination, no improvement that was included for the purpose of determining the appraised value of the related Mortgaged Property at the time of origination of the related Mortgage Loan lay outside the boundaries and building restriction lines of such property to any material extent (unless affirmatively covered by the title policy referred to in paragraph (36) above), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

(40) No Material Default. There exists no material default, event of default, breach, violation or event of acceleration (and, to the Seller’s actual knowledge, no event which, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the related Mortgage Loan, in any such case to the extent the same materially and adversely affects the value of the related Mortgage Loan and the related Mortgaged Property; provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by the Seller in this Schedule II.

(41) Absence of Fraud. In the origination (or acquisition, if the Mezzanine Loan Interest was not originated by the Seller or any of its Affiliates) and servicing of the Mezzanine Loan Interest, neither Seller nor, to Seller’s knowledge, any prior holder of the Mezzanine Loan Interest participated in any fraud or intentional material misrepresentation with respect to the Mezzanine Loan Interest. To Seller’s knowledge, no underlying obligor or guarantor originated the Mezzanine Loan Interest.

(42) Environmental Collateral Protection Policy. If any underlying Mortgaged Property constituting real property is covered by a secured creditor policy, environmental collateral protection policy, collateral impairment and risk liability policy or other similar policy, in each case with respect to environmental conditions affecting such real property, then the Seller has either:

(a) disclosed, or is aware that there has been disclosed, in the application for such policy or otherwise to the insurer under such policy the “pollution conditions” (as defined in such policy) identified in any environmental reports related to such underlying mortgaged property which are in the Seller’s possession or are otherwise known to the Seller; or

(b) delivered or caused to be delivered to the insurer or its agent under such policy copies of all environmental reports in the Seller’s possession related to such underlying mortgaged property;

Sch. H-19

in each case, with respect to (a) or (b), to the extent required by such policy or to the extent the failure to make any such disclosure or deliver any such report would materially and adversely affect the borrower’s ability to recover under such policy;

(1) all premiums for such insurance have been paid;

(2) such insurance is in full force and effect;

(3) such insurance has a term of at least 5 years beyond the maturity date of the underlying Mortgage Loan; and

(4) rights under such policy inure to the benefit of the lender.

Sch. H-20

With respect to each CMBS Security and CRE CDO Security, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Accuracy of Information. All information in the related Collateral File (or as otherwise provided to Issuer) in respect of such Security is accurate and complete in all material respects as of the Closing Date.

(2) Title to Asset. Immediately prior to the sale, transfer and assignment to Issuer, (i) Seller had good and marketable title to, and was the sole owner and holder of, such CMBS Security or CRE CDO Security, (ii) Seller had full right, power and authority to transfer, and is transferring, such CMBS Security or CRE CDO Security free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such CMBS Security or CRE CDO Security, and (iii) no consent, approval or authorization of any Person is required for any such transfer or assignment by the holder of such CMBS Security or CRE CDO Security. In the case of any CMBS Security or CRE CDO Security that is a certificated security, Seller has delivered to Issuer or its designee such certificated security, along with any and all certificates, assignments, and bond powers executed in blank, necessary to transfer such certificated security under the issuing documents of such CMBS Security or CRE CDO Security.

(3) Form of Security. With respect to any CMBS Security or CRE CDO Security that is a certificated security, such Security is a certificated security in registered form, or is in uncertificated form and held through the facilities of (a) The Depository Trust Company in New York, New York, or (b) such other clearing organization or book-entry system as is designated in writing by the Issuer.

(4) Absence of Adverse Events. To Seller’s best knowledge, except as included in the Collateral File, (i) no interest shortfalls have occurred and no realized losses have been applied to such CMBS Security or CRE CDO Security or otherwise incurred with respect to any mortgage loan related to such CMBS Security or CRE CDO Security, and (ii) the Seller is not aware of any circumstances that could have a material adverse effect on such CMBS Security or CRE CDO Security.

(5) Valid Assignment. Upon consummation of the purchase contemplated to occur in respect of such Security on the Closing Date, Seller will have validly and effectively conveyed to Issuer all legal and beneficial interest in and to such CMBS Security or CRE CDO Security free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature.

Sch. H-21

With respect to each Credit Tenant Lease Loan, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Credit Lease. The Mortgaged Property relating to the Credit Tenant Lease Loan is subject to a credit lease (as described in the definition of a Credit Tenant Lease Loan) (the “Credit Lease”), and the Credit Lease is in full force and effect, and is a legal, valid, binding and enforceable agreement of the related tenant (the “Tenant”), except as may be limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally, and general principles of equity. To Seller’s knowledge, no default by mortgagor or Tenant has occurred under the Credit Lease and there is no existing condition which, but for the passage of time or the giving of notice, or both, would result in a default under the terms of the Credit Lease.

(2) Priority. The Credit Lease relating to the Credit Tenant Lease Loan is subordinate in right to the Mortgage subject to the terms and conditions of a subordination, non-disturbance and attornment agreement between Seller and Tenant; any subleases entered into by Tenant are and will be subject and subordinate to the Credit Lease and will not relieve Tenant of its obligations under the Credit Lease; in the event that mortgagee acquires title to a Mortgaged Property by foreclosure or otherwise, mortgagor’s interest under the Credit Lease is freely assignable by mortgagee and its successors and assigns to any person without the consent of Tenant, and, in the event mortgagor’s interest is so assigned, Tenant will be obligated to recognize the assignee as lessor under the Credit Lease.

(3) Credit Lease Term. The Credit Lease relating to the Credit Tenant Lease Loan has an original term ending on or after the date mortgagor is required to deposit its final payment on the Credit Tenant Lease Loan with mortgagee.

(4) Basic Rent Sufficient. Each remaining payment of fixed rent due under the Credit Lease relating to the Credit Tenant Lease Loan is sufficient to pay each monthly principal and interest payment due under the Credit Tenant Lease Loan in full on or prior to the date same is due without giving effect to any applicable grace periods currently and over the term of the Credit Tenant Lease Loan. The fixed rent under the Credit Lease is payable without notice or demand, and without setoff, recoupment, abatement or reduction.

(5) No Sale of Mortgaged Property. To Seller’s knowledge, there is no assignment of the Credit Lease by Tenant contemplated or pending, and no person has any outstanding exercisable rights of record with respect to the purchase or sale of all or any portion of the Mortgaged Property, including, without limitation, any right of first offer or refusal or purchase option (other than Tenant, as may be permitted by the terms of the Credit Lease).

(6) Estoppel Letter. As of the origination date of the Credit Tenant Lease Loan, Tenant has delivered an estoppel letter with respect to the Credit Lease.

(7) Tenant Notice Obligation. Tenant has agreed to notify mortgagee of any default under the Credit Lease and to provide the mortgagee with additional time and opportunity to cure.

(8) Occupancy. The Mortgaged Property is not subject to any other lease other than the Credit Lease.

(9) No Release of Tenant Obligation. Tenant under the Credit Lease has not been released, in whole or in part, from its obligations under the Credit Lease.

(10) Right to Assign. Under the terms of the Credit Lease, Tenant is not permitted to assign or sublet its interest or obligations under the Credit Lease unless such Tenant remains fully liable thereunder.

(11) Lockboxes. Tenant under the Credit Lease is required to make all rental payments directly to Seller, its successors and assigns under the Credit Tenant Lease Loan.

Sch. H-22

(12) Net Lease and Termination of Payments. The Credit Lease is a “net” lease with no termination or rent abatement rights by Tenant. The obligations of Tenant under the Credit Lease, including, but not limited to, the obligation of Tenant to pay fixed and additional rent, are not affected by reason of any damage to or destruction of any portion of the Mortgaged Property, any taking of the Mortgaged Property or any part thereof by condemnation or otherwise.

(13) No Lessor Obligations. Mortgagor does not have any monetary obligations under the Credit Lease, and every monetary obligation associated with managing, owning, developing and operating the Mortgaged Property (including, but not limited to, utilities, taxes, insurance, easement agreements, maintenance and repairs), is an obligation of Tenant. Mortgagor does not have any continuing nonmonetary obligations under the Credit Lease, the performance of which would involve a material expenditure of funds or the breach of which could result in the abatement of rent, a set-off or a termination of the Credit Lease.

(14) Lease Remedies. The Credit Lease contains customary and enforceable provisions which render the rights and remedies of mortgagor thereunder adequate for the enforcement and satisfaction of mortgagor’s rights thereunder.

(15) Maintenance and Repair Obligations. Any anticipated maintenance, repair, or replacement obligations imposed by any easement or reciprocal easement agreement either is a direct obligation of Tenant without obligation of or liability to mortgagor, as landlord under the Credit Lease, or of the adjacent property owner or adjacent property tenant and, in such cases, Tenant has agreed to look solely to such adjacent property owner or adjacent property tenant for compliance.

(16) Modification of the Credit Lease. The Credit Tenant Lease Loan provides that the Credit Lease cannot be modified or terminated or surrendered (except for a termination by Tenant specifically provided for in the Lease) without the consent of the mortgagee thereunder. Either (i) Tenant has agreed that no modification, termination or surrender of the Credit Lease (except for a termination by Tenant specifically provided for in the Lease) will be effective without the prior written consent of mortgagee or its successor and assigns, or (ii) the Credit Tenant Lease Loan provides for the personal guaranty (the “Guaranty”) of a principal or principals of mortgagor (the “Guarantor”) of damages in connection with any modification, termination or surrender of the Credit Lease (except for a termination by Tenant specifically provided for in the Credit Lease) without the prior written consent of mortgagee or its successors and assigns.

(17) Non-Monetary Obligations. Mortgagor does not have any non-monetary obligations under the Credit Lease, the performance of which could involve a material expenditure of funds or the breach of which could result in the abatement of rent, a set-off or a termination of the Credit Lease.

(18) Lease Enhancement Policies. With respect to any Credit Tenant Lease Loan that has the benefit of a lease enhancement policy:

(A) The lease enhancement policy in effect for the Credit Tenant Lease Loan issued by Lexington Insurance Company;

(B) The claims on the lease enhancement policy will be payable to the loss payee and its successors and assigns;

(C) The lease enhancement policy has been paid in full as of the effective date of such policy;

(D) The lease enhancement policy cannot be terminated prior to the maturity date of the Credit Tenant Lease Loan;

(E) The lease enhancement policy is in full force and effect as of the Closing Date.

Sch. H-23

(F) The lease enhancement policy will not be amended at any time without the consent of the mortgagee under the Credit Tenant Lease Loan; and

(G) The Credit Lease termination date does not occur prior to the maturity date of the Note.

(19) Environmental Compliance. Under the Credit Lease, its Tenant is responsible for any claims of any nature arising as a result of any hazardous materials affecting the related Mortgaged Property caused by such Tenant and arising after commencement of such Credit Lease.

Sch. H-24

With respect to each Participation Interest, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Accuracy of Information. The information set forth in Schedule I is complete, true and correct in all material respects as of the Closing Date.

(2) Compliance with Law. On the date of its origination (or acquisition if the Participation Interest was not originated by the Seller or any of its affiliates), the Participation Interest complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination, funding and servicing of the Participation Interest and the Participation Interest complied with, or is exempt from, applicable state or federal laws, regulations or other requirements pertaining to usury.

(3) Title to Asset; No Consents Required. Immediately prior to the sale, transfer and assignment to the Issuer, the Seller had good title to, and was the sole owner of, the Participation Interest, the Seller is transferring the Participation Interest free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Participation Interest, and the transfer of the Participation Interest complies with all requirements and no consents, approvals or authorizations are necessary under any related Participation Interest documents and/or intercreditor agreements to transfer the Participation Interest to the issuer or any such consent which is required has been obtained.

(4) Absence of Fraud. In the origination (or acquisition if the Participation Interest was not originated by the Seller or any of its affiliates) and servicing of the Participation Interest, the Seller did not participate in any fraud or intentional material misrepresentation with respect to the Participation Interest. No borrower, underlying obligor or guarantor originated the Participation Interest.

(5) Delivery of Documents. If such Participation Interest is certificated, Seller has delivered to issuer or its designee the original certificate, however denominated, together with an original assignment thereof, executed by Seller in blank.

(6) Absence of Defaults. There is no monetary or material non-monetary event of default existing under the Participation Interest or any Participation Interest document and the Seller has no knowledge of any substantial and material event or circumstance with respect to which the expiration of an applicable default grace period is imminent that would result in a monetary or non-monetary event of default under the Participation Interest or the Participation Interest documents; no waiver of any of the foregoing exists; and no person other than the holder of the Participation Interest may declare any of the foregoing.

(7) Absence of Liabilities. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

(8) Absence of Bankruptcy Debtors. As of the Closing Date, no issuer of such Participation Interest was a debtor in any outstanding proceeding pursuant to the federal bankruptcy code.

(9) Collateral File. The Seller has delivered to the Issuer or its designee an accurate and complete Collateral File.

(10) Absence of Amendments or Waivers. Except as set forth in the related Collateral File, (a) no provision of the related intercreditor agreement nor the related Participation Interest documents or any other document, agreement or instrument executed in connection with the Participation Interest has been waived, modified, altered, satisfied, canceled, subordinated or rescinded, and no related collateral for the Participation Interest has been released from the lien of the related documents in any manner that materially interferes with the security intended to be provided by such documents, and (b) neither the related Participation Interest issuer nor, to seller’s knowledge, any other party to the Participation Interest documents has been released from any material obligation thereunder.

Sch. H-25

With respect to each CMBS Security and CRE CDO Security, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Accuracy of Information. All information in the related Collateral File (or as otherwise provided to Issuer) in respect of such Security is accurate and complete in all material respects as of the Closing Date.

(2) Title to Asset. Immediately prior to the sale, transfer and assignment to Issuer, (i) Seller had good and marketable title to, and was the sole owner and holder of, such CMBS Security or CRE CDO Security, (ii) Seller had full right, power and authority to transfer, and is transferring, such CMBS Security or CRE CDO Security free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such CMBS Security or CRE CDO Security, and (iii) no consent, approval or authorization of any Person is required for any such transfer or assignment by the holder of such CMBS Security or CRE CDO Security. In the case of any CMBS Security or CRE CDO Security that is a certificated security, Seller has delivered to Issuer or its designee such certificated security, along with any and all certificates, assignments, and bond powers executed in blank, necessary to transfer such certificated security under the issuing documents of such CMBS Security or CRE CDO Security.

(3) Form of Security. With respect to any CMBS Security or CRE CDO Security that is a certificated security, such Security is a certificated security in registered form, or is in uncertificated form and held through the facilities of (a) The Depository Trust Company in New York, New York, or (b) such other clearing organization or book-entry system as is designated in writing by the Issuer.

(4) Absence of Adverse Events. To Seller’s best knowledge, except as included in the Collateral File, (i) no interest shortfalls have occurred and no realized losses have been applied to such CMBS Security or CRE CDO Security or otherwise incurred with respect to any mortgage loan related to such CMBS Security or CRE CDO Security, and (ii) the Seller is not aware of any circumstances that could have a material adverse effect on such CMBS Security or CRE CDO Security.

(5) Valid Assignment. Upon consummation of the purchase contemplated to occur in respect of such Security on the Closing Date, Seller will have validly and effectively conveyed to Issuer all legal and beneficial interest in and to such CMBS Security or CRE CDO Security free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature.

Sch. H-26

With respect to each Credit Tenant Lease Loan, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Credit Lease. The Mortgaged Property relating to the Credit Tenant Lease Loan is subject to a credit lease (as described in the definition of a Credit Tenant Lease Loan) (the “Credit Lease”), and the Credit Lease is in full force and effect, and is a legal, valid, binding and enforceable agreement of the related tenant (the “Tenant”), except as may be limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally, and general principles of equity. To Seller’s knowledge, no default by mortgagor or Tenant has occurred under the Credit Lease and there is no existing condition which, but for the passage of time or the giving of notice, or both, would result in a default under the terms of the Credit Lease.

(2) Priority. The Credit Lease relating to the Credit Tenant Lease Loan is subordinate in right to the Mortgage subject to the terms and conditions of a subordination, non-disturbance and attornment agreement between Seller and Tenant; any subleases entered into by Tenant are and will be subject and subordinate to the Credit Lease and will not relieve Tenant of its obligations under the Credit Lease; in the event that mortgagee acquires title to a Mortgaged Property by foreclosure or otherwise, mortgagor’s interest under the Credit Lease is freely assignable by mortgagee and its successors and assigns to any person without the consent of Tenant, and, in the event mortgagor’s interest is so assigned, Tenant will be obligated to recognize the assignee as lessor under the Credit Lease.

(3) Credit Lease Term. The Credit Lease relating to the Credit Tenant Lease Loan has an original term ending on or after the date mortgagor is required to deposit its final payment on the Credit Tenant Lease Loan with mortgagee.

(4) Basic Rent Sufficient. Each remaining payment of fixed rent due under the Credit Lease relating to the Credit Tenant Lease Loan is sufficient to pay each monthly principal and interest payment due under the Credit Tenant Lease Loan in full on or prior to the date same is due without giving effect to any applicable grace periods currently and over the term of the Credit Tenant Lease Loan. The fixed rent under the Credit Lease is payable without notice or demand, and without setoff, recoupment, abatement or reduction.

(5) No Sale of Mortgaged Property. To Seller’s knowledge, there is no assignment of the Credit Lease by Tenant contemplated or pending, and no person has any outstanding exercisable rights of record with respect to the purchase or sale of all or any portion of the Mortgaged Property, including, without limitation, any right of first offer or refusal or purchase option (other than Tenant, as may be permitted by the terms of the Credit Lease).

(6) Estoppel Letter. As of the origination date of the Credit Tenant Lease Loan, Tenant has delivered an estoppel letter with respect to the Credit Lease.

(7) Tenant Notice Obligation. Tenant has agreed to notify mortgagee of any default under the Credit Lease and to provide the mortgagee with additional time and opportunity to cure.

(8) Occupancy. The Mortgaged Property is not subject to any other lease other than the Credit Lease.

(9) No Release of Tenant Obligation. Tenant under the Credit Lease has not been released, in whole or in part, from its obligations under the Credit Lease.

(10) Right to Assign. Under the terms of the Credit Lease, Tenant is not permitted to assign or sublet its interest or obligations under the Credit Lease unless such Tenant remains fully liable thereunder.

(11) Lockboxes. Tenant under the Credit Lease is required to make all rental payments directly to Seller, its successors and assigns under the Credit Tenant Lease Loan.

Sch. H-27

(12) Net Lease and Termination of Payments. The Credit Lease is a “net” lease with no termination or rent abatement rights by Tenant. The obligations of Tenant under the Credit Lease, including, but not limited to, the obligation of Tenant to pay fixed and additional rent, are not affected by reason of any damage to or destruction of any portion of the Mortgaged Property, any taking of the Mortgaged Property or any part thereof by condemnation or otherwise.

(13) No Lessor Obligations. Mortgagor does not have any monetary obligations under the Credit Lease, and every monetary obligation associated with managing, owning, developing and operating the Mortgaged Property (including, but not limited to, utilities, taxes, insurance, easement agreements, maintenance and repairs), is an obligation of Tenant. Mortgagor does not have any continuing nonmonetary obligations under the Credit Lease, the performance of which would involve a material expenditure of funds or the breach of which could result in the abatement of rent, a set-off or a termination of the Credit Lease.

(14) Lease Remedies. The Credit Lease contains customary and enforceable provisions which render the rights and remedies of mortgagor thereunder adequate for the enforcement and satisfaction of mortgagor’s rights thereunder.

(15) Maintenance and Repair Obligations. Any anticipated maintenance, repair, or replacement obligations imposed by any easement or reciprocal easement agreement either is a direct obligation of Tenant without obligation of or liability to mortgagor, as landlord under the Credit Lease, or of the adjacent property owner or adjacent property tenant and, in such cases, Tenant has agreed to look solely to such adjacent property owner or adjacent property tenant for compliance.

(16) Modification of the Credit Lease. The Credit Tenant Lease Loan provides that the Credit Lease cannot be modified or terminated or surrendered (except for a termination by Tenant specifically provided for in the Lease) without the consent of the mortgagee thereunder. Either (i) Tenant has agreed that no modification, termination or surrender of the Credit Lease (except for a termination by Tenant specifically provided for in the Lease) will be effective without the prior written consent of mortgagee or its successor and assigns, or (ii) the Credit Tenant Lease Loan provides for the personal guaranty (the “Guaranty”) of a principal or principals of mortgagor (the “Guarantor”) of damages in connection with any modification, termination or surrender of the Credit Lease (except for a termination by Tenant specifically provided for in the Credit Lease) without the prior written consent of mortgagee or its successors and assigns.

(17) Non-Monetary Obligations. Mortgagor does not have any non-monetary obligations under the Credit Lease, the performance of which could involve a material expenditure of funds or the breach of which could result in the abatement of rent, a set-off or a termination of the Credit Lease.

(18) Lease Enhancement Policies. With respect to any Credit Tenant Lease Loan that has the benefit of a lease enhancement policy:

(A) The lease enhancement policy in effect for the Credit Tenant Lease Loan issued by Lexington Insurance Company;

(B) The claims on the lease enhancement policy will be payable to the loss payee and its successors and assigns;

(C) The lease enhancement policy has been paid in full as of the effective date of such policy;

(D) The lease enhancement policy cannot be terminated prior to the maturity date of the Credit Tenant Lease Loan;

(E) The lease enhancement policy is in full force and effect as of the Closing Date.

Sch. H-28

(F) The lease enhancement policy will not be amended at any time without the consent of the mortgagee under the Credit Tenant Lease Loan; and

(G) The Credit Lease termination date does not occur prior to the maturity date of the Note.

(19) Environmental Compliance. Under the Credit Lease, its Tenant is responsible for any claims of any nature arising as a result of any hazardous materials affecting the related Mortgaged Property caused by such Tenant and arising after commencement of such Credit Lease.

Sch. H-29

With respect to each Participation Interest, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Accuracy of Information. The information set forth in Schedule I is complete, true and correct in all material respects as of the Closing Date.

(2) Compliance with Law. On the date of its origination (or acquisition if the Participation Interest was not originated by the Seller or any of its affiliates), the Participation Interest complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination, funding and servicing of the Participation Interest and the Participation Interest complied with, or is exempt from, applicable state or federal laws, regulations or other requirements pertaining to usury.

(3) Title to Asset; No Consents Required. Immediately prior to the sale, transfer and assignment to the Issuer, the Seller had good title to, and was the sole owner of, the Participation Interest, the Seller is transferring the Participation Interest free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Participation Interest, and the transfer of the Participation Interest complies with all requirements and no consents, approvals or authorizations are necessary under any related Participation Interest documents and/or intercreditor agreements to transfer the Participation Interest to the issuer or any such consent which is required has been obtained.

(4) Absence of Fraud. In the origination (or acquisition if the Participation Interest was not originated by the Seller or any of its affiliates) and servicing of the Participation Interest, the Seller did not participate in any fraud or intentional material misrepresentation with respect to the Participation Interest. No borrower, underlying obligor or guarantor originated the Participation Interest.

(5) Delivery of Documents. If such Participation Interest is certificated, Seller has delivered to issuer or its designee the original certificate, however denominated, together with an original assignment thereof, executed by Seller in blank.

(6) Absence of Defaults. There is no monetary or material non-monetary event of default existing under the Participation Interest or any Participation Interest document and the Seller has no knowledge of any substantial and material event or circumstance with respect to which the expiration of an applicable default grace period is imminent that would result in a monetary or non-monetary event of default under the Participation Interest or the Participation Interest documents; no waiver of any of the foregoing exists; and no person other than the holder of the Participation Interest may declare any of the foregoing.

(7) Absence of Liabilities. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

(8) Absence of Bankruptcy Debtors. As of the Closing Date, no issuer of such Participation Interest was a debtor in any outstanding proceeding pursuant to the federal bankruptcy code.

(9) Collateral File. The Seller has delivered to the Issuer or its designee an accurate and complete Collateral File.

(10) Absence of Amendments or Waivers. Except as set forth in the related Collateral File, (a) no provision of the related intercreditor agreement nor the related Participation Interest documents or any other document, agreement or instrument executed in connection with the Participation Interest has been waived, modified, altered, satisfied, canceled, subordinated or rescinded, and no related collateral for the Participation Interest has been released from the lien of the related documents in any manner that materially interferes with the security intended to be provided by such documents, and (b) neither the related Participation Interest issuer nor, to seller’s knowledge, any other party to the Participation Interest documents has been released from any material obligation thereunder.

Sch. H-30

EXHIBIT A-1

FORM OF CLASS [•]

RULE 144A GLOBAL NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND NEITHER THE ISSUER NOR THE CO-ISSUER HAS BEEN REGISTERED UNDER THE UNITED STATES INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”). THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (A)(1) TO A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”) WHO IS A QUALIFIED PURCHASER AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT (A “QUALIFIED PURCHASER”) AND IS EITHER PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER WHO IS A QUALIFIED PURCHASER, IN A PRINCIPAL AMOUNT OF NOT LESS THAN U.S.$500,000 (AND INTEGRAL MULTIPLES OF U.S.$1,000 IN EXCESS THEREOF), FOR THE PURCHASER AND FOR EACH SUCH ACCOUNT, IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE INDENTURE, OR (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 (AS APPLICABLE) OF REGULATION S UNDER THE SECURITIES ACT IN A PRINCIPAL AMOUNT OF NOT LESS THAN U.S.$500,000 (AND INTEGRAL MULTIPLES OF U.S.$1,000 IN EXCESS THEREOF), SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE INDENTURE, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. EACH PURCHASER OF A BENEFICIAL INTEREST IN A GLOBAL NOTE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS AND AGREEMENTS SET FORTH IN SECTION 2.5 OF THE INDENTURE. ANY TRANSFER IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT, WILL BE VOID AB INITIO, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTIONS TO THE CONTRARY TO THE ISSUER, THE CO-ISSUER, AS APPLICABLE, THE TRUSTEE OR ANY INTERMEDIARY. IF AT ANY TIME, THE ISSUER AND THE CO-ISSUER, IF APPLICABLE, DETERMINE OR ARE NOTIFIED THAT THE HOLDER OF SUCH BENEFICIAL INTEREST IN SUCH NOTE WAS IN BREACH, AT THE TIME GIVEN, OF ANY OF THE REPRESENTATIONS SET FORTH IN THE INDENTURE, THE TRUSTEE MAY CONSIDER THE ACQUISITION OF SUCH INTEREST IN THIS NOTE VOID AND REQUIRE THAT SUCH INTEREST HEREIN BE TRANSFERRED TO A PERSON DESIGNATED BY THE ISSUER AND THE CO-ISSUER, IF APPLICABLE.

ANY TRANSFER, PLEDGE OR OTHER USE OF THIS NOTE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN, UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), NEW YORK, NEW YORK, TO THE CO-ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR OF SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.).

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE MAY NOT BE EXCHANGED OR TRANSFERRED IN WHOLE OR IN PART FOR A NOTE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THAT DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANY PERSON ACQUIRING THIS NOTE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE.

A-1-1

CBRE REALTY FINANCE CDO 2007-1, LTD.

CBRE REALTY FINANCE CDO 2007-1, LLC

CLASS [•] [SECOND] [THIRD] [FOURTH] [FIFTH]

[SIXTH] [SEVENTH] [EIGHTH] [NINTH] [TENTH] [ELEVENTH]

[PRIORITY] [SENIOR SECURED] FLOATING RATE [CAPITALIZED INTEREST] TERM NOTE DUE 2052

No. 144A/R-[•]	Up to
CUSIP No.	U.S. $[•]

Each of CBRE REALTY FINANCE CDO 2007-1, LTD., a Cayman Islands exempted company with limited liability (the “Issuer”) and CBRE REALTY FINANCE CDO 2007-1, LLC, a limited liability company formed under the laws of Delaware (the “Co-Issuer”) for value received, hereby promises to pay to CEDE & CO. or its registered assigns (a) upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum of up to [•] United States Dollars (U.S. $[•]) on April 7, 2052 (the “Stated Maturity”), to the extent not previously paid, in accordance with the Indenture referred to below unless the unpaid principal of this Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise and (b) the Class [•] Interest Distribution Amount allocable to this Note in accordance with the Indenture payable initially on July 9, 2007, and quarterly on each October 7, January 7, April 7 and July 7 (or if such day is not a Business Day, then on the next succeeding Business Day) (each, a “Payment Date”). Interest shall be computed on the basis of the actual number of days in the Interest Accrual Period applicable to the Class [•] Notes divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the fifteenth day (whether or not a Business Day) prior to the applicable Payment Date.

The obligations of the Issuer and the Co-Issuer under this Note and the Indenture are limited recourse obligations of the Issuer and the Co-Issuer payable solely from the Collateral Interests and other Collateral pledged by the Issuer, and in the event the Collateral Interests and other such Collateral are insufficient to satisfy such obligations, any claims of the Holders of the Notes shall be extinguished and shall not thereafter revive.

The aggregate principal amount of this Class [•] Note may from time to time be increased or decreased by adjustments made on the records of the Trustee as custodian for CEDE & Co. in the manner provided in Section 2.2(b) of the Indenture.

Payments of principal and interest on this Note are subordinated to the payment on each Distribution Date of certain other amounts in accordance with the Priority of Payments and Section 13.1 of the Indenture.

[Under certain circumstances specified in the Indenture, certain amounts payable hereunder that are not available to be paid as a result of the operation of the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purposes of the Indenture until the Payment Date on which they are to be paid in accordance with the Priority of Payments.]1

Payments in respect of principal and interest and any other amounts due on any Payment Date on this Note shall be payable by the Trustee or a Paying Agent, subject to any laws or regulations applicable thereto, by wire transfer in immediately available funds to a Dollar account maintained by the registered Holder hereof; provided that the registered Holder shall have provided wiring instructions to the Trustee on or before the related Record Date, or, if wire transfer cannot be effected, by Dollar check drawn on a bank as provided in the Indenture and mailed to the registered Holder at its address in the Notes Register.

Interest will cease to accrue on this Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a Default is otherwise made with respect to such payments of principal.

[1]	Applicable to Class C, D, E, F, G, H, J, K and L Notes.

A-1-2

Notwithstanding the foregoing, the final payment of interest and principal due on this Note shall be made only upon presentation and surrender of this Note (except as otherwise provided in the Indenture) at the Corporate Trust Office of the Trustee or at any Paying Agent.

The registered Holder of this Note shall be treated as the owner hereof for all purposes.

Except as specifically provided herein and in the Indenture, neither the Issuer nor the Co-Issuer shall be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

Unless the certificate of authentication hereon has been executed by the Trustee by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Class [•] [Second] [Third] [Fourth] [Fifth] [Sixth] [Seventh] [Eighth] [Ninth] [Tenth] [Eleventh] Priority Floating Rate [Capitalized Interest] Term Notes Due 2052, of the Issuer and the Co-Issuer (the “Class [•] Notes”), limited in aggregate principal amount up to U.S. $[•] to be issued under an indenture dated as of April 2, 2007 (the “Indenture”) by and among the Issuer, the Co-Issuer, LaSalle Bank National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar (in such capacity and together with any successor trustee permitted under the Indenture, the “Trustee”) and CBRE Realty Finance, Inc., as advancing agent.

The Issuer will also issue Income Notes pursuant to the Income Notes Agreement.

Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Co-Issuer, the Trustee, the Holders of the Notes and the Income Noteholders and the terms upon which the Notes and the Income Notes are, and are to be, executed, authenticated and delivered.

Payments of principal of the Class [•] Notes shall be payable in accordance with Section 11.1(a) of the Indenture.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

Pursuant to Section 9.1 of the Indenture, the Notes are subject to redemption by the Issuer at the direction of the Collateral Manager, in whole but not in part, upon notice given in the manner provided in the Indenture, on or after the Payment Date on which the Aggregate Outstanding Amount of the Notes has been reduced to 10% of the Aggregate Outstanding Amount of the Notes on the Closing Date; provided that no such redemption may be made until any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset shall be made in accordance with the procedures as set forth therein; provided, further, that the funds available to be used for such Clean-up Call will be sufficient to pay (x) the Redemption Prices of the Notes simultaneously and (y) the amounts and the expenses described in clauses (1) through (5) and (31) through (34) of Section 11.1(a)(i) of the Indenture. If the Collateral Manager effects a Clean-up Call, the Income Notes will be redeemed simultaneously with the Notes at the Redemption Price for the Income Notes.

Pursuant to Section 9.1 of the Indenture, the Notes and the Income Notes are subject to redemption by the Issuer at a price equal to their applicable Redemption Prices, on any Payment Date on or after the Payment Date occurring in 2010 at the direction of the Issuer (such redemption, an “Optional Redemption”), in whole but not in part (i) at the direction of the Holders of at least a Majority of the aggregate outstanding notional amount of the Income Notes, subject to the consent of the Collateral Manager, delivered to the Trustee, or (ii) at the direction of the Collateral Manager unless a Majority of the Income Notes object; provided, however, that any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset will be made in accordance with the terms thereof and the Indenture; and provided further, the funds available to be used for such Optional Redemption will be sufficient to pay (x) the Redemption Prices of the Notes simultaneously and (y) the amounts and the expenses described in clauses (1) through (5) and (31) through (34) of Section 11.1(a)(i) of the Indenture.

A-1-3

Pursuant to Section 9.2 of the Indenture, the Notes and the Income Notes are subject to redemption by the Issuer, during the period from and including the Payment Date occurring in April 2017 and to but not including the first Payment Date on which the Clean-up Call may be exercised, in whole but not in part, if a Successful Auction is completed (such redemption, an “Auction Call Redemption”), at their applicable Redemption Prices; provided, that any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset shall be made on the Auction Call Redemption Date in accordance with the terms thereof and in the Indenture; provided, further, that the funds available to be used for such Auction Call Redemption will be sufficient to pay the Total Auction Call Redemption Price. In addition, the Notes are subject to redemption by the Issuer and the Co-Issuer or, in the case of the Income Notes, by the Issuer, upon notice given in the manner provided below, on any Payment Date under certain circumstances as provided in the Indenture. The Redemption Price for any Note redeemed pursuant to Section 9.1 or Section 9.2 of the Indenture shall be as set forth in the Indenture.

In the case of any redemption of the Notes, interest installments whose Payment Date is on or prior to the applicable redemption date will be payable to the Holders of such Notes (or one or more predecessor Notes) registered as such at the close of business on the relevant Record Date. Notes for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest on the applicable redemption date (unless the Issuer shall default in the payment of the Redemption Price).

Pursuant to Section 9.6 of the Indenture, if any Coverage Tests applicable to any Class of Notes are not met on a Measurement Date, then on the following Payment Date certain Interest Proceeds and certain Principal Proceeds may be used to redeem the Notes, in the order and manner provided in Section 9.6 of the Indenture, until each applicable Coverage Test is satisfied.

Pursuant to Section 9.7 of the Indenture, the Notes may be amortized in part by the Issuer (at the election and direction of the Collateral Manager) if, at any time and from time to time during the Reinvestment Period, the Collateral Manager determines that, in light of the composition of Collateral Interests, general market conditions and other factors, investments in additional Collateral Interests within the foreseeable future would be either impractical, or not beneficial to the Issuer or the Holders of the Income Notes.

If an Event of Default shall occur and be continuing, the Class [•] Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

By written notice to the Issuer, the Co-Issuer, the Trustee, each Hedge Counterparty, the Upfront Swap Counterparty and each Synthetic Asset Counterparty, a Majority of each and every Class of Notes (voting as a separate Class) may rescind a declaration of acceleration of the maturity of the Notes at any time prior to a judgment or decree for payment of money due, provided that certain conditions set forth in the Indenture are satisfied.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Co-Issuer and the rights of the Holders under the Indenture at any time by the Issuer and the Co-Issuer with the consent of each Hedge Counterparty (to the extent set forth in the related Hedge Agreement), the Upfront Swap Counterparty (to the extent set forth in the Upfront Swap Agreement), each Synthetic Asset Counterparty (to the extent set forth in the related Synthetic Asset), the Class AR Note Agent if it is materially and adversely affected thereby, a Majority in Aggregate Outstanding Amount of each Class of Notes if materially and adversely affected thereby and all of the holders of the Income Notes if materially and adversely affected thereby and subject to satisfaction of the Rating Agency Condition. Upon the execution of any supplemental indenture, the Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore authenticated and delivered thereunder shall be bound thereby. The Indenture also contains provisions permitting, on behalf of the Holders of all the Notes, a Majority of each and every Class of Notes (voting as a separate Class) to waive compliance by the Issuer with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Issuer and the Co-Issuer, which are absolute and unconditional to the extent permitted by applicable law, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

A-1-4

The Notes are issuable in minimum denominations of U.S.$500,000 and integral multiples of U.S.$1,000 in excess thereof.

The principal of each Note shall be payable at the Stated Maturity thereof unless the unpaid principal of such Note becomes due and payable on an earlier date by declaration of acceleration, call for redemption or otherwise.

The term “Issuer” as used in this Note includes any successor to the Issuer under the Indenture and the term “Co-Issuer” as used in this Note includes any successor to the Co-Issuer under the Indenture.

The Class [•] Notes are non-recourse obligations of the Issuer and the Co-Issuer and are limited in right of payment to amounts available from the Collateral as provided in the Indenture. No other assets will be available to satisfy payments on the Class [•] Notes.

Each purchaser and any subsequent transferee of this Note or any interest herein shall, by virtue of its purchase or other acquisition of this Note or interest herein, be deemed to have agreed to treat this Note as debt for U.S. federal income tax purposes.

No service charge shall be made for exchange or registration of transfer of this Note, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The remedies of the Trustee or the Holder hereof, as provided herein or in the Indenture, shall be cumulative and concurrent and may be pursued solely against the assets of the Issuer and the Co-Issuer. No failure on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver or release thereof, nor shall any single or partial exercise of any such right or remedy preclude any other further exercise thereof or the exercise of any other right or remedy hereunder.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

THE HOLDER OF THIS NOTE AGREES NOT TO CAUSE THE FILING OF A PETITION IN BANKRUPTCY AGAINST THE ISSUER OR THE CO-ISSUER IN ANY APPLICABLE OR RELEVANT JURISDICTION UNTIL AT LEAST ONE YEAR AND ONE DAY, OR IF LONGER THE APPLICABLE PREFERENCE PERIOD THEN IN EFFECT PLUS ONE DAY, AFTER THE PAYMENT IN FULL OF ALL NOTES ISSUED UNDER THE INDENTURE.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

A-1-5

IN WITNESS WHEREOF, the Co-Issuers have caused this Note to be duly executed.

Dated as of [•]

CBRE REALTY FINANCE CDO 2007-1, LTD., as Issuer

By:
Name:
Title:

CBRE REALTY FINANCE CDO 2007-1, LLC, as Co-Issuer

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

LASALLE BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

A-1-6

ASSIGNMENT FORM

For value received

hereby sell, assign and transfer unto

Please insert social security or

other identifying number of assignee

Please print or type name

and address, including zip code,

of assignee:

the within Note and does hereby irrevocably constitute and appoint                                          Attorney to transfer the Note on the books of the Issuer with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears on this Note)

A-1-7

SCHEDULE OF EXCHANGES IN GLOBAL NOTE

On the Closing Date the Principal Amount of this Note was $[•]. The following exchanges of a part of this Global Note have been made since the Closing Date:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or securities Custodian

A-1-8

EXHIBIT A-2

FORM OF CLASS [•]

REGULATION S GLOBAL NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND NEITHER THE ISSUER NOR THE CO-ISSUER HAS BEEN REGISTERED UNDER THE UNITED STATES INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”). THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (A)(1) TO A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”) WHO IS A QUALIFIED PURCHASER AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT (A “QUALIFIED PURCHASER”) AND IS EITHER PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER WHO IS A QUALIFIED PURCHASER, IN A PRINCIPAL AMOUNT OF NOT LESS THAN U.S.$500,000 (AND INTEGRAL MULTIPLES OF U.S.$1,000 IN EXCESS THEREOF), FOR THE PURCHASER AND FOR EACH SUCH ACCOUNT, IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE INDENTURE, OR (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 (AS APPLICABLE) OF REGULATION S UNDER THE SECURITIES ACT IN A PRINCIPAL AMOUNT OF NOT LESS THAN U.S.$500,000 (AND INTEGRAL MULTIPLES OF U.S.$1,000 IN EXCESS THEREOF), SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE INDENTURE, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. EACH PURCHASER OF A BENEFICIAL INTEREST IN A GLOBAL NOTE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS AND AGREEMENTS SET FORTH IN SECTION 2.5 OF THE INDENTURE. ANY TRANSFER IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT, WILL BE VOID AB INITIO, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTIONS TO THE CONTRARY TO THE ISSUER, THE CO-ISSUER, AS APPLICABLE, THE TRUSTEE OR ANY INTERMEDIARY. IF AT ANY TIME, THE ISSUER AND THE CO-ISSUER, IF APPLICABLE, DETERMINE OR ARE NOTIFIED THAT THE HOLDER OF SUCH BENEFICIAL INTEREST IN SUCH NOTE WAS IN BREACH, AT THE TIME GIVEN, OF ANY OF THE REPRESENTATIONS SET FORTH IN THE INDENTURE, THE TRUSTEE MAY CONSIDER THE ACQUISITION OF SUCH INTEREST IN THIS NOTE VOID AND REQUIRE THAT SUCH INTEREST HEREIN BE TRANSFERRED TO A PERSON DESIGNATED BY THE ISSUER AND THE CO-ISSUER, IF APPLICABLE.

AN INTEREST IN THIS NOTE MAY NOT BE HELD BY A PERSON THAT IS A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AT ANY TIME. IN ADDITION, AN INTEREST IN THIS NOTE MAY BE HELD ONLY THROUGH EUROCLEAR OR CLEARSTREAM, LUXEMBOURG AT ANY TIME.

ANY TRANSFER, PLEDGE OR OTHER USE OF THIS NOTE FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN, UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), NEW YORK, NEW YORK, TO THE CO-ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR OF SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.).

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE MAY NOT BE EXCHANGED OR TRANSFERRED IN WHOLE OR IN PART FOR A NOTE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THAT DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

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PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANY PERSON ACQUIRING THIS NOTE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE.

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CBRE REALTY FINANCE CDO 2007-1, LTD.

CBRE REALTY FINANCE CDO 2007-1, LLC

CLASS [•] [SECOND] [THIRD] [FOURTH] [FIFTH]

[SIXTH] [SEVENTH] [EIGHTH] [NINTH] [TENTH] [ELEVENTH]

[PRIORITY] [SENIOR SECURED] FLOATING RATE [CAPITALIZED INTEREST] TERM NOTE DUE 2052

No. Reg. S/R-[•]	Up to
CUSIP No. [•]	U.S. $[•]

Each of CBRE REALTY FINANCE CDO 2007-1, LTD., a Cayman Islands exempted company with limited liability (the “Issuer”) and CBRE REALTY FINANCE CDO 2007-1, LLC, a limited liability company formed under the laws of Delaware (the “Co-Issuer”) for value received, hereby promises to pay to CEDE & CO. or its registered assigns (a) upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum of up to [•] United States Dollars (U.S. $[•]) on April 7, 2007 (the “Stated Maturity”), to the extent not previously paid, in accordance with the Indenture referred to below unless the unpaid principal of this Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise and (b) the Class [•] Interest Distribution Amount allocable to this Note in accordance with the Indenture payable initially on July 9, 2007, and quarterly on each October 7, January 7, April 7 and July 7 thereafter (or if such day is not a Business Day, then on the next succeeding Business Day) (each, a “Payment Date”). Interest shall be computed on the basis of the actual number of days in the Interest Accrual Period applicable to the Class [•] Notes divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the fifteenth day (whether or not a Business Day) prior to the applicable Payment Date.

The obligations of the Issuer and the Co-Issuer under this Note and the Indenture are limited recourse obligations of the Issuer and the Co-Issuer payable solely from the Collateral Interests and other Collateral pledged by the Issuer, and in the event the Collateral Interests and other such Collateral are insufficient to satisfy such obligations, any claims of the Holders of the Notes shall be extinguished and shall not thereafter revive.

The aggregate principal amount of this Class [•] Note may from time to time be increased or decreased by adjustments made on the records of the Trustee as custodian for CEDE & CO. in the manner provided in Section 2.2(b) of the Indenture.

Payments of principal and interest on this Note are subordinated to the payment on each Distribution Date of certain other amounts in accordance with the Priority of Payments and Section 13.1 of the Indenture.

[Under certain circumstances specified in the Indenture, certain amounts payable hereunder that are not available to be paid as a result of the operation of the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purposes of the Indenture until the Payment Date on which they are to be paid in accordance with the Priority of Payments.]2

Payments in respect of principal and interest and any other amounts due on any Payment Date on this Note shall be payable by the Trustee or a Paying Agent, subject to any laws or regulations applicable thereto, by wire transfer in immediately available funds to a Dollar account maintained by the registered Holder hereof; provided that the registered Holder shall have provided wiring instructions to the Trustee on or before the related Record Date, or, if wire transfer cannot be effected, by Dollar check drawn on a bank as provided in the Indenture and mailed to the registered Holder at its address in the Notes Register.

Interest will cease to accrue on this Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a Default is otherwise made with respect to such payments of principal.

[2]	Applicable to Class C, D, E, F, G, H, J, K and L Notes.

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Notwithstanding the foregoing, the final payment of interest and principal due on this Note shall be made only upon presentation and surrender of this Note (except as otherwise provided in the Indenture) at the Corporate Trust Office of the Trustee or at any Paying Agent.

The registered Holder of this Note shall be treated as the owner hereof for all purposes.

Except as specifically provided herein and in the Indenture, neither the Issuer nor the Co-Issuer shall be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

Unless the certificate of authentication hereon has been executed by the Trustee by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Class [•] [Second] [Third] [Fourth] [Fifth] [Sixth] [Seventh] [Eighth] [Ninth] [Tenth] [Eleventh] [Priority] [Senior Secured] Floating Rate [Capitalized Interest] Term Notes Due 2052, of the Issuer and the Co-Issuer (the “Class [•] Notes”), limited in aggregate principal amount up to U.S.$[•] to be issued under an indenture dated as of April 2, 2007 (the “Indenture”) by and among the Issuer, the Co-Issuer, LaSalle Bank National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar (in such capacity and together with any successor trustee permitted under the Indenture, the “Trustee”) and CBRE Realty Finance, Inc., as advancing agent.

The Issuer will also issue Income Notes pursuant to the Income Notes Agreement.

Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Co-Issuer, the Trustee, the Holders of the Notes and the Income Noteholders and the terms upon which the Notes and the Income Notes are, and are to be, executed, authenticated and delivered.

Payments of principal of the Class [•] Notes shall be payable in accordance with Section 11.1(a) of the Indenture.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

Pursuant to Section 9.1 of the Indenture, the Notes are subject to redemption by the Issuer at the direction of the Collateral Manager, in whole but not in part, upon notice given in the manner provided in the Indenture, on or after the Payment Date on which the Aggregate Outstanding Amount of the Notes has been reduced to 10% of the Aggregate Outstanding Amount of the Notes on the Closing Date; provided that no such redemption may be made until any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset shall be made in accordance with the procedures as set forth therein; provided, further, that the funds available to be used for such Clean-up Call will be sufficient to pay (x) the Redemption Prices of the Notes simultaneously and (y) the amounts and the expenses described in clauses (1) through (5) and (31) through (34) of Section 11.1(a)(i) of the Indenture. If the Collateral Manager effects a Clean-up Call, the Income Notes will be redeemed simultaneously with the Notes at the Redemption Price for the Income Notes.

Pursuant to Section 9.1 of the Indenture, the Notes and the Income Notes are subject to redemption by the Issuer at a price equal to their applicable Redemption Prices, on any Payment Date on or after the Payment Date occurring in April 2010 at the direction of the Issuer (such redemption, an “Optional Redemption”), in whole but not in part (i) at the direction of the Holders of at least a Majority of the aggregate outstanding notional amount of the Income Notes, subject to the consent of the Collateral Manager, delivered to the Trustee, or (ii) at the direction of the Collateral Manager unless a Majority of the Income Notes object; provided, however, that any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset will be made in accordance with the terms thereof and the Indenture; and provided further, the funds available to be used for such Optional Redemption will be sufficient to pay (x) the Redemption Prices of the Notes simultaneously and (y) the amounts and the expenses described in clauses (1) through (5) and (31) through (34) of Section 11.1(a)(i) of the Indenture.

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Pursuant to Section 9.2 of the Indenture, the Notes and the Income Notes are subject to redemption by the Issuer, during the period from and including the Payment Date occurring in April 2017 and to but not including the first Payment Date on which the Clean-up Call may be exercised, in whole but not in part, if a Successful Auction is completed (such redemption, an “Auction Call Redemption”), at their applicable Redemption Prices; provided, that any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset shall be made on the Auction Call Redemption Date in accordance with the terms thereof and in the Indenture; provided, further, that the funds available to be used for such Auction Call Redemption will be sufficient to pay the Total Auction Call Redemption Price. In addition, the Notes are subject to redemption by the Issuer and the Co-Issuer or, in the case of the Income Notes, by the Issuer, upon notice given in the manner provided below, on any Payment Date under certain circumstances as provided in the Indenture. The Redemption Price for any Note redeemed pursuant to Section 9.1 or Section 9.2 of the Indenture shall be as set forth in the Indenture.

In the case of any redemption of the Notes, interest installments whose Payment Date is on or prior to the applicable redemption date will be payable to the Holders of such Notes (or one or more predecessor Notes) registered as such at the close of business on the relevant Record Date. Notes for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest on the applicable redemption date (unless the Issuer shall default in the payment of the Redemption Price).

Pursuant to Section 9.6 of the Indenture, if any Coverage Tests applicable to any Class of Notes are not met on a Measurement Date, then on the following Payment Date certain Interest Proceeds and certain Principal Proceeds may be used to redeem the Notes, in the order and manner provided in Section 9.6 of the Indenture, until each applicable Coverage Test is satisfied.

Pursuant to Section 9.7 of the Indenture, the Notes may be amortized in part by the Issuer (at the election and direction of the Collateral Manager) if, at any time and from time to time during the Reinvestment Period, the Collateral Manager determines that, in light of the composition of Collateral Interests, general market conditions and other factors, investments in additional Collateral Interests within the foreseeable future would be either impractical, or not beneficial to the Issuer or the Holders of the Income Notes.

If an Event of Default shall occur and be continuing, the Class [•] Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

By written notice to the Issuer, the Co-Issuer, the Trustee, each Hedge Counterparty, the Upfront Swap Counterparty and each Synthetic Asset Counterparty, a Majority of each and every Class of Notes (voting as a separate Class) may rescind a declaration of acceleration of the maturity of the Notes at any time prior to a judgment or decree for payment of money due, provided that certain conditions set forth in the Indenture are satisfied.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Co-Issuer and the rights of the Holders under the Indenture at any time by the Issuer and the Co-Issuer with the consent of each Hedge Counterparty (to the extent set forth in the related Hedge Agreement), the Upfront Swap Counterparty (to the extent set forth in the Upfront Swap Agreement), each Synthetic Asset Counterparty (to the extent set forth in the related Synthetic Asset), the Class AR Note Agent if it is materially and adversely affected thereby, a Majority in Aggregate Outstanding Amount of each Class of Notes if materially and adversely affected thereby and all of the holders of the Income Notes if materially and adversely affected thereby and subject to satisfaction of the Rating Agency Condition. Upon the execution of any supplemental indenture, the Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore authenticated and delivered thereunder shall be bound thereby. The Indenture also contains provisions permitting, on behalf of the Holders of all the Notes, a Majority of each and every Class of Notes (voting as a separate Class) to waive compliance by the Issuer with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Issuer and the Co-Issuer, which are absolute and unconditional to the extent permitted by applicable law, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

A-2-5

The Notes are issuable in minimum denominations of U.S.$500,000 and integral multiples of U.S.$1,000 in excess thereof.

The principal of each Note shall be payable at the Stated Maturity thereof unless the unpaid principal of such Note becomes due and payable on an earlier date by declaration of acceleration, call for redemption or otherwise.

The term “Issuer” as used in this Note includes any successor to the Issuer under the Indenture and the term “Co-Issuer” as used in this Note includes any successor to the Co-Issuer under the Indenture.

The Class [•] Notes are non-recourse obligations of the Issuer and the Co-Issuer and are limited in right of payment to amounts available from the Collateral as provided in the Indenture. No other assets will be available to satisfy payments on the Class [•] Notes.

Each purchaser and any subsequent transferee of this Note or any interest herein shall, by virtue of its purchase or other acquisition of this Note or interest herein, be deemed to have agreed to treat this Note as debt for U.S. federal income tax purposes.

No service charge shall be made for exchange or registration of transfer of this Note, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The remedies of the Trustee or the Holder hereof, as provided herein or in the Indenture, shall be cumulative and concurrent and may be pursued solely against the assets of the Issuer and the Co-Issuer. No failure on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver or release thereof, nor shall any single or partial exercise of any such right or remedy preclude any other further exercise thereof or the exercise of any other right or remedy hereunder.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

THE HOLDER OF THIS NOTE AGREES NOT TO CAUSE THE FILING OF A PETITION IN BANKRUPTCY AGAINST THE ISSUER OR THE CO-ISSUER IN ANY APPLICABLE OR RELEVANT JURISDICTION UNTIL AT LEAST ONE YEAR AND ONE DAY, OR IF LONGER THE APPLICABLE PREFERENCE PERIOD THEN IN EFFECT PLUS ONE DAY, AFTER THE PAYMENT IN FULL OF ALL NOTES ISSUED UNDER THE INDENTURE.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

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IN WITNESS WHEREOF, the Co-Issuers have caused this Note to be duly executed.

Dated as of [•]

CBRE REALTY FINANCE CDO 2007-1, LTD., as Issuer

By:
Name:
Title:

CBRE REALTY FINANCE CDO 2007-1, LLC, as Co-Issuer

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

LASALLE BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

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ASSIGNMENT FORM

For value received

hereby sell, assign and transfer unto

Please insert social security or

other identifying number of assignee

Please print or type name

and address, including zip code,

of assignee:

the within Note and does hereby irrevocably constitute and appoint                                          Attorney to transfer the Note on the books of the Issuer with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears on this Note)

A-2-8

SCHEDULE OF EXCHANGES IN GLOBAL NOTE

On the Closing Date the Principal Amount of this Note was $[•]. The following exchanges of a part of this Global Note have been made since the Closing Date:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or securities Custodian

A-2-9

EXHIBIT A-3

FORM OF DEFINITIVE CLASS AR NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND NEITHER THE ISSUER NOR THE CO-ISSUER HAS BEEN REGISTERED UNDER THE UNITED STATES INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”). THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (A)(1) TO A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”) WHO IS A QUALIFIED PURCHASER AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT (A “QUALIFIED PURCHASER”) AND IS EITHER PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER WHO IS A QUALIFIED PURCHASER, IN A PRINCIPAL AMOUNT OF NOT LESS THAN U.S.$500,000 (AND INTEGRAL MULTIPLES OF U.S.$1,000 IN EXCESS THEREOF), FOR THE PURCHASER AND FOR EACH SUCH ACCOUNT, IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE INDENTURE, OR (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 (AS APPLICABLE) OF REGULATION S UNDER THE SECURITIES ACT IN A PRINCIPAL AMOUNT OF NOT LESS THAN U.S.$500,000 (AND INTEGRAL MULTIPLES OF U.S.$1,000 IN EXCESS THEREOF), SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE INDENTURE, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. EACH PURCHASER OF A NOTE WILL BE REQUIRED TO MAKE THE REPRESENTATIONS AND AGREEMENTS SET FORTH IN SECTION 2.5 OF THE INDENTURE. ANY TRANSFER IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT, WILL BE VOID AB INITIO, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTIONS TO THE CONTRARY TO THE ISSUER, THE CO-ISSUER, AS APPLICABLE, THE TRUSTEE OR ANY INTERMEDIARY. IF AT ANY TIME, THE ISSUER AND THE CO-ISSUER, AS APPLICABLE, DETERMINE OR ARE NOTIFIED THAT THE HOLDER OF SUCH BENEFICIAL INTEREST IN SUCH NOTE WAS IN BREACH, AT THE TIME GIVEN, OF ANY OF THE REPRESENTATIONS SET FORTH IN THE INDENTURE, THE TRUSTEE MAY CONSIDER THE ACQUISITION OF THIS NOTE VOID AND REQUIRE THAT SUCH NOTE BE TRANSFERRED TO A PERSON DESIGNATED BY THE ISSUER AND THE CO-ISSUER, AS APPLICABLE.

PRINCIPAL OF THIS NOTE IS PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ADDITIONAL AMOUNTS MAY BE BORROWED IN RESPECT OF THIS NOTE AFTER THE DATE OF ISSUE THEREOF IN ACCORDANCE WITH THE INDENTURE AND THE CLASS AR PURCHASE AGREEMENT DATED AS OF THE CLOSING DATE AMONG THE ISSUER, THE CO-ISSUER, THE CLASS AR NOTE AGENT AND THE HOLDERS OF CLASS AR NOTES PARTY THERETO.

A-3-1

CBRE REALTY FINANCE CDO 2007-1, LTD.

CBRE REALTY FINANCE CDO 2007-1, LLC

CLASS A-[•]R REVOLVING SENIOR SECURED

FLOATING RATE TERM NOTE DUE 2052

No. C-[•]	U.S.$[•]

Each of CBRE REALTY FINANCE CDO 2007-1, LTD., an exempted company with limited liability incorporated in the Cayman Islands (the “Issuer”) and CBRE REALTY FINANCE CDO 2007-1, LLC, a limited liability company formed under the laws of Delaware (the “Co-Issuer”) for value received, hereby promises to pay to [•] or its registered assigns (a) the principal sum of up to [•] United States Dollars (U.S.$[•]) (or such lesser amount that may be outstanding at such time payable on each Payment Date on which principal is required to be paid) and (b) the Class [•] Interest Distribution Amount allocable to this Note in accordance with the Indenture payable initially on July 9, 2007, and quarterly on each October 7, January 7, April 7 and July 7 thereafter (or if such day is not a Business Day, then on the next succeeding Business Day) (each, a “Payment Date”). Interest shall be computed on the basis of the actual number of days in the Interest Accrual Period applicable to the Class AR Notes divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the fifteenth day (whether or not a Business Day) prior to the applicable Payment Date.

The Class AR Commitment Fee shall accrue in accordance with the definition of such term in the Indenture.

The obligations of the Issuer and the Co-Issuer under this Note and the Indenture are limited recourse obligations of the Issuer and the Co-Issuer payable solely from the Collateral Interests and other Collateral pledged by the Issuer, and in the event the Collateral Interests and other such Collateral are insufficient to satisfy such obligations, any claims of the Holders of the Notes shall be extinguished and shall not thereafter revive.

The payment of interest and principal on this Note (a) as among the other Class A Notes, shall be paid in the manner and in the relative priority set forth in the Indenture, and (b) shall be senior to the payments of the principal of and interest on the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes, the Class L Notes and the Income Notes. The principal of this Note shall be due and payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

Payments in respect of principal and interest and any other amounts due on any Payment Date on this Note shall be payable by the Trustee or a Paying Agent, subject to any laws or regulations applicable thereto, by wire transfer in immediately available funds to a Dollar account maintained by the registered Holder hereof; provided that the registered Holder shall have provided wiring instructions to the Trustee on or before the related Record Date, or, if wire transfer cannot be effected, by Dollar check drawn on a bank as provided in the Indenture and mailed to the registered Holder at its address in the Notes Register.

Interest will cease to accrue on this Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a Default is otherwise made with respect to such payments of principal.

Notwithstanding the foregoing, the final payment of interest and principal due on this Note shall be made only upon presentation and surrender of this Note (except as otherwise provided in the Indenture) at the Corporate Trust Office of the Trustee or at any Paying Agent.

The registered Holder of this Note shall be treated as the owner hereof for all purposes.

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Except as specifically provided herein and in the Indenture, neither the Issuer nor the Co-Issuer shall be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

Unless the certificate of authentication hereon has been executed by the Trustee by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Class A-[•]R Revolving Senior Secured Floating Rate Term Notes Due 2052, of the Issuer and the Co-Issuer (the “Class AR Notes”), limited in aggregate principal amount to U.S.$[•] to be issued under an indenture dated as of April 2, 2007 (the “Indenture”) by and among the Issuer, the Co-Issuer, LaSalle Bank National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar (in such capacity and together with any successor trustee permitted under the Indenture, the “Trustee”) and CBRE Realty Finance, Inc., as advancing agent.

The Issuer will also issue Income Notes pursuant to the Income Notes Agreement.

Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Co-Issuer, the Trustee, the Holders of the Notes and the Income Noteholders and the terms upon which the Notes and the Income Notes are, and are to be, executed, authenticated and delivered.

Payments of principal of the Class AR Notes shall be payable in accordance with Section 11.1(a) of the Indenture.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

Pursuant to Section 9.1 of the Indenture, the Notes are subject to redemption by the Issuer at the direction of the Collateral Manager, in whole but not in part, upon notice given in the manner provided in the Indenture, on or after the Payment Date on which the Aggregate Outstanding Amount of the Notes has been reduced to 10% of the Aggregate Outstanding Amount of the Notes on the Closing Date; provided that no such redemption may be made until any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset shall be made in accordance with the procedures as set forth therein; provided, further, that the funds available to be used for such Clean-up Call will be sufficient to pay (x) the Redemption Prices of the Notes simultaneously and (y) the amounts and the expenses described in clauses (1) through (5) and (31) through (34) of Section 11.1(a)(i) of the Indenture.

Pursuant to Section 9.1 of the Indenture, the Notes and the Income Notes are subject to redemption by the Issuer at a price equal to their applicable Redemption Prices, on any Payment Date on or after the Payment Date occurring in April 2010 at the direction of the Issuer (such redemption, an “Optional Redemption”), in whole but not in part (i) at the direction of the Holders of at least a Majority of the aggregate outstanding notional amount of the Income Notes, subject to the consent of the Collateral Manager, delivered to the Trustee, or (ii) at the direction of the Collateral Manager unless a Majority of the Income Notes object; provided, however, that any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset will be made in accordance with the terms thereof and the Indenture; and provided further, the funds available to be used for such Optional Redemption will be sufficient to pay (x) the Redemption Prices of the Notes simultaneously and (y) the amounts and the expenses described in clauses (1) through (5) and (31) through (34) of Section 11.1(a)(i) of the Indenture.

Pursuant to Section 9.2 of the Indenture, the Notes and the Income Notes are subject to redemption by the Issuer, during the period from and including the Payment Date occurring in April 2017 and to but not including the first Payment Date on which the Clean-up Call may be exercised, in whole but not in part, if a Successful Auction is completed (such redemption, an “Auction Call Redemption”), at their applicable Redemption Prices; provided, that any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset shall be made on the Auction Call Redemption Date in accordance with the terms thereof and in the Indenture; provided, further, that the funds available to be used for such Auction Call Redemption will be sufficient to pay the Total Auction Call Redemption Price. In addition, the Notes are subject to redemption by the

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Issuer and the Co-Issuer or, in the case of the Income Notes, by the Issuer, upon notice given in the manner provided below, on any Payment Date under certain circumstances as provided in the Indenture. The Redemption Price for any Note redeemed pursuant to Section 9.1 or Section 9.2 of the Indenture shall be as set forth in the Indenture.

In the case of any redemption of the Notes, interest installments whose Payment Date is on or prior to the applicable redemption date will be payable to the Holders of such Notes (or one or more predecessor Notes) registered as such at the close of business on the relevant Record Date. Notes for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest on the applicable redemption date (unless the Issuer shall default in the payment of the Redemption Price).

Pursuant to Section 9.6 of the Indenture, if any Coverage Tests applicable to any Class of Notes are not met on a Measurement Date, then on the following Payment Date certain Interest Proceeds and certain Principal Proceeds may be used to redeem the Notes, in the order and manner provided in Section 9.6 of the Indenture, until each applicable Coverage Test is satisfied.

Pursuant to Section 9.7 of the Indenture, the Notes may be amortized in part by the Issuer (at the election and direction of the Collateral Manager) if, at any time and from time to time during the Reinvestment Period, the Collateral Manager determines that, in light of the composition of Collateral Interests, general market conditions and other factors, investments in additional Collateral Interests within the foreseeable future would be either impractical, or not beneficial to the Issuer or the Holders of the Income Notes.

If an Event of Default shall occur and be continuing, the Class AR Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

By written notice to the Issuer, the Co-Issuer, the Trustee, each Hedge Counterparty, the Upfront Swap Counterparty and each Synthetic Asset Counterparty, a Majority of each and every Class of Notes (voting as a separate Class) may rescind a declaration of acceleration of the maturity of the Notes at any time prior to a judgment or decree for payment of money due, provided that certain conditions set forth in the Indenture are satisfied.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Co-Issuer and the rights of the Holders under the Indenture at any time by the Issuer and the Co-Issuer with the consent of each Hedge Counterparty (to the extent set forth in the related Hedge Agreement), the Upfront Swap Counterparty (to the extent set forth in the Upfront Swap Agreement), each Synthetic Asset Counterparty (to the extent set forth in the related Synthetic Asset), the Class AR Note Agent if it is materially and adversely affected thereby, a Majority in Aggregate Outstanding Amount of each Class of Notes if materially and adversely affected thereby and all of the holders of the Income Notes if materially and adversely affected thereby and subject to satisfaction of the Rating Agency Condition. Upon the execution of any supplemental indenture, the Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore authenticated and delivered thereunder shall be bound thereby. The Indenture also contains provisions permitting, on behalf of the Holders of all the Notes, a Majority of each and every Class of Notes (voting as a separate Class) to waive compliance by the Issuer with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Issuer and the Co-Issuer, which are absolute and unconditional to the extent permitted by applicable law, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

The Notes are issuable in minimum denominations of U.S.$500,000 and integral multiples of U.S.$1,000 in excess thereof but will evidence only the aggregate outstanding principal amount of Class AR Draws made under the Class AR Note Purchase Agreement.

The aggregate principal amount of any partial voluntary Class AR Prepayment, in respect of the Class A-[•]R Notes (taken as a whole) will be at least U.S.$1,000,000 (and integral multiples of U.S.$1,00 in excess thereof) or, if the aggregate outstanding amount under the Class A-[•]R Note is less than U.S.$1,000,000, such lesser amount.

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The principal of each Note shall be payable at the Stated Maturity thereof unless the unpaid principal of such Note becomes due and payable on an earlier date by declaration of acceleration, call for redemption or otherwise.

The term “Issuer” as used in this Note includes any successor to the Issuer under the Indenture and the term “Co-Issuer” as used in this Note includes any successor to the Co-Issuer under the Indenture.

The Class AR Notes are non-recourse obligations of the Issuer and the Co-Issuer and are limited in right of payment to amounts available from the Collateral as provided in the Indenture. No other assets will be available to satisfy payments on the Class AR Notes.

Each purchaser and any subsequent transferee of this Note or any interest herein shall, by virtue of its purchase or other acquisition of this Note or interest herein, be deemed to have agreed to treat this Note as debt for U.S. federal income tax purposes.

No service charge shall be made for exchange or registration of transfer of this Note, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The remedies of the Trustee or the Holder hereof, as provided herein or in the Indenture, shall be cumulative and concurrent and may be pursued solely against the assets of the Issuer and the Co-Issuer. No failure on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver or release thereof, nor shall any single or partial exercise of any such right or remedy preclude any other further exercise thereof or the exercise of any other right or remedy hereunder.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

THE HOLDER OF THIS NOTE AGREES NOT TO CAUSE THE FILING OF A PETITION IN BANKRUPTCY AGAINST THE ISSUER OR THE CO-ISSUER IN ANY APPLICABLE OR RELEVANT JURISDICTION UNTIL AT LEAST ONE YEAR AND ONE DAY, OR IF LONGER THE APPLICABLE PREFERENCE PERIOD THEN IN EFFECT PLUS ONE DAY, AFTER THE PAYMENT IN FULL OF ALL NOTES ISSUED UNDER THE INDENTURE.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

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IN WITNESS WHEREOF, the Co-Issuers have caused this Note to be duly executed.

Dated as of [•]

CBRE REALTY FINANCE CDO 2007-1, LTD., as Issuer

By:
Name:
Title:

CBRE REALTY FINANCE CDO 2007-1, LLC, as Co-Issuer

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

LASALLE BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

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ASSIGNMENT FORM

For value received

hereby sell, assign and transfer unto

Please insert social security or

other identifying number of assignee

Please print or type name

and address, including zip code,

of assignee:

the within Note and does hereby irrevocably constitute and appoint                                          Attorney to transfer the Note on the books of the Issuer with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears on this Note)

A-3-7

EXHIBIT A-4

FORM OF DEFINITIVE JUNIOR NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND NEITHER THE ISSUER NOR THE CO-ISSUER HAS BEEN REGISTERED UNDER THE UNITED STATES INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”). THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (A)(1) TO A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”) WHO IS A QUALIFIED PURCHASER AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT (A “QUALIFIED PURCHASER”) AND IS EITHER PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER WHO IS A QUALIFIED PURCHASER, IN A PRINCIPAL AMOUNT OF NOT LESS THAN U.S.$500,000 (AND INTEGRAL MULTIPLES OF U.S.$1,000 IN EXCESS THEREOF), FOR THE PURCHASER AND FOR EACH SUCH ACCOUNT, IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE INDENTURE, OR (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 (AS APPLICABLE) OF REGULATION S UNDER THE SECURITIES ACT IN A PRINCIPAL AMOUNT OF NOT LESS THAN U.S.$500,000 (AND INTEGRAL MULTIPLES OF U.S.$1,000 IN EXCESS THEREOF), SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE INDENTURE, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. EACH PURCHASER OF A NOTE WILL BE REQUIRED TO MAKE THE REPRESENTATIONS AND AGREEMENTS SET FORTH IN SECTION 2.5 OF THE INDENTURE. ANY TRANSFER IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT, WILL BE VOID AB INITIO, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTIONS TO THE CONTRARY TO THE ISSUER, THE CO-ISSUER, AS APPLICABLE, THE TRUSTEE OR ANY INTERMEDIARY. IF AT ANY TIME, THE ISSUER AND THE CO-ISSUER, AS APPLICABLE, DETERMINE OR ARE NOTIFIED THAT THE HOLDER OF SUCH BENEFICIAL INTEREST IN SUCH NOTE WAS IN BREACH, AT THE TIME GIVEN, OF ANY OF THE REPRESENTATIONS SET FORTH IN THE INDENTURE, THE TRUSTEE MAY CONSIDER THE ACQUISITION OF THIS NOTE VOID AND REQUIRE THAT SUCH NOTE BE TRANSFERRED TO A PERSON DESIGNATED BY THE ISSUER AND THE CO-ISSUER, AS APPLICABLE.

PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANY PERSON ACQUIRING THIS NOTE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE.

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CBRE REALTY FINANCE CDO 2007-1, LTD.

CLASS [•] [EIGHTH] [NINTH] [TENTH] [ELEVENTH]

PRIORITY FLOATING RATE CAPITALIZED INTEREST TERM NOTE DUE 2052

No. C-[•]	U.S.$[•]

Each of CBRE REALTY FINANCE CDO 2007-1, LTD., an exempted company with limited liability incorporated in the Cayman Islands (the “Issuer”), for value received, hereby promises to pay to [•] or its registered assigns (a) upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum of up to [•] United States Dollars (U.S. $[•]) on April 7, 2007 (the “Stated Maturity”), to the extent not previously paid, in accordance with the Indenture referred to below unless the unpaid principal of this Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise and (b) the Class [•] Interest Distribution Amount allocable to this Note in accordance with the Indenture payable initially on July 9, 2007, and quarterly on each October 7, January 7, April 7 and July 7 thereafter (or if such day is not a Business Day, then on the next succeeding Business Day) (each, a “Payment Date”). Interest shall be computed on the basis of the actual number of days in the Interest Accrual Period applicable to the Class [•] Notes divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the fifteenth day (whether or not a Business Day) prior to the applicable Payment Date.

The obligations of the Issuer under this Note and the Indenture are limited recourse obligations of the Issuer payable solely from the Collateral Interests and other Collateral pledged by the Issuer, and in the event the Collateral Interests and other such Collateral are insufficient to satisfy such obligations, any claims of the Holders of the Notes shall be extinguished and shall not thereafter revive.

Payments of principal and interest on this Note are subordinated to the payment on each Distribution Date of certain other amounts in accordance with the Priority of Payments and Section 13.1 of the Indenture.

Under certain circumstances specified in the Indenture, certain amounts payable hereunder that are not available to be paid as a result of the operation of the Priority of Payments on any Payment Date shall not be considered “due and payable” for the purposes of the Indenture until the Payment Date on which they are to be paid in accordance with the Priority of Payments.

Payments in respect of principal and interest and any other amounts due on any Payment Date on this Note shall be payable by the Trustee or a Paying Agent, subject to any laws or regulations applicable thereto, by wire transfer in immediately available funds to a Dollar account maintained by the registered Holder hereof; provided that the registered Holder shall have provided wiring instructions to the Trustee on or before the related Record Date, or, if wire transfer cannot be effected, by Dollar check drawn on a bank as provided in the Indenture and mailed to the registered Holder at its address in the Notes Register.

Interest will cease to accrue on this Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a Default is otherwise made with respect to such payments of principal.

Notwithstanding the foregoing, the final payment of interest and principal due on this Note shall be made only upon presentation and surrender of this Note (except as otherwise provided in the Indenture) at the Corporate Trust Office of the Trustee or at any Paying Agent.

The registered Holder of this Note shall be treated as the owner hereof for all purposes.

Except as specifically provided herein and in the Indenture, neither the Issuer nor the Co-Issuer shall be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

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Unless the certificate of authentication hereon has been executed by the Trustee by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Class [•] [Ninth] [Tenth] [Eleventh] Priority Floating Rate Capitalized Interest Term Notes Due 2052, of the Issuer and the Co-Issuer (the “Class [•] Notes”), limited in aggregate principal amount to U.S.$[•] to be issued under an indenture dated as of April 2, 2007 (the “Indenture”) by and among the Issuer, the Co-Issuer, LaSalle Bank National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar (in such capacity and together with any successor trustee permitted under the Indenture, the “Trustee”) and CBRE Realty Finance, Inc., as advancing agent.

The Issuer will also issue Income Notes pursuant to the Income Notes Agreement.

Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Co-Issuer, the Trustee, the Holders of the Notes and the Income Noteholders and the terms upon which the Notes and the Income Notes are, and are to be, executed, authenticated and delivered.

Payments of principal of the Class [•] Notes shall be payable in accordance with Section 11.1(a) of the Indenture.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

Pursuant to Section 9.1 of the Indenture, the Notes are subject to redemption by the Issuer at the direction of the Collateral Manager, in whole but not in part, upon notice given in the manner provided in the Indenture, on or after the Payment Date on which the Aggregate Outstanding Amount of the Notes has been reduced to 10% of the Aggregate Outstanding Amount of the Notes on the Closing Date; provided that no such redemption may be made until any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset shall be made in accordance with the procedures as set forth therein; provided, further, that the funds available to be used for such Clean-up Call will be sufficient to pay (x) the Redemption Prices of the Notes simultaneously and (y) the amounts and the expenses described in clauses (1) through (5) and (31) through (34) of Section 11.1(a)(i) of the Indenture. If the Collateral Manager effects a Clean-up Call, the Income Notes will be redeemed simultaneously with the Notes at the Redemption Price for the Income Notes.

Pursuant to Section 9.1 of the Indenture, the Notes and the Income Notes are subject to redemption by the Issuer at a price equal to their applicable Redemption Prices, on any Payment Date on or after the Payment Date occurring in April 2010 at the direction of the Issuer (such redemption, an “Optional Redemption”), in whole but not in part (i) at the direction of the Holders of at least a Majority of the aggregate outstanding notional amount of the Income Notes, subject to the consent of the Collateral Manager, delivered to the Trustee, or (ii) at the direction of the Collateral Manager unless a Majority of the Income Notes object; provided, however, that any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset will be made in accordance with the terms thereof and the Indenture; and provided further, the funds available to be used for such Optional Redemption will be sufficient to pay (x) the Redemption Prices of the Notes simultaneously and (y) the amounts and the expenses described in clauses (1) through (5) and (31) through (34) of Section 11.1(a)(i) of the Indenture.

Pursuant to Section 9.2 of the Indenture, the Notes and the Income Notes are subject to redemption by the Issuer, during the period from and including the Payment Date occurring in April 2017 and to but not including the first Payment Date on which the Clean-up Call may be exercised, in whole but not in part, if a Successful Auction is completed (such redemption, an “Auction Call Redemption”), at their applicable Redemption Prices; provided, that any payments due and payable upon a termination of each Hedge Agreement, the Upfront Swap Agreement and each Synthetic Asset shall be made on the Auction Call Redemption Date in accordance with the terms thereof and in the Indenture; provided, further, that the funds available to be used for such Auction Call Redemption will be sufficient to pay the Total Auction Call Redemption Price. In addition, the Notes are subject to redemption by the Issuer and the Co-Issuer or, in the case of the Income Notes and the Junior Notes, by the Issuer upon notice given in the manner provided below, on any Payment Date under certain circumstances as provided in the Indenture. The Redemption Price for any Note redeemed pursuant to Section 9.1 or Section 9.2 of the Indenture shall be as set forth in the Indenture.

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In the case of any redemption of the Notes, interest installments whose Payment Date is on or prior to the applicable redemption date will be payable to the Holders of such Notes (or one or more predecessor Notes) registered as such at the close of business on the relevant Record Date. Notes for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest on the applicable redemption date (unless the Issuer shall default in the payment of the Redemption Price).

Pursuant to Section 9.6 of the Indenture, if any Coverage Tests applicable to any Class of Notes are not met on a Measurement Date, then on the following Payment Date certain Interest Proceeds and certain Principal Proceeds may be used to redeem the Notes, in the order and manner provided in Section 9.6 of the Indenture, until each applicable Coverage Test is satisfied.

Pursuant to Section 9.7 of the Indenture, the Notes may be amortized in part by the Issuer (at the election and direction of the Collateral Manager) if, at any time and from time to time during the Reinvestment Period, the Collateral Manager determines that, in light of the composition of Collateral Interests, general market conditions and other factors, investments in additional Collateral Interests within the foreseeable future would be either impractical, or not beneficial to the Issuer or the Holders of the Income Notes.

If an Event of Default shall occur and be continuing, the Class [•] Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

By written notice to the Issuer, the Co-Issuer, the Trustee, each Hedge Counterparty, the Upfront Swap Counterparty and each Synthetic Asset Counterparty, a Majority of each and every Class of Notes (voting as a separate Class) may rescind a declaration of acceleration of the maturity of the Notes at any time prior to a judgment or decree for payment of money due, provided that certain conditions set forth in the Indenture are satisfied.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Co-Issuer and the rights of the Holders under the Indenture at any time by the Issuer and the Co-Issuer with the consent of each Hedge Counterparty (to the extent set forth in the related Hedge Agreement), the Upfront Swap Counterparty (to the extent set forth in the Upfront Swap Agreement), each Synthetic Asset Counterparty (to the extent set forth in the related Synthetic Asset), the Class AR Note Agent if it is materially and adversely affected thereby, a Majority in Aggregate Outstanding Amount of each Class of Notes if materially and adversely affected thereby and all of the holders of the Income Notes if materially and adversely affected thereby and subject to satisfaction of the Rating Agency Condition. Upon the execution of any supplemental indenture, the Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore authenticated and delivered thereunder shall be bound thereby. The Indenture also contains provisions permitting, on behalf of the Holders of all the Notes, a Majority of each and every Class of Notes (voting as a separate Class) to waive compliance by the Issuer with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Issuer, which are absolute and unconditional to the extent permitted by applicable law, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

The Notes are issuable in minimum denominations of U.S.$500,000 and integral multiples of U.S.$1,000 in excess thereof.

The principal of each Note shall be payable at the Stated Maturity thereof unless the unpaid principal of such Note becomes due and payable on an earlier date by declaration of acceleration, call for redemption or otherwise.

The term “Issuer” as used in this Note includes any successor to the Issuer under the Indenture and the term “Co-Issuer” as used in this Note includes any successor to the Co-Issuer under the Indenture.

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The Class [•] Notes are non-recourse obligations of the Issuer and are limited in right of payment to amounts available from the Collateral as provided in the Indenture. No other assets will be available to satisfy payments on the Class [•] Notes.

Each purchaser and any subsequent transferee of this Note or any interest herein shall, by virtue of its purchase or other acquisition of this Note or interest herein, be deemed to have agreed to treat this Note as debt for U.S. federal income tax purposes.

No service charge shall be made for exchange or registration of transfer of this Note, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The remedies of the Trustee or the Holder hereof, as provided herein or in the Indenture, shall be cumulative and concurrent and may be pursued solely against the assets of the Issuer. No failure on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver or release thereof, nor shall any single or partial exercise of any such right or remedy preclude any other further exercise thereof or the exercise of any other right or remedy hereunder.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

THE HOLDER OF THIS NOTE AGREES NOT TO CAUSE THE FILING OF A PETITION IN BANKRUPTCY AGAINST THE ISSUER OR THE CO-ISSUER IN ANY APPLICABLE OR RELEVANT JURISDICTION UNTIL AT LEAST ONE YEAR AND ONE DAY, OR IF LONGER THE APPLICABLE PREFERENCE PERIOD THEN IN EFFECT PLUS ONE DAY, AFTER THE PAYMENT IN FULL OF ALL NOTES ISSUED UNDER THE INDENTURE.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

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IN WITNESS WHEREOF, the Co-Issuers have caused this Note to be duly executed.

Dated as of [•]

CBRE REALTY FINANCE CDO 2007-1, LTD., as Issuer

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

LASALLE BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

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ASSIGNMENT FORM

For value received

hereby sell, assign and transfer unto

Please insert social security or

other identifying number of assignee

Please print or type name

and address, including zip code,

of assignee:

the within Note and does hereby irrevocably constitute and appoint                                          Attorney to transfer the Note on the books of the Issuer with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears on this Note)

EXHIBIT B-1

FORM OF TRANSFER CERTIFICATE

FOR (1) TRANSFER AT THE CLOSING TO A RULE 144A GLOBAL NOTE AND

(2) SUBSEQUENT TRANSFER FROM A REGULATION S GLOBAL NOTE TO A RULE 144A

GLOBAL NOTE

(Transfer pursuant to Article 2 of the Indenture)

LaSalle Bank National Association, as Trustee

181 West Madison Street, 32nd Floor

Chicago, Illinois 60602

Attention: CDO Trust Servicers Group –

        CBRE Realty Finance CDO 2007-1

Re:	CBRE Realty Finance CDO 2007-1, Ltd., as Issuer and CBRE Realty Finance CDO 2007-1, LLC, as Co-Issuer of: the Class A-1 Senior Secured Floating Rate Term Notes, Due 2052, the Class A-2 Senior Secured Floating Rate Term Notes, Due 2052, the Class B Second Priority Floating Rate Term Notes, Due 2052, the Class C Third Priority Floating Rate Capitalized Interest Term Notes, Due 2052, the Class D Fourth Priority Floating Rate Capitalized Interest Term Notes, Due 2052, the Class E Fifth Priority Floating Rate Capitalized Interest Term Notes, Due 2052, the Class F Sixth Priority Floating Rate Capitalized Interest Term Notes, Due 2052, the Class G Seventh Priority Floating Rate Capitalized Interest Term Notes, Due 2052 and the Class H Eighth Priority Floating Rate Capitalized Interest Term Notes, Due 2052 (the “Transferred Notes”)

Reference is hereby made to the Indenture dated as of April 2, 2007 (the “Indenture”), by and among CBRE Realty Finance CDO 2007-1, Ltd., as Issuer and CBRE Realty Finance CDO 2007-1, LLC, as Co-Issuer of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes, LaSalle Bank National Association, as Trustee, and CBRE Realty Finance, Inc., as Advancing Agent. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture and if not defined in the Indenture then such terms shall have the meanings assigned to them in Regulation S (“Regulation S”) or Rule 144A (“Rule 144A”),under the United States Securities Act of 1933, as amended (the “Securities Act”), and the rules promulgated thereunder or as defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

This letter relates to the [transfer] of U.S.$[•] aggregate principal amount of [Class A-1] [Class A-2] [Class B] [Class C] [Class D] [Class E] [Class F] [Class G] [Class H] Notes [being transferred in exchange for an equivalent beneficial interest in a Rule 144A Global Note of the same Class] in the name of [name of transferee] (the “Transferee”).

In connection with such request, the Transferee hereby certifies that such transfer has been effected in accordance with the transfer restrictions set forth in the Indenture and the Offering Memorandum dated as of March 29, 2007 and hereby represents, warrants and agrees for the benefit of the Issuer, the Co-Issuer, the Trustee, the Collateral Manager and their counsel that:

(i) the Transferee is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act and a Qualified Purchaser as defined in Section 2(a)(51) of the Investment Company Act;

(ii) the Transferee is acquiring a beneficial interest in such Transferred Notes for its own account or for an account that is both a qualified institutional buyer within the meaning of Rule 144A and a Qualified Purchaser as defined in Section 2(a)(51) of the Investment Company Act and as to each of which the Transferee exercises sole investment discretion and (B) the Transferee and each such account is acquiring not less than the minimum denomination of the Transferred Notes;

(iii) the Transferee will notify future transferees of the transfer restrictions;

(iv) the Transferee is obtaining the Transferred Notes in a transaction pursuant to Rule 144A;

(v) the Transferee is obtaining the Transferred Notes in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction;

(vi) the Transferee understands that the Notes, including the Transferred Notes, are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, the Notes, including the Transferred Notes, have not been and will not be registered under the Securities Act, and, if in the future the owner decides to offer, resell, pledge or otherwise transfer the Transferred Notes, such Transferred Notes may only be offered, resold, pledged or otherwise transferred only in accordance with the Indenture and the legend on such Transferred Notes. The Transferee acknowledges that no representation is made by the Issuer, the Co-Issuer or the Initial Purchaser, as the case may be, as to the availability of any exemption under the Securities Act or any State securities laws for resale of the Transferred Notes;

(vii) the Transferee understands that the Notes have not been approved or disapproved by the SEC or any other governmental authority or agency or any jurisdiction and that neither the SEC nor any other governmental authority or agency has passed upon the accuracy of the final offering memorandum relating to the Notes. The Transferee further understands that any representation to the contrary is a criminal offense;

(viii) the Transferee is not purchasing the Transferred Notes with a view to the resale, distribution or other disposition thereof in violation of the Securities Act. The Transferee understands that an investment in the Transferred Notes involves certain risks, including the risk of loss of all or a substantial part of its investment under certain circumstances. The Transferee has had access to such financial and other information concerning the Issuer, the Co-Issuer and the Transferred Notes as it deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Transferred Notes, including an opportunity to ask questions of and request information from the Collateral Manager, the Initial Purchaser, the Issuer and the Co-Issuer;

(ix) in connection with the purchase of the Transferred Notes (A) none of the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee is acting as a fiduciary or financial or investment adviser for the Transferee; (B) the Transferee is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee other than in a current offering memorandum for such Transferred Notes; (C) none of the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee has given to the Transferee (directly or indirectly through any other person) any assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (including legal, regulatory, tax, financial, accounting, or otherwise) of its purchase; (D) the Transferee has consulted with its own legal, regulatory, tax, business, investment, financial, accounting and other advisers to the extent it has deemed necessary, and it has made its own investment decisions (including decisions regarding the suitability of an investment in the Notes) based upon its own judgment and upon any advice from such advisers as it has deemed necessary and not upon any view expressed by the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee; and (E) the Transferee is purchasing the Transferred Notes with a full understanding of all of the terms, conditions and risks thereof (economic and otherwise), and is capable of assuming and willing to assume (financially and otherwise) these risks;

(x) the Transferee understands that the Transferred Notes will bear the applicable legend set forth on such Transferred Notes;

(xi) the Transferee understands that the Issuer, Co-Issuer, Trustee or Paying Agent shall require certification acceptable to it (A) as a condition to the payment of principal of and interest on any Notes without, or at a reduced rate of, U.S. withholding or backup withholding tax, and (B) to enable the

B-1-2

Issuer, Co-Issuer, Trustee and Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Notes or the holder of such Notes under any present or future law or regulation of the Cayman Islands or the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. Such certification may include U.S. federal income tax forms (such as IRS Form W-8BEN (Certification of Foreign Status of Beneficial Owner), IRS Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms). In addition, the Issuer, Co-Issuer, Trustee or Paying Agent may require certification acceptable to it to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets. Each Transferee agrees to provide any certification requested pursuant to this paragraph and to update or replace such form or certification in accordance with its terms or its subsequent amendments;

(xii) the Transferee hereby agrees that, for purposes of U.S. federal income, state and local income and franchise tax and any other income taxes, for so long as CBRE REIT Parent or a direct or indirect wholly-owned subsidiary of CBRE REIT Parent owns 100% of the Class J Notes, the Class K Notes, the Class L Notes, the Issuer Ordinary Shares and Income Notes, the Issuer will be treated as a Qualified REIT Subsidiary of CBRE REIT Parent and the Senior Notes will be treated as indebtedness solely of the CBRE REIT Parent and the Issuer Ordinary Shares and Income Notes will be treated as equity of the CBRE REIT Parent; the Transferee agrees to take no action inconsistent with such treatment;

(xiii) the Transferee, if not a “United States person” (as defined in Section 7701(a)(30) of the Code), either: (A) is not a bank (within the meaning of Section 881(c)(3)(A) of the Code); (B) is a bank (within the meaning of Section 881(c)(3)(A) of the Code) and has provided an IRS Form W-8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with the conduct of a trade or business in the United States; or (C) is a bank (within the meaning of Section 881(c)(3)(A) of the Code) and is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States and the Issuer is treated as a fiscally transparent entity (as defined in Treasury regulations section 1.894-1(d)(3)(iii)) under the laws of Transferee’s jurisdiction with respect to payments made on the Collateral Interests held by the Issuer;

(xiv) with respect to the Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes and Class H Notes, unless the Transferee has provided another representation acceptable to the Trustee, the Collateral Manager, the Issuer and the Co-Issuer, the Transferee represents that either (a) it is not (and for so long as it holds any Notes or an interest therein will not be), and is not using any assets of (and for so long as it holds any Notes or an interest herein will not be using any assets of) an employee benefit plan that is subject to Part 4 of Title I of ERISA, a plan to which Section 4975 of the Code applies or any other plan which is subject to any federal, state or local law (“Similar Law”) that is substantially similar to Section 406 of ERISA or Section 4975 of the Code (each a “Benefit Plan” and such funds “Plan Assets”) or an entity whose underlying assets include Plan Assets of any such Benefit Plan or (b) its acquisition and holding of the Transferred Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of a Benefit Plan subject to Similar Law, do not result in a non-exempt violation of Similar Law;

(xv) the Transferee is not a member of the public in the Cayman Islands, within the meaning of Section 194 of the Cayman Islands Companies Law (2004 Revision) unless the Transferred Notes are listed on the Cayman Stock Exchange;

(xvi) the Transferee will not, at any time, offer to buy or offer to sell the Transferred Notes by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or at a seminar or meeting whose attendees have been invited by general solicitations or advertising;

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(xvii) the Transferee will, prior to any sale, pledge or other transfer by such Transferee of any Note (or interest therein), obtain from the prospective transferee, and deliver to the Trustee, a duly executed transferee certificate addressed to each of the Trustee, the Issuer and the Collateral Manager in the form of the relevant exhibit attached to the Indenture, and such other certificates and other information as the Issuer, the Collateral Manager or the Trustee may reasonably require to confirm that the proposed transfer complies with the transfer restrictions contained in the Indenture;

(xviii) the Transferee agrees that no Note may be purchased, sold, pledged or otherwise transferred in an amount less than the minimum denomination set forth in the Indenture. In addition, the Transferee understands that the Notes will be transferable only upon registration of the transferee in the Note Register of the Issuer following delivery to the Note Registrar of a duly executed transfer certificate and any other certificates and other information required by the Indenture;

(xix) the Transferee is aware and agrees that no Note (or beneficial interest therein) may be offered or sold, pledged or otherwise transferred (i) to a transferee taking delivery of such Note represented by a Rule 144A Global Note except (A) to a transferee that the Transferee reasonably believes is a QIB, purchasing for its account, to which notice is given that the resale, pledge or other transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A or another person the sale to which is exempt under the Securities Act, (B) to a transferee that is a Qualified Purchaser, and (C) if such transfer is made in accordance with any applicable securities laws of any state of the United States and any other relevant jurisdiction, (ii) to a transferee taking delivery of such Note represented by a Regulation S Global Note except (A) to a transferee that is acquiring such interest in an offshore transaction in accordance with Rule 904 of Regulation S, (B) to a transferee that is not a U.S. resident (within the meaning of the Investment Company Act) unless such transferee is a Qualified Purchaser, (C) such transfer is made in compliance with the other requirements set forth in the Indenture and (D) if such transfer is made in accordance with any applicable securities laws of any state of the United States and any other jurisdiction or (iii) if such transfer would have the effect of requiring the Issuer or the Co-Issuer to register as an “investment company” under the Investment Company Act;

(xx) the Transferee understands that there is no market for the Notes and that no assurances can be given as to the liquidity of any trading market for the Notes and that it is unlikely that a trading market for the Notes will develop. The Transferee further understands that, although the Initial Purchaser may from time to time make a market in the Notes, the Initial Purchaser is not under any obligation to do so and, following the commencement of any market-making, may discontinue the same at any time. Accordingly, the Transferee must be prepared to hold the Notes until the Rated Final Maturity;

(xxi) the Transferee agrees that (i) any sale, pledge or other transfer of a Note (or any beneficial interest therein) made in violation of the transfer restrictions contained in the Indenture, or made based upon any false or inaccurate representation made by the Transferee or a transferee to the Issuer, the Trustee or the Note Registrar, will be void and of no force or effect and (ii) none of the Issuer, the Trustee and the Note Registrar has any obligation to recognize any sale, pledge or other transfer of a Note (or any beneficial interest therein) made in violation of any such transfer restriction or made based upon any such false or inaccurate representation;

(xxii) the Transferee approves and consents to any direct trades between the Issuer and the Collateral Manager and/or its affiliates that is permitted under the terms of the Indenture and the Collateral Management Agreement; and

(xxiii) the Transferee acknowledges that the Issuer, the Trustee, the Trustee, the Note Registrar, the Collateral Manager, the Initial Purchaser and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that, if any of the acknowledgments, representations or warranties made or deemed to have been made by it in connection with its purchase of the Notes are no longer accurate, the Transferee will promptly notify the Issuer, the Trustee, Note Registrar, the Collateral Manager and the Initial Purchaser.

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You, the Issuer, the Co-Issuer and the Collateral Manager are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferee]

By:
Name:
Title:

Dated:

cc: [•]

      [•]

B-1-5

EXHIBIT B-2

FORM OF TRANSFER CERTIFICATE

FOR (1) TRANSFER AT THE CLOSING TO A REGULATION S GLOBAL NOTE AND

(2) SUBSEQUENT TRANSFER FROM A RULE 144A GLOBAL NOTE TO A REGULATION S

GLOBAL NOTE

(Transfer pursuant to Article 2 of the Indenture)

LaSalle Bank National Association, as Trustee

181 West Madison Street, 32nd Floor

Chicago, Illinois 60602

Attention:	CDO Trust Servicers Group –
CBRE Realty Finance CDO 2007-1

Re:	CBRE Realty Finance CDO 2007-1, Ltd., as Issuer and CBRE Realty Finance CDO 2007-1, LLC, as Co-Issuer of: the Class A-1 Senior Secured Floating Rate Term Notes, Due 2052, the Class A-2 Senior Secured Floating Rate Term Notes, Due 2052, the Class B Second Priority Floating Rate Term Notes, Due 2052, the Class C Third Priority Floating Rate Capitalized Interest Term Notes, Due 2052, the Class D Fourth Priority Floating Rate Capitalized Interest Term Notes, Due 2052, the Class E Fifth Priority Floating Rate Capitalized Interest Term Notes, Due 2052, the Class F Sixth Priority Floating Rate Capitalized Interest Term Notes, Due 2052, the Class G Seventh Priority Floating Rate Capitalized Interest Term Notes, Due 2052 and the Class H Eighth Priority Floating Rate Capitalized Interest Term Notes, Due 2052 (the “Transferred Notes”)

Reference is hereby made to the Indenture, dated as of April 2, 2007 (the “Indenture”) by and among CBRE Realty Finance CDO 2007-1, Ltd., as Issuer and CBRE Realty Finance CDO 2007-1, LLC, as Co-Issuer of the Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes, LaSalle Bank National Association, as Trustee, and CBRE Realty Finance, Inc., as Advancing Agent. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture and if not defined in the Indenture then such terms shall have the meanings assigned to them in Regulation S (“Regulation S”) or Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and the rules promulgated thereunder or as defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

This letter relates to the [transfer] of U.S.$[•] aggregate principal amount of [Class A-1] [Class A-2] [Class B] [Class C] [Class D] [Class E] [Class F] [Class G] [Class H] Notes [being transferred in exchange for an equivalent beneficial interest in a Regulation S Global Note of the same Class] in the name of [name of transferee] (the “Transferee”).

In connection with such request, the Transferee hereby certifies that such transfer has been effected in accordance with the transfer restrictions set forth in the Indenture and the Offering Memorandum dated as of March 29, 2007 and hereby represents, warrants and agrees for the benefit of the Issuer, the Co-Issuer, the Trustee, the Collateral Manager and their counsel that:

(i)	at the time the buy order was originated, the Transferee was outside the United States;

(ii)	the Transferee is not a U.S. Person;

(iii)	the transfer is being made pursuant to Rule 903 or 904 under Regulation S of the Securities Act;

(iv)	the Transferee will notify future transferees of the transfer restrictions;

(v)	the Transferee understands that the Notes, including the Transferred Notes, are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, the Notes, including the Transferred Notes, have not been and will not be registered under the Securities Act, and, if in the future the owner decides to offer, resell, pledge or otherwise transfer the Transferred Notes, such Transferred Notes may only be offered, resold, pledged or otherwise transferred only in accordance with the Indenture and the legend on such Transferred Notes. The Transferee acknowledges that no representation is made by the Issuer, the Co-Issuer or the Initial Purchaser, as the case may be, as to the availability of any exemption under the Securities Act or any State securities laws for resale of the Transferred Notes;

(vi)	the Transferee understands that the Notes have not been approved or disapproved by the SEC or any other governmental authority or agency or any jurisdiction and that neither the SEC nor any other governmental authority or agency has passed upon the accuracy of the final offering memorandum relating to the Notes. The Transferee further understands that any representation to the contrary is a criminal offense;

(vii)	the Transferee is not purchasing the Transferred Notes with a view to the resale, distribution or other disposition thereof in violation of the Securities Act. The Transferee understands that an investment in the Transferred Notes involves certain risks, including the risk of loss of all or a substantial part of its investment under certain circumstances. The Transferee has had access to such financial and other information concerning the Issuer, the Co-Issuer and the Transferred Notes as it deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Transferred Notes, including an opportunity to ask questions of and request information from the Collateral Manager, the Initial Purchaser, the Issuer and the Co-Issuer;

(viii)	in connection with the purchase of the Transferred Notes (A) none of the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee is acting as a fiduciary or financial or investment adviser for the Transferee; (B) the Transferee is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee other than in a current offering memorandum for such Transferred Notes; (C) none of the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee has given to the Transferee (directly or indirectly through any other person) any assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (including legal, regulatory, tax, financial, accounting, or otherwise) of its purchase; (D) the Transferee has consulted with its own legal, regulatory, tax, business, investment, financial, accounting and other advisers to the extent it has deemed necessary, and it has made its own investment decisions (including decisions regarding the suitability of an investment in the Notes) based upon its own judgment and upon any advice from such advisers as it has deemed necessary and not upon any view expressed by the Issuer, the Co-Issuer, the Initial Purchaser, the Collateral Manager or the Trustee; and (E) the Transferee is purchasing the Transferred Notes with a full understanding of all of the terms, conditions and risks thereof (economic and otherwise), and is capable of assuming and willing to assume (financially and otherwise) these risks;

(ix)	the Transferee understands that the Transferred Notes will bear the applicable legend set forth on such Transferred Notes;

(x)

the Transferee understands that the Issuer, the Co-Issuer, the Trustee or the Paying Agent shall require certification acceptable to it (A) as a condition to the payment of principal of and interest on any Notes without, or at a reduced rate of, U.S. withholding or backup withholding tax, and (B) to enable the Issuer, the Co-Issuer, the Trustee and the Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Notes or the holder of such Notes under any present or future law or regulation of the Cayman Islands or the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. Such certification may include U.S. federal income tax forms (such as IRS Form W-8BEN (Certification of Foreign Status of Beneficial Owner), IRS

B-2-2

Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms). In addition, the Issuer, the Co-Issuer, the Trustee or the Paying Agent may require certification acceptable to it to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets. Each Transferee agrees to provide any certification requested pursuant to this paragraph and to update or replace such form or certification in accordance with its terms or its subsequent amendments;

(xi)	the Transferee hereby agrees that, for purposes of U.S. federal income, state and local income and franchise tax and any other income taxes, for so long as CBRE REIT Parent or a direct or indirect wholly-owned subsidiary of CBRE REIT Parent owns 100% of the Class J Notes, the Class K Notes, the Class L Notes, the Issuer Ordinary Shares and Income Notes, the Issuer will be treated as a Qualified REIT Subsidiary of CBRE REIT Parent and the Senior Notes will be treated as indebtedness solely of the CBRE REIT Parent and the Issuer Ordinary Shares and Income Notes will be treated as equity of the CBRE REIT Parent; the Transferee agrees to take no action inconsistent with such treatment;

(xii)	the Transferee, if not a “United States person” (as defined in Section 7701(a)(30) of the Code), either: (A) is not a bank (within the meaning of Section 881(c)(3)(A) of the Code); (B) is a bank (within the meaning of Section 881(c)(3)(A) of the Code) and has provided an IRS Form W-8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with the conduct of a trade or business in the United States; or (C) is a bank (within the meaning of Section 881(c)(3)(A) of the Code) and is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States and the Issuer is treated as a fiscally transparent entity (as defined in Treasury regulations section 1.894-1(d)(3)(iii)) under the laws of Transferee’s jurisdiction with respect to payments made on the Collateral Interests held by the Issuer;

(xiii)	with respect to the Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes and Class H Notes, unless the Transferee has provided another representation acceptable to the Trustee, the Collateral Manager, the Issuer and the Co-Issuer, the Transferee represents that either (a) it is not (and for so long as it holds any Notes or an interest herein will not be), and is not using any assets of (and for so long as it holds any Notes or an interest therein will not be using any assets of) an employee benefit plan that is subject to Part 4 of Title I of ERISA, a plan to which Section 4975 of the Code applies, or any other plan which is subject to any federal, state or local law (“Similar Law”) that is substantially similar to Section 406 of ERISA or Section 4975 of the Code (each a “Benefit Plan” and such funds, “Plan Assets”) or an entity whose underlying assets include Plan Assets of any such Benefit Plan or (b) its acquisition and holding of the Transferred Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of a Benefit Plan subject to Similar Law, do not result in a non-exempt violation of Similar Law;

(xiv)	the Transferee is not a member of the public in the Cayman Islands, within the meaning of Section 194 of the Cayman Islands Companies Law (2004 Revision) unless the Transferred Notes are listed on the Cayman Stock Exchange;

(xv)	the Transferee will not, at any time, offer to buy or offer to sell the Transferred Notes by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or at a seminar or meeting whose attendees have been invited by general solicitations or advertising;

(xvi)

the Transferee will, prior to any sale, pledge or other transfer by such Transferee of any Note (or interest therein), obtain from the prospective transferee, and deliver to the Trustee, a duly executed transferee certificate addressed to each of the Trustee, the Issuer and the Collateral Manager in the

B-2-3

form of the relevant exhibit attached to the Indenture, and such other certificates and other information as the Issuer, the Collateral Manager or the Trustee may reasonably require to confirm that the proposed transfer complies with the transfer restrictions contained in the Indenture;

(xvii)	the Transferee agrees that no Note may be purchased, sold, pledged or otherwise transferred in an amount less than the minimum denomination set forth in the Indenture. In addition, the Transferee understands that the Notes will be transferable only upon registration of the transferee in the Note Register of the Issuer following delivery to the Note Registrar of a duly executed transfer certificate and any other certificates and other information required by the Indenture;

(xviii)	the Transferee is aware and agrees that no Note (or beneficial interest therein) may be offered or sold, pledged or otherwise transferred (i) to a transferee taking delivery of such Note represented by a Rule 144A Global Note except (A) to a transferee that the Transferee reasonably believes is a QIB, purchasing for its account, to which notice is given that the resale, pledge or other transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A or another person the sale to which is exempt under the Securities Act, (B) to a transferee that is a Qualified Purchaser, and (C) if such transfer is made in accordance with any applicable securities laws of any state of the United States and any other relevant jurisdiction, (ii) to a transferee taking delivery of such Note represented by a Regulation S Global Note except (A) to a transferee that is acquiring such interest in an offshore transaction in accordance with Rule 904 of Regulation S, (B) to a transferee that is not a U.S. resident (within the meaning of the Investment Company Act) unless such transferee is a Qualified Purchaser, (C) such transfer is made in compliance with the other requirements set forth in the Indenture and (D) if such transfer is made in accordance with any applicable securities laws of any state of the United States and any other jurisdiction or (iii) if such transfer would have the effect of requiring the Issuer or the Co-Issuer to register as an “investment company” under the Investment Company Act;

(xix)	the Transferee understands that there is no market for the Notes and that no assurances can be given as to the liquidity of any trading market for the Notes and that it is unlikely that a trading market for the Notes will develop. The Transferee further understands that, although the Initial Purchaser may from time to time make a market in the Notes, the Initial Purchaser is not under any obligation to do so and, following the commencement of any market-making, may discontinue the same at any time. Accordingly, the Transferee must be prepared to hold the Notes until the Rated Final Maturity;

(xx)	the Transferee agrees that (i) any sale, pledge or other transfer of a Note (or any beneficial interest therein) made in violation of the transfer restrictions contained in the Indenture, or made based upon any false or inaccurate representation made by the Transferee or a transferee to the Issuer, the Trustee or the Note Registrar, will be void and of no force or effect and (ii) none of the Issuer, the Trustee and the Note Registrar has any obligation to recognize any sale, pledge or other transfer of a Note (or any beneficial interest therein) made in violation of any such transfer restriction or made based upon any such false or inaccurate representation;

(xxi)	the Transferee approves and consents to any direct trades between the Issuer and the Collateral Manager and/or its affiliates that is permitted under the terms of the Indenture and the Collateral Management Agreement; and

(xxii)	the Transferee acknowledges that the Issuer, the Trustee, the Note Registrar, the Collateral Manager, the Initial Purchaser and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that, if any of the acknowledgments, representations or warranties made or deemed to have been made by it in connection with its purchase of the Notes are no longer accurate, the Transferee will promptly notify the Issuer, the Trustee, Note Registrar, the Collateral Manager and the Initial Purchaser.

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You, the Issuer, the Co-Issuer and the Collateral Manager are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferee]

By:
Name:
Title:

Dated:

cc:	[•]
[•]

B-2-5

EXHIBIT B-3

FORM OF TRANSFEREE CERTIFICATE FOR

TRANSFER OF A DEFINITIVE CLASS AR NOTE (1) AT THE CLOSING AND

(2) AFTER THE CLOSING

(pursuant to Article 2 of the Indenture)

LaSalle Bank National Association, as Trustee

181 West Madison Street, 32nd Floor

Chicago, Illinois 60602

Attention:	CDO Trust Servicers Group –
CBRE Realty Finance CDO 2007-1

Re:	CBRE Realty Finance CDO 2007-1, Ltd., as Issuer and CBRE Realty Finance CDO 2007-1, LLC, as Co-Issuer of Class A-1R Revolving Senior Secured Floating Rate Term Notes, Due 2052 and Class A-2R Revolving Senior Secured Floating Rate Term Notes, Due 2052

Reference is hereby made to the Indenture dated as of April 2, 2007 (the “Indenture”) by and among CBRE Realty Finance CDO 2007-1, Ltd., as Issuer and CBRE Realty Finance CDO 2007-1, LLC, as Co-Issuer of the Class A-1 Notes, the Class A-1R Notes, the Class A-2 Notes, the Class A-2R Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Class K Notes, and the Class L Notes, LaSalle Bank National Association, as Trustee, and CBRE Realty Finance, Inc., as Advancing Agent. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture and if not defined in the Indenture then such terms shall have the meanings assigned to them in Regulation S (“Regulation S”) or Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”) and the rules promulgated thereunder or as defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Please check which of (1) or (2) is Applicable:

(1)              In connection with the exchange of the interests in the Definitive Class AR Notes specified in Annex A hereto, in the principal amount(s) in such Definitive Class AR Notes (the “Exchange”), the undersigned hereby certifies that the undersigned is not transferring its interest at the time of the Exchange.

(2)              The undersigned (the “Transferor”) owns and proposes to transfer the Definitive Class AR Note[s] specified in Annex A hereto, in the principal amount(s) in such Definitive Class AR Note[s] (the “Transfer”), to [•] (the “Transferee”), as further specified in Annex A hereto, the Transferee to hold such interest by means of a Definitive Note. In connection with the Transfer, the Transferor hereby certifies that:

(A) the Transfer is being effected in accordance with transfer restrictions set forth in the Indenture and the Offering Memorandum dated March 29, 2007; and

(B) the Transfer is being effected pursuant to an exemption from registration under the securities laws of any State of the United States or any other jurisdiction applicable to the transfer to the Transferee and, accordingly, the Transferor hereby further certifies that:

(i) the Transferee is purchasing the Definitive Class AR Notes for its own account, or for one or more accounts, each of which is a QIB who is a Qualified Purchaser, and as to each of which the Transferee exercises sole investment discretion;

(ii) the Transferor reasonably believes that the Transferee and each such account is (1)(x) a “qualified institutional buyer” within the meaning of Rule 144A and (y) a “qualified purchaser” as defined in Rule 2(a)(5l) of the Investment Company Act (a “Qualified Purchaser”); and

(iii) the Transfer is in compliance with any applicable “blue sky” securities laws of any state of the United States.

Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Definitive Class AR Note will be subject to the restrictions on transfer enumerated in the legends printed on the Definitive Class AR Note by which the Transferee shall hold its interest and in the Indenture and the Securities Act.

As a condition to the payment of principal of and interest on any Definitive Class AR Note without U.S. federal backup withholding, the Co-Issuers shall require the delivery of properly completed and signed applicable U.S. federal income tax certifications (generally, an Internal Revenue Service Form W-9 (or applicable successor form) in the case of a person that is a “United States person” within the meaning of Section 770l(a)(30) of the Code or an Internal Revenue Service Form W-8 (or applicable successor form) in the case of a person that is not a “United States person” within the meaning of Section 770l(a)(30) of the Code).

This certificate and the statements contained herein are made for your benefit.

[Name of Transferee]

By:
Name:
Title:

Dated:	[•]

Exhibit B-3-2

ANNEX A TO TRANSFEROR CERTIFICATE

The Transferor owns and proposes to transfer the Definitive Class [•] Notes, principal amount of $[•]

EXHIBIT C

[RESERVED]

C-1

EXHIBIT D

FORM OF TRUST RECEIPT

CBRE Realty Finance CDO 2007-1, Ltd.

185 Asylum Street

City Place I, Floor 37

Hartford, Connecticut 0610

(the “Issuer”)

CBRE Realty Finance Management , LLC

185 Asylum Street

City Place I, Floor 37

Hartford, Connecticut 06103

(the “Collateral Manager”)

Re:	CBRE Realty Finance CDO 2007-1

Ladies and Gentlemen:

In accordance with the provisions of the Indenture, the undersigned, as the Custodial Securities Intermediary, hereby certifies that it has received the documents identified on Schedule A hereto with respect to the Collateral Interests identified on such schedule and that it is holding all such documents in its capacity as the Custodial Securities Intermediary subject to the terms of the Indenture, dated as of April 2, 2007, by and among the Issuer, CBRE Realty Finance CDO 2007-1, LLC, as Co-Issuer, CBRE Realty Finance, Inc., as Advancing Agent, and LaSalle Bank National Association, as Trustee, Paying Agent, Calculation Agent, Transfer Agent, Custodial Securities Intermediary, Backup Advancing Agent and Notes Registrar. Capitalized terms used but not defined in this Receipt have the meanings assigned to them in the Indenture.

The Custodial Securities Intermediary makes no representations as to, and shall not be responsible to verify, (i) the validity, legality, enforceability, due authorization, recordability, sufficiency, or genuineness of any of the documents in its custody relating to a Collateral Interest, or (ii) the collectability, insurability, effectiveness or suitability of any such in its custody relating to a Collateral Interest.

LASALLE BANK NATIONAL ASSOCIATION, solely in its capacity
as Trustee and Custodial Security Intermediary

By:
Name:
Title

EXHIBIT E

FORM OF REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

To:	LaSalle Bank National Association, as Trustee

181 West Madison Street, 32nd Floor

Chicago, Illinois 60602

Attention:	CDO Trust Servicers Group –
CBRE Realty Finance CDO 2007-1

In connection with the administration of the Collateral Interests held by you as the Custodial Securities Intermediary on behalf of the Issuer, we request the release, to the Collateral Manager of [specify document] for the Collateral Interest described below, for the reason indicated.

Borrower’s Name, Address & Zip Code:	Ship Files To:
Name:

Address:

Telephone Number:

Collateral Interest Description:

Current Outstanding Principal Balance:

Reason for Requesting Documents (check one):

___1.	Purchased Asset Paid in Full. (The Collateral Manager hereby certifies that all amounts received in connection therewith that are required to be remitted by the borrower or other obligors thereunder have been paid in full and that any amounts in respect thereof required to be remitted to the Trustee pursuant to the Indenture have been so remitted.

___2.	Purchased Asset Liquidated By [•]. (The Collateral Manager hereby certifies that all proceeds of insurance, condemnation or other liquidation have been finally received and that any amounts in respect thereof required to be remitted to the Trustee pursuant to the Indenture have been so remitted.)

___3.	Other (explain) ____________________________.

If box 1 or 2 above is checked, and if all or part of the Underlying Instruments was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Collateral Interest.

If box 3 above is checked, upon our return of all of the above documents to you as the Custodial Securities Intermediary, please acknowledge your receipt by signing in the space indicated below and returning this form.

If box 3 above is checked, it is hereby acknowledged that a security interest pursuant to the Uniform Commercial Code in the Collateral Interests described above and in the proceeds of said Collateral Interests has been granted to the Trustee pursuant to the Indenture.

E-1

If box 3 above is checked, in consideration of the aforesaid delivery by the Custodial Securities Intermediary, the Collateral Manager hereby agrees to hold said Collateral Interests in trust for the Trustee, as provided under and in accordance with all provisions of the Indenture and the Collateral Management Agreement, and to return said Collateral Interests to the Custodial Securities Intermediary no later than the close of business on the twentieth (20th) Business Day following the date hereof or, if such day is not a Business Day, on the immediately preceding Business Day.

The Collateral Manager hereby acknowledges that it shall hold the above-described Collateral Interests and any related Underlying Instruments in trust for, and as the bailee of, the Trustee, and shall return said Collateral Interests and any related documents only to the Custodial Securities Intermediary.

Capitalized terms used but not defined in this Request have the meanings assigned to them in the Indenture, dated April 2, 2007, among CBRE Realty Finance CDO 2007-1, Ltd., CBRE Realty Finance CDO 2007-1, LLC, CBRE Realty Finance, Inc., as advancing agent, and LaSalle Bank National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar

[•]

By:
Name:
Title:

Acknowledgment of documents returned:

[•]

By:
Name:
Title:

Date:

E-2

EXHIBIT F

FORM OF INFORMATION REQUEST FROM BENEFICIAL OWNERS OF NOTES

[•], 20[•]

LaSalle Bank National Association, as Trustee

181 West Madison Street, 32nd Floor

Chicago, Illinois 60602

Attention:	CDO Trust Servicers Group –
CBRE Realty Finance CDO 2007-1

Re:	CBRE Realty Finance CDO 2007-1

Pursuant to the Indenture, dated April 2, 2007 (the “Indenture”), among CBRE Realty Finance CDO 2007-1, Ltd. (the “Issuer”), CBRE Realty Finance CDO 2007-1, LLC (the “Co-Issuer”), CBRE Realty Finance, Inc., as advancing agent, and LaSalle Bank National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar the undersigned hereby certifies and agrees as follows:

1. The undersigned is a beneficial owner of $[•] aggregate principal balance of the Class [•] Notes.

2. The undersigned is requesting access to the information (the “Information”) on the Trustee’s internet website pursuant to Section 10.13(c) and (g) of the Indenture.

3. In consideration of the Trustee’s disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in evaluating the Information), and such Information will not, without the prior written consent of the Trustee, be disclosed by the undersigned or by its officers, directors, partners employees, agents or representatives in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that is contemplating the purchase of any Note, but only if such person or entity confirms in writing such prospective ownership interest and agrees to keep it confidential; and provided that the undersigned may provide all or any part of the Information to its auditors, legal counsel and regulators.

4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Note pursuant to Section 5 of the Securities Act or under any other applicable law.

5. Capitalized terms not defined herein shall have the same meaning ascribed to them in the Indenture.

F-1

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[BENEFICIAL OWNER]

By:
Name:
Title:
Telephone No:

F-2

EXHIBIT G

FORM OF BENEFICIAL OWNERSHIP CERTIFICATE

LaSalle Bank National Association, as Trustee

181 West Madison Street, 32nd Floor

Chicago, Illinois 60602

Attention:	CDO Trust Servicers Group –
CBRE Realty Finance CDO 2007-1

Ladies and Gentlemen:

Reference is made to the Indenture, dated April 2, 2007 (the “Indenture”), among CBRE Realty Finance CDO 2007-1, Ltd. (the “Issuer”), CBRE Realty Finance CDO 2007-1, LLC (the “Issuer”) (the “Co-Issuer”), CBRE Realty Finance, Inc., as advancing agent, and LaSalle Bank National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar. All capitalized terms used in this Beneficial Ownership Certificate that are not defined herein are used as defined in the Indenture.

The undersigned hereby certifies that it is the beneficial owner of $[•] in aggregate principal amount of the Class [•] Notes due 2052 of the Issuer [and the Co-Issuer], and hereby requests the Trustee to provide to it at the following address the notices as contemplated by Section 14.4 of the Indenture until such time as the undersigned ceases to be a beneficial owner:

Name:
Address:

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed this [•] day of [•], 20[•].

[NAME OF BENEFICIAL OWNER]

By:
Authorized Signatory
Title:

G-1

APPENDIX I

Moody’s Test Matrix

Scenario	Matrix 1: No cash infusion					Matrix 2: With $25,000,000 cash infusion
Description	1	2	3	4	5	1	2	3	4	5
WAS	1.75%	2.00%	2.25%	2.55%	2.85%	1.75%	2.00%	2.25%	2.55%	2.85%
WARF	3725	3775	3875	3950	4000	3900	3975	4050	4100	4150
Herfindahl	37.25	36.75	36.25	36.75	37.25	37.25	36.75	36.25	36.75	37.25
WA Recovery	35.2%	35.2%	35.2%	33.95%	32.7%	35.2%	35.2%	35.2%	33.95%	32.7%

Fitch Test Matrix

Scenario	Matrix 1: No cash infusion					Matrix 2: With $25,000,000 cash infusion
Description	1	2	3	4	5	1	2	3	4	5
WAS	1.75%	2.00%	2.25%	2.55%	2.85%	1.75%	2.00%	2.25%	2.55%	2.85%
Poolwide Expected Loss	29.875%	30.875%	31.875%	32.875%	33.875%	30.875%	31.875%	32.875%	33.875%	34.875%

S&P Test Matrix

Scenario	Matrix 1: No cash infusion					Matrix 2: With $25,000,000 cash infusion
Description	1	2	3	4	5	1	2	3	4	5
WAS	1.75%	2.00%	2.25%	2.55%	2.85%	1.75%	2.00%	2.25%	2.55%	2.85%
A1 – Break Even Default Rate	71.45%	71.19%	71.93%	71.82%	71.71%	74.30%	73.97%	74.67%	74.48%	74.30%
A2 -Break Even Default Rate	61.70%	61.92%	62.93%	63.29%	63.59%	64.22%	64.36%	65.33%	65.62%	65.89%
B - Break Even Default Rate	53.93%	54.40%	55.57%	56.18%	56.68%	56.43%	56.74%	57.81%	58.13%	58.43%
C - Break Even Default Rate	47.16%	47.67%	48.84%	49.50%	50.11%	49.76%	50.17%	51.26%	51.78%	52.27%
D - Break Even Default Rate	43.57%	44.31%	45.63%	46.52%	47.24%	46.29%	46.72%	47.98%	48.84%	49.49%
E - Break Even Default Rate	40.95%	41.58%	42.88%	43.86%	44.78%	43.71%	44.33%	45.45%	46.10%	46.98%
F - Break Even Default Rate	38.09%	38.91%	40.34%	41.31%	42.33%	41.10%	41.79%	43.04%	43.88%	44.73%
G - Break Even Default Rate	35.42%	36.33%	37.72%	38.77%	39.81%	38.50%	39.29%	40.59%	41.50%	42.35%
H - Break Even Default Rate	30.97%	32.12%	33.57%	34.76%	35.88%	33.88%	34.74%	36.06%	37.51%	38.60%
J - Break Even Default Rate	28.25%	29.50%	31.39%	32.89%	34.17%	31.69%	32.72%	34.18%	35.37%	36.71%
K - Break Even Default Rate	24.90%	26.21%	27.76%	29.25%	30.94%	28.13%	29.19%	30.96%	32.34%	33.48%
L - Break Even Default Rate	22.36%	24.11%	25.66%	27.11%	28.54%	25.92%	27.17%	28.63%	30.18%	31.19%
AAA WA Recovery	43.41%	42.41%	42.41%	41.41%	40.41%	43.41%	42.41%	42.41%	41.41%	40.41%
AA WA Recovery	44.54%	43.54%	43.54%	42.54%	41.54%	44.54%	43.54%	43.54%	42.54%	41.54%
A WA Recovery	45.66%	44.66%	44.66%	43.66%	42.66%	45.66%	44.66%	44.66%	43.66%	42.66%
BBB WA Recovery	46.57%	45.57%	45.57%	45.57%	43.57%	46.57%	45.57%	45.57%	44.57%	43.57%
BB WA Recovery	47.69%	46.69%	46.69%	45.69%	44.69%	47.69%	46.69%	46.69%	45.69%	44.69%